As filed with the U.S. Securities and Exchange Commission on November 25, 2015

Registration No. 333-207446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HW GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	32-0474704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Old Connecticut Path, Building A

Framingham, MA 01701

(508) 739-0950

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

(866) 403-5272

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Johan V. Brigham, Esq. Julie Scallen, Esq. Steven B. Stokdyk, Esq. Latham & Watkins LLP John Hancock Tower, 27th Floor 200 Clarendon Street Boston, MA 02116 (617) 948-6000	Lawrence Knopf, Esq. Senior Vice President, General Counsel and Secretary HeartWare International, Inc. 500 Old Connecticut Path, Building A Framingham, MA 01701 (508) 739-0950

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non–accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2015

PRELIMINARY COPY

To the Stockholders of HeartWare International, Inc.:

As previously announced, on September 1, 2015, HeartWare International, Inc. (“HeartWare”) entered into a Business Combination Agreement with Valtech Cardio, Ltd. (“Valtech”). After consummation of the transactions contemplated by the Business Combination Agreement, a new Delaware holding company initially named HW Global, Inc. (“Holdco”) will become the parent of and hold both HeartWare and Valtech. Prior to the consummation of the transactions, Holdco will be renamed “HeartWare International, Inc.” and HeartWare will be renamed “HeartWare Global, Inc.” In connection with the transactions, Valor Merger Sub Ltd. (“ISR Merger Sub”), a newly formed wholly owned subsidiary of Holdco, will merge with and into Valtech (the “ISR Merger”), after which the separate corporate existence of ISR Merger Sub will cease and Valtech will continue as the surviving corporation. Pursuant to the terms of the Business Combination Agreement, each shareholder, warrant holder and option holder of Valtech and any minority shareholder of Mitraltech Ltd. (“Mitraltech”), a company organized under the laws of the State of Israel and a subsidiary of Valtech, will receive, as set forth in a Valtech notice delivered to its shareholders prior to closing regarding its special meeting, a pro rata portion of: (a) 4,400,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock and less adjustments, including with respect to certain Valtech indebtedness and transaction expenses; (b) an additional 800,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock, because Valtech successfully obtained CE Mark approval for Valtech’s Cardioband product; (c) the right to receive escrowed shares of Holdco common stock, if any are ultimately distributed; (d) the right to receive 700,000 shares of Holdco common stock contingent upon a first-in-man implant of Valtech’s Cardioband Tricuspid Product or Valtech’s Cardiovalve Product; (e) warrants to purchase 850,000 shares of Holdco common stock at an exercise price of $83.73 per share which become exercisable upon achieving $75 million in net sales (trailing 12 months) of Valtech products; and (f) the right to receive a payment of $375 million (payable in cash or Holdco common stock, at the discretion of Holdco) upon achieving $450 million in net sales (trailing 12 months) of Valtech products.

Also in connection with the transactions, HW Merger Sub, Inc. (“U.S. Merger Sub”), a newly formed, wholly owned subsidiary of Holdco, will merge with and into HeartWare (the “U.S. Merger”), after which the separate corporate existence of U.S. Merger Sub will cease and HeartWare will continue as the surviving corporation. Each share of HeartWare common stock issued and outstanding immediately prior to the effective time of the merger of HeartWare and U.S. Merger Sub will be converted into and thereafter represent the right to receive one newly and validly issued, fully paid-up share of Holdco common stock. At closing, HeartWare stockholders are expected to own approximately 77% of the outstanding shares of Holdco common stock and Valtech security holders, together with minority shareholders of Mitraltech, are expected to own approximately 23% of the outstanding shares of Holdco common stock. The U.S. Merger, taken together with the ISR Merger, is intended to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or, taken alone, is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the U.S. Merger so qualifies, HeartWare stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of HeartWare common stock for shares of Holdco common stock in the U.S. Merger. The shares of Holdco common stock are expected to be listed on The NASDAQ Global Market under the symbol “HTWR.” Based on the number of shares of HeartWare common stock outstanding as of October 15, 2015 and the consideration payable in respect of the ISR Merger, the total number of shares of Holdco common stock that is expected to be issued at closing in connection with the transactions is approximately 23.1 million.

We urge all HeartWare stockholders to read the accompanying proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying proxy statement/prospectus, carefully and in its entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 19 of the accompanying proxy statement/prospectus.

HeartWare is holding a special meeting of its stockholders to seek the adoption of the Business Combination Agreement and the approval of the transactions contemplated thereby (the “Transactions”). Each HeartWare stockholder’s proxy is being solicited by the board of directors of HeartWare (the “HeartWare Board”). After careful consideration, the HeartWare Board has unanimously approved the Business Combination Agreement and determined that the terms of the Transactions will further the strategies and goals of HeartWare.

The HeartWare Board recommends unanimously that HeartWare stockholders vote “FOR” the proposal to adopt the Business Combination Agreement and approve the Transactions. In order for HeartWare to move forward with its acquisition of Valtech, a majority of HeartWare’s outstanding common stock must vote in favor of the Business Combination Agreement and the Transactions (not just a majority of HeartWare common stock present at the special meeting in person or by proxy). Therefore, because a non-vote is effectively equivalent to a vote “AGAINST” the proposal, we strongly encourage you to participate in this process and vote your shares. Your vote is very important. Please vote as soon as possible whether or not you plan to attend the HeartWare special meeting by following the instructions in the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Valtech (the “Valtech Board”) has unanimously approved the Business Combination Agreement and determined that the Business Combination Agreement and the Transactions are fair and reasonable and in the best interests of Valtech and its shareholders. Valtech is not soliciting proxies under the accompanying proxy statement/prospectus, and the Valtech Board is separately recommending, and seeking, adoption of the Business Combination Agreement and approval of the ISR Merger and certain other proposals by Valtech’s shareholders pursuant to the requirements of Israeli law.

On behalf of the HeartWare Board, thank you for your consideration and continued support.

Very truly yours,

Douglas Godshall President and Chief Executive Officer HeartWare International, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated                     , and is first being mailed to stockholders of HeartWare on or about                     .

HeartWare International, Inc.

500 Old Connecticut Path, Building A

Framingham, MA 01701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:	, local time

Date:

Place:	200 Clarendon Street, 27th Floor, Boston, MA 02116

Purpose:	To adopt the Business Combination Agreement, dated September 1, 2015, by and among HeartWare International, Inc. (“HeartWare”), Valtech Cardio, Ltd. (“Valtech”), HW Global, Inc. (“Holdco”), HW Merger Sub, Inc. (“U.S. Merger Sub”), Valor Merger Sub Ltd. (“ISR Merger Sub”) and Valor Shareholder Representative, LLC, and approve the transactions contemplated thereby, including, without limitation, (a) the merger of U.S. Merger Sub with and into HeartWare, with HeartWare surviving the merger as a wholly owned subsidiary of Holdco, (b) the merger of ISR Merger Sub with and into Valtech, with Valtech surviving the merger as a subsidiary of Holdco and (c) the other transactions contemplated thereby (collectively, the “Transactions Proposal”).

Record Date:	The record date for the HeartWare special meeting has been fixed by the HeartWare Board as the close of business on . HeartWare stockholders of record at that time are entitled to vote at the HeartWare special meeting.

The enclosed proxy statement/prospectus describes the purpose and business of the special meeting, contains a detailed description of the Business Combination Agreement and the related transactions and includes a copy of the Business Combination Agreement as Annex A. We urge all HeartWare stockholders to read the accompanying proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 19 of the accompanying proxy statement/prospectus.

The HeartWare Board recommends unanimously that HeartWare stockholders vote “FOR” the Transactions Proposal.

By Order of the Board of Directors,

Douglas Godshall President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

You may vote your shares by using a toll-free telephone number or electronically over the Internet as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote does not limit your right to vote in person at the special meeting.

Please note that if you (i) vote “ABSTAIN” by proxy or in person at the special meeting, (ii) attend the special meeting in person and fail to vote, (iii) fail to submit a proxy and do not attend the special meeting in person or (iv) do not provide your broker, bank or other nominee with voting instructions (if applicable), it will have the same effect as a vote “AGAINST” the Transactions Proposal.

i

The Transactions	40
Background of the Transactions	40
Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions	49
Recommendation of the Valtech Board and Valtech’s Reasons for the Transactions	52
Opinion of Canaccord Genuity Inc.	53
Certain Financial Forecasts	63
Interests of Certain Persons in the Transactions	66
Board of Directors and Management after the Transactions	67
Compensation of Holdco’s Executive Officers	67
Compensation of Holdco’s Directors	68
Regulatory Approvals Required	68
Letter of Transmittal	69
ACCOUNTING TREATMENT OF THE TRANSACTIONS	70
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	71
Material U.S. Federal Income Tax Consequences of the U.S. Merger to U.S. Holders of HeartWare Common Stock	72
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of Holdco Common Stock Received in the U.S. Merger and the ISR Merger	73
LISTING OF SHARES OF HOLDCO COMMON STOCK ON STOCK EXCHANGE	76
DELISTING AND DEREGISTRATION OF HEARTWARE COMMON STOCK	76
INFORMATION ABOUT THE COMPANIES	77
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	79
THE BUSINESS COMBINATION AGREEMENT	88
Explanatory Note Regarding the Business Combination Agreement	88
The ISR Merger	88
The U.S. Merger; Conversion of HeartWare Securities; Exchange of HeartWare Certificates	92
Conversion of Valtech Securities; Exchange of Valtech Certificates; Payments	95
Closing Deliverables	97
Shareholder Representative	99
Representations and Warranties	99
Conduct of Business Pending the Transactions and Related Covenants	105
Additional Agreements	109
Conditions to the Consummation of the Transactions	120
Termination	121
Indemnification and Set-Off Rights	123
General Provisions	127
WARRANTS	129
SHAREHOLDER SUPPORT AGREEMENTS	130
STOCKHOLDERS VOTING AGREEMENTS	131
LETTER OF TRANSMITTAL FOR VALTECH AND MITRALTECH SHAREHOLDERS	132
COMPARATIVE PER SHARE DATA	133
COMMON STOCK OWNERSHIP OF HOLDCO	135
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HEARTWARE	135
BENEFICIAL OWNERSHIP OF VALTECH SHARES	137
DESCRIPTION OF HOLDCO COMMON STOCK	143
Voting Rights	143
Transfer Agent and Registrar	143
Dividend Rights	143
Liquidation Rights	143
Stockholder Meetings	143

ii

iii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed transactions and the special meeting. These questions and answers only highlight some of the information contained in this proxy statement/prospectus. They may not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference, to understand fully the proposed transactions and the voting procedures for the special meeting. See “Where You Can Find More Information” beginning on page 171. Unless otherwise specified, all references in this proxy statement/prospectus to “HeartWare” refer to HeartWare International, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Valtech” refer to Valtech Cardio, Ltd., a private company incorporated under the laws of the State of Israel; all references in this proxy statement/prospectus to “Holdco” refer to HW Global, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “U.S. Merger Sub” refer to HW Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Holdco; all references in this proxy statement/prospectus to “ISR Merger Sub” refer to Valor Merger Sub Ltd., a private company incorporated under the laws of the State of Israel and a direct wholly owned subsidiary of Holdco; all references in this proxy statement/prospectus to the “Shareholder Representative” refer to Valor Shareholder Representative, LLC, a Delaware limited liability company; unless otherwise indicated or the context requires, all references in this proxy statement/prospectus to “we” refer to HeartWare; all references to the “Business Combination Agreement” refer to the Business Combination Agreement, dated September 1, 2015, by and among HeartWare, Valtech, Holdco, U.S. Merger Sub, ISR Merger Sub and the Shareholder Representative, a copy of which is included as Annex A to this proxy statement/prospectus; all references to the “U.S. Merger” refer to the merger of U.S. Merger Sub with and into HeartWare, with HeartWare surviving the merger as a wholly owned subsidiary of Holdco; all references to “ISR Merger” refer to the merger of ISR Merger Sub with and into Valtech, with Valtech surviving the merger as a subsidiary of Holdco; the “Transactions” refer in the aggregate to the U.S. Merger, the ISR Merger, the issuance of the Valtech Merger Consideration (as defined below), the exchange of HeartWare common stock for Holdco common stock and the other transactions contemplated by the Business Combination Agreement; the “ISR Effective Time” refers to the effective time of the ISR Merger; the “Effective Time” refers to the effective time of the U.S. Merger; the ISR Effective Time and the Effective Time will both be the date of the closing of the Transactions (the “Closing”), or at such other time as HeartWare and Valtech will agree; “Closing Date” refers to the date on which the Closing is actually held; the “HeartWare Board” refers to the board of directors of HeartWare; and the “Valtech Board” refers to the board of directors of Valtech. Unless otherwise indicated, all references to “dollars” or “$” in this proxy statement/prospectus are references to U.S. dollars.

Q:	Why am I receiving this proxy statement/prospectus?

A:	HeartWare, Valtech, U.S. Merger Sub, ISR Merger Sub and Holdco have entered into the Business Combination Agreement, pursuant to which U.S. Merger Sub will merge with and into HeartWare, with HeartWare surviving, and ISR Merger Sub will merge with and into Valtech, with Valtech surviving. After the Transactions, HeartWare and Valtech will both be subsidiaries of Holdco. Please see “Summary – The Transactions – Structure of the Transactions” on page 9 for a visual depiction.

HeartWare is holding a special meeting of stockholders in order to obtain the stockholder approval necessary to adopt the Business Combination Agreement and approve, among other things, the Transactions, as described in this proxy statement/prospectus.

Valtech will be holding a special meeting of shareholders in order to obtain the shareholder approval necessary to adopt the Business Combination Agreement and approve, among other things, the merger of ISR Merger Sub into Valtech. Valtech is not soliciting proxies under this proxy statement/prospectus. The Valtech Board is separately recommending, and seeking, adoption of the Business Combination Agreement and approval of the ISR Merger and certain other proposals by Valtech’s shareholders pursuant to the requirements of Israeli law. As of September 1, 2015, approximately 80.7% of Valtech shareholders, including certain officers and directors of Valtech, in their capacities as holders of shares or other equity interests of Valtech, have entered into support agreements with Holdco and the Shareholder Representative requiring them to vote in favor of the Business Combination Agreement and the Transactions (the “Shareholder Support Agreements”).

We will be unable to complete the Transactions unless (i) a majority of HeartWare’s outstanding common stock (not just the common stock present in person or by proxy at the special meeting) votes in favor of the adopting Business Combination Agreement and approving the Transactions at the HeartWare special meeting; and (ii) Valtech shareholders adopt the Business Combination Agreement and approve the ISR Merger at the Valtech special meeting.

We have included in this proxy statement/prospectus important information about the Business Combination Agreement (a copy of which is attached as Annex A), the Transactions, the Holdco Certificate of Incorporation and Bylaws (forms of which are attached as Annex B), the opinion of HeartWare’s financial advisor (a copy of which is attached as Annex C) and other materials related to the Transactions. You should read this information carefully in its entirety. The enclosed HeartWare voting materials allow you to vote your shares of HeartWare common stock without attending the HeartWare special meeting by granting a proxy or voting your shares of HeartWare common stock by mail or telephone or over the Internet. For HeartWare stockholders, a non-vote is effectively equivalent to a vote “AGAINST” the Transactions Proposal (as described below).

Q:	When and where will the HeartWare special meeting be held?

A:	The HeartWare special meeting will be held at , on , at 200 Clarendon Street, 27th Floor, Boston, MA 02116.

Q:	What will HeartWare stockholders and Valtech shareholders receive as consideration in the Transactions?

A:	HeartWare: Each share of HeartWare common stock issued and outstanding immediately prior to the Effective Time will be converted into and thereafter represent the right to receive one newly and validly issued, fully paid-up share of Holdco common stock (the “U.S. Merger Consideration”).

Valtech: Each shareholder, warrant holder and option holder of Valtech and any minority shareholder of Mitraltech Ltd. (“Mitraltech”), a company organized under the laws of the State of Israel and a subsidiary of Valtech (collectively, the “Recipient Parties”) will receive, as set forth in a Valtech notice delivered to its shareholders prior to Closing regarding its special meeting, a pro rata portion of: (a) 4,400,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock and less adjustments, including with respect to certain Valtech indebtedness and transaction expenses; (b) an additional 800,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock, because Valtech successfully obtained CE Mark approval for Valtech’s Cardioband product; (c) the right to receive escrowed shares of Holdco common stock, if any are ultimately distributed; (d) the right to receive 700,000 shares of Holdco common stock contingent upon a first-in-man implant of Valtech’s Cardioband Tricuspid Product or Valtech’s Cardiovalve Product; (e) warrants to purchase 850,000 shares of Holdco common stock at an exercise price of $83.73 per share which become exercisable upon achieving $75 million in net sales (trailing 12 months) of Valtech products; and (f) the right to receive a payment of $375 million (payable in cash or Holdco common stock, at the discretion of Holdco) upon achieving $450 million in net sales (trailing 12 months) of Valtech products (collectively, the “Valtech Merger Consideration”). Please see “The Business Combination Agreement – The ISR Merger.”

Q:	What is the structure of the Transactions and why have they been structured this way?

A:

In the Transactions, U.S. Merger Sub will merge with and into HeartWare, with HeartWare surviving, and ISR Merger Sub will merge with and into Valtech, with Valtech surviving. As a result of the ISR Merger and the U.S. Merger, each of HeartWare and Valtech will become subsidiaries of Holdco. The structure of the Transactions, including the formation of Holdco and the use of multiple mergers involving subsidiaries of Holdco, is for the purpose of facilitating the desired business combination of HeartWare and Valtech while achieving the desired tax treatment for HeartWare and Valtech shareholders and allowing Holdco the discretion to pay the Net Sales Contingent Payment (as defined below, and if paid) in cash or Holdco common stock. Holdco will incur additional expenses to implement and administer the new structure and maintain additional legal entities. However, these additional expenses are not expected to be significant.

Q:	What are the U.S. federal income tax consequences of the U.S. Merger to holders of HeartWare common stock?

A:	The U.S. Merger, taken together with the ISR Merger, is intended to qualify as a transaction described in Section 351 of the Internal Revenue Code (the “Code”) and/or, taken alone, is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and Closing is conditioned on the receipt by HeartWare of an opinion of counsel to the effect that the U.S. Merger so qualifies. Assuming the U.S. Merger so qualifies, a U.S. Holder (as defined below) that receives Holdco common stock pursuant to the U.S. Merger will not recognize any gain or loss with respect to the receipt of such Holdco common stock. You should review “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences of the U.S. Merger to U.S. Holders of HeartWare Common Stock” for a discussion of the material U.S. federal income tax consequences of the U.S. Merger to U.S. Holders of HeartWare common stock. We also urge you to consult your own tax advisor for a full understanding of the tax consequences of the Transactions to you.

Q:	Who is entitled to vote at the HeartWare special meeting?

A:	The HeartWare Board has fixed as the HeartWare record date. If you were a HeartWare stockholder of record as of the close of business on the HeartWare record date, you are entitled to receive notice of and to vote at the HeartWare special meeting and any adjournments thereof.

Q:	What if I sell my HeartWare common stock before the HeartWare special meeting?

The HeartWare record date is earlier than both the date of the HeartWare special meeting and Closing. If you transfer your shares after the HeartWare record date but before the HeartWare special meeting, you will retain your right to vote at the HeartWare special meeting, but will have transferred the right to receive shares of Holdco common stock pursuant to the Transactions. In order to receive the shares of Holdco common stock, you must hold your shares through the Effective Time.

Q:	How do I vote?

A:	If you are a HeartWare stockholder of record, you may vote your common stock at the HeartWare special meeting in one of the following ways:

•	by mailing your completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone or over the Internet as instructed on the enclosed proxy card; or

•	by attending the HeartWare special meeting and voting in person.

If you hold your common stock through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote your common stock.

Q:	If my HeartWare shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	No. Your bank, broker or other nominee will not vote your shares if you do not provide your bank, broker or other nominee with a signed voting instruction form with respect to your shares. Therefore, you should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides.

Brokers do not have discretionary authority to vote on the Transactions Proposal.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at a special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Broker non-votes will be considered present for the special meeting and will count towards a quorum for the meeting. However, because HeartWare requires a majority of its outstanding common stock to vote in favor of the Transactions to complete its acquisition of Valtech, a vote not present in person or represented by proxy at the special meeting is effectively a vote “AGAINST” such proposal.

Please see “The Special Meeting of HeartWare’s Stockholders – Voting Shares Held in Street Name” beginning on page 37.

Q:	How many votes do I have at the HeartWare special meeting?

A:	You are entitled to one vote for each share of HeartWare common stock that you owned as of the close of business on the HeartWare record date. As of the close of business on the HeartWare record date, shares of HeartWare common stock were outstanding and entitled to vote at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the Transactions are completed, you will receive written instructions for exchanging your stock certificates for shares of Holdco common stock and other consideration, if applicable. Most shares of HeartWare common stock are held in book entry form. Shares of HeartWare common stock in book entry form will be automatically converted into shares of Holdco common stock.

Q:	What proposal is being voted on at the HeartWare special meeting and what stockholder vote is required to approve the proposal?

A:	Proposal to adopt the Business Combination Agreement and approve the Transactions (the “Transactions Proposal”): The affirmative vote of a majority of the HeartWare common stock outstanding and entitled to vote on the record date, in person or by proxy, at the special meeting, is required for the approval of the Transactions Proposal.

If you vote “ABSTAIN” by proxy or in person at the special meeting, or if you attend the special meeting in person without submitting a proxy and fail to vote on the Transactions Proposal, it will have the same effect as a vote “AGAINST” the Transactions Proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker, bank or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the Transactions Proposal.

As of the HeartWare record date, directors and executive officers of HeartWare and their affiliates owned and were entitled to vote              shares of HeartWare common stock, representing approximately     % of HeartWare common stock outstanding on that date. It is expected that HeartWare’s directors and executive officers will vote “FOR” the Transactions Proposal at the HeartWare special meeting.

Q:	Can the meeting be adjourned?

A:	Yes, in accordance with the HeartWare Bylaws, the special meeting may be adjourned by the chairman of the special meeting. We do not intend to rely upon the discretionary authority of the proxy to adjourn the special meeting and will not seek any vote of stockholders to adjourn the special meeting. We may adjourn the special meeting to gather sufficient shares to constitute a quorum, provide additional information or solicit additional votes for the Transactions Proposal.

Q:	What constitutes a quorum for the HeartWare special meeting?

A:	The stockholders present in person or by proxy of stockholders holding a majority of the common stock outstanding and entitled to vote will constitute a quorum for the HeartWare special meeting. HeartWare’s inspector of election intends to treat as “present” for these purposes stockholders who have submitted properly executed or transmitted proxies that are marked “abstain.”

Q:	What are the recommendations of the HeartWare Board regarding the proposal being put to a vote at the special meeting?

A:	The HeartWare Board has unanimously approved the Business Combination Agreement and the Transactions, and has determined that the terms of the Transactions will further the strategies and goals of HeartWare.

The HeartWare Board unanimously recommends that HeartWare stockholders vote “FOR” the Transactions Proposal.

See “The Transactions – Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions” beginning on page 49.

Q:	Are HeartWare stockholders or Valtech shareholders entitled to appraisal rights?

A:	No. Neither HeartWare stockholders nor Valtech shareholders are entitled to appraisal rights for their shares under Delaware law or Israeli law, as applicable, in connection with the U.S. Merger or the ISR Merger, as applicable.

Q:	When are the Transactions expected to be completed?

A:	As of the date of this proxy statement/prospectus, the Transactions are expected to be completed in the first quarter of 2016. However, no assurance can be provided as to when or if the Transactions will be completed. The required vote of HeartWare stockholders and Valtech shareholders to approve the required shareholder proposals at their respective special meetings, as well as the necessary regulatory consents and approvals, must first be obtained and other conditions specified in the Business Combination Agreement must be satisfied or, to the extent applicable, waived.

Q:	What do I need to do now?

A:	If you are entitled to vote at the HeartWare special meeting, you can vote in person by completing a ballot at the special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend the HeartWare special meeting, we encourage you to vote by proxy before the HeartWare special meeting. After carefully reading and considering the information contained in this proxy statement/prospectus, including the Annexes and the documents incorporated by reference, please submit your proxy by telephone or Internet in accordance with the instructions set forth on the enclosed HeartWare proxy card, or mark, sign and date the HeartWare proxy card, and return it in the enclosed prepaid envelope as soon as possible so that your shares of common stock may be voted at the HeartWare special meeting. Your proxy card or your telephone or Internet directions will instruct the persons identified as your proxy to vote your shares of common stock at the HeartWare special meeting as directed by you.

If you are a stockholder of record of HeartWare and you sign and send in your proxy card but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal.

If you hold your shares of HeartWare common stock through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares of HeartWare common stock.

Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:	Yes, you may change your vote at any time before your proxy is voted at the HeartWare special meeting.

You can do this in one of four ways:

1.	timely deliver a valid later-dated proxy by mail;

2.	before the HeartWare special meeting, provide written notice that you have revoked your proxy to the Secretary of HeartWare, so that it is received prior to 2:00 a.m., Eastern Time on the date of the special meeting at the following address:

HeartWare International, Inc.

500 Old Connecticut Path, Building A

Framingham, Massachusetts 01701

Attention: Corporate Secretary

3.	submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

4.	attend the HeartWare special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the meeting to change your vote.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee to change your vote or revoke your proxy.

Q:	Will Holdco and HeartWare be renamed?

A:	Immediately prior to Effective Time, Holdco will be renamed “HeartWare International, Inc.” and HeartWare will be renamed “HeartWare Global, Inc.”

Q:	Will the shares of Holdco common stock I receive be listed on an exchange?

A:	We expect your shares of Holdco common stock received will be listed on The NASDAQ Global Market under the ticker symbol “HTWR” as of Closing.

Q:	Who can help answer my questions?

A:	If you are a HeartWare stockholder and have questions about the Transactions, or if you need assistance in submitting your proxy or voting your shares of common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact , the proxy solicitation agent for HeartWare, by mail at .

If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information.

Q:	Where can I find more information about HeartWare and Valtech?

A:	You can find more information about HeartWare and Valtech from various sources described under “Where You Can Find More Information” beginning on page 171.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, you should read carefully this entire proxy statement/prospectus, including the Annexes and the documents referred to or incorporated by reference in this proxy statement/prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also “Where You Can Find More Information” beginning on page 171 of this proxy statement/prospectus.

Information about the Companies (Page 77)

HeartWare

HeartWare is a Delaware corporation currently listed on The NASDAQ Global Market (ticker symbol “HTWR”). HeartWare is a medical device company that develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. At the Effective Time, HeartWare will become a direct wholly owned subsidiary of Holdco. HeartWare’s principal executive offices are located at 500 Old Connecticut Path, Building A, Framingham, MA 01701 and its telephone number is (508) 739-0950. HeartWare will be renamed “HeartWare Global, Inc.” prior to the Effective Time.

Holdco

Holdco is a Delaware corporation formed on August 26, 2015 for the purpose of holding HeartWare and Valtech as subsidiaries following the Effective Time. To date, Holdco has not conducted any activities other than those incidental to its formation, the execution of the Business Combination Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions.

At and as of the Effective Time, it is expected that Holdco will be a publicly traded company listed on The NASDAQ Global Market under the ticker symbol “HTWR.” Prior to the Effective Time, Holdco will be renamed “HeartWare International, Inc.” Following the consummation of the Transactions, both HeartWare and Valtech will be subsidiaries of Holdco. Immediately following Closing, based on the number of HeartWare and Valtech shares outstanding as of the record date, the former stockholders of HeartWare are expected to own approximately 77% of the outstanding shares of Holdco common stock and the former Valtech security holders, together with minority shareholders of Mitraltech, are expected to own approximately 23% of the outstanding shares of Holdco common stock.

Holdco’s principal executive offices are located at 500 Old Connecticut Path, Building A, Framingham, MA 01701, and its telephone number is (508) 739-0950.

U.S. Merger Sub

U.S. Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Holdco, formed on August 26, 2015. At the Effective Time, U.S. Merger Sub will be merged with and into HeartWare in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of U.S. Merger Sub will cease and HeartWare will continue as the surviving corporation. To date, U.S. Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Business Combination Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions. U.S. Merger Sub’s principal executive offices are located at 500 Old Connecticut Path, Building A, Framingham, Massachusetts, 01701 and its telephone number is (508) 739-0950.

Valtech

Valtech is a private company incorporated under the laws of the State of Israel (registered number 51-385005-7). Valtech is a medical device company that develops devices for the treatment of mitral and tricuspid valve regurgitation. At the ISR Effective Time, Valtech will become a subsidiary of Holdco. Valtech’s principal executive offices are located at 3 Ariel Sharon Avenue, Or Yehuda 60376, Israel, and its telephone number is +972-3-533-5959.

Mitraltech

Mitraltech is a private company, incorporated under the laws of the State of Israel (registered number 51-438106-0). Mitraltech is a majority owned subsidiary of Valtech that develops replacement devices for the treatment of mitral valve regurgitation. Three founders of Mitraltech each own 4% of Mitraltech and will receive a portion of the aggregate merger consideration in exchange for their interests in Mitraltech. Mitraltech’s principal executive offices are located at 3 Ariel Sharon Avenue, Or Yehuda 60376, Israel, and its telephone number is +972-3-533-5959.

ISR Merger Sub

ISR Merger Sub is a private company incorporated under the laws of the State of Israel (registered number 51-530755-1) on August 26, 2015 and a direct wholly owned subsidiary of Holdco. To date, ISR Merger Sub has not conducted any activities other than those incidental to its formation and to maintain its corporate existence in Israel, the execution of the Business Combination Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions. At the ISR Effective Time, ISR Merger Sub will be merged with and into Valtech and, as a result, the separate corporate existence of ISR Merger Sub will cease, and Valtech will continue as the surviving company. ISR Merger Sub’s registered office is located at Amit, Pollak, Matalon & Co., APM House, 18 Raoul Wallenberg St., Building D, Tel Aviv, Israel 6971915, and its telephone number is +972-3-5689000.

The Transactions (Page 40)

On September 1, 2015, HeartWare, Valtech, Holdco, U.S. Merger Sub, ISR Merger Sub and the Stockholder Representative entered into the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, Holdco will acquire Valtech by means of the ISR Merger. At the ISR Effective Time, each holder of Valtech ordinary and preferred shares, warrants and options and certain minority shareholders of Mitraltech will be entitled to receive a certain number of shares of Holdco common stock, as determined pursuant to the Business Combination Agreement. Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Certificate of Incorporation and Bylaws of Holdco, which are expected to be substantially in the forms attached hereto as Annex B. For a comparison of the rights and privileges of a holder of shares of Holdco common stock as compared to a holder of Valtech ordinary shares, please see “Comparison of the Rights of Holders of Valtech Shares and Holders of Holdco Common Stock” beginning on page 148 of this proxy statement/prospectus.

Subject to the terms and conditions of the Business Combination Agreement, Holdco will acquire HeartWare by means of the U.S. Merger. Pursuant to the Business Combination Agreement, each outstanding share of HeartWare common stock will be cancelled and automatically converted into the right to receive one newly and validly issued, fully paid-up share of Holdco common stock. Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Certificate of Incorporation and Bylaws of Holdco. For a comparison of the rights and privileges of a holder of shares of Holdco common stock as compared to a holder of shares of HeartWare common stock, please see “Comparison of the Rights of Holders of HeartWare Common Stock and Holders of Holdco Common Stock” beginning on page 146 of this proxy statement/prospectus.

Based on the number of shares of HeartWare common stock and Valtech ordinary and preferred shares outstanding as of the record date, immediately following Closing (i) security holders of Valtech and Mitraltech are expected to hold approximately 23% of the outstanding shares of Holdco common stock and (ii) HeartWare stockholders are expected to hold approximately 77% of the outstanding shares of Holdco common stock.

Structure of the Transactions

Upon the completion of the Transactions, each of HeartWare and Valtech will be subsidiaries of Holdco. The following diagrams illustrate in simplified terms the current structure of HeartWare and Valtech and the structure of Holdco following the consummation of the Transactions.

Structure Pre-Transactions

Structure Post-Transactions

Merger Consideration to Valtech and Mitraltech Shareholders and Exchange of HeartWare Common Stock (Pages 93 and 95)

At the ISR Effective Time, the Recipient Parties will receive, as set forth in a Valtech notice delivered to its shareholders prior to Closing regarding its special meeting, a pro rata portion of: (a) 4,400,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock and less adjustments, including with respect to certain Valtech indebtedness and transaction expenses; (b) an additional 800,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock, because Valtech successfully obtained CE Mark approval for Valtech’s Cardioband product; (c) the right to receive escrowed shares of Holdco common stock, if any are ultimately distributed; (d) the right to receive 700,000 shares of Holdco common stock contingent upon a first-in-man implant of Valtech’s Cardioband Tricuspid Product or Valtech’s Cardiovalve Product; (e) warrants to purchase 850,000 shares of Holdco common stock at an exercise price of $83.73 per share which become exercisable upon achieving $75 million in net sales (trailing 12 months) of Valtech products; and (f) the right to receive a payment of $375 million (payable in cash or Holdco common stock, at the discretion of Holdco) upon achieving $450 million in net sales (trailing 12 months) of Valtech products.

Each share of HeartWare common stock issued and outstanding immediately prior to the Effective Time, will be converted into and thereafter represent the right to receive one newly and validly issued, fully paid-up share of Holdco common stock.

Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Certificate of Incorporation and Bylaws of Holdco, the forms of which are attached hereto as Annex B. For a comparison of the rights and privileges of a holder of shares of Holdco as compared to a holder of shares of HeartWare or Valtech, please see “Comparison of the Rights of Holders of HeartWare Common Stock and Holders of Holdco Common Stock” and “Comparison of the Rights of Holders of Valtech Shares and Holders of Holdco Common Stock” beginning on pages 146 and 148, respectively, of this proxy statement/prospectus.

Holdco will not issue any fractional shares of Holdco common stock to Valtech shareholders or HeartWare stockholders pursuant to the Transactions. Instead, Holdco will deposit the amount of cash equal to the aggregate price of all such fractional shares with the Shareholder Representative.

Escrow

At Closing, Holdco will deposit, subject to certain adjustments pursuant to the Business Combination Agreement, 520,000 shares of Holdco common stock (the “Escrowed Shares”) into an escrow account (the “Escrow Account”) to be established and maintained by U.S. Bank, N.A. (the “Escrow Agent”). The Escrowed Shares will constitute security for certain indemnification and closing adjustment obligations of the Recipient Parties. Any Escrowed Shares remaining in the Escrow Account on the twelve (12) month anniversary of the Closing Date (the “Escrow Release Date”) not distributable to the Shareholder Representative for expense reimbursements or subject to a pending indemnification claim or closing adjustment will be released for distribution to the Recipient Parties in accordance with each recipient’s proportional ownership amount, or pro rata share.

Contingent Payments

The Recipient Parties will receive, as set forth in a Valtech notice delivered to its shareholders regarding its special meeting, 800,000 shares of Holdco common stock at Closing because Valtech obtained CE Mark approval for Valtech’s Cardioband product on September 11, 2015 (such approval, the “CE Mark Milestone” and the issuance of such shares, the “CE Mark Contingent Payment”).

If achieved in the earnout period specified in the Business Combination Agreement, the Recipient Parties will receive, as set forth in a Valtech notice delivered to its shareholders prior to Closing regarding its special meeting:

•	700,000 shares of Holdco common stock contingent upon a first-in-man implant of Valtech’s Cardioband Tricuspid Product or Valtech’s Cardiovalve Product (such an implant, the “First-in-Man Milestone” and the issuance of such shares, the “First-in-Man Contingent Payment”); and

•	a payment of $375 million (payable in cash or Holdco common stock, at the discretion of Holdco) upon achieving $450 million in net sales (trailing 12 months) of Valtech products (such attainment in net sales, the “Net Sales Milestone” and such payment, the “Net Sales Contingent Payment” (together with the CE Mark Contingent Payment and the First-in-Man Contingent Payment, the “Contingent Payments”)).

In addition, the Recipient Parties will receive certain warrants issued at Closing to purchase 850,000 shares of Holdco common stock at an exercise price of $83.73 per share that will become exercisable upon achieving $75 million in net sales (trailing 12 months) of Valtech products.

HeartWare Equity Treatment (Page 93)

As of the Effective Time, each outstanding and unexercised option to acquire shares of HeartWare common stock (a “HeartWare Stock Option”) and outstanding restricted stock unit award (a “HeartWare RSU”), in each case, granted under (i) the HeartWare Employee Stock Option Plan, (ii) the HeartWare 2008 Stock Incentive Plan, (iii) the HeartWare 2012 Incentive Award Plan or (iv) the non-plan stock options granted in 2007 (collectively, the “HeartWare Equity Plans”) will be assumed by Holdco and converted, respectively, into an option to acquire Holdco common stock or a restricted stock unit award with respect to Holdco common stock.

Each option or restricted stock unit so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the HeartWare Stock Option or HeartWare RSU immediately prior to the Effective Time. In addition, the exercise price of each such assumed and converted option will be equal to the exercise price of the HeartWare Stock Option prior to such assumption and conversion.

As of the Effective Time, Holdco will assume all HeartWare Equity Plans and the awards granted thereunder and will be able to grant stock awards, to the extent permissible by applicable laws and NASDAQ regulations, under the terms of the HeartWare Equity Plans covering the reserved but unissued HeartWare common stock, except that (i) HeartWare common stock covered by such awards will be Holdco common stock and (ii) all references to a number of shares of HeartWare common stock will be changed to references to Holdco common stock.

Conversion of Valtech Securities; Exchange of Valtech Certificates; Payments (Page 95)

At the ISR Effective Time, each unexercised warrant to purchase preferred shares of Valtech outstanding immediately prior to the ISR Effective Time will be cancelled and converted into the right to receive from Holdco, for each share subject to such warrant, a pro rata percentage of the Valtech Merger Consideration, as adjusted to account for the exercise price thereof.

At the ISR Effective Time, each option granted pursuant to Valtech’s 2008 Israeli Share Option Plan (the “Valtech Option Plan” and each such option, a “Valtech Option”) that is outstanding and unexercised as of immediately prior to the ISR Effective Time, whether or not vested or exercisable, will be cancelled and terminated in exchange for the right to receive from Holdco, for each share subject to such Valtech Option, a pro rata percentage of the Valtech Merger Consideration, as adjusted to account for the exercise price thereof.

Comparative Per Share Data (Page 133)

HeartWare common stock is listed on The NASDAQ Global Market under the symbol “HTWR.” The closing price of HeartWare common stock on August 31, 2015, the last trading day before the Business Combination Agreement was announced, was $85.60. The closing price of HeartWare common stock on                      the last practicable day before the printing of this proxy statement/prospectus, was $            . There is no market value for Valtech’s securities, as it is a private company. Neither HeartWare nor Valtech has declared or paid any dividends.

Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions (Page 49)

The HeartWare Board has unanimously approved the Business Combination Agreement and determined that the terms of the Transactions will further the strategies and goals of HeartWare.

The HeartWare Board unanimously recommends that HeartWare stockholders vote “FOR” the Transactions Proposal.

The HeartWare Board considered many factors in making its determination that the terms of the Transactions are advisable, consistent with, and in furtherance of, the strategies and goals of HeartWare and recommends approval of the Transactions Proposal by HeartWare’s stockholders. For a more complete discussion of these factors, see “The Transactions – Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions,” beginning on page 49 of this proxy statement/prospectus.

Recommendation of the Valtech Board and Vatech’s Reasons for the Transactions (Page 52)

The Valtech Board has unanimously approved the Business Combination Agreement and determined that the Business Combination Agreement and the Transactions, including the ISR Merger, are fair and reasonable and in the best interests of Valtech and its shareholders.

The Valtech Board considered many factors in making its determination that the Business Combination Agreement and the Transactions, including the ISR Merger, were fair and reasonable and in the best interests of Valtech and Valtech’s shareholders. For a more complete discussion of these factors, see “The Transactions – Recommendation of the Valtech Board and Valtech’s Reasons for the Transactions.”

In considering the recommendation of the Valtech Board, Valtech shareholders should be aware that certain directors and officers of Valtech will have interests in the proposed Transactions that may be different from, or in addition to, the interests of Valtech’s shareholders generally.

Opinion of Canaccord Genuity Inc. (Page 53)

HeartWare retained Canaccord Genuity Inc. (“Canaccord Genuity”) as its financial advisor to render an opinion to HeartWare as to the fairness, from a financial point of view, to HeartWare of the Valtech Merger Consideration to be paid by HeartWare in the proposed Transactions. At a meeting of the HeartWare Board held on August 30, 2015 to evaluate the Transactions, Canaccord Genuity delivered to the HeartWare Board an oral opinion, which opinion was confirmed by the delivery of a written opinion, dated September 1, 2015 (the “Opinion”), the date the parties executed the Business Combination Agreement, that, as of that date and based upon and subject to certain assumptions, procedures, limitations, factors and qualifications set forth in the Opinion, the Valtech Merger Consideration to be paid by HeartWare in the Transactions was fair, from a financial point of view, to HeartWare.

The Opinion of Canaccord Genuity is more fully described below under the caption “The Transactions – Opinion of Canaccord Genuity Inc.” beginning on page 53 of this proxy statement. The full text of Canaccord Genuity’s written Opinion is attached as Annex C and is incorporated into this proxy statement/prospectus by reference. The description of Canaccord Genuity’s Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion. Holders of HeartWare common stock are encouraged to read Canaccord Genuity’s Opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with rendering the Opinion. Canaccord Genuity’s Opinion was addressed to the HeartWare Board, was only one of many factors considered by the HeartWare Board in its evaluation of the Transactions and addressed only the fairness, from a financial point of view and as of the date of the Opinion, to HeartWare of the Valtech Merger Consideration to be paid by HeartWare in the Transactions.

Canaccord Genuity’s Opinion did not address the relative merits of the Transactions as compared to other transactions or strategies that might have been available to HeartWare or the underlying business decision of HeartWare to proceed with the Transactions and was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to any matter relating to the Transactions. Canaccord Genuity’s Opinion was necessarily based on securities, economic and market conditions as in effect on, and the information made available to Canaccord Genuity as of the date of the Opinion. Subsequent developments may affect the conclusions expressed in Canaccord Genuity’s Opinion if the Opinion had been rendered as of a later date. Canaccord Genuity assumed no responsibility for updating, revising or reaffirming the Opinion based on circumstances or events occurring after the date of the Opinion. The Valtech Merger Consideration to be paid in the Transactions was determined through negotiations between HeartWare and Valtech and not pursuant to recommendations of Canaccord Genuity.

Interests of Certain Persons in the Transactions (Page 66)

HeartWare

Each HeartWare stock option and restricted stock unit of HeartWare will be assumed by Holdco and be converted into a stock option or restricted stock unit for Holdco common stock on the same terms, including the stock option or restricted stock units of HeartWare executives and directors. The members of the HeartWare

Board were aware of the interests of these executives and directors in evaluating and negotiating the Business Combination Agreement and the Transactions and in making their recommendations to the stockholders of HeartWare. Pursuant to the Business Combination Agreement, at the Effective Time, the equity awards held by the directors and executive officers of HeartWare will be treated in accordance with the description in The Business Combination Agreement – The U.S. Merger; Conversion of HeartWare Securities; Exchange of HeartWare Certificates – HeartWare Equity Treatment – Treatment of HeartWare Stock Options and Stock-Based Awards beginning on page 94 of this proxy statement/prospectus.

In addition, Holdco or HeartWare will continue to provide indemnification and insurance coverage to the directors and executive officers of HeartWare.

Board of Directors and Management after the Transactions (Page 67)

Prior to the Effective Time, the HeartWare Board will be appointed as the board of directors of Holdco (the “Holdco Board”). In addition, at the Effective Time, the Holdco Board will constitute the following committees: (i) the Audit Committee, (ii) the Nominating and Corporate Governance Committee and (iii) the Compensation Committee.

The Holdco senior management team after the Effective Time is expected to be the same as the current senior management team of HeartWare, with the likely addition of a representative of Valtech management.

Material U.S. Federal Income Tax Consequences of the U.S. Merger to U.S. Holders of HeartWare Common Stock (Page 72)

For a summary of the material U.S. federal income tax considerations applicable to the U.S. Holders (as defined below) of HeartWare common stock in connection with the Transactions, see “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences of the U.S. Merger to U.S. Holders of HeartWare Common Stock.” Such summary is not intended to be legal or tax advice to any particular HeartWare shareholder. U.S. Holders of HeartWare common stock should consult their own tax and legal advisors with respect to their particular circumstances.

Stock Exchange Listing

Shares of Holdco common stock are currently not traded or quoted on a stock exchange or quotation system. Holdco expects that, as of Closing, shares of Holdco common stock will be listed for trading under the symbol “HTWR” on The NASDAQ Global Market.

Conditions to the Consummation of the Transactions (Page 120)

The completion of the Transactions is subject to the satisfaction (or waiver, to the extent permitted) of all of the following conditions:

•	no order will have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Transactions, and no law will have been enacted, entered, enforced or deemed applicable to the Transactions which makes the consummation of the Transactions illegal;

•	all actions by or in respect of or filings with any relevant governmental authority required to permit the consummation of the Transactions in accordance with the terms of the Business Combination Agreement will have been obtained (unless such failure would not result in a material adverse effect on HeartWare or Valtech);

•	this registration statement will have become effective in accordance with the provisions of the Securities Act of 1933 (as amended, the “Securities Act”), and will not be subject to any stop order or proceeding (or threatened proceeding by the Securities and Exchange Commission (the “SEC”) seeking a stop order with respect to the effectiveness of this registration statement;

•	the approval of the shareholders of Valtech of the Business Combination Agreement and the Transactions, including the ISR Merger;

•	the approval of the Business Combination Agreement and the Transactions by the affirmative vote of the holders of the required number of shares of HeartWare common stock having voting power at the HeartWare special meeting; and

•	any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have expired or been terminated.

In addition, HeartWare’s obligation to consummate the Transactions is conditioned, among other things, upon:

•	each of the covenants and obligations that Valtech is required to comply with or to perform at or prior to the ISR Effective Time will have been complied with or performed in all material respects;

•	each of the representations and warranties of Valtech contained in the Business Combination Agreement and any certificate delivered by Valtech under the Business Combination Agreement will have been true and correct (as qualified by a separate disclosure schedule) to particular degrees and as of the time originally made and as of the Closing Date or another particular time;

•	no material adverse effect with respect to Valtech will have occurred and be continuing since September 1, 2015;

•	subject to certain exceptions, HeartWare will have received an opinion of counsel from Latham & Watkins LLP, in form and substance reasonably satisfactory to HeartWare, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing, to the effect that the exchange of HeartWare common stock for Holdco common shares in the U.S. Merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the ISR Merger, will qualify an exchange under Section 351 of the Code; and

•	Valtech will have delivered or caused to be delivered all closing deliveries, including the Capitalization and Closing Adjustment Amount Statement and the Closing Payment Allocation Schedule (each as defined below), an officer’s certificate certifying Valtech’s material compliance with certain covenants and the continued veracity of certain of its representations and warranties, a Secretary’s Certificate certifying the names and signatures of Valtech’s officers authorized to sign the Business Combination Agreement and documents related to the Business Combination Agreement, a copy of certain governing documents of Valtech and its subsidiaries, and a print-out from the database of the Registrar of Companies of the State of Israel (the “Companies Registrar”) indicating Valtech is not a “breaching company” dated as of a date not earlier than five business days prior to Closing.

In addition, Valtech’s obligation to consummate the Transactions is conditioned, among other things, upon:

•	each of the covenants and obligations that HeartWare, Holdco, U.S. Merger Sub and ISR Merger Sub are required to comply with or to perform at or prior to the Effective Time will have been complied with and performed in all material respects;

•	each of the representations and warranties of HeartWare contained in the Business Combination Agreement and in any certificate delivered by HeartWare thereunder will have been true and correct (as qualified by a separate disclosure schedule) as of the time originally made and as of the Closing Date to the degree and as of the time set forth in the Business Combination Agreement;

•	no material adverse effect with respect to HeartWare will have occurred and be continuing since September 1, 2015;

•	the shares of Holdco common stock being issued in the Transactions (including shares of Holdco common stock issuable in respect of contingent payments and shares of Holdco common stock issuable upon exercise of warrants and deducted warrants) will have been approved for listing on NASDAQ; and

•	subject to certain exceptions, Valtech will have received an opinion of counsel from Willkie Farr & Gallagher LLP, in form and substance reasonably satisfactory to Valtech, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing, to the effect that the exchange of Valtech capital stock for the Valtech Merger Consideration in the ISR Merger, taken together with the U.S. Merger, will or should qualify as an exchange under Section 351 of the Code;

•	Holdco and HeartWare will have delivered or caused to be delivered all closing deliveries, including officers’ certificates certifying Holdco and HeartWare’s material compliance with certain covenants and the continued veracity of certain of their representations and warranties, warrants representing the per share warrant consideration to participating rights holders, Secretary’s Certificates certifying the names and signatures of Holdco and HeartWare’s officers authorized to sign the Business Combination Agreement and documents related to the Business Combination Agreement, a copy of certain governing documents of Holdco and certain minutes of HeartWare, a certificate of good standing for Holdco from the Delaware Secretary of State dated as of a date not earlier than five business days prior to Closing, and evidence that certain directors’ and officers’ liability insurance had been secured for Valtech’s directors and officers.

See “The Business Combination Agreement – Conditions to the Consummation of the Transactions” beginning on page 120 of this proxy statement/prospectus.

Regulatory Approvals Required (Page 68)

Under the HSR Act and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Transactions cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice and all applicable waiting periods have expired or been terminated. On September 30, 2015, each of HeartWare and Valtech filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The initial waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the U.S.) on October 30, 2015.

Pursuant to the Business Combination Agreement and the Israeli Companies Law, Valtech and ISR Merger Sub each filed a merger proposal with the Companies Registrar on September 6, 2015. Each of Valtech and ISR Merger Sub are further required to provide certain notices pursuant to the Israeli Companies Law. The ISR Merger will become effective upon issuance of the ISR Merger Certificate by the Companies Registrar. The approval of the Office of the Chief Scientist of the Israel Ministry of the Economy (the “OCS”) for the change of control of Valtech contemplated by the Business Combination Agreement was obtained on November 11, 2015.

The parties have made certain filings and are taking certain actions to satisfy these obligations.

Termination of the Business Combination Agreement (Page 121)

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the ISR Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Transactions by the stockholders of HeartWare or the Valtech shareholders:

•	by duly authorized mutual written consent executed by each of HeartWare and Valtech;

•	by HeartWare or by Valtech (by written notice to the other), if the ISR Effective Time has not occurred before February 28, 2016 (as may be extended under certain circumstances);

•	automatically if there is any applicable law that makes consummation of the Transactions illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority has issued an order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order or ruling or other action has become final and non-appealable;

•	by HeartWare (by written notice to Valtech) if (i) any representation or warranty of Valtech contained in the Business Combination Agreement is inaccurate or breached such that a Material Adverse Effect with respect to Valtech will have occurred and be continuing; or (ii) any of the covenants or obligations of Valtech contained in the Business Combination Agreement is breached in any material respect such that a covenant or obligation that Valtech is required to comply with or to perform at or prior to the ISR Effective Time is not complied with or performed in all material respects; provided, however, Valtech will have the opportunity to cure the inaccuracy or breach before HeartWare can terminate in certain circumstances;

•	by Valtech (by written notice to HeartWare) if: (i) any representation or warranty of HeartWare contained in the Business Combination Agreement is inaccurate or breached such that the condition to Valtech’s obligation to consummate the Transactions pertaining to the accuracy of HeartWare’s representations and warranties would not be satisfied; or (ii) any of the covenants or obligations of HeartWare, Holdco, U.S. Merger Sub or ISR Merger Sub contained in the Business Combination Agreement is breached in any material respect such that the condition to Valtech’s obligation to consummate the Transactions pertaining to HeartWare, Holdco, U.S. Merger Sub and ISR Merger Sub’s material compliance with their covenants would not be satisfied; provided, however, HeartWare will have the opportunity to cure the inaccuracy or breach before Valtech can terminate in certain circumstances;

•	by HeartWare (by written notice to Valtech) if, within fifteen (15) days after the Form S-4 Registration Statement is declared effective under the Securities Act, the required Valtech shareholder vote has not been obtained;

•	by HeartWare or by Valtech (by written notice to the other) if (i) the HeartWare stockholders’ meeting (including any adjournments and postponements thereof) has been held and completed and HeartWare’s stockholders have taken a final vote on the Transactions and (ii) the Transactions have not been approved at the HeartWare stockholders’ meeting (and were not approved at any adjournment or postponement thereof) by the required HeartWare stockholder vote;

•	by HeartWare (by written notice to Valtech) within fifteen (15) days following the date on which a Change of Recommendation (as defined in the Business Combination Agreement) is effected;

•	by Valtech (by written notice to HeartWare) within fifteen (15) days following the date HeartWare delivers a change of recommendation notice to Valtech or, if no such notice is provided, within fifteen (15) days following the date on which Valtech actually becomes aware that a Change of Recommendation has been effected or has occurred; or

•	by Valtech (by written notice to HeartWare) if HeartWare breaches its obligation to make an interim funding loan to Valtech pursuant to the Business Combination Agreement within ten (10) days following written notice from Valtech specifying such breach.

In the event the Business Combination Agreement is terminated in accordance with the termination provisions of the Business Combination Agreement, HeartWare would be obligated to make a loan to Valtech in a principal amount equal to $30 million pursuant to a convertible promissory note as Valtech’s sole and exclusive remedy under the Business Combination Agreement, other than damages and liabilities arising from fraud. See “The Business Combination Agreement – Termination” beginning on page 120 of this proxy statement/prospectus.

Accounting Treatment of the Transactions (Page 70)

Holdco will account for the Transactions pursuant to the Business Combination Agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). HeartWare will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing. Any excess of the purchase price over those fair values will be recorded as goodwill.

Comparison of the Rights of Holders of HeartWare Common Stock and Holders of Holdco Common Stock (Page 146)

As a result of the Transactions, the holders of HeartWare common stock will become holders of shares of Holdco common stock and their rights will be governed by the DGCL and by the Certificate of Incorporation and Bylaws of Holdco, in substantially the forms as set forth in Annex B to this proxy statement/prospectus, instead of HeartWare’s Certificate of Incorporation and Bylaws. Following the Transactions, former HeartWare stockholders may have different rights as Holdco stockholders than they had as HeartWare stockholders. Material differences between the rights of stockholders of HeartWare and the rights of stockholders of Holdco include differences with respect to, among other things, stockholder actions, stockholder proposals and nominations, and Australian exchange listing rules, which are no longer relevant. For a summary of the material differences between the rights of HeartWare stockholders and Holdco stockholders, see “Description of Holdco Common Stock” beginning on page 143 of this proxy statement/prospectus and “Comparison of the Rights of Holders of HeartWare Common Stock and Holders of Holdco Common Stock” beginning on page 146 of this proxy statement/prospectus.

Comparison of the Rights of Holders of Valtech Shares and Holders of Holdco Common Stock (Page 148)

As a result of the Transactions, the holders of Valtech ordinary shares will become holders of shares of Holdco common stock and their rights will be governed by the Certificate of Incorporation and Bylaws of Holdco, in substantially the forms as set forth in Annex B to this proxy statement/prospectus, instead of Valtech’s Amended and Restated Articles of Association. Following the Transactions, former Valtech shareholders will have different rights as Holdco stockholders than they had as Valtech shareholders as Valtech and Holdco are incorporated in different jurisdictions having different corporate laws. In addition, the governing documents of each company vary. For a summary of the material differences between the rights of Valtech shareholders and Holdco stockholders, see “Description of Holdco Common Stock” beginning on page 143 of this proxy statement/prospectus and “Comparison of the Rights of Holders of Valtech Shares and Holders of Holdco Common Stock” beginning on page 148 of this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus you should consider carefully the following risk factors, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements.” You should also read and consider the risks associated with the business of HeartWare and the risks associated with the business of Valtech because these risks will also affect Holdco. The risks associated with the business of HeartWare can be found in the HeartWare Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the HeartWare Quarterly Report on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Relating to the Transactions

The number of shares of Holdco common stock that Valtech and Mitraltech shareholders will receive as a result of the Transactions is fixed, subject to certain adjustments. The value of the shares of Holdco common stock that Valtech shareholders receive is different than at the date the Business Combination Agreement was signed and could be different than at the time Valtech shareholders vote to approve the ISR Merger.

Upon the effective time of the ISR Merger, the Recipient Parties will receive, as set forth in a Valtech notice delivered to its shareholders prior to Closing regarding its special meeting, a pro rata portion of: (a) 4,400,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock and less adjustments, including with respect to certain Valtech indebtedness and transaction expenses; (b) an additional 800,000 shares of Holdco common stock to be issued at closing, less escrowed shares of Holdco common stock, because Valtech successfully obtained CE Mark approval for Valtech’s Cardioband product; (c) the right to receive escrowed shares of Holdco common stock, if any are ultimately distributed; (d) the right to receive 700,000 shares of Holdco common stock contingent upon a first-in-man implant of Valtech’s Cardioband Tricuspid Product or Valtech’s Cardiovalve Product; (e) warrants to purchase 850,000 shares of Holdco common stock at an exercise price of $83.73 per share which become exercisable upon achieving $75 million in net sales (trailing 12 months) of Valtech products; and (f) the right to receive a payment of $375 million (payable in cash or Holdco common stock, at the discretion of Holdco) upon achieving $450 million in net sales (trailing 12 months) of Valtech products. The number of shares of Holdco common stock that Valtech shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of HeartWare common stock.

Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Holdco Certificate of Incorporation and Bylaws substantially in the forms attached hereto as Annex B. For a comparison of the rights and privileges of a holder of shares of Holdco common stock as compared to a holder of Valtech shares, please see “Comparison of the Rights of Holders of Valtech Shares and Holdco Common Stock” beginning on page 148 of this proxy statement/prospectus.

The market value of the shares of Holdco common stock that Valtech shareholders and HeartWare stockholders will be entitled to receive at Closing could vary significantly from the market value of HeartWare common stock on the date of this proxy statement/prospectus. Because the number of shares of Holdco common stock issued to the Recipient Parties will not be adjusted to reflect any changes in the market value of HeartWare common stock, such market price fluctuations may affect the value that Valtech shareholders will receive at Closing. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of HeartWare or Valtech, market assessments of the likelihood that the Transactions will be completed, the timing of the Transactions, regulatory considerations, general market and economic conditions and other factors. Shareholders are urged to obtain current market quotations for HeartWare common stock. See “Comparative Per Share Data” beginning on page 133 for additional information on the market value of HeartWare common stock.

HeartWare and Valtech must obtain required approvals and governmental and regulatory consents to consummate the Transactions, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the consummation of the Transactions, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Transactions.

The Transactions are subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of HeartWare stockholders and Valtech shareholders, the effectiveness of the registration statement, the expiration or termination of applicable waiting periods under the HSR Act and certain other approvals.

The governmental agencies from which the parties will seek certain of these approvals and consents have broad discretion in administering the governing regulations. HeartWare and Valtech can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Transactions, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Holdco’s business after Closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Transactions or reduce the anticipated benefits of the Transactions. Further, no assurance can be given that the required shareholder approvals will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If HeartWare and Valtech agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Transactions, these requirements, limitations, costs, divestitures or restrictions could adversely affect Holdco’s ability to integrate HeartWare andValtech’s operations and/or reduce the anticipated benefits of the Transactions. This could result in a failure to consummate the Transactions or have a material adverse effect on Holdco’s business and results of operations.

The Business Combination Agreement contains provisions that require HeartWare to pay to Valtech a termination fee in the form of a loan if the Business Combination Agreement is terminated.

If the Business Combination Agreement is terminated in accordance with the Business Combination Agreement, HeartWare will be required to make a loan to Valtech in the amount of $30 million. Neither party is entitled to terminate the Business Combination Agreement if the Closing has not occurred by the specified termination date if the failure of the Closing to occur by such date principally arises out of or is related to such party’s failure to fulfill any obligation under the Business Combination Agreement.

Failure to consummate the Transactions could negatively impact the value and the future business and financial results of HeartWare and/or Valtech.

If the Transactions are not consummated, the ongoing businesses of HeartWare and/or Valtech may be adversely affected and, without realizing any of the benefits of having consummated the Transactions, HeartWare and/or Valtech will be subject to a number of risks, including the following:

•	HeartWare and/or Valtech will be required to pay costs and expenses relating to the proposed Transactions;

•	if the Business Combination Agreement is terminated for any reason, HeartWare will be required to make a loan to Valtech in the amount of $30 million;

•	matters relating to the Transactions (including integration planning) may require substantial commitments of time and resources by HeartWare management and Valtech management, which could otherwise have been devoted to other opportunities that may have been beneficial to HeartWare or Valtech, as the case may be;

•	the Business Combination Agreement restricts HeartWare and Valtech, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the Transactions occur or the Business Combination Agreement is terminated. These restrictions may prevent or increase the costs to, as applicable, HeartWare and Valtech from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the Transactions or termination of the Business Combination Agreement; and

•	HeartWare and/or Valtech also could be subject to litigation related to any failure to consummate the Transactions or related to any enforcement proceeding commenced against HeartWare and/or Valtech to perform their respective obligations under the Business Combination Agreement.

If the Transactions are not consummated, these risks may materialize and may adversely affect HeartWare and/or Valtech’s business, financial results and share price.

While the Transactions are pending, HeartWare and Valtech will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Transactions on employees, customers and suppliers may have an adverse effect on HeartWare and Valtech and, consequently, on Holdco. These uncertainties may impair HeartWare’s and Valtech’s ability to attract, retain and motivate key personnel until the Transactions are consummated and for a period of time thereafter. Employee retention may be particularly challenging during the pendency of the Transactions because employees may experience uncertainty about their future roles with Holdco. If, despite HeartWare’s and Valtech’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Holdco, Holdco’s business could be seriously harmed.

The Opinion of HeartWare’s financial advisor does not reflect changes in circumstances that may occur between the execution of the Business Combination Agreement and the consummation of the Transactions.

The HeartWare Board has not obtained an updated opinion from Canaccord Genuity as of the date of this proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the consummation of the Transactions. Changes in the operations and prospects of HeartWare, Valtech or Holdco, general market and economic conditions and other factors that may be beyond the control of HeartWare, Valtech or Holdco, and on which Canaccord Genuity’s Opinion was based, may significantly alter the value of Valtech or the price of HeartWare common stock or shares of Holdco common stock by the time the Transactions are completed. The Opinion does not speak as of the time the Transactions will be consummated or as of any date other than the date of such Opinion. Because Canaccord will not be updating its Opinion, the Opinion will not address the fairness to HeartWare of the Valtech Merger Consideration from a financial point of view at the time the Transactions are consummated. The HeartWare Board’s recommendation that HeartWare stockholders vote “FOR” the proposal described herein is made as of the date of this proxy statement/prospectus. For a description of the Opinion the HeartWare Board received from Canaccord Genuity, please refer to the section entitled “The Transactions – Opinion of Canaccord Genuity” beginning on page 53 of this proxy statement/prospectus.

Risks Relating to the Businesses of the Combined Company

Mitral and tricuspid valve repair and replacement represent a significant, unmet clinical need, which requires technological and market development that may (i) not be achieved at all or (ii) take longer to realize than expected.

Currently, mitral and tricuspid valve repair and replacement represent an underpenetrated market, which may be accessed through the introduction of new technologies, including transcatheter medical devices. Physician confidence in and market acceptance of new technologies is speculative and may not be realized, or take longer or cost more to realize than anticipated.

Uncertainties associated with the Transactions may cause a loss of employees and may otherwise materially adversely affect the future business and operations of the combined company.

The combined company’s success after the Transactions will depend in part upon the ability of the combined company to retain executive officers and key employees of HeartWare and Valtech. In some of the fields in which HeartWare and Valtech operate, the competition for qualified personnel is particularly intense and there are only a limited number of people in the job market who possess the requisite skills and it may be difficult for the combined company to hire personnel over time. The combined company will operate in several geographic locations, including parts of Israel and Massachusetts, where the labor markets are particularly competitive. The combined company may experience difficulty in hiring and retaining sufficient numbers of qualified management, manufacturing, technical, application engineering, marketing, sales and support personnel for parts or all of its business.

Current and prospective employees of HeartWare and Valtech may experience uncertainty about their roles with the combined company following the Transactions. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Transactions. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of the combined company to develop new products or enhance existing products in a timely matter, to sell products to customers or to manage the business of the combined company effectively. Also, the business, financial condition and results of operations of the combined company could be materially adversely affected by the loss of any of its key employees, by the failure of any key employee to perform in his or her current position, or by the combined company’s inability to attract and retain skilled employees, particularly engineers.

Third parties may claim that Holdco is infringing their intellectual property, and the combined company could suffer significant litigation or licensing expenses or be prevented from selling its products or services.

The medical device industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of these rights. Each of HeartWare and Valtech may be involved in disputes regarding patent and other intellectual property rights. Each of HeartWare and Valtech may receive communications from third parties asserting that certain of its products, processes or technologies infringe upon third party patent rights, copyrights, trademark rights or other intellectual property rights. Third parties may claim that Holdco is infringing their intellectual property rights, and the combined company may be unaware of intellectual property rights of others that may cover some of its technology, products and services. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. Holdco may be unable to obtain royalty or license agreements on acceptable terms, or at all. Similarly, changing its products or processes to avoid infringing the rights of others may be costly or impractical and may be subject to regulatory approvals. The combined company may also be subject to significant damages or injunctions against development and sale of certain of its products and services. Resolution of whether any of the products or intellectual property of the combined company has infringed on valid rights held by others could have a material adverse effect on results of operations or financial condition and may require material changes in production processes and products.

The combined company will be subject to risks associated with doing business internationally.

The conduct of the combined business internationally is subject to certain risks inherent in international business, many of which are beyond the combined company’s control. These risks include, among other things:

•	adverse changes in tariff and trade protection measures;

•	changes in foreign regulatory requirements;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	differing labor regulations;

•	differing product liability regimes;

•	changing economic conditions in countries where the combined company’s products are sold or manufactured or in other countries;

•	differing local product preferences and product requirements, including regulatory requirements;

•	exchange rate risks;

•	restrictions on the repatriation of funds;

•	political unrest and hostilities;

•	differing degrees of protection for intellectual property; and

•	difficulties in coordinating and managing foreign operations.

In addition, foreign sales subject the combined business to numerous stringent United States and foreign laws, including the Foreign Corrupt Practices Act (“FCPA”), and comparable foreign laws and regulations which prohibit improper payments or offers of payments to foreign governments and their officials and political parties by United States and other business entities for the purpose of obtaining or retaining business. As the combined company expands its international operations, there is some risk of unauthorized payments or offers of payments by one of the combined company’s employees, consultants, sales agents or distributors, which could constitute a violation by the combined company of various laws including the FCPA, even though such parties are not always subject to the combined company’s control. Safeguards that the combined company implements to discourage these practices may prove to be less than effective and violations of the FCPA and other laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against the combined company, including class action lawsuits and enforcement actions from the SEC, Department of Justice and overseas regulators, which could adversely affect the combined company’s reputation, business, financial condition and results of operations.

Any of these factors, or any other international factors, could have a material adverse effect on the combined company, financial condition and results of operations. There can be no assurance that the combined company can successfully manage these risks or avoid their effects.

We may not realize all of the anticipated benefits of the Transactions or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the Transactions will depend, to a large extent, on our ability to integrate the HeartWare and Valtech businesses. The combination of two independent businesses has the potential to be a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of HeartWare and Valtech. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected of the Transactions. Our failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the Transactions could cause an interruption of, or a loss of momentum in, the activities of HeartWare and Valtech and could adversely affect Holdco’s operational results.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated synergies, business opportunities and growth prospects from combining the business of HeartWare with that of Valtech;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of Holdco. In addition, the risks relating to the businesses of Valtech and the combined company are similar to the risks relating to HeartWare’s business, including but not limited to, risks relating to intellectual property, competition, regulatory matters, future growth and the medical device industry. Even if the operations of the businesses of HeartWare and Valtech are integrated successfully, we may not realize the full benefits of the Transactions, including the synergies or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of the businesses of HeartWare and Valtech. All of these factors could cause dilution to the earnings per share of Holdco, decrease or delay the expected accretive effect of the Transactions, and negatively impact the price of Holdco’s ordinary shares. As a result, we cannot assure you that the combination of the HeartWare and Valtech businesses will result in the realization of the full benefits anticipated from the Transactions.

Holdco will incur direct and indirect costs as a result of the Transactions.

Holdco will incur costs and expenses in connection with and as a result of the Transactions. These costs and expenses include costs related to expanded research and development expenditure, market development activities, creation of a field sales force, and greater scaling of manufacturing capacity, as well as any additional costs Holdco may incur going forward as a result of its new corporate structure. These costs may exceed the costs historically borne by HeartWare and Valtech.

HeartWare’s and Valtech’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

The pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what Holdco’s financial position or results of operations would have been had the Transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of HeartWare and Valtech and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Transactions. The assets and liabilities of Valtech have been measured at fair value based on various preliminary estimates using assumptions that HeartWare management believes are reasonable utilizing currently available information. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Holdco’s financial condition or results of operations following Closing. Any potential decline in Holdco’s financial condition or results of operations may cause significant variations in the share price of Holdco. Please see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 79.

The shares of Holdco common stock to be received by HeartWare stockholders and Valtech shareholders in connection with the Transactions will have different rights from the HeartWare common stock and the Valtech shares.

Upon completion of the Transactions, HeartWare stockholders and Valtech shareholders will become Holdco stockholders and their rights as stockholders will be governed by Holdco’s Certificate of Incorporation and Bylaws and Delaware law. The rights associated with each of the HeartWare common stock and Valtech ordinary shares are different than the rights associated with shares of Holdco common stock. Material differences between the rights of stockholders of HeartWare and the rights of shareholders of Holdco include differences with respect to among other things, stockholder actions, stockholder proposals and nominations, and Australian exchange listing rules (which no longer applies). Material differences between the rights of Holdco shareholders following the Transactions and the rights of Valtech shareholders before the Transactions include, among other things, differences with respect to the board of directors and the special rights of preferred shareholders. See “Comparison of the Rights of Holders of HeartWare Common Stock and Holdco Common Stock” beginning on page 146 and “Comparison of the Rights of Holders of Valtech Shares and Holdco Common Stock” beginning on page  148.

Risks Relating to Valtech’s Business

If Valtech fails to successfully introduce its products to the market, Valtech’s growth prospects may suffer.

If Valtech is slow in bringing its products to market or otherwise fails to successfully develop, manufacture, design clinical trials for, obtain regulatory approvals of, introduce or commercialize its product pipeline on a timely basis, or if products are not well accepted by the market, Valtech’s growth prospects may suffer.

Valtech has never generated any revenue from product sales and may never be profitable.

To date, Valtech has no commercial sales and has never generated any revenue from commercial product sales. Valtech’s ability to generate revenue and achieve profitability depends on Valtech’s ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of its product candidates. Neither Valtech nor the combined company can predict when it will begin generating revenue from product sales, as this depends heavily on Valtech’s success in many areas, including but not limited to:

•	attracting, hiring and retaining qualified personnel;

•	completing nonclinical and clinical development of Valtech’s product candidates;

•	developing and testing of Valtech’s product designs;

•	obtaining regulatory and marketing approvals for product candidates for which Valtech has completed clinical studies;

•	developing a sustainable and scalable manufacturing process for any approved product candidates and establishing and maintaining supply and manufacturing relationships with third parties that can process and provide adequate (in amount and quality) products to support clinical development and the market demand for Valtech’s product candidates, if approved;

•	launching and commercializing product candidates for which Valtech obtains regulatory and marketing approval, either directly or with collaboration partners or distributors;

•	obtaining adequate third-party coverage and reimbursements for Valtech’s products;

•	obtaining market acceptance of Valtech’s product candidates as viable treatment options;

•	addressing any competing technological and market developments;

•	identifying, assessing and developing (or acquiring/in-licensing) new product candidates;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter; and

•	maintaining, protecting and expanding Valtech’s portfolio of intellectual property rights, including patents, trade secrets and know-how.

Even if the product candidates that Valtech develops is approved for commercial sale, it anticipates incurring significant costs to commercialize Valtech’s products. Valtech’s expenses could increase beyond expectations if Valtech is required by the U.S. Food and Drug Administration, the European Medicines Agency, other regulatory agencies, domestic or foreign, or by any unfavorable outcomes in intellectual property litigation filed against Valtech, to change Valtech’s manufacturing processes or to perform clinical, nonclinical or other types of studies in addition to those that Valtech currently anticipates. If the market for Valtech’s product candidates (or Valtech’s share of that market) is not as significant as expected, the indication approved by regulatory authorities is narrower than expected or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, Valtech may not generate significant revenue from sales of such products, even if approved. If Valtech is unable to successfully complete development and obtain regulatory approval for Valtech’s product candidates, particularly Cardioband and Cardiovalve, Valtech’s future business and the business of the combined company may suffer. Additionally, if Valtech is not able to generate revenue from the sale of any approved products, Valtech and the combined company may never become profitable.

Claims that Valtech’s current or future products infringe or misappropriate the proprietary rights of others could adversely affect Valtech or the combined company’s ability to sell those products and cause Valtech or the combined company to incur additional costs.

Substantial litigation over intellectual property rights exists in the medical device industry. HeartWare and Valtech expect that Valtech could be increasingly subject to third-party infringement claims as its revenue increases, the number of technology holders grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which Valtech’s current or future products or technologies may allegedly infringe.

There can be no certainty that litigation will not arise in relation to third party intellectual property or, if it does arise, whether or not it will be determined in a manner which is favorable to Valtech. Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which Valtech is accused of infringement may cause negative publicity, adversely impact prospective customers, cause product shipment delays, prohibit Valtech and the combined company from manufacturing, marketing or selling Valtech’s current or future products, require Valtech to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all. If a successful claim of infringement were made against Valtech and Valtech could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, the expected future revenue of Valtech or the combined company may decrease substantially and Valtech or the combined company could be exposed to significant liability. A court could enter orders that temporarily, preliminarily or permanently enjoin Valtech or Valtech’s customers from making, using, selling, offering to sell or importing Valtech’s current or future products, or could enter an order mandating that we undertake certain remedial activities. Claims that Valtech has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on Valtech’s reputation, business, financial condition or results of operations.

If Valtech is unable to commence or complete successfully its clinical trials, or if it experiences significant delays in the successful commencement or completion of its clinical trials, Valtech’s ability to obtain regulatory approval to commercialize its products, and its ability to generate revenue, will be materially adversely affected.

Regulatory approvals to sell Valtech’s existing and future products typically require clinical trials, which can be time consuming, unpredictable and expensive. Significant technical, bench and preclinical testing may be required prior to submitting for regulatory authorization to commence a clinical trial. The cost, timing and outcome of any of these trials or testing may be unfavorable or may be insufficient to obtain the required approvals.

Completion of any of Valtech’s clinical trials could be delayed or adverse events during a trial could cause Valtech to amend, repeat or terminate the trial. If this were to happen, Valtech’s costs associated with the trial will increase, and it will take Valtech longer to obtain regulatory approvals and to commercialize the product, or Valtech may never obtain regulatory approvals. Valtech’s clinical trials may also be suspended or terminated at any time by regulatory authorities, the data safety and monitoring board, site investigational review boards, or by Valtech including during the closing stages of enrollment of the trial and the subsequent patient data follow-up period in the event that, for example, there should be an unacceptable level of adverse clinical events. Any failure or significant delay in completing clinical trials for Valtech’s products may materially harm Valtech’s or the combined company’s financial results and the commercial prospects for Valtech’s products.

The completion of any of Valtech’s clinical trials could be substantially delayed or prevented by several factors, including: slower than expected rates of patient recruitment and enrollment, including as a result of study inclusion and exclusion criteria; Valtech’s competitors undertaking similar clinical trials at the same time as Valtech, or having functionally comparable products that have received approval for sale; physicians or patients preferring to use approved devices or other experimental treatments or devices rather than Valtech’s devices; prevalence and severity of adverse events, such as thrombus or stroke rates, and other unforeseen safety issues; and governmental and regulatory delays or changes in regulatory requirements, policies or guidelines.

If Valtech fails to protect its intellectual property rights, its competitors may take advantage of its ideas and compete directly against Valtech or the combined company.

Valtech’s success will depend to a significant degree on Valtech’s ability to secure and protect intellectual property rights and to enforce patent and trademark protections relating to Valtech’s technology. From time to time, litigation may be advisable to protect Valtech’s intellectual property position. However, these legal means afford only limited protection and may not adequately protect Valtech’s rights or permit it to gain or keep any competitive advantage. Any litigation in this regard could be costly, and it is possible that Valtech will not have sufficient resources to fully pursue litigation or to protect Valtech’s other intellectual property rights. Litigation could result in the rejection or invalidation of Valtech’s existing and future patents. Any adverse outcome in litigation relating to the validity of Valtech’s patents, or any failure to pursue litigation or otherwise to protect Valtech’s patent position, could have a material adverse effect on the future business, financial condition, results of operations and cash flows of Valtech or the combined company. Also, even if Valtech prevails in litigation, the litigation would be costly in terms of management distraction as well as in terms of cash resources.

Consolidation in the health care industry could have an adverse effect on Valtech’s expected revenues and results of operations.

Many health care industry companies, including health care systems, are consolidating to create new companies with greater market power. As the health care industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that Valtech plans to produce and sell.

The continuing development of many of Valtech’s products depends upon Valtech maintaining strong relationships with health care professionals. Notably, consolidation has occurred recently in the structural heart space as strategic players have acquired new technologies. Most of these players have greater financial resources and larger employee pools than Holdco and Valtech.

The research, development, marketing and sales of many of Valtech’s proposed products is dependent upon Valtech maintaining working relationships with health care professionals. Valtech relies on these professionals to provide Valtech with knowledge and experience regarding the development, marketing and planned sale of Valtech’s products. Health care professionals assist Valtech as researchers, marketing and product consultants, inventors and public speakers. If Valtech is unable to maintain Valtech’s strong relationships with these professionals and continue to receive their advice and input, the development and marketing of Valtech’s planned products could suffer, which could have a material adverse effect on Valtech’s future earnings and financial condition.

Valtech’s products are the subject of clinical trials, the results of which may be unfavorable, or perceived as unfavorable, and could have a material adverse effect on Valtech’s future business, financial condition, and results of operations.

As a part of the regulatory process of obtaining marketing clearance or approval for new products and modifications to or new indications for existing products, Valtech conducts and participates in numerous clinical trials with a variety of study designs, patient populations and trial endpoints. Unfavorable or inconsistent clinical data from existing or future clinical trials, or the market’s or a regulatory body’s perception of this clinical data, may adversely impact Valtech’s ability to obtain product clearances or approvals in some or all geographies. Success in pre-clinical testing and early clinical trials does not always ensure that later clinical trials will be successful, and Valtech cannot be sure that later trials will replicate the results of prior trials and studies. Any delay or termination of Valtech’s clinical trials will delay the filing of product submissions and, ultimately, Valtech’s ability to commercialize new products or product modifications. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product’s profile, which could inhibit further marketing and development of such products.

Valtech’s success is related to management’s performance.

To a large extent, Valtech’s success is predicated on the ability of its management team to effectively manage Valtech and the individual businesses that it operates. The loss of the services of a senior manager or other key employee without an adequate replacement or the inability to attract and retain new and qualified resources could have a negative impact on Valtech’s business outlook, activities and operating and financial results.

Valtech’s business is dependent on its relationship with suppliers.

Valtech currently manufactures its products at its own facilities or through subcontractors located in various countries, purchasing the components and materials used to manufacture these products from various suppliers. However, specific components and raw materials are purchased from primary or main suppliers (or in some cases, a single supplier) for reasons related to quality assurance, cost-effectiveness and availability. While Valtech works closely with its suppliers to expand capacity and ensure supply continuity, it cannot guarantee that its efforts will always be successful. Moreover, due to the strict standards and regulations governing the manufacture and marketing of its products, Valtech may not be able to quickly locate new supply sources in response to a supply reduction or interruption, with negative effects on its ability to manufacture its products effectively and in a timely fashion.

Natural disasters, war, acts of terrorism and other events could adversely affect Valtech’s future revenues and operating income.

Natural disasters (including pandemics), war, terrorism, labor disruptions and international conflicts, and actions taken by governmental entities or by Valtech’s potential customers or suppliers in response to such events, could cause significant economic disruption and political and social instability in the areas in which Valtech operates.

Valtech needs to attract and retain key employees to be competitive.

Valtech’s ability to compete effectively depends upon its ability to attract and retain executives and other key employees, including people in technical, marketing, sales and research positions. Competition for experienced employees, particularly for persons with specialized skills, can be intense. Valtech’s ability to recruit such talent will depend on a number of factors, including compensation and benefits, work location and work environment. If Valtech cannot effectively recruit and retain qualified executives and employees, its business could be adversely affected.

Valtech is incorporated under the laws of, and its principal offices are located in, the State of Israel and therefore its business operations may be harmed by adverse political, economic and military conditions affecting Israel.

Valtech is incorporated under the laws of, and its principal executive offices and research and development facilities are located in, the State of Israel. In addition, some of its subcontractors and suppliers are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect its business.

In addition, a change in the security and political situation in Israel could have a material adverse effect on Valtech’s business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. In recent years, these have included hostilities between Israel and Hezbollah in Lebanon, and Israel and Hamas in the Gaza Strip, both of which resulted in rockets being fired into Israel causing casualties and disruption of economic activities. In addition, Israel faces internal uprisings resulting in organized and individual violent behavior and external threats. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could affect adversely Valtech’s operations. Ongoing and increased hostilities, the interruption or curtailment of trade between Israel and its trading partners or other Israeli political or economic factors could harm Valtech’s operations and product development and cause its sales to decrease.

Civil unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and these countries. Furthermore, several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. In addition, any hostilities involving Israel could have a material adverse effect on Valtech’s facilities. Similarly, Israeli corporations are limited in conducting business with entities from some countries in the region. These restrictive laws and policies may seriously limit Valtech’s ability, and that of the combined company, to sell its products in these countries.

Valtech’s property insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. However, the Israeli government is currently committed to covering the actual value of physical damages (but not business interruption costs) that are caused by terrorist attacks or acts of war, Valtech cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate Valtech fully for damages incurred. Any losses or damages incurred by Valtech could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm Valtech’s results of operations.

In the past, Valtech received Israeli government grants for certain of its research and development activities. The terms of those grants may require Valtech to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. Valtech may be required to pay penalties in addition to repayment of the grants.

Valtech’s research and development efforts were financed in part, through grants that Valtech received from the OCS. Notwithstanding the full repayment of these OCS grants, Valtech nevertheless must continue to comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, and related regulations. When a company develops know-how, technology or products using OCS grants, the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel is restricted without the prior approval of the OCS. Therefore, if aspects of Valtech’s technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing rights related to those aspects of such technologies. Furthermore, the OCS may impose certain conditions on any arrangement under which it permits Valtech to transfer technology or development out of Israel. Valtech may not receive those approvals or Valtech may find these conditions unfavorable.

Valtech is subject to risks arising from currency exchange rates, which could increase its costs and may have a negative effect on its results of operations.

Inflation in Israel or Europe or a weakening of the U.S. dollar against other currencies may have the effect of increasing the U.S. dollar cost of Valtech’s operations in that jurisdiction, which may have a material adverse impact on its results of operations. If the U.S. dollar declines in value in relation to one or more currencies, it may become more expensive to fund Valtech’s operations in the jurisdictions that use those other currencies.

In the future, Valtech expects that a substantial portion of its revenues will be generated in U.S. Dollars and Euros. Valtech’s financial records are maintained in New Israel Shekels (“NIS”), which is the functional currency of Valtech. As a result, Valtech’s financial results might be affected by fluctuations in the exchange rates of currencies in the countries in which Valtech’s products may be sold.

Currency exchange controls may restrict Valtech’s ability to utilize our cash flows.

Valtech intends to receive proceeds from sales of any prospective product Valtech may develop and also to pay its operational costs and expenses in U.S. Dollars, Euros and other foreign currencies. However, Valtech may be subject to existing or future rules and regulations on currency conversion. In 1998, the Israeli currency control regulations were liberalized significantly, and there are currently no currency controls in place. Legislation remains in effect, however, pursuant to which such currency controls could be imposed in Israel by administrative action at any time. Valtech cannot assure you that such controls will not be reinstated, and if reinstated, would not have an adverse effect on Valtech’s operations.

It may be difficult to enforce a U.S. judgment against Valtech, Valtech executive officers and directors and some of the experts named in this proxy statement/prospectus, or assert U.S. securities law claims in Israel.

It may be difficult to effect service of process on some or all of Valtech’s executive officers, directors and the experts named in this proxy statement/prospectus. Furthermore, much of Valtech’s assets and some of the assets of Valtech’s executive officers and directors and some of the experts named in this proxy statement/prospectus are located outside the United States. Therefore, a judgment obtained against Valtech or any of Valtech’s executive officers or directors in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult to assert U.S. securities law claims in original actions instituted in Israel.

Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. Even if an Israeli court agrees to hear such a claim, it may determine that Israeli, and not U.S., law is applicable to the claim. Under Israeli law, if U.S. law is found to be applicable to such a claim, the content of applicable U.S. law must be proved as a fact by expert witness, which can be a time-consuming and costly process, and certain matters of procedure would be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Furthermore, Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Valtech.

It is recommended that each stockholder or shareholder consult his or her own tax advisor as to the tax consequences of holding shares in, and receiving dividends from, Holdco. Holdco does not presently anticipate distributing dividends.

SELECTED HISTORICAL FINANCIAL DATA OF HEARTWARE

HeartWare is providing you with the following historical consolidated financial information to assist you in your analysis of the financial aspects of the Transactions. HeartWare derived (i) the financial information as of and for the fiscal years ended December 31, 2010 through December 31, 2014 from its audited consolidated financial statements for the fiscal years then ended and (ii) the financial information as of and for the nine months ended September 30, 2015 and 2014 from its unaudited condensed consolidated financial statements which include, in the opinion of HeartWare’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of HeartWare and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the nine months ended September 30, 2015 that HeartWare previously filed with the SEC and that are incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see “Where You Can Find More Information” beginning on page 171.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Operating Highlights:
Revenue, net	$208,756	$205,211	$278,420	$207,929	$110,922	$82,764	$55,164
Cost of revenue	$80,258	$68,846	$92,195	$76,468	$51,023	$32,932	$24,441
Selling, general and administrative expenses	$69,347	$65,765	$87,177	$76,524	$53,945	$42,314	$26,642
Research and development expenses	$93,355	$88,981	$122,432	$102,483	$83,548	$50,149	$33,108
Change in fair value of contingent consideration	$6,700	$(14,180)	$(23,260)	—	—	—	—
Other expense, net (a)	$30,951	$14,249	$19,242	$11,765	$10,124	$12,424	$370
Net loss	$(71,855)	$(18,450)	$(19,366)	$(59,311)	$(87,718)	$(55,055)	$(29,397)
Basic and diluted net loss per share	$(4.16)	$(1.09)	$(1.14)	$(3.69)	$(6.15)	$(3.94)	$(2.17)

	As of September 30,		As of December 31,
(in thousands)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Balance Sheet Highlights:
Cash, cash equivalents and short-term investments	$248,273	$180,265	$178,481	$200,476	$102,808	$163,182	$213,478
Total assets	$488,466	$428,862	$423,813	$429,827	$206,499	$240,732	$267,577
Convertible senior notes, net of discounts (b)	$188,790	$112,796	$114,803	$107,125	$100,315	$94,277	$88,922
Contingent liabilities (c)	$50,440	$52,820	$43,740	$67,000	—	—	—
Total stockholders’ (deficit) equity	$184,362	$203,168	$208,534	$198,607	$68,211	$126,784	$167,764

(a)	In the years ended December 31, 2014, 2013, 2012 and 2011, other expense includes approximately $13.1 million, $12.2 million, $11.4 million and $10.7 million, respectively, of interest expense associated with HeartWare’s 3.5% convertible senior notes due December 15, 2017.
(b)	At December 31, 2014, 2013, 2012, 2011 and 2010, the aggregate principal amount of HeartWare’s 3.5% convertible senior notes due December 15, 2017 was $143.75 million. At September 30, 2015 and 2014, the aggregate principal amounts of HeartWare’s 3.5% convertible senior notes due December 15, 2017 were $42.47 million and $143.75 million, respectively and at September 30, 2015, the aggregate principal amount of HeartWare’s 1.75% convertible senior notes due December 15, 2021 was $202.37 million.
(c)	On December 1, 2013, HeartWare acquired CircuLite, Inc. using a combination of cash and stock. In addition to the initial consideration paid at closing, the former CircuLite securityholders may be entitled to receive up to an additional $300 million in shares of HeartWare common stock (or cash, in certain cases, at HeartWare’s discretion) upon the achievement of five specified performance milestones and royalty payments. This liability is carried at its estimated fair value at the reporting dates.

SELECTED HISTORICAL FINANCIAL DATA OF VALTECH

The following historical consolidated financial information of Valtech is being provided to assist you in your analysis of the financial aspects of the Transactions. The financial information as of and for the fiscal years ended December 31, 2014 and December 31, 2013 is derived from Valtech’s historical audited consolidated financial statements and related notes for the fiscal years then ended and the financial information as of and for the nine months ended September 30, 2015 and 2014 is derived from Valtech’s unaudited condensed consolidated financial statements and related notes which include, in the opinion of Valtech’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see “Where You Can Find More Information” beginning on page 171 of this proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2015	2014	2014	2013
	(Unaudited)
Operating Highlights:
Total revenue	$—	$—	$—	$—
Cost of revenue	—	—	—	—
Selling, general and administrative expenses	2,175	1,174	1,949	1,960
Research and development expenses	8,860	7,838	10,433	9,145
Other expense, net	4,765	5,731	5,743	3,181

Net loss	(15,800)	(14,743)	(18,125)	(14,286)

	As of September 30 ,		As of December 31,
(in thousands)	2015	2014	2014	2013
	(Unaudited)
Balance Sheet Highlights:
Cash and cash equivalents	$1,958	$1,392	$1,749	$6,952
Total assets	5,195	3,512	3,852	12,155
Total liabilities	12,183	14,870	4,356	12,520
Total shareholders’ deficit	(6,596)	(11,119)	(250)	(215)

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma financial data (“selected pro forma data”) give effect to the combination of HeartWare and Valtech’s businesses under Holdco. The selected pro forma data have been prepared using the acquisition method of accounting under U.S. GAAP, under which the assets and liabilities of Valtech will be recorded by Valtech at their respective fair values as of the date the Transactions are completed. The selected Unaudited Pro Forma Condensed Combined Balance Sheet data as of September 30, 2015, gives effect to the Transactions as if they had occurred on September 30, 2015. The selected Unaudited Pro Forma Condensed Combined Statements of Income data for the nine months ended September 30, 2015 and the year ended December 31, 2014, give effect to Holdco’s results of operations as if the Transactions had occurred on January 1, 2014.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial statements (“pro forma statements”) of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma statements. In addition, the pro forma statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of both HeartWare and Valtech for the applicable periods, which have been incorporated in this proxy statement/ prospectus by reference. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of Transactions.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations

	Nine months ended September 30, 2015	Year ended December 31, 2014
(in thousands except for per share data)	(Pro Forma Combined)
Net revenues	$208,756	$278,420
Net loss attributable to common shareholders	$(83,704)	$(37,491)
Loss per common share – basic and diluted	$(3.73)	$(1.69)
Weighted-average number of common shares outstanding – basic and diluted	22,456	22,192

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2015
(in millions)	(Pro Forma Combined)
Total assets	$900,749
Long-term debt	$195,777
Total equity	$452,409

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement/prospectus and the documents incorporated into it by reference that refer to HeartWare’s, Valtech’s and Holdco’s estimated or anticipated future results or other nonhistorical facts are forward-looking statements that reflect HeartWare’s, Valtech’s and Holdco’s current perspective of existing trends and information as of the date of this proxy statement/prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. It is important to note that Holdco’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Holdco’s current expectations depending upon a number of factors affecting HeartWare’s business, Valtech’s business and risks associated with Transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful close of, the Transactions; subsequent integration of the companies and the ability to recognize the anticipated synergies and benefits of the Transactions; the receipt of required regulatory approvals for the Transactions (including the approval of antitrust authorities necessary to complete the Transactions); the anticipated size of the markets and continued and forecasted demand for HeartWare’s and Valtech’s products; the impact of competitive products and pricing; access to available financing on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the medical devices industry, including product liability claims and the availability of product liability insurance; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of clinical trials and product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of HeartWare’s and Valtech’s products and available reimbursement; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with governmental regulations applicable to HeartWare’s and Valtech’s facilities, products and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of medical device products; changes in tax laws or interpretations that could increase HeartWare’s consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in HeartWare’s periodic public filings with the SEC, including but not limited to HeartWare’s Annual Report on Form 10-K for the year ended December 31, 2014, and from time to time in Valtech’s and HeartWare’s other investor communications. Except as expressly required by law, Holdco, HeartWare and Valtech disclaim any intent or obligation to update or revise these forward-looking statements.

PART I

THE HEARTWARE SPECIAL MEETING AND THE TRANSACTIONS

THE SPECIAL MEETING OF HEARTWARE’S STOCKHOLDERS

Overview

This proxy statement/prospectus is being provided to HeartWare stockholders as part of a solicitation of proxies by the HeartWare Board for use at the special meeting of HeartWare stockholders and at any adjournments of such meeting. This proxy statement/prospectus is being furnished to HeartWare stockholders on or about                     . In addition, this proxy statement/prospectus constitutes a prospectus for Holdco in connection with the issuance by Holdco of shares of common stock to be delivered to HeartWare stockholders in connection with the Transactions. This proxy statement/prospectus provides HeartWare stockholders with information they need to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the HeartWare Special Meeting

HeartWare will hold a special meeting of stockholders on                     at                     , local time, at 200 Clarendon Street, 27th Floor, Boston, MA 02116.

Attendance

Only HeartWare stockholders on the HeartWare record date or persons holding a written proxy for any stockholder or account of HeartWare as of the record date may attend the HeartWare special meeting. Proof of stock ownership is necessary to attend. HeartWare stockholders whose shares are registered in the name of a broker or bank may attend the special meeting by bringing certification of identity, such as a driver’s license or passport, and proof of ownership as of the HeartWare record date to the HeartWare special meeting, such as a statement from a broker or bank indicating that shares are beneficially held on the stockholder’s behalf. The use of cameras, cell phones, PDAs and recording equipment will be prohibited at the HeartWare special meeting.

The Proposal

At the special meeting, HeartWare stockholders will vote to approve the Transactions Proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of HeartWare common stock as of the close of business on                      the record date for the HeartWare special meeting, will be entitled to notice of, and to vote at, the HeartWare special meeting or any adjournments thereof. On the HeartWare record date, there were             shares of HeartWare common stock outstanding, held by holders of record, and no shares of HeartWare preferred stock outstanding. Each outstanding share of HeartWare common stock is entitled to one vote on the Transactions Proposal.

Quorum

The stockholders present in person or by proxy holding a majority of the outstanding stock entitled to vote will constitute a quorum for the transaction of business at the HeartWare special meeting. HeartWare’s inspector of election intends to treat as “present” for these purposes stockholders who have submitted properly executed or transmitted proxies that are marked “abstain.”

Vote Required; Recommendation of the HeartWare Board

HeartWare stockholders are considering and voting on the Transactions Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Transactions. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

The affirmative vote of a majority of the outstanding shares of HeartWare common stock entitled to vote at the HeartWare special meeting and entitled to vote on the matter must be obtained in order for the Transactions Proposal to be approved. Because the vote required to approve this proposal is based upon the total number of outstanding shares of HeartWare common stock entitled to vote, abstentions and failures to vote will have the same effect as a vote AGAINST the Transactions Proposal.

The HeartWare Board recommends that you vote “FOR” the Transactions Proposal.

In accordance with the HeartWare Bylaws, the special meeting may be adjourned by the chairman of the special meeting. HeartWare does not intend to rely upon the discretionary authority of the proxy to adjourn the special meeting and will not seek any vote of stockholders to adjourn the special meeting. HeartWare may adjourn the special meeting to gather sufficient votes to constitute a quorum, provide additional information or solicit additional votes for the Transactions Proposal.

Share Ownership and Voting by HeartWare’s Officers and Directors

As of the HeartWare record date, the HeartWare directors and executive officers had the right to vote approximately shares of HeartWare common stock, representing approximately     % of the HeartWare common stock then outstanding and entitled to vote at the meeting. It is expected that the HeartWare directors and executive officers who are stockholders of HeartWare will vote “FOR” the Transactions Proposal, although none of them has entered into any agreement requiring them to do so.

Voting Your Shares

HeartWare stockholders may vote in person at the special meeting or by proxy. HeartWare recommends that you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the special meeting.

If you own shares in your own name, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”

If you are a HeartWare stockholder of record, you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote, your shares will be voted “FOR” the Transactions Proposal.

HeartWare stockholders may also vote over the Internet at www.envisionreports.com/HTWR or by telephone at 1-800-652-VOTE by close of business on the day immediately preceding the HeartWare special meeting. Voting instructions are printed on the proxy card you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Voting Shares Held in Street Name

If your shares are held in an account through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee.

If you do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on the Transactions Proposal.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares as to how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Broker non-votes will be considered present for the special meeting and will count towards a quorum for the meeting. However, because HeartWare requires a majority of its outstanding common stock to vote in favor of the Transactions to complete its acquisition of Valtech, a vote not present in person or represented by proxy at the special meeting is effectively a vote “AGAINST” such proposal.

Revoking Your Proxy

If you are a HeartWare stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	delivering a written revocation letter to the Secretary of HeartWare, provided that the written letter will be received prior to 2:00 a.m., Eastern Time on the date of the special meeting;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person.

Attendance at the special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Costs of Solicitation

HeartWare will bear the cost of soliciting proxies from its stockholders, as well as the costs associated with the filing, printing, publication and mailing of this proxy statement/prospectus to HeartWare’s stockholders.

HeartWare will solicit proxies by mail. In addition, the directors, officers and employees of HeartWare may solicit proxies from its stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. HeartWare will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of shares of HeartWare common stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

HeartWare expects to engage a professional proxy solicitation firm to assist in soliciting proxies for a fee.

HeartWare Stockholders Should Not Send in Their Stock Certificates With Their Proxy Cards.

HeartWare stockholders will be sent materials for exchanging their shares of HeartWare common stock shortly after the Effective Time.

Other Business

HeartWare is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, the proxies will have discretion to vote or act on those matters according to their best judgment, and they intend to vote the shares as the HeartWare Board may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding HeartWare’s special meeting, please contact                     , the proxy solicitation agent for HeartWare, by mail at                     .

THE TRANSACTIONS

The Transactions

On September 1, 2015, HeartWare, Valtech, Holdco, U.S. Merger Sub, ISR Merger Sub and the Shareholder Representative entered into the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, Holdco will acquire Valtech by means of the ISR Merger. The Transactions involve the cancellation of all of the capital stock of Valtech (except for the shares of Valtech held by HeartWare immediately prior to the Effective Time). Shares of Holdco common stock are then issued to the applicable Valtech shareholders, warrant holders and option holders. At the ISR Effective Time, each Recipient Party will be entitled to receive a certain number of shares of Holdco common stock, as determined pursuant to the Business Combination Agreement and discussed further in “The Business Combination Agreement.” Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Certificate of Incorporation and Bylaws of Holdco, which are expected to be substantially in the form attached hereto as Annex B. Minority security holders of Mitraltech will be entitled to receive 1.2% of the Valtech Merger Consideration. For a comparison of the rights and privileges of a holder of shares of Holdco common stock as compared to a holder of Valtech ordinary shares, please see “Comparison of the Rights of Holders of Valtech Shares and Holders of Holdco Common Stock” beginning on page 148 of this proxy statement/prospectus.

Subject to the terms and conditions of the Business Combination Agreement, Holdco will acquire HeartWare in the U.S. Merger. Pursuant to the Business Combination Agreement, each outstanding share of HeartWare common stock will be cancelled and automatically converted into the right to receive one newly and validly issued, fully paid-up share of Holdco common stock. Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Certificate of Incorporation and Bylaws of Holdco, which are expected to be substantially in the form attached hereto as Annex B. For a comparison of the rights and privileges of a holder of shares of Holdco common stock as compared to a holder of shares of HeartWare common stock, please see “Comparison of the Rights of Holders of HeartWare Common Stock and Holders of Holdco Common Stock” beginning on page 146 of this proxy statement/prospectus.

Based on the number of outstanding shares of HeartWare common stock and Valtech ordinary and preferred shares as of the record date, after giving effect to the Transactions, (i) HeartWare stockholders are expected to hold approximately 77% of the outstanding shares of Holdco common stock and (ii) security holders of Valtech and Mitraltech are expected to own approximately 23% of the outstanding shares of Holdco common stock.

As a result of the Transactions, both HeartWare and Valtech will become subsidiaries of Holdco, whose shares of common stock are expected to be listed for trading on The NASDAQ Global Market under the ticker symbol “HTWR.”

Background of the Transactions

The HeartWare Board and senior management regularly consider strategic opportunities potentially available to HeartWare to enhance stockholder value. These reviews focus on HeartWare’s business strategy in light of developments in the medical technology and healthcare environments, and include consideration of alternatives for developing, manufacturing and commercializing products under various scenarios, including by collaborating with other companies through various business development or business combination strategies. HeartWare management regularly obtains the advice and assistance of Perella Weinberg Partners L.P. (“PWP”) when considering strategic activity.

As part of HeartWare’s ongoing strategic-growth plan, the HeartWare Board and senior management have been tracking and evaluating opportunities within the structural heart space for approximately four years.

In early February 2012, Mr. Lawrence Best, the Chairman of the Board of Valtech, contacted Mr. Doug Godshall, the President and Chief Executive Officer of HeartWare, to discuss a potential strategic alliance between HeartWare and Valtech. Mr. Best proposed that representatives of Valtech and HeartWare meet in order to provide HeartWare with information regarding Valtech’s technology and business.

On February 14, 2012, Mr. Godshall and Mr. Larry Knopf, the Senior Vice President and General Counsel of HeartWare, met with Mr. Best at HeartWare’s offices in Framingham, Massachusetts. During the meeting, Mr. Best provided general information regarding Valtech’s technology and business.

On February 16, 2012, HeartWare and Valtech entered into a mutual non-disclosure agreement to allow their respective management teams to share confidential or non-public information with each other in order to explore a possible business relationship.

The HeartWare Board met on February 22, 2012 and discussed opportunities in the mitral valve space, market adjacencies and customer overlap with HeartWare’s core business, and positioning relative to other potential participants. The HeartWare Board believed that additional due diligence on potential alternatives was warranted.

Following the board meeting and after signing the mutual non-disclosure agreement, representatives of HeartWare and Valtech periodically held telephone conferences or exchanged emails to discuss Valtech’s technology and business. In addition, Mr. D. Stuart Logan, Director of New Business Development and Strategic Planning of HeartWare, began to conduct further due diligence on the structural heart space generally, including by attending scientific conferences and engaging key opinion leaders.

In early summer 2013, Mr. Best contacted Mr. Godshall to again discuss a potential strategic relationship between HeartWare and Valtech. Mr. Godshall extended an invitation to Mr. Best for Mr. Best and members of Valtech’s senior management to meet with him and other HeartWare representatives at HeartWare’s Framingham facility.

Mr. Best accepted Mr. Godshall’s invitation and, on July 10, 2013, Mr. Godshall and Mr. Logan met with members of Valtech’s senior management to discuss Valtech’s technology and business. The attendees specifically discussed Valtech’s robust pipeline of product candidates.

After the July 10, 2013 meeting, HeartWare’s management engaged in due diligence with representatives of Valtech. These discussions included a meeting, on July 30, 2013, between Mr. Godshall and representatives of a broad cross-section of Valtech employees held at Valtech’s facility in Or Yehuda, Israel. The meeting included detailed presentations of Valtech’s business, in-depth, hands-on review of each of Valtech’s technologies and a tour of the Or Yehuda facility.

On August 13, 2013, Mr. Godshall presented various strategic options to the HeartWare Board for its consideration. The mitral valve space, and specifically Valtech, was one of the multiple options covered.

At the September 11, 2013 HeartWare Board meeting, HeartWare’s board reviewed a detailed presentation from management on strategic opportunities within the structural heart field. The presentation highlighted mitral valve repair and replacement and identified Valtech as a potential investment opportunity. In executive session, the HeartWare Board authorized a HeartWare investment in Valtech.

Mr. Godshall and Mr. Best discussed a possible investment as well as a possible business combination on September 12, 2013. It was determined that an investment would be the preferred course of action at that time to allow for further discussions and more involved due diligence efforts prior to any potential business combination.

On October 7, 2013, HeartWare made a $10 million investment in Valtech in exchange for a convertible promissory note.

After October 7, 2013, in the ordinary course of their respective businesses, representatives of HeartWare and Valtech periodically met in person, held telephone conferences and exchanged emails to discuss Valtech’s business, including developments in Valtech’s technologies. Further, Mr. Logan continued to attend scientific conferences and industry meetings throughout the world, and to discuss mitral and tricuspid valve therapies with physicians and key opinion leaders.

On November 18, 2013, HeartWare engaged Health Advances, LLC (“Health Advances”) to provide market research and analysis within the field of mitral regurgitation. Health Advances conducted numerous in-depth interviews with German and U.S. interventional cardiologists and cardiac surgeons, surveyed a wide variety of interventional cardiologists and general cardiologists, and conducted secondary market research in order to provide a market evaluation opportunity assessment for HeartWare. Health Advances discussed the results of their analysis with HeartWare senior management on January 30, 2014, and HeartWare senior management decided to continue to perform due diligence on Valtech and the mitral valve space.

On September 24, 2014, Mr. Godshall met with Mr. Best in Framingham to again discuss a possible strategic alliance or business combination of Valtech and HeartWare, and specifically, discussed possible business combination structures.

On October 7, 2014, the convertible promissory note previously issued by Valtech to HeartWare was converted pursuant to its terms, and Valtech issued 177,550 shares of preferred stock to HeartWare, reflecting an approximately 3% interest in Valtech.

On January 15, 2015, the HeartWare Board formed a special committee to review and evaluate possible strategic transactions involving cardiac valve repair and replacement technologies. The HeartWare special committee was composed of all members of the HeartWare Board, except for Dr. Seth Harrison, a director of HeartWare, who was not included on the HeartWare special committee due to potential conflict of interest related to Dr. Harrison’s position as a principal at Apple Tree Partners and Apple Tree Partners’ investment in Tendyne Holdings, Inc., a mitral valve replacement company, which subsequently announced its entry into a definitive agreement to be acquired by Abbott Laboratories on July 30, 2015. Between January 29, 2015 and July 28, 2015, this special committee held twelve formal meetings to discuss structural heart opportunities. During these discussions, the HeartWare special committee reviewed the competitive landscape with respect to mitral and tricuspid valve replacement and repair.

In connection with the efforts of the HeartWare special committee and senior management, HeartWare engaged Latham & Watkins LLP (“Latham”), outside corporate counsel to HeartWare, and Kacvinsky Daisak Bluni PLLC (“KDB”), outside intellectual property counsel to HeartWare.

After the formation of the HeartWare special committee, HeartWare conducted substantial, in-depth due diligence of multiple development stage companies focused on therapeutic devices to correct mitral and tricuspid valve regurgitation, but ultimately chose not to enter into strategic relationships with those companies in favor of pursuing Valtech. Soon after, a series of acquisitions by larger strategic cardiac companies of companies focused on mitral valve repair were announced at substantial purchase prices. That timing demonstrated that there was a reasonably narrow window of opportunity for HeartWare to capitalize upon its strategic investment in Valtech through an outright acquisition.

On March 21-24, 2015, Mr. Logan met with representatives of Valtech in Israel, to observe a Cardiovalve animal implant and assess the current Cardiovalve design.

On April 8, 2015, the HeartWare special committee held a meeting that was also attended by representatives of senior management and PWP. At the meeting, the strategic rationale for a potential business combination with Valtech was discussed, including a discussion of the strategic opportunity, portfolio of pipeline product candidates and key features, and initial terms and conditions of the proposed transaction. The HeartWare special committee authorized senior management to continue pursuing a potential business combination transaction with Valtech and to proceed with further due diligence.

On April 9, 2015, Mr. Godshall met with Mr. Best to discuss initial terms of a potential business combination transaction between Valtech and HeartWare. Mr. Best proposed up-front equity consideration equivalent to approximately 30% of the combined company plus significant additional amounts payable upon the achievement of revenue milestones.

On April 12, 2015, the HeartWare special committee held another meeting that was also attended by representatives of HeartWare senior management. Mr. Godshall updated the special committee regarding, among other things, the potential business combination transaction with Valtech, the April 9, 2015 meeting with Mr. Best and the initial terms discussed with Mr. Best. The special committee reviewed the risks inherent in the potential business combination as well as mitigations to potentially lessen those risks. After discussion, the special committee authorized HeartWare senior management to continue negotiations with Valtech regarding the proposed terms of the business combination transaction.

On April 14, 2015, Mr. Godshall presented HeartWare’s counter proposal to Mr. Best. HeartWare proposed a reduction in the up-front equity consideration to approximately 21% of the combined company spread over two or more development milestones plus earnout payments totaling $800 million based on revenue tiers scaling from $100 million to $750 million in a trailing 12-month period for Valtech products. Later that day, Mr. Best responded with a further revised proposal. This proposal included up-front equity consideration equal to approximately 25% of the combined company and proposed total sales-based earnout payments based on revenue tiers scaling from $150 million to $650 million in a trailing 12-month period for Valtech products.

On April 28, 2015, representatives of HeartWare senior management had a telephonic discussion with representatives of PWP during which they discussed the proposed terms of the potential business combination transaction with Valtech.

On May 7, 2015, Mr. Godshall and Mr. Best spoke again to discuss the proposed terms of the potential business combination transaction between HeartWare and Valtech.

On May 11, 2015, representatives of each of Latham and Willkie Farr & Gallagher LLP (“Willkie”), outside counsel to Valtech, had a telephone conference regarding the current status of the negotiations of the potential business combination transaction between HeartWare and Valtech, including the estimated timeline for completing such a transaction, key deal parameters, including earnout amounts, up-front payment amounts and triggers for the earnout payments, and proposed transaction structures, including an inversion structure or a domestic holding company structure. Following that discussion, on May 15, 2015, Latham reviewed the key open terms with HeartWare senior management.

From approximately May 11, 2015 through the signing of the Business Combination Agreement, HeartWare and its advisors continued to conduct due diligence with respect to Valtech, which due diligence included management presentations, the exchange of documents and financial information, and numerous due diligence telephone conferences.

On May 16, 2015, Mr. Godshall exchanged emails and had a telephone conference with Mr. Best to discuss the status of negotiations, including key open terms. During the discussions, each party reiterated their previous positions on the key open terms, including the proposed merger consideration.

On May 19, 2015, Mr. Godshall updated the HeartWare special committee regarding, among other things, the current status of negotiations of the potential business combination transaction between HeartWare and Valtech.

On May 20, 2015, Mr. Godshall and Mr. Logan met with Mr. Best in Paris, France to discuss the current status of negotiations. Following the meeting, Mr. Logan sent Mr. Best a summary of the key terms and items that were discussed in the meeting, including up-front equity consideration equal to approximately 25% of the combined company, warrants to purchase shares of the combined company exercisable following achievement of

$75 million in trailing 12-month revenue for Valtech products, earnouts payable in cash or stock totaling $700 million based on revenue scaling from $200 million to $500 million and customary escrow and lock-up provisions.

Also on May 20, 2015, and again on May 21, 2015, representatives of HeartWare attended sessions in Paris, France at EuroPCR, a scientific conference focused on interventional cardiovascular medicine, at which representatives of Valtech presented information regarding, among other things, Valtech’s Cardioband product.

On May 21, 2015, HeartWare executed an engagement letter retaining Amit Pollak Matalon & Co. (“APM”), as its Israeli counsel, to advise HeartWare on matters of Israeli law relating to the potential business combination transaction between HeartWare and Valtech.

On May 26-29, 2015, representatives of HeartWare and KDB met with representatives of Valtech, Goldfarb Seligman & Co. (“Goldfarb”), Israeli counsel to Valtech, and Sanford T. Colb & Co. (“Sanford”), intellectual property counsel to Valtech, for due diligence meetings held at Valtech’s facilities in Or Yehuda, Israel. A broad set of HeartWare functional leaders attended this visit to further assess all aspects of Valtech technology, process and personnel. In addition to meetings at the Valtech facility, this trip included observations of a Cardioband human implant and Cardiovalve animal implants.

On May 30, 2015, Mr. Godshall had a telephone conversation with Mr. Best to discuss the outcome of recent due diligence, including open items from the May 26-29, 2015 meetings in Israel between representatives of HeartWare and Valtech, and to discuss the current status of negotiations between the parties.

On June 1, 2015, members of HeartWare senior management met with Mr. Best and certain significant Valtech investors and board members in New York, New York for a reverse-diligence meeting. At this meeting, HeartWare senior management overviewed HeartWare’s history, current market position, capabilities and challenges and technology pipeline, as well as developments in the ventricular assist industry. Specific attention was paid to the benefits of a HeartWare-Valtech combination and integration expectations.

On June 3, 2015, the HeartWare special committee held a meeting that was also attended by members of HeartWare’s senior management and PWP to discuss, among other things, the potential business combination transaction between HeartWare and Valtech, including the preliminary results of the ongoing due diligence investigation and market research conducted by HeartWare and its advisors, and details on the transaction structure, including the proposed merger consideration. Throughout extensive discussion on these points, the HeartWare special committee provided feedback to HeartWare senior management on the preferred parameters on the open issues, including the proposed merger consideration.

On June 5, 2015, Mr. Godshall had a telephone conference with Mr. Best to discuss the June 3, 2015 HeartWare special committee meeting, including the special committee’s recommended parameters on the proposed merger consideration and structure, including the amount and trigger of earnout payments, and the rights of the parties upon termination. During this discussion, Mr. Godshall indicated that the then-proposed merger consideration and structure would not be acceptable to HeartWare.

On June 10, 2015, Mr. Godshall and Mr. Best had a telephone conference to discuss the current status of negotiations and open deal terms, during which discussion Mr. Best proposed an alternate price, consisting of 5.9 million shares of up-front equity consideration, warrants exercisable for 850,000 shares upon reaching $75 million of trailing 12-month revenue for Valtech products, and a decrease in the previously proposed earnout payments to a single payment of $375 million, payable only upon reaching $450 million of trailing 12-month revenue for Valtech products, with any unpaid contingent payments accelerating upon a change of control of HeartWare.

Later on June 10, 2015 and again on June 11, 2015, Mr. Godshall and other members of HeartWare senior management had discussions with representatives of PWP regarding the proposed consideration and other proposed terms, including the potential tax implications of the proposed deal structure.

On June 17-18, 2015, representatives of HeartWare and KDB held due diligence telephone conferences with representatives of Valtech and Sanford to discuss matters relating to Valtech’s intellectual property.

On June 18, 2015, the HeartWare special committee held a meeting that was also attended by members of HeartWare’s senior management and PWP to discuss, among other things, the potential business combination transaction between HeartWare and Valtech, including the results of the ongoing due diligence investigation and market research conducted by HeartWare and its advisors, and details of the proposed transaction structure, including the alternative consideration proposed by Valtech around June 10, 2015, the expected transaction timing and next steps. Throughout extensive discussion on these points, the HeartWare special committee provided feedback to HeartWare senior management on the preferred parameters on the issues that remained open for negotiation, including the proposed consideration, and authorized HeartWare senior management to continue negotiations and due diligence for a potential business combination transaction with Valtech.

On June 22, 2015, Mr. Godshall had a telephone conversation with Mr. Best to provide an update on the June 18, 2015 HeartWare special committee meeting and to discuss the status of negotiations, the proposed deal structure, price and timing, and next steps going forward regarding the potential business combination transaction. During the discussion, Mr. Best also indicated Valtech’s potential need for financing in the near-term, and proposed that HeartWare execute a $5 million convertible promissory note as a source of interim funding until the completion of the proposed business combination transaction.

Between June 23, 2015 and June 25, 2015, HeartWare and Valtech, through their respective counsel, Latham and Willkie, exchanged several rounds of proposed terms and modifications, throughout which period Mr. Best and Mr. Godshall were in contact several times by email and telephone to discuss the status of negotiations between the parties and the proposed terms of the business combination transaction between Valtech and HeartWare.

On June 30, 2015, Messrs. Godshall and Knopf met with Mr. Best at HeartWare’s offices in Framingham to discuss the status of negotiations and proposed terms of the business combination transaction and $5 million interim funding promissory note. At the meeting, Mr. Best provided revised proposed terms and comments to the promissory note, and Messrs. Knopf, Godshall and Best discussed these proposed terms and comments. Later on June 30, 2015, HeartWare senior management discussed with representatives of Latham and PWP the revised proposed terms presented by Mr. Best at the meeting.

Also on June 30, 2015, and again on July 1, 2015, Messrs. Godshall and Best exchanged several emails and had a telephone conversation regarding the proposed terms of the lock-up agreement (the “lock-up”) to be entered into by certain Valtech shareholders in connection with the proposed business combination transaction. Following that date until the announcement of the transaction, representatives of Valtech, HeartWare, PWP, Latham and Willkie negotiated and finalized the terms of the lock-up.

On July 1, 2015, Mr. Godshall sent Mr. Best revised proposed key terms of the potential business combination transaction.

On July 2, 2015, Mr. Best contacted Mr. Godshall by email to discuss the status of negotiations between the parties and the remaining open issues on the proposed terms of the business combination transaction between Valtech and HeartWare.

Later on July 2, 2015, representatives of Willkie and Valtech circulated revised proposed key terms for the business combination transaction and the interim $5 million promissory note, and representatives of Willkie, Valtech, Latham and HeartWare had a telephone conference to discuss the status of negotiations between the parties and proposed terms.

Also on July 2, 2015, representatives of HeartWare had an initial telephone conference with representatives of Ernst & Young, LLP (“E&Y”) to discuss the potential tax implications of the proposed transaction structure.

On July 3, 2015, Mr. Best contacted Mr. Godshall by email to discuss the status of negotiations between the parties and the remaining open issues on the proposed terms of the potential business combination transaction.

On July 6, 2015, the HeartWare special committee held a meeting that was also attended by members of HeartWare’s senior management and PWP to discuss, among other things, the proposed $5 million convertible promissory note to be executed by HeartWare in order to provide Valtech with interim funding prior to the potential business combination transaction between HeartWare and Valtech. The special committee also discussed details of the proposed business combination transaction structure, including expected transaction timing, next steps and the proposed consideration. Members of HeartWare senior management also discussed with the HeartWare special committee certain aspects of the proposed operations and potential financial performance of the combined organization, and provided additional information related to the ongoing due diligence investigation of Valtech and HeartWare’s market research. Throughout extensive discussion on these points, the HeartWare special committee provided feedback to HeartWare senior management on the preferred parameters on the issues that remained open for negotiation, including the proposed consideration, and authorized HeartWare senior management to execute the $5 million promissory note, and continue negotiations for a potential business combination transaction with Valtech.

On July 7, 2015, representatives of HeartWare’s senior management team had a telephone conference with representatives of Canaccord Genuity to discuss potentially retaining Canaccord Genuity as a financial advisor with respect to the proposed business combination transaction. Following the July 7, 2015 discussion, on July 8, 2015, HeartWare and Canaccord Genuity executed a non-disclosure agreement.

On July 9, 2015, the terms of the $5 million convertible promissory note were finalized, following which, on July 10, 2015, HeartWare and Valtech executed the $5 million convertible promissory note. As requested by the HeartWare special committee, the promissory note included a no-shop provision which prohibited Valtech from discussing strategic alternatives with parties other than HeartWare through September 15, 2015.

On July 13, 2015 and July 14, 2015, representatives of HeartWare’s senior management team met with representatives of Valtech in meetings held at Valtech’s facilities in Or Yehuda, Israel, to discuss due diligence and other matters relating to the potential business combination transaction between HeartWare and Valtech.

Also on July 14, 2015, Mr. Logan met with Mr. Best in Tel Aviv, Israel, and discussed, among other things, the status of negotiations between the parties.

On July 15, 2015, the HeartWare special committee held a meeting that was also attended by members of HeartWare’s senior management and PWP to discuss, among other things, the proposed tax structure of the business combination transaction. Members of HeartWare senior management discussed with the HeartWare special committee details of the proposed tax structure, and responded to questions from members of the HeartWare special committee. After extensive discussion on these points, the HeartWare special committee provided feedback to HeartWare senior management on the preferred tax structure of the business combination transaction, and authorized HeartWare senior management to continue its negotiations with Valtech.

Between July 15, 2015 and July 28, 2015, HeartWare senior management had multiple discussions with its advisors, including representatives of E&Y, Canaccord Genuity, PWP, APM, KDB and Latham, to discuss the proposed deal terms, including the proposed consideration, the proposed deal structure and its potential tax implications, and various due diligence matters.

On July 22, 2015, Latham sent Willkie an initial draft of the full Business Combination Agreement. Following that date and continuing until the announcement of the transaction, representatives of HeartWare, Valtech, Latham, Willkie, APM, KDB and Goldfarb negotiated and finalized the terms of the Business Combination Agreement. Key contractual terms discussed as part of the negotiation included HeartWare obligations related to achieving the milestones, indemnification parameters, available recourse for HeartWare, acceleration of unpaid milestone payments upon a change-of-control, post-closing voting agreements, lock-up provisions and payments due if the agreement is terminated.

On July 28, 2015, the HeartWare special committee held a meeting that was also attended by representatives of senior management, E&Y, PWP and Latham. During the meeting, Mr. Knopf and representatives of Latham reviewed with the HeartWare special committee its fiduciary duties under applicable law. Members of the HeartWare senior management team then provided an update regarding HeartWare’s market research and the status of negotiations regarding the potential business combination transaction with Valtech.

Later in the July 28, 2015 HeartWare special committee meeting, representatives from PWP reviewed four potential strategic alternatives available to HeartWare: (i) continuing as a stand-alone company, executing the base VAD business while continuing to evaluate opportunistic acquisition opportunities, (ii) pursuing a potential sale of the company, (iii) acquiring Valtech in the proposed business combination transaction, and (iv) pursuing a potential sale of the combined company after acquiring Valtech in the proposed business combination transaction. PWP outlined the advantages and disadvantages, probability and financial implications of the potential alternatives and discussion ensued. The HeartWare special committee considered, among other things, near-term potential commercial headwinds, implications of the announced acquisition of Thoratec Corporation by St. Jude Medical Inc., clinical and regulatory uncertainty typical for medical device companies, timing and probability of a third party offer to acquire HeartWave which would likely be non-accretive in the near term, the value of a broader heart failure product offering to strategic acquirors, recent strategic interest in structural heart technology and the range of possible shareholder reactions to each of the strategic alternatives. After discussion, the special committee believed that pursuing the Valtech transaction offered a potentially transformational opportunity to expand HeartWare’s participation along the continuum of heart failure patients, accelerate revenue growth and enhance pipeline cadence. Moreover, announcement of a proposed transaction with Valtech would not foreclose a strategic acquiror from offering to acquire HeartWare as a stand-alone business prior to closing, or as a combined business after closing.

Later in the July 28, 2015 HeartWare special committee meeting, members of HeartWare senior management and representatives of E&Y discussed with the HeartWare special committee the proposed tax structure of the potential business combination transaction with Valtech, including a discussion of the potential benefits and risks of an inversion structure as compared to other structural alternatives.

After this discussion, which included extensive discussions regarding the potential benefits and risks associated with the business combination transaction, as described more fully below in the section entitled “The Transactions—Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions” of this proxy statement/prospectus, the HeartWare special committee determined that the potential business combination transaction with Valtech remained the best strategic alternative to enhance value for HeartWare’s stockholders. The HeartWare special committee directed management and HeartWare’s advisors to continue negotiating the business combination transaction with Valtech, but emphasized that maintaining HeartWare’s optionality with respect to the form of consideration for the contingent $375 million milestone payment was of paramount importance.

Also on July 28, 2015, Mr. Best contacted Mr. Godshall by email to discuss the status and process of negotiations between the parties.

On July 31, 2015, Mr. Godshall had a telephone conference with Dr. Harrison, to update Dr. Harrison regarding the potential business combination transaction with Valtech.

On August 3, 2015, and again on August 4, 2015, members of senior management of HeartWare and Valtech held a meeting in Boston, Massachusetts, which was also attended by representatives of each of Latham and Willkie, to discuss the potential business combination transaction. During the two meetings, the parties discussed the proposed consideration, key open issues, including the terms for acceleration of unpaid milestone payments upon a change-of-control, the rights of the parties upon termination and the amount, type and trigger of any associated termination fees, and a few other less significant items requiring resolution.

On August 7, 2015, Mr. Godshall updated Mr. Best regarding the position of the HeartWare Board on the proposed structure of the transaction.

Also on August 7, 2015, Latham sent Willkie an initial draft of the proposed form of warrant. Following that date until the announcement of the transaction, representatives of HeartWare, Valtech, Willkie, Latham, APM and Goldfarb negotiated and finalized the terms of the warrant.

On August 11, 2015, and again on August 12, 2015, members of senior management of HeartWare and Valtech held a meeting in Boston, Massachusetts, which was also attended by representatives of each of Latham and Willkie, to discuss the potential business combination transaction. During the two meetings, the parties discussed remaining open issues, including the proposed consideration, the treatment of Valtech options, including whether all options would accelerate at closing or if HeartWare would potentially adopt Valtech’s option plan following the transaction, and other less significant items requiring resolution.

On August 13, 2015, the entire HeartWare Board held a meeting that was also attended by representatives of senior management, PWP, Canaccord Genuity and Latham. During the meeting, Mr. Knopf and representatives of Latham reviewed with the HeartWare Board its fiduciary duties under applicable law and summarized the principal terms of the latest drafts of the transaction documentation. Canaccord Genuity presented a process overview and initial valuation analyses to the HeartWare Board. The HeartWare Board engaged in extensive discussions regarding the potential benefits and risks associated with the transaction, as described more fully below in the section entitled “The Transactions—Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions” of this proxy statement/prospectus, the projections referred to below in the section entitled “The Transactions—Certain Financial Forecasts” of this proxy statement/prospectus, and the potential synergies and revenue opportunities that might result from a combination of HeartWare and Valtech. The HeartWare Board concluded that the potential business combination with Valtech was the best alternative available to enhance stockholder value.

Between August 14, 2015 and August 21, 2015, Messrs. Best and Godshall communicated several times by email to discuss the remaining open issues regarding the transaction documents and the status and process of negotiations between the parties.

On August 16, 2015, Latham sent Willkie an initial draft of the proposed stockholder voting agreement to be entered into by certain Valtech shareholders. Following that date until the announcement of the transaction, representatives of HeartWare, Valtech, Willkie, Latham, APM and Goldfarb negotiated and finalized the terms of the stockholder voting agreements.

On August 18, 2015, Mr. Logan had a telephone conversation with Mr. Gross to discuss, among other things, open due diligence items and potential integration planning.

On August 24, 2015, Mr. Best met with Mr. Godshall and other representatives of HeartWare senior management in Framingham to discuss the remaining open issues regarding the transaction documents, and the status and process of negotiations between the parties. During the discussion, Mr. Godshall also updated Mr. Best regarding certain aspects of HeartWare’s business.

Also on August 24, 2015, HeartWare executed a formal engagement letter with PWP.

On August 25, 2015, Latham sent Willkie an initial draft of the proposed shareholder support agreement to be entered into by certain Valtech shareholders. Following that date until the announcement of the transaction, representatives of HeartWare, Valtech, Willkie, Latham, APM and Goldfarb negotiated and finalized the terms of the shareholder support agreements.

On August 28, 2015, Latham sent Willkie an initial draft of the proposed escrow agreement. Following that date until the announcement of the transaction, representatives of HeartWare, Valtech, Willkie, Latham, APM and Goldfarb negotiated and finalized the form of the escrow agreement.

On August 30, 2015, the HeartWare Board held a meeting that was also attended by representatives of senior management, PWP, Canaccord Genuity and Latham. During the meeting, Mr. Knopf and representatives of Latham reviewed with the HeartWare Board its fiduciary duties under applicable law and summarized the terms of the proposed final Business Combination Agreement with Valtech and the related transaction documentation. Canaccord Genuity then made a detailed financial presentation to the HeartWare Board, including discussion of the valuation analyses referred to in the section entitled “The Transactions—Opinion of Canaccord Genuity Inc.” of this proxy statement/prospectus. Thereafter, Canaccord Genuity rendered its oral opinion to the HeartWare Board, later confirmed by delivery of a written opinion dated September 1, 2015, to the effect that, as of such date, and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in such opinion, the consideration to be paid by HeartWare in the transaction is fair, from a financial point of view, to HeartWare, as discussed below in the section entitled “The Transactions—Opinion of Canaccord Genuity Inc.” of this proxy statement/prospectus. The opinion delivered by Canaccord Genuity is attached to this proxy statement/prospectus as Annex C. Following additional discussion and consideration of the proposed business combination transaction with Valtech, the HeartWare Board unanimously determined to proceed with the proposed business combination transaction with Valtech, and (i) approved the Business Combination Agreement and the consummation of the Transactions, upon the terms and conditions set forth in the Business Combination Agreement, (ii) determined that the terms of the Business Combination Agreement, the U.S. Merger, the ISR Merger and the other transactions contemplated by the Business Combination Agreement are fair to and in the best interests of HeartWare and its stockholders, (iii) declared that the Business Combination Agreement is advisable, (iv) directed that the Business Combination Agreement be submitted to the stockholders of HeartWare, and (v) resolved to recommend that the stockholders of HeartWare vote to adopt the Business Combination Agreement.

On September 1, 2015, HeartWare, Valtech, Holdco, US Merger Sub and ISR Merger Sub executed the Business Combination Agreement, and HeartWare and the relevant shareholders from Valtech executed the stockholder voting and support agreements.

Following the execution of the Business Combination Agreement on September 1, 2015, HeartWare issued a press release announcing its intention to acquire Valtech on the terms contained in the Business Combination Agreement, and members of HeartWare and Valtech senior management held an investor call at approximately 5:00 pm EST on September 1, 2015.

Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions

At its meeting on August 30, 2015, the HeartWare Board unanimously approved the Business Combination Agreement and determined that the terms of the Transactions will further the strategies and goals of HeartWare. The HeartWare Board unanimously recommends that the stockholders of HeartWare vote FOR the approval of the Transactions Proposal.

The HeartWare Board considered many factors in making its determination that the terms of the Transactions are advisable, consistent with and in furtherance of, the strategies and goals of HeartWare. In arriving at its determination, the HeartWare Board consulted HeartWare’s senior management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the Transactions are likely to result in significant strategic and financial benefits to HeartWare and its stockholders. In particular:

•	the HeartWare Board believes, based in part on the judgment, advice and analysis of HeartWare senior management and financial advisers with respect to the potential strategic, financial and operational benefits of the Transactions (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Valtech), that Valtech products represent a sizeable market opportunity, and may provide new medical benefits for patients and attractive financial returns for investors;

•	the HeartWare Board believes that the large, unmet clinical need with respect to mitral and tricuspid valve disease, combined with Valtech’s broad portfolio of repair and replacement technologies designed to address multiple etiologies, provides a unique strategic opportunity to grow HeartWare’s existing business within the field of heart failure therapy;

•	the HeartWare Board believes that the opportunity to introduce a broad portfolio of new products to existing HeartWare customers as well as new customers will increase Holdco’s ability to grow within the field of heart failure therapy;

•	the HeartWare Board also reviewed with the management of HeartWare the current plans of Valtech for developing Valtech’s portfolio of products to confirm the likelihood that the combined organization would possess sufficient financial and technical resources to allow the management team to focus on the continued development and anticipated commercialization of both Valtech products and HeartWare’s pipeline products; and

•	the HeartWare Board believes that potential commercial and operational synergies, such as overlapping customer and referral base, common heart failure patient and disease states, breadth of product offering to physicians and hospitals and sales expertise, between HeartWare and Valtech’s businesses and from the use of best practices of each company will drive greater efficiencies.

These beliefs are based in part on the following factors that the HeartWare Board considered:

•	its knowledge of the Valtech business, operations, financial condition, earnings, strategy and future prospects and the results of HeartWare’s due diligence review of Valtech;

•	Valtech’s offering of a broad portfolio of repair and replacement technologies rather than a single product or narrow group of products;

•	Valtech’s opportunity to extend its business beyond mitral valves to tricuspid valves;

•	Valtech’s qualified and professional team of executives, engineers and other personnel;

•	the immaturity of the mitral and tricuspid valve heart failure therapy markets, allowing HeartWare the opportunity to compete for leading technologies;

•	the anticipated market capitalization, balance sheet, free cash flow, liquidity and capital structure of Holdco;

•	the significant long-term value represented by the expected increased cash flow and earnings improvement of Holdco over time;

•	the potential expiration of pre-signing restrictions on Valtech from soliciting, negotiating, or entering into any agreement with a third party providing for the acquisition of Valtech through September 15, 2015;

•	the post-signing restrictions on Valtech from soliciting, negotiating, or entering into any agreement with a third party providing for the acquisition of Valtech through the earlier of the ISR Effective Time or termination of the Business Combination Agreement pursuant to its terms;

•	the limited number and nature of the conditions to Valtech’s obligation to complete the Transactions;

•	the fact that the Transactions are subject to the approval of the Business Combination Agreement by HeartWare stockholders;

•	the likelihood that the Transactions will be completed on a timely basis;

•	its knowledge of the HeartWare business, operations, financial condition, earnings, strategy and future prospects;

•	the financial statements of Valtech;

•	the current and prospective competitive climate in the medical devices industry, including the potential for further consolidation;

•	the Transactions are not expected to be taxable for U.S. federal income tax purposes to HeartWare stockholders;

•	the Opinion of Canaccord Genuity rendered to the HeartWare Board that, as of September 1, 2015, and based upon the various assumptions, considerations, qualifications and limitations set forth in the Opinion, the Valtech Merger Consideration was fair, from a financial point of view, to HeartWare, and the related presentation and financial analyses of Canaccord Genuity provided to the HeartWare Board in connection with the rendering of the Opinion, in each case as more fully described in the section entitled “– Opinion of Canaccord Genuity”; and

•	the current and prospective economic environment and increasing competitive burdens and constraints facing HeartWare.

The HeartWare Board weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Transactions, including the following:

•	the substantial expenses to be incurred in connection with the Transactions;

•	the possible volatility, at least in the short term, of the trading price of the HeartWare common stock resulting from the announcement of the Transactions;

•	the risk that the Transactions might not be consummated in a timely manner or at all, and the potential adverse effect of the public announcement of the Transactions, or on the delay or failure to complete the Transactions, on the reputation of HeartWare;

•	the risk to HeartWare’s business, operations and financial results in the event that the Transactions are not consummated;

•	the adverse impact that business uncertainty pending Closing could have on the ability to attract, retain and motivate key personnel until the consummation of the Transactions;

•	the risk of the provisions in the Business Combination Agreement relating to the payment of a $30 million convertible promissory note if the Business Combination Agreement is terminated;

•	the challenges inherent in the combination of two business enterprises of HeartWare and Valtech, including the possibility that the anticipated synergies and other benefits sought to be obtained from the Transactions might not be achieved in the time frame contemplated or at all, or the other numerous risks and uncertainties which could adversely affect Holdco’s operating results;

•	the ability of management to oversee two business enterprises requiring significant technological and market development;

•	that failure to complete the Transactions could cause HeartWare to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The HeartWare Board concluded that the uncertainties, risks and potentially negative factors relevant to the Transactions were outweighed by the potential benefits that it expected HeartWare and HeartWare stockholders would achieve as a result of the Transactions.

This discussion of the information and factors considered by the HeartWare Board includes the principal positive and negative factors considered by the HeartWare Board, but is not intended to be exhaustive and may not include all of the factors considered by the HeartWare Board. In view of the wide variety of factors considered in connection with its evaluation of the Transactions, and the complexity of these matters, the HeartWare Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transactions and to make its recommendations to HeartWare stockholders. Rather, the HeartWare Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the HeartWare Board may have given differing weights to different factors.

Recommendation of the Valtech Board and Valtech’s Reasons for the Transactions

The Valtech Board has unanimously determined that the Business Combination Agreement and the Transactions, including the ISR Merger, are fair and reasonable and in the best interests of Valtech and its shareholders. Valtech is not soliciting proxies under this proxy statement/prospectus, and the Valtech Board is separately recommending that Valtech shareholders vote in favor of the Transactions at the Valtech special meeting.

In evaluating the Business Combination Agreement and the proposed Transactions, the Valtech Board consulted with management, as well as Valtech’s outside legal counsel and considered a number of factors, weighing both perceived benefits of the Transactions as well as potential risks in connection with the Transactions. The Valtech Board considered the following factors that it believes support its determinations and recommendations:

•	the belief that the combined company will be a leading innovator in the treatment of heart disease with a diversified product portfolio;

•	the potential increased access to sources of capital and a broader range of investors to support the clinical development of Valtech’s product candidates than it could otherwise obtain if it continued to operate as a privately held company;

•	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;

•	the belief that no other strategic alternatives were reasonably likely to create greater value for Valtech’s shareholders after reviewing the various strategic options to enhance shareholder value that have previously been considered;

•	the cash resources of the combined company expected to be available at the consummation of the Transactions in light of the expected costs of the development of Valtech’s products;

•	the fact that shares of Holdco common stock issued to Valtech shareholders will be registered on a Form S-4 registration statement by Holdco and will become freely tradable for Valtech’s shareholders who are not affiliates of Valtech following the expiration of the lock-up period; and

•	the terms and conditions of the Business Combination Agreement, including, without limitation, the following:

•	the contingent payments that Valtech shareholders will receive if certain Valtech products receive regulatory approval;

•	the ability of Valtech shareholders to realize the benefits of future success of Valtech’s products through an earnout; and

•	the conclusion that the $30 million loan payable to Valtech in the event that the Transactions are not consummated in the form of a convertible promissory note is reasonable.

The Valtech Board also considered a variety of risks and other potentially negative factors, including:

•	the possibility that the Transactions might not be consummated and the potential adverse effect of the public announcement of the Transactions on the reputation of Valtech and the ability of Valtech to obtain financing in the future in the event the Transactions are not completed;

•	the substantial expenses to be incurred in connection with the Transactions;

•	the risk that the Transactions might not be consummated in a timely manner or at all;

•	the possible future volatility of the trading price of Holdco common stock issued or issuable to Valtech shareholders under the Business Combination Agreement; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Valtech Board concluded that the uncertainties, risks and potentially negative factors relevant to the Transactions were outweighed by the potential benefits that it expected Valtech and the Valtech shareholders would achieve as a result of the Transactions.

This discussion of the information and factors considered by the Valtech Board includes the principal positive and negative factors considered by the Valtech Board, but is not intended to be exhaustive and may not include all of the factors considered by the Valtech Board. In view of the wide variety of factors considered in connection with its evaluation of the Transactions, and the complexity of these matters, the Valtech Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transactions and to make its recommendations to the Valtech shareholders. Rather, the Valtech Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Valtech Board may have given differing weights to different factors.

Opinion of Canaccord Genuity Inc.

HeartWare engaged Canaccord Genuity to render an opinion, as investment bankers, as to the fairness, from a financial point of view, to HeartWare of the Valtech Merger Consideration to be paid by HeartWare in the proposed Transactions. At a meeting of the HeartWare Board held on August 30, 2015 to evaluate the Transactions, Canaccord Genuity delivered to the HeartWare Board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 1, 2015 (the “Opinion”), the date of execution of the Business Combination Agreement, that, as of that date and based upon and subject to certain assumptions, procedures, limitations, factors and qualifications set forth in the Opinion, the Valtech Merger Consideration to be paid by HeartWare in the Transactions was fair, from a financial point of view, to HeartWare.

The full text of Canaccord Genuity’s Opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Canaccord Genuity’s Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Opinion. Holders of HeartWare common stock are encouraged to read Canaccord Genuity’s Opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with rendering the Opinion. Canaccord Genuity’s Opinion was addressed to the HeartWare Board, was only one of many factors considered by the HeartWare Board in its evaluation of the Transactions and addressed only the fairness, from a financial point of view and as of the date of the Opinion, to HeartWare of the Valtech Merger Consideration to be paid by HeartWare in the Transactions. Canaccord Genuity’s Opinion did not address the relative merits of the Transactions as compared to other transactions or strategies that might have been available to HeartWare or the underlying business decision of HeartWare to proceed with the Transactions and was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to any matter relating to the Transactions. Canaccord Genuity’s Opinion was necessarily based on securities, economic and market conditions as in effect on, and the information made available to Canaccord Genuity as of the date of the Opinion. Subsequent developments may affect the conclusions expressed in Canaccord Genuity’s Opinion if the Opinion were rendered as of a later date. Canaccord Genuity assumed no responsibility for updating, revising or reaffirming the Opinion based on circumstances or events occurring after the date of the Opinion. The Valtech Merger Consideration to be paid in the Transactions was determined through negotiations between HeartWare and Valtech and not pursuant to recommendations of Canaccord Genuity.

In connection with rendering the Opinion and performing its related financial analyses, Canaccord Genuity, among other things:

•	reviewed and analyzed the financial terms of a draft of the Business Combination Agreement received on August 26, 2015, which was the most recent draft made available to Canaccord Genuity;

•	reviewed and analyzed certain financial information and other data with respect to HeartWare which was publicly available;

•	reviewed and analyzed certain internal Valtech financial statements and other business and financial information, including certain financial forecasts and operating data concerning Valtech, on a stand-alone basis, that were prepared by HeartWare management;

•	conducted limited discussions with members of senior management of HeartWare concerning the financial information referred to above, as well as the past and current operations and financial condition of Valtech and the future prospects of Valtech;

•	reviewed certain financial and stock market data of HeartWare and other selected publicly traded companies that Canaccord Genuity deemed comparable to HeartWare;

•	reviewed publicly available research analysts’ estimates for HeartWare’s future financial performance on a stand-alone basis;

•	reviewed certain financial and stock market data of selected companies in the medical device industry that Canaccord Genuity deemed comparable to Valtech;

•	performed a discounted cash flow analysis with respect to Valtech based upon projections provided by management of HeartWare;

•	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions in the medical device industry which have been effected or announced, which Canaccord Genuity deemed relevant; and

•	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as Canaccord Genuity deemed necessary, including an assessment of general securities, economic and market conditions.

In connection with Canaccord Genuity’s review and in arriving at the Opinion, Canaccord Genuity did not independently verify (and did not assume any responsibility for independently verifying) any of the foregoing information or any other information that was provided to Canaccord Genuity by or on behalf of HeartWare or Valtech, relied on such information, assumed that all such information was complete and accurate in all material respects, and relied on assurances of management of HeartWare that they were not aware of any facts that would make such information misleading. Management of HeartWare advised Canaccord Genuity, and Canaccord Genuity assumed, that the internal financial forecasts regarding Valtech prepared by management of HeartWare and other forward-looking financial information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of HeartWare as to the future financial performance of Valtech and that they provided a reasonable basis upon which Canaccord Genuity could form its opinion. Furthermore, at HeartWare’s request and with HeartWare’s consent, Canaccord Genuity conducted certain of its analyses utilizing probability weighted financial forecasts of Valtech prepared by management of HeartWare which take into account the probability and timing of the occurrence of certain events affecting the Contingent Payment Amounts. The Opinion stated that all such projected financial information is based upon numerous variables and assumptions and actual results could vary significantly from those set forth in such projected financial information. Canaccord Genuity expressed no opinion as to the forecasts or projections supplied to Canaccord Genuity or the assumptions on which they were made and did not in any respect assume any responsibility for the accuracy thereof.

Canaccord Genuity assumed, with the consent of the HeartWare Board, that, in the course of obtaining any regulatory or other consents, approvals or agreements in connection with the Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on HeartWare, Valtech or the Transactions, and that the Transactions will be consummated in accordance with the terms of the Business Combination Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of HeartWare advised Canaccord Genuity, and Canaccord Genuity assumed, that the terms of the Business Combination Agreement, as executed, will conform in all material respects to the terms reflected in the last draft reviewed by Canaccord Genuity. Canaccord Genuity assumed that the Transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, laws, rules and regulations.

Canaccord Genuity was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HeartWare or of Valtech, nor was Canaccord Genuity furnished with any such evaluations or appraisals. Canaccord Genuity relied upon, without independent verification, the assessment of management of HeartWare as to the existing products and services of Valtech and the viability of, and risks associated with, the future products and services of Valtech. Canaccord Genuity assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of HeartWare or Valtech since the date of the last financial statements made available to Canaccord Genuity or which were publicly available. The Opinion stated that estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold and that, because such estimates are inherently subject to uncertainty, Canaccord Genuity assumed no responsibility for their accuracy.

The Opinion addressed only the fairness, from a financial point of view and as of the date of the Opinion, of the Valtech Merger Consideration to be paid in the Transactions by HeartWare and did not address any other aspect or implication of the Transactions or any voting, support or other agreement, arrangement or understanding entered into in connection with the Transactions or otherwise, including, without limitation, the form or structure of the Transactions or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transactions, or class of such persons, relative to the Valtech Merger Consideration or otherwise. The issuance of the Opinion was approved by an authorized internal committee of Canaccord Genuity in accordance with FINRA Rule 5150.

The Opinion was rendered on the basis of securities, economic and market conditions prevailing as of the date of the Opinion and on the information, financial and otherwise, of HeartWare and Valtech, made available to Canaccord Genuity as of the date of the Opinion. The Opinion stated that it should be understood that (i) subsequent developments may affect the conclusions expressed in the Opinion if the Opinion were rendered as of a later date, and (ii) Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting the Opinion that may come to its attention after the date of the Opinion. Furthermore, the Opinion expressed no view as to the price or trading range for shares of Holdco common stock following the consummation of the Transactions. Canaccord Genuity did not undertake to reaffirm or revise the Opinion or otherwise comment upon any events occurring after the date of the Opinion and did not assume any obligation to update, revise or reaffirm the Opinion. Canaccord Genuity did not consider any potential legislative or regulatory changes being considered or recently enacted by the United States Congress, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Canaccord Genuity’s Opinion was not a solvency opinion and did not in any way address the solvency or financial condition of HeartWare, Valtech or any other party.

The Opinion was limited to the fairness, from a financial point of view and as of the date of the Opinion, to HeartWare of the Valtech Merger Consideration to be paid by HeartWare in the Transactions, and Canaccord Genuity expressed no opinion as to the fairness of the Transactions to the holders of any class of securities, creditors or other constituencies of HeartWare. The Opinion did not address the relative merits of the Transactions as compared to other transactions or strategies that might have been available to HeartWare, nor did it address the underlying business decision of HeartWare to proceed with the Transactions. The Opinion also did not consider, address or include the legal, accounting, regulatory or tax consequences of the Transactions on HeartWare or the stockholders of HeartWare and noted that Canaccord Genuity is not a legal, accounting, regulatory or tax expert and that Canaccord Genuity relied on the assessments made by HeartWare and its advisors with respect to such matters.

The Opinion was for the information of the HeartWare Board (in its capacity as such) in connection with its evaluation of the Transactions and did not constitute advice or a recommendation with respect to any matter related to the Transactions or how the HeartWare Board should otherwise act on any matter relating to the proposed Transactions or to any stockholder as to how any such stockholder should vote at any stockholders’ meeting at which the Transactions is considered or whether or not any stockholder of HeartWare should enter into a voting, stockholders’ or affiliates’ agreement with respect to the Transactions, or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

The following is a summary of the material financial analyses performed by Canaccord Genuity in connection with rendering the Opinion. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Canaccord Genuity. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Canaccord Genuity’s financial analyses. Canaccord Genuity reviewed with management of HeartWare the assumptions on which such analyses were based and other factors, including the historical and projected financial results of HeartWare and Valtech. No limitations were imposed by the HeartWare Board with respect to the investigations made or procedures followed by Canaccord Genuity in rendering the Opinion.

Financial Analyses

Valtech Implied Consideration. The Valtech Merger Consideration to be paid by HeartWare in the Transactions was determined through negotiations between HeartWare and Valtech and was approved by the HeartWare Board. Canaccord Genuity did not recommend any specific amount of consideration to HeartWare or the HeartWare Board or that any specific amount of consideration constituted the only appropriate consideration for the Transactions. To assist the HeartWare Board in its analysis of the Transactions, and at the request of the HeartWare Board, Canaccord Genuity calculated the illustrative present value of the Valtech Merger Consideration offered in the Transactions, giving effect to the Participating Rights Holders’ right to receive, subject to the terms of the Business Combination Agreement, (i) the Aggregate Closing Holdco Shares (as defined in the Business Combination Agreement), (ii) the CE Mark Contingent Payment, (iii) the First-in-Man Contingent Payment, (iv) warrants to purchase Holdco common stock issued at Closing and exercisable upon achievement of $75 million in net sales of Valtech products during any 12-month period (the “Aggregate Warrant Consideration”), and (v) the Net Sales Contingent Payment; provided, in the case of clauses (ii) through (v) such milestone is achieved during the earn-out period specified in the Business Combination Agreement. In doing so, Canaccord Genuity relied on assumptions provided by management of HeartWare regarding the expected timing and amount of the milestone contingent payments and the probabilities to be applied to these expected payments. Specifically, at the direction of HeartWare management and by assuming the closing price of HeartWare common stock of $86.25 per share as of August 28, 2015, Canaccord Genuity first calculated the illustrative upfront value of the Valtech Merger Consideration of $391.6 million. Based on the probabilities and timing of the milestones for the four separate contingent payments (clauses (ii) through (v) above) per the forecasts provided by management of HeartWare (and assuming, at the direction of management of HeartWare, that the CE Mark Contingent Payment would be made in the third quarter of 2015 in the amount of $71.2 million, the First-in-Man Contingent Payment would be made in the first quarter of 2017 in the amount of $62.3 million, the illustrative fair value of the Aggregate Warrant Consideration at Closing to be $36.8 million (calculated using the Black-Scholes options pricing model and assuming an expected life of a warrant at 10 years, a strike price equal to the 10-day volume weighted average price of HeartWare common stock of $84.19 per share as of August 28, 2015, and an expected volatility range of 30% to 40%), and the Net Sales Contingent Payment in the

amount of $375.0 million adjusted for the probability weighted forecasts), Canaccord Genuity applied an illustrative discount rate of 10.3%, reflecting an estimate of HeartWare’s weighted average cost of capital (as discussed further under “– Discounted Cash Flow Analysis” below), to such Contingent Payment Amounts to calculate the illustrative probability-adjusted present values of such Contingent Payment Amounts as of June 30, 2015. By adding such illustrative probability-adjusted present values of the Contingent Payment Amounts to the illustrative upfront value of the Valtech Merger Consideration, Canaccord Genuity calculated the illustrative present value of the Valtech Merger Consideration offered to the Participating Rights Holders to be $673.0 million.

Cardiovascular Company Analysis. Canaccord Genuity selected publicly traded companies in the medical technology industry with business models that focus on cardiovascular intervention and device therapies with last twelve months revenues (“LTM”) in excess of $100 million (the “Selected Cardiovascular Companies”). The selected group included:

ABIOMED, Inc.;

AtriCure, Inc.;

Cardiovascular Systems Inc.;

Edwards Lifesciences Corp.;

HeartWare International, Inc.;

The Spectranetics Corporation

Thoratec Corporation; and

Vascular Solutions Inc.

For this analysis, Canaccord Genuity calculated 2015 estimated and 2016 projected enterprise value to revenue valuation multiples for the Selected Cardiovascular Companies utilizing each company’s closing price per share on August 28, 2015 and its 2015 and 2016 projected revenue (per Wall Street consensus estimates or research), and then applied these valuation multiples to calculate a range of implied enterprise values for Valtech. In calculating such range of implied enterprise values for Valtech, the Selected Cardiovascular Companies 2015 estimated and 2016 enterprise value/revenue valuation multiples were applied to HeartWare management’s probability adjusted internal projections for Valtech’s 2021 and 2022 revenues, respectively, discounted back to June 30, 2015 using a discount rate of 10.3%, which reflected an estimate of HeartWare’s weighted average cost of capital. In addition, Canaccord Genuity subtracted $85.4 million from the implied enterprise value calculations for Valtech to account for additional clinical trial and product development expenses that HeartWare management expects Valtech to incur through 2021 in order to develop and commercialize the Valtech technology.

Canaccord Genuity then compared the present value of the implied Valtech Merger Consideration offered to the Participating Rights Holders, calculated as described above at $673.0 million, to the range of enterprise values for Valtech implied by the minimum and maximum, and mean and median, enterprise value/revenue valuation multiples calculated for the Selected Cardiovascular Companies:

Selected Cardiovascular Companies Analysis	Maximum	Mean	Median	Minimum
EV to projected 2015 revenue	15.58x	6.20x	5.11x	3.74x
EV to projected 2016 revenue	12.05x	5.29x	4.64x	3.10x

	Implied Valtech Merger Consideration	Present Value of Valtech Implied Enterprise Value Based on Selected Cardiovascular Companies Valuation Multiples
Implied Valuation Ranges		Maximum	Mean	Median	Minimum
		($ in millions)
EV to projected 2015 revenue	$673.0	$1,957.8	$727.6	$585.0	$404.9
EV to projected 2016 revenue	$673.0	$2,467.7	$1,035.5	$897.4	$571.0

This analysis showed that, based on the estimates and assumptions used in the analysis, the implied Valtech Merger Consideration offered to the Participating Rights Holders was within the range of implied enterprise values for Valtech derived from the minimum and maximum, and mean and median, enterprise value/revenue valuation multiples of the Selected Cardiovascular Companies, except in the case of the 2016 enterprise value/revenue valuation multiples, in which case the implied Valtech Merger Consideration was below the mean and median range. No company utilized in this analysis is identical to Valtech. In evaluating the Selected Cardiovascular Companies, Canaccord Genuity made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Cardiovascular Companies and other factors that could affect the acquisition value of the Selected Cardiovascular Companies or Valtech.

High Growth Medical Technology Company Analysis. Canaccord Genuity selected publicly traded companies in the medical technology industry with LTM revenues of $60 million or less and consensus 2015 to 2016 revenue growth of 20% or greater (the “Selected High Growth MedTech Companies”). The selected group included:

ConforMIS, Inc.;

Entellus Medical, Inc.;

Glaukos Corporation;

Intersect ENT, Inc.;

Neovasc Inc.;

Nevro Corp.; and

Novadaq Technologies Inc.

For this analysis, Canaccord Genuity calculated 2015 estimated and 2016 projected enterprise value to revenue valuation multiples for the Selected High Growth MedTech Companies utilizing each company’s closing prices per share on August 28, 2015 and its 2015 estimated and 2016 projected revenue (per Wall Street consensus estimates or research), and then applied these valuation multiples to calculate a range of implied enterprise values for Valtech. In calculating such range of implied enterprise values for Valtech, the Selected High Growth MedTech Companies 2015 and 2016 valuation multiples were applied to HeartWare management’s probability adjusted internal projections for Valtech’s 2019 and 2020 revenues, respectively, discounted back to June 30, 2015 using a discount rate of 10.3%, which reflected an estimate of HeartWare’s weighted average cost of capital. In addition, Canaccord Genuity subtracted $52.5 million from the implied enterprise value calculations for Valtech to account for additional clinical trial and product development expenses that HeartWare management expects Valtech to incur through 2019 in order to develop and commercialize the Valtech technology.

Canaccord Genuity then compared the present value of the implied Valtech Merger Consideration offered to the Participating Rights Holders, calculated as described above at $673.0 million, to the range of enterprise values for Valtech implied by the minimum and maximum, and mean and median, enterprise value/revenue valuation multiples calculated for the Selected High Growth MedTech Companies:

Selected High Growth Medical Technology Companies Analysis	Maximum	Mean	Median	Minimum
EV to projected 2015 revenue	25.22x	13.62x	10.28x	6.33x
EV to projected 2016 revenue	17.56x	8.81x	6.88x	5.18x

	Implied Valtech Merger Consideration	Present Value of Valtech Implied Enterprise Value Based on Selected High Growth Medical Technology Companies Valuation Multiples
Implied Valuation Ranges		Maximum	Mean	Median	Minimum
		($ in millions)
EV to projected 2015 revenue	$673.0	$1,503.8	$788.2	$581.6	$338.4
EV to projected 2016 revenue	$673.0	$1,583.6	$768.4	$588.7	$430.3

This analysis showed that, based on the estimates and assumptions used in the analysis, the implied Valtech Merger Consideration offered to the Participating Rights Holders was within the range of implied enterprise values for Valtech derived from the minimum and maximum, and mean and median, valuation multiples of the

Selected High Growth MedTech Companies. No company utilized in this analysis is identical to Valtech. In evaluating the Selected High Growth MedTech Companies, Canaccord Genuity made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected High Growth MedTech Companies and other factors that could affect the acquisition value of the Selected High Growth MedTech Companies or Valtech.

Selected Acquisitions – Revenue Stage Companies Analysis. Canaccord Genuity reviewed merger and acquisition transactions since January 1, 2009 involving target companies classified as medical technology companies which have LTM revenues of $50 million or greater (the “Selected Revenue Stage MedTech Company Transactions”). Canaccord Genuity selected these companies based on information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases, and other sources:

Target	Acquiror
AngioScore, Inc.	The Spectranetics Corporation
MAKO Surgical Corp.	Stryker Corporation
Trauson Holdings Company Limited	Stryker Corporation
China Kanghui Holdings	Medtronic, Inc.
U.S. Endoscopy, Inc.	Steris Corp.
Salient Surgical Technologies, Inc.	Medtronic, Inc.
Micrus Endovascular Corp.	Codman & Shurtleff, Inc.
ATS Medical	Medtronic, Inc.
ApaTech Ltd.	Baxter International Inc.

For this analysis, Canaccord Genuity calculated LTM enterprise value to revenue valuation multiples for the Selected Revenue Stage MedTech Company Transactions, and then applied these valuation multiples to calculate a range of implied enterprise values for Valtech. In calculating such range of implied enterprise values for Valtech, such Selected Revenue Stage MedTech Company Transactions valuation multiples were applied to HeartWare management’s probability adjusted internal projections for Valtech’s 2021 revenues (the year which, based upon HeartWare management’s projections, Canaccord Genuity viewed as the year in which Valtech would achieve critical mass), discounted back to June 30, 2015 using a discount rate of 10.3%, which reflected an estimate of HeartWare’s weighted average cost of capital. In addition, Canaccord Genuity subtracted $85.4 million from the implied enterprise value calculations to account for additional clinical trial and product development expenses that HeartWare management expects Valtech to incur in order to develop and commercialize the Valtech technology.

Canaccord Genuity then compared the present value of the implied Valtech Merger Consideration offered to Valtech stockholders, calculated as described above at $673.0 million, to the range of enterprise values for Valtech implied by the minimum and maximum, and mean and median, valuation multiples calculated for the Selected Revenue Stage MedTech Company Transactions.

Selected Acquisitions – Revenue Stage Companies Analysis	Maximum	Mean	Median	Minimum
EV to LTM revenue (excl. earn-outs)	13.17x	6.96x	4.97x	3.86x
EV to LTM revenue (incl. earn-outs)	13.17x	7.28x	5.50x	3.86x

	Implied Valtech Merger Consideration	Present Value of Valtech Implied Enterprise Value Based on Selected High Growth Medical Technology Companies Valuation Multiples
Implied Valuation Ranges		Maximum	Mean	Median	Minimum
		($ in millions)
EV to LTM revenue (excl. earn-outs)	$673.0	$1,642.7	$827.8	$566.5	$420.5
EV to LTM revenue (incl. earn-outs)	$673.0	$1,642.7	$869.6	$636.0	$420.5

This analysis showed that, based on the estimates and assumptions used in the analysis for Valtech, the implied Valtech Merger Consideration offered to the Participating Rights Holders was within the range of implied enterprise values for Valtech derived from the minimum and maximum, and mean and median, valuation multiples of the Selected Revenue Stage MedTech Company Transactions. A Selected Revenue Stage MedTech Company Transactions analysis generates an implied value of a company based on publicly available financial terms of selected change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in the Selected Revenue Stage MedTech Company Transactions analysis is identical to Valtech or the Transactions, respectively. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies in the Selected Revenue Stage MedTech Company Transactions analysis and other factors that could affect the acquisition value of such companies or Valtech.

Selected Acquisitions – Pre-Revenue/Pre-Approval Targets Analysis. Canaccord Genuity reviewed merger and acquisition transactions since January 1, 2009 involving target companies classified as medical technology companies (the “Selected Pre-Revenue/Pre-Approval Targets Transactions”). Canaccord Genuity selected these companies based on information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases, and other sources and by applying the following criteria:

•	targets without U.S. or non-U.S. revenue at the time of acquisition; or

•	targets without CE Mark or FDA 510(k) clearance/FDA pre-market approval at the time of acquisition

Target	Acquiror
Twelve, Inc.	Medtronic plc
Tendyne Holdings, Inc.	Abbott Laboratories
CardiAQ Valve Technologies, Inc.	Edwards Lifesciences Corp.
Topera, Inc.	Abbott Laboratories
Vessix Vascular, Inc.	Boston Scientific Corporation
Lutonix, Inc.	CR Bard Inc.
Ardian, Inc.	Medtronic, Inc.
Sadra Medical, Inc.	Boston Scientific Corporation
Evalve, Inc.	Abbott Laboratories
CoreValve, Inc.	Medtronic, Inc.
Ventor Technologies, Ltd.	Medtronic, Inc.

Canaccord Genuity reviewed the upfront nominal consideration payable in each Selected Pre-Revenue/Pre-Approval Targets Transaction, as well as the total potential nominal consideration payable in each transaction assuming maximum payment of any earn-out or contingent consideration, and then compared these amounts to the illustrative nominal value of upfront Valtech Merger Consideration and illustrative nominal value of total Valtech Merger Consideration payable to the Participating Rights Holders.

	Implied Valtech Merger Consideration	Present Value of Valtech Implied Enterprise Value Based on Selected Pre-Revenue/Pre-Approval Targets Valuation Multiples
Implied Valuation Ranges		Maximum	Mean	Median	Minimum
		($ in millions)
Up-front consideration	$391.6	$808.3	$365.8	$325.0	$125.0
Total nominal consideration	$937.0	$1,047.4	$514.1	$452.2	$328.0

This analysis showed that, based on the estimates and assumptions used in the analysis, the up-front Valtech Merger Consideration and total nominal Valtech Merger Consideration offered to the Participating Rights Holders were within the range of the amounts payable in the Selected Pre-Revenue/Pre-Approval Targets Transactions. A Selected Pre-Revenue/Pre-Approval Targets Transactions analysis generates an implied value of a company based on publicly available financial terms of selected change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in Selected Pre-Revenue/Pre-Approval Targets Transactions analysis is identical to Valtech or the Transactions, respectively. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies in the Selected Pre-Revenue/Pre-Approval Targets Transactions analysis and other factors that could affect the acquisition value of such companies or Valtech.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Canaccord Genuity calculated an estimated range of theoretical values for Valtech based on the net present value of (1) projected calendar year free cash flows from 2015 to 2025, based on probability adjusted projections for Valtech provided by management of HeartWare, discounted back to June 30, 2015, and (2) a terminal value at calendar year-end 2025 utilizing the perpetuity growth method discounted back to June 30, 2015. Canaccord Genuity calculated the range of net present values based on an estimated discount rate of 10.3%, which reflected an estimate of HeartWare’s weighted average cost of capital, an assumed tax rate of 34%, working capital as a percentage of change in sales of 16.7%, capital expenditures of 2.25% of sales per year plus an additional $500,000 per year through 2017, and terminal growth rates ranging from 2.0% to 4.0% applied to projected calendar year-end 2025 free cash flow using the perpetuity growth method. This analysis resulted in implied Valtech enterprise value ranging from a low of $567.1 million to a high of $738.1 million. Canaccord Genuity observed that the present value of the implied Valtech Merger Consideration offered to the Participating Rights Holders (calculated based on HeartWare management’s expectations and assumptions as described above under “Valtech Implied Consideration”) was within the range of values derived from this analysis.

Analysis of HeartWare Common Stock. For purposes of the Opinion and analyzing the Valtech Merger Consideration to be paid by HeartWare in the Transactions, Canaccord Genuity assumed that HeartWare’s common stock had the value ascribed to it by the Business Combination Agreement. However, to assist the HeartWare Board in analyzing the Transactions, Canaccord Genuity reviewed certain publicly available data regarding the market value of shares of HeartWare common stock relative to that of a group of publicly traded cardiovascular companies (“HeartWare Comparison Selected Companies”). In particular, Canaccord Genuity analyzed the reported price and trading history of shares of HeartWare’s common stock as compared to the reported price and trading histories of shares of the HeartWare Comparison Selected Companies. Furthermore, Canaccord Genuity compared the multiples implied by the ratios of the enterprise values of the HeartWare Comparison Selected Companies to their respective LTM, 2015 estimated and 2016 projected revenues to the corresponding multiples for HeartWare (per Wall Street consensus estimates or research). Canaccord Genuity noted that HeartWare’s common stock, as of August 28, 2015, was trading at enterprise value to revenue multiples within the range of the HeartWare Comparison Selected Companies’ respective LTM, 2015 estimated and 2016 projected enterprise value to revenue multiples.

General

Canaccord Genuity prepared these analyses for purposes of providing the Opinion to the HeartWare Board as to the fairness, from a financial point of view and as of the date of the Opinion, to HeartWare of the Valtech Merger Consideration to be paid by HeartWare in the Transactions. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of HeartWare, Valtech, Canaccord Genuity or any other person assumes responsibility if future results are materially different from those forecasts.

As described above, Canaccord Genuity’s Opinion to the HeartWare Board was one of many factors taken into consideration by the HeartWare Board in making its determination to approve the Business Combination Agreement. The foregoing summary does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity in connection with rendering the Opinion and is qualified in its entirety by reference to the full text of the Opinion attached to this proxy statement as Annex C.

Canaccord Genuity is a full-service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Canaccord Genuity and its affiliates may acquire, hold or sell, for Canaccord Genuity’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities (and may at any time hold a long or short position in such securities) and financial instruments (including bank loans and other obligations) of HeartWare, Valtech, certain of their respective affiliates and any other company that may be involved in the Transactions, as well as provide investment banking and other financial services to such companies. The Opinion stated that there were no material relationships that existed during the two years prior to the date of the Opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Canaccord Genuity Inc. and any party to the Transactions. The Opinion also stated that Canaccord Genuity may in the future provide investment banking services to HeartWare, Valtech and their respective affiliates for which Canaccord Genuity may receive compensation.

The HeartWare Board selected Canaccord Genuity to provide the Opinion described above because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement, dated as of July 13, 2015, HeartWare engaged Canaccord Genuity to deliver a fairness opinion with respect to a possible business combination transaction with Valtech. Pursuant to the terms of the engagement letter, HeartWare agreed to pay Canaccord Genuity a fee of $650,000 for providing the fairness opinion, which was payable upon the rendering of Canaccord Genuity’s opinion and which was not contingent upon consummation of the Transactions. HeartWare also agreed to reimburse Canaccord Genuity for its reasonable expenses incurred in connection with the engagement and to indemnify Canaccord Genuity and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Forecasts

Valtech Financial Projections

In connection with HeartWare’s evaluation of the Business Combination Agreement, HeartWare’s management prepared certain financial projections regarding Valtech. In developing the financial projections, management made assumptions with respect to disease prevalence, total mitral valve surgical procedures, penetration of new transcatheter therapy classes into clinical practice, peak market shares achieved for current and future mitral regurgitation (“MR”) transcatheter therapies, product pricing, and ultimately, product ramp for all therapies including Valtech unit sales achieved based upon commercial ramp-up assumptions. These analyses relied upon census projections, reimbursement data, and primary and secondary research employing the methodology as set forth in Figure 1 below.

Figure 1.

Given the largely undertreated tricuspid regurgitation (“TR”) market and absence of commercially available transcatheter treatment therapies, management utilized secondary research analysis to estimate the overall size of the TR market opportunity based on the assumption that approximately 50% of MR patients presenting with moderate to severe mitral regurgitation also have moderate to severe tricuspid regurgitation.

In developing the Valtech revenue projections, HeartWare management took into consideration the historical growth performance of the MitraClip® transcatheter mitral valve repair deveice as well as transcatheter aortic valve replacement therapies (“TAVI/TAVR”). MitraClip is the closest, well-established analog in terms of procedure and targeted patients for mitral repair, although Company management believes Valtech’s CardioBand has considerable advantages which would result in stronger adoption by the clinical community. Additionally, Valtech will benefit from Abbott’s early market investments in implant team training and general therapy awareness to help accelerate adoption. TAVI/TAVR is a developed market which provides a reasonable analogy for how new transcatheter replacement technologies may enter an established surgical market, however many experts agree that the MR market is a considerably larger market opportunity than the aortic valve replacement market.

HeartWare’s view of the mitral and tricuspid valve treatment landscape are shown in Figure 2.

Figure 2.

In developing the Valtech financial projections, HeartWare’s management made assumptions with respect to the macroeconomic environment based on the major market territories, primarily the United States, Germany and other European countries, in which Valtech’s products are expected to be sold. Management also made specific assumptions with respect to projected reimbursement and pricing; cost of goods sold; research and development costs; clinical trial costs; selling, general and administrative costs; effective income tax rates; market launch dates; and the likelihood of success of new product introductions. The projections were prepared in connection with the intended business combination and were not intended to represent public guidance as to future financial performance. HeartWare does not in the ordinary course make public prospective financial projections due to the potential variability of the underlying assumptions and estimates.

Figure 3, below, is a summary of the Valtech financial projections by HeartWare’s management provided to the HeartWare Board and certain of its advisors in connection with their evaluation of the Business Combination Agreement. HeartWare’s management prepared four (4) representative financial cases representing a broad range of potential outcomes, with each case assuming variations on market size, market penetration, peak market penetration and timing of market adoption for each of Valtech’s principal products (Cardioband, Cardinal, and CardioValve) in their targeted markets. The four financial cases were named Cases 1, 2, 3 and 4, with Case 1 representing the most optimistic assumptions and Case 4 representing the least optimistic assumptions. In its evaluation, HeartWare’s management also considered potential sub-scenarios in which specific individual assumptions of the cases were altered. As such, the four financial projection cases are not intended to capture all possible business outcomes, and HeartWare’s management did not consider any single case to be solely representative of Valtech’s future business prospects. Additionally, HeartWare’s management does not view each case as equally likely, nor does HeartWare’s management view CardioBand, Cardinal, and CardioValve sub-scenarios as sharing the same or similar probabilities as each case.

Figure 3.

*	EBITDA is a non-GAAP financial measure, which represents net income before interest expense, income tax expenses, depreciation and amortization and stock compensation expense. EBITDA is used by HeartWare’s management to measure the operating performance and trends of the business, and should not be considered an alternative to net income, operating income or any other financial performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

HeartWare has included the foregoing projections to provide our stockholders access to certain nonpublic information provided by HeartWare’s management to our advisors and our board of directors for purposes of considering and evaluating the Business Combination Agreement. The inclusion of this information should not be regarded as an indication that any of HeartWare’s management, our advisors, Valtech or any other recipient of this information considered, or now considers, it to be necessarily predictive of future results.

Since the projections cover multiple years, such information by its nature is subject to greater uncertainty with each successive year. The projections were not prepared with a view toward public disclosure or toward complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, HeartWare’s management. Our independent registered public accounting firm, Grant Thornton, has neither examined, compiled nor performed any procedures with respect to the prospective financial information and, accordingly, Grant Thornton does not express an opinion or any other form of assurance with respect thereto. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Valtech has made available its actual results of operations for the years ended December 31, 2013 and 2014 and nine month period ended September 30, 2014 and 2015. This information has been provided in this proxy statement/prospectus. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of projections in this proxy statement/prospectus should not be regarded as an indication that such projections will be necessarily predictive of actual future events or that the forecasted results will be achieved, and they should not be relied on as such. Except as required by applicable securities laws, HeartWare does not intend to update or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Interests of Certain Persons in the Transactions

HeartWare

Each HeartWare stock option and restricted stock unit of HeartWare will be assumed by Holdco and be converted into a stock option or restricted stock unit for Holdco common stock on the same terms, including the stock option or restricted stock units of HeartWare executives and directors. These interests are described in more detail and quantified below. The HeartWare Board was aware of these interests and considered them when it evaluated, negotiated and approved the Business Combination Agreement and in making its recommendations to the stockholders of HeartWare. The proposed Transactions should not have a material impact on the compensation and benefits payable to HeartWare’s directors or named executive officers.

Holdco or HeartWare will continue to provide indemnification and insurance coverage to the directors and executive officers of HeartWare.

Description of Interests

Equity Awards

Under the Business Combination Agreement, the equity awards held by HeartWare’s directors and executive officers as of the Effective Time will be treated as follows: as of the Effective Time, each HeartWare Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Holdco and will be converted into an option to acquire Holdco common stock (a “Holdco Stock Option”). Each such Holdco Stock Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the HeartWare Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable HeartWare Equity Plan, in any award agreement or in such HeartWare Stock Option by reason of the Business Combination Agreement or the Transactions). As of the Effective Time, each such Holdco Stock Option as so assumed and converted will be an option to acquire that number of Holdco common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HeartWare common stock subject to such HeartWare Stock Option and (ii) the HeartWare exchange ratio, which will be one share of HeartWare common stock for one share of Holdco common stock (the “HeartWare Exchange Ratio”), at an exercise price per share of Holdco common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of HeartWare common stock of such HeartWare Stock Option by (y) the HeartWare Exchange Ratio.

As of the Effective Time, each HeartWare RSU granted under the applicable HeartWare Equity Plan that is outstanding immediately prior to the Effective Time, whether or not it is vested, will be assumed by Holdco and will be converted into a restricted stock unit award (a “Holdco RSU”) with respect to Holdco common stock. Each such Holdco RSU as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the HeartWare RSU immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable HeartWare Equity Plan, in any award agreement or in such HeartWare RSU by reason of the Business Combination Agreement or the Transactions). As of the Effective Time, each such Holdco RSU as so assumed and converted will be a restricted stock unit award for that number of Holdco common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HeartWare common stock underlying such HeartWare RSU, multiplied by (ii) the HeartWare Exchange Ratio, which will be one share of HeartWare common stock for one share of Holdco common stock.

Board of Directors and Management After the Transactions

Board of Directors

The Holdco Board after the Transactions will consist of the current HeartWare Board.

Biographical information with respect to the current HeartWare directors who are expected to constitute the Holdco Board after the Transactions is contained in HeartWare’s proxy statement for its 2015 annual meeting of stockholders and is incorporated herein by reference.

Committees of the Holdco Board

The Holdco Board is expected to form the following board committees: Audit, Compensation and Nominating and Corporate Governance.

The membership of the various board committees will be identical to the current committee composition of HeartWare.

Management

Prior to the Effective Time, the Holdco Board will adopt a resolution appointing certain members of management of the Holdco group, which is expected to consist of certain members of HeartWare’s current management. Biographical information with respect to the current management of HeartWare is contained in HeartWare’s Annual Report on 10-K for the fiscal year ended December 31, 2014, and is incorporated herein by reference.

Compensation of Holdco’s Executive Officers

Holdco did not have any employees during the year ended December 31, 2014, and, accordingly, no compensation or other benefits information with respect to that or prior periods have been included in this proxy statement/prospectus.

Information concerning the historical compensation paid by HeartWare to its executive officers, all of whom are expected to be the executive officers of Holdco, is contained in HeartWare’s proxy statement for its 2015 annual meeting of stockholders under the heading “Compensation Discussion and Analysis” beginning on page 31 thereto and is incorporated herein by reference.

Following the proposed Transactions, it is expected that a Compensation Committee of Holdco will be formed, will oversee and determine the compensation of the chief executive officer and other executive officers of Holdco and will evaluate and determine the appropriate executive compensation philosophy and objectives for Holdco. This Compensation Committee would evaluate and determine the appropriate design of the Holdco executive compensation program and the appropriate process for establishing executive compensation. With respect to base salaries, annual incentive compensation and long-term incentive awards (or their equivalents), it is expected that Holdco’s Compensation Committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on Holdco’s competitive marketplace. It is expected that the Holdco Compensation Committee will also determine the appropriate benefits, perquisites and severance arrangements, if any, that it will make available to executive officers and may retain a compensation consultant with respect to these executive compensation evaluations and determinations.

This Holdco Compensation Committee is expected to review its compensation policies with respect to the executive officers of Holdco after the proposed Transactions. Although Holdco’s future executive officer compensation practices are expected to be based on HeartWare’s historical executive officer compensation practices, Holdco’s Compensation Committee may review the impact of the Transactions on executive officer compensation practices and may make adjustments that it believes are appropriate in structuring Holdco’s future executive officer compensation arrangements.

Compensation of Holdco’s Directors

Information concerning the historical compensation paid by HeartWare to its non-employee directors, all of whom are expected to be non-employee directors of Holdco, is contained in HeartWare’s proxy statement for its 2015 annual meeting of stockholders under the heading “Director Compensation” beginning on page 14 thereto and is incorporated herein by reference.

Following the proposed Transactions, director compensation will be determined by the Holdco Board. Although Holdco’s future director compensation practices are expected to be based on Holdco’s historical director compensation practices, Holdco may review the impact of the Transactions on director compensation practices and may make adjustments that it believes are appropriate in structuring Holdco’s future director compensation arrangements.

Regulatory Approvals Required

United States Antitrust

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the Transactions cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the Department of Justice’s Antitrust Division (the “Antitrust Division”) and the FTC, and all applicable waiting periods have expired or been terminated. On September 30, 2015, each of HeartWare and Valtech filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The initial waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the U.S.) on October 30, 2015, satisfying a condition to the completion of the Transactions.

Other Regulatory Approvals

Under the Israeli Companies Law, Valtech and ISR Merger Sub are each required to cause a merger proposal to be executed in accordance with the Israeli Companies Law and to file such proposal with the Companies Registrar. The Business Combination Agreement requires Valtech and ISR Merger Sub to do so as promptly as practicable after the execution and delivery of the Business Combination Agreement, and the merger proposals were filed on September 6, 2015. Each of Valtech and ISR Merger Sub are further required to provide certain notices pursuant to the Israeli Companies Law. The ISR Merger will become effective upon the issuance of the ISR Merger Certificate by the Companies Registrar. The approval of the OCS for the change of control of Valtech contemplated by the Business Combination Agreement was obtained on November 11, 2015.

Conditions Imposed by Regulatory Agencies

The Antitrust Division, the FTC and other applicable regulatory authorities may require the imposition of certain conditions on the Transactions in connection with obtaining regulatory clearances. HeartWare and Valtech have agreed to use their commercially reasonable efforts to take all appropriate action to consummate the Transactions, including their commercially reasonable efforts to obtain all governmental authorizations necessary to consummate the Transactions. HeartWare, however, will not be required to enter into any consent decree, hold separate orders or other similar arrangements, including any such consent decree, hold separate order or other arrangements that would require Holdco, HeartWare or Valtech to dispose of any material existing assets of such party, or any other arrangement that would materially limit Holdco’s ability to conduct its business. With respect to U.S. antitrust clearance, the Antitrust Division or the FTC, if the applicable authorities wished to impose such conditions, would then be required to seek a court order preventing the consummation of the Transactions on the grounds that the Transactions would violate the U.S. antitrust laws. While the parties do not believe any such conditions are likely to be imposed, there can be no assurances that the applicable regulatory authorities will not seek to impose restrictions that may adversely impact the benefits expected to be achieved from the Transactions, including but not limited to a prohibition on consummation.

Letter of Transmittal

To receive the Valtech Merger Consideration, each Recipient Party must deliver an executed letter of transmittal and release (the “Letter of Transmittal”) as well as its Valtech and/or Mitraltech securities to the Exchange Agent. The Letter of Transmittal requires the signatory to the letter to:

•	make certain customary representations and warranties;

•	provide a general release of claims

•	ratify the Valor Shareholder Representative as the Shareholder Representative;

•	agree and acknowledge that certain of the consideration otherwise payable to the signatory could be reduced pursuant to the Business Combination Agreement and the Escrow Agreement;

•	a lock-up of the Recipient Party’s shares, subject to certain exceptions, such that (1) the holder may not sell or transfer any Covered Shares for a period of 180 days following the Closing Date and may not sell or transfer more than 55% of the holder’s Covered Shares for the period between 180 days and 270 days following the Closing Date, provided that during the first 90 days following the Closing Date the holder may transfer up to 5% of the Covered Shares and during the following ninety 90 days the holder may transfer up to another 5% of the Covered Shares, and (2) the holder agrees not to transfer more than 15% of the Covered Shares issued with respect to the achievement of the First-in-Man Milestone, if achieved, in any calendar month following payment of such shares; and

•	adopt the Business Combination Agreement and the Escrow Agreement.

For purposes of the Letter of Transmittal, “Covered Shares” means (i) the shares of Holdco common shares issued at Closing to the signatory, (ii) any additional shares of Holdco common stock issued to the signatory under the Business Combination Agreement during the Lock-Up Period, and (iii) any shares of Holdco common stock issued to the signatory under the Business Combination Agreement for the First-in-Man Milestone.

ACCOUNTING TREATMENT OF THE TRANSACTIONS

Holdco will account for the Transactions pursuant to the Business Combination Agreement and using the acquisition method of accounting in accordance with U.S. GAAP. HeartWare will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite-lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions HeartWare management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation, which has not yet been completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of (i) the material U.S. federal income tax consequences of the U.S. Merger to U.S. Holders (as defined below) of HeartWare common stock and (ii) the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of Holdco common stock received in the U.S. Merger and the ISR Merger, but the following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on and subject to the Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions, in each case, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that HeartWare shareholders hold their HeartWare common stock, and HeartWare and Valtech shareholders will hold their Holdco common stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of HeartWare common stock or Holdco common stock in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to any holders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	brokers or dealers in securities;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	“passive foreign investment companies” or “controlled foreign corporations”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	persons who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein); and

•	persons who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

No rulings are intended to be sought from the IRS with respect to the Transactions and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of HeartWare common stock that is a “U.S. person,” and a “Non-U.S. Holder” means a beneficial owner of Holdco common stock that is neither a

“U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds HeartWare common stock or Holdco common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A holder that is a partnership for U.S. federal income tax purposes and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Transactions.

This discussion does not address the U.S. federal income tax consequences of the ISR Merger to Valtech shareholders. Valtech shareholders are urged to consult their tax advisors about the U.S. federal income tax and other tax consequences of the Transactions.

HOLDERS OF HEARTWARE COMMON STOCK OR HOLDCO COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF SUCH MATTERS ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the U.S. Merger to U.S. Holders of HeartWare Common Stock

The following discussion regarding the U.S. federal income tax consequences of the U.S. Merger assumes that the Transactions will be consummated as described in the Business Combination Agreement and this proxy statement/prospectus. Latham & Watkins LLP, counsel to HeartWare and Holdco, is of the opinion that the U.S. Merger, taken together with the ISR Merger, will qualify as a transaction described in Section 351 of the Code and/or, taken alone, will qualify as a reorganization within the meaning of Section 368(a) of the Code. This opinion is based on, among other things, certain assumptions and certain representations as to factual matters made by HeartWare and Valtech (and certain of their affiliates). If any of these assumptions or representations is incorrect or inaccurate in any respect, the U.S. federal income tax treatment of the U.S. Merger could be adversely affected. In addition, counsel has assumed that the representations and warranties contained in the Business Combination Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Transactions, and the parties have complied with, and, if applicable, will continue to comply with, the covenants and agreements contained in the Business Combination Agreement. The opinion of Latham & Watkins LLP is not binding on the IRS or any court. Neither Holdco nor HeartWare (or any of their affiliates) intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the U.S. Merger. Consequently, no assurance can be given that the IRS will not challenge the qualification of the U.S. Merger, taken together with the ISR Merger, as a transaction described in Section 351 of the Code or, taken alone, as a reorganization within the meaning of Section 368(a) of the Code, or that a court would not sustain such challenge.

As stated above, it is the opinion of Latham & Watkins LLP that the U.S. Merger, taken together with the IRS Merger, will qualify as a transaction described in Section 351 of the Code and/or, taken alone, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, a U.S. Holder of HeartWare common stock that receives Holdco common stock pursuant to the U.S. Merger will not recognize any gain or loss with respect to the receipt of such Holdco common stock. Such U.S. Holder will have an adjusted tax basis in the Holdco common stock received in the U.S. Merger equal to the adjusted tax basis of the HeartWare common stock surrendered by such holder in the U.S. Merger. The holding period for Holdco common stock received in the U.S. Merger will include the holding period for the HeartWare common stock surrendered therefor.

U.S. Holders who hold their HeartWare common stock with differing bases or holding periods should consult their tax advisers with regard to identifying the bases or holding periods of the particular Holdco common shares received in the U.S. Merger.

U.S. Holders should consult their own tax advisors about reporting requirements and information statements that could be applicable to the U.S. Merger and any potential penalties associated with a failure to satisfy such requirements.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of Holdco Common Stock Received in the U.S. Merger and the ISR Merger

Distributions

If Holdco makes distributions of cash or property on Holdco common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from Holdco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Holdco common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “– Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Holdco common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	Holdco common stock constitutes a U.S. real property interest (“USRPI”) by reason of Holdco’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Holdco believes it is not currently, and Holdco does not anticipate becoming, a USRPHC. Because the determination of whether Holdco is a USRPHC depends on the fair market value of Holdco’s USRPIs relative to the fair market value of Holdco’s non-USRPIs and other business assets, there can be no assurance that Holdco is not a USRPHC or will not become one in the future. Even if Holdco is or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of Holdco common stock will not be subject to U.S. federal income tax if Holdco common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of Holdco common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on Holdco common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on Holdco common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Holdco common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Holdco common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Holdco common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Holdco common stock, and will apply to payments of gross proceeds from the sale or other disposition of Holdco common stock on or after January 1, 2019.

Non-U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Holdco common stock.

LISTING OF SHARES OF HOLDCO COMMON STOCK ON STOCK EXCHANGE

Shares of Holdco common stock currently are not traded or quoted on a stock exchange or quotation system. Holdco expects that, following the Transactions, shares of Holdco common stock will be listed for trading on The NASDAQ Global Market under the symbol “HTWR.” It is a condition to the Transactions that NASDAQ will have authorized, and not withdrawn its authorization, for listing of the Holdco shares to be issued in the Transactions.

DELISTING AND DEREGISTRATION OF HEARTWARE COMMON STOCK

Following the consummation of the transactions, HeartWare common stock will be delisted from The NASDAQ Global Market and deregistered under the Exchange Act.

INFORMATION ABOUT THE COMPANIES

HeartWare

HeartWare is a Delaware corporation currently listed on The NASDAQ Global Market (ticker symbol “HTWR”). HeartWare is a medical device company that develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. At the Effective Time, HeartWare will become a direct wholly owned subsidiary of Holdco. HeartWare’s principal executive offices are located at 500 Old Connecticut Path, Building A, Framingham, MA 01701, and its telephone number is (508) 739-0950. HeartWare will be renamed to “HeartWare Global, Inc.” prior to the Effective Time.

Holdco

Holdco is a Delaware corporation formed on August 26, 2015 for the purpose of holding HeartWare and Valtech as direct subsidiaries following the Effective Time. To date, Holdco has not conducted any activities other than those incidental to its formation, the execution of the Business Combination Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions.

At and as of the Effective Time, it is expected that Holdco will be a publicly traded company listed on The NASDAQ Global Market under the ticker symbol “HTWR,” and HeartWare will be delisted from The Nasdaq Global Market. Prior to the Effective Time, Holdco will be renamed “HeartWare International, Inc.” Following the consummation of the Transactions, both HeartWare and Valtech will be subsidiaries of Holdco. Immediately following the Closing, based on the number of HeartWare and Valtech shares outstanding as of the record date, the former stockholders of HeartWare are expected to own approximately 77% of the outstanding shares of Holdco common stock and the former Valtech security holders, together with minority shareholders of Mitraltech, are expected to own approximately 23% of the outstanding shares of Holdco common stock.

Holdco’s principal executive offices are located at 500 Old Connecticut Path, Building A Framingham, MA 01701, and its telephone number is (508) 739-0950.

U.S. Merger Sub

U.S. Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Holdco, formed on August 26, 2015. At the Effective Time, U.S. Merger Sub will be merged with and into HeartWare in accordance to the DGCL, whereupon the separate existence of U.S. Merger Sub will cease and HeartWare will continue as the surviving corporation. To date, U.S. Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Business Combination Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions. U.S. Merger Sub’s principal executive offices are located at 500 Old Connecticut Path, Building A, Framingham, Massachusetts, 01701 and its telephone number is (508) 739-0950.

Valtech

Valtech is a private company incorporated under the laws of the State of Israel (registration number 51-385005-7). Valtech is a medical device company that develops devices for the treatment of mitral and tricuspid valve regurgitation. At the ISR Effective Time, Valtech will become a subsidiary of Holdco. Valtech’s principal executive offices are located at 3 Ariel Sharon Avenue, Or Yehuda 60376, Israel, and its telephone number is +972-3-533-5959.

Mitraltech

Mitraltech is a private company, incorporated under the laws of the State of Israel (registered number 51-438106-0). Mitraltech is a majority owned subsidiary of Valtech that develops replacement devices for the treatment of mitral valve regurgitation. Three founders of Mitraltech each own 4% of Mitraltech and will receive a portion of the aggregate merger consideration in exchange for their interests in Mitraltech. Mitraltech’s principal executive offices are located at 3 Ariel Sharon Avenue, Or Yehuda 60376, Israel, and its telephone number is +972-3-533-5959.

ISR Merger Sub

ISR Merger Sub is a private company incorporated under the laws of the State of Israel (registered number 51-530755-1) and a direct wholly owned subsidiary of Holdco, formed on August 26, 2015. To date, ISR Merger Sub has not conducted any activities other than those incidental to its formation and to maintain its corporate existence in Israel, the execution of the Business Combination Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions. At the ISR Effective Time, ISR Merger Sub will be merged with and into Valtech and, as a result, the separate corporate existence of ISR Merger Sub will cease, and Valtech will continue as the surviving company. ISR Merger Sub’s registered office is located at Amit, Pollak, Matalon & Co., APM House, 18 Raoul Wallenberg St., Building D, Tel Aviv, Israel 6971915, and its telephone number is +972-3-5689000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate: (i) the estimated effects of the Transaction, which was announced on September 1, 2015. The following unaudited pro forma condensed combined balance sheet as of September 30, 2015 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 are based upon, and derived from, and should be read in conjunction with, the historical unaudited financial statements of HeartWare (which are available in HeartWare’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and are incorporated herein by reference) and historical unaudited financial information of Valtech. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based upon, and derived from, and should be read in conjunction with, the historical audited financial statements of HeartWare (which are available in HeartWare’s Annual Report filed on Form 10-K with the SEC on March 2, 2015 and are incorporated herein by reference and historical audited financial statements of Valtech included in this proxy statement. The acquisition of Valtech has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma condensed combined financial information set forth below give effect to the consummation of the pending acquisition of Valtech.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Valtech’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of September 30, 2015. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment to establish the fair value of consideration. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), developed technology, identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Since the Valtech acquisition has not been consummated, Holdco’s access to information to make such estimates is limited and therefore, certain market based assumptions were used when data was not available, however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. Preliminary fair value estimates may materially change as additional information becomes available and such changes could be material.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of HeartWare contained in their respective Current Report on Form 8-K and Annual Reports on Form 10-K, and Quarterly Reports on Form 10-Q filed with the SEC and the historical audited and unaudited financial statements of Valtech included in this proxy statement.

Holdco

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

	HeartWare International, Inc. As reported	Valtech Cardio Ltd. As reported	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$184,882	$3,377	$(7,636)	(a)		$180,204
	—	—	(419)	(b)
Short-term investments	63,391	—	—			63,391
Accounts receivable, net	34,968	—	—			34,968
Inventories	47,245	—	—			47,245
Prepaid expenses and other current assets	6,744	340	—			7,084

Total current assets	337,230	3,717	(8,055)			332,892
Property, plant & equipment, net	15,711	1,402	—			17,113
Goodwill	61,273	—	218,619	(c	)	279,892
In-process research and development	32,850	—	89,500	(d	)	122,350
Developed technology	—	—	121,900	(d	)	121,900
Other intangible assets, net	17,935	—	200	(d	)	18,135
Deferred financing costs, net	4,160	—	—			4,160
Other assets	19,307	76	(15,495)	(e	)	4,307
			419	(b	)

Total assets	$488,466	$5,195	$407,088			$900,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,731	$1,133	$(650)	(f)		$13,214
Other accrued liabilities	47,463	1,437	(3,021)	(f)		45,879

Total current liabilities	60,194	2,570	(3,671)			59,093
Convertible senior notes, net	188,790	—				188,790
Long-term debt, net of current portion	—	5,069	(5,069)	(e)		—
Contingent liabilities	50,440	—	145,337	(g)		195,777
Other long-term liabilities	4,680	4,544	(4,544)	(h)		4,680
Stockholders’ equity (deficit):
Preferred stock	—	12	(12)	(i)		—
Common stock	17	1	(1)	(i)		22
	—	—	5	(j)
Additional paid-in capital	613,204	85,421	(85,421)	(i)		885,211
	—	—	272,007	(j)
Accumulated deficit	(420,574)	(92,030)	92,030	(i)		(424,539)
	—	—	(3,965)	(a)(f)
Accumulated other comprehensive loss	(8,285)	—	—			(8,285)

Non-controlling interests	—	(392)	392	(i)		—
Total stockholders’ equity (deficit)	184,362	(6,988)	275,035			452,409

Total liabilities and stockholders’ equity	$488,466	$5,195	$407,088			$900,749

Holdco

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2015

	HeartWare International, Inc. As reported	Valtech Cardio Ltd. As reported	Pro Forma Adjustments		Pro Forma Combined
Revenue, net	$208,756	$—	$—		$208,756
Cost of revenue	80,258	—	—		80,258

Gross profit	128,498	—	—		128,498
Selling, general & administrative	69,347	2,175	(3,951)	(k)	67,571
Research & development	93,355	8,860	—		102,215
Change in the fair value of contingent consideration	6,700	—	—		6,700

Total operating expenses	169,402	11,035	(3,951)		176,486
Loss from operations	(40,904)	(11,035)	3,951		(47,988)
Other income (expense):
Foreign exchange loss	(3,367)	—	—		(3,367)
Interest Expense	(10,618)	—	—		(10,618)
Interest Income	431	—	—		431
Loss on extinguishment of long-term debt	(16,588)	—	—		(16,588)
Other, net	—	(4,765)	—		(4,765)

Other Income (Loss)	(30,142)	(4,765)	—		(34,907)
Loss before income taxes	(71,046)	(15,800)	3,951		(82,895)
Income tax expense	809	—	—		809

Net loss	(71,855)	(15,800)	3,951		(83,704)
Net loss attributable to non-controlling interests	—	(138)	138	(l)	—
Net loss attributable to HeartWare common stockholders/Valtech ordinary shareholders	$(71,855)	$(15,662)	$3,813		$(83,704)

Net loss per common share – basic and diluted	$(4.16)				$(3.73)

Weighted average shares outstanding – basic and diluted	17,256		5,200	(m)	22,456

Holdco

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

	HeartWare International, Inc. As reported	Valtech Cardio Ltd. As reported	Pro Forma Adjustments		Pro Forma Combined
Revenue, net	$278,420	$—	$—		$278,420
Cost of revenue	92,195	—	—		92,195

Gross profit	186,225	—	—		186,225
Selling, general & administrative	87,177	1,949	—		89,126
Research & development	122,432	10,433	—		132,865
Change in the fair value of contingent consideration	(23,260)	—	—		(23,260)

Total operating expenses	186,349	12,382	—		198,731
Loss from operations	(124)	(12,382)	—		(12,506)
Other income (expense):
Foreign exchange loss	(4,952)	—	—		(4,952)
Interest Expense	(13,133)	—	—		(13,133)
Interest Income	666	—	(459)	(n)	207
Other, net	(1,263)	(5,743)	459	(n)	(6,547)

Other Income (Loss)	(18,682)	(5,743)	—		(24,425)
Loss before income taxes	(18,806)	(18,125)	—		(36,931)
Income tax expense	560	—	—		560

Net loss	(19,366)	(18,125)	—		(37,491)
Net loss attributable to non-controlling interests	—	(104)	104	(l)	—
Net loss attributable to HeartWare common stockholders/Valtech ordinary shareholders	$(19,366)	$(18,021)	$(104)		$(37,491)

Net loss per common share – basic and diluted	$(1.14)				$(1.69)

Weighted average shares outstanding – basic and diluted	16,992		5,200	(m)	22,192

1. Description of Transactions

On September 1, 2015, HeartWare, Valtech, Holdco, U.S. Merger Sub, ISR Merger Sub and the Shareholder Representative entered into the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, Holdco will acquire Valtech by means of the ISR Merger. The Transactions involve the cancellation of all of the capital stock of Valtech which is not already owned by Holdco or any of its affiliates. Shares of Holdco common stock are then issued to the applicable Valtech shareholders. At the ISR Effective Time, each holder of Valtech ordinary and preferred shares (other than those held by HeartWare or any of its affiliates) will be entitled to receive a certain number of shares of Holdco common stock, as determined by the Business Combination Agreement. Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Certificate of Incorporation and Bylaws of Holdco, which are expected to be substantially in the form attached hereto as Annex B. For a comparison of the rights and privileges of a holder of shares of Holdco common stock as compared to a holder of Valtech, please see “Comparison of the Rights of Holders of Valtech Shares and Holders of Holdco Common Stock” beginning on page 148 of this proxy statement/prospectus.

Subject to the terms and conditions of the Business Combination Agreement, Holdco will acquire HeartWare by means of the U.S. Merger. Pursuant to the Business Combination Agreement, each outstanding share of HeartWare common stock will be cancelled and automatically converted into the right to receive one share of Holdco common stock. Each share of Holdco common stock will be issued in accordance with, and subject to the rights and obligations of, the Certificate of Incorporation and Bylaws of Holdco, which are expected to be substantially in the form attached hereto as Annex B. For a comparison of the rights and privileges of a holder of shares of Holdco common stock as compared to a holder of shares of HeartWare common stock, please see “Comparison of the Rights of Holders of HeartWare Common Stock and Holders of Holdco Common Stock” beginning on page 146 of this proxy statement/prospectus.

Based on the number of shares of HeartWare common stock and Valtech ordinary and preferred shares outstanding as of the record date, (i) the total number of shares of Holdco common stock expected to be issued pursuant to the Transactions and delivered to the HeartWare stockholders and Valtech shareholders (assuming no HeartWare options are exercised and no share awards vest between the record date and Closing) will be approximately 17.3 million, (ii) Valtech shareholders are expected to hold approximately 23% of the shares of Holdco common stock immediately following Closing, and (iii) HeartWare stockholders are expected to hold approximately 77% of the shares of Holdco common stock immediately following Closing. The Transactions are subject to customary conditions, including clearance by the FTC under the provisions of the HSR Act, as well as by regulatory authorities outside of the U.S. Pending these clearances, HeartWare anticipates the Closing to be in the first quarter of 2016.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of HeartWare and Valtech. The acquisition method of accounting based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair-value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of the requirements of ASC 820, HeartWare may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measurement that do not reflect HeartWare’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date and that the fair value of acquired intangible asset used in R&D, or Acquired IPR&D, be recorded on the balance sheet considering the likelihood of clinical success of the related product or technology as of the acquisition date.

ASC 820 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Valtech’s research and development efforts were financed in part, through NIS 3,000,000 (approximately $0.8 million as of September 30, 2015) of grants that Valtech received in the form of OCS funds (as described in the Business Combination Agreement) primarily through an early-stage investor. The OCS Loan Amount (as defined below) was accounted for as a preferred stock equity investment in Valtech’s historical financial statements. Valtech may be contingently liable if aspects of Valtech’s technologies are deemed to have been developed with OCS funding and Valtech transfers such technology or know-how out of Israel. The maximum aggregate liability contingently owed pursuant to the OCS is an amount equal to six times the OCS Amount (as defined in “The Business Combination Agreement—Additional Agreements—OCS” below), or approximately $4.6 million, minus amounts paid in respect of the OCS obligation. Under the terms of the Business Combination Agreement, the Recipient Parties, as defined, will indemnify Holdco and its affiliates, including HeartWare, in an amount not to exceed three times the OCS Amount, or approximately $2.3 million (less any amounts already paid in respect of the OCS Amount pursuant to the Business Combination Agreement), from any claims in respect of any portion of the OCS Amount that has not been paid prior to the twelve (12) month anniversary of the ISR Effective Time, and any additional amounts required to be paid to the OCS in connection with obtaining the OCS Settlement (any such claims, the “OCS Claims”). In addition, sale of products developed based on OCS funded know-how is subject to payment of royalties to the OCS up to a total aggregate amount equal to the grants plus interest. In the event that manufacturing or manufacturing rights are transferred out of Israel, the rate and aggregate amount of the royalties may be increased. At this time, HeartWare does not have sufficient information to determine the fair value of the OCS contingency. Other known material contingencies of Valtech to be acquired are reflected or disclosed in accordance with ASC 450 as applied by Valtech in its historical consolidated financial statements. As information becomes available, HeartWare will adjust the fair value of acquired Valtech contingencies in accordance with ASC 820.

For purposes of these unaudited pro forma condensed combined financial statements, HeartWare has assumed the total preliminary consideration issued and paid in the business combination to be approximately $417.3 million, consisting of approximately 5.2 million issued shares of Holdco common stock valued at the September 30, 2015 share price of $52.31 per share, or $272.0 million and contingent consideration payable upon achievement of milestones as defined in the Business Combination Agreement in the form of warrants and stock or cash, at the HeartWare’s option, in the amount of $145.3 million. The value of the consideration transferred for accounting purposes will ultimately be based on the closing share price of HeartWare stock on the last trading day prior to the Closing Date of the Transactions and final valuation of contingent consideration, both of which could materially change.

3. Accounting Policies

Following the acquisition, HeartWare will conduct a review of Valtech’s accounting policies in an effort to determine if differences in accounting policies require restatement or reclassification of Valtech’s results of operations or reclassification of assets or liabilities to conform to HeartWare’s accounting policies and classifications. As a result of that review, HeartWare may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these pro forma condensed combined financial statements, HeartWare was not aware of any material differences between accounting policies of the two companies, except for a certain reclassification necessary to conform to HeartWare’s financial presentation, and accordingly, these pro forma condensed combined financial information do not assume any material differences in accounting policies between the two companies.

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on preliminary purchase price allocation and should be read in conjunction with “Note 1. Description of Transactions” and “Note 2. Basis of Presentation”.

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 are preliminary. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the final valuation of the fair value of Valtech’s tangible and identifiable intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

Amount
Calculation of consideration (1)
Preliminary estimate of fair value of common stock issued	$272,012
Preliminary estimate of fair value of warrants issued	18,204
Preliminary estimate of contingent consideration	127,133

Fair value of total consideration transferred	$417,349
Implied value of HeartWare’s 3.1% equity ownership in Valtech	13,351

$430,700

(1)	Imputed based upon consideration transferred for 96.9% Valtech interests owned by shareholders other than HeartWare.

Recognized amounts of identifiable assets acquired and liabilities assumed
Preliminary estimate of fair value adjustments of net assets acquired
Cash and cash equivalents	3,377
Property and equipment, net	1,402
Other assets	416
Identified intangible assets	200
Developed technology	121,900
In-process research and development	89,500
Goodwill	216,475

Total assets acquired	433,270
Other liabilities assumed	(2,570)

Total net assets acquired	$430,700

a.	Represents estimated transaction costs of $7.6 million for Holdco.

b.	Adjustment to reclassify $419,000 of short term bank deposits associated with security deposits to other assets to conform with HeartWare’s accounting policy.

c.	Represents pro forma goodwill for the excess of the purchase price over the fair value of identified assets acquired as if the acquisition occurred on September 30, 2015. The recorded goodwill primarily consists of anticipated market synergies related to the ability to sell multiple products through a common sales channel and, to a lesser extent, intangible assets such as acquired employees that do not qualify for separate recognition, and premium paid. The difference between the amount recorded in pro forma condensed combined balance sheet and table above is related to the difference in implied value of HeartWare’s 3.1% equity ownership in Valtech and HeartWare’s carrying value of that ownership.

d.	Adjustment to record identified acquired trade names, in-process research and development and developed technology at fair value. Developed technology consists of Valtech’s Cardinal and Cardioband products which are used for mitral valve repair. These products have an estimated useful life of 15 years and we anticipate cash flows will begin to be generated in 2016, at which time amortization of the asset will begin. We determined the fair value by applying established valuation techniques which utilized a discounted cash flow model, and an appropriate discount rate to reflect the time value and risk associated with cash flows. The fair value assigned to in-process research and development was determined via an approach similar to that used for developed technology. In-process research and development consists of multiple products that are in various stages of development to treat mitral and tricuspid valve disease. These products are estimated to require approximately $50 to 70 million of cash investment from 2016 through 2020 to complete development and conduct clinical trials for commercial approval. HeartWare expects to begin generating revenues from IPR&D technology beginning in 2018.

e.	Adjustment to eliminate HeartWare’s $15.5 million investment in Valtech, as of September 30, 2015, which consists of $10.5 million in equity and a $5.0 million convertible note.

f.	Adjustment to eliminate transaction related costs in accounts payable and accrued expenses.

g.	Represents the estimated fair value of contingent consideration. Contingent consideration was measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving milestones as defined in the Business Combination Agreement and an estimated discount rate commensurate with the risks of the expected cash flows attributable to the various milestones.

h.	Adjustment to eliminate deferred rent of Valtech previously recorded pursuant to ASC 840 and to eliminate the fair value of outstanding Valtech warrants in exchange for transaction consideration.

i.	Reflects the elimination of Valtech’s equity accounts.

j.	Represents consideration paid at Closing to Valtech’s securityholders in shares of Holdco common stock.

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

This footnote should be read in conjunction with “Note 1. Description of Transactions,” “Note 2. Basis of Presentation,” “Note 3. Accounting Policies” and “Note 4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments.”

Adjustments included in the columns “Pro Forma Adjustments” to the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2014 and the nine months ended September 30, 2015 are represented by the following:

k.	Adjustment to eliminate transaction related costs.

l.	Adjustment to eliminate non-controlling interests of Valtech.

m.	Adjustment to the basic and diluted number of shares used in calculating the pro forma combined net loss per common share as if the acquisition of Valtech had occurred on January 1, 2014. Amount includes the issuance of 5.2 million shares of Holdco common stock as discussed in adjustment (i) above.

n.	Adjustment to eliminate interest income and other, net on convertible note in Valtech held by HeartWare.

Adjustments to the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2014 and the nine months ended September 30, 2015 do not contain an adjustment for amortization of acquired intangible assets as it is not necessary based on useful life of the developed technology.

6. Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Valtech are assumed to be replaced by the shares expected to be issued by Holdco as well as equity awards that will be issued as part of the acquisition.

THE BUSINESS COMBINATION AGREEMENT

The following summary of certain material terms of the Business Combination Agreement is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is incorporated into this proxy statement/prospectus by reference and attached as Annex A to this proxy statement/prospectus. This summary is not intended to provide you with any other factual information about HeartWare, Valtech or Holdco. We urge you to read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information.”

Explanatory Note Regarding the Business Combination Agreement

The Business Combination Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Business Combination Agreement. Factual disclosures about HeartWare contained in this proxy statement/prospectus or in HeartWare’s public reports filed with the SEC may supplement, update or modify the factual disclosures about HeartWare contained in the Business Combination Agreement and described in this summary. The representations, warranties and covenants made in the Business Combination Agreement by HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative were qualified and subject to important limitations agreed to by HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Business Combination Agreement may have the right not to close the Business Combination Agreement if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Business Combination Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement/prospectus. HeartWare stockholders are not third-party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative. In addition, you should not rely on the covenants in the Business Combination Agreement as actual limitations on the respective businesses of HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

The ISR Merger

The ISR Merger

The ISR Merger will be consummated under the following circumstances.

•	At Closing, ISR Merger Sub will be merged with and into Valtech with Valtech surviving.

•

As soon as is reasonably practicable on or before the second business day following the satisfaction or waiver of conditions specified in the Business Combination Agreement or at such later date as may be mutually agreed upon by Valtech and HeartWare, Closing will be held at the Boston office of

Latham & Watkins LLP. ISR Merger Sub and Valtech will cause the ISR Merger to be consummated by requesting that the Companies Registrar provide the ISR Surviving Company with the Certificate of Merger in accordance with Section 323(5) of the Israeli Companies Law (the “ISR Merger Certificate”).

At the ISR Effective Time, the effect of the ISR Merger will be as provided in the Business Combination Agreement and by the applicable provisions of the Israeli Companies Law. Valtech, as the surviving company, will become a subsidiary of Holdco, continue to be governed by the laws of the State of Israel and maintain a registered office in the State of Israel. At the ISR Effective Time, Holdco and HeartWare, in their capacity as the resulting sole shareholders of Valtech, will take all necessary and appropriate actions required to adopt Amended and Restated Articles of Association and such Amended and Restated Articles of Association will be the Articles of Association of Valtech from and after the ISR Effective Time until further amended. The directors and officers of ISR Merger Sub immediately prior to the ISR Effective Time will be the initial post-merger directors and officers of Valtech.

Capitalization and Closing Adjustment Amount Statement; Closing Adjustment Amount; Escrow; Representative Reimbursement Amount

On the third business day prior to Closing, among other thing, Valtech will prepare and deliver to HeartWare and Holdco a statement that sets forth Valtech’s good-faith estimates of certain costs, expenses or other amounts (the “Capitalization and Closing Adjustment Amount Statement”), including the amount of any Valtech indebtedness as of immediately prior to the ISR Effective Time (the “Indebtedness Amount”) and Valtech’s estimate of the “Closing Adjustment Amount,” which is the aggregate amount of (a) the total amount that becomes payable in cash to any current or former director, officer, employee or consultant of Valtech on or prior to the Closing Date as a result of the execution and delivery of the Business Combination Agreement or the consummation of the Transactions, plus (b) the Indebtedness Amount, plus (c) specified transaction costs. During the period from the delivery of such statement from Valtech to HeartWare and Holdco and prior to Closing, Valtech will provide HeartWare and its representatives with reasonable access to the books of account and records of Valtech used to prepare the statement and the management of Valtech for the purpose of assisting HeartWare and its Representatives in their review of the amounts set forth in the statement. Valtech and HeartWare will negotiate in good faith to reconcile any disagreements that may arise in the review of the statement and in no event will any disagreements prevent or delay Closing.

At Closing, Holdco will deposit the Escrowed Shares into the Escrow Account to be established and maintained by the Escrow Agent. At or prior to Closing, the Escrow Agent, Holdco and the Shareholder Representative will enter into an escrow agreement (the “Escrow Agreement”) substantially in the form attached to the Business Combination Agreement. The Escrowed Shares will constitute security for certain indemnification and closing adjustment obligations of the Recipient Parties. Any Escrowed Shares remaining in the Escrow Account on the Escrow Release Date not distributed or distributable to the Shareholder Representative for expense reimbursements or subject to a pending indemnification claim will be released for distribution to the Recipient Parties in accordance with each recipient’s pro rata share.

Holdco will deduct shares of Holdco common stock (the “Initial Representative Reimbursement Amount,” together with any additional amounts deposited with the Shareholder Representative pursuant to the Business Combination Agreement, the “Representative Reimbursement Amount”) from the Aggregate Closing Holdco Shares, and such shares will be issued by Holdco to the Shareholder Representative or a designee thereof, to be held by or on behalf of the Shareholder Representative for the payment of expenses incurred by the Shareholder Representative in performing its duties pursuant to the Business Combination Agreement or any engagement agreement between members of the Recipient Parties, on the one hand, and the Shareholder Representative, on the other hand.

For the purposes of this proxy statement/prospectus, “Aggregate Closing Holdco Shares” means the number of shares of Holdco common stock equal to (a) 5,200,000 shares of Holdco common stock (subject to specified adjustments provided in the Business Combination Agreement) minus (b) the quotient obtained by dividing

(A) the sum of (i) the Closing Adjustment Amount, plus (ii) $1,000,000, by (B) $83.73, which represents the volume-weighted average closing sale price of a share of HeartWare common stock on NASDAQ for the ten consecutive trading day period ending immediately prior to September 1, 2015 (the “Signing Date Price”); minus (c) the Escrowed Shares.

Prior to Closing, Valtech will deliver to HeartWare and Holdco a schedule setting forth for each Recipient Party specified information including name, contact information, number of owned Valtech securities immediately prior to the ISR Effective Time, such person’s pro rata share of the Valtech Merger Consideration, the number of shares of Holdco common stock to be issued to the Shareholder Representative on behalf of such person, and the number of shares of Holdco common stock to be issued to the Escrow Agent on behalf of such person (the “Closing Payment Allocation Schedule”). Holdco and HeartWare will be entitled to rely on the schedule for all purposes in connection with making the payments due to the Recipient Parties to be made on the Closing Date.

Within thirty (30) days following the Closing Date, Holdco and HeartWare will prepare and deliver to the Shareholder Representative their calculation of the Closing Adjustment Amount. The Shareholder Representative will have a period of thirty (30) days after delivery of the calculation to provide written notice of any objections thereto. The Shareholder Representative and Holdco will attempt in good faith to resolve any disputes arising in connection with the calculation. If such dispute cannot be resolved within thirty (30) days of an objection notice, the dispute will be resolved in accordance with certain procedures set forth in the Business Combination Agreement that involve the submission of such dispute to PricewaterhouseCoopers, or another firm of nationally recognized independent public accountants in the United States.

Promptly after the Closing Adjustment Amount becomes final and binding (the “Final Closing Adjustment Amount”):

•	In the event that the Final Closing Adjustment Amount as recalculated is greater than the Closing Adjustment Amount set forth in the Capitalization and Closing Adjustment Amount Statement, Holdco will recover, at Holdco’s option, either from the Escrowed Shares (valued at the Signing Date Price) or by set-off against the next Contingent Payment (as defined below) to be made under the Business Combination Agreement, an amount equal to such excess valued at the Signing Date Price.

•	In the event that the Closing Adjustment Amount set forth on the Capitalization and Closing Adjustment Amount Statement is greater than the Final Closing Adjustment Amount, Holdco will, within five business days after the Final Closing Adjustment Amount as recalculated becomes final and binding, make an additional Contingent Payment to the Recipient Parties by the issuance of shares of Holdco common stock (valued at the Signing Date Price) in an amount equal to such difference.

Contingent Payments

Pursuant to the terms of the Business Combination Agreement, the Recipient Parties will receive, as set forth in a Valtech notice delivered to its shareholders prior to Closing regarding its special meeting, the CE Mark Contingent Payment.

If the applicable milestones are achieved in the earnout period specified in the Business Combination Agreement, the Recipient Parties will receive the First-in-Man Contingent Payment and the Net Sales Contingent Payment.

In addition, the Recipient Parties will receive certain warrants issued at Closing to purchase 850,000 shares of Holdco common stock at an exercise price of $83.73 per share that will become exercisable upon attainment of $75 million in net sales (trailing 12 months) of Valtech products.

Upon the consummation of a change in control of HeartWare at any time during the period between September 1, 2015 and the Effective Time (as defined in – The U.S. Merger; Conversion of HeartWare

Securities; Exchange of HeartWare Certificates – The U.S. Merger), or upon the consummation of a change in control of Holdco or Valtech at any time from and after the Effective Time, (i) any remaining unpaid CE Mark Contingent Payment and First-in-Man Contingent Payment will immediately be due and payable by Holdco to the Recipient Parties upon the consummation of such change in control, notwithstanding any failure to achieve the First-in-Man Milestone, (ii) specified warrants for shares of Holdco common stock will immediately vest and become exercisable for the full number of warrant shares purchasable thereunder, and other securities or property distributable, thereunder upon the consummation of such change in control, notwithstanding any failure to achieve any amount of net sales in any period, and (iii) any remaining unpaid Net Sales Contingent Payment will be due and payable by Holdco to the Recipient Parties in the manner specified by the Business Combination Agreement, for up to $375 million, notwithstanding any failure to achieve the Net Sales Milestone.

From the period beginning at the ISR Effective Time and ending on the earlier of (a) the tenth (10th) anniversary of the Closing Date and (b) the date all Contingent Payments have been paid (the “Earnout Period”), Holdco will use commercially reasonable efforts to (A) seek and obtain any regulatory approval or permit required for the manufacture, sale use and commercialization of Valtech’s Cardioband product and Cardioband Tricuspid product in the United States and (B) satisfy the conditions of, and achieve, the CE Mark Milestone and the First-in-Man Milestone with respect to the Cardioband Tricuspid product. During the Earnout Period, Holdco will not and will cause each of its subsidiaries not to take any actions in bad faith with respect to Valtech products or knowingly and intentionally take any actions (or omit to take any actions) with respect to Valtech products that are not commercially reasonable (or are commercially reasonable with respect to omitted actions) and undertaken with the primary intent or purpose of avoiding, materially delaying, or preventing the achievement of any of the milestones or payment of any of the Contingent Payments. During the Earnout Period, Holdco is restricted from making certain transfers of specified Valtech-related intellectual property, provided that it may make certain transfers upon a change of control and grant certain non-exclusive licenses if certain conditions are met. As a general matter, subject to its obligations under the Business Combination Agreement, the Holdco group will have sole discretion over all matters relating to Valtech products and Valtech’s business after the ISR Effective Time. In addition, if Holdco complies with the expenditure requirements in the Business Combination Agreement, the Shareholder Representative (on behalf of the Recipient Parties) will not be permitted to allege a failure by the Holdco Group to meet certain efforts obligation by failing to expend funds or that certain efforts obligations have not been satisfied with respect to the First-in-Man Milestone for the Cardioband Tricuspid Product.

The right of any Recipient Party to receive any portion of a Contingent Payment will not be assignable or transferable except in certain limited circumstances, and any attempted or purported transfer in violation of this restriction will be null and void. The Contingent Payments are contractual rights, and are not securities. The Contingent Payments do not bear interest and are not redeemable. In the event any Contingent Payment is required to be paid to any Recipient Party, a portion of such payment may be treated as interest for U.S. federal income tax purposes.

On a quarterly basis, Holdco will deliver to the Shareholder Representative a certificate signed by a Holdco officer providing specified information concerning the net sales of Valtech products. Subject to confidentiality obligations, the Shareholder Representative and its representatives will have reasonable access to the books and records of Holdco and Holdco’s personnel to the extent necessary to assist the Shareholder Representative and its representatives in connection with the Shareholder Representative’s review of any such certificate. In the event of disputes, the Shareholder Representative and Holdco will attempt to mutually resolve such dispute. In the event that no agreement can be reached between the Shareholder Representative and Holdco as to the achievement of the Net Sales Milestone or the net sales milestone set forth in specified warrants for shares of Holdco common stock issued to the Recipient Parties at Closing, the dispute will be arbitrated by the New York, New York office of one of the following entities or their respective successors: Deloitte & Touche LLP, KPMG LLP, Ernst & Young LLP or PricewaterhouseCoopers LLP.

On or prior to the tenth (10th) business day following the achievement of any milestone, Holdco will deliver to the Shareholder Representative written notice of the achievement. Within twenty (20) days of the receipt of a milestone notice that indicates a Contingent Payment is due, the Shareholder Representative will deliver to Holdco any updates the Shareholder Representative deems reasonably necessary to the Closing Payment Allocation Schedule, if any. On or prior to the tenth (10th) business day following Holdco’s receipt of such an update (or, if no update has been delivered within the twenty (20) day period provided for such an update, on or prior to the tenth (10th) business day following the twenty (20) day period) related to the achievement of any milestone, Holdco will deliver to U.S. Bank, N.A. or such other person as will mutually be agreed to in writing by HeartWare and Valtech (the “Exchange Agent,” whose obligations will be set forth in an “Exchange Agent Agreement” between Holdco, the Shareholder Representative and the Exchange Agent) the applicable Contingent Payment amount for such milestone for further distribution to each of the Recipient Parties in accordance with each such person’s pro rata share of such Contingent Payment amount. Since the CE Mark Contingent Milestone was achieved on September 11, 2015, the corresponding payment will be paid on the Closing Date. If the First-in-Man Contingent Milestone is also achieved prior to the Closing Date, the corresponding payment will be paid on the Closing Date as well.

The U.S. Merger; Conversion of HeartWare Securities; Exchange of HeartWare Certificates

The U.S. Merger

The U.S. Merger will be consummated under the following circumstances:

•	At Closing, HeartWare and U.S. Merger Sub will file a certificate of merger relating to the U.S. Merger with the Secretary of State of the State of Delaware. The U.S. Merger will become effective at 5:00 p.m., New York time, on the Closing Date or at such later time as HeartWare and Valtech will agree and specify in the certificate of merger. At the Effective Time, U.S. Merger Sub will be merged with and into HeartWare with HeartWare surviving. As a result of the U.S. Merger, HeartWare will become a wholly owned subsidiary of Holdco.

•	The U.S. Merger will have the effects specified in the DGCL.

•	At the Effective Time, the Certificate of Incorporation of HeartWare will be amended and restated. The Bylaws of HeartWare will be amended and restated to be identical to the Bylaws of U.S. Merger Sub.

Immediately following the execution and delivery of the Business Combination Agreement by the parties thereto, Holdco, in its capacity as the sole stockholder of U.S. Merger Sub, was required to adopt, and adopted, the Business Combination Agreement, in accordance with the DGCL, by written consent.

Matters Concerning Holdco

Prior to the Effective Time, HeartWare, Holdco’s sole shareholder, will adopt an Amended and Restated Certificate of Incorporation and Bylaws of Holdco, to be in effect as of the Effective Time, or prior to the Effective Time. After the Effective Time, Holdco will, following the consummation of the ISR Merger and the U.S. Merger, serve as a parent company for HeartWare and Valtech’s combined businesses. Prior to the Effective Time, HeartWare will cause the shares of Holdco common stock to be issued in connection with the ISR Merger and the U.S. Merger, and the other shares of Holdco common stock to be reserved for issuance upon the exercise of specified warrants to be delivered at Closing and payment of Contingent Payments pursuant to the Business Combination Agreement to be approved for listing on NASDAQ under HeartWare’s current ticket symbol (HTWR). At or promptly following the Effective Time, Holdco will cause such shares of Holdco common stock to be listed on NASDAQ under the current HeartWare ticket symbol (HTWR). Prior to or at the Effective Time, HeartWare will cause Holdco’s name to be amended as determined by HeartWare. Immediately after the Effective Time, HeartWare will sell to Holdco, and Holdco will purchase from HeartWare, all of the shares of Holdco common stock then held by HeartWare for an amount in cash equal to the aggregate par value of all such shares of Holdco common stock.

HeartWare Equity Treatment

At the Effective Time, each share of HeartWare common stock issued and outstanding immediately prior to the Effective Time will be converted into and thereafter represent the right to receive one newly and validly issued, fully paid-up share of Holdco common stock.

Exchange of HeartWare Certificates and Book-Entry Shares

At or prior to the Effective Time, Holdco will deposit with the Exchange Agent a number of shares of Holdco common stock equal to the total number of shares of Holdco common stock required to effect the exchange of shares of HeartWare common stock for shares of Holdco common stock.

As soon as practicable after the Effective Time, Holdco will cause the Exchange Agent to mail to each person that was a holder of record of HeartWare common stock represented by a certificate representing any such shares of HeartWare common stock (a “HeartWare Certificate”):

•	an appropriate and customary letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the HeartWare Certificates will pass, only upon delivery of such certificates to the Exchange Agent; and

•	instructions for use in effecting the surrender of the HeartWare Certificates (or affidavits of loss in lieu of such certificates as provided in the Business Combination Agreement) in exchange for the U.S. Merger Consideration.

Upon surrender of a HeartWare Certificate (or affidavit of loss in lieu of such certificate) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor the U.S. Merger Consideration, and the certificate so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the HeartWare Certificates. Until surrendered, each HeartWare Certificate will be deemed at any time after the Effective Time to represent only the right to receive the U.S. Merger Consideration as contemplated by the Business Combination Agreement.

No holder of shares of HeartWare common stock held in book entry form (the “HeartWare Book-Entry Shares”) will be required to deliver a HeartWare Certificate or, in the case of holders of HeartWare Book-Entry Shares held through The Depositary Trust Company, an executed letter of transmittal to the Exchange Agent to receive the U.S. Merger Consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more HeartWare Book-Entry Shares held through The Depositary Trust Company whose shares of HeartWare common stock were converted into the right to receive the U.S. Merger Consideration will automatically be entitled to receive upon the Effective Time, and Holdco will cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such HeartWare Book-Entry Share, the U.S. Merger Consideration, and such HeartWare Book-Entry Shares of such holder will be cancelled. As soon as practicable after the Effective Time, Holdco will cause the Exchange Agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of HeartWare Book-Entry Shares not held through The Depositary Trust Company:

•	an appropriate and customary letter of transmittal, which will be in such form as Holdco and the Exchange Agent will reasonably agree; and

•	instructions for returning such letter of transmittal in exchange for the U.S. Merger Consideration.

Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such HeartWare Book-Entry Shares will be entitled to receive in exchange therefor the U.S. Merger Consideration, and such HeartWare Book-Entry Shares so surrendered will be cancelled. The U.S. Merger Consideration with respect to HeartWare Book-Entry Shares will only be made to the person in whose name such shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of HeartWare Book-Entry Shares. Until paid or surrendered, each HeartWare Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the U.S. Merger Consideration as contemplated by the Business Combination Agreement.

At the Effective Time, HeartWare’s stock transfer books will be closed and thereafter there will be no further registration of transfers of shares of HeartWare common stock on HeartWare’s records. From and after the Effective Time, the holders of HeartWare Certificates and HeartWare Book-Entry Shares representing shares of HeartWare common stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares except as otherwise provided for in the Business Combination Agreement or by applicable law. After the Effective Time, if HeartWare Certificates representing shares of HeartWare common stock are presented to Holdco, they will be cancelled and exchanged for the U.S. Merger Consideration as provided for in the Business Combination Agreement.

Treatment of HeartWare Stock Options and Stock-Based Awards

As of the Effective Time, each HeartWare Stock Option granted under the HeartWare Equity Plans that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Holdco and will be converted into a Holdco Stock Option. Each such Holdco Stock Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the HeartWare Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable HeartWare Equity Plan, in any award agreement or in such HeartWare Stock Option by reason of the Business Combination Agreement or the Transactions). As of the Effective Time, each such Holdco Stock Option as so assumed and converted will be an option to acquire that number of shares of Holdco common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HeartWare common stock subject to such HeartWare Stock Option and (ii) the HeartWare Exchange Ratio, at an exercise price per share of Holdco common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of HeartWare common stock of such HeartWare Stock Option by (y) the HeartWare Exchange Ratio.

As of the Effective Time, each HeartWare RSU granted under the applicable HeartWare Equity Plan that is outstanding immediately prior to the Effective Time, whether or not it is vested, will be assumed by Holdco and will be converted into a Holdco RSU. Each such Holdco RSU as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the HeartWare RSU immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable HeartWare Equity Plan, in any award agreement or in such HeartWare RSU by reason of the Business Combination Agreement or the Transactions). As of the Effective Time, each such Holdco RSU as so assumed and converted will be a restricted stock unit award for that number of shares of Holdco common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HeartWare common stock underlying such HeartWare RSU, multiplied by (ii) the HeartWare Exchange Ratio.

As of the Effective Time, Holdco will assume all HeartWare Equity Plans and the awards granted thereunder and will be able to grant stock awards under the terms of the HeartWare Equity Plans covering the reserved but unissued HeartWare common stock, except that (i) shares of HeartWare common stock covered by such awards will be Holdco common stock and (ii) all references to a number of shares of HeartWare common stock will be changed to references to Holdco common stock.

Conversion of Valtech Securities; Exchange of Valtech Certificates; Payments

Conversion of Valtech Securities

By virtue of the ISR Merger:

•	Each Valtech Preferred S Share issued and outstanding immediately prior to the ISR Effective Time and held by the Recipient Parties will be converted at the ISR Effective Time into the right to receive from Holdco specified consideration in the form of a pro rata amount of 5% of the Valtech Merger Consideration less any amount paid to the minority shareholders of Mitraltech. All such Valtech Preferred S Shares, when so converted, will no longer be outstanding and will automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares of Valtech Preferred S Shares will cease to have any rights with respect thereto, except the right to receive the consideration described for such shares.

•	Each share of Valtech capital stock (other than Valtech Preferred S Shares) issued and outstanding immediately prior to the ISR Effective Time and held by the Recipient Parties will be converted at the ISR Effective Time into the right to receive from Holdco specified consideration in the form of a pro rata amount of 95% of the Valtech Merger Consideration less any amount paid to the minority shareholders of Mitraltech. All such Valtech shares, when so converted, will no longer be outstanding and will automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such Valtech shares will cease to have any rights with respect thereto, except the right to receive the consideration described for such capital stock.

•	Each unexercised Valtech warrant outstanding immediately prior to the ISR Effective Time and held by the Recipient Parties will be cancelled and converted at the ISR Effective Time into the right to receive from Holdco, for each share subject to such Valtech warrant, specified consideration in the form of a pro rata amount of 95% of the Valtech Merger Consideration less any amount paid to the minority shareholders of Mitraltech, reduced by the exercise price of such warrant. All such Valtech warrants, when so converted, will no longer be outstanding and will automatically be cancelled and retired and cease to exist, and each holder of a Valtech warrant will cease to have any rights with respect thereto, except the right to receive the consideration described for such Valtech warrant.

•	Each Valtech Option that is outstanding and unexercised as of immediately prior to the ISR Effective Time, whether or not vested or exercisable, will be cancelled and terminated at the ISR Effective Time in exchange for the right to receive from Holdco, for each share subject to such Valtech Option, specified consideration in the form of a pro rata amount of 95% of the Valtech Merger Consideration less any amount paid to the minority shareholders of Mitraltech, reduced by the exercise price of such option. All such Valtech Options, when so terminated and exchanged, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Valtech Option will cease to have any rights with respect thereto, except the right to receive the consideration described for such Valtech Option.

Except as described above, any other options, warrants or other contingent rights (if any) to acquire Valtech capital stock as of the ISR Effective Time will be cancelled or terminated in connection with the ISR Merger without payment of any consideration therefor. At the ISR Effective Time, all Valtech preferred shares held by HeartWare or any of its affiliates will be automatically converted into an equal number of Valtech ordinary shares. No Valtech ordinary share, Valtech preferred share, or HeartWare note or other security or instrument convertible into, or exercisable for Valtech capital stock held immediately prior to the ISR Effective Time by HeartWare or any of its affiliates will receive the merger consideration and such securities will remain outstanding as equity interests of Valtech following the ISR Effective Time. Each “dormant share” of Valtech ordinary or preferred shares held by Valtech immediately prior to the ISR Effective Time will be cancelled and extinguished at the ISR Effective Time without any conversion thereof and no payment will be made with respect thereto.

No fractional shares of Holdco common stock will be issued to Valtech shareholders, but an amount in cash equal to the aggregate Signing Date Price of all such fractional shares will instead be deposited with the

Shareholder Representative. Holdco also agrees to equitably adjust the Contingent Payment of shares to Valtech shareholders for certain share issuances, dividends and other corporate actions occurring before such payment is made.

Exchange of Valtech Certificates and Transmittal Materials for Closing Payment

Holdco will engage the Exchange Agent to, among other things, assist in the distribution of shares of Holdco common stock and to effect the distribution of any cash payments required to be made by Holdco under the Business Combination Agreement to the Recipient Parties. Within a reasonable period of time prior to Closing, the Exchange Agent will deliver to each Recipient Party:

•	a letter of transmittal substantially in the form attached to the Business Combination Agreement; and

•	instructions for use in completing and submitting the letter of transmittal (and, as applicable, the surrender of a certificate or certificates representing outstanding Valtech ordinary or preferred shares or effecting the surrender of a certificate or certificates representing outstanding shares of Mitraltech (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates)) in exchange for the shares of Holdco common stock representing that portion of the Valtech Merger Consideration or the Mitraltech Portion (as defined in “– Additional Agreements – Mitraltech” below) to which such Recipient Party, as applicable, is entitled pursuant to the Closing Payment Allocation Schedule.

The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate) to the Exchange Agent in accordance with the terms of the letter of transmittal, duly executed, the applicable Recipient Party will be entitled to receive in exchange therefor the merger consideration payable to such Recipient Party, pursuant to the terms of the Business Combination Agreement, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or the letter of transmittal by any Participating Rights Holder or minority shareholder of Mitraltech. Holdco will not be required to pay any amount of the shares of Holdco common stock otherwise payable at Closing or any Contingent Payment to a Recipient Party until receipt by the Exchange Agent from such Recipient Party of a properly completed and executed letter of transmittal and the applicable Certificate.

Until surrendered, each Certificate will be deemed at any time after the ISR Effective Time to represent only the right to receive upon such surrender the applicable amounts of Valtech Merger Consideration or the Mitraltech Portion (as defined in “– Additional Agreements – Mitraltech” below). From and after the ISR Effective Time, holders of Valtech ordinary shares, Valtech preferred shares, Valtech warrants and Valtech Options outstanding immediately prior to the ISR Effective Time will cease to be, and will have no rights as, shareholders or rightsholders of Valtech, other than the right to receive the portions of the Valtech Merger Consideration and rights under the Business Combination Agreement.

In the event any Certificate(s) have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by a Valtech shareholder or a minority shareholder of Mitraltech thereof in form reasonably satisfactory to Holdco, Holdco will cause the Exchange Agent to issue to such Valtech shareholder or minority shareholder of Mitraltech such person’s portion of the shares of Holdco common stock otherwise payable at Closing; provided that Holdco may require the owner of such lost, stolen or destroyed Certificate(s) to deliver a customary agreement of indemnification and, to the extent required by the Exchange Agent despite Holdco’s reasonable efforts to resist the requirement, a bond in such sum as the Exchange Agent may reasonably direct, as indemnity against any claim that may be made against Holdco, Valtech or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

Each of HeartWare, Valtech, Holdco or any of their affiliates and the Exchange Agent and the Escrow Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Business Combination Agreement or the Escrow agreement to any Recipient Party, and any other amount otherwise payable to any other person pursuant to any provision or obligation under the Business Combination Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other tax law. The Business Combination Agreement includes certain additional provisions pertaining to the withholding and exceptions from withholding with respect to, the filing of certain applications with regard to obtaining a tax ruling for, and deferral of certain Israeli taxes.

At the ISR Effective Time, the stock transfer books of Valtech will be closed and there will be no further registration of transfers of Valtech ordinary or preferred shares thereafter on Valtech’s records. From and after the ISR Effective Time, the holders of Certificates representing such shares outstanding immediately prior to the ISR Effective Time will cease to have any rights with respect to such shares except as otherwise provided in the Business Combination Agreement or by any applicable laws.

Closing Deliverables

At or prior to Closing, Valtech will deliver or cause to be delivered to HeartWare or Holdco, as applicable:

•	the Capitalization and Closing Adjustment Amount Statement and the Closing Payment Allocation Schedule;

•	a counterpart of the Escrow Agreement, duly executed by the Shareholder Representative;

•	a counterpart of the Exchange Agent Agreement, duly executed by the Shareholder Representative;

•	a certificate executed on behalf of Valtech by an individual authorized to sign on behalf of Valtech certifying the satisfaction of specified conditions concerning Valtech’s compliance with certain covenants and obligations as well as the truth and correctness of certain representations and warranties of Valtech set forth in the Business Combination Agreement;

•	evidence that the Tail D&O Policy (as defined in – Additional Agreements – Indemnification, Exculpation and Insurance below) has been obtained;

•	(i) a copy of the charter and organizational documents, including all amendments thereto (the “Organizational Documents”) of Valtech and its subsidiaries, as amended through the ISR Effective Time certified by the Companies Registrar; (ii) a copy of the resolutions of the Valtech Board approving the ISR Merger and the Transactions; and (iii) a certificate executed on behalf of Valtech by an individual authorized to sign on behalf of Valtech certifying that the required Valtech shareholder vote has been obtained;

•	evidence of receipt of the approval of the OCS of the change of control of Valtech contemplated by the Business Combination Agreement (such approval, the “OCS Approval”);

•	a print-out from the on-line database of the Companies Registrar that does not indicate that Valtech is a “breaching company,” dated as of a date not earlier than five (5) business days prior to the Closing Date; and

•	letters of resignation, effective as of the ISR Effective Time, from each Valtech director.

At or prior to Closing, Holdco will deliver or cause to be delivered to the Shareholder Representative or the applicable persons specified below:

•	counterparts of the Escrow Agreement, duly executed by Holdco and the Escrow Agent;

•	counterparts of the Exchange Agent Agreement, duly executed by Holdco and the Exchange Agent;

•	a certificate executed on behalf of Holdco by an executive officer of Holdco certifying the satisfaction of specified conditions concerning HeartWare, Holdco, U.S. Merger Sub and ISR Merger Sub’s compliance with certain covenants and obligations as well as the truth and correctness of certain representations and warranties of HeartWare set forth in the Business Combination Agreement;

•	the Aggregate Closing Holdco Shares to the Exchange Agent for further distribution to the Recipient Parties pursuant to the terms of the Business Combination Agreement;

•	duly executed warrants for shares of Holdco common stock, each of which will be delivered to the Exchange Agent on behalf of the applicable holder of Valtech securities;

•	duly executed warrants for shares to Holdco common stock, each of which will be delivered to the Exchange Agent on behalf of the applicable minority shareholder of Mitraltech;

•	the Escrowed Shares to the Escrow Agent in accordance with the Escrow Agreement and the Business Combination Agreement;

•	the Initial Representative Reimbursement Amount (delivered as directed by the Shareholder Representative);

•	the transaction costs, in cash by wire transfer of immediately available funds, to the payees thereof;

•	a certificate of the Secretary of Holdco certifying the names and signatures of the officers of Holdco, U.S. Merger Sub and ISR Merger Sub authorized to sign the Business Combination Agreement and the related agreements and the other documents to be delivered thereunder;

•	(i) a copy of the organizational documents of Holdco and U.S. Merger Sub, as amended through the ISR Effective Time certified by the Secretary of State of the State of Delaware and a copy of the Organizational Documents of ISR Merger Sub, as amended through the ISR Effective Time certified by an officer of ISR Merger Sub; and (ii) minutes of the Holdco Board approving the Transactions, including the ISR Merger and the U.S. Merger;

•	the ISR Merger Certificate from the Companies Registrar; and

•	a good standing certificate for Holdco from the Delaware Secretary of State dated as of a date not earlier than five (5) business days prior to the Closing Date.

At or prior to Closing, HeartWare will deliver or cause to be delivered to the Shareholder Representative:

•	a certificate and notice to the U.S. Internal Revenue Service pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated within 30 days prior to the Closing Date, to the effect that interests in HeartWare are not U.S. real property interests;

•	a certificate executed on behalf of HeartWare by an executive officer of HeartWare certifying the satisfaction of specified conditions concerning HeartWare, Holdco, U.S. Merger Sub and ISR Merger Sub’s compliance with certain covenants and obligations as well as the truth and correctness of certain representations and warranties of HeartWare set forth in the Business Combination Agreement;

•	a certificate of the Secretary of HeartWare certifying the names and signatures of the officers of HeartWare authorized to sign the Business Combination Agreement and related agreements and the other documents to be delivered thereunder;

•	minutes of the HeartWare Board approving the Transactions, including the ISR Merger and the U.S. Merger; and

•	a good standing certificate for HeartWare from the Secretary of State of the State of Delaware dated as of a date not earlier than five (5) business days prior to the Closing Date.

Shareholder Representative

The Shareholder Representative is appointed, effective from the ISR Effective Time, to act as the Shareholder Representative under the Business Combination Agreement in accordance with the terms of the Business Combination Agreement, the Escrow Agreement and the Exchange Agent Agreement. From and after the ISR Effective Time, the Shareholder Representative will be authorized, on behalf of the Recipient Parties, to:

•	take all actions required or permitted by, and exercise all rights granted to, the Shareholder Representative in the Business Combination Agreement, the Escrow Agreement, the Exchange Agent Agreement or any other related agreement;

•	receive all notices or other documents given or to be given to the Shareholder Representative by any person pursuant to the Business Combination Agreement or the related agreements;

•	receive and accept service of legal process in connection with any claim or other proceeding against the Recipient Parties arising under the Business Combination Agreement or the related agreements;

•	negotiate, undertake, compromise, prosecute, defend, resolve and settle any suit, proceeding or dispute under the Business Combination Agreement or the related agreements on behalf of the Recipient Parties;

•	execute and deliver all agreements, certificates and documents required or deemed appropriate by the Shareholder Representative in connection with any of the Transactions on behalf of the Recipient Parties;

•	engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the Transactions on behalf of the Recipient Parties;

•	apply the Representative Reimbursement Amount to the payment of (or reimbursement of the Shareholder Representative for) expenses and liabilities which the Shareholder Representative may incur pursuant to the Business Combination Agreement, the related agreements or otherwise in connection with the Transactions;

•	approve of and execute amendments to the Business Combination Agreement and to the related agreements in accordance with the applicable terms thereof; and

•	take such other action as the Shareholder Representative may deem appropriate, on behalf of the Recipient Parties.

The Shareholder Representative will be entitled to receive reimbursement from any Representative Reimbursement Amount held by or on behalf of the Shareholder Representative, for any and all expenses, charges, losses, claims, damages, fees, costs, expenses and liabilities, including attorneys’ fees, fees of other skilled professionals and in connection with seeking recovery from insurers, incurred by the Shareholder Representative in the performance or discharge of its rights and obligations under the Business Combination Agreement and the related agreements. The Business Combination Agreement provides for the release from liability and indemnification of the Shareholder Representative and certain of its representatives, excepting liability of the Shareholder Representative and certain of its affiliates suffer due to the willful misconduct or gross negligence of the Shareholder Representative and certain of its affiliates in carrying out his, her or its duties under the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties that Valtech, on the one hand, and HeartWare, Holdco, ISR Merger Sub and U.S. Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by Valtech to the other parties to the Business Combination Agreement in connection with the signing of the Business Combination Agreement and a confidential disclosure letter provided by HeartWare to Valtech and the Recipient Parties (as defined in “– Additional Agreements – Mitraltech” below) in connection with the signing of the Business Combination Agreement. While Valtech, HeartWare, Holdco, ISR Merger Sub and U.S. Merger Sub do not believe that the disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Valtech, HeartWare, Holdco, ISR Merger Sub and U.S. Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between Valtech, HeartWare, Holdco, ISR Merger Sub and U.S. Merger Sub and are modified in important part by the confidential disclosure letters.

Valtech has made a number of representations and warranties to the other parties in the Business Combination Agreement regarding aspects of Valtech’s business and other matters pertinent to the Transactions. The topics covered by these representations and warranties include the following:

•	Valtech and its subsidiaries’ organization, valid existence, good standing, qualification to do business and similar corporate matters;

•	Valtech Cardio, Inc., a Delaware corporation, and Mitraltech are Valtech’s only subsidiaries and Valtech’s ownership of interests in its subsidiaries is free and clear of any liens, encumbrances or other continuing rights or obligations;

•	Valtech’s capital structure, the absence of encumbrances on Valtech and its subsidiaries’ equity interests, that Valtech and its subsidiaries’ issued and outstanding shares were duly authorized and validly issued and fully-paid and non-assessable and that such shares were issued in material compliance with all applicable laws concerning the issuance of securities;

•	each series of Valtech preferred shares is convertible into Valtech ordinary shares at the conversion ratio provided in Valtech’s charter and that the consummation of the Transactions will not result in any anti-dilution adjustment to the outstanding Valtech preferred shares;

•	all corporate actions on the part of Valtech and its subsidiaries necessary for the authorization, execution and delivery of the Business Combination Agreement and the related agreements and the consummation of the Transactions were all taken prior to their execution and delivery, and such agreements constitute valid and legally binding obligations of Valtech;

•	on the part of Valtech or its subsidiaries, no government consent is required in connection with the execution and delivery of the Business Combination Agreement and the related agreements and the consummation of the transactions contemplated by those agreements other than certain specified filings and approvals;

•	Valtech having made available to HeartWare certain of Valtech and its subsidiaries’ audited and unaudited financial statements, the preparation of such statements in accordance with U.S. GAAP, Valtech’s lack of knowledge of any instances of fraud covered by such financial statements and the absence of outstanding indebtedness not reflected in such financial statements;

•	the absence of undisclosed liabilities;

•	the delivery to HeartWare of certain material contracts, each such contract’s status as a valid, binding and enforceable obligation of Valtech or its subsidiaries, as applicable, and none of Valtech, any of its subsidiaries or, to Valtech’s knowledge, the other party or parties thereto, being in breach or non-compliance in any material respect of any material term of any such contract;

•	the absence of material increase or acceleration of any obligations of Valtech or any of its subsidiaries pursuant to certain material contracts;

•	the absence of related party transactions, related party indebtedness to Valtech (or vice versa), related party ownership of any material asset used in Valtech’s business to Valtech’s knowledge and the absence of any direct or indirect related party interest in any material contract;

•	the absence of specified changes to Valtech’s business;

•	Valtech and its subsidiaries’ lack of ownership interest in real property and the status of their leasehold interests in real property;

•	the status of Valtech and its subsidiaries’ ownership of specified material personal property;

•	the status of certain tangible and intangible assets used by Valtech and its subsidiaries in the operation of Valtech’s business;

•	the status of specified intellectual property owned or licensed by Valtech and its subsidiaries and the absence of known third party infringement on Valtech owned intellectual property;

•	Valtech and its subsidiaries’ timely filing of required tax returns and payment of taxes, the absence of specified tax statuses and certain Israeli tax matters;

•	the disclosure of certain employee information;

•	Valtech and its subsidiaries’ material compliance with applicable laws and regulations respecting labor, employment, fair employment practices, workplace safety and health, terms and conditions of employment, wages, hours and days of work;

•	the absence of controversies pending, or, to Valtech’s knowledge, threatened between any of Valtech or its subsidiaries, on the one hand, and any of their respective current or former employees or other service providers, on the other hand, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valtech (as defined below);

•	the status, to Valtech’s knowledge, of the full-time employment and other employment by Valtech management and employees;

•	Valtech and its subsidiaries’ material compliance with applicable laws or orders and their possession of all material permits necessary for them to own, lease and operate their properties and carry on their business in all material respects as currently conducted;

•	disclosure of all insurance policies under which Valtech and its subsidiaries have been an insured over the last two years and specified terms of such policies;

•	identification of and disclosure of specified details pertaining to each material pension, profit-sharing, retirement, deferred compensation, bonus, commission, employment, equity-based compensation, severance, retention, change in control, termination, group or individual health, dental, medical, life insurance, survivor benefit, key men insurance, education fund, motor vehicle or similar plan, policy, arrangement or agreement, funded or unfunded, whether formal or informal, written or oral, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employee benefit plan or program that has been adopted or maintained by Valtech or any of its subsidiaries, for the benefit of any current or former director, officer or employee of or consultant to Valtech or any of its subsidiaries, or pursuant to which Valtech or any of its subsidiaries has any material liability, contingent or otherwise (each, a “Valtech Employee Benefit Plan”);

•	Valtech and its subsidiaries’ material compliance with all healthcare laws applicable to Valtech, its subsidiaries and their business, as well as their possession of required permits from U.S. and foreign governmental authorities where applicable;

•	the absence of undisclosed brokers or similar intermediaries that acted for or on behalf of Valtech, its subsidiaries or its shareholders in connection with the negotiation of the Business Combination Agreement or the consummation of the Transactions;

•	the absence of material violations of environmental laws by Valtech and its subsidiaries;

•	permits, approvals, authorizations and consents of each person (excluding governmental authorities) required with respect to Valtech or its subsidiaries in connection with the execution, delivery and performance by Valtech or its subsidiaries of the Business Combination Agreement, or the consummation of the Transactions;

•	Valtech’s delivery to HeartWare of accurate and complete copies of its organizational documents, capitalization records and minutes and other records of meetings and other proceedings of Valtech and its subsidiaries’ shareholders, Valtech and its subsidiaries’ boards of directors and all committees of such boards;

•	Valtech and its subsidiaries’ material compliance with privacy laws and other laws regarding the protection, storage, use and disclosure of data;

•	disclosure of all pending and outstanding grants, incentives, benefits, qualifications and subsidies granted to Valtech or any of its subsidiaries from any governmental authority;

•	disclosure of any employees of Valtech or its subsidiaries that provide medical services or purchase or arrange for medical devices to be provided;

•	the absence of funds used for unlawful expenses or payments by Valtech or its subsidiaries, and without limiting the foregoing, the absence of any actions that would cause Valtech or its subsidiaries to be in violation of the FCPA;

•	the sole required approval of the shareholders of Valtech or any of its subsidiaries of the Business Combination Agreement and the Transactions is the approval of (i) the holders of at least a majority of the outstanding Valtech Preferred Shares (other than Series S Preferred Shares) voting together as a single class on an as-converted basis and (ii) the holders of at least a majority of the outstanding Valtech ordinary shares and Valtech preferred shares (other than HeartWare owned equity) voting together as a single class on an as-converted to Valtech ordinary shares basis, in each case solely with respect to the ISR Merger;

•	the absence of claims or, to Valtech’s knowledge, threatened claims in connection with the product liability of any Valtech products; and

•	the accuracy of the information supplied by Valtech and its subsidiaries in connection with this proxy statement.

HeartWare has made a number of representations and warranties to Valtech and the Recipient Parties regarding Holdco, ISR Merger Sub and U.S. Merger Sub. The topics covered by these representations and warranties include the following:

•	Holdco’s and U.S. Merger Sub’s incorporation and valid existence under the laws of the State of Delaware, ISR Merger Sub’s organization and valid existence under the laws of the State of Israel, and their formation for the purposes of the Transactions;

•	the capitalization and the authorization, issuance and fully-paid status of the outstanding capital stock of each of Holdco, U.S. Merger Sub and ISR Merger Sub;

•	all corporate actions on the part of Holdco, ISR Merger Sub and U.S. Merger Sub necessary for the authorization, execution and delivery of the Business Combination Agreement and the related agreements and the consummation of the Transactions were or would all be taken prior to their execution and delivery, and the Business Combination Agreement and the related agreements constitute valid and legally binding obligations of Holdco, ISR Merger Sub and U.S. Merger Sub;

•	the execution and delivery of the Business Combination Agreement does not and the performance of the Business Combination Agreement by Holdco, ISR Merger Sub and U.S. Merger Sub will not conflict with or violate any of their organizational documents, conflict with or violate any applicable laws or result in any breach or default resulting in a right of acceleration or cancellation or creation of a lien pursuant to any contract or permit;

•	the absence of actions pending, or to the knowledge of Holdco, ISR Merger Sub or U.S. Merger Sub, threatened against Holdco, ISR Merger Sub or U.S. Merger Sub that would individually or in the aggregate reasonably be expected to prevent or delay beyond the termination date of the Business Combination Agreement consummation of the Transactions; and

•	the absence of any brokers and broker’s fees in connection with any of the Transactions.

HeartWare has made a number of representations and warranties to Valtech and the Recipient Parties regarding aspects of HeartWare’s business and other matters pertinent to the Transactions. The topics covered by these representations and warranties include the following:

•	HeartWare’s incorporation and valid existence under the laws of the State of Delaware;

•	HeartWare’s corporate power and authority to own and operate its properties and assets, execute and deliver the Business Combination Agreement and related agreements and perform its obligations under and carry out the provisions of such agreements;

•	HeartWare’s capital structure as well as the duly authorized and valid issuance of, and the absence of encumbrances on, HeartWare’s equity interests;

•	HeartWare’s execution, delivery and performance of the Business Combination Agreement will not violate HeartWare’s Certificate of Incorporation and Bylaws, materially breach any law applicable to HeartWare or the Transactions or constitute a material breach of the terms or constitute a default under any order of any court or arbitrator to which HeartWare is a party or any material contract by which such respective party is bound;

•	all corporate actions on the part of HeartWare necessary for the authorization, execution and delivery of the Business Combination Agreement and the related agreements and the consummation of the Transactions were or will be all taken prior to their execution and delivery, and such agreements constitute or will upon execution constitute valid and legally binding obligations of HeartWare;

•	on the part of HeartWare, no government consent is required in connection with HeartWare’s consummation of the Transactions other than certain specified filings and approvals;

•	HeartWare has filed all documents required to be filed by it with the SEC since January 1, 2013 to the date of the Business Combination Agreement and to HeartWare’s knowledge, that none of the HeartWare SEC documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation;

•	the correctness of HeartWare’s financial statements filed with the SEC;

•	the absence of related party transactions, related party indebtedness to HeartWare (or vice versa) and to HeartWare’s knowledge, the absence of related party ownership of any material asset used in HeartWare’s business;

•	the absence of undisclosed brokers or similar intermediaries that acted for or on behalf of Valtech, its subsidiaries or its shareholders in connection with the negotiation of the Business Combination Agreement or the consummation of the Transactions;

•	the absence of actions pending or threatened against HeartWare or any of its subsidiaries before any governmental authority or arbitrator that seeks to restrain, enjoin, prohibit or make illegal the consummation of the Transactions, or would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HeartWare (as defined below).

•	except for the required HeartWare stockholder vote, any HSR Act filings, and where the failure to obtain such approval would not be reasonably expected to result in a Material Adverse Effect on HeartWare, no approval (excluding governmental authorities) is required with respect to HeartWare or any of its subsidiaries in connection with the execution, delivery and performance by HeartWare or its subsidiaries of the Business Combination Agreement or the consummation of the Transactions;

•	HeartWare and its subsidiaries’ organizational documents are in full force and effect and there is no current violation of the provisions of such organizational documents;

•	the sole required approval of the stockholders of HeartWare of the Business Combination Agreement and the Transactions is the required HeartWare stockholder vote;

•	the absence of any Material Adverse Effect on HeartWare since the date of the most recent HeartWare SEC document filed prior to the date of the Business Combination Agreement;

•	the accuracy of the information supplied by HeartWare and its subsidiaries in connection with this proxy statement;

•	as of the date of the Business Combination Agreement, neither HeartWare nor any of its subsidiaries has any action or knows of any fact that would reasonably be expected to prevent the U.S. Merger and the ISR Merger, taken together, from qualifying as an exchange satisfying the requirements of Section 351 of the Code and the U.S. Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	HeartWare and its subsidiaries’ compliance with laws except for any such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HeartWare;

•	HeartWare and its subsidiaries’ material compliance with all applicable healthcare laws, their possession of such material permits of U.S. and foreign governmental authorities required for the conduct of their business as currently conducted and the absence of any pending, or to HeartWare’s knowledge, threatened investigation regarding HeartWare, any of its subsidiaries or any HeartWare products by the FDA;

•	the absence of funds used for unlawful expenses or payments by HeartWare or its subsidiaries, and without limiting the foregoing, the absence of any actions that would cause HeartWare or its subsidiaries to be in violation of the FCPA; and

•	the absence of claims or, to HeartWare’s knowledge, threatened claims in connection with the product liability of any HeartWare products.

For the purposes of this proxy statement/prospectus, “Material Adverse Effect” means with respect to Valtech or HeartWare, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations, or financial condition of Valtech or HeartWare, as the case may be, and their respective subsidiaries, taken as a whole, or, with respect to HeartWare, the ability of HeartWare, Holdco, U.S. Merger Sub or ISR Merger Sub to consummate the Transactions; provided, however that in no event will any change or effect resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur:

•	general economic conditions in the United States or any other country or region in the world (or changes therein), general conditions in the financial markets in the United States or any other country or region in the world (or changes therein) or general political conditions in the United States or any other country or region in the world (or changes therein);

•	conditions generally affecting the industries in which Valtech or HeartWare, as the case may be, operate;

•	changes or proposed changes in applicable laws, orders or GAAP (or the interpretation thereof);

•	acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto);

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses above and this clause, provided, that such change or effect may be taken into account when determining whether a Material Adverse Effect has occurred to the extent that such change or effect has a disproportionate impact on Valtech or HeartWare, as the case may be, and their respective subsidiaries, taken as a whole, compared to other participants in the industries in which Valtech or HeartWare, as the case may be, operates);

•	actions required to be taken under applicable laws, contracts or agreements;

•	the announcement or pendency of the Transactions;

•	compliance with the terms of, or the taking of any action required by the Business Combination Agreement or related agreements; or

•	any failure by Valtech or HeartWare to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics, or fluctuations in the trading price of the capital stock of HeartWare or Holdco, in each case in and of themselves (it being understood that the underlying cause(s) of any such failure, fluctuations or changes may be taken into account unless otherwise excluded by this definition).

Conduct of Business Pending the Transactions and Related Covenants

Under the Business Combination Agreement, Valtech has agreed that, subject to certain exceptions in the Business Combination Agreement, between the date of the Business Combination Agreement and the ISR Effective Time or the termination of the Business Combination Agreement, Valtech and its subsidiaries will conduct their operations in the ordinary course of business and consistent with past practice and use commercially reasonable efforts to preserve intact the business organization of Valtech and its subsidiaries, keep available the services of current Valtech officers and key employees and preserve the current relationships of Valtech and its subsidiaries with customers, suppliers and other persons with which Valtech and its subsidiaries have significant business relations.

During the period beginning on the date of the Business Combination Agreement and ending on the earlier of the ISR Effective Time or the termination of the Business Combination Agreement, except where HeartWare consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned with respect to certain specified actions), as required by applicable law or as specifically contemplated by the Business Combination Agreement, any related agreement or as set forth in Valtech’s disclosure letter, Valtech and its subsidiaries will not directly or indirectly:

•	amend Valtech or its subsidiaries’ organizational documents;

•	declare or pay any dividends on, or make any other distributions in respect of, any shares of its capital stock; split, combine or reclassify any of its capital stock; effect a recapitalization, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

•	accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Valtech Option Plan, establish any new or additional stock option plan, amend the Valtech Option Plan, or grant any options, warrants or other rights to acquire any interest in Valtech or its subsidiaries;

•	enter into any new agreement that would constitute a material contract or amend or otherwise modify or waive any of the material terms of any material contract, in each case other than in the ordinary course of business;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of Valtech or its subsidiaries or securities or other instruments convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities, other than Valtech shares issuable upon exercise of Valtech Options or Valtech warrants that are outstanding as of September 1, 2015;

•	sell, license, sublicense, assign or transfer any Valtech owned intellectual property to any other person other than HeartWare and its affiliates, or encumber any intellectual property of Valtech or any of its subsidiaries; license or acquire any intellectual property not owned by Valtech or any of its subsidiaries or HeartWare from any third party on terms requiring any royalty, milestone or similar payments or that impose material obligations on Valtech or its subsidiaries following the ISR Effective Time; or fail to take commercially reasonable steps to maintain or further prosecute, or to the extent that it is nonpublic, fail to take or maintain commercially reasonable measures to protect the confidentiality of material Valtech owned intellectual property and material Valtech licensed intellectual property;

•	enter into any agreement that would limit the ability of any of Holdco, Valtech, HeartWare or any of their subsidiaries or affiliates to operate in a specific area of business or specific geographic area after Closing; or initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product that is not a Valtech product in or outside the United States;

•	(i) create or incur or suffer to be created or incurred any lien upon any of its property or assets other than permitted liens or (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to payment of its general creditors; acquire, or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; in each case, other than (A) pursuant to any material contract in effect prior to September 1, 2015, (B) the sale, purchase or licensing of inventory, raw materials, equipment, goods or other supplies in the ordinary course of business, or (C) licenses of intellectual property to third parties not otherwise restricted by the Business Combination Agreement; sell, lease, license, or otherwise dispose of, any of its material properties or assets, or become a party to any agreement effecting any of the foregoing;

•	incur any indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

•	pay, discharge or satisfy any claim, liability or obligation, including the payment of any indebtedness or transaction costs, other than in the ordinary course of business;

•	enter into any lease of real property;

•	make, or commit to make, any capital expenditures, capital additions or capital improvements requiring payment of an amount greater than $100,000 in the aggregate in excess of the amount budgeted therefor pursuant to the most recent budget provided to HeartWare;

•	except as required by U.S. GAAP, revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

•	materially alter the amount of or fail to maintain any material insurance coverage provided by existing insurance policies;

•	(i) pay, discharge, settle or satisfy any pending action, suit, arbitration, or governmental investigation or proceeding, other than in the ordinary course of business that involve only the payment of monetary damages not in excess of $1,000,000 in the aggregate; (ii) cancel any material indebtedness owed to Valtech or its subsidiaries; or (iii) knowingly waive or assign any material claims or material rights of Valtech or its subsidiaries;

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except as required to ensure that any Valtech Employee Benefit Plan is not then out of compliance with applicable laws or to comply with any Valtech Employee Benefit Plan entered into prior to the date hereof, (i) other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will,” adopt, enter into, terminate or amend any collective bargaining agreement or Valtech Employee Benefit Plan or any employment or benefit agreement involving Valtech or its subsidiaries and any future, current or former director, officer, employee or consultant of Valtech or its subsidiaries; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any current or former director, officer, employee or consultant of Valtech or its subsidiaries; (iii) pay to any current or former director, officer, employee or consultant of Valtech or its subsidiaries any benefit or amount not required under any Valtech Employee Benefit Plan; (iv) grant or pay (other than as required pursuant to the terms of the Business Combination Agreement) any change in control, severance or termination compensation or benefits to, or increase in any manner the change in control, severance or termination compensation or benefits of, any current or former director, officer, employee or consultant of Valtech or its subsidiaries; (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employment or benefit agreement or Valtech Employee Benefit Plan, except as required by law, or modify the terms of such agreement or Valtech Employee Benefit Plan in effect on September 1, 2015; or (vi) take any action to accelerate the vesting or time of payment of any compensation or benefit under any agreement or Valtech Employee Benefit Plan;

•	except as specifically described in the Valtech disclosure letter or as required by applicable law, adopt or approve any severance, bonus or benefit acceleration arrangements that could be triggered as a result of or after the consummation of the Transactions;

•	commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Valtech or its subsidiaries in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Valtech’s business, provided that Valtech consults with HeartWare prior to the filing of such a suit to the extent practicable, or (iii) with respect to the Business Combination Agreement;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•	other than pursuant to the Business Combination Agreement, make or change any material election in respect of taxes or change any annual tax accounting period, adopt or request permission of any taxation authority to change any accounting method in respect of taxes, enter into any tax allocation, tax sharing or tax indemnity agreement or closing agreement in respect of taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, controversy or assessment in respect of taxes, surrender or allow to expire any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, file any amended tax return, enter into an advance pricing agreement or make any application for, negotiate or conclude any tax ruling or arrangement with a taxation authority, in each case whether or not in connection with the Transactions;

•	merge or consolidate with any entity other than ISR Merger Sub, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

•	with respect to new employees or consultants, hire any employee or consultant having access to confidential or proprietary information of Valtech or its subsidiaries unless such employee or consultant enters into, or has entered into, a proprietary information and inventions assignment agreement with Valtech or its subsidiaries in the form previously provided to HeartWare or any agreement containing substantially similar and no less restrictive confidentiality and inventions assignment provisions, or amend or otherwise modify, or grant a waiver under, any such proprietary information and inventions assignment agreement with any such person;

•	enter into or be a party to any transaction with any related party or any person that owns, beneficially or otherwise, five percent (5%) or more of the equity interests or has five percent (5%) or more of the voting power of Valtech or its subsidiaries; or

•	agree to take any of the foregoing actions.

During the period beginning on the date of the Business Combination Agreement and ending on the earlier of the Effective Time or the termination of the Business Combination Agreement, except where Valtech consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), as required by applicable law or as specifically contemplated by the Business Combination Agreement or any related agreement, HeartWare and its subsidiaries will not directly or indirectly:

•	amend the HeartWare or its subsidiaries’ organizational documents, except for any such amendments that would not prevent, impair or delay the consummation of the Transactions;

•	other than as would result in adjustment under specified provisions of the Business Combination Agreement, (i) declare or pay any dividends on, or make any other distributions in respect of, any shares of its capital stock, (ii) split, combine, or reclassify any of its capital stock, (iii) effect a recapitalization, or (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, in each case other than in connection with any shareholder rights plan adopted by the HeartWare Board and other than any intercompany transactions;

•	issue or sell, or authorize or propose the issuance or sale of, any shares of capital stock of HeartWare or its subsidiaries or securities or other instruments convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions with purchase prices individually or in the aggregate totaling no more than $150,000,000;

•	enter into or be a party to any transaction which is not on an arm’s length basis with any HeartWare related party or any person that owns, beneficially or otherwise, five percent (5%) or more of the equity interests or has five percent (5%) or more of the voting power of HeartWare or any of its subsidiaries; or

•	agree to take any of the foregoing actions.

From September 1, 2015 until Closing or the earlier termination of the Business Combination Agreement, Valtech will deliver to HeartWare after the end of each calendar month, an unaudited, consolidated balance sheet as of the end of such month (each such balance sheet, a “Subsequent Financial Statement”). Valtech agrees to cooperate, and use its commercially reasonable efforts to cause its accountants to cooperate in providing, (a) reasonably requested historical financial information to HeartWare in a manner and to the extent necessary for HeartWare to satisfy its filing obligations with the SEC and (b) any other financial information reasonably requested by HeartWare to the extent necessary to comply with the requirements of Rule 305 of Regulation S-X of the Securities Act.

From September 1, 2015 and continuing until the earlier of the termination of the Business Combination Agreement or Closing, HeartWare and Valtech will use commercially reasonable efforts to promptly advise the other party in writing of (a) the occurrence or non-occurrence of any event or circumstance which would reasonably be expected to cause or has caused any representation or warranty made by it in the Business Combination Agreement to become untrue or inaccurate in any respect so as to cause specified closing conditions set forth in the Business Combination Agreement, respectively, to fail to be satisfied, (b) the failure by it (and in the case of HeartWare, by Holdco, U.S. Merger Sub or ISR Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Business Combination Agreement prior to Closing, (c) with respect to Valtech and its subsidiaries, any change or event having or which is reasonably likely to have a Material Adverse Effect with respect to Valtech, (d) with respect to HeartWare and its subsidiaries, any change or event having or which is reasonably likely to have a Material Adverse Effect with respect to HeartWare, or (e) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Transactions.

Additional Agreements

ISR Merger Proposal; Notice and Actions by Companies Registrar

As promptly as practicable after the execution and delivery of the Business Combination Agreement: (i) each of Valtech and ISR Merger Sub will cause a merger proposal (the “ISR Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law; (ii) Valtech will obtain approval for the merger from its shareholders; and (iii) within three business days from the date that notice of the ISR Merger is sent, each of Valtech and ISR Merger Sub will deliver and file the ISR Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the Israeli Companies Law. In accordance with certain sections of the Israeli Companies Law, each of Valtech and ISR Merger Sub will perform specified obligations to provide notice to their creditors of the ISR Merger Proposal so that their creditors may review the ISR Merger Proposal if desired.

The ISR Merger will be effected in accordance with Section 323 of the Israeli Companies Law and the Business Combination Agreement no earlier than (i) the later of thirty (30) days from the approval by Valtech shareholders of the ISR Merger or fifty (50) days from the submission of the ISR Merger Proposal to the Companies Registrar and (ii) the receipt of the ISR Merger Certificate from the Companies Registrar.

Transaction Reporting

Each of Valtech and ISR Merger Sub will (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of the respective general meeting of shareholders or written consent in lieu of a meeting, as applicable, with respect to approval of the ISR Merger within three days following the approval by the shareholders of ISR Merger Sub and Valtech, respectively.

As promptly as practicable HeartWare will prepare and file any forms, reports, statements or documents required to be filed under law with respect to the ISR Merger and the U.S. Merger, as well as under regulations of or as required by NASDAQ and such governmental authorities as may require the filing of such other filings.

Registration Statement; Proxy Statement/Prospectus

As promptly as practicable after September 1, 2015, and in no event later than forty-five (45) days following such date, HeartWare will prepare (with Valtech’s reasonable cooperation) and cause to be filed with the SEC the proxy statement/prospectus and HeartWare will prepare (with Valtech’s reasonable cooperation) and cause to be filed with the SEC the Form S-4 Registration Statement, in which the proxy statement/prospectus will be included as a prospectus. No filing of the proxy statement/prospectus or the Form S-4 Registration Statement, or, in each case any amendments or supplements thereto, will be made by HeartWare or any of its affiliates without Valtech’s prior consent (which will not be unreasonably withheld, delayed or conditioned). HeartWare will use its reasonable efforts to (i) respond promptly to any comments of the SEC or its staff, (ii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, (iii) keep the S-4 Registration Statement effective as long as is necessary to consummate the Transactions, and (iv) cause the proxy statement/prospectus to be cleared by the SEC as promptly as reasonably practicable. Each party and their respective counsel will be given a reasonable opportunity to review any written responses to the SEC and each party will consider in good faith the additions, deletions or changes suggested thereto by the other parties and their respective counsel. HeartWare will cause the proxy statement/prospectus to be mailed to HeartWare’s stockholders as promptly as practicable, and in no event later than the fifth (5th) business day following the date the Form S-4 Registration Statement is declared effective under the Securities Act. The parties will cooperate in making updates and amendments to the S-4 Registration Statement as necessary.

Prior to Closing, HeartWare will use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the shares of Holdco common stock and warrants for shares of Holdco common stock to be issued in the Transactions (to the extent required) are registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of the Valtech capital stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote for the required Valtech shareholder vote.

Valtech is required to cooperate with HeartWare and provide HeartWare, and cause its representatives, advisors, accountants and attorneys to provide, HeartWare and its representatives, advisors, accountants and attorneys, with all information regarding Valtech that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Valtech to be included in the Form S-4 Registration Statement or other required filings.

Valtech Shareholders’ Meeting; HeartWare Stockholders’ Meeting

Valtech is required to take all action necessary to convene, give notice of and hold a general meeting of Valtech’s shareholders, such that as promptly as practicable after the Form S-4 Registration Statement will have been declared effective under the Securities Act, and in any event no later than fifteen (15) days thereafter, Valtech will obtain the approval from Valtech’s shareholders sufficient for the required Valtech shareholder vote, which such Valtech shareholders will include the parties to the Shareholder Support Agreements, for purposes of (i) adopting the Business Combination Agreement and approving the ISR Merger, the U.S. Merger or the other Transactions and (ii) acknowledging that the approval given thereby is irrevocable. In order to obtain the required Valtech shareholders vote, the holders of at least a majority of Valtech’s preferred shares (excluding Preferred S Shares) voting as a group (which must include certain specified holders), and the holders of at least a majority of Valtech’s preferred shares and common shares voting as a group, in each case voting on an as converted basis, are required to approve the ISR Merger. As promptly as reasonably practicable following the date that the required Valtech shareholder vote has been obtained, Valtech will deliver to HeartWare a certificate executed on behalf of Valtech by an individual authorized to sign on behalf of Valtech certifying that the required Valtech shareholder vote has been obtained. Under no circumstances will Valtech assert that any other approval or consent is necessary by its shareholders to approve the ISR Merger, the U.S. Merger, the other Transactions or the Business Combination Agreement.

Valtech agrees that: (i) the Valtech Board will recommend that the Valtech shareholders vote to adopt and approve the Business Combination Agreement and the Transactions, including the ISR Merger, and will use commercially reasonable efforts to solicit such approval within the timeframe set forth in the Business Combination Agreement (the recommendation of the Valtech Board that Valtech shareholders vote to adopt and approve the Business Combination Agreement being referred to as the “Valtech Board Recommendation”); and (ii) the Valtech Board Recommendation will not be withdrawn or modified in a manner adverse to HeartWare, and no resolution by the Valtech Board or any committee thereof to withdraw or modify the Valtech Board Recommendation in a manner adverse to HeartWare will be adopted or proposed.

HeartWare will take all action necessary under applicable Laws to call, give notice of and hold a meeting of the holders of shares of HeartWare common stock to consider the required HeartWare stockholder vote (such meeting, the “HeartWare Stockholders’ Meeting”). The HeartWare Stockholders’ Meeting will be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. HeartWare will take reasonable measures to ensure that all proxies solicited in connection with the HeartWare Stockholders’ Meeting are solicited in compliance with all applicable laws. HeartWare will use its commercially reasonable efforts to solicit proxies in favor of the approval of the ISR Merger, the U.S. Merger and the other Transactions including, if requested by Valtech, by engaging the services of investment dealers and proxy solicitation agents. HeartWare will take all actions reasonably necessary to obtain the required HeartWare stockholder vote and will keep Valtech apprised, and will consult with Valtech, with respect to the solicitation of proxies in connection with the HeartWare Stockholders’ Meeting and such actions.

HeartWare agrees that: (i) the HeartWare Board will recommend that the holders of shares of HeartWare common stock vote to approve the ISR Merger, the U.S. Merger and the other Transactions and will use commercially reasonable efforts to solicit such approval within the timeframe set forth in the Business Combination Agreement, and (ii) the Proxy Statement/Prospectus will include a statement to the effect that the HeartWare Board recommends that HeartWare’s stockholders vote to approve the ISR Merger, the U.S. Merger and the other Transactions (the recommendation of the HeartWare Board that HeartWare’s stockholders vote to approve the ISR Merger, the U.S. Merger and the other Transactions being referred to as the “HeartWare Board Recommendation”).

HeartWare’s obligation to call, give notice of and hold the HeartWare Stockholders’ Meeting will not be limited or otherwise affected by any withdrawal or modification, or proposed withdrawal or modification, of the HeartWare Board Recommendation.

No later than twenty-four (24) hours following a change of recommendation by the HeartWare Board, HeartWare will provide written notice (the “Change of Recommendation Notice”) to Valtech thereof.

Notices; Consents; Filings

From September 1, 2015 until Closing or the earlier termination of the Business Combination Agreement, Valtech will use its commercially reasonable efforts to obtain the certain consents described in the Valtech disclosure letter.

Subject to applicable laws relating to the exchange of information, each party will promptly furnish to the other parties copies of material written communications (and advise the other parties of any material oral communications) received by such party, or any of their respective subsidiaries, affiliates or employees from, or delivered by any of the foregoing to, any governmental authority relating to or in respect of the Transactions, including without limitation any communication to or from the Israel Securities Authority, the Companies Registrar or any other Israeli governmental authority regarding the ISR Merger, the U.S. Merger or the other Transactions.

Each of the parties recognizes the need to comply with Israeli Securities Laws, 5728-1968 (the “Israeli Securities Law”), regarding the offering of shares of Holdco common stock and warrants for shares of Holdco common stock issued at Closing pursuant to the ISR Merger (the “Israeli Offering”). Accordingly, on September 25, 2015, Holdco requested a no-action letter with respect to the Israeli Offering from the Israel Securities Authority. In the event that such no-action request is not granted by the Israel Securities Authority prior to the ISR Effective Time, Holdco and HeartWare will take those actions reasonably necessary to cause the Israeli Offering to comply at and following the ISR Effective Time with the Israeli Securities Law, with the coordination of the Israeli Securities Authority, which actions may include listing the shares of Holdco common stock on the Tel Aviv Stock Exchange pursuant to Section E’3 of the Israeli Securities Law and obtaining a permit from the Israel Securities Authority based on the Form S-4 Registration Statement or obtaining another valid exemption from the requirement to publish an Israeli prospectus under the Israeli Securities Law. Each of the parties agrees to fully cooperate with each other in formulating strategies with respect to the foregoing, submitting requests or filings to, sharing correspondence from, and holding joint discussions or meetings with, any governmental authority in connection with the Israeli Offering or any exemptions or listings sought in connection thereof.

Valtech and ISR Merger Sub will, as soon as practicable, file with the Companies Registrar the required notice that all conditions under Section 323(5) of the Israeli Companies Law have been fulfilled and will obtain the respective ISR Merger Certificate.

OCS

As required by the Business Combination Agreement, on September 3, 2015 Valtech submitted to the Research Committee of the OCS an application to obtain the OCS Approval, which approval was obtained on November 11, 2015.

Each party agrees that, from September 1, 2015 until the twelve (12) month anniversary of the ISR Effective Time, it will not, and will cause its Affiliates not to, include any plan, proposal or intention that does not comply with continuing Valtech’s operations as of September 1, 2015 in Israel for at least five years following the Closing Date in any application, undertaking, filing, correspondence, discussion or other communication to or with the OCS or any committee or department thereof.

From September 1, 2015 until the ISR Effective Time, Valtech will, and from the ISR Effective Time until the twelve (12) month anniversary of the ISR Effective Time, the Shareholder Representative will (or will cause one or more of the Recipient Parties to), (i) attempt to cause any Valtech shareholder that has an obligation to Valtech and/or the OCS pursuant to a commitment in effect as of September 1, 2015, to pay all or any portion of the principal amount of the incubator loan made to such shareholder equal to approximately NIS2,900,000 including accrued interest (the “OCS Loan Amount”) to the OCS and/or Valtech (such shareholder, an “Obligated Valtech Shareholder”) to pay the OCS Loan Amount to the OCS, and (ii) attempt to pay, or cause to be paid, the principal amount of the “Keren Temura” grant made to Valtech equal to NIS100,000 plus all accrued interest (the “OCS Grant Amount” and, together with the OCS Loan Amount, the “OCS Amount”) to the OCS and obtain the grant of an order by written confirmation from the OCS, or an approval in writing of the OCS to the effect that, no restrictions or obligations under the Israeli Encouragement of Research and Development in Industry Law, 5744-1984, and all regulations thereunder are applicable to Valtech or Holdco, subject to applicable conditions and penalties.

Antitrust Filings

In connection with the pre-merger notification made by Holdco, HeartWare and Valtech under the HSR Act with respect to the ISR Merger, the U.S. Merger or the other Transactions, each of the parties was required to:

•	as promptly as is practicable, but in any event within fifteen (15) business days following September 1, 2015, make any required filings under the HSR Act;

•	as promptly as is practicable after receiving any governmental request under the HSR Act for additional information, documents, or other materials, use its commercially reasonable best efforts to comply with such request;

•	cooperate with the other parties in connection with resolving any governmental inquiry or investigation, whether domestic or foreign, relating to their respective HSR Act filings, the ISR Merger, the U.S. Merger, the other Transactions or any related inquiry or investigation; and

•	promptly inform the other parties of any communication with, and any proposed understanding, agreement, or undertaking with any governmental authority, whether domestic or foreign, relating to their respective HSR Act filings, the ISR Merger, the U.S. Merger, the other Transactions or any related inquiry or investigation.

HeartWare will pay any filing fees required to be paid by Holdco, HeartWare or Valtech in connection with such filings, if any, under the HSR Act. The required filings under the HSR Act were made on September 30, 2015.

Further Assurances

From September 1, 2015 until the earlier of (x) the later of the ISR Effective Time or the Effective Time and (y) the termination of the Business Combination Agreement in accordance with its terms, each of HeartWare and Valtech have agreed to:

•	use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the ISR Merger, the U.S. Merger and the other Transactions; and

•

cooperate and use its commercially reasonable efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits consummation of the ISR Merger, the U.S. Merger and the other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

From September 1, 2015 until the earlier of (x) the later of the ISR Effective Time or the Effective Time and (y) the termination of the Business Combination Agreement in accordance with its terms, each of HeartWare and Valtech have agreed to, and will cause their respective affiliates to, (i) take all further action that is necessary or desirable to carry out the purposes of the Business Combination Agreement and (ii) refrain from taking any actions which (A) would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the Transactions or (B) could reasonably be expected to impair, delay or impede Closing.

Mitraltech

Prior to the Closing Date, Valtech will timely provide the Valtech Sale Notice (as defined in the Share Purchase Agreement, dated as of July 27, 2010, by and among Valtech, Mitraltech and the minority shareholders of Mitraltech (the “Mitraltech Purchase Agreement”)) in respect of the Transactions to the minority shareholders of Mitraltech. The Valtech Sale Notice, which will be provided to HeartWare prior to sending and will incorporate any of HeartWare’s reasonable comments, will: (i) include the Company Valuation (as defined in the Mitraltech Purchase Agreement), expressed as a monetary amount and a percentage of the Valtech Merger Consideration; (ii) specify that the Call Option (as defined in the Mitraltech Purchase Agreement) is being exercised by Valtech with respect to all interests in Mitraltech held by the minority shareholders; and (iii) specify, based on the Company Valuation, the aggregate consideration to be paid to the minority shareholders of Mitraltech in respect of the Call Option (the “Mitraltech Portion”), which consideration will be deducted from the Valtech Merger Consideration payable under the Business Combination Agreement solely to the extent such payment is due to the minority shareholders of Mitraltech in respect of the Call Option. At any time prior to the ISR Effective Time, Valtech may exchange any interests in Mitraltech held by the minority shareholders of Mitraltech for Valtech shares. In the event of any such exchange, any such minority shareholder of Mitraltech that receives Valtech shares in exchange for interests in Mitraltech will have his or her share of the Mitraltech Portion proportionately reduced. At the ISR Effective Time, Holdco will, on behalf of Valtech, deliver and issue a certain number of shares of Holdco common stock and warrants for shares of Holdco common stock to the minority shareholders of Mitraltech, on a pro rata basis based on each such minority shareholder’s ownership percentage of all interests in Mitraltech outstanding as of immediately prior to the ISR Effective Time. Concurrently with the payment of any Contingent Payment, Holdco will pay the Mitraltech Portion of such Contingent Payment to the minority shareholders of Mitraltech, on a pro rata basis based on each such minority shareholder’s ownership percentage of all Interests in Mitraltech outstanding as of immediately prior to the ISR Effective Time. The Mitraltech Portion will be issued pursuant to an exemption to the Securities Act and will have an appropriate legend. Any payments due to the minority shareholders of Mitraltech under the Business Combination Agreement will be deposited with the Exchange Agent or the Escrow Agent, as applicable, to hold and distribute pursuant to the terms of the Business Combination Agreement, the Exchange Agent Agreement or the Escrow Agreement, as applicable.

Product Development

Holdco and its affiliates, including Valtech after the ISR Merger, will expend a minimum of $12,000,000 in expenses per year over each of the five (5) consecutive, non-overlapping twelve (12) calendar month periods following Closing, commencing with the first full calendar month following the calendar month including the Closing Date, incurred in connection with research, development, commercialization, engineering, clinical trial design, site selection, quality standards, manufacturing, licensing and sales decisions, regulatory approvals and reimbursement approvals relating to Valtech’s Cardioband product.

Holdco and its Affiliates, including Valtech after the ISR Merger, will expend a minimum in expenses of (i) $1,500,000 in the aggregate over the first twelve (12) calendar month period following Closing, and (ii) $3,000,000 in the aggregate in each of the second and third twelve (12) calendar month periods following Closing directly relating to, or intended to result in, the achievement of the First-in-Man Milestone with respect to Valtech’s Cardioband Tricuspid product.

Operations in Israel

Holdco will, and will cause its affiliates to, continue Valtech’s operations as of September 1, 2015 in Israel for at least five years following the Closing Date.

Exclusivity Obligations of Valtech

From and after September 1, 2015 until the earlier of the ISR Effective Time or termination of the Business Combination Agreement, Valtech will not, nor will Valtech authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any acquisition proposal with respect to Valtech, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal with respect to Valtech, (iii) engage in discussions with any person with respect to any acquisition proposal with respect to Valtech, (iv) endorse or recommend any acquisition proposal with respect to Valtech, or (v) enter into any acquisition agreement in respect of an acquisition proposal with respect to Valtech. Valtech will, and will cause its affiliates, investment bankers and other representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition proposal with respect to Valtech.

Valtech will as promptly as practicable advise HeartWare in writing of any acquisition proposal with respect to Valtech or of any request for non-public information or other inquiry which it reasonably believes could lead to an acquisition proposal with respect to Valtech, the material terms and conditions of such acquisition proposal (to the extent known), and the identity of the person or group making any such request, inquiry or acquisition proposal. Valtech agrees to keep HeartWare informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or acquisition proposal.

Access

At all times until the termination of the Business Combination Agreement, Valtech will, and will cause its representatives to, afford to HeartWare and its representatives, upon reasonable notice, reasonable access during normal business hours, in a manner that does not unreasonably interfere with the operations of Valtech or any of its subsidiaries, to all properties, books, records, contracts and documents and appropriate personnel of Valtech as HeartWare and its representatives may reasonably request, and, subject to certain exceptions, Valtech will furnish or cause to be furnished to HeartWare and its representatives all such information with respect to the affairs and businesses of Valtech as they may reasonably request.

Public Announcements

HeartWare and Valtech agreed to (and did) issue a mutually agreed upon press release announcing the Transactions. Thereafter, the parties to the Business Combination Agreement will not, without the prior written consent of HeartWare (which consent will not be unreasonably withheld, conditioned or delayed) or except as required by applicable law, issue any press release or otherwise make any public statements with respect to the Business Combination Agreement or the Transactions at any time. HeartWare will not make any public statements with respect to the Business Combination Agreement or the Transactions unless such statements are consistent with the HeartWare Board Recommendation.

Listing

HeartWare will use its commercially reasonable efforts to cause, prior to Closing, the shares of Holdco common stock being issued in the Transactions to be approved for listing on NASDAQ.

Indemnification, Exculpation and Insurance

All rights to indemnification and exculpation from liabilities for acts, omissions or other matters occurring or existing at or prior to the ISR Effective Time in favor of the current or former directors and officers of Valtech and its subsidiaries (the “D&O Indemnified Parties”) as provided in the Amended and Restated Articles of Association of Valtech, the governing documents of Valtech’s subsidiaries or any indemnification agreements specifically identified in the Valtech disclosure letter between Valtech or any of its subsidiaries and any of the D&O Indemnified Parties will be assumed by Valtech after the ISR Merger, without further action, as of the ISR Effective Time and will survive the ISR Merger and will continue in full force and effect to the fullest extent allowable under applicable Law, and Holdco will cause Valtech after the ISR Merger to so honor such agreements. Holdco, from and after the ISR Effective Time until at least seven (7) years from the ISR Effective Time, will cause, unless otherwise required by applicable law, the Articles of Association of Valtech and the governing documents of its Subsidiaries (to the extent such Subsidiaries exist as of the ISR Effective Time) to contain provisions no less favorable to the D&O Indemnified Parties with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of September 1, 2015 in the Amended and Restated Articles of Association of Valtech and the governing documents of Valtech’s subsidiaries, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties with respect to exculpation and limitation of liabilities or insurance and indemnification, unless otherwise required by applicable law.

Effective as of Closing, Valtech will purchase and obtain an extended reporting period endorsement of Valtech and its subsidiaries’ current directors’ and officers’ liability insurance in respect of acts, omissions or other matters occurring or existing at or prior to the ISR Effective Time covering the D&O Indemnified Parties currently covered by Valtech’s and its Subsidiaries’ directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on September 1, 2015 for a period of seven (7) years following the ISR Effective Time (the “Tail D&O Policy”). Following the ISR Effective Time, the Holdco group will not cancel the Tail D&O Policy and will honor its obligations thereunder, if any.

The director and officer indemnification obligations will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such affected D&O Indemnified Party, and in the event that Holdco consolidates or merges with any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger, then Holdco will make proper provision so that the continuing or surviving corporation or entity will assume such obligations.

280G Matters

Prior to Closing, Valtech will (a) use commercially reasonable efforts to secure from each person who is a “disqualified individual” under Section 280G(c) of the Code and who has a right to any severance payments, accelerated vesting and payment of options and other payments, which could reasonably be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Payments”), a waiver of such person’s rights to a portion of the potential 280G benefits (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such person will not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional tax under Section 4999 of the Code; and (b) seek approval of its stockholders of payment of the Waived Benefits in a manner that is intended to comply with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “280G Approval”). In addition, Valtech will deliver to HeartWare, prior to seeking the 280G Approval, drafts of such 280G Approval and related analysis, for HeartWare’s review and comment, in order to ensure that HeartWare is reasonably satisfied that the 280G Approval of the Waived Benefits will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1. To the extent that the 280G Approval is not obtained with respect to any Waived Benefits for which Valtech has received a waiver pursuant to clause (a) above, Valtech will not pay any such Waived Benefits.

Takeover Laws

If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation becomes applicable to the Transactions, each of the parties hereto and their respective boards of directors will use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Business Combination Agreement and otherwise act to minimize the effects of any such statute or regulation on the consummation of the Transactions.

Tax Matters

Tax Returns

Valtech will prepare and timely file, or will cause to be prepared and timely filed, all tax returns in respect of Valtech and its subsidiaries that are required to be filed (taking into account any applicable extension) on or before the Closing Date, and will pay, or cause to be paid, all taxes of Valtech and its subsidiaries due on or before the Closing Date. Such tax returns will be prepared by treating items on such tax returns in a manner consistent with the past practices of Valtech and its subsidiaries with respect to such items, except as required by applicable Law. At least fifteen (15) days prior to filing any such tax return, Valtech will deliver copies of all income and other material tax returns to be filed for HeartWare’s review and comment and Valtech will reflect all reasonable comments made by HeartWare on such tax returns.

Holdco will prepare and timely file, or will cause to be prepared and timely filed, all tax returns in respect of Valtech and its subsidiaries that relate to taxable periods ending on or before the Closing Date but that are required to be filed (taking into account any applicable extension) after the Closing Date. If such tax returns reflect a tax for which the Recipient Parties could be liable pursuant to the Business Combination Agreement’s indemnification and set-off provisions, Holdco will provide a copy of such tax return to the Shareholder Representative for the Shareholder Representative’s review and comment at least fifteen (15) days prior to the due date (taking into account any extension) for the filing of such tax returns, and Holdco will incorporate any reasonable comment that the Shareholder Representative submits to Holdco no less than five (5) Business Days prior to the due date of such tax returns.

Holdco will prepare and timely file, or cause to be prepared and timely filed, any tax return of Valtech and its subsidiaries that is due after the Closing Date and which relate to any taxable period beginning prior to the Closing Date. If such tax returns reflect a tax for which the Recipient Parties could be liable pursuant to the Business Combination Agreement’s indemnification and set-off provisions, Holdco will provide a copy of such tax return to the Shareholder Representative for the Shareholder Representative’s review and comment at least fifteen (15) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, and will incorporate any reasonable comments that the Shareholder Representative submits to Holdco no less than five (5) business days prior to the due date of such tax returns.

With respect to taxes of Valtech and its subsidiaries relating to any tax period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date will be subject to indemnification under the Business Combination Agreement. The portion of any tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (A) in the case of property taxes, deemed to be the amount of such taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the pre-Closing tax period and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) in the case of all other taxes, determined as though the taxable year of Valtech terminated at the close of business on the Closing Date.

Cooperation

Holdco and the Shareholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all tax returns by Holdco and Valtech and their subsidiaries, the making of any election relating to taxes, the preparation for any audit by any taxation authority and the prosecution or defense of any claim, suit or proceeding relating to any tax. Each of Holdco and the Shareholder Representative will retain all books and records with respect to taxes of Valtech and its subsidiaries for a period of at least seven (7) years following the Closing Date.

Tax Contests

After Closing, Holdco and Valtech, on the one hand, and the Shareholder Representative, on the other hand, will promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to taxes of Valtech relating to any taxes for which Recipient Parties could be liable under certain provisions of the Business Combination Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter will not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

Holdco will promptly notify the Shareholder Representative upon receipt of notice of any pending or threatened tax matter for which the Recipient Parties (or any of their respective affiliates) may be liable under certain indemnification and set-off provisions of the Business Combination Agreement. The Shareholder Representative will have the right to assume the defense of any tax matter with counsel of its choice reasonably satisfactory to Holdco by written notice to Holdco within thirty (30) days after the Shareholder Representative has received notice of the Tax Matter.

The Shareholder Representative will not consent to the entry of any judgment or enter into any settlement with respect to the tax matter without the prior written consent of Holdco (which consent will not be unreasonably conditioned, withheld or delayed). Holdco will not consent to the entry of any judgment or enter into any settlement with respect to the Tax Matter without the prior written consent of the Shareholder Representative (which consent will not be unreasonably conditioned, withheld or delayed).

In the event that the Shareholder Representative fails to assume or has no further right to conduct the defense of any tax matter in accordance with the Business Combination Agreement, Holdco may assume the defense of the tax matter in any manner it reasonably may deem appropriate but will not be entitled to consent to the entry of any judgment or enter into any settlement with respect to such tax matter without the prior written consent of the Shareholder Representative (which consent will not be unreasonably conditioned, withheld or delayed).

Tax Sharing Agreements

All tax sharing agreements or similar agreements between Valtech or any subsidiary of Valtech, on the one hand, and any of Valtech’s shareholders and their affiliates, on the other hand, will be terminated prior to the Closing Date, and, after the Closing Date, Valtech will not be bound thereby or have any liability thereunder.

Code Section 351/368 Transaction

The parties hereto intend for (i) the U.S. Merger and the ISR Merger, taken together, to qualify as an exchange satisfying the requirements of Section 351 of the Code, and (ii) the U.S. Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto will not take any position on any federal, state, or local income or franchise tax return, or take any tax reporting position, that is inconsistent with the foregoing, unless otherwise required by a “determination” (as defined by Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law. The parties will use their reasonable best efforts to cause (i) the U.S. Merger and the ISR Merger, taken together, to qualify as an exchange satisfying the requirements of Section 351 of the Code, and (ii) the U.S. Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither HeartWare nor Valtech will knowingly take or fail to take (and, following the Transactions, Holdco will cause HeartWare and Valtech not to knowingly take or fail to take) any action which action (or failure to act) would reasonably be expected to (i) cause the U.S. Merger and the ISR Merger, taken together, to fail to qualify as an exchange within the meaning of Section 351 of the Code, or (ii) cause the U.S. Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of HeartWare, Valtech, Holdco, ISR Merger Sub and U.S. Merger Sub will deliver such officer’s certificates as may be reasonably required by Latham & Watkins LLP, counsel to HeartWare, and Willkie Farr & Gallagher LLP, counsel to Valtech, at the time of the filing of the Form S-4 Registration Statement (and of each amendment or supplement thereto, as applicable) in connection with the tax matters addressed in the Form S-4 Registration Statement and in connection with the opinions of counsel referred to in the Business Combination Agreement, for which HeartWare and Valtech will each use its reasonable best efforts to obtain.

ISR Merger Transfer Taxes

All transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar taxes (including all applicable real estate transfer taxes) incurred in connection with the ISR Merger will be borne fifty percent (50%) by Holdco and fifty percent (50%) by the Recipient Parties.

Israeli Tax Ruling

Promptly following the date of the Business Combination Agreement, legal counsel for Valtech, in full coordination with legal counsel of HeartWare, will approach the Israel Tax Authority (the “ITA”) with an application for a ruling (the “Israeli Options Tax Ruling”) in relation to the tax treatment of Valtech Options granted pursuant to Section 102(b)(2) of the Israeli Tax Code (the “Valtech 102 Options”), Valtech shares issued upon exercise of the Valtech 102 Options (the “Valtech 102 Shares”), and Valtech Options granted pursuant to Section 3(i) of the Israeli Tax Code (the “Valtech 3(i) Options”) (to the extent not exercised prior to Closing) within the scope of the Business Combination Agreement, to confirm, among others, that (i) Holdco and anyone acting on its behalf will not be required to withhold Israeli Taxes in relation to any consideration payable in respect of Valtech 102 Shares, Valtech 102 Options and Valtech 3(i) Options where such consideration is transferred to the Section 102 Trustee to be held and distributed by the trustee appointed by Valtech and approved by the ITA to act as a trustee for the purposes of Section 102 and the Valtech Option Plan, which is currently Yardeni-Gelfand Trusts (2000) Ltd., or any duly authorized successor thereto (the “Section 102 Trustee”) pursuant to the terms of the Israeli Options Tax Ruling; (ii) the payment of consideration for Valtech 102 Shares and Valtech 102 Options which have not yet completed the “requisite holding period” (as such term is defined in Section 102 of the Israeli Tax Code) will not constitute a violation of Section 102 of the Israeli Tax Code as long as such consideration is deposited with the Section 102 Trustee; and (iii) any contingent payment expected to be made in the future in respect of Valtech 102 Shares, Valtech 102 Options and Valtech 3(i) Options will not be subject to Israeli Tax until actually paid to the Section 102 Trustee. If the Israeli Options Tax Ruling is not granted prior to Closing, Valtech will seek to receive prior to Closing an interim tax ruling confirming, among other things, that Holdco and anyone acting on its behalf will be exempt from Israeli withholding tax in relation to any consideration payable with respect to Valtech 102 Shares, Valtech 102 Options and Valtech 3(i) Options (to the extent not exercised prior to Closing) (the “Israeli Options Interim Tax Ruling”), where such consideration is transferred to the Section 102 Trustee to be held and distributed by the Section 102 Trustee pursuant to the terms of the Israeli Options Interim Tax Ruling or the Israeli Options Tax Ruling to be obtained following Closing. Each of HeartWare and Valtech will, and will cause their respective Israeli legal counsel to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Options Tax Ruling or the Israeli Options Interim Tax Ruling, as applicable. Subject to the terms and conditions of the Business Combination Agreement, Valtech will use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Options Interim Tax Ruling and the Israeli Options Tax Ruling as promptly as practicable. The final text of the Israeli Options Tax Ruling or the Israeli Options Interim Tax Ruling will in all circumstances be subject to the prior written confirmation of HeartWare or its counsel.

Conduct of Business

From and after September 1, 2015 until the Effective Time, neither Holdco, ISR Merger Sub nor U.S. Merger Sub will conduct any business other than activities incidental to the consummation of the Transactions or otherwise permitted by the Business Combination Agreement.

Interim Funding

If Valtech’s cash balances are equal to $1,000,000 or less at any time following September 1, 2015 and prior to the ISR Effective Time or the earlier termination of the Business Combination Agreement in accordance with its terms, Valtech may provide written notice thereof to HeartWare. In the event that Valtech delivers such written notice to HeartWare, HeartWare will make a loan to Valtech in the principal amount of $1,000,000 in the form of a promissory note, the form of which was attached to the Business Combination Agreement no later than five (5) days following receipt by HeartWare of such notice. In no event will HeartWare be required to make more than one such loan to Valtech in any thirty (30) day period. In accordance with this interim funding provision, HeartWare loaned Valtech $1,000,000 on November 23, 2015.

Employee Benefit Matters

During the period beginning on the ISR Effective Time and ending on the first anniversary of the ISR Effective Time, Holdco will provide, or will cause Valtech as its post-merger subsidiary to provide, employees who continue to be employed by Holdco and its subsidiaries (collectively, “Continuing Employees”) with the salary or hourly wage rate and annual incentive compensation opportunities as provided to either (i) such Continuing Employees immediately prior to the ISR Effective Time or (ii) similarly situated employees of HeartWare, and with employee benefits (excluding equity-based compensation) that are either (A) substantially similar in the aggregate to the employee benefits provided under the Valtech Employee Benefit Plans or under any other benefit or compensation plan, program, agreement or arrangement in which such Continuing Employees participated as of September 1, 2015 (the “Old Plans”) or (B) substantially similar in the aggregate to the employee benefits available to similarly situated employees of HeartWare under Holdco’s and HeartWare’s benefit plans and programs. Holdco further agrees that, from and after the ISR Effective Time, Holdco will, and will cause Valtech to, use commercially reasonable efforts to recognize service with Valtech or any of its subsidiaries that a Continuing Employee earned prior to the ISR Effective Time for eligibility, vesting, and benefit accrual purposes (excluding benefit accruals under any defined benefit plan) under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the ISR Effective Time (collectively, the “New Plans”), except for (i) New Plans as to which employees who are similarly situated to the Continuing Employees are not provided such service credit or (ii) as would result in duplication of benefits. In addition, Holdco will use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations and eligibility waiting periods under any New Plans to the extent waived or satisfied by a Continuing Employee under any Valtech Employee Benefit Plan or under any other benefit or compensation plan, program, agreement or arrangement as of the date on which commencement of participation in such New Plan begins, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under such New Plan in the year of initial participation.

Nothing contained in the Business Combination Agreement will confer upon any employee any right to continued employment or service for any period, or will interfere with or restrict in any way the rights of Holdco or HeartWare or any affiliate of HeartWare, to discharge or terminate the services of any employee of Valtech or its subsidiaries at any time for any reason whatsoever, with or without cause. Further, nothing contained in the

Business Combination Agreement will confer upon any employee any right to continued receipt of any specific employee benefit, or will constitute an amendment to or any other modification of any New Plan, Old Plan or Valtech Employee Benefit Plan or employee benefit plan of Holdco or HeartWare or other benefit or compensation plan, program, agreement or arrangement.

Conditions to the Consummation of the Transactions

The obligations of each party to the Business Combination Agreement to consummate the Transactions are subject to the satisfaction of each of the following conditions:

•	no order will have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Transactions, and no law will have been enacted, entered, enforced or deemed applicable to the Transactions which makes the consummation of the Transactions illegal;

•	all actions by or in respect of or filings with any governmental authority specified under the Business Combination Agreement or otherwise required to permit the consummation of the Transactions in accordance with the terms thereof will have been obtained;

•	the Form S-4 Registration Statement will have become effective in accordance with the provisions of the Securities Act, and will not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the effectiveness of the Form S-4 Registration Statement;

•	the required Valtech shareholder vote and the required HeartWare stockholder vote will have been obtained;

•	any waiting period applicable to the consummation of the Transactions under the HSR Act will have expired or been terminated; and

•	at least fifty (50) days will have elapsed after the filing of the ISR Merger Proposal with the Companies Registrar and at least thirty (30) days will have elapsed after the approval of the ISR Merger by the shareholders of ISR Merger Sub and Valtech.

The obligations of HeartWare to consummate the Transactions is subject to the satisfaction of the following further conditions:

•	each of the covenants and obligations that Valtech is required to comply with or to perform at or prior to the ISR Effective Time will have been complied with or performed in all material respects;

•	each of the representations and warranties of Valtech contained in the Business Combination Agreement and in any certificate delivered by Valtech thereunder will have been true and correct as of the time originally made and as of the Closing Date (except to the extent an earlier date was specified), in each case, without giving effect to any qualifications as to materiality or Material Adverse Effect contained therein, except for breaches of representations and warranties which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valtech; provided that certain specified representations will have been true and correct in all material respects (as qualified by the Valtech disclosure letter) as of September 1, 2015 and as of the Closing Date (except to the extent an earlier date was specified);

•	no Material Adverse Effect with respect to Valtech will have occurred and be continuing since September 1, 2015;

•	there will be no pending action, suit, arbitration, or governmental investigation or proceeding pending against any of the parties hereto or any of their respective affiliates by any governmental authority in the United States or Israel (i) seeking to enjoin or make illegal or otherwise prohibit the consummation of the U.S. Merger or the ISR Merger (ii) that would result in the U.S. Merger or the ISR Merger being rescinded following consummation; (iii) that would have a Material Adverse Effect on Valtech prior to or after the ISR Effective Time or a Material Adverse Effect on HeartWare after the Effective Time; or (iv) seeking to impose any criminal liability on any of the parties hereto in connection with the U.S. Merger or the ISR Merger;

•	Valtech will have received the OCS Approval;

•	subject to certain exceptions, HeartWare will have received an opinion of counsel from Latham & Watkins LLP, in form and substance reasonably satisfactory to HeartWare, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing, to the effect that the exchange of HeartWare common stock for Holdco common stock in the U.S. Merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the ISR Merger, will qualify as an exchange under Section 351 of the Code; and

•	Valtech will have delivered or caused to be delivered certain specified closing deliverables.

The obligations of Valtech to consummate the Transactions is subject to the satisfaction of the following further conditions:

•	each of the covenants and obligations that HeartWare, Holdco, U.S. Merger Sub and ISR Merger Sub are required to comply with or to perform at or prior to Closing will have been complied with and performed in all material respects;

•	each of the representations and warranties of HeartWare contained in the Business Combination Agreement and in any certificate delivered by HeartWare thereunder will have been true and correct as of the time originally made and as of the Closing Date (except to the extent an earlier date was specified), in each case, without giving effect to any qualifications as to materiality or Material Adverse Effect contained therein, except for breaches of representations and warranties which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HeartWare; provided that certain specified representations will have been true and correct in all material respects (as qualified by the Valtech disclosure letter) as of September 1, 2015 and as of the Closing Date (except to the extent an earlier date was specified);

•	no Material Adverse Effect with respect to HeartWare will have occurred and be continuing since September 1, 2015;

•	the Holdco common stock being issued in the Transactions will have been approved for listing on NASDAQ;

•	subject to certain exceptions, Valtech will have received an opinion of counsel from Willkie Farr & Gallagher LLP, in form and substance reasonably satisfactory to Valtech, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing, to the effect that the exchange of Valtech capital stock for the Valtech Merger Consideration, taken together with the U.S. Merger, will or should qualify as an exchange under Section 351 of the Code; and

•	HeartWare and Holdco will have delivered or caused to be delivered certain specified closing deliverables.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the ISR Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Transactions by the stockholders of HeartWare or the Valtech shareholders:

•	by duly authorized mutual written consent executed by each of HeartWare and Valtech;

•	by HeartWare or by Valtech (by written notice to the other), if the ISR Effective Time has not occurred before February 28, 2016 (as may be extended under certain circumstances);

•	automatically if there is any applicable law that makes consummation of the Transactions illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority has issued an order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order or ruling or other action has become final and non-appealable;

•	by HeartWare (by written notice to Valtech) if (i) any representation or warranty of Valtech contained in the Business Combination Agreement is inaccurate or breached such that a Material Adverse Effect with respect to Valtech will have occurred and be continuing; or (ii) any of the covenants or obligations of Valtech contained in the Business Combination Agreement is breached in any material respect such that a covenant or obligation that Valtech is required to comply with or to perform at or prior to the ISR Effective Time is not complied with or performed in all material respects; provided, however, that if an inaccuracy in or breach of any representation or warranty of Valtech or a breach of a covenant by Valtech is capable of being cured during the 30-day period after HeartWare notifies Valtech in writing of the existence of such inaccuracy or breach, Valtech will have the opportunity to cure the inaccuracy or breach during that period before HeartWare can terminate under this provision;

•	by Valtech (by written notice to HeartWare) if: (i) any representation or warranty of HeartWare contained in the Business Combination Agreement is inaccurate or breached such that the condition to Valtech’s obligation to consummate the Transactions pertaining to the accuracy of HeartWare’s representations and warranties would not be satisfied; or (ii) any of the covenants or obligations of HeartWare, Holdco, U.S. Merger Sub or ISR Merger Sub contained in the Business Combination Agreement is breached in any material respect such that the condition to Valtech’s obligation to consummate the Transactions pertaining to HeartWare, Holdco, U.S. Merger Sub and ISR Merger Sub’s material compliance with their covenants would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of HeartWare or a breach of a covenant by any such person is capable of being cured during the 30-day period after Valtech notifies HeartWare in writing of the existence of such inaccuracy or breach, HeartWare will have the opportunity to cure the inaccuracy or breach during that period before Valtech can terminate under this provision;

•	by HeartWare (by written notice to Valtech) if, within fifteen (15) days after the Form S-4 Registration Statement is declared effective under the Securities Act, the required Valtech shareholder vote has not been obtained;

•	by HeartWare or by Valtech (by written notice to the other) if (i) the HeartWare stockholders’ meeting (including any adjournments and postponements thereof) has been held and completed and HeartWare’s stockholders have taken a final vote on the Transactions and (ii) the Transactions have not been approved at the HeartWare stockholders’ meeting (and were not approved at any adjournment or postponement thereof) by the required HeartWare stockholder vote;

•	by HeartWare (by written notice to Valtech) within fifteen (15) days following the date on which a change of recommendation by the HeartWare Board is effected;

•	by Valtech (by written notice to HeartWare) within fifteen (15) days following the date of delivery of the notice to Valtech that a change of recommendation by the HeartWare Board was effected or, if no such notice is provided, within fifteen (15) days following the date on which Valtech actually becomes aware that a change of recommendation by the HeartWare Board has been effected or has occurred; or

•	by Valtech (by written notice to HeartWare) if HeartWare breaches its obligation to make an interim funding loan to Valtech pursuant to the Business Combination Agreement within ten (10) days following written notice from Valtech specifying such breach.

In the event of the valid termination of the Business Combination Agreement as provided above, written notice will be given by the terminating party to the other parties specifying the provision of the Business Combination Agreement pursuant to which such termination is made, the Business Combination Agreement will become void, there will be no liability under the Business Combination Agreement on the part of HeartWare, Valtech or any other party to the Business Combination Agreement or any of their respective officers, directors, shareholders or affiliates, and all rights and obligations of any party to the Business Combination Agreement will cease, except for damages and liabilities arising from fraud. HeartWare will also, within three (3) business days of the date on which written notice of such termination is provided, make a loan to Valtech in a principal amount equal to $30 million pursuant to a convertible promissory note as Valtech’s sole and exclusive remedy under the Business Combination Agreement, other than damages and liabilities arising from fraud.

Indemnification and Set-Off Rights

From and after the ISR Effective Time, Holdco will indemnify, defend and hold harmless each of the Recipient Parties and each of their respective affiliates, from and against any and all damages to the extent arising out of or resulting from any breach by Holdco or HeartWare of any representation, warranty, covenant, agreement, obligation or undertaking made by Holdco, HeartWare, U.S. Merger Sub, ISR Merger Sub, HeartWare after the U.S. Merger and Valtech after the ISR Merger in the Business Combination Agreement.

From and after the ISR Effective Time, each of the Recipient Parties will severally and with respect to himself, herself or itself only, in accordance with and only to the extent of each such person’s pro rata share of the Escrowed Shares and pro rata share of portions of the Contingent Payments prior to the payment thereof, if any and as applicable, indemnify, defend and hold harmless Holdco, its affiliates, including HeartWare after the U.S. Merger and Valtech after the ISR Merger (collectively, the “Holdco Indemnitees”), from and against any and all damages to the extent arising from:

•	any breach by Valtech of any representation or warranty made by Valtech in the Business Combination Agreement or in any certificate delivered by Valtech pursuant to the Business Combination Agreement;

•	any breach by Valtech of any covenant, agreement, obligation or undertaking made by Valtech in the Business Combination Agreement that is to be performed at or prior to Closing;

•	subject to certain exceptions, any claim, allegation or assertion by a third party that (i) the operation of Valtech’s business prior to the ISR Effective Time, or (ii) the development, use, manufacture, marketing, distribution, import or sale of specified Valtech products by Holdco and its affiliates, prior to or after the ISR Effective Time, infringes, misappropriates or otherwise violates any intellectual property of any third party (collectively, the “Intellectual Property Claims”);

•	(i) any underwithholding of taxes with respect to such Recipient Party in connection with the Transactions due to a misrepresentation or action by such Recipient Party, (ii) any taxes of or owed by Valtech or any of its subsidiaries in respect of any pre-Closing tax period other than any such taxes (A) set forth as liabilities on the face of the latest balance sheet (rather than in any notes thereto) included in the financial statements of Valtech delivered to HeartWare prior to September 1, 2015 or (B) incurred after the date of such latest balance sheet through the Closing Date in the ordinary course in accordance with the past custom and practice of Valtech and its subsidiaries in an amount consistent with amounts reflected on such latest balance sheet, and (iii) taxes for which Valtech or any of its subsidiaries (or any predecessor thereof) is held liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date (collectively, the “Tax Claims”);

•	any claims made by, through or on behalf of any Recipient Party or other person relating to the entitlement to, or allocation of the Valtech Merger Consideration among the Recipient Parties (the “Merger Consideration Claims”); or

•	any claims in respect of any portion of the OCS Amount, that has not been paid prior to the twelve (12) month anniversary of the ISR Effective Time to the OCS pursuant to the Business Combination Agreement, and any additional amounts required to be paid to the OCS in connection with obtaining the OCS Settlement (any such claims, the “OCS Claims”).

The ability of Holdco to recover any damages will represent an express contract right to reduce the amount of the First-in-Man Contingent Payment, the CE Mark Contingent Payment and the Net Sales Contingent Payment, if any.

Third Party Claims

In the event that any indemnified party desires to make a claim against an indemnifying party in connection with any third party action for which it may seek indemnification under the Business Combination Agreement (a “Third-Party Claim”), the indemnified party will promptly notify the indemnifying party (or, if the indemnifying parties are the Recipient Parties, the Shareholder Representative), of such Third-Party Claim and of its claims of indemnification with respect thereto.

The indemnifying party will, upon its written confirmation of its obligation to indemnify the indemnified party with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the indemnified party by written notice to the indemnified party within thirty (30) days after the indemnifying party has received notice of the Third-Party Claim.

The indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the indemnified party (which consent will not be unreasonably conditioned, withheld or delayed). The indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the indemnifying party (which consent will not be unreasonably conditioned, withheld or delayed by the indemnifying party).

In the event that the indemnifying party fails to assume or has no further right to conduct the defense of any Third-Party Claim or is not entitled to assume the defense of any Third-Party Claim pursuant to the Business Combination Agreement, (i) the indemnified party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate but will not be entitled to consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the indemnifying party (which consent will not be unreasonably conditioned, withheld or delayed) and (ii) Holdco will retain all remedies to which it is entitled under the Business Combination Agreement.

The indemnifying party will not have the right to assume the defense of a Third-Party Claim if (i) such Third-Party Claims relates to any Intellectual Property Claims, or (ii) such Third-Party Claim principally seeks injunctive relief, specific performance, or seeks to impose any criminal liability on the indemnified party (the matters described in clauses (i) and (ii), collectively, the “Holdco-Handled Claims”). Except to the extent that any such disclosure could cause a waiver of applicable attorney-client privilege, the Shareholder Representative will have the right, upon its reasonable request, to monitor the progress of Holdco-Handled Claims, to review on a timely basis all pleadings and other filings relating thereto and to discuss with counsel to Holdco such matters relating to Holdco-Handled Claims as may be reasonably appropriate. Holdco and its affiliates will pursue in good faith the prosecution, defense or settlement of all Holdco-Handled Claims until such time, if any, that Holdco will elect not to pursue indemnification with respect to such Third-Party Claim. The indemnifying party will remain responsible for any damages of Holdco as a result of such Holdco-Handled Claims to the extent subject to indemnification under the Business Combination Agreement, and Holdco and its affiliates will retain all remedies to which they are entitled under the Business Combination Agreement.

Payment of Claims

In the event of any bona fide claim for indemnification, including a Third-Party Claim, the indemnified party will provide to the indemnifying party a certificate signed by any officer of the indemnified party (an “Officer’s Certificate”) stating that damages have been incurred, or are reasonably expected to be incurred, or are claimed by a third party to be or have been incurred with respect to the indemnification obligations of the indemnifying party, specifying, in reasonable detail and to the extent known to the indemnified party in each case: (i) the amount of such damages and, to the extent known, the amount of damages that are expected to be incurred, (ii) the individual items of such damages included in the amount so stated, (iii) the date of the occurrence of each such item, and (iv) the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and the specific representation, warranty, covenant or obligation in the Business

Combination Agreement to which the claim for such misrepresentation or breach relates. The Officer’s Certificate will be accompanied by a copy of all court filings with respect to a Third-Party Claim. The indemnifying party will have a period of thirty (30) days within which to respond in writing to any claim by an indemnified party on account of damage that does not result from a Third-Party Claim. If the indemnifying party does not so respond within such thirty (30) day period, the indemnifying party will be deemed to have rejected such claim, in which event the indemnified party will be entitled to pursue such remedies as may be available to the indemnified party.

The Holdco Indemnitees will recover any damages that are finally determined to be payable under the Business Combination from the Escrowed Shares or amounts set-off with respect to a claim for indemnification from portions of certain Contingent Payments whether or not such Contingent Payments are then required to be paid, as appropriate and permitted by the Business Combination Agreement. All such recoveries from the Escrowed Shares or set-offs against such Contingent Payments will be made on a pro rata basis from all Recipient Parties in accordance with each such person’s pro rata share. Other than in the case of fraud by such person, in no event will any Recipient Party have any personal liability above and beyond such person’s pro rata share of the Escrowed Shares or such person’s pro rata share of portions of Contingent Payments set-off for damages recoverable hereunder. Any indemnification obligations of Holdco will be paid to the Recipient Parties as Contingent Payments, at Holdco’s election either (x) in cash or (y) in shares of Holdco common stock, or (z) through a combination of cash and shares of Holdco common stock.

Holdco will be entitled to reduce certain Contingent Payments by the amount of any damages that have been incurred or suffered, or are reasonably likely to be incurred or suffered, by any Holdco Indemnitee to the extent that any Holdco Indemnitee has asserted an indemnification claim for such damages.

The Shareholder Representative will have the right, but not the obligation, to fulfill any indemnification obligations of the Recipient Parties to any Holdco Indemnitee hereunder by payment of cash to Holdco. In the event that any such indemnification obligation under the Business Combination Agreement is so fulfilled by payment of cash, any Escrowed Shares or Contingent Payments in respect of such indemnification obligations will promptly be deposited by the Escrow Agent or Holdco, as the case may be, with the Exchange Agent for further distribution to the Recipient Parties in accordance with each such person’s pro rata share.

Limitations of Liability

The Recipient Parties will not be required to indemnify any Holdco Indemnitee for damages resulting from a breach by Valtech of any representation or warranty made by Valtech in the Business Combination Agreement or in any certificate delivered by Valtech pursuant to the Business Combination Agreement (i) unless any claim or series of related claims involves damages in excess of $25,000 and (ii) until such time as the aggregate amount of damages for such breaches, actually paid or incurred, for which the Holdco Indemnitees are otherwise entitled to indemnification pursuant to the Business Combination Agreement exceeds $2,500,000 (the “Threshold”), at which time the Recipient Parties will only be obligated to indemnify the Holdco Indemnitees for any damages for such breaches in excess of the Threshold. Such threshold limits do not apply to damages arising out of specified representations, specified claims and fraud.

All agreements, covenants and other obligations in the Business Combination Agreement will survive Closing and the Effective Time, provided that claims for breaches of covenants and obligations that are to be performed at or before the Effective Time may only be brought for twelve (12) months after the Effective Time. All representations and warranties of HeartWare in the Business Combination Agreement or any certificate delivered by HeartWare pursuant to the Business Combination Agreement will terminate and expire as of the Effective Time, and any liability of Holdco with respect to such representations and warranties will thereupon cease, other than with respect any damages arising out of or in connection with fraud. All representations and warranties of Valtech in the Business Combination Agreement or any certificate delivered by Valtech or the Shareholder Representative pursuant to the Business Combination Agreement will survive Closing and will expire on, and no indemnifying party will be liable for any damages under the Business Combination Agreement with respect to a breach of such representations and warranties unless a written claim for indemnification is given by an indemnified party to the Shareholder Representative with respect thereto prior to the Escrow Release Date. Certain representations survive until and certain indemnification claims may be made until later dates.

The parties specifically agree that:

•	the maximum aggregate liability of the Recipient Parties under certain provisions of the Business Combination Agreement will be (w) the Escrowed Shares, (x) ten percent (10%) of the shares of the Holdco common stock included in the First-in-Man Contingent Payment and (y) ten percent (10%) of the Net Sales Contingent Payment that, in the case of clauses (x) and (y), becomes payable hereunder, except that damages arising out of certain special representations, special claims or fraud, will in each case not be limited to such amounts;

•	the ability of the Holdco Indemnitees to recover for any Intellectual Property Claim will be limited to fifty percent (50%) of the aggregate amount of damages of the Holdco Indemnitees related to or arising out of such Intellectual Property Claim, and the maximum aggregate liability of the Recipient Parties for damages arising out of all Intellectual Property Claims will not exceed the lesser of (x) an amount equal to five percent (5%) of aggregate net sales for specified Valtech products to which such Intellectual Property Claims relate and (y) $50,000,000, except for damages arising out of fraud;

•	the maximum aggregate liability of the Recipient Parties under the Business Combination Agreement for OCS Claims will be an amount equal to three times the OCS Amount minus amounts paid in respect of the OCS obligation amount paid pursuant to the Business Combination Agreement;

•	the maximum aggregate liability of the Recipient Parties under the indemnification provisions of the Business Combination Agreement pertaining to those parties will be (w) the Escrowed Shares, (x) ten percent (10%) of the shares of Holdco common stock included in the First-in-Man Contingent Payment, and (y) one hundred percent (100%) of the Net Sales Contingent Payment that becomes payable hereunder, except for any damages arising out of fraud; and

•	the maximum aggregate liability of Holdco, HeartWare, U.S. Merger Sub, ISR Merger Sub, HeartWare after the U.S. Merger or Valtech after the ISR Merger under the Business Combination Agreement will be the Valtech Merger Consideration and certain consideration to be paid to the minority shareholders of Mitraltech, except for any damages arising out of fraud.

Any damages payable under the Business Combination Agreement will be reduced by any insurance, third-party indemnity, contribution or similar proceeds actually received by any Holdco Indemnitee in respect of such damages, after application of any applicable deductible or retention amounts, cost of recovery and any increase in premiums. If any Holdco Indemnitee recovers any insurance, third-party indemnity, contribution or similar proceeds in respect of damages subsequent to such Holdco Indemnitee’s recovery for such damages, such proceeds will promptly be remitted by such Holdco Indemnitee to the indemnifying party. Any damages payable under the Business Combination Agreement will be reduced by any tax benefits actually realized by Holdco in the year such damages were incurred in respect of such damages, determined on a with and without basis.

Each indemnified party will use commercially reasonable efforts to mitigate any damages for which indemnification may be sought under the Business Combination Agreement. Holdco will use, and will cause its Affiliates and the other Holdco Indemnitees to use, commercially reasonable efforts to seek full recovery under all insurance, third-party indemnity, contribution or similar provisions or agreements covering any damages to the same extent as it would if such damages were not subject to indemnification hereunder.

Except for certain limited exceptions set forth in the Business Combination Agreement, the sole and exclusive remedy of the parties to the Business Combination Agreement following Closing with respect to any and all claims arising out of or related to the Transactions will be pursuant to the Business Combination Agreement’s indemnification provisions.

General Provisions

Assignment

Neither the Business Combination Agreement nor any of the rights, interests or obligations under the Business Combination Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent will be null and void. Subject to the preceding sentence, the Business Combination Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties thereto and their respective successors and permitted assigns.

Specific Performance

The parties to the Business Combination Agreement have agreed that irreparable damage may occur in the event that any provision of the Business Combination Agreement is not performed in accordance with the terms hereof and that each party, without the necessity of posting bond or other undertaking, will be entitled to (i) an injunction or injunctions to prevent breaches of the Business Combination Agreement and (ii) specific performance of the terms thereof, in addition to any other remedy at law or equity. In the event that any pending action, suit, arbitration, or governmental investigation or proceeding is brought in equity to enforce the provisions of the Business Combination Agreement, no party thereto will allege, and each party thereto waived any defense or counterclaim, that there is an adequate remedy at law.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware, without reference to conflict of laws principles thereof that would require the application of the laws of any other jurisdiction. All matters relating to the ISR Merger is governed by the Israeli Companies Law.

Consent to Jurisdiction

Each of HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative irrevocably agreed to submit, and waive any objection based on lack of venue, improper venue, inconvenient forum or lack of personal jurisdiction, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court does not take jurisdiction, to the jurisdiction of the United States District Court for the District of Delaware), for the purpose of any action or proceeding arising out of or relating to the Business Combination Agreement, and each of HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative irrevocably agreed that all claims in respect of such action or proceeding could be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court does not take jurisdiction, in the United States District Court for the District of Delaware sitting in the City of Wilmington). Each of HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative agreed that a final judgment in any action or, proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of HeartWare, Valtech, Holdco, ISR Merger Sub, U.S. Merger Sub and the Shareholder Representative also agreed to waive any right to trial by jury of any claim, demand, action, or cause of action arising under the Business Combination Agreement or in any way connected with the dealings of the parties in respect of the Business Combination Agreement or any of the related Transactions.

Amendment

The Business Combination Agreement may be amended, modified or supplemented by the parties thereto by action taken or authorized by their respective boards of directors at any time prior to the ISR Effective Time, whether before or after the required HeartWare stockholder vote or the required Valtech shareholder vote has been obtained. However, after such approval, as applicable, has been obtained, no amendment may be made that pursuant to applicable law requires further approval by the shareholders of HeartWare or the shareholders of Valtech, as applicable, without such further approval.

Waiver

At any time prior to the ISR Effective Time, HeartWare and Valtech may agree to (a) extend the time for the performance of any obligation or other act of the other parties to the Business Combination Agreement, (b) waive any inaccuracy in the representations and warranties of the other party contained in the Business Combination Agreement or in any document delivered pursuant thereto, or (c) waive compliance by the other party, as the case may be, with any agreement or condition contained in the Business Combination Agreement.

WARRANTS

The following is a summary of the material terms and conditions of certain warrants for shares of Holdco common stock. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the warrants, a form of which is attached as Annex D and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the warrants that is important to you. We encourage you to read the form of warrant carefully and in its entirety.

At the ISR Effective Time, the Recipient Parties will receive a distribution of warrants to purchase 850,000 shares of Holdco common stock at an exercise price of $83.73 per share. The warrants will not be immediately exercisable. The warrants will vest and become exercisable upon the earlier of: (i) the attainment of $75 million in net sales (trailing 12 months) of Valtech products or (ii) the consummation of a change of control of Holdco or of Valtech after it becomes a Holdco subsidiary following the Transactions, provided that such event occurs within 10 years following Closing.

The warrants contain provisions to make certain equitable adjustments to the purchase price of the shares of Holdco common stock and the warrant holder’s receipt of certain other distributions on exercise for (a) adjustments for stock splits and combinations, (b) adjustments for certain dividends and distributions, (c) adjustments for reorganizations, (d) distributions of property, (e) distributions of other securities and (f) distributions of cash. The warrants also contain certain customary representations concerning the warrant holders’ investment intentions and experience and restrictions on transfer.

SHAREHOLDER SUPPORT AGREEMENTS

The following is a summary of the material terms and conditions of the shareholder support agreements. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the shareholder support agreements, the form of which is attached as Annex E and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the shareholder support agreements that is important to you. We encourage you to read the form of shareholder support agreement carefully and in its entirety.

Concurrently with entering into the Business Combination Agreement, certain officers and directors of Valtech, in their capacities as holders of shares or other equity interests of Valtech, and certain Valtech shareholders executed Shareholder Support Agreements pursuant to which they agreed, among other things, to vote their Valtech shares for the approval of the ISR Merger and the Business Combination Agreement.

The signatories to the Shareholder Support Agreements further agreed to (i) certain restrictions on the transfer, sale, encumbrance and other disposition of their Valtech shares; (ii) certain restrictions on the grant of any proxies or powers of attorney other than those that may arise pursuant to the Shareholder Support Agreements, (iii) not take any action that would have the effect of preventing or disabling the signatories from performing their obligations under the Shareholder Support Agreements, or (iv) commit or agree to take any of the foregoing actions. They also agreed (i) upon the appointment of the Shareholder Representative, (ii) not to challenge the Business Combination Agreement, (iii) to authorize Holdco and HeartWare to publish certain information about the signatories’ identity and ownership of Valtech securities in any press release, proxy statement, filing with the SEC or other governmental authority in connection with the Business Combination Agreement or the Transactions and (iv) execute a form of certificate attached to the Shareholder Support Agreement containing certain representations to support the tax opinion of counsel to Valtech.

As of September 1, 2015, the signatories to the Shareholder Support Agreements held voting power over approximately 80.7% of the outstanding Valtech shares entitled to vote on the Transactions. The Shareholder Support Agreements terminate upon the earlier of (i) the termination of the Business Combination Agreement in accordance with its terms or (ii) the closing of the ISR Merger, provided that Holdco can terminate the Shareholder Support Agreements, for any reason or no reason, at any time by written notice to the Shareholder Representative.

STOCKHOLDERS VOTING AGREEMENTS

The following is a summary of the material terms and conditions of the stockholders voting agreements. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the stockholders voting agreements, the form of which is attached as Annex F and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the stockholders voting agreements that is important to you. We encourage you to read the form of the stockholder voting agreement carefully and in its entirety.

Concurrently with entering into the Business Combination Agreement, certain officers and directors of Valtech, in their capacities as holders of shares or other equity interests of Valtech, and certain Valtech shareholders executed stockholders voting agreements, effective as of Closing (“Stockholders Voting Agreements”) pursuant to which they agreed, among other things, to (i) vote certain shares of Holdco common stock received from the Transactions that they beneficially own in the same proportion as the shares of voting securities of Holdco not subject to the Stockholders Voting Agreements or other similar agreements are voted and (ii) a standstill agreement prohibiting the acquisition of additional Holdco stock and the taking of certain stockholder actions.

As of the record date, the signatories to the Stockholders Voting Agreements will hold voting power over approximately     % of the outstanding shares of Holdco common stock. The Stockholders Voting Agreements will terminate on the earliest of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the second (2nd) anniversary of the Closing Date or (iii) a change in control of Holdco.

LETTER OF TRANSMITTAL FOR VALTECH AND MITRALTECH SHAREHOLDERS

The following is a summary of the material terms and conditions of the Letter of Transmittal. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Letter of Transmittal, the form of which is attached as Annex G and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Letter of Transmittal that is important to you. We encourage you to read the form of the Letter of Transmittal carefully and in its entirety.

To receive the Valtech Merger Consideration, each Recipient Party must deliver an executed Letter of Transmittal as well as its Valtech and/or Mitraltech securities to the Exchange Agent. The Letter of Transmittal requires the signatory to the letter to:

•	make certain customary representations and warranties;

•	confirm, approve and ratify the appointment of Valor Shareholder Representative as the Shareholder Representative under the Business Combination Agreement;

•	agree and acknowledge that certain of the consideration otherwise payable to the signatory could be reduced pursuant to certain provisions of the Business Combination Agreement and the Escrow Agreement;

•	subject to certain exceptions, irrevocably waive, release and discharge Holdco, HeartWare, ISR Merger Sub, U.S. Merger Sub, Valtech, and their affiliates from any and all claims, actions, damages, liabilities or obligations, solely in such signatory’s capacity as a security holder of Valtech or Mitraltech;

•	not (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or grant any option, right or warrant to purchase, or otherwise transfer, sell or dispose, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition of, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of (whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Holdco common stock or such other securities), in cash or otherwise, any Covered Shares held by it for a period (the “Lock-Up Period”) where (1) the holder may not sell or transfer any Covered Shares for a period of 180 days following the Closing Date and may not sell or transfer more than 55% of the holder’s Covered Shares for the period between 180 days and 270 days following the Closing Date, provided that during the first 90 days following the Closing Date the holder may transfer up to 5% of the Covered Shares and during the following ninety 90 days the holder may transfer up to another 5% of the Covered Shares, and (2) the holder agrees not to transfer more than 15% of the Covered Shares issued with respect to the achievement of the First-in-Man Milestone, if achieved, in any calendar month following payment of such shares; and

•	adopt the Business Combination Agreement and the Escrow Agreement.

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical and pro forma per share financial information for HeartWare common shares and Valtech ordinary shares. The unaudited pro forma per share financial information gives effect to the acquisition of Valtech by HeartWare as if the transactions had occurred on September 30, 2015 and as of December 31, 2014 for net income per share data, and for book value per share data.

The market value of the shares of Holdco common stock that Valtech shareholders and HeartWare stockholders will be entitled to receive at Closing could vary significantly from the market value of HeartWare common stock on the date of this proxy statement/prospectus. Because the number of shares of Holdco common stock issued to the Recipient Parties will not be adjusted to reflect any changes in the market value of HeartWare common stock, such market price fluctuations may affect the value that Valtech shareholders will receive at Closing. Share price changes may result from a variety of factors discussed in the section titled “Risks Relating to the Transactions” on page 19. The closing price of HeartWare common stock on August 31, 2015, the last trading day before the Business Combination Agreement was announced, was $85.60. The closing price of HeartWare common stock on                 , 2015, the last practicable day before the printing of this proxy statement/prospectus, was $            . Neither HeartWare nor Valtech has declared or paid any dividends. There is no market value for Valtech’s securities as it is a private company.

The pro forma per share balance sheet information combines HeartWare’s September 30, 2015 unaudited condensed consolidated balance sheet with Valtech’s September 30, 2015 unaudited consolidated balance sheet. The pro forma per share income statement information for the year ended December 31, 2014, combines HeartWare’s audited consolidated statement of income for the year ended December 31, 2014, with Valtech’s audited consolidated income statement for the year ended December 31, 2014. The pro forma per share income statement information for the nine months ended September 30, 2015, combines HeartWare’s consolidated statement of income for the nine months ended September 30, 2015, with Valtech’s consolidated income statement for the nine months ended September 30, 2015. Holdco was formed on August 26, 2015 for purposes of facilitating the Transactions and does not maintain any material balances nor has it had any material activity since formation. Historical and pro forma per share is computed by dividing shareholders equity by the number of HeartWare, Valtech, or pro forma shares, respectively.

The following information should be read in conjunction with the audited financial statements of HeartWare and Valtech, which are incorporated by reference in this proxy statement/prospectus, and Valtech, which are included in this proxy statement/prospectus and the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Information” and “Selected Historical Financial Data of HeartWare” sections of this proxy statement/prospectus, beginning on page 79 and 32, respectively. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the nine months ended September 30, 2015	As of and for the year ended December 31, 2014
HeartWare Historical Data per Common Share
Net loss per common share – basic and diluted	$(4.16)	$(1.14)
Cash dividends declared per common share	$0.00	$0.00
Book value per common share	$10.65	$12.16

	As of and for the nine months ended September 30, 2015	As of and for the year ended December 31, 2014
Valtech Historical Data per Ordinary Share
Net loss per ordinary share – basic and diluted	$(28.67)	$(32.89)
Cash dividends declared per ordinary share	$0.00	$0.00
Book value per ordinary share	$(12.68)	$(0.91)

	As of and for the nine months ended September 30, 2015	As of and for the year ended December 31, 2014
HeartWare Combined Unaudited Pro Forma Data per Common Share
Net loss per common share – basic and diluted	$(3.73)	$(1.69)
Cash dividends declared per common share	$0.00	$0.00
Book value per common share	$20.09	$21.50

COMMON STOCK OWNERSHIP OF HOLDCO

As of the date of this filing, Holdco is wholly owned by HeartWare.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HEARTWARE

The following table sets forth, as of September 30, 2015 (except for where otherwise noted), information regarding beneficial ownership of shares of our common stock by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Unless otherwise indicated, we deem shares of common stock subject to options and service-based restricted stock unit awards that, in each case, become exercisable or vest within 60 days of September 30, 2015 to be outstanding and beneficially owned by the person holding the restricted stock units or options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the shares of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares. Persons possessing voting power over shares held by our 5% stockholders have been taken from filings made by them with the SEC; to the extent individuals possessing voting power have not been named, no such information was included in their filings with the SEC.

As of September 30, 2015, there were 17,314,637 shares of HeartWare common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
5% Shareholders
Fidelity Management & Research Company	2,595,058	(1)	14.99%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP	2,322,210	(2)	13.41%
280 Congress Street
Boston, MA 02210

Capital World Investors	1,702,799	(3)	9.83%
333 South Hope Street 55th Floor
Los Angeles, CA 90071

The Boston Company Asset Management, LLC	1,502,023	(4)	8.68%
BNY Mellon Center One Boston Place
Boston, MA 02108

The Vanguard Group, Inc.	1,118,977	(5)	6.46%
100 Vanguard Blvd.
Malvern, PA 19355

Adage Capital Partners, L.P.	1,068,006	(6)	6.17%
200 Clarendon Street, 52nd Floor
Boston, MA 02116

AllianceBernstein LP	1,048,120	(7)	6.05%
1345 Avenue of the Americas
New York, NY 10105

Janus Capital Management LLC	1,003,675	(8)	5.80%
151 Detroit St.
Denver, CO 80206

BlackRock Inc.	966,185	(9)	5.58%
55 East 52nd Street
New York, NY 10022
Directors and Named Executive Officers
Ray Larkin, Jr.	10,750	(10)	*
Seth Harrison, M.D.	158,829	(11)	*
Timothy Barberich	19,571	(12)	*
Cynthia Feldmann	5,250	(13)	*
Robert Stockman	26,974	(14)	*
Robert Thomas	8,260	(15)	*
Dr. Denis Wade	13,466	(16)	*
Douglas Godshall	108,014	(17)	*
Peter McAree	14,046		*
Mark Strong	2,507		*
Katrin Leadley, M.D.	—		*
James Schuermann	10,980		*

All directors and executive officers as a group (15 persons)	414,497	(18)	2.39%

*	Indicates less than 1%
(1)	Information based on Schedule 13F filed with the SEC by FMR, LLC on November 10, 2015. Based on the information filed on Schedule 13G/A filed with the SEC on February 13, 2015, FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson each reported aggregate beneficial ownership of 2,552,703 shares of HeartWare common stock as of December 31, 2014. Each of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson reported sole dispositive power with respect to 2,552,703 shares of HeartWare common stock, and FMR LLC reported sole voting power with respect to 65,211 of those shares.
(2)	Information based on Schedule 13F filed with the SEC by Wellington on November 16, 2015.
(3)	Information based on Schedule 13F filed with the SEC by Capital World Investors on November 16, 2015.
(4)	Information based on Schedule 13F filed with the SEC by Bank of New York Mellon Corp. on November 10, 2015.
(5)	Information based on Schedule 13F filed with the SEC by Vanguard Group Inc. on November 12, 2015.
(6)	Information based on Schedule 13G filed with the SEC by Adage Capital Partners GP, L.L.C. on October 20, 2015. Such information regarding ownership of shares of HeartWare common stock is recent as of October 20, 2015. Based on the information in such Schedule 13G, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross each reported shared power to vote or direct the vote and to dispose or direct the disposition of all of the shares of HeartWare common stock owned by them. Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P. and Adage Capital Advisors, L.L.C. and Robert Atchinson and Phillip Gross are managing members of Adage Capital Advisors, L.L.C.
(7)	Information based on Schedule 13F filed with the SEC by AllianceBernstein LP on November 13, 2015.
(8)	Information based on Schedule 13F filed with the SEC by Janus Capital Management LLC on November 17, 2015.
(9)	Information based on (i) Schedule 13F filed with the SEC by Blackrock Advisors, LLC on November 13, 2015, (ii) Schedule 13F filed with the SEC by Blackrock Fund Advisors on November 13, 2015, (iii) Schedule 13F filed with the SEC by Blackrock Institutional Trust Company, N.A. on November 13, 2015 and (iv) Schedule 13F filed with the SEC by Blackrock Investment Management, LLC on November 13, 2015.
(10)	Includes 4,250 shares subject to options exercisable within 60 days of September 30, 2015.
(11)	Includes 4,250 shares subject to options exercisable within 60 days of September 30, 2015. Also includes 16,186 shares held by Dr. Harrison’s spouse and 3,500 shares held by Tortoise Foundation, a charitable foundation managed by Dr. Harrison. Dr. Harrison disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in them.
(12)	Includes 9,964 shares subject to options exercisable within 60 days of September 30, 2015.
(13)	Includes 2,250 shares subject to options exercisable within 60 days of September 30, 2015.
(14)	Includes 9,964 shares subject to options exercisable within 60 days of September 30, 2015.
(15)	Includes 4,250 shares subject to options exercisable within 60 days of September 30, 2015, and 1,000 shares held in trust.
(16)	Includes 4,966 shares held by a family trust, 4,250 shares subject to options exercisable within 60 days of September 30, 2015.
(17)	Includes 37,344 shares subject to options exercisable within 60 days of September 30, 2015.
(18)	Includes 81,522 shares subject to options exercisable within 60 days of September 30, 2015.

BENEFICIAL OWNERSHIP OF VALTECH SHARES

The following tables set forth information with respect to the ownership of ordinary shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares of Valtech as of October 15, 2015, by:

•	each shareholder known to Valtech to beneficially own more than 5% of such class of voting securities of Valtech;

•	each of Valtech’s directors;

•	each of Valtech’s executive officers; and

•	all of Valtech’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Ordinary shares relating to options, warrants or convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days of October 15, 2015 are deemed outstanding for computing the percentage of the person holding such securities. Series D Preferred Shares relating to options, warrants or convertible securities currently exercisable, or exercisable within 60 days of October 15, 2015 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them. As of October 15, 2015, the following represents the Company’s voting shares outstanding: 551,010 ordinary shares, 300,000 Series A Preferred Shares, 1,376,932 Series B Preferred Shares, 452,505 Series C Preferred Shares and 2,200,546 Series D Preferred Shares outstanding. The Company also has 53,000 issued and outstanding non-voting Series S Preferred Shares, all of which are held by Lawrence C. Best. Except as otherwise noted in the footnotes below, the address of each person or entity listed in the tables is c/o Valtech Cardio Ltd., 3 Ariel Sharon Avenue, Or Yehuda, Israel, 6037606.

TABLE 1: Ordinary Shares

Name of Beneficial Owner	Amount of Beneficial Ownership of Ordinary Shares	Percentage of Total Class
DIRECTORS AND EXECUTIVE OFFICERS
Lawrence C. Best(1)	1,704,097	29.3%
Noah Kroloff (2)	1,295,413	23.6%
Kenneth Abramowitz (2)	1,295,413	23.6%
Eyal Lifschitz(3)	552,638	10.1%
Yossi Gross	0	—
OXO Capital Valve Ventures, LLC(1)	820,861	15.0%
Benjamin Tsai(5)(6)(7)	752,173	13.7%
Amir Gross (8)	1,004,838	18.3%
All current directors and executive officers as a group (8 persons)	5,309,159	96.8%
SHAREHOLDERS OWNING MORE THAN 5%
NGN BioMed Opportunity II, L.P.(2)	1,295,413	23.6%
IFA PE Fund II, LP(6)	499,218	9.1%

TABLE 2: Series A Preferred Shares

Name of Beneficial Owner	Amount of Beneficial Ownership of Series A Preferred Shares	Percentage of Total Class
DIRECTORS AND EXECUTIVE OFFICERS
Lawrence C. Best	0	—
Noah Kroloff	0	—
Kenneth Abramowitz	0	—
Eyal Lifschitz (3)	300,000	100.0%
Yossi Gross	0	—
OXO Capital Valve Ventures, LLC	0	—
Benjamin Tsai	0	—
Amir Gross	0	—
All current directors and executive officers as a group (8 persons)	300,000	100.0%
SHAREHOLDERS OWNING MORE THAN 5%
Incentive II Management Ltd. (3)(4)	229,508	76.5%
Peregrine VC Investments II (US Investors), L.P.(3)	35,572	11.6%
Peregrine VC Investments II (Other Investors), L.P.(3)	25,129	8.4%

TABLE 3: Series B Preferred Shares

Name of Beneficial Owner	Amount of Beneficial Ownership of Series B Preferred Shares	Percentage of Total Class
DIRECTORS AND EXECUTIVE OFFICERS
Lawrence C. Best(1)	464,762	33.8%
Noah Kroloff (2)	761,905	55.3%
Kenneth Abramowitz(1)	761,905	55.3%
Eyal Lifschitz (3)	131,217	9.5%
Yossi Gross	0	—
OXO Capital Valve Ventures, LLC(1)	304,762	22.1%
Benjamin Tsai	0	—
Amir Gross	0	—
All current directors and executive officers as a group (8 persons)	1,376,932	100.0%
SHAREHOLDERS OWNING MORE THAN 5%
NGN Biomed Opportunity II, L.P.(2)	761,905	55.3%

TABLE 4: Series C Preferred Shares

Name of Beneficial Owner	Amount of Beneficial Ownership of Series C Preferred Shares	Percentage of Total Class
DIRECTORS AND EXECUTIVE OFFICERS
Lawrence C. Best(1)	299,451	66.2%
Noah Kroloff (2)	130,981	29.0%
Kenneth Abramowitz(2)	130,981	29.0%
Eyal Lifschitz (3)	22,073	4.9%
Yossi Gross	0	—
OXO Capital Valve Ventures, LLC(1)	257,532	57.0%
Benjamin Tsai	0	—
Amir Gross	0	—
All current directors and executive officers as a group (8 persons)	430,432	100.0%
SHAREHOLDERS OWNING MORE THAN 5%
NGN Biomed Opportunity II, L.P.(2)	130,981	29.0%

TABLE 5: Series D Preferred Shares

Name of Beneficial Owner	Amount of Beneficial Ownership of Series D Preferred Shares	Percentage of Total Class
DIRECTORS AND EXECUTIVE OFFICERS
Lawrence C. Best(1)	939,884	41.2%
Noah Kroloff (2)	383,479	17.2%
Kenneth Abramowitz(2)	383,479	17.2%
Eyal Lifschitz (3)	99,348	4.5%
Yossi Gross	0	—
OXO Capital Valve Ventures, LLC(1)	258,567	11.0%
Benjamin Tsai (5)(6)	752,173	33.6%
Amir Gross	0	—
All current directors and executive officers as a group (8 persons)	2,433,451	92.5%
SHAREHOLDERS OWNING MORE THAN 5%
NGN Biomed Opportunity II, L.P.(2)	383,479	17.2%
IFA PE Fund II, LP(5)	499,218	22.4%
IFA PE Fund II US, LP(6)	252,955	11.4%
Heartware International Inc.	177,550	7.5%

(1)	The number of Series B Preferred Shares presented for Lawrence C. Best consists of (i) 114,285 Series B Preferred Shares held directly by Mr. Best (ii) 304,762 Preferred B Shares held directly by OXO Capital Valve Ventures, LLC (“OXO”) and (iii) 45,715 Series B Preferred Shares of which Mr. Best has been appointed proxy. OXO is a limited liability company controlled by Mr. Best, including in respect of voting all of the Series B, Series C, and Series D Preferred Shares held by OXO. The number of Series C Preferred Shares presented for Mr. Best includes (i) 257,532 Series C Preferred Shares held directly by OXO and (ii) 41,919 Series C Preferred Shares of which Mr. Best has been appointed proxy. The number of Series D Preferred Shares presented for Mr. Best consists (i) 595,138 Series D Preferred Shares held directly by Mr. Best, (ii) 258,567 Series D Preferred Shares held directly by OXO, (iii) 7,194 Series D Preferred Shares of which Mr. Best has been appointed proxy, (iv) 78,448 Series D Preferred Shares issuable to Mr. Best pursuant to the exercise of warrants within 60 days of October 15, 2015, and (v) 537 Series D Preferred Shares issuable pursuant to the exercise of warrants within 60 days of October 15, 2015 by BM Valve Ventures LLC, which has appointed Mr. Best as its proxy. The number of ordinary shares presented for Mr. Best consists of the sum of the Series B, Series C, and Series D Preferred Shares beneficially owned by Mr. Best presented above. The address of Mr. Best is c/o OXO Capital Valve Ventures LLC, 3 Commonwealth Ave., Boston, MA 02116. The address of OXO is 3 Commonwealth Ave., Boston, MA 02116.

(2)	The number of Series B Preferred Shares presented for NGN Biomed Opportunity II, L.P. (“NGN”) consists of (i) 742,857 Series B Preferred Shares held directly by NGN, and (ii) 19,048 Series B Preferred Shares of which NGN has been appointed proxy. The number of Series C Preferred Shares presented for NGN consists of (i) 110,371 Series C Preferred Shares held directly by NGN, and (ii) 20,610 Series C Preferred Shares of which NGN has been appointed proxy. The number of Series D Preferred Shares presented for NGN consists of (i) 294,261 Series D Preferred Shares held directly by NGN, (ii) 58,762 Series D Preferred Shares of which NGN has been appointed proxy, (iii) 25,254 Series D Preferred Shares issuable to NGN pursuant to the exercise of warrants within 60 days of October 15, 2015 and (iv) 5,202 Series D Preferred Shares issuable to Insight Capital Ltd. pursuant to the exercise of warrants within 60 days of October 15, 2015, which has appointed NGN its proxy. The number of ordinary shares presented for NGN consists of the sum of the Series B, Series C and Series D Preferred Shares beneficially owned by NGN presented above. The general partner of NGN is NGN Biomed II GP, L.P. (“NGN GP”). The general partner of NGN GP is NGN Capital LLC (“NGN LLC”). NGN LLC has delegated to Kenneth Abramowitz and Noah Kroloff the voting and dispositive power over the shares held by NGN. The address of NGN, Mr. Abramowitz and Mr. Kroloff is c/o NGN Capital, 369 Lexington Ave., 26th Floor, New York, NY 10017.

(3)	Peregrine II GP (“Peregrine GP”) is the general partner of Peregrine VC Investments II (US Investors), L.P. (“Peregrine US”), Peregrine VC Investments II (Israel), L.P. (“Peregrine Israel”) and Peregrine VC Investments II (Other Investors), L.P (“Peregrine Other,” and collectively with Peregrine US and Peregrine Israel, the “Peregrine VC Investments”). Peregrine GP has delegated to Eyal Lifschitz the sole voting and dispositive power over the shares held by the Peregrine VC Investments. The address of the Peregrine VC Investments is 6 Yoni Netanyahu St., Or-Yehuda, Israel 6037606. The number of Series A Preferred Shares presented for Mr. Lifschitz consists of (i) 35,572 Series A Preferred Shares held directly by Peregrine US, (ii) 9,791 Series A Preferred Shares held directly by Peregrine Israel, (iii) 25,129 Series A Preferred Shares held directly by Peregrine Other and (iv) 229,508 Series A Preferred Shares held directly by Incentive II Management Ltd., of which Mr. Lifschitz has been appointed proxy. The number of Series B Preferred Shares presented for Mr. Lifschitz consists of (i) 66,216 Series B Preferred Shares held directly by Peregrine US, (ii) 18,225 Series B Preferred Shares held directly by Peregrine Israel and (iii) 46,776 Series B Preferred Shares held by Peregrine Other. The number of Series C Preferred Shares presented for Mr. Lifschitz consists of 22,073 Series C Preferred Shares held by Pertec Management Ltd. (“Pertec”), which has appointed Peregrine GP as proxy. The number of Series D Preferred shares presented for Mr. Lifschitz consists of (i) 8,583 Series D Preferred Shares held directly by Peregrine US, (ii) 2,362 Series D Preferred Shares held directly by Peregrine Israel, (iii) 6,063 Series D Preferred Shares held directly by Peregrine Other, (iv) 70,519 Series D Preferred Shares of which Peregrine GP has been appointed proxy, (v) 5,373 Series D Preferred Shares held by Pertec, which has appointed Peregrine GP as proxy (vi) 5,373 Series D Preferred Shares issuable pursuant to the exercise of warrants within 60 days of October 15, 2015 by Peregrine II Management Ltd., which has appointed Peregrine GP as its proxy and (vii) 1,075 Series D Preferred Shares issuable pursuant to the exercise of warrants by Pertec, which has appointed Peregrine GP as its proxy. The number of ordinary shares presented for Mr. Lifschitz consists of the sum of the Series A, Series B, Series C and Series D Preferred Shares beneficially owned by Mr. Lifschitz presented above.

(4)	Incentive II Management Ltd. (“Incentive”) is a limited corporation registered under the laws of the State of Israel, registration no. 51-387882-7. The address of Incentive is P.O. Box 3, Ariel 44837, Israel.

(5)	The number of Series D Preferred Shares presented for IFA PE Fund II, LP (“IFA”) consists of (i) 475,325 Series D Preferred Shares held directly by IFA and (ii) 23,893 Series D Preferred Shares issuable to IFA pursuant to the exercise of warrants within 60 days of October 15, 2015. The number of ordinary shares presented for IFA consists of the number of Series D Preferred Shares beneficially owned by IFA presented above. IFA PE GP II, LLC (“IFAGP”) is the general partner of IFA. IFAGP has delegated to Benjamin Tsai sole voting and dispositive power over the shares held by IFA. The address of IFA and Mr. Tsai is c/o Invus Opportunities, 126 East 56th Street, 20th Floor, New York, NY 10022.

(6)	The number of Series D Preferred Shares presented for IFA PE Fund II US, LP (“IFA US”) consists of (i) 240,849 Series D Preferred Shares held directly by IFA US and (ii) 12,106 Series D Preferred Shares issuable to IFA US pursuant to the exercise of warrants within 60 days of October 15, 2015. IFAGP is the general partner of IFA US. IFAGP has delegated to Benjamin Tsai sole voting and dispositive power over the shares held by IFA US. The address of IFA US and Mr. Tsai is c/o Invus Opportunities, 126 East 56th Street, 20th Floor, New York, NY 10022.

(7)	The number of ordinary shares presented for Mr. Tsai consists of the sum of the Series D Preferred Shares beneficially owned by IFA and IFA US presented above.

(8)	The number of ordinary shares presented for Amir Gross consists of (i) 550,000 ordinary shares held directly by Mr. Gross, (ii) 1,010 ordinary shares issued, outstanding and held in trust, of which Mr. Gross has been appointed proxy, (iii) 29,000 ordinary shares issuable to Mr. Gross pursuant to the exercise of options within 60 days of October 15, 2015 and (iv) 424,828 ordinary shares issuable pursuant to the exercise of options by various option holders within 60 days of October 15, 2015, which all of such option holders have appointed Mr. Gross as proxy.

DESCRIPTION OF HOLDCO COMMON STOCK

The following description of Holdco capital stock is not complete and may not contain all the information you should consider before investing in Holdco capital stock. This description is summarized from, and qualified in its entirety by reference to, the Holdco Certificate of Incorporation and Bylaws, which are expected to be substantially in the form attached hereto as Annex B. See “Where You Can Find More Information.”

Holdco authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.001 and 5,000,000 shares of Preferred Stock, par value $0.001.

Voting Rights

Each holder of Holdco common stock will be entitled to one (1) vote for each share of Holdco common stock held by such holder. Each holder of Holdco common stock will be entitled to notice of any stockholders’ meeting in accordance with the Holdco Bylaws and applicable law on all matters put to a vote of the Holdco stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for Holdco common stock is Computershare Trust Company, N.A.

Dividend Rights

Holdco does not anticipate paying periodic cash dividends on its common stock for the foreseeable future. Holdco intends to use available cash and liquid assets to complete the Transactions as described in this proxy statement/prospectus, and in the operation and growth of its business. Any future determination about the payment of dividends will be made at the discretion of its board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as its board of directors deems relevant. Any dividends declared by the board of directors to the holders of the outstanding common stock will be paid to the holders pro rata in accordance to the number of shares of common stock held by each such holder, subject to the rights of any Holdco preferred stock.

Liquidation Rights

Subject to the rights of any holders of any shares of Holdco preferred stock, in the event of any liquidation, dissolution or winding up of Holdco, whether voluntary or involuntary, the funds and assets of Holdco that may be legally distributed to Holdco’s stockholders will be distributed among the holders of the then outstanding Holdco common stock pro rata in accordance with the number of shares of Holdco common stock held by each such holder.

Stockholder Meetings

Holdco will hold annual stockholder meetings for the election of directors and for the transaction of such other business as may properly be brought before the meeting. Such meeting will be held on a date to be fixed by the Holdco Board at the time and place to be fixed by the Holdco Board and stated in the notice of the meeting. Special meetings may be called at anytime by the Holdco Board, the Chairman of the Holdco Board or the President of Holdco for any purpose or purposes prescribed in the notice of the special meeting.

Written notice of each meeting of Holdco stockholders, whether annual or special, will be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each Holdco stockholder entitled to vote at such meeting, except as otherwise provided in the Holdco Certificate of Incorporation and Bylaws, or the provisions of the DGCL.

Classified Board

The Holdco Board will consist of eight members until otherwise fixed from time to time exclusively by the Holdco Board pursuant to the Holdco Bylaws. The Holdco Board will be divided into three classes, which will be as nearly equal in number as possible. Each director will hold a term of office of three years, except for the initial term. The directors are empowered to exercise all such powers and do all such acts and things as expressly conferred upon them by statute or by the Holdco Certificate of Incorporation or Bylaws, or that may be exercised or done by the corporation.

Limitation on Liability

The personal liability of the directors of the Corporation, to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as director, is eliminated to the fullest extent permitted by the DGCL.

Indemnification

Holdco will indemnify and hold harmless any current or former director of Holdco or its subsidiaries to the fullest extent permitted by the DGCL.

Anti-Takeover Effects of Delaware Law

Holdco is subject to the provisions of Section 203 of the DGCL (“Section 203”). Under Section 203, Holdco would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

COMPARISON OF THE RIGHTS OF HOLDERS OF HEARTWARE COMMON STOCK AND HOLDERS OF HOLDCO COMMON STOCK

Both HeartWare and Holdco are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the laws of the State of Delaware, including the DGCL. If the Transactions are completed, HeartWare stockholders will become stockholders of Holdco, and their rights will be governed by laws of the State of Delaware, the Amended and Restated Certificate of Incorporation of Holdco and the Amended and Restated Bylaws of Holdco, which are expected to be substantially in the form attached hereto as Annex B. Many of the principal attributes of HeartWare common stock and Holdco common stock will be similar. However, there are differences between HeartWare’s existing Amended and Restated Certificate of Incorporation and Bylaws and Holdco’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended, as applicable, as they will be in effect from and after the Effective Time. The following is a summary comparison of the material differences between the rights of HeartWare stockholders under the HeartWare Certificate of Incorporation and Bylaws and the rights HeartWare stockholders will have as stockholders of Holdco under Holdco’s Certificate of Incorporation and Bylaws, each as amended or restated, as applicable, effective upon the consummation of the Transactions. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or NASDAQ listing requirements or on HeartWare’s or Holdco’s governance or other policies. Such rights, obligations or provisions generally apply equally to HeartWare and Holdco stockholders.

While HeartWare believes that the summary table covers the material differences between the rights of HeartWare stockholders prior to the consummation of the Transactions and the rights of HeartWare stockholders as stockholders of Holdco following the consummation of the Transactions, the summary may not contain all of the information that is important to you. The summary is not intended to be a complete discussion of the respective rights of HeartWare and Holdco stockholders and is qualified in its entirety by reference to Delaware corporate law, including the DGCL, and the various documents of HeartWare and Holdco that are referred to in the summary. You should carefully read this entire proxy statement/prospectus/information statement and the other documents referred to in this proxy statement/prospectus/information statement for a more complete understanding of the differences between being a stockholder of HeartWare before the Transactions and being a stockholder of Holdco after the Transactions.

The form of Holdco’s Amended and Restated Certificate of Incorporation and Bylaws substantially as they will be in effect from and after the effective time are attached as Annex B. The HeartWare Certificate of Incorporation and Bylaws are incorporated by reference herein. See “Where You Can Find More Information.”

	HeartWare	Holdco
Number of Directors	The Certificate of Incorporation of HeartWare sets the number of directors initially at three and may be fixed from time to time exclusively by the Board of Directors.	The Certificate of Incorporation of Holdco sets the number of directors initially at eight and may be fixed from time to time exclusively by the Board of Directors.
Stockholder Action	The Bylaws of HeartWare provide that stockholder action must be taken at an annual or special meeting and may not be taken by written consent.	The Certificate of Incorporation of Holdco provides that stockholder action must be taken at an annual or special meeting and may not be taken by written consent.

	HeartWare	Holdco
Stockholder Proposals and Nominations	The Bylaws of HeartWare provide that in order for a stockholder to make a director nomination or propose business at a meeting of stockholders, the stockholder must give timely written notice to HeartWare, provide certain information and meet certain requirements.

The Bylaws of Holdco have similar notification, information and other requirements as the Bylaws of HeartWare, and in addition:

•    a stockholder proponent must be a stockholder of record when notice of a meeting is given and at the meeting and must be entitled to vote at the meeting;

•    notification of proposal or nominations cannot be sent prior to 150 days prior to the annual meeting and for Holdco’s 2016 annual meeting, the requirement timing of notifications will be based off of the date of HeartWare’s 2015 annual meeting, and for special meetings will be 10 days after announcement of the meeting;

•    a stockholder proponent is required to give full disclosure of all ownership, derivative, economic and voting interests, hedges and economic incentives held by the stockholder proponent, any director nominee, and associated persons and any arrangements between such stockholders and nominees; and

•    impose certain additional requirements for the valid nomination and election of board nominees.

Officer Requirements	The Bylaws of HeartWare provide that officers need not be stockholders.	The Bylaws of Holdco provide that officers need not be stockholders unless otherwise required by policies adopted by the Board of Directors.
Australian Exchange Listing Rules	The Bylaws of HeartWare contain certain provisions relating to Australian exchange listing rules that are no longer applicable.	The Bylaws of Holdco do not contain provisions related to Australian exchange listing rules.

COMPARISON OF THE RIGHTS OF HOLDERS OF VALTECH SHARES AND HOLDERS OF HOLDCO COMMON STOCK

The following is a summary comparison of material differences between the rights of Holdco stockholders (immediately after Closing) and Valtech shareholders arising from the differences between the laws of the State of Delaware and of the State of Israel and the governing documents of the respective companies. Holdco is incorporated under the laws of the State of Delaware. Valtech is incorporated under the laws of the State of Israel. If the Transactions are completed, Valtech shareholders will be entitled to receive, in exchange for the shares they hold in Valtech, shares of common stock of Holdco, which are expected to be listed on The NASDAQ Global Market.

The following summary does not purport to be a complete statement of the rights of holders of Holdco common stock under the applicable provisions of Delaware law and Holdco’s Certificate of Incorporation and Bylaws, or the rights of holders of Valtech shares under the applicable provisions of the Israeli Companies Law and Valtech’s Amended Articles of Association nor a complete description of the specific provisions referred to in this summary. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the laws of Delaware and Israel, Holdco’s Certificate of Incorporation and Bylaws, and Valtech’s Amended Articles of Association.

The following summary does not include a description of rights or obligations under the United States federal securities laws or NASDAQ listing requirements or HeartWare’s or Holdco’s governance or other policies.

Summary of Material Differences Between the Rights of Holdco Stockholders and Valtech Shareholders

	Valtech Shareholder Rights	Holdco Stockholder Rights
Number of Directors

Under the Israeli Companies Law, the board of directors of a private company may consist of only one director, and the actual number of directors may be set forth in the Articles of Association.

Under Valtech’s Amended Articles of Association, the number of members of the board of directors will be between one and six, unless otherwise resolved by the shareholders.

Under the General Corporation Law of the State of Delaware, or the DGCL, a corporation’s board of directors must consist of at least one member with the number fixed by, or in the manner provided in, the Certificate of Incorporation or the Bylaws of the corporation.

Under Holdco’s Bylaws, the number of directors is fixed by, or in the manner provided by, the board of directors from time to time. Immediately after Closing the board of directors will consist of 8 directors.

Election of Directors

Under the Amended Articles of Association, directors are appointed, dismissed or replaced by providing Valtech with a written notice by the shareholders having the rights to appoint, dismiss or replace such directors, as follows:

a.      Two directors by NGN Biomed Opportunity II, L.P. (“NGN”);

Holdco’s Bylaws provide that directors are elected at an annual meeting of stockholders at which a quorum is present by a plurality vote.

	Valtech Shareholder Rights	Holdco Stockholder Rights

b.      One director by Lawrence C. Best, provided that such director is Lawrence C. Best;

c.      One director by Amir Gross and Yosef Gross acting together, provided that such director is either Amir Gross or Yosef Gross;

d.      One director by Peregrine II G.P.;

e.      One director by OXO Capital Valve Ventures LLC (“OXO”); and

f.       One director by IFA PE Fund II, LP and IFA PE Fund II US, LP. acting together (“IFA”).

Term and Classes of Directors	Valtech’s board of directors is not classified into classes. Each director serves until his or her resignation or removal (see below).	Holdco’s Certificate of Incorporation and Bylaws provide for a board divided into 3 classes of 3 year terms each. Directors so elected serve until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal.
Removal of Directors	Under Valtech’s Amended Articles, the term of a director will expire in any of the following instances: (a) death; (b) mental incompetence; (c) replacement or dismissal by the entitled appointing shareholder; (d) resignation; (e) bankruptcy or in case of an entity –liquidation; or (f) if the appointing shareholder ceases to be entitled to appoint such director.	Under Holdco’s Bylaws, any director, or the entire board of directors, may be removed, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class at a meeting called for that specific purpose.
Board Quorum and Vote Requirements	Under the Israeli Companies Law, the quorum required for a meeting of the board of directors is the presence of a majority of the members of the board, unless the Amended Articles provide otherwise. Valtech’s Amended Articles specify that the quorum required to commence a meeting of the board of directors is a majority of members of the board then serving, provided that the following are present: (a) the director appointed by OXO; (b) at least one of the directors appointed by NGN; and (c) the director appointed by IFA. The vote	Under Holdco’s Bylaws, a majority of the total number of authorized directors will constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum will be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

	Valtech Shareholder Rights	Holdco Stockholder Rights

of a majority of the directors present at any meeting at which there is a quorum will be the act of the board of directors, except as may be otherwise specifically provided by law or the Articles of Association.
Action of the Board of Directors Without a Meeting	Valtech’s board of directors may adopt a resolution without convening a meeting, provided that all the directors that are entitled to participate and vote have agreed not to convene.	Under Holdco’s Bylaws and the DGCL, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing will be in paper form if the minutes are maintained in paper form and will be in electronic form if the minutes are maintained in electronic form.
Approval of M&A Transactions

Under the Israeli Companies Law, a merger is generally required to be approved by the board of directors and shareholders of each of the merging companies.

Under the Israeli Companies Law, shareholder approval of the non-surviving company is not required if it is wholly owned by the surviving company, and shareholder approval of the surviving company is not required if:

•    the merger agreement does not amend the memorandum or Articles of Association of the surviving company; and

•    the number of voting rights issued in the merger by the surviving company does not exceed 20% of its outstanding voting rights and no person will become a controlling shareholder as a result of the merger.

If the share capital of the company that will not be the surviving company is divided into different classes of shares,

The DGCL generally requires that a merger and consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s assets be approved by the directors and by a majority of the outstanding stock.

Under the DGCL, unless required by its Certificate of Incorporation, a surviving corporation need not obtain stockholder approval for a merger if:

•    each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

•    the merger agreement does not amend in any respect the Certificate of Incorporation of the surviving corporation; and

•    the number of shares of common stock of the surviving corporation issued, if any, will not exceed 20% of the shares of common stock outstanding prior to the merger.

	Valtech Shareholder Rights	Holdco Stockholder Rights

the approval of each class is also required, unless determined otherwise by a court. A merger will not be approved if it is objected to by shareholders holding a majority of the voting rights and voting at the meeting, excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or any other person on behalf of such other party and by the relatives of and entities controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. In addition, a merger can be completed only after 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a merger proposal was filed by each party with the Registrar of Companies.

In addition, under Valtech’s Amended Articles, any action which effects a “liquidation event,” including a merger, requires the written consent of the holders of at least a majority of the issued and outstanding Preferred A Shares, Preferred B Shares, Preferred C Shares and all series of Preferred D Shares (voting as a single class on an as-converted basis), provided that such holders must include NGN, OXO and IFA.

Shareholder Meetings

The annual general meeting of the shareholders is to be held at such date and time as determined by the board of directors, but no later than fifteen months after the last annual general meeting.

Under the Israeli Companies Law, extraordinary meetings of the shareholders may be called by the board of directors at any time and will be called at the request of (i) any director; (ii) shareholder(s) holding at least 10% of the

Under Holdco’s Bylaws, annual meetings are scheduled and held at such date and time as is designated by the board of directors.

Special meetings may be called for any purpose, unless otherwise prescribed by law, by the chairman of the board of directors, the president or the board of directors.

	Valtech Shareholder Rights	Holdco Stockholder Rights

outstanding share capital of the company and at least 1% of the voting rights, or (iii) shareholder(s) holding at least 10% of the voting rights.

Notice of the extraordinary meeting must be delivered to shareholders of record at least 10 days prior to the meeting, specifying the place, time and agenda.

Business conducted at any special meeting is limited to the purposes stated in the notice to stockholders calling the meeting.

Written notice of the annual meeting or any special meeting stating the place, date and hour of the meeting (and, in the case of a special meeting, the purpose or purposes for which the meeting is called) must be given to each stockholder entitled to vote at the meeting not less than 10 (unless a longer period is required by law) and not more than 60 days before the date of the meeting.

Shareholder Quorum Requirements	A quorum for a general meeting consists of at least 3 shareholders who hold in the aggregate at least 60% of the issued and outstanding Preferred B Shares, Preferred C Shares and all series of Preferred D Shares, (voting as a single class on an as-converted basis), provided that such holders must include each of NGN, OXO and IFA. If no quorum is present within half an hour after the time set for the meeting, the meeting will be adjourned to one week from that date, or to such other later date indicated in the notice to the shareholders. At such adjourned meeting if a quorum is not present within half an hour, the meeting will take place regardless of quorum unless the original meeting was called at the request of shareholders, in which case and if a quorum is not present within half an hour, the meeting will not take place unless the minimum shareholders required to demand the convening of a meeting (as described above) is present.	Pursuant to Holdco’s Bylaws, holders of a majority of the outstanding stock entitled to vote at a meeting of stockholders (including, following any adjournment of a stockholder meeting, any reconvened meeting), present in person or represented by proxy, constitute a quorum.
Action of Shareholders by Written Consent	According to the Israeli Companies Law and Valtech’s Amended Articles, a shareholder resolution may be adopted without convening a meeting, provided that all the shareholders entitled to participate and vote have approved the resolution.	Under Holdco’s Certificate of Incorporation, stockholders may not take action without a meeting by written consent.
Amendment of Organizational Documents	Under the Israeli Companies Law, the Amended Articles set forth substantially all of the provisions that under Delaware	Holdco’s Certificate of Incorporation may be amended, altered, or repealed in the manner now or hereafter prescribed

	Valtech Shareholder Rights	Holdco Stockholder Rights

law are divided between the Certificate of Incorporation and the Bylaws of a corporation.

Other than as specifically provided in the Israeli Companies Law or in the Amended Articles, an amendment to the Amended Articles requires the approval by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

An amendment to the Amended Articles of Valtech that changes any of the special rights of the Preferred B, Preferred C or Preferred D or any alteration of NGN’s, OXO’s or IFA’s right to appoint directors, requires the written consent of at least 60% of the issued and outstanding Preferred B Shares, Preferred C Shares and all series of Preferred D Shares (voting as a single class on an as-converted basis), provided that such holders must include each of NGN, OXO and IFA.

by statute. As Holdco will have only one class of issued and outstanding capital stock immediately after Closing, any amendment of the Certificate of Incorporation requires the approval of the board of directors and a majority of the issued and outstanding shares of common stock.

Each of the board of directors and the stockholders have the power to make, alter, amend, or repeal any bylaw, provided that the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of Holdco entitled to vote are required to amend or repeal, or adopt any provision of the Bylaws.

Indemnification and Insurance of Directors, Officers and Employees	As permitted under the Israeli Companies Law, the Amended Articles provide that Valtech is entitled to agree prospectively or retroactively to indemnify an “office holder” (that is, an executive officer or director) for any obligation or expense imposed on him or her in consequence of any action which was performed by the office holder in his or her capacity as an office holder, in respect of any of the following: (a) a monetary obligation imposed on the office holder in favor of another person pursuant to a judgment, including a judgment given in settlement, or a court approved settlement or arbitrator’s award; (b) reasonable litigation expenses, including legal fees, incurred by an office holder as a consequence of an investigation or proceedings carried out against the office holder by an authorized body and which concluded without the filing of an indictment against the office holder and without imposing any financial liability on the office holder as an alternative to

Holdco’s Bylaws provide that Holdco will indemnify any person who is or was a director, officer, employee, or agent of the corporation, or serving at the request of the corporation as a director, officer, employee, or agent of the corporation, or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL.

Indemnification continues as to any person who has ceased to be a director, officer, employee, or agent.

In addition, pursuant to the Bylaws, the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such

Valtech Shareholder Rights	Holdco Stockholder Rights

criminal proceedings, or which concluded without the filing of an indictment against the office holder but with the imposition of financial liability as an alternative to criminal proceedings in respect of an offense for which criminal intent is not required; (c) reasonable legal fees incurred by an office holder or which he or she is ordered to pay by a court, in proceedings filed against him or her by Valtech or on its behalf or by another person, or in connection with a criminal charge of which he or she is acquitted or convicted of an offense that does not require proof of criminal intent; or (d) the financial section imposed upon an officeholder in favor of an injured party (as set forth in Section 52(24)(a)(1)(a) of the Israeli Securities Law) and reasonable litigation expenses, including attorney fees, expended as a result of an administrative proceeding against him or her under chapters H’3, H’4 or I’1 of the Israeli Securities Law.

A prospective undertaking to indemnify an officer holder as aforesaid is required to be limited to (i) events which the board of directors believes are foreseeable at the time of providing the undertaking in light of Valtech’s activities at that time, and (ii) such amount and/or criteria as the board of directors deems reasonable in view of Valtech’s activities at that time, and such events, sums and criteria are required to be set forth in the indemnification undertaking. The Amended Articles and the Israeli Companies Law provide that indemnification is not permitted in the following cases: (a) breach of the duty of loyalty to Valtech, unless the office holder acted in good faith and had a reasonable basis for presuming that the act would be in the best interests of Valtech; (b) a breach of duty of care person against such expense, liability or loss under the DGCL.

	Valtech Shareholder Rights	Holdco Stockholder Rights

committed intentionally or recklessly, excluding a breach arising out of only the negligent conduct of the office holder; (c) an act or omission committed with intent to derive illegal personal benefit; or (d) a fine levied against the office holder.

Valtech is also permitted to purchase insurance to cover the liability of any office holder as a result of any of the following: (a) a breach of the duty of care to Valtech or to another person; (b) a breach of the duty of loyalty to Valtech, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not adversely affect the best interests of Valtech; (c) a monetary obligation imposed on him or her in favor of another person in respect of an act done in his or her capacity as an office holder; and (d) the financial section imposed upon an officeholder in favor of an injured party (as set forth in Section 52(24)(a)(1)(a) of the Israeli Securities Law) and reasonable litigation expenses, including attorney fees, expended as a result of an administrative proceeding against him or her under chapters H’3, H’4 or I’1 of the Israeli Securities Law.

Valtech is not limited by the Israeli Companies Law or the Amended Articles from indemnifying persons who are not office holders.

Conflict of Interest; Fiduciary Duty	The Israeli Companies Law provides that an office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty requires avoiding any conflict of interest, not competing with the company, not exploiting any business opportunity of the company in order to receive personal advantage for himself or herself or others, and revealing documents or information relating to the company’s affairs which the office holder

Holdco’s Certificate of Incorporation provides that directors of Holdco will not be personally liable to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Under the DGCL, no contract or transaction between Holdco and one or more of its directors or officers, or between Holdco and any other

	Valtech Shareholder Rights	Holdco Stockholder Rights

has received by virtue of his or her position as an office holder.

The Israeli Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company.

In the case of a transaction with an office holder or with another person in which an office holder has a personal interest which is not an extraordinary transaction, subject to the office holder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction. The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction (i.e., not in the ordinary course, not on market terms, or likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the board of directors, and if the officeholder is a director of the company, then also by the shareholders. Generally, an office holder who has a personal interest in a matter that is considered at a meeting of the board of directors may not be present at the meeting or vote thereon, unless a majority of the directors have personal interests, in which case they may participate in the board meeting and the matter will require shareholder approval, as well.

corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors that authorizes the contract or transaction or solely because his or their votes are counted for such purpose if:

•    the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

•    the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or

•    the contract or transaction is fair to Holdco as of the time it is authorized, approved, or ratified by the board of directors, a committee of the board of directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes the contract or the transaction.

Shareholder Duties	Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his or her power in the company. In addition,

	Valtech Shareholder Rights	Holdco Stockholder Rights
controlling shareholders and shareholders that have the ability to determine a shareholders vote or the right to appoint or block the appointment of a director (or other such rights) have a duty to act with fairness toward the company.
Business Combinations; Interested Shareholder Transactions; Anti-Takeover Effects

In the event that any person offers to purchase all of Valtech’s outstanding shares (or a similar transaction), and (a) to the extent such offer is subject to board of directors’ approval, a majority of the board (including the OXO director, the IFA director and the NGN directors) approve such offer; and (b) shareholders holding at least 66-2/3% of the Preferred A Shares, Preferred B Shares, Preferred C Shares and all series of Preferred D Shares, which must include OXO, IFA and NGN, wish to accept the offer, then all of the remaining minority shareholders will be obligated to sell their shares on the same terms and conditions.

According to Valtech’s Amended Articles and subject to the provisions of the applicable law, Valtech may enter into a transaction with an office holder and/or a controlling person or with other person with respect to which any of the aforesaid has a personal interest. According to Valtech’s Amended Articles, entering into any transaction with any office holder, employee or affiliate thereof except in the ordinary course of business requires the affirmative written consent of five directors, one of whom must be the director appointed by OXO, one of whom must be a director appointed by NGN and one of whom must be the director appointed by IFA.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock (an “interested stockholder”) for 3 years following the time that person became an interested stockholder, unless:

•    the board of directors, before the time the person becomes an interested stockholder, approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•    the person became an interested stockholder and 85% owner of the voting stock in the same transaction, excluding shares owned by directors and officers and shares owned by certain employee stock plans; or

•    the combination transaction is approved by the board and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation can elect in its Certificate of Incorporation or Bylaws not to be governed by Section 203. Holdco has not made that election.

Dissenters’ or Appraisal Rights	The Israeli Companies Law does not provide for appraisal rights in a merger.	Under the DGCL, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the Certificate of Incorporation, appraisal rights are not available to stockholders when the corporation will be the

	Valtech Shareholder Rights	Holdco Stockholder Rights

surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, appraisal rights are not available to holders of shares of any class of stock which is either:

•    listed on a national securities exchange, or

•    held of record by more than 2,000 stockholders, unless those stockholders are required by the terms of the merger to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described in the bullet points above, (iii) cash instead of fractional shares of stock, or (iv) any combination of the consideration set forth in (i) through (iii).

Certain Preferred Rights

Liquidation Preference – holders of Preferred S Shares, Preferred B Shares, Preferred C Shares and all series of Preferred D Shares are entitled, first, and prior to any distribution to any of the holders of any other classes of Valtech’s shares, to certain preferences in the amounts distributed in “liquidation events.” After the aforesaid shareholders have received their respective preference amounts, each holder of Preferred A Shares will be entitled prior to any distribution to any of the holders of any other classes of Valtech’s shares for a certain preference in the amounts distributed. After payment in full of the preference amounts aforementioned, all remaining assets will be distributed among all of the holders of ordinary shares on a pro rate basis.

Dividend Preference – From the date of issuance thereof, dividends at the rate per annum of 7% of the original price of the Preferred A Shares, Preferred B Shares, Preferred C Shares and all series of Preferred D Shares accrue on each

The voting, dividend, liquidation, conversion and stock split rights of the holders of common stock are subject to and qualified by the rights of the holders of Holdco preferred stock. Holdco currently does not have any outstanding preferred stock.

Valtech Shareholder Rights	Holdco Stockholder Rights

such share, payable if dividends are declared. The holders of Preferred B Shares, Preferred C Shares and all series of Preferred D Shares will have priority over the holders of Preferred A Shares, who will have priority over holders of ordinary shares.

Right of First Refusal – each holder of Preferred A Shares, Preferred B Shares, Preferred C Shares and all series of Preferred D Shares has a right of first refusal with respect to any transfer by a Valtech founder, or any other holder of more than 5% of the outstanding ordinary shares or any holder of preferred shares (each, a “selling shareholder”).

Co Sale Right – prior to the transfer by the selling shareholder of its respective shares, such selling shareholder is required to offer to the holders of the aforesaid preferred shares to participate in such transfer on the same terms and conditions.

Pre-emptive Rights – Prior to an IPO, each holder of the aforesaid preferred shares has a right of first refusal to purchase part or all of its pro rata share of any new securities the company may propose to sell or issue.

Special Issues – the written consent of least a majority of the issued and outstanding Preferred A Shares, Preferred B Shares, Preferred C Shares and all series of Preferred D Shares, voting as a single class on an as-converted basis, provided that such holders must include NGN, OXO VV and IFA, is required (subject to certain exclusions) for any action which effects a liquidation event. The written consent of at least 60% of the outstanding Preferred B Shares, Preferred C Shares and all series of Preferred D Shares, voting as a single class on an as-converted basis, provided that such holders must include each of NGN, OXO and IFA will be required for any action which: (i) results in an amendment of the Amended Articles that would adversely

Valtech Shareholder Rights	Holdco Stockholder Rights
change in any material respects rights of the Preferred B Shares, Preferred C Shares and all series of Preferred D Shares; (ii) results in the redemption or repurchase of any of Valtech’s share capital; (iii) results in payment or dividend declaration on any shares (other than the Preferred B Shares, Preferred C Shares and all series of Preferred D Shares on a pro rata, pari passu basis); (iv) creates or issues any new or existing securities having any right senior to or pari passu with the Preferred B Shares, Preferred C Shares or all series of Preferred D Shares; (v) alters the authorized number of ordinary or preferred shares; (vi) results in the establishment of any equity incentive plan or an increase in the current plan; or (vii) increases or decreases the number of members of the board of directors.

DESCRIPTION OF VALTECH’S BUSINESS

Overview

Valtech Cardio, Ltd., founded in 2005, is a privately held company specializing in the development of innovative surgical and transcatheter valve repair and replacement devices for the treatment of the most prevalent heart valve diseases—mitral valve regurgitation (“MR”) and tricuspid valve regurgitation (“TR”). Valtech is developing a new generation of technologically advanced treatments that it believes offer physicians and their patients safer and more effective alternatives to current valvular treatments.

Valtech has in-house development, manufacturing, and clinical research capabilities, and over 130 patents and patent applications. Valtech, comprised of multidisciplinary development teams, works in close collaboration with world-renowned heart specialists to design effective therapy for mitral and tricuspid patients.

MR is a condition in which the mitral valve leaflets fail to close properly, allowing backflow of blood from the left ventricle into the left atrium during systole. Left untreated, severe MR can eventually lead to a meaningful deterioration in cardiac function and, eventually, death. Approximately 4.2 million patients are affected by mitral valve disease in the U.S., which Valtech believes represents a several-billion-dollar market opportunity.

Valtech is improving MR treatment in three ways: by making it safer (also for high-risk patients); by reconstructing the valve on a beating heart with real-time feedback; and by leaving future cardiac intervention options open.

TR is estimated to affect 1.6 million patients in the U.S. and complements the mitral patient population, as a significant percentage of patients suffer from both MR and TR.

Cardioband®

The company’s “Cardioband” system offers reconstruction of the mitral valve by direct annuloplasty delivered transfemorally without open-heart surgery. Cardioband is designed to be echo and fluoroscopy guided and anatomically fitted. The Cardioband system features a unique segmental deployment that conforms to each patient’s specific annular geometry. It is delivered through a stepwise procedure in which each step is acutely reversible, resulting in an enhanced level of safety and control throughout the procedure.

The Cardioband prosthesis is composed of three elements: a standard polyester fabric sleeve, stainless steel anchors and an adjustment mechanism. The prosthesis is attached to the posterior annulus, trigone to trigone, via the anchors. The adjustment mechanism embedded inside the sleeve allows a homogeneous circumferential annular cinching after deployment of the implant. The sleeve offers a unique design in which the attaching anchors are safely secured within the sleeve preventing escape from the boundaries of the implant. The Cardioband implant is available in six sizes to cover the functional mitral regurgitation population.

To date, Cardioband has been used to treat more than 50 patients and received CE Mark approval for mitral valve repair in September 2015. Cardioband is expected to be commercially launched on a limited basis in Europe in late 2015. A U.S. Investigational Device Exemption is planned for submission in 2016. The first human procedures using the Cardioband system, modified for the treatment of tricuspid valve disease, are anticipated in late 2016.

Cardinal™

Valtech’s Cardinal product is a differentiated, semi-rigid, adjustable annuloplasty ring system that provides surgeons with the ability to optimize annuloplasty results by enabling fine-tuning of the ring diameter and leaflet coaptation on a beating heart under real-time echocardiographic guidance. Real-time size adjustment with physiological feedback offers dramatically improved patient outcomes as it reduces the chance for ring sizing errors and allows the patient to leave the operating room with rapid improvement in regurgitation . The ring is similar in size, shape and feel to commercially available rings but can be adjusted during the procedure to optimize implantation. Cardinal has obtained the CE Mark in Europe.

To date, Cardinal has been used to treat more than 75 patients globally. Product enhancements and roduction scaling will support an anticipated commercial launch in 2016 for mitral repair, followed by an anticipated commercial launch for tricuspid repair in 2017.

Cardiovalve™

In some cases, valves exhibiting mitral regurgitation cannot be repaired and require complete replacement. Cardiovalve is designed to be a transseptally delivered, low-profile, transcatheter mitral valve replacement system with five degrees of steering maneuverability. The Cardiovalve System is designed specifically for mitral valve replacement. The product’s unique design enables the prosthetic valve to be delivered transfemorally and fully replace the native valve in a safe and effective way.

The Cardiovalve platform offers an orientation-indifferent structure for reduced implant complexity, was designed from inception to enable transseptal delivery, and can also be delivered transapically. Cardiovalve is currently being tested in chronic animal studies and is anticipated for human clinical studies in early 2017.

Additional Projects

Cardioband Tricuspid. TR is a life-threatening condition, frequently associated with heart failure. Cardioband TR is a natural extension to the company’s MR treatment solution which reconstructs valves by bringing leaflets closer together, thus returning them to a more effective functional position. The company’s Cardioband TR product is expected to start clinical trials in 2016.

Cardioband Direct Access. Cardioband’s core technology includes several major innovations that offer reduced treatment risk and improved surgical outcomes. These include the ability to work off pump, to adjust the valve to optimize physiological function under real time feedback, and to conform to the anatomy in a manner that follows the native shape of the valve. Valtech used a direct access system for implantation of Cardioband during the feasibility stage and demonstrated durability and promising results.

V-Chordal®. V-Chordal is a surgical and interventional chord replacement system for MR repair. Implantation of artificial chords with annuloplasty may address many degenerative MR-associated pathologies. In a limited surgical clinical study, Valtech demonstrated the feasibility of an adjustable implanted chord that repairs prolapse and eliminates MR. V-Chordal, which has been successfully evaluated in a first-in-man clinical trial, is intended to expand the range of percutaneous solutions offered for treating degenerative mitral valve pathologies and allow more patients to be treated without the risk of open-heart surgery.

VALTECH MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion of Valtech’s financial condition and results of operations in conjunction with the sections entitled “Selected Historical Financial Information of Valtech” and “Risks Relating to Valtech’s Business” in this proxy statement/prospectus and Valtech’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The financial information presented for the year ended December 31, 2014 is based on Valtech’s financial statements and related notes. This discussion and analysis contains certain statements that are not strictly historical and are “forward-looking” statements and involve risks, uncertainties and assumptions. Valtech’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including the inherent uncertainty associated with financial estimates, judgments and projections; restructuring in connection with, and successful close of, the Transactions; subsequent integration of the companies and the ability to recognize the anticipated synergies and benefits of the Transactions; the anticipated size of the markets and forecasted demand for Valtech’s products; the impact of competitive products and pricing; access to available financing on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the medical devices industry, including product liability claims and the availability of product liability insurance; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of clinical trials and product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of Valtech’s products and available reimbursement; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; successful compliance with governmental regulations applicable to Valtech’s facilities, products and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of medical device products; the loss of key senior management or scientific staff; and such other risks and uncertainties that may be detailed in Valtech’s investor communications. Please refer to the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Valtech is a privately held company that specializes in the development of innovative surgical and transcatheter valve repair and replacement devices for the treatment of the most prevalent heart valve diseases— MR and TR.

The vast majority of patients with MR and TR also suffer from advanced heart failure, and the progression of heart failure can accelerate considerably as a result of valvular dysfunction. Patients with advanced heart failure who receive a ventricular assist device, like HeartWare’s HVAD® System, commonly undergo a concomitant, therapeutic mitral or tricuspid valve procedure.

MR is a condition in which the mitral valve leaflets fail to close properly, allowing backflow of blood from the left ventricle into the left atrium during systole. Left untreated, severe MR can eventually lead to a meaningful deterioration in cardiac function and, eventually, death. Approximately 4.2 million patients are affected by mitral valve disease in the U.S. TR is estimated to affect 1.6 million patients in the U.S. and complements the mitral patient population, as a significant percentage of patients suffer from both MR and TR.

Since incorporation in 2005, Valtech has developed an expansive portfolio of innovative technologies for the treatment of mitral and tricuspid valve disease. Highlights of Valtech’s product platforms include:

•

Cardioband® is the first interventional, transfemoral, direct annuloplasty system designed for mitral and tricuspid repair. To date, Cardioband has been used to treat more than 50 patients and received CE Mark approval for mitral valve repair on September 11, 2015. Following regulatory approval, Cardioband is expected to be commercially launched on a limited basis in Europe in late 2015. A U.S.

Investigational Device Exemption is planned for submission in 2016. The first human procedures using the Cardioband system, modified for the treatment of tricuspid valve disease, are anticipated in late 2016.

•	Cardinal™ is a differentiated, semi-rigid, adjustable annuloplasty ring system that provides surgeons with the ability to optimize annuloplasty results by enabling fine-tuning of the ring diameter and leaflet coaptation on a beating heart under real-time echocardiographic guidance. To date, Cardinal has been used to treat more than 75 patients globally. Already CE Mark-approved for mitral repair, production scaling will drive an anticipated commercial launch in 2016 for mitral repair, followed by tricuspid repair in 2017.

•	Cardiovalve™ is a transseptally delivered, low-profile, transcatheter mitral valve replacement system with five degrees of steering maneuverability. The Cardiovalve platform has an orientation-indifferent structure for reduced implant complexity, was designed from inception to enable transseptal delivery, and can also be delivered transapically. Cardiovalve is currently being tested in chronic animal studies and is anticipated for human clinical studies in early 2017.

•	V-Chordal® is a surgical and interventional chord replacement system for MR repair. V-Chordal, which has been successfully evaluated in a first-in-man clinical trial, is expected to expand the range of percutaneous solutions offered for treating degenerative mitral valve pathologies and allow more patients to be treated without the risk of open-heart surgery. The timing for a CE Mark study is being evaluated in relation to the commencement of multiple other Valtech trials.

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis of its financial condition and results of operations is based on the Valtech financial statements, which Valtech has prepared in accordance with existing U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires Valtech to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Valtech evaluates its estimates and judgments on an ongoing basis. Valtech bases its estimates on historical experience and on various other factors that Valtech believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Valtech’s actual results may differ from these estimates under different assumptions or conditions.

Valtech believes that of its significant accounting policies, the following can be characterized as “critical accounting policies” and is particularly important to the portrayal of Valtech’s results of operations and financial position. These critical policies may require the application of a higher level of judgment by Valtech, and as a result are subject to an inherent degree of uncertainty.

Financial Statements in U.S. Dollars

Valtech management believes that the functional currency of Valtech and its subsidiaries is the U.S. dollar, as the U.S. dollar is the currency of the primary economic environment in which Valtech has operated and expects to continue to operate in the foreseeable future.

The transactions and balances of Valtech denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars in accordance with ASC topic 830-10, “Foreign Currency Matters”, of the Financial Accounting Standard Board (“FASB”).

Valtech adopted ASC 820 which clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Valtech accounts for freestanding warrants to purchase shares of its preferred shares as a liability on its balance sheet at fair value. The warrants to purchase preferred shares are recorded as a liability as the underlying preferred shares are contingently redeemable which are not within the control of Valtech (upon a deemed liquidation event) and, therefore, may obligate Valtech to transfer assets in the future. The warrants are subject to remeasurement to fair value at each balance sheet date and any change in fair value is recognized as a component of financial income (expense), net, on the statements of operation. Valtech will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of deemed liquidation event or upon IPO.

Share-Based Compensation

Valtech accounts for stock-based compensation in accordance with ASC 718 “Compensation—Stock Compensation”. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in Valtech’s consolidated statements of operations. Valtech recognizes compensation expense for the value of its awards granted based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

Valtech estimates the fair value of stock options granted under ASC 718 using the binomial model. Valtech values the options granted at par value based on the fair value of the underlying shares at the date of grant.

The expected volatility is based on historical volatility of comparable publicly traded companies that is representative of future volatility over the contractual life of the options. The risk free interest rate is based on U.S. treasury bonds yields with equivalent terms. The dividend yield is based on Valtech’s historical and future expectation of dividends payouts. Historically, Valtech has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

Results of Operations

The following discussion summarizes the key factors Valtech’s management team believes necessary for an understanding of Valtech’s financial statements.

Comparison of the Years Ended December 31, 2014 and 2013

General and Administrative (“G&A”) Expenses. Valtech’s G&A expenses of approximately $1,949,000 during 2014, decreased by approximately $11,000 from approximately $1,960,000 during 2013. The modest decline is a result of Valtech’s continued focus on development activities which did not require incremental G&A investments.

Research and Development (“R&D”) Expenses. Valtech’s R&D expenses of approximately $10,433,000 during 2014, increased approximately $1,288,000 from approximately $9,145,000 during 2013. The increase is attributed primarily to the growing operations of the Cardioband in terms of clinical trials and R&D developments, and to the progress in the Cardiovalve project.

Other Expense. Other expense includes interest income, interest expense, foreign currency exchange and other non-operating costs when incurred. Net other expense was approximately $5,743,000 for 2014 compared to net other income of approximately $3,181,000 in 2013.

Comparison of the Quarterly Periods Ended September 30, 2015 and 2014

General and Administrative (“G&A”) Expenses. Valtech’s G&A expenses of approximately $2,175,000 for the nine months ended September 30, 2015, increased by approximately $1,001,000 from approximately $1,174,000 for the nine months ended September 30, 2014. The increase is a result of Valtech’s efforts in pre-sale marketing activities related to the Cardioband product, additional expenses related to the Transactions and an increase in non-cash expenses related to share-based compensation.

Research and Development (“R&D”) Expenses. Valtech’s R&D expenses of approximately $8,860,000 for the nine months ended September 30, 2015, increased by approximately $1,022,000 from approximately $7,838,000 for the nine months ended September 30, 2014. The increase is attributed primarily to the growing operations of the Cardioband product in terms of R&D developments, and to the progress in the Cardiovalve project.

Liquidity and Capital Resources

Cash Flows

As of December 31, 2014, Valtech’s cash and cash equivalents totaled approximately $1,749,000, short term bank deposits of approximately $423,000 and other current assets of approximately $330,000.

For 2014, Valtech used approximately $11,076,000 of cash in operating activities, compared to approximately $10,083,000 of cash used during 2013. Valtech used this cash primarily to fund its operating loss, net of certain adjustments, including, but not limited to, depreciation and capital loss from property and equipment sale and share-based compensation, of approximately $18,125,000 during 2014, and approximately $14,286,000 during 2013.

For the year ended December 31, 2014, Valtech used approximately $345,000 to purchase property and equipment compared with approximately $117,000 for 2013. The increase in equipment purchases was driven by an increase in the purchases of computer equipment and software, office furniture and equipment, laboratory equipment and certain leasehold improvements. However, Valtech received approximately $3,073,000 from proceeds from the maturity of certain short-term bank deposits, resulting in approximately $2,728,000 net cash provided by investing activities during 2014.

For the year ended December 31, 2014, Valtech generated proceeds from financing activities of approximately $3,145,000 compared with approximately $15,157,000 for 2013. The main driver of this decrease was the net proceeds received from convertible bridge loans in 2013 was significantly higher compared to 2014.

Sources of Liquidity

From inception to December 31, 2014, Valtech has incurred an accumulated deficit of approximately $76,368,000, primarily as a result of expenses incurred through research and development activities. Valtech has financed its operations since inception primarily through the private sale of preferred stock. Valtech expects such losses to continue in the foreseeable future. Valtech’s total cash and cash equivalents balance as of December 31, 2014 was approximately $1,749,000.

Valtech believes that its existing resources will be sufficient to fund its operations through the proposed business combination with HeartWare, which is anticipated to close in the first quarter of 2016 through a combination of cash on hand, a funding agreement from HeartWare as defined in the Business Combination Agreement, or alternative sources as needed. In the event the business combination with HeartWare does not occur, Valtech may need to raise additional financing immediately to support its operations and planned growth activities in the future. Valtech’s liquidity and capital requirements will depend on numerous factors, including:

•	its eligibility to receive the termination fee under the Business Combination Agreement;

•	its ability to obtain additional investments or borrowings to cover its anticipated budget deficit;

•	its ability to take successful cost reduction measures;

•	the cost of research and development programs; and

•	the cost involved in protecting its proprietary rights.

Any equity financing will dilute the equity interests of shareholders in Valtech, and any debt financing could impose significant financial and operational restrictions on Valtech. Valtech cannot assure that it will obtain additional financing on acceptable terms, or at all.

Contractual Obligations

The following table summarizes Valtech’s significant contractual commitments as of December 31, 2014 and the effects such commitments are expected to have on its liquidity and cash flows in future periods.

Contractual Obligation	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-Term Debt Obligations	$—	$—	$—	$—	$—
Capital Lease Obligations	—	—	—	—	—

Operating Lease Obligations	2,162	821	1,341	—	—
Purchase Obligations	—	—	—	—	—

Other Long-Term Liabilities	—	—	—	—	—
Total Contractual Obligations	$2,162	$821	$1,341	$—	$—

Off-Balance Sheet Arrangements

As of December 31, 2014, Valtech had no significant off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Valtech’s cash and cash equivalents as of December 31, 2013 and 2014 consisted primarily of cash and short-term, highly liquid investments that are readily convertible to cash. Valtech’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of Israeli interest rates. Because of the short-term nature of the instruments in Valtech’s portfolio, however, a sudden change in market interest rates would not be expected to have a material impact on the fair market value of its investment portfolios. Accordingly, Valtech would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its investment portfolio.

Valtech is subject to exposures resulting from foreign currency exchange fluctuations in the normal course of business because of the global nature of its operations. The direct financial impact of foreign currency exchange includes the impact of currency fluctuations on the transfer of goods between Valtech’s operations in Israel and abroad and transaction gains and losses. Because Valtech has limited operating history and has never generated any revenue from product sales, foreign currency exchange fluctuations have not had a material effect on Valtech’s results of operations in either year.

Inflation generally affects Valtech by increasing its cost of labor. Valtech does not believe that inflation has had a material effect on its results of operations in 2014 and 2013.

LEGAL MATTERS

Latham & Watkins LLP, counsel for HeartWare and Holdco, will provide an opinion regarding the validity of the Holdco shares.

EXPERTS

The consolidated financial statements of HeartWare International, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts of accounting and auditing.

The consolidated financial statements of Valtech Cardio Ltd. at December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, appearing in this Prospectus and Amendment No. 1 to the Registration Statement have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1d to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

Under SEC rules, a single set of proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If any HeartWare stockholder who agreed to householding wishes to receive a separate proxy statement in the future, he or she may write to HeartWare International, Inc. at 500 Old Connecticut Path, Building A, Framingham, MA 01701, Attention: Secretary and General Counsel. HeartWare stockholders sharing an address who wish to receive a single set of proxy statements may do so by contacting their brokers, banks or other nominees, if they are beneficial holders, or by written request to the address set forth above, if they are record holders.

WHERE YOU CAN FIND MORE INFORMATION

HeartWare files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that HeartWare files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SEC filings are also available to the public on the SEC’s website at http://www.sec.gov. Any other information contained on any website referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus.

Because HeartWare’s shares are listed on The NASDAQ Global Market, its reports, proxy statements and other information can also be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Holdco in addition to being a proxy statement of HeartWare for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows HeartWare to “incorporate by reference” information into this proxy statement/prospectus. This means Holdco can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. In addition, any later information that HeartWare files with the SEC will automatically update and supersede this information. This proxy statement/prospectus incorporates by reference the documents listed below that HeartWare has previously filed with the SEC. These documents contain important information, including about Holdco and its finances.

You should rely only on the information contained in this proxy statement/prospectus or that we have referred to you. None of HeartWare, Valtech or Holdco has authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this proxy statement/prospectus to stockholders of HeartWare or shareholders of Valtech nor the issuance of shares of common stock of Holdco in the transactions shall create any implication to the contrary.

The following documents, which have been filed with the SEC by HeartWare, are hereby incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K of HeartWare for the fiscal year ended December 31, 2014, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed with the SEC on November 25, 2015;

•	Quarterly Reports on Form 10-Q of HeartWare for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Current Reports on Form 8-K of HeartWare (only to the extent “filed” and not “furnished”), filed on January 13, 2015, February 25, 2015, February 26, 2015, April 16, 2015, April 30, 2015, May 7, 2015, May 19, 2015, June 5, 2015, June 29, 2015, July 20, 2015, July 30, 2015, September 1, 2015, September 8, 2015, September 9, 2015, September 14, 2015, September 29, 2015, October 2, 2015, October 5, 2015, October 13, 2015, October 19, 2015, October 28, 2015, October 29, 2015, November 3, 2015, November 5, 2015, November 12, 2015, November 13, 2015 and November 19, 2015; and

•	Definitive Proxy Statement on Schedule 14A, filed on April 30, 2015.

All additional documents that HeartWare may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the HeartWare special meeting shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this proxy statement/prospectus. Additionally, to the extent this proxy statement/prospectus, or the documents or information incorporated by reference into this proxy statement/prospectus, contains references to the Internet websites of Holdco, HeartWare or Valtech, the information on those websites does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus.

If you are a stockholder of HeartWare, you can obtain any of the documents incorporated by reference through HeartWare or the SEC. Documents incorporated by reference are available from HeartWare without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Secretary and General Counsel

HeartWare International, Inc.

500 Old Connecticut Path, Building A

Framingham, MA 01701

(508) 739-0950

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2015

UNAUDITED

INDEX

Page
Condensed Interim Consolidated Balance Sheets	F-A-2-F-A-3
Condensed Interim Consolidated Statements of Operations	F-A-4
Condensed Interim Consolidated Statements of Changes in Shareholders’ Deficiency	F-A-5
Condensed Interim Consolidated Statements of Cash Flows	F-A-6
Notes to Condensed Interim Consolidated Financial Statements	F-A-7-F-A-15

F-A-1

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,		December 31, 2014
	2015	2014
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,958	$1,392	$1,749
Short term bank deposits (Note 2b)	1,419	464	423
Other current assets	340	307	330

Total current assets	3,717	2,163	2,502

NON-CURRENT ASSETS:
Deposits and other receivables related to lease	76	94	86
Property and equipment, net	1,402	1,255	1,264

Total non-current assets	1,478	1,349	1,350

Total assets	$5,195	$3,512	$3,852

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

F-A-2

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share data and per share data

	September 30,		December 31, 2014
	2015	2014
	Unaudited
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Trade payables	$1,133	$1,024	$1,096
Other accounts payable	1,437	1,207	1,246
Convertible bridge loans (Note 5)	5,069	10,591	1

Total current liabilities	7,639	12,822	2,343

NON-CURRENT LIABILITIES:
Long-term liability related to operating lease incentive from landlord	110	255	210
Warrants to purchase preferred shares (Note 6)	4,434	1,793	1,803

	4,544	2,048	2,013

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)
DEFICIENCY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY (Note 10):
Ordinary shares of NIS 0.01 par value - 6,081,144 and 5,048,620 shares authorized at September 30, 2015 and 2014 respectively and 5,748,048 at December 31, 2014.; 551,010 shares issued and outstanding at September 30, 2015 and 2014 and December 31, 2014	1	1	1
Preferred A, B, C, D, D-1, D-2, D-3, D-4 and S shares of NIS 0.01 par value	12	10	11
Additional paid-in capital	85,421	61,871	76,106
Accumulated deficit	(92,030)	(73,001)	(76,368)

Total deficiency attributed to equity holders of the Company	(6,596)	(11,119)	(250)

Non-Controlling interests	(392)	(239)	(254)

Total deficiency	(6,988)	(11,358)	(504)

Total liabilities and shareholders’ deficiency	$5,195	$3,512	$3,852

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

F-A-3

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Nine months ended September 30,		Three months ended September 30,
	2015	2014	2015	2014
	Unaudited
Operating expenses:
Research and development	$8,860	$7,838	$2,901	$2,431
General and administrative	2,175	1,174	784	410

Total operating loss	11,035	9,012	3,685	2,841

Financial expenses (income), net (Note 11)	4,765	5,731	(805)	186

Net loss	15,800	14,743	2,880	3,027

Attributable to:
The Company’s shareholders	15,662	14,654	2,851	3,019
Non-controlling interests	138	89	29	8

	$15,800	$14,743	$2,880	$3,027

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

F-A-4

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONDENSED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY

U.S. dollars in thousands, except share data

	Ordinary shares		Preferred shares		Additional paid in capital	Accumulated deficit	Non- controlling interests	Total shareholders’ deficiency
	Number	Amount	Number	Amount
	Unaudited
Balance as of January 1, 2014	551,010	$1	3,445,990	$9	$58,122	$(58,347)	$(150)	$(365)
Conversion of August 2013 convertible bridge loans into Preferred D-2 shares	—	—	274,031	1	3,521	—	—	3,522
Share-based compensation	—	—	—	—	228	—	—	228
Net loss	—	—	—	—	—	(14,654)	(89)	(14,743)

Balance as of September 30, 2014 (Unaudited)	551,010	$1	3,720,021	$10	$61,871	$(73,001)	$(239)	$(11,358)

	Ordinary shares		Preferred shares		Additional paid in capital	Accumulated deficit	Non- controlling interests	Total shareholders’ deficiency
	Number	Amount	Number	Amount
	Unaudited
Balance as of January 1, 2015	551,010	$1	3,897,571	$11	$76,106	$(76,368)	$(254)	$(504)
Beneficial conversion feature related to September 2014 Bridge Loan	—	—	—	—	2,000	—	—	2,000
Conversion of September 2014 convertible bridge loans into of Preferred D-2 shares	—	—	282,092	1	3,387	—	—	3,388
Issuance of Preferred D-4 shares	—	—	203,320	*)	2,425	—	—	2,425
Share-based compensation	—	—	—	—	1,503	—	—	1,503
Net loss	—	—	—	—	—	(15,662)	(138)	(15,800)

Balance as of September 30, 2015 (Unaudited)	551,010	$1	4,382,983	$12	$85,421	$(92,030)	$(392)	$(6,988)

*)	Represents an amount lower than $1.

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

F-A-5

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended September 30,		Three months ended September 30,
	2015	2014	2015	2014
	Unaudited
Cash flows from operating activities:
Net loss	$(15,800)	$(14,743)	$(2,880)	$(3,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and capital loss from property and equipment sale	356	335	120	115
Share-based compensation	1,503	228	550	71
Amortization beneficial conversion feature of convertible loans	5,249	5,068	—	—
Decrease (Increase) in other current assets	(10)	(83)	38	(103)
Decrease in deposits and other receivables related to lease	10	20	6	11
Increase (decrease) in trade payables	37	153	(293)	(143)
Increase (decrease) in other accounts payable	191	158	(26)	(228)
Decrease in long-term liability related to operating lease incentive from landlord	(100)	(172)	(42)	(52)
Revaluation of fair value of warrants to purchase preferred shares	(590)	214	(882)	61
Convertible bridge loans interest	69	451	69	150

Net cash used in operating activities	(9,085)	(8,371)	(3,340)	(3,145)

Cash flows from investing activities:
Purchases of property and equipment	(494)	(221)	(144)	(84)
Proceeds from (investment in) short-term bank deposits	(996)	3,032	(982)	3,035

Net cash provided (used) in investing activities	(1,490)	2,811	(1,126)	2,951

Cash flows from financing activities:
Proceeds from convertible bridge loans	7,000	—	5,000	—
Proceeds from issuance of Preferred D-4 shares and warrants to purchase preferred share	3,784	—	—	—

Net cash provided by financing activities	10,784	—	5,000	—

Increase (Decrease) in cash and cash equivalents	209	(5,560)	534	(194)
Cash and cash equivalents at beginning of period	1,749	6,952	1,424	1,586

Cash and cash equivalents at end of period	$1,958	$1,392	$1,958	$1,392

Significant non-cash transactions:
Conversion of convertible bridge loans into Preferred D-2 shares	$5,250	$5,100	$—	$—

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

F-A-6

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:- GENERAL

a.	Valtech Cardio Ltd. (the “Company”) was incorporated and commenced its operations in Israel on July 4, 2006. The Company is developing percutaneous annuloplasty ring valve repair and replacement for the treatment of mitral valve regurgitation.

b.	In November 2009, the Company established Valtech Cardio Inc., a wholly-owned subsidiary. Valtech Cardio Inc. commenced its operations during the first quarter of 2010.

In July 2010, the Company invested in Mitraltech Ltd. (“Mitraltech”). As of the date of this report, the Company holds 88% of Mitraltech’s share capital, the remaining 12% of Mitraltech’s share capital, is held by Mitraltech’s founders.

Mitraltech Ltd. and Valtech Cardio Inc. (the “Subsidiaries”) have been consolidated in the Company’s financial statements since their inception.

c.	On September 1, 2015 the Company entered into a Definitive Agreement with an existing investor to acquire the Company (the “Purchaser”). According to the terms of the agreement, Company’s shareholders will receive an up-front consideration of 4.4 million shares of the Purchaser common stock; 800,000 shares of the Purchaser common stock, contingent upon CE Mark approval for one of the Company’s product; and 700,000 shares of the Purchaser common stock upon the earlier of first-in-man implants for one of two of the Company’s products. The transaction also includes warrants to purchase 850,000 shares of the Purchaser common stock at an exercise price of $83.73 per share (based on a volume weighted average price of the existing investor shares) exercisable upon attainment of $75 million in net sales (trailing 12 months) of Company products and an earn-out payment of $375 million (payable in cash or stock, at the discretion of the existing investor), upon attainment of $450 million of net sales (trailing 12 months) of Company’s products.

This transaction was approved by the Boards of Directors of the Purchaser and Company, with holders of more than 70% of Company’s shares having signed support agreements committing to the transaction. The transaction is subject to regulatory approvals, as well as the existing investor stockholder and Company shareholder approvals.

Pursuant to closing of the transaction, Valtech will recapitalize its share capital and each holder of ordinary and preferred shares, warrants and options and minority shareholders of Mitraltech will be entitled to receive a certain number of shares of the Purchaser common stock, as determined pursuant to the Definitive Agreement.

d.	Since inception, the Company has incurred recurring operating losses and negative cash flows from operating activities. The Company’s accumulated deficit as of September 30, 2015 amounted to $92,030 and the Company expects such losses to continue in the foreseeable future. The Company is still in the development stage and its ability to continue to operate is dependent upon additional financial support until profitability is achieved.

The Company is addressing its liquidity issues by seeking additional investments and/or borrowings to allow covering of its anticipated budget deficit for 2016. In the event that such initiatives are not successful and the Company will not have sufficient funds to cover a budget deficit through September 30, 2016, the Company intends to take cost reduction measures until such additional funds will be raised.

F-A-7

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

a.	The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2014, are applied consistently in these financial statements.

b.	Short-term bank deposits:

Short-term bank deposits are deposits with maturities of more than three months but less than one year. The short-term bank deposits are presented at cost. Out of total amount, a restricted cash of $419 and $423 as of September 30, 2015 and December 31, 2014 respectively, is an interest bearing saving account which is used as a guarantee for tenancy agreements and for the Company’s credit card.

NOTE 3:- UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The information included in this interim report should be read in conjunction with the Consolidated Financial Statements and footnotes for the year ended December 31, 2014.

Operating results for the nine-months period ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ended December 31, 2015.

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Interim Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates under different assumptions or conditions.

NOTE 4:- OPERATING LEASE INCENTIVE FROM LANDLORD

In August 2010, the Company signed on an office lease agreement in Israel (as amended on March 16, 2011, June 23, 2011, September 27, 2011 and January 19, 2012) for 6 years commencing September 1, 2011 (the “MABREL Lease”). The monthly lease and maintenance fees of the Company are approximately nominal $59 linked to the Israeli CPI. In addition, the Company subleases part of its offices to a third party for 6 years commencing September 1, 2011 (the “Sublease Agreement”). The monthly consideration is approximately nominal $13 linked to the Israeli CPI.

According to the MABREL Lease, the Company was provided with a budget for leasehold improvements of $755, of which the Company utilized $730 through September 30, 2015. In accordance with ASC 840-20, “Operating Leases”, this utilized amount is being presented in the financial statements as an operating lease incentive liability and it is being amortized over the lease period as a deduction of the lease expenses. As of

F-A-8

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

September 30, 2015 and 2014, the total of operating lease incentive liability is $239 and $386 out of which $129 and $131, respectively, is presented as short term portion in other accounts payable.

As of September 30, 2015, the sublease share of the leasehold improvements budget, presented as other current assets and other non-current receivables, amounted to $29 and $28, respectively. The sublease leasehold share of the budget is being amortized over the Sublease Agreement period as a deduction of the lease receivables.

NOTE 5:- CONVERTIBLE BRIDGE LOANS

The activity related to the Company’s convertible bridge loans was as follows:

Unaudited
Balance as of January 1, 2015	$1
Proceeds from September 2014 Bridge Loan (a)	2,000
Beneficial conversion feature of September 2014 Bridge Loan (a)	(2,000)
Amortization of Beneficial conversion feature of September 2014 Bridge Loan (a)	5,249
September 2014 Bridge Loan conversion to Preferred D-2 (a)	(5,250)
Proceeds from July 2015 Note (b)	5,000
Interest on July 2015 Note (b)	69

Balance as of September 30, 2015	$5,069

a.	On September 30, 2014 the Company entered into a number of Secured Convertible Promissory Note and Loan Agreements (together, the “2014 Bridge Agreement”), with certain existing investors (the “2014 Bridge Lenders”), pursuant to which the 2014 Bridge Lenders loaned a total amount of $5,250 (the “September 2014 Bridge Loan”). The Company received the funds in three different closing dates as follows (i) $3,000 on September 30, 2014 (ii) $250 on December 10, 2014 and (iii) $2,000 on January 31, 2015. The 2014 Bridge Loan bear no interest and may be converted into equity securities, all as described in the 2014 Bridge Agreement. The maturity date of the September 2014 Bridge Loan is March 30, 2015 (hereunder the “2014 Bridge Loan Maturity Date”).

Upon the conversion of the 2014 Bridge Loan into shares, including upon the occurrence of a Financing Event, or on the earlier of an Exit Event or the Maturity Date (all as defined in the September 2014 Bridge Loan), the investors shall receive warrants to purchase the same securities into which the September 2014 Bridge Loan actually converts. The warrant coverage percentage will be 20%. The warrant shall expire at the earlier of an IPO, liquidation event, or ten (10) years from the date of issuance thereof. The warrant will be issued, if any, upon the closing of a Financing Event or on the earlier of an Exit Event or the Maturity.

In accordance with ASC 470-20 “Debt with Conversion and Other Options” (the “ASC 470-20”) the Company computed the 2014 Bridge Agreement beneficial conversion feature at the commitment date as the difference between the fair value of the preferred share to be received by the holder upon conversion and the allocated proceeds to the preferred share of the conversion option. Consequently, the Company recorded at the 2014 and 2015 commitment dates amounts of $3,250 and $2,000, respectively, as beneficial conversion feature which amortized over the remaining life of the 2014 Bridge Agreement.

F-A-9

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

During the nine month ended September 30, 2015, a charge of $5,249 related to the beneficial conversion feature was amortized to consolidated statements of operations as financial expenses.

On March 30, 2015, the 2014 Bridge Loan Maturity Date, the 2014 Bridge Loan was fully converted into 282,092 Preferred D-2 shares at the a price per share of $18.611 and warrants were issued to purchase 56,418 Preferred D-2 shares at the price per share of $18.611.

According to ASC 480 upon issuance date of the related warrants, the Company recognized them as liability and measured them at their fair value with change recorded in financial expenses at the Company statement of operation. Refer also to Note 6. During the nine month ended September 30, 2015 the Company recorded $214 as financial interest as a result of changes in the September 2014 convertible loan warrants to purchase preferred share fair value.

b.	On July 10, 2015, the Company issued a $5,000 Convertible Promissory Note (the “July 2015 Note”), which bears interest of 6% per annum, compounded annually, to one of the Company’s current shareholders. The July 2015 Note will be either due and payable or converted on the earlier of (a) July 10, 2017, (the “Maturity Date”) (b) an Event of Default (as defined in the July 2015 Note), or (c) a Change of Control (as defined in the July 2015 Note), at a price per share of $69.39.

In accordance with ASC 470-20, at the commitment date, no beneficial conversion feature related to the July 2015 Note existed.

For the period ended on September 30, 2015 the Company recorded amount of $69 as interest expenses in its consolidated statement of operation as financial expenses.

NOTE 6:- WARRANTS TO PURCHASE PREFERRED SHARES

The Warrants to purchase preferred were classified as a liability in accordance with ASC 480-10-25 (Refer also Note 5). These warrants were classified as level 3 in the fair value hierarchy since some of the inputs used in the valuation were determined based on management’s assumptions. The fair value of the warrants on the issuance date and on subsequent reporting dates was determined using options pricing model utilizing the Black and Scholes Model. The fair value of the underlying preferred stock price was determined by the board of directors considering with the assistance of third party valuations. The valuation of the Company was based on the market approach, utilizing Company’s implied equity value derived from transactions in Company’s securities. The expected terms of the warrants were based on the Company’s expectation for the remaining period based their contractual expiration clause. The expected stock price volatility for the stock was determined by examining the historical volatilities of a group of the Company’s industry peers as there is no trading history of the Company’s stocks. The risk-free interest rate was calculated using the published interest rates for U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption was zero as there is no history of dividend payments.

a.	The following assumptions were used to estimate the value of the Series D Preferred shares warrants:

Issuance date
Expected volatility	80%
Risk-free rate	0.11%-0.34%
Dividend yield	0%
Expected term (in years)	0.5-1.25

F-A-10

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

September 30, 2015
Expected volatility	80%
Risk-free rate	0%
Dividend yield	0%
Expected term (in years)	0.25

b.	Warrants to purchase preferred shares as of September 30, 2015:

Issuance with respect to	Warrants to purchase	Issuance date	Number of Warrants	Exercise price	Contractual term
August 2013 Bridge Loan	Preferred D-2 Shares	March 1, 2014	54,807	$18.611	The earliest of 10 years from the issuance date or IPO or Deemed liquidation event.
September 2014 Bridge Loan	Preferred D-2 Shares	March 30, 2015	56,418	$18.611
Series D-4 SPA	Preferred D-4 Shares	April 1, 2015	32,238	$18.611
Series D-4 SPA	Preferred D-4 Shares	June 29, 2015	8,425	$18.611

As for the fair value of the warrants, refer also to Note 7.

NOTE 7:- FAIR VALUE MEASUREMENTS

In accordance with ASC 820, the Company measures its warrants to purchase preferred shares at fair value. The related warrants are classified within level III because they are valued using valuation techniques.

The following table sets forth the Company’s liabilities that were measured at fair value as of September 30, 2015 and 2014 by level within the fair value hierarchy:

	As of September 30, 2015
Description	Level I	Level II	Level III	Fair Value
	Unaudited
Warrants to purchase preferred shares	$—	$—	$4,434	$4,434

Total financial liabilities	$—	$—	$4,434	$4,434

	As of September 30, 2014
Description	Level I	Level II	Level III	Fair Value
	Unaudited
Warrants to purchase preferred shares	$—	$	$1,793	$1,793

Total financial liabilities	$—	$	$1,793	$1,793

F-A-11

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

The following table presents the changes in Level 3 instruments measured on a recurring basis for the nine month ended September 30, 2015. The Company’s Level 3 instruments consist of Warrants to purchase preferred shares:

Unaudited
Balance at January 1, 2015	$1,803
Issuance of Warrants to purchase Series D-2 preferred shares	1,862
Issuance of Warrants to purchase Series D-4 preferred shares	1,359
Change in fair value of Warrants to purchase preferred shares	(590)

Balance at September 30, 2015	$4,434

NOTE 8:- COMMITMENTS AND CONTINGENT LIABILITIES

a.	The facility and motor vehicles of the Company are leased under operating leases that expire on various dates. Aggregate minimum rental commitments under cancelable and non-cancelable leases as of September 30, 2015, are as follows:

Year ended December 31:
2015	$224
2016	891
2017	576
2018	12

Total	$1,703

Operating lease agreements concerning motor vehicles are cancelable upon payment of a penalty, as stipulated in the agreement. According to the Sublease Agreement, the Company is entitled for future consideration on account of the facility sublease.

Aggregate minimum lease receivables under non-cancelable leases as of September 30, 2015, are as follows:

Year ended December 31:
2015	$80
2016	160
2017	107

Total	$347

On July 30, 2012 the Company signed on a Master License Agreement with one of its suppliers for which the Company was granted a non-exclusive license under the supplier patent rights and know-how to make, use, offer to sell, sell, import and export the licensed product (all as defined in the Master License Agreement). The Company shall pay royalties of $0.01-$0.06 per unit sale on selected products and additional milestones payments of $50 in three installments which up to $25 of it will be credited against the royalties. As the date of this report, the Company has insufficient information to estimate the amount of royalties’ payment, if any.

F-A-12

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:- RELATED PARTIES

On January 1, 2010, the Company and Valtech Cardio Inc. entered into financial services agreements (the “Agreements”) with a firm (OXO Capital LLC, “OXO”) owned by one of the Company’s shareholders. According to the Agreements, OXO shall provide the Company and Valtech Cardio Inc. with financial services as may be required by the Company and Valtech Cardio Inc. from time to time in consideration of $120 per annum. The Agreements were effective commencing January 1, 2010 and its termination is subject to one of the parties’ decisions.

NOTE 10:- SHAREHOLDERS’ DEFICIENCY

a.	Shareholders’ equity:

The table below summarized the Company’s preferred shares of NIS 0.01 par value:

Description	Number of shares authorized	Number of shares issued and outstanding	Aggregate liquidation preference (7% per annum)
Preferred A	300,000	300,000	$1,043
Preferred B	1,376,932	1,376,932	$25,876
Preferred C	452,505	452,505	$8,207
Preferred D	1,000,746	821,420	$19,125
Preferred D-1	45,896	45,895	$1,061
Preferred D-2	1,111,944	952,361	$19,434
Preferred D-3	177,550	177,550	$11,216
Preferred D-4	253,692	203,320	$3,903
Preferred S	53,000	53,000	$—	*

Total			$89,865

*	The holder of Preferred S shares is entitled to receive 5% of the sum of (i) the assets distributable or consideration payable in any Liquidation Event and (ii) dividends paid within the past 12 months, before distributions to any other shareholders.

a.	Issuance of Preferred shares:

On March 30, 2015, the 2014 Bridge Loan was converted into 282,092 Preferred D-2 shares at the a price per share of $18.611 and related warrants were issued to purchase 56,418 Preferred D-2 shares at the price per share of $18.611.

On April 1, 2015 the Company signed a Series D-4 Preferred Share Purchase Agreement (the “Series D-4 SPA”). According to the Series D-4 SPA, the Company issued 161,195 Preferred D-4 shares at a cash purchase price of $18.611 per share (the “Price per Share”) for a consideration of $3,000 from existing investors (the “Initial Closing”). In addition, on June 29, 2015, the Company issued 42,125 Preferred D-4 shares at a Price per Share in a consideration of $784 from different existing investors (the “Deferred Closing”). The Company issued 40,663 Warrants to each participating existing investor, exercisable into the number of 40,663 Preferred D-4 Shares.

In relation to the Series D-4 SPA, the Company first allocated the proceeds to the warrant, which in accordance with ASC 480 is being considered a freestanding liability instrument that is measured at fair value at each reporting date, based on its fair value, with changes in the fair values being recognized in the Company’s statement of operation as financial income or expense. The remaining proceeds were allocated to the shares and were recorded to equity.

F-A-13

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

b.	Employee Stock Option Plan (“ESOP”):

On August 26, 2015, the Company’s Board of Directors approved the grant of 9,990 options to its employees and non-employee to purchase the Company’s Ordinary shares at an exercise price of $18.611 per share. The vesting schedule is for 25% to vest one year from the grant date, and the rest shall vest in 36 monthly payments or 12 quarterly payments, subject to the continuation of service.

A summary of the Company’s stock option activity and related information for its employees and non-employees for the nine month ended September 30, 2015 is as follows:

Description	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
	Unaudited
Outstanding at January 1, 2015	673,465	$15.867	7.08
Forfeited	(6,000)	$17.356
Granted	9,990	$18.611

Outstanding at September 30, 2015	677,455	$15.894	6.37

Vested and expected to vest	667,932	$15.856	6.33

Options exercisable at September 30, 2015	399,509	$14.016	4.45

During the nine-month period ended September 30, 2015 and 2014, the Company recorded share based compensation in a total amount of $1,503 and $228, respectively.

NOTE 11:- FINANCIAL EXPENSE (INCOME), NET

	Nine months ended September 30,		Three months ended September 30,
	2015	2014	2015	2014
	Unaudited
Financial income:
Revaluation of fair value of warrants to purchase preferred shares	$590	$—	$882	$—
Interest on bank deposits	—	14	—	7
Other	—	—	—	18

	590	14	882	25

Financial expenses:
Amortization of Beneficial conversion feature of convertible loans	5,249	5,068	—
Revaluation of fair value of warrants to purchase preferred shares	—	214	—	61
Interest related to convertible loan	69	451	69	150
Other	37	12	8	—

	5,355	5,745	77	211

Total finance expenses (income), net	$4,765	$5,731	$(805)	$186

F-A-14

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12: SUBSEQUENT EVENTS

On November 23, 2015, the Company issued $1,000 Convertible Promissory Note (the “November 2015 Note”), which bears interest of 6% per annum, compounded annually, to one of the Company’s current shareholders. The November 2015 Note will be either due and payable or converted to the Company’s Preferred shares on the earlier of (a) July 10, 2017, (the “Maturity Date”) (b) an Event of Default (as defined in the November 2015 Note), or (c) Change of Control (as defined in the November 2015 Note), at a price per share of $69.39 subject to certain adjustment but no lower than $52.04.

F-A-15

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

IN U.S. DOLLARS

F-B-16

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

VALTECH CARDIO LTD.

We have audited the accompanying consolidated financial statements of Valtech Cardio Ltd. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operation, changes in shareholders’ deficiency and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valtech Cardio Ltd. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

F-B-17

Valtech Cardio Ltd. Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1d to the consolidated financial statements, the Company has recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1d. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tel-Aviv, Israel October 13, 2015	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

F-B-18

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2013	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,952	$1,749
Short term bank deposits (Note 2e)	3,496	423
Other current assets (Note 4)	224	330

Total current assets	10,672	2,502

NON-CURRENT ASSETS:
Deposits and other receivables related to lease	114	86
Property and equipment, net (Note 5)	1,369	1,264

Total non-current assets	1,483	1,350

Total assets	$12,155	$3,852

The accompanying notes are an integral part of the consolidated financial statements.

F-B-19

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share data and per share data

	December 31,
	2013	2014
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Trade payables	$871	$1,096
Other accounts payable (Note 6)	1,049	1,246
Convertible bridge loans (Note 7)	10,173	1

Total current liabilities	12,093	2,343

NON-CURRENT LIABILITIES:
Long-term liability related to operating lease incentive from landlord (Note 3)	427	210
Warrants to purchase preferred shares (Note 8)	—	1,803

	427	2,013

COMMITMENTS AND CONTINGENT LIABILITIES (Note 10)
DEFICIENCY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY (Note 13):
Ordinary shares of NIS 0.01 par value - 5,048,620 and 5,748,048 shares authorized at December 31, 2013 and 2014, respectively; 551,010 shares issued and outstanding at December 31, 2013 and 2014	1	1
Preferred A, B, C, D, D-1, D-2, D-3 and S shares of NIS 0.01 par value. Liquidation preference of Preferred shares at December 31, 2013 and 2014 amounted to $ 57,726 and $ 77,176, respectively.	9	11
Additional paid-in capital	58,122	76,106
Accumulated deficit	(58,347)	(76,368)

Total deficiency attributed to equity holders of the Company	(215)	(250)

Non-Controlling interests	(150)	(254)

Total deficiency	(365)	(504)

Total liabilities and shareholders’ deficiency	$12,155	$3,852

The accompanying notes are an integral part of the consolidated financial statements.

F-B-20

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Year ended December 31,
	2013	2014
Operating expenses:
Research and development	$9,145	$10,433
General and administrative	1,960	1,949

Total operating loss	11,105	12,382

Financial expenses, net (Note 14)	3,181	5,743

Net loss	14,286	18,125

Attributable to:
The Company’s shareholders	14,121	18,021
Non-controlling interests	165	104

	$14,286	$18,125

The accompanying notes are an integral part of the consolidated financial statements.

F-B-21

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY

U.S. dollars in thousands, except share data

	Ordinary shares			Preferred shares		Additional paid in	Receivables on account of	Accumulated	Non- controlling	Total shareholders’
	Number	Amount		Number	Amount	capital	Shares	deficit	interests	deficiency
Balance as of January 1, 2013	550,910		$1	3,046,744	$8	$46,610	$(56)	$(44,226)	$15	$2,352
Receipt of receivables on account of Preferred D-1 shares				3,008	*)—	—	56	—	—	56
Conversion of 2012 convertible bridge loans into Preferred D-2 shares	—		—	396,238	1	5,899	—	—	—	5,900
Exercise of stock options	100	*)	—	—	—	1	—	—	—	1
Beneficial conversion feature related to August 2013 Bridge Loan	—		—	—	—	5,100	—	—	—	5,100
Share-based compensation	—		—	—	—	512	—	—	—	512
Net loss	—		—	—	—	—	—	(14,121)	(165)	(14,286)

Balance as of December 31, 2013	551,010		$1	3,445,990	$9	$58,122	$—	$(58,347)	$(150)	$(365)
Conversion of August 2013 convertible bridge loans into Preferred D-2 shares	—		—	274,031	1	3,521	—	—	—	3,522
Beneficial conversion feature related to September 2014 Bridge Loan	—		—	—	—	3,250	—	—	—	3,250
Conversion of October 2013 convertible bridge loans into Preferred D-3 shares	—		—	177,550	1	10,494	—	—	—	10,495
Share-based compensation	—		—	—	—	719	—	—	—	719
Net loss	—		—	—	—	—	—	(18,021)	(104)	(18,125)

Balance as of December 31, 2014	551,010		$1	3,897,571	$11	$76,106	$—	$(76,368)	$(254)	$(504)

*)	Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-B-22

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2013	2014
Cash flows from operating activities:
Net loss	$(14,286)	$(18,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and capital loss from property and equipment sale	420	450
Share-based compensation	512	719
Amortization of beneficial conversion feature of convertible loans	2,977	5,069
Decrease (Increase) in other current assets	34	(106)
Decrease in deposits and other receivables related to lease	39	28
Increase (Decrease) in trade payables	(60)	225
Increase in other accounts payable	199	197
Decrease in long-term liability related to operating lease incentive from landlord	(59)	(217)
Revaluation of fair value of warrants to purchase preferred shares	—	225
Convertible bridge loans interest	141	459

Net cash used in operating activities	(10,083)	(11,076)

Cash flows from investing activities:
Purchases of property and equipment	(117)	(345)
Proceeds from maturity of (investment in) short-term bank deposits	(2,087)	3,073

Net cash provided by (used in) investing activities	(2,204)	2,728

Cash flows from financing activities:
Receipt of receivables on account of Preferred D-1 shares, net	56	—
Proceeds from convertible bridge loans, net	15,100	3,145
Stock option exercises	1	—

Net cash provided by financing activities	15,157	3,145

Increase (Decrease) in cash and cash equivalents	2,870	(5,203)
Cash and cash equivalents at beginning of period	4,082	6,952

Cash and cash equivalents at end of period	$6,952	$1,749

Significant non-cash transactions:
Conversion of convertible bridge loans into Preferred D-2 shares	5,900	5,100
Conversion of convertible bridge loans into Preferred D-3 shares	—	10,495

	$5,900	$15,595

The accompanying notes are an integral part of the consolidated financial statements.

F-B-23

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:- GENERAL

a.	Valtech Cardio Ltd. (the “Company”) was incorporated and commenced its operations in Israel on July 4, 2006. The Company is developing percutaneous annuloplasty ring valve repair and replacement for the treatment of mitral valve regurgitation.

b.	In November 2009, the Company established Valtech Cardio Inc., a wholly-owned subsidiary. Valtech Cardio Inc. commenced its operations during the first quarter of 2010.

In July 2010, the Company invested in Mitraltech Ltd. (“Mitraltech”). As of the date of this report, the Company holds 88% of Mitraltech’s share capital, the remaining 12% of Mitraltech’s share capital, is held by Mitraltech’s founders.

Mitraltech Ltd. and Valtech Cardio Inc. (the “Subsidiaries”) have been consolidated in the Company’s financial statements since their inception.

c.	On September 1, 2015 the Company entered into a definitive agreement with one of its investors to acquire the Company. For further details refer to Note 15e.

d.	Since inception, the Company has incurred recurring operating losses and negative cash flows from operating activities. The Company’s accumulated deficit as of December 31, 2014 amounted to $ 76,368 and the Company expects such losses to continue in the foreseeable future. The Company is still in the development stage and its ability to continue to operate is dependent upon additional financial support until profitability is achieved.

The Company is addressing its liquidity issues by seeking additional investments and/or borrowings to allow covering of its anticipated budget deficit for 2015. In the event that such initiatives are not successful and the Company will not have sufficient funds to cover a budget deficit through December 31, 2015, the Company intends to take cost reduction measures until such additional funds will be raised.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States:

a.	Use of estimates:

The preparation of consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

Management believes that the functional currency of the Company and its Subsidiaries is the U.S. dollar, as the U.S. dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

F-B-24

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

The transactions and balances of the Company denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars in accordance with ASC topic 830-10, “Foreign Currency Matters”, of the Financial Accounting Standard Board (“FASB”). All transaction gains and losses from the remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its Subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents include short-term, highly liquid investments that are readily convertible to cash with original maturities of three months or less.

e.	Short-term bank deposits:

Short-term bank deposits are deposits with maturities of more than three months but less than one year. The short-term bank deposits are presented at cost. Out of total amount, a restricted cash of $ 423 and $ 494 as of December 31, 2014 and 2013, respectively, is an interest bearing saving account which is used as a guarantee for tenancy agreements and for the Company’s credit card.

f.	Lease Incentive from Landlord

In accordance with ASC 840-20, “Operating Leases”, payments made to or on behalf of the lessee, represent incentives that should be considered reductions of rental expense by the lessee over the term of the new lease. Such incentives are being recognized on a straight-line basis over the term of the lease. The leasehold improvements are being presented as part of property, plant and equipment and they are amortized over the shorter of their useful life or the lease term (Refer to Note 3).

g.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following rates:

%
Computer equipment and software	33
Office furniture and equipment	15
Laboratory equipment	15
Leasehold improvements and clean room	Over the shorter of the term of the lease or useful life of the asset

h.	Impairment of long-lived assets:

The long-lived assets of the Company are reviewed for impairment in accordance with ASC 360, “Property, Plant, and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair

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VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2013 and 2014, no impairment losses have been identified.

i.	Research and development costs:

Research and development costs are charged to the statement of operations as incurred.

j.	Severance pay:

The Company’s liability for severance pay is calculated pursuant to Israel’s Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof.

Pursuant to Section 14 of the Severance Compensation Act, 1963 (“Section 14”), all the employees elected to be included under this section, and therefore are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. Deposits under Section 14 are not recorded as an asset in the Company’s balance sheet. In addition, there is no liability in the Company’s balance sheet as a result of those monthly deposits.

k.	Fair value of financial instruments:

The carrying amount reported in the balance sheet for cash and cash equivalents, restricted cash, accounts receivable, trade payables, accrued expenses and employees and payroll accruals approximate their fair value due to the short-term maturities of such instruments.

The Company adopted ASC 820 which clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1	-	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	-	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	-	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

l.	Concentrations of credit risks:

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and short term deposits, which are invested in deposits with major Israeli bank. Management believes that the financial institution that holds the Company’s investments is financially sound and, accordingly, minimal credit risk exists with respect to these investments. Generally, these deposits may be redeemed on demand and, therefore, they bear minimal risk.

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VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

m.	Warrants to purchase preferred shares

The Company accounts for freestanding warrants to purchase shares of its preferred shares as a liability on its balance sheet at fair value. The warrants to purchase preferred shares are recorded as a liability as the underlying preferred shares are contingently redeemable which are not within the control of the Company (upon a deemed liquidation event) and, therefore, may obligate the Company to transfer assets in the future. The warrants are subject to remeasurement to fair value at each balance sheet date and any change in fair value is recognized as a component of financial income (expense), net, on the statements of operation. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of deemed liquidation event or upon IPO.

n.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740-10, “Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. As of December 31, 2013 and 2014, a full valuation allowance was provided by the Company.

o.	Accounting for share-based compensation:

1.	The Company accounts for stock-based compensation in accordance with ASC 718 “Compensation—Stock Compensation”. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. The Company recognizes compensation expense for the value of its awards granted based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

The Company estimates the fair value of stock options granted under ASC 718 using the binomial model. The Company values the options granted at par value based on the fair value of the underlying shares at the date of grant.

The expected volatility is based on historical volatility of comparable publicly traded companies that is representative of future volatility over the contractual life of the options. The risk free interest rate is based on U.S. treasury bonds yields with equivalent terms. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

2.	The Company applies ASC 505-50, “Equity-Based Payments to Non-Employees”, with respect to options issued to non-employees. ASC 505-50, require the use of option valuation models to measure the fair value of the options at the measurement date. The options are re-measured at their then-current fair value at the last date of each reporting period and compensation cost is adjusted for the changes for those fair values.

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VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

p.	Development Stage Entities:

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company chose to early adopt the update effective December 31, 2014 consolidated financial statement.

NOTE 3:- OPERATING LEASE INCENTIVE FROM LANDLORD

In August 2010, the Company signed on a new office lease agreement in Israel (as amended on March 16, 2011, June 23, 2011, September 27, 2011 and January 19, 2012) for 6 years commencing September 1, 2011 (the “MABREL Lease”). The monthly lease and maintenance fees of the Company are approximately nominal $ 59 linked to the Israeli CPI. In addition, the Company subleases part of its offices to a third party for 6 years commencing September 1, 2011 (the “Sublease Agreement”). The monthly consideration is approximately nominal $ 13 linked to the Israeli CPI.

According to the MABREL Lease, the Company was provided with a budget for leasehold improvements of $ 755, of which the Company utilized $ 730 through December 31, 2014. In accordance with ASC 840-20, “Operating Leases”, this utilized amount is being presented in the financial statements as an operating lease incentive liability and it is being amortized over the lease period as a deduction of the lease expenses. As of December 31, 2013 and 2014, the total of operating lease incentive liability is $ 512 and $ 334 out of which $ 85 and $ 124, respectively, is presented as short term portion in other accounts payable.

As of December 31, 2014, the sublease share of the leasehold improvements budget, presented as other current assets and other non-current receivables, amounted to $ 29 and $ 50, respectively. The sublease leasehold share of the budget is being amortized over the Sublease Agreement period as a deduction of the lease receivables.

NOTE 4:- OTHER CURRENT ASSETS

	December 31,
	2013	2014
Rent and related	$47	$32
Tax authorities	99	227
Clinical insurance and other	78	71

Total other current assets	$224	$330

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VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:- PROPERTY AND EQUIPMENT, NET

	December 31,
	2013	2014
Cost:
Computer equipment and software	$517	$617
Office furniture and equipment	357	392
Laboratory equipment	260	389
Leasehold improvements and clean room	1,558	1,639

	2,692	3,037

Less - accumulated depreciation:
Computer equipment and software	396	489
Office furniture and equipment	210	264
Laboratory equipment	135	177
Leasehold improvements and clean room	582	843

	1,323	1,773

Depreciated cost	$1,369	$1,264

Depreciation expense for the years ended December 31, 2013 and 2014 was $ 420 and $ 450, respectively.

NOTE 6:- OTHER ACCOUNTS PAYABLE

	December 31,
	2013	2014
Employees accrued payroll and related	$358	$450
Medical services and consulting	414	469
Professional services	164	129
Short-term portion of operating lease incentive from landlord	85	124
Other	28	74

Total other accounts payable	$1,049	$1,246

F-B-29

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:- CONVERTIBLE BRIDGE LOANS

a.	The activity related to the convertible bridge loans was as follows:

Balance as of December 31, 2012	$2,955
Amortization of beneficial conversion feature related to 2012 Bridge Loan (1)	2,945
2012 Bridge Loan conversion to Preferred D-2 shares (1)	(5,900)
Proceeds from August 2013 Bridge Loan (2)	5,100
Beneficial conversion feature related to August 2013 Bridge Loan (2)	(5,100)
Amortization of Beneficial conversion feature of August 2013 Bridge Loan (2)	32
Proceeds from October 2013 Note (3)	10,000
Interest on October 2013 Note (3)	141

$10,173
Balance as of December 31, 2013
Amortization of Beneficial conversion feature of August 2013 Bridge Loan (2)	5,068
August 2013 Bridge Loan conversion to Preferred D-2 shares (2)	(5,100)
Interest on October 2013 Note (3)	459
October 2013 Note conversion to Preferred D-3 (3)	(10,600)
Proceeds from September 2014 Bridge Loan (4)	3,250
Beneficial conversion feature of September 2014 Bridge Loan (4)	(3,250)
Amortization of Beneficial conversion feature of September 2014 Bridge Loan (4)	1

Balance as of December 31, 2014	$1

(1)	Refer to note 7b.
(2)	Refer to note 7c.
(3)	Refer to note 7d.
(4)	Refer to note 7e.

b.	On November 21, 2012 the Company entered into a number of Secured Convertible Promissory Note and Loan Agreements (together, the “2012 Bridge Agreement”), with certain new and existing investors (the “2012 Bridge Lenders”), pursuant to which the 2012 Bridge Lenders loaned a total amount of $ 5,900 (the “2012 Bridge Loan”). The 2012 Bridge Loan bore no interest and may be converted into equity securities, as described in the 2012 Bridge Agreement. The maturity date of the 2012 Bridge Loan was November 21, 2013 (the “2012 Bridge Loan Maturity Date”). On November 21, 2013, the 2012 Bridge Loan reached the maturity and converted into 54,807 Preferred D-2 shares at the a price per share of $ 14.889.

With respect to 2012 Bridge Loan, the Company applies ASC 470-20, “Debt with Conversion and Other Options” (the “ASC 470-20”). According to ASC 470-20, the Company measures and recognizes the beneficial conversion feature on the commitment date. The beneficial conversion feature is

F-B-30

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

measured by the intrinsic value of the conversion feature. The intrinsic value of the conversion feature is calculated on the commitment date as the difference between the effective conversion price and the fair value of the Preferred D-2 shares or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. At the commitment date, the beneficial conversion feature in total amount of $ 3,186 was recorded against additional Paid in Capital.

During the years ended December 31, 2012 and 2013, a charge of $ 241 and $ 2,945, respectively, related to the beneficial conversion feature was amortized to consolidated statements of operations as financial expenses.

c.	From June through August 2013, the Company entered into a number of Secured Convertible Promissory Note and Loan Agreements (together, the “August 2013 Bridge Loan”) pursuant to the issuance of a total of $ 5,100 secured convertible promissory notes. The August 2013 Bridge Loan bear no interest and may be converted into different types of securities, all as described in the August 2013 Bridge Loan agreements. The maturity date of the August 2013 Bridge Loan is March 1, 2014 (hereunder the “Maturity Date”).

Upon the conversion of the August 2013 Bridge Loan into shares, including upon the occurrence of a Financing Event, or on the earlier of an Exit Event or the Maturity Date (all as defined in the August 2013 Bridge Loan), the investors were entitled to receive warrants to purchase the same securities into which the August 2013 Bridge Loan actually converts. The warrant coverage percentage will be 20%.

The warrant shall expire at the earlier of an IPO, liquidation event, or ten (10) years from the date of issuance thereof. The warrant will be issued, if any, upon the closing of a Financing Event or on the earlier of an Exit Event or the Maturity Date.

In accordance with ASC 470-20 the Company computed the August 2013 Bridge Loan beneficial conversion feature at the commitment date as the difference between the fair value of the preferred share to be received by the holder upon conversion and the allocated proceeds to the preferred share of the conversion option. Consequently, the Company recorded at the commitment date an amount of $ 5,100 as beneficial conversion feature which amortized over the life of the August 2013 Bridge Loan.

During the years ended December 31, 2013 and 2014, a charge of $ 32 and $ 5,068, respectively, related to the beneficial conversion feature was amortized to consolidated statements of operations as financial expenses.

On March 1, 2014, the August 2013 Bridge Loan reached maturity and converted into 274,031 Preferred D-2 shares at a price per share of $ 18.611. With respect for such conversion, warrants were issued to purchase 54,807 Preferred D-2 shares at the price per share of $ 18.611.

According to ASC 480 “Distinguishing liabilities from equity” (“ASC 480”), upon issuance date of the related warrants, the Company presented them as liability and measured them at their fair value with changes recorded in financial expenses at the Company statement of operations. Refer also to Note 8. During the year ended December 31, 2014 the Company recorded $ 225 as financial expenses as a result of changes in the warrants to purchase preferred share fair value.

d.

On October 7, 2013, the Company issued a $ 10,000 Convertible Promissory Note (the “October 2013 Note”), which bears interest of 6% annually, to a new investor (the “New Investor”). On the earlier of (a) October 7, 2014, (the “Maturity Date”) (b) an Event of Default (as defined in the October 2013 Note), or (c) a Change of Control (as defined in the October 2013 Note), the October 2013 Note is either due and payable or converted as described in the October 2013 Note Agreement, at a price per

F-B-31

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

share of $ 59.11 (the “Conversation Price”). The total funds in amount of $ 10,000 were received by the Company on October 11, 2013. For the years ended December 31, 2013 and 2014 the Company recorded amounts of $141 and $459 as interest expenses in its consolidated statement of operation as financial expenses.

With respect to the October 2013 Note, the Company applies ASC 470-20 and accordingly, no beneficial conversion feature measurement was required.

On the Maturity Date the Company converted the October 2013 Note, including the accrued interest into 177,550 Preferred D-3 shares at a price per share of $ 59.11.

e.	On September 30, 2014 the Company entered into a number of Secured Convertible Promissory Note and Loan Agreements (together, the “2014 Bridge Agreement”), with certain existing investors (the “2014 Bridge Lenders”), pursuant to which the 2014 Bridge Lenders loaned a total amount of $ 5,250 (the “ September 2014 Bridge Loan”). The Company received the funds in three different closing dates as follows (i) $ 3,000 on September 30, 2014 (“First closing”) (ii) $ 250 on December 10, 2014 (“Second closing”) and (iii) $ 2,000 subsequent to the balance sheet date on January 31, 2015 (“Third closing”). The 2014 Bridge Loan bear no interest and may be converted into equity securities, all as described in the 2014 Bridge Agreement. The maturity date of the September 2014 Bridge Loan is March 30, 2015 (hereunder the “2014 Bridge Loan Maturity Date”). Refer also to Note 15a.

Upon the conversion of the 2014 Bridge Loan into shares, including upon the occurrence of a Financing Event, or on the earlier of an Exit Event or the Maturity Date (all as defined in the September 2014 Bridge Loan), the investors shall receive warrants to purchase the same securities into which the September 2014 Bridge Loan actually converts. The warrant coverage percentage will be 20%. The warrant shall expire at the earlier of an IPO, liquidation event, or ten (10) years from the date of issuance thereof. The warrant will be issued, if any, upon the closing of a Financing Event or on the earlier of an Exit Event or the Maturity.

In accordance with ASC 470-20 the Company computed the 2014 Bridge Agreement beneficial conversion feature at the commitment date as the difference between the fair value of the preferred share to be received by the holder upon conversion and the allocated proceeds to the preferred share of the conversion option. Consequently, the Company recorded at the First and Second closing commitment date aggregate amount of $ 3,250 as beneficial conversion feature which amortized over the life of the 2014 Bridge Agreement.

During the year ended December 31, 2014, a charge of $ 1 related to the beneficial conversion feature was amortized to consolidated statements of operations as financial expenses.

According to ASC 480 and subsequent to the balance sheet date, upon issuance date of the related warrants, the Company recognized them as liability and measured them at their fair value with change recorded in financial expenses at the Company statement of operation. Refer also to Note 8.

NOTE 8:- WARRANTS TO PURCHASE PREFERRED SHARES

The Warrants to purchase preferred were classified as a liability in accordance with ASC 480-10-25 (Refer also to Note 7). These warrants were classified as level 3 in the fair value hierarchy since some of the inputs used in the valuation were determined based on management’s assumptions. The fair value of the warrants on the issuance date and on subsequent reporting dates was determined using options pricing model utilizing the Monte Carlo simulation of the Geometric Brownian Motion Model, assuming a random walk of share prices’ returns noted below. The fair value of the underlying

F-B-32

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

preferred stock price was determined by the board of directors considering with the assistance of third party valuations. The valuation of the Company was based on the market approach, utilizing Company’s implied equity value derived from transactions in Company’s securities. The OPM method was then employed to allocate the enterprise value among the Company’s various equity classes, deriving a fully marketable value per share for the preferred stock. The expected terms of the warrants were based on the Company’s expectation for the remaining period based on their contractual expiration clause. The expected stock price volatility for the stock was determined by examining the historical volatilities of a group of the Company’s industry peers as there is no trading history of the Company’s stocks. The risk-free interest rate was calculated using the published interest rates for U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption was zero as there is no history of dividend payments.

a.	The following assumptions were used to estimate the value of the Series D-2 Preferred shares warrants:

Issuance date
Expected volatility	84%
Risk-free rate	0.56%
Dividend yield	—
Expected term (in years)	2.25
Preferred Share price	43.2

December 31, 2014
Expected volatility	80%
Risk-free rate	0.46%
Dividend yield	—
Expected term (in years)	1.5
Preferred Share price	50

b.	Warrants to purchase preferred shares as of December 31, 2014:

Issuance with respect to	Warrants to purchase	Issuance date	Number of Warrants	Exercise price	Contractual term
August 2013 Bridge Loan	Preferred D-2	March 1, 2014	54,807	$18.611	The earliest of 10 years from the issuance date or IPO or Deemed liquidation event.

As of December 31, 2014 all warrants remained outstanding.

Refer also to Note 9.

F-B-33

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:- FAIR VALUE MEASUREMENTS

In accordance with ASC 820, the Company measures its warrants to purchase preferred shares at fair value. The related warrants are classified within level III because they are valued using valuation techniques.

The following table sets forth the Company’s liabilities that were measured at fair value as of December 31, 2014 by level within the fair value hierarchy:

	As of December 31, 2014
Description	Level I	Level II	Level III	Fair Value
Warrants to purchase preferred shares	—	—	1,803	1,803

Total financial liabilities	—	—	1,803	1,803

The following table presents the changes in Level 3 instruments measured on a recurring basis for the years ended December 31, 2014 and 2013. The Company’s Level 3 instruments consist of Warrants to purchase preferred shares:

Balance at January 1, 2014	$—
Issuance of Warrants to purchase Series D-2 preferred shares	1,578
Change in fair value of Warrants to purchase Series D-2 preferred shares	225

Balance at December 31, 2014	$1,803

NOTE 10:- COMMITMENTS AND CONTINGENT LIABILITIES

a.	The facility and motor vehicles of the Company are leased under operating leases that expire on various dates. Aggregate minimum rental commitments under cancelable and non-cancelable leases as of December 31, 2014, are as follows:

Year ended December 31:
2015	$821
2016	811
2017	530

Total	$2,162

Operating lease agreements concerning motor vehicles are cancelable upon payment of a penalty, as stipulated in the agreement.

According to the Sublease Agreement, the Company is entitled for future consideration on account of the facility sublease. Aggregate minimum lease receivables under non-cancelable leases as of December 31, 2014, are as follows:

Year ended December 31:
2015	$152
2016	152
2017	102

Total	$406

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VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

b.	On July 30, 2012 the Company signed on a Master License Agreement with one of its suppliers for which the Company was granted a non-exclusive license under the supplier patent rights and know-how to make, use, offer to sell, sell, import and export the licensed product (all as defined in the Master License Agreement). The Company shall pay royalties of $ 0.01-$ 0.06 per unit sale on selected products and additional milestones payments of $ 50 in three installments which up to $ 25 of it will be credited against the royalties. As the date of this report, the Company has no suffice information to estimate the amount of royalties’ payment, if any.

NOTE 11:- RELATED PARTIES

a.	On January 1, 2010, the Company and Valtech Cardio Inc. entered into financial services agreements (the “Agreements”) with a firm (OXO Capital LLC, “OXO”) owned by one of the Company’s shareholders. According to the Agreements, OXO shall provide the Company and Valtech Cardio Inc. with financial services as may be required by the Company and Valtech Cardio Inc. from time to time in consideration of $ 120 per annum. The Agreements were effective commencing January 1, 2010 and its termination is subject to one of the parties’ decisions.

NOTE 12:- TAXES ON INCOME

a.	Tax rates:

On July 30, 2013, the Israeli Parliament approved the second and third readings of the Economic Plan for 2013-2014 (“Amended Budget Law”) which consists, among others, of fiscal changes whose main aim is to enhance the collection of taxes in those years. These changes include, among others, raising the Israeli corporate tax rate from 25% to 26.5% effective from January 1, 2014.

The tax rates of Valtech Cardio Inc. are compounded from a progressive federal tax of 35% in addition to a state and local tax. In the company’s estimation, it is subject to approximately a total of 43% tax rate.

b.	Tax assessments:

The Company received final tax assessments until the 2011 tax year, while its Subsidiaries have not received final tax assessments since their incorporation.

c.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company and Subsidiaries deferred tax assets are comprised of operating loss carryforwards and other temporary differences. Significant components of the Company and Subsidiaries deferred tax assets are as follows:

	December 31,
	2013	2014
Accrued social benefits	$23	$41
R&D temporary differences and related	2,644	2,422
Operating loss carryforwards	12,490	14,299

Net deferred tax asset before valuation allowance	15,157	16,762
Valuation allowance	(15,157)	(16,762)

Net deferred tax asset	$—	$—

F-B-35

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

The Company and Subsidiaries have provided a full valuation allowances in respect of deferred tax assets resulting from operating loss carryforwards and other temporary differences. Management currently believes that since the Company and Subsidiaries have a history of losses, it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

d.	Net loss consists of the following:

	Year ended December 31,
	2013	2014
Domestic (Israel)	$14,130	$17,968
Foreign	156	157

	$14,286	$18,125

e.	Net operating loss carryforward

The Company and Mitraltech have accumulated net operating losses for Israeli income tax purposes as of December 31, 2014 in the amount of approximately $ 53,064. The net operating losses may be carried forward and offset against taxable income in the future for an indefinite period.

As of December 31, 2014, Valtech Cardio Inc had U.S. federal net operating loss carry forwards of approximately $ 665 that can be carried forward and used to offset future federal taxable income. These net operating losses begin to expire in 2031. Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state law provisions. The annual limitations may result in the expiration of net operating losses before utilization.

No liability for unrecognized tax benefits was recorded as a result of implementation of ASC 740.

NOTE 13:- SHAREHOLDERS’ DEFICIENCY

a.	Shareholders’ equity:

1.	The Ordinary shares confer upon the holders their right to attend and vote in general meetings of the Company, to share in the Company’s excess assets upon liquidation, and the right to receive dividends, if declared.

2.	Series A, B, C, D, D-1,D-2 and D-3 Preferred shares confer upon the holders their right to (a) attend and vote in general meetings of the Company; (b) to convert their Preferred shares into Ordinary shares at any time after the issuance of such shares according to a certain mechanism as set forth in the agreements and (c) to accrue dividends at the rate of 7% per annum of the original issue price of such Preferred shares, as the case may be.

3.	Series S Preferred shares confer upon their holder the right to convert the Series S Preferred shares into Ordinary shares at any time after the issuance of such shares, according to a certain mechanism as set forth in the Company’s Articles of Association.

In addition, upon the occurrence of a Liquidation Event (as defined in the Company’s Article of Association), the following liquidation preference shall prevail with the written seniority:

a)	The holder of Series S Preferred shares shall be entitled, with respect to each Preferred S share, to the Series S preference amount, which is calculated in accordance with the provisions of the Company’s Articles of Association.

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VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

b)	The holders of Series B Preferred shares Series C Preferred shares, Series D Preferred shares, Series D-1 Preferred shares, Series D-2 Preferred shares and Series D-3 Preferred shares shall be entitled, with respect to each Preferred B share, Preferred C share, Preferred D share, Preferred D-1 Share, Preferred D-2 Share Preferred D-3 Share to the Series B preference amount, the Series C preference amount, the Series D preference amount, the Series D-1 preference amount, the Series D-2 preference amount and Series D-2 preference amount, respectively which are calculated in accordance with the provisions of the Company’s Articles of Association.

c)	The holders of Series A Preferred shares shall be entitled, with respect to each Preferred A share, to the Series A preference amount, which is calculated in accordance with the provisions of the Company’s Articles of Association.

d)	If the liquidation assets exceed the aggregate amount payable to the holders of the Preferred shares (the “Surplus”), the Surplus shall be distributed pro rata among all the holders of Ordinary shares of the Company.

“Liquidation Event” shall mean: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; and (ii) any Deemed Liquidation Event (as defined below).

For purposes of this section “Deemed Liquidation Event” shall mean (i) acquisition, consolidation or merger of the Company with or into, or a sale, license, lease or other disposal of all or substantially all of the Company’s assets (including without limitation its intellectual property rights), or more than 50% of the Company’s voting power, to any other company, entity or person, other than a wholly-owned subsidiary of the Company, excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that shares of the surviving entity held by shareholders of this Company acquired by means other than the exchange or conversion of the shares of this Company shall not be used in determining if the shareholders of this Company own more than 50% of the voting power of the surviving entity, but shall be used for determining the total outstanding voting power of the surviving entity); or (ii) a financial or corporate reorganization similar to any of the events described in Sub-article (i) above having the same effect.

b.	Issuance of Ordinary, Preferred and Deferred shares:

Ordinary shares:

On July 4, 2006, upon establishment of the Company, 550,000 Ordinary shares, par value of NIS 0.01 each, were issued to the founders at no cost. During 2012, 910 options were exercised by former employees to 910 Ordinary shares. In addition, during 2013, 100 options were exercised by former employee to 100 Ordinary shares.

On August 16, 2015 the Company’s shareholders meeting approved the increase in the Company’s authorized ordinary shares from 5,973,720 to 6,081,144.

Preferred A shares:

Upon the establishment of the Company, the Company issued 300,000 Preferred A shares of the Company in consideration of $ 641.

Preferred B shares:

On August 5, 2008, the Company signed a Series B Convertible Preferred Share Purchase Agreement (“The Agreement”). According to the Agreement (and a board resolution from August 5, 2008), the

F-B-37

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

Company shall issue up to 666,666 Preferred B shares, NIS 0.01 par value each, and up to 262,433 warrants exercisable into Preferred B shares to certain investors. The total investment amount (assuming purchase of all warrant shares) was to be up to $ 12,194 (prior to deducting issuance expenses).

During 2008, the Company issued 294,885 Preferred B shares and 116,081 warrants exercisable into Preferred B shares in consideration of $ 3,727. As of December 31, 2008, the Company received $ 2,477. Also, a convertible loan agreement, by and between certain investors and the Company (dated as of September 20, 2007) was converted into such Preferred B shares.

During 2009, the Company issued the remaining 371,782 Preferred B shares under the share purchase agreement dated August 5, 2008. Also, the Company issued additional 672,931 Preferred B shares to new and existing investors. Total net consideration from issuance: $ 13,652.

During February 2010, the Company issued, under the share purchase agreement dated August 5, 2008, additional 37,334 Preferred B shares to new and existing investors. Total consideration from issuance: $ 490.

As of December 31, 2010, all warrants related to Preferred B shares expired unexercised.

Preferred C shares:

On December 21, 2010, the Company signed a Series C Convertible Preferred Share Purchase Agreement (the “SPA”). According to the SPA (and a board resolution from December 24, 2010), the Company issued 441,468 Preferred C shares, NIS 0.01 par value each, to certain new and existing investors. Total net consideration from issuance is $ 5,947. In March 2011, the Company issued additional 11,037 Preferred C shares for a new investor in consideration of $ 150.

Preferred D shares:

a.	On February 8, 2012 the Company entered into a Convertible Bridge Loan (the “February 2012 Bridge Loan”) with one of the Company existing investor (hereunder: the “Lender”) in consideration to a principal amount of $ 1,000, pursuant to the issuance of secured convertible promissory note. The February 2012 Bridge Loan converted into preferred D shares in a 20% discount of the preferred D price per share, upon occurrence of qualified financing round as defined in the February 2012 Bridge Loan. In addition, the February 2012 Bridge Loan bears a compounded annually convertible interest of 7% and would convert into preferred D shares, upon fulfillment of certain conditions. On February 29, 2012 within the Series D Convertible Preferred Share Purchase Agreement (described below), the Lender fully converted the February 2012 Bridge Loan into 53,955 preferred D shares.

b.	On February 29, 2012 the Company signed a Series D Convertible Preferred Share Purchase Agreement (the “Series D SPA”). According to the Series D SPA, the Company issued (a) 478,212 Preferred D shares at a cash purchase price of $ 18.611 per share (the “Price Per Share”) for a consideration of $ 8,873, net of issuance expenses, (b) an additional 289,253 Preferred D shares upon conversion of the notes issued in the Convertible Bridge Loan at a price of $ 14.889 per share (the “Discounted Price Per Share”) and (c) an additional 53,955 Preferred D shares upon the conversion of the note issued in the February 2012 Bridge Loan at the Price Per Share.

Preferred D-1 shares:

On April 16, 2012, the Company signed on the Amendment-1 to the Series D SPA (the “Deferred Closing”). Accordingly, the Company issued 45,895 Preferred D-1 shares in consideration of $ 854.

F-B-38

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

Preferred D-2 shares:

On November 21, 2013, the 2012 Bridge Loan reached the maturity and converted into Preferred D-2 shares with 20% discount over the price per share of $18.611. Accordingly, the Company issued 396,238 Preferred D-2 shares in consideration of $ 5,900. For further details refer to Note 7b.

On March 1, 2014, the August 2013 Bridge Loan reached the maturity and converted into Preferred D-2 according to the agreement terms. Accordingly, the Company issued 274,031 Preferred D-2 shares in consideration of the conversion of $ 5,100. For further details refer to Note 7c.

Preferred D-3 shares:

On October 7, 2014, the October 2013 Note reached the maturity and converted with its net interest into Preferred D-3 shares at a price per share of $ 59.11. Accordingly, the Company issued 177,550 Preferred D-3 shares. For further details refer to Note 7d.

Preferred S shares:

On May 6, 2008, the Company signed a Share Purchase Agreement with a director of the Company. According to such agreement, the Company issued 53,000 Preferred S shares, NIS 0.01 par value each, in consideration of a nonrecourse note (secured by the stock issued) of approximately $ 131. The note bears interest at the rate of 4.7% per annum and will be due on May 6, 2014. The director pledged his shares as a guarantee for the note.

According to ASC 718, the purchase of stock in exchange for a nonrecourse loan effectively is the same as granting a stock option. Accordingly, the Company accounted for this as a compensatory arrangement. The fair value of the grant amounted to approximately $ 597 which was estimated using the Black-Scholes option pricing model, with the following weighted-average assumptions: share price in the amount of $ 13.125 at the grant date, exercise price in the amount of $ 2.138, weighted average volatility of 50%; risk-free interest rate of 3.58%; dividend yields of 0% and an expected life of the option of six years.

As of December 31, 2010, the Company received $ 130 with respect to Preferred S shares and the remaining $ 1 was paid during March 2011. As a result of the actual cash payments in 2010 and 2011, the note and its related interest have been fully paid, the shares are no longer pledged and consequently the Company recognized immediately the remaining compensation cost in amount of $ 432 as financial expenses within the consolidated statement of operations for the year ended December 31, 2010.

The table below summarized the Company’s preferred shares of NIS 0.01 par value:

December 31, 2014	Number of shares authorized	Number of shares issued and outstanding	Aggregate liquidation preference (7% per annum)
Preferred A	300,000	300,000		$1,010
Preferred B	1,376,932	1,376,932		$24,929
Preferred C	452,505	452,505		$7,885
Preferred D	1,000,746	821,420		$18,325
Preferred D-1	45,896	45,895		$1,016
Preferred D-2	1,111,944	670,269		$13,345
Preferred D-3	177,550	177,550		$10,666
Preferred S	53,000	53,000	$	*—

Total				$77,176

F-B-39

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

December 31, 2013	Number of shares authorized	Number of shares issued and outstanding	Aggregate liquidation preference (7% per annum)
Preferred A	300,000	300,000		$965
Preferred B	1,376,932	1,376,932		$23,664
Preferred C	452,505	452,505		$7,455
Preferred D	1,000,746	821,420		$17,255
Preferred D-1	45,896	45,895		$956
Preferred D-2	725,076	396,238		$7,431
Preferred S	53,000	53,000	$	*—

Total				$57,726

*	The holder of Preferred S shares is entitled to receive 5% of the sum of (i) the assets distributable or consideration payable in any Liquidation Event and (ii) dividends paid within the past 12 months, before distributions to any other shareholders.

Deferred shares:

On August 5, 2008, the Company reserved out of its authorized Preferred B shares, 200,000 deferred shares, NIS 0.01 par value each. The Deferred shares had no rights other than to receive up to their par value of such shares upon liquidation of the Company, subject to the rights and preferences of other classes of shares in the Company. In February 2012, as part of the Series D SPA, the Company cancelled the 200,000 deferred shares that were reserved out of its authorized Preferred B shares, upon the fulfillment of an undertaking of certain shareholders regarding Options.

c.	Employee Stock Option Plan (“ESOP”):

In 2008, an Employee Stock Option Plan (“ESOP”) was adopted by the Board of Directors of the Company in accordance with amended sections 102 and 3(i) of Israel’s Income Ordinance (the “2008 Plan”). Under the 2008 Plan, options to purchase Ordinary shares of the Company may be granted to employees, officers, directors and consultants of the Company, each option granted can be exercised to one Ordinary share of the Company. The default vesting schedule is for 25% to vest one year from the commencement date, and the rest shall vest in 36 monthly payments or 12 quarterly payments, subject to the continuation of service.

The 2008 Plan shall continue in effect until the earlier of (a) its termination by the Board, or (b) the date on which all of the options available for issuance under the 2008 Plan have been granted and exercised, or (c) the lapse of ten years from the date the 2008 Plan was adopted by the Board. Any options which are canceled or forfeited before expiration become available for future grants. All options granted have been granted under the 2008 Plan.

The Company estimates the fair value of stock options granted in 2013 under ASC 718 using a Binomial pricing model with the following assumptions: volatility of 86%; risk free interest 0.13%-3.04%; dividend yield 0%; annual forfeiture rate determined as 3%. The Company values the options granted at par value based on the fair value of the underlying shares at the date of grant. The fair value of the options was estimated as of the grant date at $ 28.

The Company estimates the fair value of stock options granted in 2014 under ASC 718 using a Binomial pricing model with the following assumptions: volatility of 80%; risk free interest

F-B-40

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

0.13%-2.22%; dividend yield 0%; annual forfeiture rate determined as 7%. The Company values the options granted at par value based on the fair value of the underlying shares at the date of grant. The fair value of the options was estimated as of the grant date at $ 7,827.

The following table sets forth the total compensation expense related to share based payment recognized by the Company related to its employees and non-employees included in the Company’s consolidated statement of operations:

	Year ended December 31,
	2013	2014
Research and development	$430	$586
General and administrative	82	133

Total stock-based compensation expense	$512	$719

A summary of the Company’s stock option activity and related information for its employees and non-employees for the years ended December 31, 2014 and 2013 is as follows:

	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
Outstanding as of January 1, 2012	425,965	$13.792	6.97
Granted	2,500	$18.611
Exercised	100	$13.125
Forfeited	38,650	$13.644
Outstanding at December 31, 2013	389,715	$14.995	5.96
Granted	288,000	$18.611
Forfeited	4,250	$15.707
Outstanding at December 31, 2014	673,465	$15.867	7.08

Vested and expected to vest at December 31, 2014	653,727	$15.788	7.00

Options exercisable at December 31, 2014	363,307	$13.664	4.86

As of December 31, 2014, there are 3,990 options shares available for future grant under the 2008 Plan.

F-B-41

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 14:- FINANCIAL EXPENSES, NET

	Year ended December 31
	2013	2014
Financial income:
Interest on bank deposits	$17	$15
Foreign currency exchange differences	—	34

	17	49

Financial expenses:
Amortization of Beneficial conversion feature of convertible loans	2,977	5,069
Interest related to convertible loan	141	459
Revaluation of fair value of warrants to purchase preferred shares	—	225
Others	80	39

	3,198	5,792

	$3,181	$5,743

NOTE 15:- SUBSEQUENT EVENTS

a.	On January 31, 2015 the Company received additional proceeds of $ 2,000 out of the total $ 5,250 amount of the 2014 Bridge Loan. On March 30, 2015, the 2014 Bridge Loan Maturity Date, the 2014 Bridge Loan was fully converted into 282,092 Preferred D-2 shares at the a price per share of $ 18.611 and warrants were issued to purchase 56,418 Preferred D-2 shares at the price per share of $ 18.611.

b.	On April 1, 2015 the Company signed a Series D-4 Preferred Share Purchase Agreement (the “Series D-4 SPA”). According to the Series D-4 SPA, the Company issued 161,195 Preferred D-4 shares at a cash purchase price of $ 18.611 per share (the “Price per Share”) for a consideration of $ 3,000 from existing investors (the “Initial Closing”). In addition, on June 29, 2015, the Company issued 42,125 Preferred D-4 shares at a Price per Share in a consideration of $ 784 from existing investors (the “Deferred Closing”). In addition, the Company issued 40,663 Warrants to each participating existing investor, exercisable into the number of 40,663 Preferred D-4 Shares.

In relation to the Series D-4 SPA, the Company first allocated the proceeds to the warrant, which in accordance with ASC 480 is being considered a freestanding liability instrument that is measured at fair value at each reporting date, based on its fair value, with changes in the fair values being recognized in the Company’s statement of operation as financial income or expense. The remaining proceeds were allocated to the shares and were recorded to equity.

c.	On July 10, 2015, the Company issued a $ 5,000 Convertible Promissory Note (the “July 2015 Note”), which bears interest of 6% per annum, compounded annually, to a current investor. On the earlier of (a) July 10, 2017, (the “Maturity Date”) (b) an Event of Default (as defined in the July 2015 Note), or (c) a Change of Control (as defined in the July 2015 Note), the July 2015 Note is either due and payable or converted as described in the July 2015 Note agreement, at a price per share of $ 69.39 (the “Conversation Price”). The total funds in amount of $ 5,000 were received by the Company on July 10, 2015.

F-B-42

VALTECH CARDIO LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

d.	On August 26, 2015, the Company’s Board of Directors approved the grant of 9,990 options to its employees and a non-employee to purchase the Company’s Ordinary shares at an exercise price of $ 18.611 per share. The vesting schedule is for 25% to vest one year from the grant date, and the rest shall vest in 36 monthly payments or 12 quarterly payments, subject to the continuation of service.

e.	On September 1, 2015 the Company entered into a Definitive Agreement with an existing investor to acquire the Company. According to the terms of the agreement, Company’s shareholders will receive an up-front consideration of 4.4 million shares of purchaser, who is also an existing investor, common stock; 800,000 shares of the purchaser common stock, contingent upon CE Mark approval for one of the Company’s product; and 700,000 shares of the purchaser common stock upon the earlier of first-in-man implants for one of two of the Company products. The transaction also includes warrants to purchase 850,000 shares of the purchaser common stock at an exercise price of $ 83.73 per share (based on a volume weighted average price of the existing investor shares) exercisable upon attainment of $ 75 million in net sales (trailing 12 months) of Company products and an earn-out payment of $ 375 million (payable in cash or stock, at the discretion of the existing investor), upon attainment of $ 450 million of net sales (trailing 12 months) of Company’s products.

This transaction was approved by the Boards of Directors of the purchaser and Company, with holders of more than 70% of Company’s shares having signed support agreements committing to the transaction. The transaction is subject to regulatory approvals, as well as the existing investor stockholder and Company shareholder approvals. The closing of the transaction is expected in late 2015.

F-B-43

ANNEX A

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

by and among

HEARTWARE INTERNATIONAL, INC.,

VALTECH CARDIO, LTD.,

HW GLOBAL, INC.,

VALOR MERGER SUB LTD.,

HW MERGER SUB, INC.,

and

VALOR SHAREHOLDER REPRESENTATIVE, LLC, AS THE SHAREHOLDER REPRESENTATIVE

Dated as of September 1, 2015

4.12	Compliance with Other Instruments	A-44
4.13	Litigation	A-44
4.14	Taxes	A-44
4.15	Employees	A-47
4.16	Obligations of Management	A-50
4.17	Compliance with Laws; Permits	A-50
4.18	Insurance	A-50
4.19	Employee Benefit Plans	A-50
4.20	FDA and Regulatory Matters	A-52
4.21	Brokers	A-53
4.22	Environmental, Zoning and Safety Laws	A-53
4.23	Consents	A-54
4.24	Organizational Documents	A-54
4.25	Privacy and Data Security	A-54
4.26	Government Grants and Incentives	A-54
4.27	Health Care Professionals	A-54
4.28	Certain Business Practices	A-54
4.29	Required Valor Shareholder Vote	A-55
4.30	Products Liability	A-55
4.31	Disclosure	A-55
4.32	No Other Representations and Warranties	A-55

ARTICLE 5 REPRESENTATIONS AND WARRANTIES REGARDING HOLDCO, ISR MERGER SUB AND US MERGER SUB

5.1	Corporate Organization	A-56
5.2	Capitalization	A-56
5.3	Authority; Execution and Delivery; Enforceability	A-57
5.4	No Conflicts	A-57
5.5	Legal Proceedings	A-57
5.6	Broker’s Fees	A-58

ARTICLE 6 REPRESENTATIONS AND WARRANTIES REGARDING HW

6.1	Organization, Good Standing and Qualification	A-58
6.2	Capitalization; Voting and Other Rights	A-58
6.3	Compliance with Other Instruments	A-59
6.4	Authorization; Binding Obligations; Governmental Consents	A-59
6.5	HW SEC Documents; HW Financial Statements	A-59
6.6	Related-Party Transactions	A-60
6.7	Brokers	A-60
6.8	Litigation	A-60
6.9	Consents	A-60
6.10	Organizational Documents	A-60
6.11	Required HW Stockholder Vote	A-60
6.12	No HW Material Adverse Effect	A-60
6.13	Disclosure	A-60
6.14	Section 351/368	A-61
6.15	Compliance with Laws	A-61
6.16	FDA and Regulatory Matters	A-61

6.17	Certain Business Practices	A-62
6.18	Products Liability	A-62
6.19	No Other Representations and Warranties; Certain Acknowledgements	A-62

ARTICLE 7 CONDUCT OF BUSINESS PENDING THE MERGERS AND RELATED COVENANTS

7.1	Conduct of Business of Valor	A-63
7.2	Conduct of Business of HW	A-66
7.3	Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements	A-67
7.4	Notice of Developments	A-67

ARTICLE 8 ADDITIONAL AGREEMENTS

8.1	ISR Merger Proposal, Notice and Actions by Companies Registrar	A-68
8.2	Companies Registrar Notification	A-68
8.3	Transaction Reporting	A-68
8.4	Registration Statement; Joint Proxy Statement/Prospectus	A-69
8.5	Valor Shareholders’ Meeting	A-70
8.6	HW Stockholders’ Meeting	A-70
8.7	Notices; Consents; Filings	A-71
8.8	OCS	A-71
8.9	Antitrust Filings	A-72
8.10	Further Assurances	A-72
8.11	Mitral	A-73
8.12	Product Development	A-73
8.13	Operations in Israel	A-74
8.14	Exclusivity Obligations of Valor	A-74
8.15	Access	A-75
8.16	Public Announcements	A-75
8.17	Listing	A-75
8.18	Indemnification, Exculpation and Insurance	A-75
8.19	280G Matters	A-76
8.20	Takeover Laws	A-77
8.21	Tax Matters	A-77
8.22	Conduct of Business	A-80
8.23	Interim Funding	A-80
8.24	Employee Benefit Matters	A-80

ARTICLE 9 CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS

9.1	Conditions to the Obligations of Each Party	A-81
9.2	Conditions to the Obligations of HW	A-81
9.3	Conditions to the Obligations of Valor	A-82

ARTICLE 10 TERMINATION

10.1	Termination	A-83
10.2	Effect of Termination	A-85

ARTICLE 11 INDEMNIFICATION AND SET-OFF RIGHTS

11.1	Indemnification by Holdco	A-85
11.2	Indemnification by the Participating Rights Holders and Founders; Holdco Set-Off Rights	A-85
11.3	Third-Party Claims	A-87
11.4	Payment of Claims	A-88
11.5	Limitations of Liability	A-89
11.6	Right to Bring Action; No Contribution	A-91
11.7	Sole Remedy	A-92
11.8	Certain Other Matters	A-92

ARTICLE 12 GENERAL PROVISIONS

12.1	Notices	A-92
12.2	Severability	A-93
12.3	Entire Agreement; Assignment	A-94
12.4	Parties in Interest	A-94
12.5	Specific Performance	A-94
12.6	Release	A-94
12.7	Governing Law	A-95
12.8	Consent to Jurisdiction	A-95
12.9	Waiver of Jury Trial	A-95
12.10	Headings; Interpretation	A-96
12.11	Counterparts	A-96
12.12	Fees and Expenses	A-96
12.13	Amendment	A-96
12.14	Waiver	A-96
12.15	Privilege; Waiver of Conflicts	A-96

SCHEDULES

Schedule 8.8(a)(i)	OCS Application
Schedule 8.8(a)(ii)	OCS Undertaking
Schedule A	Persons Executing Shareholder Support Agreements and Stockholders Voting Agreements

EXHIBITS

Exhibit A	Certain Defined Terms
Exhibit B	ISR Merger Proposal
Exhibit C	Letter of Transmittal
Exhibit D	Form of Shareholder Support Agreement
Exhibit E	Non-Israeli Resident Declaration
Exhibit F	Interim Funding Convertible Promissory Note
Exhibit G	HW Termination Note
Exhibit H	Form of Warrant
Exhibit I	Amended and Restated Articles of ISR Surviving Company
Exhibit J	Amended and Restated Certificate of Incorporation of US Surviving Corporation
Exhibit K	Form of Stockholders Voting Agreement
Exhibit L	Escrow Agreement

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2015 (the “Agreement Date”), by and among (i) HeartWare International, Inc., a Delaware corporation (“HW”), (ii) Valtech Cardio, Ltd., a private company incorporated under the laws of Israel (“Valor”), (iii) HW Global, Inc., a Delaware corporation and a direct wholly-owned subsidiary of HW (“Holdco”), (iv) HW Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“US Merger Sub”), (v) Valor Merger Sub Ltd., a private company incorporated under the laws of Israel and a direct wholly-owned subsidiary of Holdco (“ISR Merger Sub”), and (vi) Valor Shareholder Representative, LLC, a Delaware limited liability company, acting solely its capacity as the “Shareholder Representative” referred to herein. Capitalized terms used herein without definition shall have the respective meanings set forth in Exhibit A hereto.

WHEREAS, each of HW and Valor desire, following the satisfaction or waiver of the conditions set forth in Article 9, to effect a strategic combination of their respective businesses under Holdco pursuant to which, upon the terms and subject to the conditions set forth in this Agreement at the Closing: (a) US Merger Sub shall merge with and into HW, with HW surviving the merger as a wholly-owned subsidiary of Holdco (the “US Merger”), and (b) ISR Merger Sub shall merge with and into Valor, with Valor surviving the merger as a subsidiary of Holdco (the “ISR Merger” and, together with the US Merger and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Board of Directors of HW (the “HW Board”) has determined that the ISR Merger, the US Merger and the other Transactions are consistent with, and will further, the business strategies and goals of HW and are in the best interests of the HW shareholders, and (a) has approved and declared advisable this Agreement and the Transactions, including the US Merger and (b) has determined, subject to its duties under applicable Law, to recommend that the HW shareholders adopt this Agreement;

WHEREAS, the Board of Directors of US Merger Sub has determined that the US Merger and the other Transactions are consistent with, and will further, the business strategies and goals of US Merger Sub and are in the best interests of US Merger Sub and its shareholder and has approved this Agreement and the Transactions, including the US Merger, and has determined to recommend that the sole shareholder of US Merger Sub adopt this Agreement;

WHEREAS, the Board of Directors of Valor (the “Valor Board”) has determined that the ISR Merger, the US Merger and the other Transactions are consistent with, and will further, the business strategies and goals of Valor and are in the best interests of Valor shareholders, and (a) has approved and declared advisable this Agreement and the Transactions, including the ISR Merger, (b) that, considering the financial position of the merging companies, no reasonable concern exists that the ISR Surviving Company will be unable to fulfill its obligations to its creditors, and (c) has determined, subject to its duties under applicable Law, to recommend that the Valor shareholders adopt this Agreement and will be submitting this Agreement and the performance of the Transactions to the holders of shares of capital of Valor (collectively, the “Valor Shareholders”), for their approval and adoption in accordance with Israeli Companies Law and the Valor Charter;

WHEREAS, the Board of Directors of ISR Merger Sub has determined that (a) the ISR Merger and the other Transactions are consistent with, and will further, the business strategies and goals of ISR Merger Sub and are in the best interests of ISR Merger Sub and its shareholder, (b) that, considering the financial position of the merging companies, no reasonable concern exists that the ISR Surviving Company will be unable to fulfill its obligations to its creditors, and (c) has approved this Agreement and the Transactions, including the ISR Merger, and has determined to recommend that the sole shareholder of ISR Merger Sub adopt this Agreement;

WHEREAS, in order to induce HW to enter into this Agreement and to cause the ISR Merger, the US Merger and the other Transactions to be consummated, certain officers and directors of Valor and certain Valor

Shareholders, in each case, listed on Schedule A hereto, are executing (i) support agreements in favor of Holdco concurrently with the execution and delivery of this Agreement substantially in the form attached hereto as Exhibit D (the “Shareholder Support Agreements”), and (ii) stockholder voting agreements with Holdco, concurrently with the execution and delivery of this Agreement and effective as the Closing (as defined below), substantially in the form attached hereto as Exhibit K (the “Stockholders Voting Agreements”);

WHEREAS, the parties hereto intend for the US Merger and the ISR Merger, taken together, to qualify as an exchange satisfying the requirements of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or for the US Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, it is expected that within fifteen (15) days after the Form S-4 Registration Statement is declared effective under the Securities Act, Valor will hold a general meeting of the Valor Shareholders to obtain the Required Valor Shareholder Vote.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, HW, Valor, Holdco, ISR Merger Sub or US Merger Sub and the Shareholder Representative hereby agree as follows:

ARTICLE 1

THE ISR MERGER

1.1 The ISR Merger. Subject to the other terms and conditions of this Agreement, including those set forth in Article 9 hereof, the ISR Merger shall be consummated under the following circumstances:

(a) The ISR Merger. Upon the terms hereof and subject to the conditions set forth herein, and in accordance with Israeli Companies Law, at the Closing, ISR Merger Sub shall be merged with and into Valor and, as a result of the ISR Merger, the separate corporate existence of ISR Merger Sub shall cease, and Valor shall continue as the surviving company (the “ISR Surviving Company”).

(b) Consummation of the ISR Merger; Closing Date. Subject to the fulfillment or waiver of all of the conditions contained in Article 9, as soon as is reasonably practicable on or prior to the second (2nd) business day following the satisfaction or waiver of all of the conditions contained in Article 9, other than those conditions that by their terms are to be satisfied at the Closing, or at such later or earlier date as may be mutually agreed upon by Valor and HW, a closing of the US Merger and the ISR Merger (the “Closing”) will be held at the offices of Latham & Watkins LLP at 200 Clarendon Street, Boston, Massachusetts (or at such other location and date as the parties may mutually agree upon in writing). The date on which the Closing is actually held is referred to herein as the “Closing Date.” ISR Merger Sub and Valor shall, and Holdco shall cause ISR Merger Sub to, cause the ISR Merger to be consummated on the Closing Date by requesting that the Registrar of Companies of the State of Israel (the “Companies Registrar”) provide the ISR Surviving Company with the Certificate of Merger on the Closing Date in accordance with Section 323(5) of the Israeli Companies Law (the “ISR Merger Certificate”). The ISR Merger shall be effective on the Closing Date, or at such other time as HW and Valor shall agree (the “ISR Effective Time”). For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the ISR Merger shall be declared effective and that the issuance by the Companies Registrar of the ISR Merger Certificate in accordance with Section 323(5) of the Israeli Companies Law shall both occur on the Closing Date.

1.2 Effect of the ISR Merger. At the ISR Effective Time, the effect of the ISR Merger shall be as provided in this Agreement and as provided by the applicable provisions of the Israeli Companies Law. Without limiting the generality of the foregoing, and subject thereto and to the satisfaction or waiver of the conditions set forth in Article 9, by virtue of, and simultaneously with the consummation of the ISR Merger, at the ISR Effective Time, and without any further action on the part of the parties or any shareholder of Valor, (i) all properties (including, but not limited to, Intellectual Property and licenses to Intellectual Property), rights, privileges, powers and franchises of Valor and ISR Merger Sub shall vest in the ISR Surviving Company in accordance with the Israeli Companies Law, (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Valor and ISR Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the ISR Surviving Company in accordance with the Israeli Companies Law, (iii) all the rights, privileges, immunities, powers and franchises of Valor (as the ISR Surviving Company) shall continue unaffected by the ISR Merger in accordance with the Israeli Companies Law, and (iv) the ISR Surviving Company shall become a Subsidiary of Holdco, continue to be governed by the Laws of the State of Israel and maintain a registered office in the State of Israel.

1.3 Articles of Association and Memorandum of Association. Simultaneously with the ISR Effective Time, Holdco and HW, in their capacity as sole shareholders of the ISR Surviving Company, shall take all necessary and appropriate actions required to adopt Amended and Restated Articles of Association in the form of Exhibit I hereto (the “Amended Articles”) and such Amended Articles shall be the Articles of Association of the ISR Surviving Company from and after the ISR Effective Time until further amended in accordance with applicable law.

1.4 Directors and Officers. The directors of ISR Merger Sub immediately prior to the ISR Effective Time shall be the initial directors of the ISR Surviving Company, each to hold office in accordance with the Amended Articles of the ISR Surviving Company and the Israeli Companies Law, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal. The officers of ISR Merger Sub immediately prior to the ISR Effective Time shall be the initial officers of the ISR Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.

1.5 Capitalization and Closing Adjustment Amount Statement; Closing Adjustment Amount; Escrow; Representative Reimbursement Amount.

(a) Capitalization and Closing Adjustment Amount Statement.

(i) On the third (3rd) business day prior to the Closing, Valor shall prepare and deliver to HW and Holdco a statement (the “Capitalization and Closing Adjustment Amount Statement”) that sets forth (with respect to clauses (C) through (F) below, Valor’s good-faith estimates of):

(A) the information required to be set forth on Section 4.3(b) of the Valor Disclosure Schedule, as of immediately prior to the ISR Effective Time, subject to the exercise of any Valor Options or Valor Warrants by the holders thereof prior to the ISR Effective Time;

(B) the Aggregate Exercise Amount;

(C) the respective amounts (and payees thereof, including wire transfer instructions for such payees) of (i) all unpaid third party fees, costs or expenses incurred or expected to be incurred prior to or at the ISR Effective Time by Valor (or for which Valor will be responsible) in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transactions (including any fees and expenses of legal counsel, financial advisors and consultants, whether or not invoiced or billed prior to the ISR Effective Time, and whether incurred on behalf of Valor or to the extent payable by Valor on behalf of the Participating Rights Holders), and (ii) the premium payable for the Tail D&O Policy to the extent greater than 250% of the annual payment for Valor’s and its Subsidiaries’ existing directors and officers insurance policies (clauses (i) and (ii), collectively, the “Transaction Costs”);

(D) the amount (the “Indebtedness Amount”) of any Indebtedness of Valor outstanding as of immediately prior to the ISR Effective Time;

(E) the aggregate amount of any Change in Control Payments; and

(F) Valor’s calculation of the estimated Closing Adjustment Amount and the Aggregate Closing Holdco Shares.

(ii) Notwithstanding the above, to the extent that a cost, expense or other amount is included in the definition of Transaction Costs or the Indebtedness Amount, it shall only be counted once, to avoid multiple deductions for the same cost, expense or other amount.

(iii) The disclosures contemplated by Section 1.5(a)(i)(A) in the Capitalization and Closing Adjustment Amount Statement shall be deemed to be representations and warranties of Valor hereunder made as of immediately prior to the ISR Effective Time. During the period from the delivery of the Capitalization and Closing Adjustment Amount Statement from Valor to HW and Holdco and prior to the Closing, Valor shall provide HW and its Representatives with reasonable access to the books of account and records of Valor used to prepare the Capitalization and Closing Adjustment Amount Statement and the management of Valor for the purpose of assisting HW and its Representatives in their review of the amounts set forth therein. In the event of any disagreements between Valor and HW relating to any of the information included in or reflected on the Capitalization and Closing Adjustment Amount Statement, Valor and HW shall negotiate in good faith to reconcile any such disagreements (it being understood that if any such disagreements are not resolved by the ISR Effective Time, the Capitalization and Closing Adjustment Amount Statement prepared by Valor, as revised to reflect any revisions thereto agreed by the parties prior to the ISR Effective Time, but not any of HW’s or Holdco’s comments not agreed to by Valor, shall be the Capitalization and Closing Adjustment Amount Statement). In no event shall any such disagreements prevent or delay the Closing.

(b) Escrowed Shares. At the Closing, Holdco shall deposit 440,000 Holdco Common Shares (subject to adjustment pursuant to Section 2.5), unless the CE Mark Milestone is achieved prior to the Closing Date, in which case Holdco shall deposit 520,000 Holdco Common Shares (subject to adjustment pursuant to Section 2.5) (the “Escrowed Shares”), into an escrow account (the “Escrow Account”) to be established and maintained by U.S. Bank, N.A. (the “Escrow Agent”). At or prior to the Closing, the Escrow Agent, Holdco and the Shareholder Representative shall enter into an escrow agreement (the “Escrow Agreement”) substantially in the form of Exhibit L attached hereto with such changes that are reasonably requested by the Escrow Agent and agreed to by HW and Valor. The Escrowed Shares shall constitute security solely for the indemnification and Final Closing Adjustment Amount obligations of the Participating Rights Holders and the Founders pursuant to Article 11 and Section 1.5(e)(iv), respectively, and shall be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. The Escrow Agreement shall provide that any Escrowed Shares remaining in the Escrow Account on the Escrow Release Date and not distributed or distributable to the Shareholder Representative in accordance with Section 3.7(c) or subject to a pending indemnification claim pursuant to Article 11 shall be released to the Exchange Agent for distribution to the Participating Rights Holders and the Founders in accordance with each such Person’s Pro Rata Share. All fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Holdco.

(c) Representative Reimbursement Amount. A number of Holdco Common Shares equal to $1,000,000 divided by the Signing Date Price, rounded down to the nearest whole share (the “Initial Representative Reimbursement Amount,” together with any additional amounts deposited made with the Shareholder Representative pursuant to this Agreement, the “Representative Reimbursement Amount”), shall be deducted from the Aggregate Closing Holdco Shares, and issued by Holdco to the Shareholder Representative or a designee thereof, free and clear of any restrictions on transfer other than those provided under applicable Law, including the Securities Act and the Exchange Act, to be held by or on behalf of the Shareholder Representative for the payment of expenses incurred by the Shareholder Representative in performing its duties pursuant to this Agreement or any engagement agreement between Participating Rights Holders and/or the Founders, on the one hand, and the Shareholder Representative, on the other hand (a “Representative Engagement Agreement”).

(d) Closing Payment Allocation Schedule. Prior to the Closing, Valor shall deliver to HW and Holdco a schedule (the “Closing Payment Allocation Schedule”) setting forth, for each Participating Rights Holder and each of the Founders, as applicable:

(i) such Person’s name, and, to Knowledge of Valor as of the date of delivery, such Person’s address and email address;

(ii) the number of Valor Ordinary Shares held by such Participating Rights Holder as of immediately prior to the ISR Effective Time;

(iii) the number and series of Valor Preferred Shares held by such Participating Rights Holder as of immediately prior to the ISR Effective Time;

(iv) with respect to each holder of a Valor Option, whether such holder is an employee of Valor as of immediately prior to the ISR Effective Time;

(v) the number of Valor Ordinary Shares subject to each Valor Option held by each holder of a Valor Option (and the exercise price of such Valor Option) as of immediately prior to the ISR Effective Time;

(vi) the number of Valor Ordinary Shares or Valor Preferred Shares subject to each Valor Warrant held by each holder of a Valor Warrant (and the exercise price of such Valor Warrant) as of immediately prior to the ISR Effective Time;

(vii) the number of Closing Holdco Shares, Deducted Closing Holdco Shares, Warrants and Deducted Warrants, as applicable, attributable to such Person (which such amounts will be calculated in accordance with the provisions of the Valor Charter in effect immediately prior to the ISR Effective Time (with respect to the Participating Rights Holders), applicable Law and the terms and conditions of this Agreement, and shall not include any fractional shares) before any Tax withholdings, and before deduction of the Escrowed Shares and the portion of the Representative Reimbursement Amount attributable to such Person, in respect of all of such Person’s (A) Valor Ordinary Shares, (B) shares of each series of Valor Preferred Shares, (C) Valor Warrants, (D) Valor Options, and (E) Interests in Mitral, as applicable; provided that with respect to such amounts, HW, Valor, Holdco and its Affiliates or the Exchange Agent will be entitled to withhold Taxes in accordance with Section 3.2(e);

(viii) such Person’s Pro Rata Share;

(ix) the number of Holdco Common Shares comprising the Initial Representative Reimbursement Amount to be issued to the Shareholder Representative or its designee pursuant to Section 1.5(b) on behalf of such Person (which shall not include any fractional shares); and

(x) the number of Holdco Common Shares comprising the Escrowed Shares to be issued to the Escrow Agent on behalf of such Person (which shall not include any fractional shares).

The Closing Payment Allocation Schedule shall be deemed to be a representation and warranty of Valor hereunder made as of the time of delivery. In no event shall Holdco be required to make all or any portion of any payment to any Person hereunder unless and until the Closing Payment Allocation Schedule has been delivered by Valor. Holdco and HW shall be entitled to rely upon the Closing Payment Allocation Schedule for all purposes in connection with making the payments contemplated by Section 3.1 to be made on the Closing Date and neither the Shareholder Representative nor any Participating Rights Holder or the Founders shall be entitled to make any claim in respect of the allocation of the Closing Holdco Shares to be paid by Holdco to or for the benefit of any Person to the extent that such payment is made in a manner consistent with the Closing Payment Allocation Schedule.

(e) Post-Closing Adjustment to Closing Adjustment Amount.

(i) Within thirty (30) days following the Closing Date, Holdco and HW shall prepare and deliver to the Shareholder Representative its calculation of the Closing Adjustment Amount (the “Holdco Closing Adjustment Calculation”).

(ii) The Shareholder Representative shall have a period of thirty (30) days (the “Objection Period”) after delivery of the Holdco Closing Adjustment Calculation in which to provide written notice to Holdco of any objections thereto (the “Objection Notice”). During such thirty (30) day period, Holdco shall provide the Shareholder Representative and its Representatives with reasonable access, during normal business hours and in a manner that does not unreasonably interfere with the operations of Holdco, to the books of account and records used by any member of the Holdco Group to prepare the Holdco Closing Adjustment Calculation and the Holdco Group’s Representatives who were involved in the preparation of such Holdco Closing Adjustment Calculation for the purpose of assisting the Shareholder Representative and its Representatives in their review of the amounts set forth therein. The Objection Notice shall set forth in reasonable detail all disputed items in the Holdco Closing Adjustment Calculation. The Holdco Closing Adjustment Calculation and the resulting Closing Adjustment Amount, as adjusted, shall be deemed to be accepted by the Shareholder Representative on behalf of the Participating Rights Holders, and shall become final and binding on the parties on the latest of the expiration of the Objection Period or the date on which all objections have been resolved by the parties or the Independent Accounting Firm. If the Shareholder Representative gives any such Objection Notice within the Objection Period, then the Shareholder Representative and Holdco shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If the Shareholder Representative and Holdco do not resolve any dispute arising in connection with the calculation of the Closing Adjustment Amount or relating to the Holdco Closing Adjustment Calculation within thirty (30) days after the date of delivery of the Objection Notice, which 30-day period may be extended by written agreement of Holdco and the Shareholder Representative (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 1.5(e)(iii) below.

(iii) If Holdco and the Shareholder Representative have not been able to resolve a dispute arising in connection with the calculation of the Closing Adjustment Amount or relating to the Holdco Closing Adjustment Calculation within the Initial Resolution Period, either party may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively through the use of PricewaterhouseCoopers, or a firm of nationally recognized independent public accountants in the United States reasonably acceptable to each of Holdco and the Shareholder Representative if PricewaterhouseCoopers shall have a material conflict of interest at the time (the “Independent Accounting Firm”). The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the Participating Rights Holders and Holdco from the resolution of the dispute. For example, if the Shareholder Representative challenges the calculation of the Closing Adjustment Amount in the Holdco Closing Adjustment Calculation by an amount of $100,000, but the Independent Accounting Firm determines that the Participating Rights Holders have a valid claim for only $40,000, Holdco shall bear 40% of the fees and expenses of the Independent Accounting Firm and the Shareholder Representative (on behalf of the Participating Rights Holders) shall bear the other 60% of such fees and expenses. All other fees and expenses incurred by a party in connection with the Closing Adjustment Amount shall be borne by the party incurring such cost. Any dispute resolution proceeding shall be commenced within thirty (30) days after the expiration of the Initial Resolution Period. The Independent Accounting Firm shall determine (and written notice thereof shall be given to the Shareholder Representative and Holdco) as promptly as practicable, but in any event within sixty (60) days following its appointment, based solely on written submissions detailing the disputed items submitted to it by both parties, only (x) whether the Holdco Closing Adjustment Calculation, and Holdco’s calculation of the adjusted Closing Adjustment Amount were prepared in accordance with the terms of this Agreement, and (y) with respect to the disputed items submitted to the Independent Accounting Firm, whether and to what extent (if any) the Capitalization and Closing Adjustment Amount Statement, the Holdco Closing Adjustment Calculation or the Closing Adjustment Amount require adjustment together with a written explanation in reasonable detail of each such required adjustment, including the basis therefor, and the Independent Accounting Firm shall make no other determinations or calculations. For the avoidance of doubt, the Independent Accounting Firm shall not be entitled to impose penalties or interest on any party. All negotiations pursuant to this Section 1.5(e)(iii) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable other Laws, including state rules of evidence, and all negotiations, submissions to the Independent Accounting Firm, and dispute resolution proceedings under this Section 1.5(e)(iii), shall be treated as confidential information. The Independent Accounting Firm shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 1.5(e)(iii) are exclusive and, except as set forth below, the determination of the Independent Accounting Firm shall be final and binding on the parties. The decision rendered pursuant to this Section 1.5(e)(iii) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 1.5(e)(iii). The other party’s only defense to such a request for specific enforcement or other legal action shall be limited to fraud and manifest error.

(iv) Promptly after the Closing Adjustment Amount becomes final and binding on the parties in accordance with either of subsections (ii) or (iii) of this Section 1.5(e) (the “Final Closing Adjustment Amount”), the parties shall proceed as set forth in the remainder of this Section 1.5(e)(iv). In the event that the Final Closing Adjustment Amount as recalculated is greater than the Closing Adjustment Amount set forth in the Capitalization and Closing Adjustment Amount Statement, Holdco shall recover, at Holdco’s option, either from the Escrowed Shares (valued at the Signing Date Price) or by set-off against the next Contingent Payment to be made hereunder, an amount equal to such excess valued at the Signing Date Price. In the event that the Closing Adjustment Amount set forth on the Capitalization and Closing Adjustment Amount Statement is greater than the Final Closing Adjustment Amount, Holdco shall, within five (5) business days after the Final Closing Adjustment Amount as recalculated becomes final and binding, make an additional Contingent Payment to the Participating Rights Holders and the Founders by the issuance of Holdco Common Shares (valued at the Signing Date Price) in an amount equal to such difference.

1.6 Additional Payments.

(a) Contingent Payments. As additional consideration for the ISR Merger, but subject to the set-off rights of Holdco pursuant to Section 11.4 and the other terms of Article 11, after the ISR Effective Time, Holdco shall, upon satisfaction of the contingencies thereto, be required to make certain contingent payments (collectively, the “Contingent Payments”) to the Participating Rights Holders and the Founders in accordance with, and subject to, the provisions of Section 1.5(e)(iv), this Section 1.6, Section 1.7, Section 3.1, Section 8.11 and Section 11.4. The Contingent Payments shall include the CE Mark Contingent Payment, the First-in-Man Contingent Payment, and the Net Sales Contingent Payment, as applicable, but only to the extent that any of such payments become payable in accordance with this Section 1.6. Each Contingent Payment made hereunder shall be allocated to each of the Participating Rights Holders and each of the Founders in accordance with each such Person’s Pro Rata Share.

(b) CE Mark Contingent Payment. Subject to the set-off rights of Holdco pursuant to Section 11.4 and the other terms of Article 11, and subject to Section 1.6(e), Holdco shall make a Contingent Payment in the amount of the CE Mark Milestone Consideration Amount (the “CE Mark Contingent Payment”) following the achievement, if any, during the Earnout Period of the CE Mark Milestone; provided, however, that if the CE Mark Milestone is achieved prior to the Closing Date, the CE Mark Contingent Payment shall be made at the Closing and a portion of the CE Mark Contingent Payment shall be deposited into the Escrow Account pursuant to Section 1.5(b). In no event shall Holdco be required to make more than one (1) CE Mark Contingent Payment.

(c) First-in-Man Contingent Payment. Subject to the set-off rights of Holdco pursuant to Section 11.4 and the other terms of Article 11, and subject to Section 1.6(e), Holdco shall make a Contingent Payment in the amount of the First-in-Man Milestone Consideration Amount (the “First-in-Man Contingent Payment”) following the achievement, if any, during the Earnout Period of the First-in-Man Milestone; provided, however, that if the First-in-Man Milestone is achieved prior to the Closing Date, the First-in-Man Contingent Payment shall be made at the Closing. In no event shall Holdco be required to make more than one (1) First-in-Man Contingent Payment.

(d) Net Sales Contingent Payment. Subject to the set-off rights of Holdco pursuant to Section 11.4 and the other terms of Article 11, and subject to Section 1.6(e), Holdco shall make a Contingent Payment in the amount of the Net Sales Milestone Consideration Amount (the “Net Sales Contingent Payment”) following the achievement, if any, during the Earnout Period of the Net Sales Milestone. Other than as contemplated by Section 1.6(e), in no event shall Holdco be required to make more than one (1) Net Sales Contingent Payment.

(e) Acceleration. Upon the consummation of a Change in Control of HW at any time during the period between the Agreement Date and the Effective Time, or upon the consummation of a Change in Control of Holdco or the ISR Surviving Company at any time from and after the Effective Time, (i) any remaining unpaid CE Mark Contingent Payment and First-in-Man Contingent Payment shall immediately be due and payable by Holdco to the Participating Rights Holders and the Founders upon the consummation of such Change in Control, notwithstanding any failure to achieve the CE Mark Milestone and/or the First-in-Man Milestone, (ii) each Warrant and Deducted Warrant shall immediately vest and become exercisable for the full number of Warrant Shares (as defined in the Warrants and the Deducted Warrants) purchasable, and other securities or property distributable, thereunder upon the consummation of such Change in Control, notwithstanding any failure to achieve any amount of Net Sales in any period, and (iii) any remaining unpaid Net Sales Contingent Payment shall be due and payable by Holdco to the Participating Rights Holders and the Founders in the following manner:

(A) $175,000,000 of the Net Sales Milestone Consideration Amount shall be immediately due and payable, upon consummation of such Change in Control, notwithstanding any failure to achieve the Net Sales Milestone;

(B) an additional $75,000,000 of the Net Sales Milestone Consideration Amount shall be immediately due and payable, upon consummation of such Change in Control, notwithstanding any failure to achieve the Net Sales Milestone, in the event that the aggregate Net Sales during any period of twelve (12) consecutive calendar months during the Accelerated Earnout Period equals $75,000,000;

(C) in the event that no payments are made pursuant to Section 1.6(e)(B), an additional $75,000,000 of the Net Sales Milestone Consideration Amount shall be due and payable, at the time specified in Section 1.7(e), in the event that the aggregate Net Sales during any period of twelve (12) consecutive calendar months during the Earnout Period exceeds $75,000,000 and no payment shall be due under Section 1.6(e)(B);

(D) an additional $125,000,000 of the Net Sales Milestone Consideration Amount shall be immediately due and payable, upon consummation of such Change in Control, notwithstanding any failure to achieve the Net Sales Milestone, in the event that the aggregate Net Sales during any period of twelve (12) consecutive calendar months during the Accelerated Earnout Period equals $150,000,000; and

(E) in the event that no payments are made pursuant to Section 1.6(e)(D), an additional $125,000,000 of the Net Sales Milestone Consideration Amount shall be due and payable, at the time specified in Section 1.7(e), in the event the aggregate Net Sales during any period of twelve (12) consecutive calendar months during the Earnout Period exceeds $150,000,000, and no payment shall be due under Section 1.6(e)(D).

In the event of a Change in Control of Holdco or the ISR Surviving Company, proper provision shall be made by Holdco or the ISR Surviving Company, as applicable, such that the transferees, purchasers, surviving entity, successors, assigns or other beneficiaries of, or parties to, such transaction shall assume each of the obligations of any member of the Holdco Group set forth in Sections 1.6, 1.7, 3.1, 8.11, 8.12 and 8.18. In the event of each subsequent transaction having similar effect with respect to any transferees, purchasers, surviving entity, successors, assigns, other beneficiaries or parties in respect of a Change in Control of Holdco or the ISR Surviving Company or any such subsequent transaction, proper provision shall be made by the applicable transferees, purchasers, surviving entity, successors, assigns, other beneficiaries or parties such that such person or persons shall assume each of the obligations of set forth in Sections 1.6, 1.7, 3.1, 8.11, 8.12 and 8.18 that are obligations of any member of the Holdco Group as written herein. In the event of a Change in Control of Holdco or the ISR Surviving Company or a subsequent transaction described in this paragraph, all references in Sections 1.6, 1.7, and the related definitions in Exhibit A attached hereto shall be deemed to be references of the applicable transferees, purchasers, surviving entity, successors, assigns, other beneficiaries or parties described in this paragraph and each of their respective Subsidiaries, Affiliates, successors and assigns. Notwithstanding any provision herein to the contrary, no payment shall be required under this Section 1.6(e) prior to the Closing or if the Closing does not occur.

(f) Holdco’s Obligations. During the Earnout Period:

(i) Efforts Obligation. Holdco and its Subsidiaries (the “Holdco Group”) shall use commercially reasonable efforts, including such efforts that are consistent with Holdco and its Subsidiaries’ (individually or in the aggregate) ordinary course of conduct with respect to other products of similar materiality to the Holdco Group to (A) seek and obtain any regulatory approval or Permit required for the manufacture, sale, use and Commercialization of the Cardioband Product and the Cardioband TR Product in the United States and (B) satisfy the conditions of, and achieve, the CE Mark Milestone and the First-in-Man Milestone with respect to the Cardioband TR Product (such efforts under Sections 1.6(f)(i)(A) and (B), the “Efforts Obligation”); provided, that in the event that the Holdco Group finally determines at any time, in compliance with the Efforts Obligations, to discontinue efforts to achieve the First-in-Man Milestone with respect to the Cardioband TR Product, the reference to “First-in-Man with respect to the Cardioband TR Product” in the preceding clause (B) shall be deemed to be a reference to “First-in-Man with respect to the Cardiovalve Product” from and after such time; provided, further, that the parties acknowledge and agree that, as of the Agreement Date, it is the parties’ current expectation that the First-in-Man Milestone with respect to the Cardioband TR Product will more likely be achieved prior to the First-in-Man Milestone, if any, with respect to the Cardiovalve Product. Without limiting the consideration of other factors that may be relevant from time to time, some of the factors that may be taken into account in determining whether certain efforts by the Holdco Group are deemed to be “commercially reasonable” at any time with respect to any Valor Products shall include the stage of development of such Valor Product, the market potential of such Valor Product (including anticipated and actual profit margins), the level of regulatory approval that may be available for such Valor Product (including but not limited to the extent of the indications for which the Valor Products may be approved), the level of reimbursement that may be available for such Valor Product, the cost and outcome of any clinical trials, the safety and efficacy of such Valor Product, the level of Intellectual Property protection of such Valor Product, the presence of third-party Intellectual Property that may impact the marketability of such Valor Product, the presence or absence of particularly difficult manufacturing issues, and the expected competitive position of such Valor Product vis-à-vis other therapies that may have been or may be developed, marketed and sold for the same or similar indications, including with respect to the expected or actual efficacy and cost of such Valor Product when compared to such other products. For purposes of determining whether or not the Holdco Group is complying with the Efforts Obligation, the efforts of the Holdco Group with respect to each of the Valor Products shall be considered separately. Furthermore, any determinations on whether or not the Holdco Group shall have acted in compliance with the Efforts Obligation at any time shall be measured based on the information then available to the Holdco Group.

(ii) Certain Obligations. Holdco shall not, and shall cause each of its Subsidiaries not to, (A) take any actions in bad faith with respect to the Valor Products during the Earnout Period, or (B) knowingly and intentionally take any actions, or knowingly and intentionally omit to take any actions, with respect to the Valor Products during the Earnout Period which (x) are not commercially reasonable (with respect to actions undertaken) or are commercially reasonable (with respect to actions not undertaken), and (y) are undertaken, or not undertaken, in each case with respect to this clause (B), with the primary intent or purpose of avoiding, materially delaying or preventing the achievement of any of the Milestones during the Earnout Period or payment of any of the Contingent Payments, including the Net Sales Milestone and the Net Sales Contingent Payment.

(iii) Restriction on Certain Asset Transfers. Other than in connection with a Change in Control of the Holdco Group or the ISR Surviving Company, the Holdco Group shall not sell, assign, transfer or license (outbound), in each case to any Person other than a member of the Holdco Group, any material Valor Owned Intellectual Property or Valor Licensed Intellectual Property or any material Intellectual Property derived therefrom, or any material Intellectual Property conceived or reduced to practice by the Israeli Technology Center including, without limitation, any Intellectual Property conceived of, developed by, or otherwise participated in the development of, in each case whether in whole or in part, by the Israeli Technology Center, during the Earnout Period (for the avoidance of doubt, any Valor Owned Intellectual Property, Valor Licensed Intellectual Property or such other Intellectual Property shall be deemed to be “material” for the purposes of this Section 1.6(f)(ii) if the sale, assignment, transfer, or license (outbound) of such Valor Owned Intellectual Property, such Valor Licensed Intellectual Property or such other Intellectual Property in each case would reasonably be expected to have a material adverse effect on (x) the ability of the Cardioband Product or the Cardioband TR Product to obtain regulatory approval in the United States or (y) the achievement during the Earnout Period of any of the Milestones); provided that (i) the Holdco Group shall have the right to cross-license any Valor Owned Intellectual Property, Valor Licensed Intellectual Property or such other Intellectual Property on a non-exclusive basis to the extent that the Holdco Group reasonably determines such license is necessary or useful to reduce the risk of infringement or to reduce exposure to third party Intellectual Property, (ii) the Holdco Group shall have the right to license any Valor Owned Intellectual Property, Valor Licensed Intellectual Property or such other Intellectual Property on a non-exclusive basis for use in ventricular assist devices, and (iii) the Holdco Group shall have the right to transfer, assign or license any such material Valor Owned Intellectual Property, Valor Licensed Intellectual Property or such other Intellectual Property with the prior written consent of the Shareholder Representative.

(g) Holdco Discretion. Subject to the obligations of the Holdco Group under the other provisions of this Sections 1.6 and 8.12, and without limiting those obligations, the Holdco Group shall have sole discretion over all matters relating to the Valor Products and the Valor Business after the ISR Effective Time, including, but not limited to, any research, Development, Commercialization, engineering, clinical trial design, site selection, regulatory, quality standards, legal, Intellectual Property, manufacturing, licensing and sales decisions, regulatory approvals and reimbursement approvals relating to the Valor Products and the Valor Business. The parties hereby acknowledge that the achievement of the Milestones are subject to the satisfaction of certain conditions which may not occur.

(h) Safe Harbor. Notwithstanding anything to the contrary in this Agreement, in the event that Holdco and its Affiliates comply with the expenditure requirements of Section 8.12, the Shareholder Representative (on behalf of the Participating Rights Holders and Founders) shall not be permitted to allege (i) that the Efforts Obligations have not been satisfied with respect to the Cardioband Product during the periods described in Section 8.12(a) due to any failure of the Holdco Group to expend funds for the purposes described in Section 8.12(a) and (ii) that the Efforts Obligations have not been satisfied with respect to the First-in-Man Milestone with respect to the Cardioband TR Product during the periods described in Section 8.12(b) due to any failure of the Holdco Group to expend funds for the purposes described in Section 8.12(b).

(i) Assignability. The right of any Participating Rights Holder to receive any portion of a Contingent Payment will not be assignable or transferable except, subject to compliance with applicable securities Laws, (i) by operation of Law or the Laws of descent and distribution, divorce or community property, will or intestate succession, (ii) if such Participating Rights Holder is an entity, to any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners and (iii) if such Participating Rights Holder is an individual, to (A) trusts, so long as all beneficiaries of such trusts are such Participating Rights Holder and/or such Participating Rights Holder’s parents, spouse, descendants or siblings or descendants of such individual’s siblings, or (B) family limited partnerships or family limited liability companies, so long as all of the equity interests of such family limited partnerships or family limited liability companies are and in the future will be owned by such Participating Rights Holder and/or such Participating Rights Holder’s parents, spouse, descendants or siblings or descendants of such individual’s siblings, and any attempted or purported transfer in violation of this sentence will be null and void.

(j) Contingent Payments Not Securities. Valor hereby acknowledges and agrees, and by their adoption of this Agreement, acceptance of consideration under this Agreement or, if applicable, delivery of a Letter of Transmittal contemplated by Section 3.2(a)(i), the Participating Rights Holders and the Founders acknowledge and agree that: (i) except as provided in this Agreement, a Contingent Payment does not represent any ownership or Security in Valor, ISR Merger Sub, the ISR Surviving Company or Holdco and does not entitle any Participating Rights Holder or any Founder to voting rights or rights to dividend payments, (ii) a Contingent Payment is solely represented by this Agreement and is not represented by any certificate, instrument or other delivery, (iii) a Contingent Payment is solely a contractual right and is not a security for purposes of any securities Laws, and confers upon the Participating Rights Holders and the Founders only the rights of a general unsecured creditor under applicable Law, (iv) the Contingent Payments do not bear interest, and (v) the Contingent Payments are not redeemable. In the event any Contingent Payment is required to be paid to the Participating Rights Holders and the Founders pursuant to the terms and provisions hereof, a portion of such payment may be treated as interest for U.S. income Tax purposes. Each of the Participating Rights Holders, the Founders, Valor and the Shareholder Representative acknowledge and agree that no separate payment of interest will be made by Holdco with respect to any such Contingent Payment.

(k) Termination. The Holdco Group’s obligations under this Section 1.6 and Section 1.7, including the obligation of Holdco to make any Contingent Payment, shall begin on the Closing Date and terminate at the end of the Earnout Period (unless, with respect to a particular Contingent Payment, an earlier time is expressly provided herein with respect to such Contingent Payment); provided, however, that any such termination shall not relieve Holdco of its obligations to make any Contingent Payment to the extent the applicable Milestone has been achieved at or prior to the end of the Earnout Period.

1.7 Payment of Contingent Payments.

(a) Net Sales Certificates; Information; Access; and Audit Rights. On or prior to the date that is five (5) days after the date on which Holdco files, or would otherwise be required to file, its Form 10-Q or Form 10-K for each calendar quarter during the Earnout Period starting with the first full calendar quarter after the Closing Date, Holdco shall deliver to the Shareholder Representative a certificate signed by an officer of Holdco (each, a “Net Sales Certificate”) which shall include (i) a reasonably detailed calculation of the aggregate amount of Net Sales broken down on a product-by-product basis for such calendar quarter and (ii) amounts expended pursuant to each of Sections 8.12(a) and 8.12(b), including the categories of expenditure thereof, which amounts described in this clause (ii) shall be derived from the books and records of the Holdco Group maintained in the ordinary course of business (and, with respect to each of the foregoing clauses (i) and (ii), in the case of the first Net Sales Certificate delivered hereunder, for the period between the ISR Effective Time and the end of the calendar quarter including the ISR Effective Time); provided that each Net Sales Certificate that is delivered after the second calendar quarter of each calendar year shall also include a reasonably detailed summary of (x) any material developments or progress (positive or negative) made by the Holdco Group with respect to the Valor Products, including regulatory approval thereof, and (y) the satisfaction of the conditions of any unpaid Contingent Payment, which summary shall be in the form of a memorandum or presentation slides. Following such time as (A) Net Sales during any period of four (4) consecutive calendar quarters equals $60,000,000 until such time as Net Sales during any period of four (4) consecutive calendar quarters equals or exceeds $75,000,000, (B) Net Sales during any period of four (4) consecutive calendar quarters equals $420,000,000 until such time as Net Sales during any period of four (4) consecutive calendar quarters equals or exceeds $450,000,000, and (C) a Change in Control of Holdco or the ISR Surviving Company has been consummated and Net Sales during any period of four (4) consecutive calendar quarters equals $120,000,000 until such time as Net Sales during any period of four (4) consecutive calendar quarters equals or exceeds $150,000,000, each Net Sales Certificate delivered for a calendar quarter during such periods shall also include a calculation of the underlying

Net Sales broken down on a month-by-month basis (and a product-by-product basis during each month). During the Earnout Period, the Shareholder Representative and its Representatives shall have reasonable access, during regular business hours and upon reasonable advance written notice, to (A) the books and records of the Holdco Group and (B) the Holdco Group’s personnel, in each case, solely to the extent necessary to assist the Shareholder Representative and its Representatives in connection with the Shareholder Representative’s review of any Net Sales Certificate; provided, that the Shareholder Representative shall only be permitted to exercise such information and access rights twice per calendar year; provided, that such access to books and records shall be limited to such period as is reasonably required in order to complete such review thereof; and provided, further, that, the Holdco Group shall not be required to provide any access to any book, record, contract or document or provide any information (x) that is subject to an attorney-client or other legal privilege that might be impaired by such disclosure (provided, however, that the Holdco Group shall use its reasonable efforts to redact or otherwise provide such book, record, contract, document or information in a manner that does not jeopardize such attorney-client or other legal privilege) or (y) if such access or provision is prohibited by applicable Law. In the event that the Shareholder Representative exercises its rights hereunder with respect to a period covered by a Net Sales Certificate, the Shareholder Representative shall be precluded from such information and access rights in a subsequent period with respect to such previously reviewed Net Sales Certificate. The Shareholder Representatives shall, and shall and shall direct any person who receives any information pursuant to this Section 1.7(a) to (1) maintain the confidentiality of any non-public information delivered to it pursuant to this Section 1.7(a), except (A) as otherwise required by applicable Law, in which case the Shareholder Representative shall use commercially reasonable efforts to provide Holdco with advance notice of such requirement and a reasonable opportunity to seek confidential treatment with respect to such information in advance of any disclosure of such information by the Shareholder Representative, (B) that the Shareholder Representative may disclose such information to (x) its Representatives who have been informed of the confidential nature of such information and have agreed to treat such information as confidential and (y) without limiting the applicability of the immediately preceding clause (x), any Participating Rights Holder and any Founder who has entered into a customary confidentiality agreement with Holdco with respect to such information, and (C) in connection with investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any claims arising under this Agreement; and (2) comply with any applicable securities Laws relating to the possession of material non-public information and trading. In addition to the Shareholder Representative’s and its Representative’s access rights described above in this Section 1.7(a), upon notice by the Shareholder Representative, no more than twice during each calendar year in the Earnout Period, on a date mutually agreed between the Shareholder Representative and Holdco (which date shall be no more than forty-five (45) days following such notice by the Shareholder Representative), the Shareholder Representative shall have the right to participate in one meeting with management of Holdco and the ISR Surviving Company at HW’s headquarters in Massachusetts, to review the status of the Valor Products, regulatory approval thereof, and the satisfaction of the conditions of any unpaid Contingent Payment. Holdco shall notify the Shareholder Representative if the provision of any information, or the provision of any access, described in this Section 1.7(a) would include the provision of material non-public information. Notwithstanding anything to the contrary in this Agreement, the Shareholder Representative shall be entitled, by advance notice to the Holdco Group, to cause the Holdco Group to (i) delay delivery or provision of any portion of the information otherwise required to be delivered or provided under this Section 1.7(a) or otherwise until such later date as may be determined by the Shareholder Representative, (ii) not include certain specific information otherwise required to be delivered or provided under this Section 1.7(a) or otherwise in any report or information to be delivered under this Section 1.7 or otherwise, or (iii) deliver or provide any information (or parts thereof) otherwise required to be delivered under this Section 1.7(a) or otherwise in any report or information to be delivered under this Section 1.7 or otherwise to the Shareholder Representative’s outside legal counsel in lieu of delivery or provision to the Shareholder Representative, which information shall remain subject to confidentiality restrictions. The Holdco Group shall be required to keep any books of account or records of the Holdco Group relating to Net Sales and achievement of any of the Milestones consistent with its then current ordinary course document retention policy for similar information; provided, however, that the Holdco Group shall be required to keep any such books and records (x) during the exercise by the Shareholder Representative and its Representatives of the audit rights under this Section 1.7(a) until the completion of such audit, and (y) any dispute that is the subject of Section 1.7(b) until such dispute has been finally resolved.

(b) Dispute Resolution.

(i) Dispute Notice. In the event that the Shareholder Representative believes in good faith that the Net Sales Milestone or the Net Sales milestone set forth in the Warrants and the Deducted Warrants has been achieved, the Shareholder Representative shall be entitled to give Holdco written notice (a “Dispute Notice”) of such disagreement; provided, that any Dispute Notice shall be delivered no later than thirty (30) days following the date of delivery by Holdco to the Shareholder Representative of the Net Sales Certificate relating to the last calendar quarter during the Earnout Period.

(ii) Mutual Determination of Net Sales. In the event that the Shareholder Representative delivers a Dispute Notice, the Shareholder Representative and Holdco shall, for a period of not less than sixty (60) days after delivery of the Dispute Notice, attempt to mutually resolve such dispute.

(iii) Arbitration of Disputes. In the event that no agreement can be reached by the Shareholder Representative and Holdco as to the achievement of the Net Sales Milestone or the Net Sales milestone set forth in the Warrants and the Deducted Warrants within sixty (60) days after delivery of the Dispute Notice, then for a period of thirty (30) calendar days following the end of such sixty (60) day period either party shall have the right to cause the determination of the achievement of the Net Sales Milestone or the Net Sales milestone set forth in the Warrants and the Deducted Warrants to be submitted to arbitration by the New York, New York office of one of the following entities or their respective successors, so long as such entity or its successors is not a current, and has not been during any period relevant to such unresolved matter in such Dispute Notice, outside accountant or auditor to any member of the Holdco Group: Deloitte & Touche LLP, KPMG LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP, or any successor entity to any of the foregoing (any such Person to whom matters are submitted pursuant to this Section 1.7(b)(iii), the “Accountant”); provided, however, that in the event that no such Person may be engaged pursuant to the provisions of this Section 1.7(b)(iii), the “Accountant” shall be a firm of nationally recognized independent public accountants in the United States reasonably acceptable to each of Holdco and the Shareholder Representative; provided, further, that the engagement and charge of the Accountant shall be limited to determining whether the Net Sales Milestone or the Net Sales milestone set forth in the Warrants and the Deducted Warrants has been achieved, and, without limiting the foregoing, the Accountant shall not be entitled to determine any other matter. The Shareholder Representative and Holdco shall jointly select which of the Accountants will perform the calculation within thirty (30) days after the Shareholder Representative and Holdco determine that they are unable to settle such dispute independently. The Accountant selected in accordance with the foregoing sentence, who shall be mutually agreeable to Holdco and the Shareholder Representative, shall be referred to herein as the “Appraiser.” The Appraiser shall determine whether the Net Sales Milestone has been achieved within the limitations set forth above within sixty (60) days after the date of such Appraiser’s engagement. The reasonable fees and expenses of the Appraiser shall be paid by the Shareholder Representative out of the Representative Reimbursement Amount; provided, that if the Appraiser determines that the Net Sales Milestone or the Net Sales milestone set forth in the Warrants and the Deducted Warrants has been achieved, Holdco shall pay the fees and expenses of the Appraiser.

(c) Milestone Notice. On or prior to the tenth (10th) business day following the date of the achievement of any Milestone (provided, in the case of the Net Sales Milestone, on or prior to the tenth (10th) business day following the date on which the Net Sales Certificate is prepared for the period in which the date of achievement of the Net Sales Milestone occurs), Holdco shall deliver to the Shareholder Representative written notice of the achievement of such Milestone (each, a “Milestone Notice”); provided that if the CE Mark Milestone or the First-in-Man Milestone is reached prior to the Closing Date, no such notice shall be required.

(d) Contingent Payment Allocation. Within twenty (20) days of the receipt from Holdco of a Milestone Notice which indicates that a Contingent Payment is due, the Shareholder Representative shall deliver to Holdco any updates that the Shareholder Representative deems reasonably necessary to the Closing Payment Allocation Schedule or notify Holdco that no such updates are necessary (such update or such notification, the “Closing Payment Allocation Schedule Update”). Holdco and the ISR Surviving Company shall be entitled to rely upon the Closing Payment Allocation Schedule Update in connection with a Contingent Payment, and, in the event that no Closing Payment Allocation Schedule Update has been so delivered within such twenty (20) day period, Holdco and the ISR Surviving Company shall be entitled to rely upon the Closing Payment Allocation Schedule, in connection with a Contingent Payment and neither the Shareholder Representative nor any Participating Rights Holder or Founder shall be entitled to make any claim in respect of the allocation of such Contingent Payment made by Holdco to or for the benefit of any Participating Rights Holder or Founder to the extent that such Contingent Payment is made in a manner consistent with the applicable Closing Payment Allocation Schedule Update (or, if no Closing Payment Allocation Schedule Update has been so delivered within such twenty (20) day period, the Closing Payment Allocation Schedule).

(e) Milestone Payments. Subject to the provisions of Section 11.4, on or prior to the tenth (10th) business day following the receipt by Holdco of the Closing Payment Allocation Schedule Update (or, if no Closing Payment Allocation Schedule Update has been delivered by the Shareholder Representative to Holdco within the twenty (20) day period described in Section 1.7(d), on or prior to the tenth (10th) business day following such twenty (20) day period) related to the achievement of any Milestone, Holdco shall deliver to the Exchange Agent the applicable Contingent Payment Amount for such Milestone for further distribution to each of the Participating Rights Holders and each of the Founders in accordance with each such Person’s Pro Rata Share of such Contingent Payment Amount; provided that the CE Mark Contingent Payment or the First-in-Man Contingent Payment, as applicable, shall be paid on the Closing Date if the CE Mark Milestone or the First-in-Man Milestone, as applicable, is achieved prior to the Closing Date.

ARTICLE 2

THE US MERGER; CONVERSION OF HW SECURITIES; EXCHANGE OF HW CERTIFICATES

2.1 The US Merger. Subject to the other terms and conditions of this Agreement, including those set forth in Article 9 hereof, the US Merger shall be consummated under the following circumstances:

(a) At the Closing, HW and US Merger Sub shall file a certificate of merger relating to the US Merger (the “US Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The US Merger shall become effective at 5:00 p.m., New York time, on the Closing Date or at such later time as HW and Valor shall agree and specify in the US Certificate of Merger (such time as the US Merger becomes effective being the “Effective Time”). At the Effective Time, US Merger Sub shall be merged with and into HW in accordance with the DGCL, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of US Merger Sub shall cease and HW shall continue as the surviving corporation (the “US Surviving Corporation”). As a result of the US Merger, HW shall become a wholly-owned subsidiary of Holdco.

(b) The US Merger shall have the effects specified in the DGCL. From and after the Effective Time, the US Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of HW and US Merger Sub, all as provided under the DGCL.

(c) At the Effective Time, the certificate of incorporation of the US Surviving Corporation shall be amended and restated pursuant to the US Merger in its entirety as set forth on Exhibit J, until thereafter changed or amended as provided therein or by applicable Law. The name of the US Surviving Corporation immediately after the Effective Time shall be as determined by Holdco. At the Effective Time, the bylaws of the US Surviving Corporation shall be amended and restated to be identical to the bylaws of US Merger Sub.

(d) Immediately following the execution and delivery of this Agreement by the parties hereto, Holdco, in its capacity as the sole stockholder of US Merger Sub, shall adopt this Agreement, in accordance with the DGCL, by written consent, and shall deliver a copy of such written consent to each of the parties hereto.

2.2 Matters Concerning Holdco.

(a) Certificate of Incorporation; Bylaws. Prior to the Effective Time, HW, the sole shareholder of Holdco, shall adopt an Amended and Restated Certificate of Incorporation and Bylaws of Holdco, substantially in a form determined by HW, to be in effect as of the Effective Time, or prior to the Effective Time.

(b) Holdco Structure. The Holdco Group shall have the following characteristics as of and (subject to the legal power of the Holdco Board or the shareholders of Holdco to determine otherwise) after the Effective Time:

(i) Structure of Holdco. Holdco shall, following the consummation of the ISR Merger and the US Merger, serve as a parent company for the combined businesses of HW and Valor.

(ii) Exchange Listing and Ticker Symbol. Prior to the Effective Time, HW shall cause the Holdco Common Shares to be issued in connection with the ISR Merger and the US Merger, and the other Holdco Common Shares to be reserved for issuance upon exercise of the Warrants and the Deducted Warrants and payment of Contingent Payments pursuant to this Agreement, to be approved for listing on NASDAQ under the current HW ticker symbol. At or promptly following the Effective Time, Holdco shall cause such Holdco Common Shares to be listed on NASDAQ under the current HW ticker symbol.

(iii) Corporate Name. Prior to or at the Effective Time, HW shall cause the name of Holdco to be amended as determined by HW.

(c) Recontribution. Immediately after the Effective Time, HW shall sell to Holdco, and Holdco shall purchase from HW, all of the Holdco Common Shares then held by HW for an amount in cash equal to the aggregate par value of all such Holdco Common Shares.

2.3 Effect on Capital Stock of HW. At the Effective Time, by virtue of the US Merger and without any action on the part of HW, Holdco, US Merger Sub or any holder of any shares of common stock, par value $0.001 per share (the “HW Common Stock”), of HW:

(a) All shares of HW Common Stock that are owned by HW, Holdco or US Merger Sub immediately prior to the Effective Time (such shares of HW Common Stock, “Excluded HW Shares”) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.5, each share of HW Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded HW Shares) shall be converted into and thereafter represent the right to receive one newly and validly issued, fully paid up Holdco Common Share (the “HW Exchange Ratio”). The Holdco Common Shares to be newly issued upon the conversion of shares of HW Common Stock pursuant to this Section 2.3 are referred to collectively as the “US Merger Consideration.”

(c) All of the shares of HW Common Stock (other than the Excluded HW Shares) shall be converted into the right to receive Holdco Common Shares pursuant to this Section 2.3 and shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of HW Common Stock (a “HW Certificate”) or shares of HW Common Stock held in book entry form (“HW Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.3(b), the US Merger Consideration, upon surrender of such HW Certificate or HW Book-Entry Share.

2.4 Effect on US Merger Sub Common Stock. Each of the shares of common stock, par value $0.001 per share, of US Merger Sub (the “US Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.001 per share, of the US Surviving Corporation after the Effective Time.

2.5 Certain HW Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of the HW Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the US Merger Consideration, the HW Exchange Ratio, the Merger Consideration and the Founders’ Portion, as applicable, and any other similarly dependent items, including the matters subject to Sections 2.7, 3.1 and 8.11, as the case may be, shall be equitably adjusted to provide the holders of HW Common Stock, the Participating Rights Holders and the Founders, as applicable, the proportional ownership as contemplated by this Agreement prior to such event.

2.6 Exchange of HW Certificates and Book-Entry Shares.

(a) At or prior to the Effective Time, the Exchange Agent shall act, among other things, as exchange agent for the US Merger, and shall deposit with the Exchange Agent, for the benefit of the holders of HW Common Stock (other than the Excluded HW Shares), for exchange in accordance with this Article 2, a number of Holdco Common Shares equal to the total number of Holdco Common Shares issuable pursuant to Section 2.3 (the “US Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Holdco Common Shares contemplated to be issued pursuant to Section 2.3 out of the US Exchange Fund.

(b) Exchange Procedures.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than five days after the Effective Time), Holdco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of HW Common Stock (other than the Excluded HW Shares) represented by HW Certificates: (A) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the HW Certificates shall pass, only upon delivery of the HW Certificates to the Exchange Agent, and shall otherwise be in such form as Holdco, HW and the Exchange Agent shall reasonably agree; and (B) instructions for use in effecting the surrender of the HW Certificates (or affidavits of loss in lieu of the HW Certificates as provided in Section 2.6(e)) in exchange for the US Merger Consideration. Upon surrender of a HW Certificate (or affidavit of loss in lieu of the HW Certificate as provided in Section 2.6(e)) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such HW Certificate shall be entitled to receive in exchange therefor the US Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(e)), and the HW Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the HW Certificates. In the event of a transfer of ownership of HW Common Stock that is not registered in the transfer records of HW, the US Merger Consideration upon due surrender of the HW Certificate may be issued to such transferee if the HW Certificate formerly representing such HW Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required by Holdco to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each HW Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the US Merger Consideration as contemplated by this Agreement.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of HW Book-Entry Shares shall be required to deliver a HW Certificate or, in the case of holders of HW Book-Entry Shares held through The Depositary Trust Company, an executed letter of transmittal to the Exchange Agent to receive the US Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more HW Book-Entry Shares held through The Depositary Trust Company whose HW Common Stock were converted into the right to receive the US Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Holdco shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such HW Book-Entry Share the US Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(e)), and such HW Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than five days after the

Effective Time), Holdco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of HW Book-Entry Shares not held through The Depositary Trust Company: (A) an appropriate and customary letter of transmittal, which shall be in such form as Holdco and the Exchange Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the US Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such HW Book-Entry Shares shall be entitled to receive in exchange therefor the US Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(e)), and such HW Book-Entry Shares so surrendered shall forthwith be cancelled. The US Merger Consideration with respect to HW Book-Entry Shares shall only be made to the Person in whose name such HW Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of HW Book-Entry Shares. Until paid or surrendered as contemplated hereby, each HW Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the US Merger Consideration as contemplated by this Agreement.

(c) Transfer Books. At the Effective Time, the stock transfer books of HW shall be closed and thereafter there shall be no further registration of transfers of shares of HW Common Stock on the records of HW. From and after the Effective Time, the holders of HW Certificates and HW Book-Entry Shares representing shares of HW Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law, subject, however, to the US Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by HW on such shares of HW Common Stock not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, HW Certificates representing shares of HW Common Stock are presented to Holdco for any reason, they shall be cancelled and exchanged for the US Merger Consideration as provided in this Agreement.

(d) Termination of Fund; Abandoned Property. At any time following one year after the Closing Date, Holdco shall be entitled to require the Exchange Agent to deliver to it, or its nominee, any Holdco Common Shares or cash remaining in the US Exchange Fund made available to the Exchange Agent and not delivered to holders of HW Certificates or HW Book-Entry Shares, and thereafter such holders shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the US Merger Consideration payable upon due surrender of their HW Certificates or HW Book-Entry Shares and compliance with the procedures in Section 3.2(e). If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Authority pursuant to any applicable abandoned property, escheat or similar Laws), any holder of HW Certificates or HW Book-Entry Shares has not complied with the procedures in Section 3.2(e) to receive the US Merger Consideration to which such holder would otherwise be entitled, the US Merger Consideration to which such holder would otherwise be entitled in respect of such HW Certificates or HW Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Holdco nor the Exchange Agent shall be liable to any holder of a HW Certificate or HW Book-Entry Shares for US Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any HW Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed HW Certificates, upon the making of an affidavit of that fact by the holder thereof, the US Merger Consideration payable in respect thereof pursuant to Section 2.3(b) hereof; provided, however, that Holdco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the US Merger Consideration, require the owners of such lost, stolen or destroyed HW Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco or the Exchange Agent with respect to the HW Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Holdco Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Holdco Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered HW Certificate or HW Book-Entry Share with respect to the Holdco Common Shares represented thereby, unless and until the holder of such HW Certificate or HW Book-Entry Share shall surrender such HW Certificate or HW Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such HW Certificate, there shall be paid by Holdco to the holder of the certificates representing Holdco Common Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Holdco Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Holdco Common Shares.

2.7 HW Stock Options and Stock-Based Awards.

(a) Treatment of HW Stock Options. As of the Effective Time, each option to acquire shares of HW Common Stock (a “HW Stock Option”) granted under (i) the HW Employee Stock Option Plan, (ii) the HW 2008 Stock Incentive Plan, (iii) the HW 2012 Incentive Award Plan, or (iv) the non-plan stock options granted in 2007 (collectively, the “HW Equity Plans”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Holdco and shall be converted into an option (a “Holdco Stock Option”) to acquire Holdco Common Shares in accordance with this Section 2.7(a). Each such Holdco Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the HW Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable HW Equity Plan, in any award agreement or in such HW Stock Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Holdco Stock Option as so assumed and converted shall be an option to acquire that number of Holdco Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HW Common Stock subject to such HW Stock Option and (ii) the HW Exchange Ratio, at an exercise price per Holdco Common Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of HW Common Stock of such HW Stock Option by (y) the HW Exchange Ratio; provided, that the exercise price and the number of Holdco Common Shares subject to the Holdco Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of HW Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b) Treatment of HW Restricted Stock Units. As of the Effective Time, each restricted stock unit award granted under the applicable HW Equity Plan (a “HW RSU”) that is outstanding immediately prior to the Effective Time, whether or not it is vested, shall be assumed by Holdco and shall be converted into a restricted stock unit award (a “Holdco RSU”) with respect to Holdco Common Shares in accordance with this Section 2.7(b). Each such Holdco RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the HW RSU immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable HW Equity Plan, in any award agreement or in such HW RSU by reason of this Agreement or the Transactions). As of the Effective Time, each such Holdco RSU as so assumed and converted shall be a restricted stock unit award for that number of Holdco Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HW Common Stock underlying such HW RSU, multiplied by (ii) the HW Exchange Ratio.

(c) Not later than the Closing Date, Holdco shall deliver to the holders of HW Stock Options and HW RSUs any required notices setting forth such holders’ rights pursuant to the relevant HW Equity Plan and award documents and stating that such HW Stock Options and HW RSUs have been assumed by Holdco and shall continue in effect on the same terms and conditions subject, in each case, to the adjustments required by this Section 2.7 after giving effect to the US Merger and the terms of the relevant HW Equity Plan.

(d) Prior to the Effective Time, HW shall take all necessary action for the adjustment of HW Stock Options and HW RSUs under this Section 2.7. Holdco shall reserve for future issuance a number of Holdco Common Shares at least equal to the number of Holdco Common Shares that will be subject to Holdco Stock Options and Holdco RSUs as a result of the actions contemplated by this Section 2.7. Not later than the Closing Date, Holdco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Holdco Common Shares subject to such Holdco Stock Options and Holdco RSUs and shall distribute a prospectus relating to such Form S-8, and Holdco shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holdco Stock Options and Holdco RSUs remain outstanding.

(e) As of the Effective Time, Holdco shall assume all HW Equity Plans and the awards granted thereunder in accordance with this Section 2.7 and will be able to grant stock awards, to the extent permissible by applicable Laws and NASDAQ regulations, under the terms of the HW Equity Plans covering the reserved but unissued HW Shares, except that (i) HW Common Stock covered by such awards will be Holdco Common Shares and (ii) all references to a number of HW Common Stock will be changed to references to Holdco Common Shares. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the HW Board (or, if appropriate, any committee administering HW’s stock-based incentive plans) and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the provisions of this Section 2.7.

ARTICLE 3

CONVERSION OF VALOR SECURITIES; EXCHANGE OF VALOR CERTIFICATES; PAYMENTS

3.1 Conversion of Valor Securities.

(a) Valor Capital Stock.

(i) By virtue of the ISR Merger and without any action on the part of Valor or the Participating Rights Holders, each Valor Preferred S Share issued and outstanding immediately prior to the ISR Effective Time and held by Participating Rights Holders will be converted at the ISR Effective Time into the right to receive from Holdco (A) the Per Share Preferred S Closing Consideration, (B) the Per Share Preferred S Warrant Consideration, (C) the Per Share Preferred S Contingent Payment Consideration associated with any Contingent Payment required to be made pursuant to this Agreement, (D) the right to receive portions of the Escrowed Shares, if any, distributed in accordance with the Escrow Agreement and this Agreement, and (E) the right to receive portions of the Representative Reimbursement Amount, if any, distributed to the holders of Valor Capital Stock in accordance with Section 3.7(e). All such Valor Preferred S Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Valor Preferred S Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(a). Notwithstanding the foregoing, the Contingent Payments (or portions thereof) otherwise attributable to Valor Preferred S Stock may be reduced pursuant to the rights of Holdco under Section 11.4.

(ii) By virtue of the ISR Merger and without any action on the part of Valor or the Participating Rights Holders, each share of Valor Capital Stock (other than the Valor Preferred S Stock) issued and outstanding immediately prior to the ISR Effective Time and held by Participating Rights Holders will be converted at the ISR Effective Time into the right to receive from Holdco (A) the Per Share Closing Consideration, (B) the Per Share Warrant Consideration, (C) the Per Share Contingent Payment Consideration associated with any Contingent Payment required to be made pursuant to this Agreement, (D) the right to receive portions of the Escrowed Shares, if any, distributed in accordance with the Escrow Agreement and this Agreement, and (E) the right to receive portions of the Representative Reimbursement Amount, if any, distributed to the holders of Valor Capital Stock in accordance with Section 3.7(e). All such shares of Valor Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Valor Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(a). Notwithstanding the foregoing, the Contingent Payments (or portions thereof) otherwise attributable to such Valor Capital Stock may be reduced pursuant to the rights of Holdco under Section 11.4.

(b) Valor Warrants. By virtue of the ISR Merger and without any action on the part of Valor or the Participating Rights Holders, each unexercised Valor Warrant outstanding immediately prior to the ISR Effective Time and held by Participating Rights Holders shall be canceled and converted at the ISR Effective Time into the right to receive from Holdco, for each share subject to such Valor Warrant, (i) the Per Share Closing Consideration minus a number of Holdco Common Shares equal to the quotient obtained by dividing (A) the exercise price per share for the Valor Capital Stock purchasable pursuant to the Valor Warrant by (B) the Signing Date Price, (ii) the Per Share Warrant Consideration, (iii) the Per Share Contingent Payment Consideration associated with any Contingent Payment required to be made pursuant to this Agreement, (iv) the right to receive portions of the Escrowed Shares, if any, distributed in accordance with the Escrow Agreement and this Agreement, and (v) the right to receive portions of the Representative Reimbursement Amount, if any, distributed to the Participating Rights Holders in accordance with Section 3.7(e). All such Valor Warrants, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Valor Warrant shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(b). Notwithstanding the foregoing, the Contingent Payments (or portions thereof) otherwise attributable to Valor Warrants may be reduced pursuant to the rights of Holdco under Section 11.4.

(c) Valor Options. By virtue of the ISR Merger and without any action on the part of Valor or the holders thereof, each option granted pursuant to the Valor Option Plan (each a “Valor Option”) that is outstanding and unexercised as of immediately prior to the ISR Effective Time, whether or not vested or exercisable, shall be cancelled and terminated at the ISR Effective Time in exchange for the right to receive from Holdco, for each share subject to such Valor Option, (i) the Per Share Closing Consideration minus a number of Holdco Common Shares equal to the quotient obtained by dividing (A) the exercise price per share for the Valor Ordinary Shares purchasable pursuant to the Valor Option by (B) the Signing Date Price, (ii) the Per Share Warrant Consideration, (iii) the Per Share Contingent Payment Consideration associated with any Contingent Payment required to be made pursuant to this Agreement, (iv) the right to receive portions of the Escrowed Shares, if any, distributed in accordance with the Escrow Agreement and this Agreement, and (v) the right to receive portions of the Representative Reimbursement Amount, if any, distributed to the Participating Rights Holders in accordance with Section 3.7(e). All such Valor Options, when so terminated and exchanged, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Valor Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(c). Notwithstanding the foregoing, the Contingent Payments (or portions thereof) otherwise attributable to Valor Options may be reduced pursuant to the rights of Holdco under Section 11.4.

(d) Contingent Equity Rights. Except as set forth in Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(e), any options, warrants or other contingent rights (if any) to acquire capital stock of Valor as of the ISR Effective Time shall be cancelled or terminated in connection with the ISR Merger without payment of any consideration therefor.

(e) HW Owned Equity and Dormant Shares. At the ISR Effective Time, all Valor Preferred Shares held by HW or any of its Affiliates shall be automatically converted into an equal number of Valor Ordinary Shares. No HW Owned Equity shall receive Merger Consideration and all HW Owned Equity shall remain outstanding as equity interests of ISR Surviving Company following the ISR Effective Time. HW shall not, and shall cause its Affiliates not to, transfer or assign any Securities of Valor to any Person other than HW or any of its Affiliates prior to the ISR Effective Time. Each “dormant share” of Valor Ordinary Shares or Valor Preferred Shares held by Valor immediately prior to the ISR Effective Time shall be cancelled and extinguished at the ISR Effective Time without any conversion thereof and no payment shall be made with respect thereto.

(f) Shares of ISR Merger Sub. Each ordinary share of ISR Merger Sub issued and outstanding immediately prior to the ISR Effective Time shall be converted into one (1) validly issued fully paid and nonassessable ordinary share of the ISR Surviving Company.

(g) No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional Holdco Common Shares will be issued, and no certificates or scrip for any such fractional shares shall be issued hereunder. In lieu thereof, an amount in cash equal to the aggregate Signing Date Price of all such fractional shares shall instead be deposited with the Shareholder Representative by Holdco as additional Representative Reimbursement Amount.

(h) Equitable Adjustments.

(i) If at any time between the Effective Time and the payment of the First-in-Man Contingent Payment or the CE Mark Contingent Payment, any change in the outstanding Holdco Common Shares shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (but, for the avoidance of doubt, not as a result of the exercise of any outstanding Holdco or HW stock options, the issuance of securities in any capital-raising transactions by Holdco and repurchases or redemptions from individual stockholders), the number of shares issuable in respect of the First-in-Man Contingent Payment or the CE Mark Contingent Payment, as applicable, shall be proportionately adjusted to provide the Participating Rights Holders and the Founders the same proportional ownership as contemplated by this Agreement prior to such event.

(ii) If at any time between the Effective Time and the payment of the First-in-Man Contingent Payment or the CE Mark Contingent Payment, Holdco makes or declares any dividends or distributions (other than share dividends and share distributions covered by Section 3.1(h)(i)), Holdco shall deposit in a segregated account the amount of such dividends and distributions that would have been payable in respect of Holdco Common Shares to be issued in respect of the First-in-Man Contingent Payment or the CE Mark Contingent Payment, as applicable, until the First-in-Man Contingent Payment or the CE Mark Contingent Payment, as applicable, is paid to the Participating Rights Holders and the Founders. Concurrently with such payment of the First-in-Man Contingent Payment or the CE Mark Contingent Payment, as applicable, Holdco shall deliver the applicable segregated dividends and distributions to the Participating Rights Holders and the Founders.

(iii) If at any time from and after the first trading day on which Reference Market Value is measured until the issuance to the Participating Rights Holders and the Founders of any Holdco Common Shares that comprise the Net Sales Contingent Payment pursuant to Sections 1.6, 1.7, 3.1 and 8.11, any change in the outstanding Holdco Common Shares shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (but, for the avoidance of doubt, not as a result of the exercise of any outstanding Holdco or HW stock options, the issuance of securities in any capital-raising transactions by Holdco and repurchases or redemptions from individual stockholders), the Reference Market Value and the number of Holdco Common Shares issuable in respect of the Net Sales Contingent Payment shall be proportionately adjusted to provide the Participating Rights Holders and the Founders the same proportional ownership as contemplated by this Agreement prior to such event.

(iv) If at any time from and after the first trading day on which Reference Market Value is measured until the issuance to the Participating Rights Holders and the Founders of any Holdco Common Shares that comprise the Net Sales Contingent Payment pursuant to Sections 1.6, 1.7, 3.1 and 8.11, Holdco makes or declares any dividends or distributions (other than share dividends and share distributions covered by Section 3.1(h)(iii)), Holdco shall deposit in a segregated account the amount of such dividends and distributions that would have been payable in respect of Holdco Common Shares to be issued pursuant to such provisions as if such shares were outstanding at such time until such shares are issued. Concurrently with the issuance of such shares, Holdco shall deliver the applicable segregated dividends and distributions to the Participating Rights Holders and the Founders.

3.2 Exchange of Valor Certificates and Transmittal Materials for Closing Payment.

(a) Exchange Procedures.

(i) Holdco shall engage U.S. Bank, N.A. or such other Person as shall mutually be agreed in writing by HW and Valor (the “Exchange Agent”) to, among other things, assist in the distribution of Holdco Common Shares and to effect the distribution any cash payments required to be made by Holdco hereunder to the Participating Rights Holders and the Founders. All fees and expenses of the Exchange Agent under the Exchange Agreement shall be borne by Holdco. Within a reasonable period of time prior to the Closing, the Exchange Agent shall deliver to each Participating Rights Holder and each Founder (A) a Letter of Transmittal, Release and Joinder substantially in the form of Exhibit C attached hereto (the “Letter of Transmittal”) and (B) instructions for use in completing and submitting the Letter of Transmittal (and, in the case of Participating Rights Holders, effecting the surrender of certificate or certificates representing outstanding Valor Ordinary Shares or Valor Preferred Shares and in the case of Founders, effecting the surrender of certificate or certificates representing outstanding shares of Mitral (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e))) in exchange for the Holdco Common Shares representing that portion of the Merger Consideration or the Founders’ Portion to which such Participating Rights Holder or such Founder, as applicable, is entitled pursuant to the Closing Payment Allocation Schedule.

(ii) The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(d)) to the Exchange Agent in accordance with the terms of the Letter of Transmittal, duly executed, the applicable Participating Rights Holder or Founder shall be entitled to receive in exchange therefor the Merger Consideration payable to such Participating Rights Holder, or, subject to Section 8.11, Founders’ Portion payable to such Founder, pursuant to the terms hereof (after giving effect to any required Tax withholdings as provided in Section 3.2(e)), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or the Letter of Transmittal by any Participating Rights Holder or Founder. In the event of a transfer of ownership of Valor Ordinary Shares or Valor Preferred Shares that is not registered in the transfer records of Valor, the Merger Consideration payable upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Valor Ordinary Shares or Valor Preferred Shares is presented to the Exchange Agent, accompanied by all documents reasonably required by Holdco to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Holdco shall not be required to pay any amount of the Closing Holdco Shares or any Contingent Payment to a Participating Rights Holder or a Founder until receipt by the Exchange Agent from such Participating Rights Holder or such Founder of properly completed and executed Letters of Transmittal in the form attached hereto and the applicable Certificate.

(iii) Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the ISR Effective Time to represent only the right to receive upon such surrender the applicable amounts of Merger Consideration or Founders’ Portion payable pursuant to Section 3.1.

(b) No Further Rights in Certificates or Derivative Instruments. From and after the ISR Effective Time, holders of Valor Ordinary Shares, Valor Preferred Shares and Valor Options outstanding immediately prior to the ISR Effective Time will cease to be, and will have no rights as, shareholders or rightsholders of Valor or the ISR Surviving Company, other than the right to receive the portions of the Merger Consideration and rights under this Agreement.

(c) Termination of Exchange; No Liability. At any time following the first (1st) anniversary of the ISR Effective Time, Holdco or the ISR Surviving Company shall be entitled to require the Exchange Agent to deliver to it any Holdco Common Shares that had been made available to the Exchange Agent and that have not been disbursed to the Participating Rights Holders or the Founders and thereafter such Participating Rights Holders and the Founders shall be entitled to look only to Holdco or the ISR Surviving Company (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof with respect to the applicable Merger Consideration payable to them, without any interest thereon. Notwithstanding the foregoing, none of Holdco, the ISR Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate for any portion of the Closing Holdco Shares (or the value thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration or the Founders’ Portion remaining unclaimed by the Participating Rights Holders or the Founders three (3) years after the date on which the Participating Rights Holders and the Founders are eligible to receive payment thereof hereunder (or such earlier date, immediately prior to such time when the Merger Consideration or the Founders’ Portion payable to them would otherwise escheat to or become the property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Holdco or the ISR Surviving Company, free and clear of any claims or interest of any Person previously entitled thereto.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by a Valor Shareholder or Founder thereof in form reasonably satisfactory to Holdco, Holdco shall cause the Exchange Agent to issue to such Valor Shareholder or Founder such Valor Shareholder’s or Founder’s portion of the Closing Holdco Shares as provided in Section 3.1; provided, however, that Holdco may, in its sole discretion and as a condition precedent to causing such issuance by the Exchange Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver a customary agreement of indemnification in form reasonably satisfactory to Holdco and, to the extent required by the Exchange Agent despite reasonable efforts to resist such requirement by Holdco, a bond in such sum as the Exchange Agent may reasonably direct, as indemnity against any claim that may be made against Holdco, the ISR Surviving Company or the Exchange Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed. Notwithstanding the foregoing, in no event shall Holdco be required to issue a bond or otherwise provide any indemnity or assurance to the Exchange Agent with respect to any such lost, stolen or destroyed certificate(s).

(e) Withholding Rights With Respect to Payments Made Under the Agreement.

(i) Each of HW, Valor, the ISR Surviving Company, the US Surviving Corporation, Holdco or any of their Affiliates and the Exchange Agent and the Escrow Agent (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Escrow Agreement to any Participating Rights Holder or Founder (each, a “Payee”), and any other amount otherwise payable to any other person pursuant to any provision or obligation under this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made. Each Payor shall pay the amount deducted or withheld to the proper Taxation Authority in accordance with applicable Law and shall provide to the Payee with respect to whom such amounts were withheld or deducted a written statement of the amount so withheld or deducted. Payor shall be entitled to sell in the open market, but not to Holdco or any of its Affiliates, all or a portion of the Holdco securities otherwise deliverable to a Payee to the extent required to enable the relevant Payor to comply with such deduction or withholding requirement. The Payor shall notify the relevant Payee that such sale and withholding or deduction was made and remit to such Payee any balance of the proceeds of such sale not applied to the payment of Taxes less any costs or expenses incurred by the relevant Payor in connection with such sale.

(ii) Notwithstanding the provisions of Section 3.2(e)(i), but subject to Section 3.2(e)(v), with respect to Israeli Tax, all amounts (cash or securities) payable to a Payee shall be retained by the Exchange Agent (or its designee) for a period of up to one hundred and eighty (180) days from the Closing Date or an earlier date required in writing by a Payee in respect of its applicable portion of its consideration or as otherwise required by the ITA (the “Withholding Drop Date”) (during which time neither the Payor nor the Exchange

Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each such Payee (acting for itself or through an agent) may obtain a certification or ruling (a “Withholding Certificate”) issued by the ITA, in form and substance reasonably acceptable to Holdco and Payor (x) exempting Holdco from the duty to withhold Israeli Taxes with respect to the applicable consideration of such Payee, (y) determining the applicable rate of Israeli Tax to be imposed on the applicable consideration of such Payee, or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Payee. In the event that prior to the Withholding Drop Date, a Payee (or an agent acting on its behalf) submits to Holdco and Exchange Agent a Withholding Certificate, in form and substance acceptable to Holdco, the Exchange Agent shall act in accordance with the provisions of such Withholding Certificate.

(iii) If any Payee entitled to payment hereunder (A) does not provide the Holdco and Exchange Agent with a Withholding Certificate, in form and substance reasonably acceptable to Holdco and Payor, prior to the Withholding Drop Date, or (B) submits a written request to Holdco and the Exchange Agent to release his, her or its portion of the applicable consideration prior to the Withholding Drop Date and fails to submit a Withholding Certificate, in form and substance acceptable to Holdco and Payor, at or prior to such time, then the amount to be withheld from such Payee’s portion of the applicable consideration shall be calculated according to the applicable withholding rate as determined in good faith by Holdco in accordance with Section 3.2(e)(i).

(iv) Valor and any Participating Rights Holders may prepare and file with the ITA an application for a ruling permitting any Participating Rights Holders who elects to become a party to such a tax ruling (the “Electing Holder”), to defer any applicable Israeli Tax with respect to any consideration in Holdco securities that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Holdco securities by such Electing Holder or such other date set forth in Section 104(h) of the Israeli Tax Code (the “104(h) Tax Ruling”). Holdco and HW shall reasonably cooperate with Valor and the applicable Participating Rights Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104(h) Tax Ruling. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104(h) Tax Ruling, as promptly as practicable. Notwithstanding the provisions of Section 3.2(e)(i), if the 104(h) Tax Ruling shall be received and delivered to the Exchange Agent prior to the Withholding Drop Date, then the provisions of the 104(h) Tax Ruling shall apply and all applicable withholding and reporting procedures shall be made in accordance with the provisions of the 104(h) Tax Ruling and Section 104(h) of the Israeli Tax Code. The final text of the 104(h) Tax Ruling shall in all circumstances be subject to the prior written confirmation of HW or its counsel (such confirmation not to be unreasonably withheld, conditioned or delayed).

(v) Notwithstanding anything to the contrary in this Section 3.2, any consideration which a holder of Valor 102 Shares, Valor 102 Options or Valor 3(i) Options has the right to receive pursuant to this Agreement in respect of such Valor 102 Shares, Valor 102 Options or Valor 3(i) Options shall be transferred (or caused to be transferred) directly to the Section 102 Trustee, in accordance with the Israeli Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable), if obtained, and shall be held in trust by the Section 102 Trustee, as applicable, pursuant to the applicable provisions of the Israeli Tax Code (including Section 102) and the Israeli Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable), if obtained. The Section 102 Trustee shall be responsible for holding such consideration, in accordance with the terms and conditions of Section 102 of the Israeli Tax Code (as applicable), the Israeli Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable) and the trust documents governing the trust held by the Section 102 Trustee. If the Israeli Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable), is not obtained by the Withholding Drop Date then the Exchange Agent shall transfer the consideration which a holder of Valor 102 Shares, Valor 102 Options or Valor 3(i) Options has the right to receive pursuant to this Agreement to such holder of Valor 102 Shares, Valor 102 Options or

Valor 3(i) Options and the amount to be withheld from such Payee’s portion of the applicable consideration shall be calculated according to the applicable withholding rate as determined in good faith by Holdco in accordance with Section 3.2(e)(ii) or Section 3.2(e)(iii), as applicable.

(vi) Notwithstanding anything to the contrary in this Section 3.2, with respect to any non-Israeli resident holders of Valor Options or Valor Ordinary Shares that were granted such securities in consideration for work or services performed outside of Israel for a non-Israeli resident Subsidiary of Valor (provided that any such holder provides Holdco and Exchange Agent with a validly executed declaration, in the form attached as Exhibit E, which includes, inter alia, a declaration regarding such holder’s non-Israeli residence and confirmation such holder was granted such securities in consideration for work or services performed outside of Israel for a non-Israeli resident subsidiary of Valor and performed all work and services outside of Israel), the payment of any consideration which such holders have the right to receive shall not be subject to any withholding or deduction of Israeli Tax unless the ITA determines otherwise.

3.3 Closing Deliveries by Valor. At or prior to the Closing (as provided herein), Valor shall deliver or cause to be delivered to HW or Holdco, as applicable:

(a) the Capitalization and Closing Adjustment Amount Statement and the Closing Payment Allocation Schedule;

(b) a counterpart of the Escrow Agreement, duly executed by the Shareholder Representative;

(c) a counterpart of the Exchange Agent Agreement, duly executed by the Shareholder Representative;

(d) a certificate executed on behalf of Valor by an individual authorized to sign on behalf of Valor certifying the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b);

(e) evidence that the Tail D&O Policy has been obtained in accordance with Section 8.18(b);

(f) (i) a copy of the Organizational Documents of Valor and its Subsidiaries, as amended through the ISR Effective Time certified by the Companies Registrar; (ii) a copy of the resolutions of the Valor Board approving the ISR Merger and the Transactions; and (iii) a certificate executed on behalf of Valor by an individual authorized to sign on behalf of Valor certifying that the Required Valor Shareholder Vote has been obtained;

(g) evidence of receipt of the OCS Approval;

(h) a print-out of from the on-line database of the Companies Registrar that does not indicate that Valor is a “breaching company”, dated as of a date not earlier than five (5) business days prior to the Closing Date; and

(i) letters of resignation, effective as of the ISR Effective Time, from each director of Valor.

3.4 Closing Deliveries by Holdco. At or prior to the Closing, Holdco shall deliver or cause to be delivered to the Shareholder Representative or the applicable Persons specified below:

(a) counterparts of the Escrow Agreement, duly executed by Holdco and the Escrow Agent;

(b) counterparts of the Exchange Agent Agreement, duly executed by Holdco and the Exchange Agent;

(c) a certificate executed on behalf of Holdco of an executive officer of Holdco certifying the satisfaction of the conditions set forth in Sections 9.3(a) and 9.3(b);

(d) the Aggregate Closing Holdco Shares to the Exchange Agent for further distribution to the Participating Rights Holders and the Founders pursuant to the terms hereof;

(e) duly executed Warrants (each Warrant shall be delivered to the Exchange Agent on behalf of the applicable Participating Rights Holder);

(f) duly executed Deducted Warrants (each Deducted Warrant shall be delivered to the Exchange Agent on behalf of the applicable Founder);

(g) the Escrowed Shares to the Escrow Agent in accordance with the Escrow Agreement and Section 1.5(b);

(h) the Initial Representative Reimbursement Amount (delivered as directed by the Shareholder Representative);

(i) in cash by wire transfer of immediately available funds the Transaction Costs to the payees thereof;

(j) a certificate of the Secretary of Holdco certifying the names and signatures of the officers of Holdco, US Merger Sub and ISR Merger Sub authorized to sign this Agreement and the Related Agreements and the other documents to be delivered hereunder and thereunder;

(k) (i) a copy of the Organizational Documents of Holdco and US Merger Sub, as amended through the ISR Effective Time certified by the Delaware Secretary of State and a copy of the Organizational Documents of ISR Merger Sub, as amended through the ISR Effective Time certified by an officer of ISR Merger Sub; and (ii) minutes of the Holdco Board approving the Transactions, including the ISR Merger and the US Merger;

(l) the ISR Merger Certificate from the Companies Registrar; and

(m) a good standing certificate for Holdco from the Delaware Secretary of State dated as of a date not earlier than five (5) business days prior to the Closing Date.

3.5 Closing Deliveries by HW. At or prior to the Closing, HW shall deliver or cause to be delivered to the Shareholder Representative:

(a) a certificate and notice to the U.S. Internal Revenue Service pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated within 30 days prior to the Closing Date, to the effect that interests in HW are not U.S. real property interests;

(b) a certificate executed on behalf of HW by an executive officer of HW certifying the satisfaction of the conditions set forth in Sections 9.3(a) and 9.3(b);

(c) a certificate of the Secretary of HW certifying the names and signatures of the officers of HW authorized to sign this Agreement and the Related Agreements and the other documents to be delivered hereunder and thereunder;

(d) minutes of the HW Board approving the Transactions, including the ISR Merger and the US Merger; and

(e) a good standing certificate for HW from the Delaware Secretary of State dated as of a date not earlier than five (5) business days prior to the Closing Date.

3.6 Valor Stock Transfer Books. At the ISR Effective Time, the stock transfer books of Valor shall be closed and there shall be no further registration of transfers of Valor Ordinary Shares or Valor Preferred Shares thereafter on the records of Valor. From and after the ISR Effective Time, the holders of Certificates representing such shares outstanding immediately prior to the ISR Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable Laws.

3.7 Shareholder Representative.

(a) Appointment/Replacement of Shareholder Representative. Valor Shareholder Representative, LLC is hereby appointed, effective from and after the ISR Effective Time, to act as the Shareholder Representative under this Agreement in accordance with the terms of this Section 3.7(a), the Escrow Agreement and the Exchange Agent Agreement. The Shareholder Representative may resign at any time. At any time during the term of this Agreement, the holders of a majority of the issued and outstanding Valor Capital Stock (on an as-converted basis, if applicable) immediately prior to the ISR Effective Time may, and following the resignation of the Shareholder Representative such holders shall, by written consent, appoint a new representative to act as the Shareholder Representative. Notice, together with a copy of the written consent appointing such new representative and a joinder agreement signed by the new representative, must be delivered to Holdco and, if applicable, the Escrow Agent not later than the effective time of such appointment. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(b) Authority After the ISR Effective Time. From and after the ISR Effective Time, the Shareholder Representative shall be authorized, on behalf of the Participating Rights Holders and Founders, to:

(i) take all actions required or permitted by, and exercise all rights granted to, the Shareholder Representative in this Agreement, the Escrow Agreement, the Exchange Agent Agreement or any other Related Agreement, including the calculation of the payments due to each Participating Rights Holder and each Founder pursuant to any provision of this Agreement, the Escrow Agreement, the Exchange Agent Agreement or any other Related Agreement for purposes of delivering the Closing Payment Allocation Schedule, any Closing Payment Allocation Schedule Update or otherwise;

(ii) receive all notices or other documents given or to be given to the Shareholder Representative by any person pursuant to this Agreement or the Related Agreements;

(iii) receive and accept service of legal process in connection with any claim or other proceeding against the Participating Rights Holders and the Founders arising under this Agreement or the Related Agreements;

(iv) negotiate, undertake, compromise, prosecute, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Related Agreements on behalf of the Participating Rights Holders and the Founders;

(v) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Shareholder Representative (including any Related Agreements) in connection with any of the Transactions on behalf of the Participating Rights Holders and the Founders;

(vi) engage special counsel, accountants and other advisors and incur such other expenses (at the expense of the Participating Rights Holders and the Founders) in connection with any of the Transactions on behalf of the Participating Rights Holders and the Founders;

(vii) apply the Representative Reimbursement Amount to the payment of (or reimbursement of the Shareholder Representative for) expenses and liabilities which the Shareholder Representative may incur pursuant to this Agreement, the Related Agreements or otherwise in connection with the Transactions;

(viii) approve of and execute amendments to this Agreement in accordance with Section 12.13 and to the Related Agreements in accordance with the applicable terms thereof; and

(ix) take such other action as the Shareholder Representative may deem appropriate, on behalf of the Participating Rights Holders and the Founders, including:

(A) agreeing to any modification or amendment of this Agreement and the Related Agreements and executing and delivering an agreement of any such modification or amendment;

(B) taking any actions required or permitted under this Agreement and the Related Agreements; and

(C) all such other matters as the Shareholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Related Agreements.

Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to act on behalf of the Participating Rights Holders or the Founders, except as expressly provided herein, the Escrow Agreement and any Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Shareholder Representative in any ancillary agreement, schedule, exhibit, other document or the Valor Disclosure Schedule. In addition, the Shareholder Representative shall be entitled to: (i) rely upon the Closing Payment Allocation Schedule and any Closing Payment Allocation Schedule Update, (ii) rely upon any signature believed by the Shareholder Representative to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Rights Holder, Founder or other party.

(c) Reimbursement of Expenses. The Shareholder Representative shall be entitled to receive reimbursement from any Representative Reimbursement Amount held by or on behalf of the Shareholder Representative, for any and all expenses, charges, losses, claims, damages, fees, costs, expenses and liabilities, including attorneys’ fees, fees of other skilled professionals and in connection with seeking recovery from insurers, incurred by the Shareholder Representative in the performance or discharge of its rights and obligations under this Agreement and the Related Agreements (the “Shareholder Representative Expenses”). If the Representative Reimbursement Amount is insufficient to cover any Shareholder Representative Expenses, the Shareholder Representative may recover such Shareholder Representative Expenses, at the Shareholder Representative’s option and in its sole discretion, (i) directly from the Participating Rights Holders and the Founders or (ii) from the Exchange Agent, the Escrow Agent and/or Holdco prior to the payment by any such Person of any amounts or Holdco Common Shares (including in respect of Contingent Payments) to the Participating Rights Holders and the Founders (which recoveries pursuant to this clause (ii) shall be deducted from such payments to the Participating Rights Holders and the Founders in accordance with each Participating Rights Holder’s and each Founder’s Pro Rata Share of such payments). The Shareholder Representative will hold the Representative Reimbursement Amount, at the Shareholder Representative’s option and in its sole discretion, (i) with the Escrow Agent or (ii) in a segregated client account or depository and separate from its corporate funds, and will not voluntarily make it available to its creditors in the event of bankruptcy. The Shareholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Reimbursement Amount other than as a result of its gross negligence or willful misconduct. The Representative Reimbursement Amount shall only be used for the payment of the Shareholder Representative Expenses or as otherwise required by this Agreement, the Escrow Agreement, any Representative Engagement Agreement or any other Related Agreement. The Participating Rights Holders and the Founders acknowledge that the Shareholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

(d) Release from Liability; Indemnification; Authority of Shareholder Representative. Certain Participating Rights Holders have entered into an engagement agreement with the Shareholder Representative to provide direction to the Shareholder Representative in connection with the performance of its services under this Agreement and the Related Agreements (such Participating Rights Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). By virtue of the adoption of this Agreement and the approval of the ISR Merger by the Valor Shareholders, each Participating Rights Holder shall (and by acceptance of any payment under this Agreement or the Related Agreements the Founders shall) be deemed to hereby release the Shareholder Representative (together with its members, managers, directors, officers, contractors, agents, employees and other Representatives), and each member of its Advisory Group (collectively, the “Shareholder Representative Group”), from, and each Participating Rights Holder and each Founder, by virtue of such adoption and approval or acceptance, as applicable, shall be further deemed to agree to indemnify, defend and hold harmless the Shareholder Representative Group against, liability for any action taken or not taken by him, her or it in his, her or its capacity as the Shareholder Representative Group, except for the liability of the Shareholder Representative Group, or any member thereof, to a Participating Rights Holder or a Founder for loss which such holder may suffer from the willful misconduct or gross negligence of the Shareholder Representative Group or such member in carrying out his, her or its duties hereunder. Each Founder, and by virtue of the adoption of this Agreement and the approval of the ISR Merger by the Valor Shareholders, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of this Agreement and the approval of the ISR Merger, whether at a meeting or by written consent in lieu thereof) shall be deemed to appoint, as of the ISR Effective Time, the Shareholder Representative as his, her or its true and lawful exclusive agent and attorney-in-fact to enter into any agreement in connection with the Transactions, the Escrow Agreement and the Exchange Agent Agreement, to exercise all or any of the powers, authority and discretion conferred on him, her or it under any such agreement, to give and receive notices on their behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Holdco, the ISR Surviving Company or the US Surviving Corporation may be entitled to indemnification and, by virtue of its approval of this Agreement, the Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such exclusive agent and attorney-in-fact. This power of attorney as well as the powers, immunities and rights to indemnification granted to the Shareholder Representative Group hereunder are coupled with an interest and irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Participating Rights Holder and shall be binding on any successor thereto. Each Participating Rights Holder and each Founder (i) agrees that all actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon all of the Participating Rights Holders and Founders and each such Person’s successors, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholder Representative taken in good faith under this Agreement or the Related Agreements.

(e) Distribution of Representative Reimbursement Amount. The entirety of the Representative Reimbursement Amount that has not been consumed by the Shareholder Representative pursuant to the terms of this Agreement on the date that is the ninetieth (90th) day following the date on which the final Contingent Payment is due and paid or, if later, the date on which all indemnification claims of the Holdco Indemnitees outstanding at the end of such period have been discharged in full, shall be distributed by the Shareholder Representative to the Exchange Agent for further distribution to the Participating Rights Holders and the Founders in accordance with each such Person’s Pro Rata Share.

3.8 Further Action. If, at any time after the ISR Effective Time, any further action is necessary or desirable to effectuate the Transactions and to vest Holdco, the ISR Surviving Company and the US Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Valor, the ISR Merger Sub, HW and the US Merger Sub, the officers and directors of Holdco, the ISR Surviving Company and the US Surviving Corporation are fully authorized in the name of Valor, the ISR Merger Sub, HW and the US Merger Sub or otherwise to take, and shall take, all such action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING VALOR

Valor hereby represents and warrants to the other parties hereto as follows as of each of the Agreement Date and the Closing Date (or such other date specified herein); provided, that such representations and warranties shall be qualified by the attached Disclosure Schedule of Valor (the “Valor Disclosure Schedule”). Notwithstanding any other provision of this Agreement or the Valor Disclosure Schedule, each disclosure set forth in the Valor Disclosure Schedule will be deemed to qualify each representation and warranty of Valor set forth in this Agreement (i) that is specifically identified (by cross-reference, section heading or otherwise) in the Valor Disclosure Schedule as being qualified by such disclosure or (ii) (notwithstanding the absence of an appropriate cross-reference or section heading) with respect to which the relevance of such disclosure is reasonably apparent on the face of such disclosure. In addition, for purposes of determining accuracy as of the Closing Date of the representations and warranties of Valor under Section 4.3 hereof only, the Valor Disclosure Schedule shall be deemed to have been updated by the information set forth in the Capitalization and Closing Adjustment Amount Statement.

4.1 Organization, Good Standing and Qualification. Each of Valor and Mitral is a private company duly organized and validly existing under the Laws of Israel and has all requisite company power and authority to carry on the Valor Business. ValCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Valor Business. Each of Valor and its Subsidiaries has not been dissolved and is not in the process of being dissolved by any company resolutions or other action by its directors (or members of similar governing bodies) or, to the Knowledge of Valor, (x) equity holders, (y) any Governmental Authority or (z) otherwise. Section 4.1 of the Valor Disclosure Schedule lists the names of the directors and officers (or members of similar governing bodies), together with their titles, of Valor and its Subsidiaries. Valor and its Subsidiaries are duly qualified or licensed to transact business in each jurisdiction in which its ownership of property or assets or the conduct of its business as now conducted makes such qualification necessary, other than any such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valor. Each of Valor and its Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to the extent it is a party, and to perform its obligations under, and to carry out the provisions of, this Agreement and the Related Agreements.

4.2 Subsidiaries. Valor does not have, and has not ever had any Subsidiaries other than Mitral and ValCo, and does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. Valor is not, and has never been, a participant in any joint venture or similar arrangement. Valor is not, and has not been, a general partner of, nor is it responsible or liable for any of the debts or other obligations of, any other person. As of the date hereof, all Interests in ValCo and Interests in Mitral are held as set forth on Section 4.2 of the Valor Disclosure Schedule. As of the Closing Date, Valor owns all of the Interests in ValCo and Interests in Mitral (other than the Interests in Mitral held by the Founders as set forth in Section 4.2 of the Valor Disclosure Schedule) free and clear of any liens, encumbrances or other continuing rights or obligations; provided, that any such Interests in Mitral held by the Founders may be acquired by Valor between the Agreement Date and the ISR Effective Time.

4.3 Capitalization; Voting and Other Rights.

(a) The authorized capital stock of Valor consists of:

(i) Ordinary Shares. 6,081,144 Valor Ordinary Shares, 551,010 shares of which are issued and outstanding as of the Agreement Date; and

(ii) Preferred Shares. 4,851,669 preferred shares of Valor, at par value NIS 0.01 per share (the “Valor Preferred Shares”), of which (A) 300,000 shares have been designated Series A Preferred Shares, all of which are issued and outstanding, (B) 1,376,932 shares have been designated Series B Preferred Shares, all of which are issued and outstanding, (C) 452,505 shares have been designated Series C Preferred Shares, all of which are issued and outstanding, (D) 1,000,746 shares have been designated Series D Preferred Shares, 821,420 shares of which are issued and outstanding, (E) 45,896 shares have been designated Series D-1 Preferred Shares, 45,895 shares of which are issued and outstanding as of the Agreement Date, (F) 1,111,944 shares have been designated Series D-2 Preferred Shares, 952,361 shares of which are issued and outstanding as of the Agreement Date and 54,807 of which are reserved for issuance as of the Agreement Date upon the exercise of the Warrants issued on March 1, 2014 and 56,418 of which are reserved for issuance as of the Agreement Date upon the exercise of the Warrants issued on March 30, 2015, (G) 177,550 shares have been designated Series D-3 Preferred Shares, all of which are issued and outstanding, (H) 253,692 shares have been designated Series D-4 Preferred Shares, 203,320 shares of which are issued and outstanding as of the Agreement Date and 40,663 of which are reserved for issuance as of the

Agreement Date upon the exercise of the Warrants issued on April 1, 2015 and June 29, 2015, (I) 79,404 shares have been designated Series D-5 Preferred Shares, none of which are issued and outstanding as of the Agreement Date, and (J) 53,000 shares have been designated Series S Preferred Shares, all of which are issued and outstanding. The respective rights, restrictions, privileges and preferences of the Valor Preferred Shares are as stated in the Valor Charter.

(b) Except as contemplated by Section 8.11 and as set forth in Section 4.3(b) of the Valor Disclosure Schedule and other than the HW Note and any Subsequent HW Notes, there are not outstanding any options, warrants, instruments, rights (including conversion or preemptive rights, rights of first refusal, registration rights (including piggyback rights) or rights of first offer), proxy or shareholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from Valor or its Subsidiaries of any of their Securities. Valor and its Subsidiaries are not a party or subject to any agreement or understanding and, to the Knowledge of Valor, there is no agreement or understanding between any other persons, other than as contemplated by this Agreement and the Related Agreements, (i) that affects or relates to the voting or giving of written consents with respect to any Security other than as contemplated by this Agreement, (ii) with respect to the issuance by Valor or its Subsidiaries, or the sale or transfer between any persons, of Interests in Valor or its Subsidiaries, (iii) relating to the registration by Valor or its Subsidiaries of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Securities of Valor or any of its Subsidiaries, or (iv) requiring Valor or its Subsidiaries to repurchase, redeem or otherwise acquire any Securities of Valor or any of its Subsidiaries.

(c) All of the issued and outstanding shares of Valor and its Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in material compliance with all applicable Laws concerning the issuance of securities. All Valor Options were issued in material compliance with all applicable Laws concerning the issuance of securities. Each grant of Valor Options was duly authorized no later than the date on which the grant of such Valor Option was by its terms to be effected by all necessary corporate action, including, as applicable, approval by the Valor Board (or a duly authorized committee or subcommittee thereof) and any required shareholder approval by the necessary number of votes or written consents; such grant was made in material compliance with the terms of the Valor Option Plan. All Valor Options have been validly issued, properly approved by the Valor Board (or a duly authorized committee or subcommittee thereof) and with respect to Valor 102 Options, deposited with the Section 102 Trustee, in compliance with all applicable Law. All of the Valor Ordinary Shares that may be issued upon conversion of the Valor Preferred Shares or pursuant to the exercise of outstanding Valor Options will, when and if issued, be duly authorized, validly issued, fully paid and nonassessable. To the Knowledge of Valor, each Participating Rights Holder of record and, to the extent the exchange described in Section 8.11 does not occur prior to the ISR Effective Time, each Founder owns all beneficial interests in such Participating Rights Holder’s or Founder’s Securities of Valor or Mitral, as applicable, as set forth on Section 4.3(b) of the Valor Disclosure Schedule.

(d) Each series of Valor Preferred Shares is presently convertible into Valor Ordinary Shares (other than the Series S Preferred Shares) at the conversion ratio provided in the Valor Charter, and the consummation of the ISR Merger, the US Merger or the other Transactions will not result in any anti-dilution adjustment or other similar adjustment to the outstanding Valor Preferred Shares.

4.4 Authorization; Binding Obligations; Governmental Consents.

(a) All corporate actions on the part of Valor and its Subsidiaries necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the performance of all obligations of Valor and its Subsidiaries hereunder and the consummation of the transactions contemplated hereby and thereby, including the ISR Merger, the US Merger and the other Transactions, have been taken prior to the execution and delivery hereof. The Valor Board has determined that the ISR Merger, the US Merger and the other Transactions are in the best interests of Valor and the Valor Shareholders, has approved, in accordance with the Israeli Companies Law, this Agreement and declared its advisability, and has recommended that the Valor Shareholders adopt this Agreement and approve the Transactions, including the ISR Merger, and, as of the Agreement Date, such approval has not been amended, rescinded or modified. This Agreement has been, and the Related Agreements will be, duly and validly executed and delivered by Valor and (subject to the valid execution and delivery hereof and thereof by the other parties hereto and thereto) constitute valid and legally binding obligations of Valor, enforceable in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights, and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity (clause (i) and this clause (ii) collectively, the “Enforceability Exceptions”). Prior to the execution of the Shareholder Support Agreements, the Valor Board approved the Shareholder Support Agreements and the transactions contemplated thereby.

(b) No material consent, approval, Permit, Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority, on the part of Valor or its Subsidiaries is required in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, except (i) filings with the Companies Registrar described in Section 8.1 and Section 8.2 below and the issuance of the ISR Merger Certificate; (ii) such consents, approvals, Permits, Orders, authorizations, registrations, qualifications, designations, declarations and filings as may be required under applicable state, federal or foreign securities Laws; (iii) such filings as may be required under any applicable state or foreign anti-takeover and similar Laws, (iv) such consents, approvals, Permits or filings as may be required under Environmental Law, as set forth on Section 4.4(b) of the Valor Disclosure Schedule, and (v) the approval of the Office of the Chief Scientist of the Israel Ministry of Economy (the “OCS”) of the change in control of Valor contemplated by this Agreement (without approval or agreement to transfer any rights, operations or ownership outside of Israel or terminate any restrictions or obligations under the R&D Law) (the “OCS Approval”). No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to this Agreement, the ISR Merger or any other Transactions.

4.5 Financial Statements.

(a) Valor has made available to HW the Valor Financial Statements. The Valor Financial Statements have been prepared in all material respects in accordance with GAAP, applied on a basis consistent with prior periods, except for the absence of footnotes and other presentation items, and fairly and accurately present in all material respects the financial condition of Valor and its Subsidiaries on a consolidated basis as of the dates and during the periods indicated therein, subject to normal year-end adjustments which are neither individually nor in the aggregate material in amount. The Valor Financial Statements are consistent in all material respects with the books of account and other financial records of Valor and its Subsidiaries. The Subsequent Financial Statements, when prepared and delivered, will have been prepared in all material respects in accordance with GAAP, applied on a basis consistent with prior periods, except for the absence of footnotes and other presentation items, and will fairly and accurately present in all material respects the financial condition of Valor and its Subsidiaries on a consolidated basis as of the date indicated therein, subject to normal year-end adjustments which will neither individually or in the aggregate be material in amount. The Subsequent Financial Statements, when prepared and delivered, will be consistent in all material respects with the books of account and other financial records of Valor and its Subsidiaries.

(b) To the Knowledge of Valor, there have been no instances of fraud that occurred during any period covered by the Valor Financial Statements. Neither Valor, its Subsidiaries, nor, to the Knowledge of Valor, any director, officer, employee, accountant or auditor of Valor or its Subsidiaries, has received any complaint, allegation, assertion or claim, of any material deficiency in the accounting or auditing practices and procedures of Valor and its Subsidiaries or their internal accounting controls.

(c) Except for Indebtedness reflected in the Valor Financial Statements, Valor and its Subsidiaries do not have any Indebtedness outstanding. Valor and its Subsidiaries are not in material default with respect to any outstanding Indebtedness or any instrument relating thereto, nor to the Knowledge of Valor, is there any event as of the Agreement Date which, with the passage of time or giving of notice, or both, would result in a default. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Valor and its Subsidiaries have been furnished to HW.

4.6 Undisclosed Liabilities. Valor and its Subsidiaries have no material liabilities that are required to be reflected in a consolidated balance sheet of Valor and its Subsidiaries in accordance with GAAP, and, to the Knowledge of Valor, there are no material contingent liabilities that are required to be disclosed in the Valor Financial Statements, except (a) liabilities and obligations included or disclosed in the Valor Financial Statements; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of the last balance sheet included in the Valor Financial Statements; (c) executory obligations under any contract, other than any such obligations that arose as a result of an existing breach or default (with or without notice or lapse of time or both) thereunder; and (d) the obligation to pay fees and expenses of Valor’s attorneys, accountants and any other advisors relating to the Transactions.

4.7 Agreements; Actions.

(a) Except for the Valor Leases and except as set forth in Section 4.7(a) of the Valor Disclosure Schedule, as of the Agreement Date, and from the Agreement Date through the Closing other than as entered into in compliance with Section 7.1, there are no agreements, understandings, instruments or contracts to which Valor or any of its Subsidiaries is a party or by which Valor or any of its Subsidiaries is bound that involve:

(i) obligations of, or payments by, Valor or any of its Subsidiaries in excess of $100,000 in any twelve (12) month period;

(ii) payments to Valor or any of its Subsidiaries for goods or services in excess of $100,000 in any twelve (12) month period;

(iii) the license, assignment or transfer of any material Intellectual Property right to or from Valor or any of its Subsidiaries (other than: (A) paid-up licenses to Valor or any of its Subsidiaries arising from the purchase or license of generally available “off the shelf” or other standard products including software, (B) non-disclosure and confidentiality agreements, and (C) employee invention assignment agreements and other similar agreements with employees);

(iv) any restriction on the right or ability of Valor or any of its Subsidiaries to do any of the following: (A) compete with, or solicit any customer of, any other person; (B) to solicit, hire or retain any person as an employee, consultant or independent contractor; (C) develop, manufacture, sell, supply, distribute, offer, support or service any product (including Valor Products) to or for any other person; (D) perform services for any other person; or (E) transact business with any other person;

(v) the design, development, manufacture, or testing of Valor Products, or clinical trials (including pre- and post-marketing trials) of Valor Products, other than employee invention assignment agreements and other similar agreements with employees;

(vi) the manufacture, marketing, sale or distribution of any products (including Valor Products) of Valor or any of its Subsidiaries in any jurisdiction or any restrictions on Valor’s or any of its Subsidiaries’ exclusive rights to develop, manufacture, assemble, distribute, market and sell Valor Products;

(vii) indemnification by, or covenant or other obligation of, Valor or any of its Subsidiaries with respect to infringements of Intellectual Property rights;

(viii) any material supply agreements; or

(ix) the employment of any individual for a fixed period of time or with a fixed severance arrangement.

(b) Valor has delivered or has caused to be delivered to HW correct and complete copies of each contract, agreement or other arrangement listed in Section 4.7(a) of the Valor Disclosure Schedule (each, a “Material Contract”). Subject to the Enforceability Exceptions, each such Material Contract is a valid, binding and enforceable obligation of Valor or its Subsidiaries, as applicable, and, to the Knowledge of Valor, of the other party or parties thereto, and is in full force and effect; provided that for the purposes of representations as of the Closing Date, this representation shall not apply to Material Contracts, if any, which have been terminated by such other party or parties in accordance with the terms of such Material Contracts after the Agreement Date and prior to the Closing. None of Valor, any of its Subsidiaries or, to the Knowledge of Valor, the other party or parties thereto, is in breach or non-compliance in any material respect of any material term of any Material Contract. As of the Agreement Date, Valor and its Subsidiaries have not received written notice of any material default with respect to any Material Contract. Subject to obtaining any necessary consents by the other party or parties to any Material Contract and except as set forth in Section 4.7(b) of the Valor Disclosure Schedule, the Transactions will not cause a material increase or acceleration of any obligations of Valor or any of its Subsidiaries pursuant to any Material Contract or give additional material rights to any other party thereto nor will any such Material Contract in any other way be materially adversely affected by, or terminate or lapse by reason of, the Transactions.

4.8 Related-Party Transactions. Except as set forth in Section 4.8 of the Valor Disclosure Schedule or, with respect to applicable Employee Benefit Plans (a) there are no agreements, understandings or proposed transactions between Valor or any of its Subsidiaries and (i) any of their officers, directors or members of their immediate family or (ii) any Affiliate of Valor, any of its Subsidiaries or the persons set forth in clause (i) hereof (the persons set forth in clauses (i) and (ii), each, a “Related Party”) and (b) no Related Party is indebted to Valor or any of its Subsidiaries, nor are Valor or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any Related Party other than, in the case of each of clause (a) and (b), (i) for payment of salary or fees (in the case of consultants) for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Valor or any of its Subsidiaries, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Valor Board). To the Knowledge of Valor, no Related Party has any direct or indirect interest in any material asset used in the Valor Business (other than as a result of his, her or its ownership of Securities of Valor or any of its Subsidiaries). To the Knowledge of Valor, no Related Party has any direct or indirect interest in any material asset used in the Valor Business (other than as a result of his, her or its ownership of Securities of Valor or any of its Subsidiaries). To the Knowledge of Valor, no Related Party has any direct or indirect ownership interest in any firm or corporation with which Valor or any of its Subsidiaries is affiliated or with which Valor or any of its Subsidiaries have a material business relationship. To the Knowledge of Valor, no Related Party is directly or indirectly interested in any Material Contract.

4.9 Changes. Except as set forth on Section 4.9 of the Valor Disclosure Schedule, since December 31, 2014 through (x) the Agreement Date with respect to clauses (a), (b), (c), (d), (j), (h) and (m) below, and (y) the Closing Date with respect to clauses (e), (f), (g), (i), (k), (l) and (n) below, there has not been:

(a) Any change in the assets, liabilities, financial condition or operations of Valor or any of its Subsidiaries from those reflected in the Valor Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Valor;

(b) Any resignation or termination of any officers or Key Employees or key consultants of Valor or any of its Subsidiaries;

(c) Any material damage or destruction, whether or not covered by insurance;

(d) Any waiver by Valor or any of its Subsidiaries of a right or of a debt owed to it in excess of $100,000;

(e) Any direct or indirect loans made by Valor or any of its Subsidiaries to any shareholder, employee, officer, director or consultant of Valor or any of its Subsidiaries, other than travel or similar expense advances made in the ordinary course of business consistent with past practice;

(f) Any material change in any compensation arrangement or agreement with any Key Employee, officer, director or key consultant or shareholder of Valor or any of its Subsidiaries;

(g) Any labor employees or employers organization activity;

(h) Any declaration or payment of any dividend or other distribution of the assets of Valor or any of its Subsidiaries;

(i) Any sale, assignment, transfer, encumbrance, lapse, expiration, abandonment or license of any material Intellectual Property rights or other material intangible assets owned, used or licensed by Valor or any of its Subsidiaries in connection with any Valor Products or the operation of the Valor Business, outside the ordinary course of business and excluding any rights to evaluate confidential information for limited duration and purpose under any non-disclosure agreements in favor of Valor or any of its Subsidiaries;

(j) Any claim or, to the Knowledge of Valor, any threat of infringement, misappropriation or other violation by or against Valor or any of its Subsidiaries of Intellectual Property rights of Valor, any of its Subsidiaries or any third party;

(k) Other than pursuant to Section 8.8(b), any application made to a Governmental Authority for an advisory ruling, monetary grant or any other application, or negotiation of, receipt of, or termination or cancellation of a Government Grant;

(l) Any new, change in or revocation of any material Tax election; change in annual Tax accounting period, adoption of or change in any method of Tax accounting; filing of amended Tax Returns or claims for Tax refunds; surrender of any right to claim a Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; entry into a Tax allocation, Tax sharing, or Tax indemnity agreement or a closing agreement relating to Taxes or settlement or compromise of any claim, notice, audit or assessment in respect of Taxes; or application or negotiation for or receipt of a Tax ruling or arrangement;

(m) Any sale, exchange or other disposition of any of the material assets or material rights of Valor or any of its Subsidiaries, other than in the ordinary course of business; or

(n) Any other event or condition of any character that, either individually or cumulatively, has had or would reasonably be expected to have a Material Adverse Effect on Valor.

4.10 Properties.

(a) Real Property. Valor and its Subsidiaries do not own, and have never owned, any Real Property and are not obligated to acquire an ownership interest in any Real Property.

(b) Leased Real Property.

(i) Valor and its Subsidiaries have a valid leasehold interest in each parcel of Real Property listed on Section 4.10(b) of the Valor Disclosure Schedule (the “Valor Leased Real Property”), free and clear of all Liens, except for Permitted Liens. Valor and its Subsidiaries have made available to HW complete and accurate copies of each of the leases, subleases, assignment of leases, or any guaranty given or leasing commissions payable in connection with the use or occupancy of the Valor Leased Real Property and each amendment to any of the foregoing (collectively, “Valor Leases”), and none of the Valor Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to HW. Each Valor Lease is legal, valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions. With respect to each Valor Lease, neither Valor, any of its Subsidiaries nor, to the Knowledge of Valor, any other party to such Valor Lease is in material breach of or default under such Valor Lease (as applicable), and no event has occurred which with notice or lapse of time would constitute a material breach or default by Valor, any of its Subsidiaries or, to the Knowledge of Valor, any other party to such Valor Lease, or permit termination, modification or acceleration by any other party under such Valor Lease. Except for those consents specifically described on Section 4.10(b) of the Valor Disclosure Schedule, no consent or approval of any landlord under any of the Valor Leases is required in connection with the consummation of the Transactions. Except as set forth in Section 4.10(b) of the Valor Disclosure Schedule, none of the Valor Leases have, in turn, been leased, subleased or otherwise assigned to a third party.

(ii) The Valor Leased Real Property listed in Section 4.10(b) of the Valor Disclosure Schedule constitutes all interests in Real Property currently used, occupied or currently held for use by Valor and its Subsidiaries in connection with the Valor Business. To the Knowledge of Valor, except as set forth in Section 4.10(b)(i) of the Valor Disclosure Schedule, all of the material fixtures and improvements owned by Valor and its Subsidiaries on the Valor Leased Real Property, are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained ordinary wear and tear excepted.

(iii) To the Knowledge of Valor, there is no pending or contemplated eminent domain, condemnation or similar proceeding or conveyance in lieu thereof affecting all or any portion of the Valor Leased Real Property.

(c) Personal Property. Except as set forth in Section 4.10(c) of the Valor Disclosure Schedule, Valor or one of its Subsidiaries owns all of its material personal property, including, without limitation, all such personal property reflected in the balance sheet included in the most recent Valor Financial Statements delivered in accordance with Section 4.5 above (except for personal property sold or otherwise disposed of in the ordinary course of business since the date of the balance sheet included in the most recent Financial Statements delivered in accordance with Section 4.5 above), free and clear of all Liens, other than Permitted Liens.

(d) The tangible and intangible assets used by Valor and its Subsidiaries in the operation of the Valor Business (other than Intellectual Property which is covered by Section 4.11 hereof):

(i) belong to or may be lawfully used by Valor or one of its Subsidiaries, free and clear of any Lien, other than Permitted Liens; and

(ii) are sufficient in all material respects for the operation of the Valor Business as it is currently conducted.

(e) The tangible assets owned or used by Valor and its Subsidiaries are, in all material respects, generally in good operating condition and repair taking into account normal wear and tear.

(f) There has been no termination of, or, to the Knowledge of Valor, threat to terminate, the right of Valor or any of its Subsidiaries to use or possess any of its material assets, whether tangible or intangible, that are necessary for operation of the Valor Business (other than Intellectual Property which is covered by Section 4.11 hereof).

4.11 Intellectual Property.

(a) Valor Owned Intellectual Property. Section 4.11(a) of the Valor Disclosure Schedule sets forth a complete and accurate list of all Valor Owned Intellectual Property that is the subject of a pending or issued application for patent, trademark, copyright, trade name, domain name, design right or other similar registration of Intellectual Property with a Governmental Authority (“Registered Valor-Owned Intellectual Property”).

(b) Section 4.11(b) of the Valor Disclosure Schedule sets forth a complete and accurate list of (i) all material written licenses of Intellectual Property, and material options for licenses of Intellectual Property to which Valor or any of its Subsidiaries is a party (other than clickwrap licenses of commercial off-the-shelf computer software), and (ii) agreements relating to any Registered Valor-Owned Intellectual Property in which Valor or any of its Subsidiaries has licensed, provided a covenant not to sue, sublicensed or authorized the use thereof by any third parties. Except as disclosed on Section 4.11(b) of the Valor Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the Transactions by Valor and its Subsidiaries will not breach, violate or conflict with such licenses of any of the Valor Owned Intellectual Property or the Valor Licensed Intellectual Property. With respect to each license listed in Section 4.11(b) of the Valor Disclosure Schedule:

(i) such license is valid and binding and in full force and effect;

(ii) as of the Agreement Date, Valor and its Subsidiaries have not (A) received any notice of termination or cancellation under such license, or (B) received any notice of material breach or default under such license; and

(iii) none of Valor, any of its Subsidiaries or, to the Knowledge of Valor as of the Agreement Date, any other party to such license is in material breach or default thereof, and, to the Knowledge of Valor, no event has occurred that, with notice, would constitute such a material breach or default.

(c) No Infringement of Third Parties.

(i) To the Knowledge of Valor, the operation of the Valor Business, and the development, use, manufacture, marketing, distribution, import or sale of Valor Products, do not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party.

(ii) As of the Agreement Date, no Action or claim is pending or, to the Knowledge of Valor, is or has been threatened, alleging that the operation of the Valor Business, or the development, use, manufacture, marketing, distribution, import or sale of Valor Products, interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party, or that challenges or seeks to deny or restrict the exclusive ownership by Valor or any of its Subsidiaries of any of the Valor Owned Intellectual Property or the exclusive rights granted in an exclusive license constituting Valor Licensed Intellectual Property.

(iii) Neither Valor nor any of its Subsidiaries has received any written or, to the Knowledge of Valor, oral notice, demand, or request from any third party that Valor or any of its Subsidiaries cease and desist the use of any Intellectual Property of, or license any Intellectual Property rights other than Valor Licensed Intellectual Property from, any third party, or alleging that the Valor Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of another license granted by such third party.

(d) Ownership; Sufficiency. Valor and its Subsidiaries, solely or in combination, are the exclusive owner of the entire right, title and interest in and to the Valor Owned Intellectual Property. Such Valor Owned Intellectual Property is free and clear of any Liens. To the Knowledge of Valor, Valor and its Subsidiaries own or have a valid right to use all Intellectual Property necessary to the operation of the Valor Business or the development, use, manufacture, marketing, distribution, import or sale of the Valor Products.

(e) Filing, Prosecution and Recordation. All commercially reasonable actions necessary to maintain, perfect ownership and protect the Registered Valor-Owned Intellectual Property and any other material Intellectual Property of Valor or any of its Subsidiaries have been taken, including payment of applicable registration, maintenance and renewal fees. To the Knowledge of Valor, all required documents in connection with the

Registered Valor-Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting such Intellectual Property. No on-sale bar or public use or invalidating disclosure activity has been engaged in or committed with respect to invalidating any Registered Valor-Owned Intellectual Property and, to the Knowledge of Valor, no material information was withheld from any governmental entity requiring disclosure of such information during prosecution of such patent applications or patents.

(f) Validity. To the Knowledge of Valor, none of the Valor Owned Intellectual Property is invalid or unenforceable, and the same have not been adjudged invalid or unenforceable in whole or in part, and as of the Agreement Date, no Action or claim is pending or, to the Knowledge of Valor, threatened alleging that any Valor Owned Intellectual Property is invalid or unenforceable in whole or in part.

(g) No Infringement by Third Parties. To the Knowledge of Valor, no person is engaging in any activity that infringes, misappropriates or otherwise violates the Valor Owned Intellectual Property, and no threat, notice, demand or other communication (oral or written) to that effect has been made by Valor or any of its Subsidiaries against any person. Except as set forth in Section 4.11(g) of the Valor Disclosure Schedule, none of Valor, any of its Subsidiaries or any of its licensors to the extent of exclusive rights held by Valor or any of its Subsidiaries, has granted any license or other right to any third party with respect to the Valor Owned Intellectual Property. To the Knowledge of Valor, all employees, consultants, agents, or contractors, present and former, involved with the development of the Valor Products or of any Valor Owned Intellectual Property has executed a valid and enforceable agreement assigning their entire right, title and interest in and to such subject matter to Valor or any of its Subsidiaries.

(h) Confidential Information. Valor and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the Knowledge of Valor, (i) there has been no disclosure (except with a non-disclosure agreement in place governing such disclosure), misappropriation, misuse or breach of confidentiality of any material trade secrets or confidential information of Valor or any of its Subsidiaries by any employee or officer of or consultant to Valor or any of its Subsidiaries, or by any other person; (ii) no employee, independent contractor or agent of Valor or any of its Subsidiaries has misappropriated, misused or breached the confidentiality of any trade secrets or confidential information of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of Valor or any of its Subsidiaries, and of any licensor of Valor or any of its Subsidiaries, is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Valor Owned Intellectual Property or Valor Licensed Intellectual Property.

(i) Effect of Transactions. Neither the execution, delivery or performance of this Agreement or any of the Related Agreements nor the consummation of the Transactions will, with or without notice or the lapse of time, result in or give any other person the right or option to cause: (i) a loss of, or Lien on, any material Valor Owned Intellectual Property, or cause any material Valor Owned Intellectual Property to cease to be valid and enforceable rights of Valor or any of its Subsidiaries; (ii) the release, disclosure or delivery of any material Valor Owned Intellectual Property by any escrow agent or to any other person; (iii) that such person has obtained rights under any of the material Valor Owned Intellectual Property or that any other party hereto (either before or after the consummation of the Transactions) will be obligated to pay any royalties or other amounts to any third-party; or (iv) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Valor Owned Intellectual Property, or impair the right of Valor or its Subsidiaries or Holdco or its Subsidiaries to use, possess, sell or license, without restriction, any material Valor Owned Intellectual Property or portion thereof. Following the Closing, subject to the R&D Law, Holdco will be permitted to exercise all of the rights of Valor and its Subsidiaries, including under the material Valor Owned Intellectual Property, to the same extent Valor would have been able had the Transactions not occurred and without the payment of any consideration. Except as set forth in Section 4.11(i) of the Valor Disclosure Schedule, to the Knowledge of Valor, there are no royalties payable by Valor or any of its Subsidiaries to any person as a result of the license, sale or disposition of the Valor Products.

(j) Governmental Authorities and Restrictions. Except as set forth in Section 4.11(j) of the Valor Disclosure Schedule, none of the Valor Products or any products or Intellectual Property under development by Valor or any of its Subsidiaries uses or incorporates any Intellectual Property that was developed by Valor or any of its Affiliates using funding provided by the OCS. Except as set forth in Section 4.11(j) of the Valor Disclosure Schedule, no Governmental Authority, or entity owned or controlled by any Governmental Authority, including the OCS, or any university, military, educational or academic institution or research center, has any ownership interest in, any claim of right to, ownership of, or any right in, the Valor Owned Intellectual Property or, based on any support provided that was used in the development of Intellectual Property incorporated in a Valor Product, obtained the right to restrict the sale, licensing, distribution or transfer of such Valor Product (for the avoidance of doubt, excluding any general right or power of a Governmental Authority to restrict the sale, licensing, distribution or transfer of medical devices).

(k) Employees. Each current or former employee, officer or independent contractor of and consultant to Valor or any of its Subsidiaries that participated in the creation or development of Valor Owned Intellectual Property has executed a proprietary information and inventions agreement substantially in the form previously provided to HW. Except as set forth in Section 4.11(k) of the Valor Disclosure Schedule, to the Knowledge of Valor, no current or former employee or officer of or consultant to Valor or any of its Subsidiaries that participated in the creation or development of Valor Owned Intellectual Property has excluded works or inventions necessary for the Valor Business made prior to his or her employment or relationship with Valor or any of its Subsidiaries, from his or her assignment of inventions pursuant to such employee’s, officer’s or consultant’s proprietary information and inventions agreement with Valor or any of its Subsidiaries.

4.12 Compliance with Other Instruments. Valor and its Subsidiaries are not in material violation or default of any term of the Valor Charter or its bylaws or equivalent charter document. The execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under such documents, or result in the creation of any material Lien upon any of the properties or assets of Valor or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit, license, authorization or approval material to the business, operations or any of the assets or properties of Valor or any of its Subsidiaries.

4.13 Litigation. As of the Agreement Date, there is no material Action pending and, to the Knowledge of Valor, no material Action has been or is threatened by or against Valor or any of its Subsidiaries. Valor and its Subsidiaries are not a party or subject to the provisions of any Order of any Governmental Authority.

4.14 Taxes.

(a) Filing of Tax Returns and Payment of Taxes. Valor and its Subsidiaries have duly and timely filed, and prior to the Closing Date will prepare and timely file, all income Tax Returns required to be filed by Valor and its Subsidiaries, each such income Tax Return is true, accurate and complete in all material respects. Valor and its Subsidiaries have duly and timely filed, and prior to the Closing Date will prepare and timely file, all other material Tax Returns required to be filed by Valor and its Subsidiaries, each such material Tax Return is true, accurate and complete in all material respects. All income and other material Taxes due and owing by Valor or any of its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Valor has delivered to HW true, correct and complete copies of (i) all Tax Returns with respect to income Taxes filed by or with respect to it with respect to all taxable years remaining open under the applicable statute of limitations and (ii) any audit and examination reports and statements of deficiencies proposed or assessed against or agreed to by Valor or any of its Subsidiaries. No power of attorney with respect to any Taxes of Valor or any of its Subsidiaries has been filed or executed with any Taxation Authority. Since the date of the most recent Financial Statements, Valor and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Deficiencies. No deficiency or adjustment for Taxes with respect to Valor or any of its Subsidiaries has been claimed, proposed, asserted or assessed by any Taxation Authority. There are no outstanding refund claims for any Taxes with respect to Valor or any of its Subsidiaries.

(c) Liens. There are no Liens for Taxes (other than statutory Liens for current Taxes not yet due and payable) on any of the assets of Valor or any of its Subsidiaries.

(d) Extensions of the Time for Filing Tax Returns. Valor and its Subsidiaries have not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed (other than automatic extensions).

(e) Pending Proceedings. There are no pending audits, assessments or other actions for or relating to any liability in respect of Taxes of Valor or any of its Subsidiaries, nor, to the Knowledge of Valor, has any such audit, assessment or other action been proposed or threatened. Valor and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) No Failures to File Tax Returns. No claim has ever been made by a Taxation Authority in a jurisdiction where Valor or any of its Subsidiaries does not pay Tax or file Tax Returns that Valor or any of its Subsidiaries is or may be subject to Taxes in such jurisdiction.

(g) Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. Valor and its Subsidiaries have never been a member of any affiliated group within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary state or local return. Valor and its Subsidiaries have never been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract (other than customary provisions in any agreement or contract (including commercial lending arrangements) entered into in the ordinary course of business, the primary purpose of which agreement or contract does not relate to Tax). Valor and its Subsidiaries do not have any liability for the Taxes of another person (i) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law) or (ii) as transferee or successor.

(h) Income Adjustments. Valor and its Subsidiaries will not be required to include in any taxable period (or portion thereof) ending after the Closing Date taxable income attributable to income of Valor or any of its Subsidiaries that accrued in any taxable period (or portion thereof) ending on or prior to the Closing Date but was not recognized in such taxable period for any reason, including as a result of (i) a change in accounting method under Section 481 of the Code (or any similar provision of state, local, or foreign Law) made on or prior to the Closing Date, (ii) the installment method of accounting, (iii) the long-term contract method of accounting, (iv) a written agreement with a Governmental Authority entered into on or prior to the Closing Date, (v) any election under Section 108(i) of the Code (or similar provisions of state, local or foreign Law) made on or prior to the Closing Date, (vi) any prepaid amount received on or prior to the Closing Date, (vii) a “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax Law) entered into on or prior to the Closing Date, (viii) the use of a method of accounting not permitted by applicable Law for any period or portion thereof ending prior to the Closing Date, or (ix) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) with respect to a transaction occurring on or prior to the Closing Date.

(i) Withholding Taxes. Valor and its Subsidiaries have timely withheld or collected and timely paid all Taxes required by Law to be withheld or collected by Valor or any of its Subsidiaries.

(j) Tax Residence. Neither Valor nor any of its Subsidiaries has (i) ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Section 269B or Section 7874(b) of the Code, or (iii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provisions of U.S. Treasury Regulations Section 301.7701-5(a).

(k) Certain Tax Matters. Neither Valor nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, neither Valor nor any of its Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(l) International Boycott. Valor and its Subsidiaries have not participated in nor is any of them participating in an international boycott within the meaning of Code Section 999.

(m) Tax Holidays. Each of Valor and its Subsidiaries has provided or made available to HW all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. Section 4.14(m) of the Valor Disclosure Schedule lists each Tax holiday or incentive to which Valor is entitled pursuant to applications made by Valor under the laws of the State of Israel, the period for which such Tax holiday or incentive applies, and the nature of such Tax holiday or incentive. Valor has complied in all material respects with all requirements of Israeli Law to be entitled to benefit from those Tax holidays or incentives. Valor states that: (a) no claim or challenge has been made by any Governmental Authority with respect to Valor’s entitlement to such incentives; and (b) subject to receipt of the approvals required herein, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order or require any recapture of any previously claimed Tax incentive.

(n) Rulings. There are no outstanding rulings of, or requests for rulings by, any Taxation Authority addressed to Valor or any of its Subsidiaries that are, or if issued would be, binding on Valor or any of its Subsidiaries. Valor has not received any “taxation decision” (hachlatat misui) from the Israeli Tax Authority in the preceding five (5) Tax years.

(o) Section 355. None of Valor, any of its Subsidiaries and any of its Affiliates or predecessors by merger or consolidation has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (A) within the two-year period ending as of the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(p) Entity Classification. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to Valor or any of its Subsidiaries.

(q) Reportable Transactions, Etc. Neither Valor nor any of its Subsidiaries has performed or was part of any action or transaction that is or is substantially similar to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law, including without limitation under Section 131C(2)(g) of the Israeli Income Tax Ordinance [New Version], 1961, as amended (the “Ordinance”), and the rules and regulations promulgated thereunder. Valor and its Subsidiaries never participated, nor do they plan to participate, in any Tax amnesty program.

(r) Section 351/368. As of the Agreement Date, neither Valor nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the US Merger and the ISR Merger, taken together, from qualifying as an exchange satisfying the requirements of Section 351 of the Code and the US Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s) Certain Israeli Tax Matters.

(i) None of Valor’s Subsidiaries that is organized outside of the State of Israel (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance or (ii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Israeli Law relating to Taxes.

(ii) Neither Valor nor any of the Valor’s Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(iii) Valor has duly collected all amounts on account of any Israeli Value Added Tax (“VAT”) required by the Israeli Laws to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Israeli Law. Valor has not deducted any input VAT, received refund VAT or claimed zero rate VAT that Valor was not so entitled to deduct, receive or claim, as applicable, under Israeli Law.

(iv) Any related party transactions subject to Section 85A of the Ordinance conducted by Valor have been on an arms-length basis in accordance with Section 85A of the Ordinance and the regulations promulgated thereunder.

4.15 Employees.

(a) A separate instrument provided by Valor to HW on or prior to the execution of this Agreement identifies all employees of each of Valor and its Subsidiaries (including any employee who is on a leave of absence of any nature), and correctly reflects, in all material respects, the following: current salary and any other compensation payable to such employee, including compensation payable pursuant to bonus, deferred compensation or commission arrangements, overtime payment, full-time or part-time status, short-term or temporary basis, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements (including whether such employee, to the extent employed in the State of Israel, is subject to a Section 14 arrangement under the Severance Pay Law, and, to the extent such employee is subject to such a Section 14 arrangement), an indication of whether such arrangement (or other applicable pension arrangement) has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission), main work location, notice period entitlement, share options, if any, or rights, such employee’s employer, date of employment and position; provided that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain Personal Data without the individual’s consent, Section 4.15(a) of the Valor Disclosure Schedule shall specify such legal prohibition and shall provide such information in de-identified form in compliance with applicable Laws. Other than as listed on Section 4.15(a) of the Valor Disclosure Schedule, the Law and the respective employment contracts, such employees are not entitled to additional material benefits. Other than in the ordinary course of business, no commitment, promise or undertaking has been made by Valor or any of Valor’s Subsidiaries with respect to any change in the compensation payable to any such employee in the last sixty (60) days.

(b) To the Knowledge of Valor, no current employee of Valor or its Subsidiaries, nor any current consultant with whom Valor or its Subsidiaries has contracted, is in violation of any material term of any employment contract, consulting contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Valor or such Subsidiary because of the nature of the Valor Business; and, to the Knowledge of Valor, the continued employment by Valor and its Subsidiaries of its present employees, and the performance of the contracts of Valor and its Subsidiaries with its independent contractors, will not result in any such violation. As of the Agreement Date, neither Valor nor any of its Subsidiaries has received any written notice alleging that any such violation has occurred. No employee of Valor or its Subsidiaries has been granted the right to continued employment or engagement by Valor or its Subsidiaries or to any material compensation following termination of employment with Valor (other than severance pay mandated by applicable Law, or unpaid wages, salary, incentive compensation or benefits accrued prior to the date of such termination or as required by applicable Law). As of the Agreement Date, no officer or Key Employee or key consultant has provided written notice to Valor or its Subsidiaries of their intent to terminate their employment or engagement with Valor or its Subsidiaries, nor does Valor or its Subsidiaries have a present intention to terminate the employment or engagement of any officer, Key Employee or key consultant. Except as set forth on Section 4.15(b) of the Valor Disclosure Schedule, in any jurisdiction in which Valor or any of its Subsidiaries employs any person, (i) Valor and its Subsidiaries are in material compliance with all applicable Laws and regulations respecting labor, employment, fair employment practices, workplace safety and health, terms and conditions of employment, wages, hours and days of work, including without limitation with respect to the classification of employees for overtime pay eligibility and the payment of overtime pay to nonexempt employees; (ii) neither Valor nor any of its Subsidiaries is delinquent in any material payments to any employee for any wages, salaries, commissions, bonuses, fees, pension allocation or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees; (iii) at all times since January 1, 2013, there have been no written formal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Valor, threatened against Valor and its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) at all times since January 1, 2013, none of the employment policies or practices of Valor and its Subsidiaries has been audited or investigated or, to the Knowledge of Valor, is subject to imminent audit or investigation by any Governmental Authority; and (v) at all times since January 1, 2013, all persons performing services for Valor and its Subsidiaries as independent contractors have been properly classified as independent contractors rather than employees for purposes of all applicable Laws. To the Knowledge of Valor, there is no charge, proceeding or claim with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Valor. To the Knowledge of Valor, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion, or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority in any jurisdiction in which Valor or any of Valor’s Subsidiary has employed or employ any person (including, with respect to the employees who reside or work in Israel, the Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Sick Pay Leave, 1967, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011, the Severance Pay Law, 1963 and the Employment by Human Resource Contractors Law, 1996).

(c) There are no controversies pending or, to the Knowledge of Valor, threatened between any of Valor or its Subsidiaries, on the one hand, and any of their respective current or former employees or other service providers, on the other hand, which controversies, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valor. To the Knowledge of Valor, except as listed on Section 4.15(c) of Valor Disclosure Schedule (1) no employees of any of Valor or its Subsidiaries are represented by any labor union, labor organization, works council, worker center or other representative body in connection with their employment by or service to Valor or Valor’s Subsidiaries, (2) neither Valor nor any of its Subsidiaries has any collective bargaining agreements, works council agreement, work force agreement or labor union contract applicable with any of its employees and no such agreements are being negotiated by Valor or its Subsidiaries; nor, to the Knowledge of Valor, are there any activities or proceedings of any labor union, works council or worker center to organize any such employees, and there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee of Valor or its

Subsidiaries or, to the Knowledge of Valor, threatened, (3) to the Knowledge of Valor, there are no grievances outstanding against any of Valor or its Subsidiaries under any such contract, and (4) there is no and there was no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Valor, threat thereof, by or with respect to any employees of any of Valor or Valor’s Subsidiaries. No consent of any labor union is required to consummate the ISR Merger or the transactions contemplated hereby. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the ISR Merger or the transactions contemplated hereby. Except as disclosed in Section 4.15(c) of Valor Disclosure Schedule, none of Valor or its Subsidiaries is a member of any employer’s organization and none of them has been required to pay any professional fee to such organization. No collective industrial agreements, industrial awards, or expansion orders (including of the Israeli Ministry of Labor) are applicable to Valor or any of its Subsidiaries other than such orders that are generally applicable to all employers in such country and except as disclosed in Section 4.15(c) of Valor Disclosure Schedule.

(d) Notwithstanding and without limiting the foregoing clauses of this Section 4.15:

(i) Valor’s or any of its Subsidiaries’ obligations to provide statutory severance pay (including to its Israeli employees pursuant to the Severance Pay Law, 5723-1963) are fully funded by Valor or any of its Subsidiaries (through insurance or otherwise), or a book reserve account has been established (in each case sufficient to procure or provide for the accrued benefit obligations in accordance with U.S. GAAP or applicable Law).

(ii) Neither Valor nor any of its Subsidiaries is required to make additional payments to employees to whom Section 14 arrangement under the Severance Pay Law applies. Such employees have consented to the application of Section 14 arrangement under the Severance Pay Law.

(iii) Neither Valor nor any of its Subsidiaries is required to make payments for overtime hours above the global overtime compensation paid by it.

(iv) All amounts that Valor is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by applicable Law (including the Ordinance and National Insurance Law, [Combined Version], 5754-1995, the National Health Insurance Law, 5754-1994 or otherwise) have, in each case, been duly deducted, transferred, withheld and paid in all material respects.

(v) Neither Valor nor any of its Subsidiaries has engaged any employees or independent contractors whose employment would require special licenses, permits or other authorization of a Governmental Authority.

(vi) There are no material unwritten policies, practices or customs of Valor or any of its Subsidiaries which, by extension, could reasonably be expected to entitle employees to material benefits in addition to what they are entitled by Law or contract (including unwritten customs or practices concerning bonuses, the payment of severance pay when it is not legally required, prior advance notice periods and accrued vacation days), other than those included in the Valor Employee Benefit Plans or in Section 4.15(d) of the Valor Disclosure Schedule.

(e) In its contracts with its independent contractors, consultants, sub-contractors or freelancers, each of Valor and any of its Subsidiaries has included provisions reasonably designed to protect its rights against possible claims for reclassification of any of the aforementioned as employees of Valor or of its Subsidiaries or for entitlement to rights of an employee vis-à-vis Valor, including but not limited to, rights to base pay or overtime wages, severance pay, vacation, recuperation pay (dmei havra’a) and other employee-related statutory benefits.

(f) Except as listed in Section 4.15(f) of the Valor Disclosure Schedule, neither Valor nor any of its Subsidiaries engages any personnel through manpower agencies, or services companies without authorized license from the Israeli Labor Ministry or any other authorized license required under applicable Laws. Except as listed in Section 4.15(f) of the Valor Disclosure Schedule, as of the Agreement Date, Valor is in full compliance in all material respects with the Enforcement of Labor Laws Law, 2011.

4.16 Obligations of Management. As of the Agreement Date, to the Knowledge of Valor, (x) each officer of Valor and its Subsidiaries is currently devoting one hundred percent (100%) of his or her business time to the conduct of the Valor Business and (y) each officer and Key Employee of Valor and its Subsidiaries is not planning to work less than full time at Valor or any of its Subsidiaries.

4.17 Compliance with Laws; Permits.

(a) Valor and its Subsidiaries are not, and since January 1, 2013 have not been, in violation in any material respect of any applicable Law or Order, including any such Law or Order relating to the conduct of the Valor Business or the ownership of their properties.

(b) Valor and its Subsidiaries are in possession of all material Permits necessary for them to own, lease and operate its properties or to carry on their business in all material respects as currently conducted. A list of all such Permits is set forth in Section 4.17(b) of the Valor Disclosure Schedule. Each such Permit is valid and in full force and effect in all material respects. Neither Valor nor its Subsidiaries is in material breach or violation of any such Permit. No suspension, cancellation, revocation, withdrawal, termination or material adverse modification of any such Permit is pending or, to the Knowledge of Valor, threatened. As of the Agreement Date, neither Valor nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging: (i) any actual or possible violation of or failure to comply with any term or requirement of any such Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material adverse modification of any such Permit.

4.18 Insurance.

(a) Section 4.18 of the Valor Disclosure Schedule sets forth a true and complete list of all insurance policies under which Valor or any of its Subsidiaries has been an insured, the named insured or otherwise the principal beneficiary of coverage at any time within the past two (2) years showing each of the following: (a) the names of the insurer, the principal insured and each named insured; (b) the policy number; (c) the period and amount of coverage; and (d) a current, complete and accurate list of all insurance claims notified during the two (2) years preceding the Agreement Date. With respect to current insurance policies: (i) each policy is in full force and effect except for policies that have expired under their terms in the ordinary course; and (ii) Valor and its Subsidiaries are not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the Knowledge of Valor, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such policies.

(b) Valor and its Subsidiaries have paid all premiums when due and have otherwise performed all of their respective material obligations under all insurance policies. To the Knowledge of Valor, no insurer has threatened to terminate any of the insurance policies, to reduce the scope of the insurance or to materially increase the premiums owed.

4.19 Employee Benefit Plans.

(a) Identification of Plans. Section 4.19(a) of the Valor Disclosure Schedule sets forth a true and complete list of each material Valor Employee Benefit Plan. For these purposes, the term “Valor Employee Benefit Plan” means each pension, profit-sharing, retirement, deferred compensation, bonus, commission, employment, equity-based compensation, severance, retention, change in control, termination, group or individual health, dental, medical, life insurance, survivor benefit, key men insurance, education fund, motor vehicle or similar plan, policy, arrangement or agreement, funded or unfunded, whether formal or informal, written or oral, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employee benefit plans or programs that has been adopted or maintained by Valor or any of its Subsidiaries, for the benefit of any current or former director, officer or employee of or consultant to Valor or any of its Subsidiaries, or pursuant to which Valor or any of its Subsidiaries has any material liability, contingent or otherwise (except for (i) contracts that provide for employment that is terminable “at will” and that are terminable without severance or change of control pay or benefits beyond that required by applicable Law, in which case only forms of such contracts shall be scheduled, (ii) individual Valor Option agreements, in which case only forms of such individual agreements shall be scheduled, (iii) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Law), and (iv) employee benefit plans or programs mandated by a Governmental Authority). Section 4.19(a) of the Valor Disclosure Schedule lists each Valor Option outstanding as of the date hereof, the name of the holder thereof, the grant date, expiration date, the number of Valor Ordinary Shares issuable thereunder, the exercise price and whether each such Valor Option was granted as is subject to Tax pursuant to Section 3(i) of the Ordinance or Section 102 and the applicable sub section of Section 102 and for Valor Option issued pursuant to Section 102 of the Ordinance (“Section 102 Options”) the date of deposit of such Section 102 Options with the trustee, appointed to serve pursuant to Section 102 of the Ordinance. True, correct and complete copies of the Valor Option Plan, all forms of agreements and instruments relating to or issued under each Valor Option Plan have been provided or made available to HW prior to the date hereof, and such Valor Option Plans and contracts have not been amended, modified or supplemented since being provided to HW. All tax rulings, opinions, and filings with the Israeli Tax Authority relating to the Valor Option Plan and any award thereunder have been provided to HW. The terms of the Valor Option Plans permit the cashing out and cancellation at the Closing of Valor Options as provided in this Agreement, without the consent or approval of the holders of such Valor Options, Valor Shareholders or otherwise (other than the resolution of the Valor Board).

(b) Delivery of Documents. Valor has heretofore delivered or made available to HW true, correct and complete copies of each Valor Employee Benefit Plan and, as applicable, with respect to each such Valor Employee Benefit Plan, true, correct and complete copies of (i) any associated trust, and any material custodial, insurance or service agreements and (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any Governmental Authority or distributed to participants or beneficiaries thereunder, in each case, in the current or any of the three (3) preceding calendar years.

(c) Compliance with Terms and Law. Each Valor Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Valor Employee Benefit Plan and in material compliance with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable Tax treatment) by any and all applicable Law.

(d) Absence of Certain Events and Arrangements. Except as set forth in Section 4.19(d) of the Valor Disclosure Schedule:

(i) Each Valor Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Valor Employee Benefit Plan and in material compliance with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable Tax treatment) by any and all applicable Law;

(ii) Other than as permitted under Section 7.1(p) for the period from the Agreement Date until the ISR Effective Time, neither Valor nor any of its Subsidiaries has announced its intention to modify or terminate any Valor Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Valor Employee Benefit Plan other than amendments required by applicable Law, or those that would not increase costs under any such Valor Employee Benefit Plan by more than $25,000 individually or in the aggregate; and

(iii) Neither Valor nor any of its Subsidiaries has undertaken to maintain any Valor Employee Benefit Plan for any period of time and each such Valor Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable Law, and subject to incurring liability for payment of accrued benefits and any standard administrative, termination or other fees provided for on the face of such Valor Employee Benefit Plans.

(e) Effect of Transactions. The execution of this Agreement and the consummation of the Transactions, including the consummation of the ISR Merger and the US Merger, will not, by themselves or in combination with any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Valor Employee Benefit Plan (including any employment agreement) to any current or former director, officer or employee of or consultant to Valor or any of its Subsidiaries or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former director, officer or employee of or consultant to Valor or any of its Subsidiaries.

4.20 FDA and Regulatory Matters.

(a) Valor and its Subsidiaries are, and have been, in material compliance with all Healthcare Laws applicable to Valor, its Subsidiaries or the Valor Business. The design, manufacture, testing, and distribution of the Valor Products by or on behalf of Valor and its Subsidiaries are being, and have been, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products and, to the extent applicable to Valor or any of its Subsidiaries, counterpart Laws in the European Union and all other countries where compliance is required. Valor and each of its Subsidiaries is, and to the Knowledge of Valor any contract manufacturers of the Valor Products are, in material compliance with the FDA’s registration and listing requirements to the extent required by applicable Healthcare Laws, and the Valor Products, if so required, are in conformance in all material respects with all applicable CE Marking certifications. Since January 1, 2013 through the Agreement Date, neither Valor nor any of its Subsidiaries has received any written communication or notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Authority, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state, federal or foreign Governmental Authority alleging potential or actual non-compliance by, or liability of, Valor or any of its Subsidiaries under any Healthcare Law.

(b) Valor and its Subsidiaries hold such Permits of Governmental Authorities from the United States or foreign Governmental Authorities required for the conduct of its business as currently conducted, including, where applicable and without limitation, those Permits to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of the Valor Products in jurisdictions where it currently conducts such activities with respect to each Valor Product (collectively, the “Valor Licenses”). Valor and its Subsidiaries have fulfilled and performed all of their material obligations with respect to each Valor License and are in material compliance with each Valor License. Neither Valor nor any of its Subsidiaries has received any written communication or notification from the FDA or any other Governmental Authority with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which has caused Valor to conclude it would result in the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Authority.

(c) All applications, notifications, submissions, information, claims, reports, and filings utilized as the basis for or submitted in connection with any and all requests for a Valor License from the FDA or other Governmental Authority relating to the Valor Products, when submitted to the FDA or any other Governmental Authority were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings, and other data have been or will be submitted to the FDA or other Governmental Authority and as so updated, changed, corrected or modified remain true, accurate and complete.

(d) No manufacturing site (whether owned or operated by Valor or its Subsidiaries or to the Knowledge of Valor of a contract manufacturer of the Valor Products) has been subject to a Governmental Authority (including FDA) shutdown or import or export prohibition. There have been no adverse regulatory actions taken (or, to the Knowledge of Valor, threatened) by the FDA or any other Governmental Authority with respect to any of the Valor Products or, to the Knowledge of Valor, any facilities where such Valor Products are tested, produced, processed, packaged or stored.

(e) All material preclinical and clinical trials that have been or are being conducted by or on behalf of, Valor or any of its Subsidiaries, or in which Valor or any of its Subsidiaries were and, if still pending, are being or have been conducted in compliance in all material respects with standard medical and scientific research procedures and the experimental protocols, procedures and controls pursuant to applicable Healthcare Laws. As of the Agreement Date, neither Valor nor any of its Subsidiaries has received any written notices, correspondence or other communication from the FDA or any other Governmental Authority requiring the termination, suspension or material modification of any such clinical trials. Section 4.20(e) of the Valor Disclosure Schedule lists, as of the Agreement Date, all clinical trial investigatory sites for the Valor Products, identifying as to each such site whether Valor or any of its Subsidiaries has conducted a regulatory and quality assessment and audit of such site.

(f) Valor has delivered to HW true, correct and complete copies of all material written communications made with any Governmental Authority (specifically including but not limited to the FDA) in any jurisdiction where the Valor Products are sold.

(g) Neither Valor nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Valor, threatened investigation regarding Valor, any of its Subsidiaries or the Valor Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or otherwise. Neither Valor, nor, to the Knowledge of Valor, any officer, employee, agent or distributor of Valor or any of its Subsidiaries has made an untrue statement of material fact to the FDA or any other equivalent Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other equivalent Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other equivalent Governmental Authority to invoke the FDA Fraud Policy or any similar policy. No claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of Valor, have been threatened, against Valor or any of its Subsidiaries. None of the Key Employees or key employees of any of Valor’s Subsidiaries are included on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services.

4.21 Brokers. Except as set forth in Section 4.21 of the Valor Disclosure Schedule, no finder, broker, agent or similar intermediary has acted for or on behalf of Valor, its Subsidiaries or its shareholders in connection with the negotiation of this Agreement or the consummation of the Transactions.

4.22 Environmental, Zoning and Safety Laws. (a) The activities carried out by Valor and its Subsidiaries at the facilities, offices or properties leased by Valor and its Subsidiaries are not in material violation of any Environmental Laws; (b) the operations of Valor and its Subsidiaries are not in violation, of, and as of the Agreement Date, neither Valor nor any of its Subsidiaries has received any written notice during the past five (5) years alleging any liability or threatened liability of Valor or any of its Subsidiaries under any Environmental Laws; (c) neither Valor nor any of its Subsidiaries has dumped or disposed on any of its Real Properties (including, without limitation, soils and surface and ground waters) any Hazardous Substance in material violation of any Environmental Law in a manner requiring remediation or cleanup; (d) as of the Agreement Date, neither Valor nor any of its Subsidiaries has during the past five (5) years received any written notice from a Governmental Authority alleging liability of Valor or any of its Subsidiaries for any off-site contamination by Hazardous Substances or liability under any Environmental Law; (e) Valor and its Subsidiaries have all Environmental Permits necessary for the conduct of the Valor Business as now being conducted by them, except where the failure to have such permits would be reasonably likely to result in a Material Adverse Effect on Valor; (f) Valor and its Subsidiaries are in material compliance with their Environmental Permits; and (g) to the Knowledge of Valor, neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances at Valor’s or its Subsidiaries’ facilities, offices or properties, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

4.23 Consents. Except for the Required Valor Shareholder Vote, Section 4.23 of the Valor Disclosure Schedule sets forth each material permit, approval, authorization or consent of any person (excluding Governmental Authorities) required with respect to Valor or any of its Subsidiaries in connection with the execution, delivery and performance by Valor or its Subsidiaries of this Agreement, or the consummation of the Transactions, including the consummation of the ISR Merger and the US Merger.

4.24 Organizational Documents . Valor has delivered to HW accurate and complete copies of: (a) the charter and organizational documents, including all amendments thereto (the “Organizational Documents”), of Valor and its Subsidiaries; (b) the stock and stock option records of Valor and its Subsidiaries; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Valor and its Subsidiaries, the boards of directors of Valor and its Subsidiaries and all committees of such boards. The Organizational Documents of Valor and its Subsidiaries are in full force and effect and there is no current violation of any provision of such Organizational Documents. The books of account, stock or other equity records, minute books and other records of Valor and its Subsidiaries are maintained in all material respects in accordance with applicable Law. All of the foregoing books and records are in the possession of Valor and its Subsidiaries. Valor and its Subsidiaries do not have any prior names, and since the date of their formation have not conducted business under any name other than their current names.

4.25 Privacy and Data Security. Valor and its Subsidiaries (a) are in material compliance with, and since January 1, 2013 have materially complied with, all Privacy Laws and other Laws regarding the protection, storage, use, and disclosure of data, including all Personal Data, and (b) have taken reasonable steps to protect and maintain the confidential nature of the personal information provided to Valor or any of its Subsidiaries in accordance with Valor’s and its Subsidiaries applicable privacy policies

4.26 Government Grants and Incentives. Section 4.26 of the Valor Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, benefits, qualifications and subsidies (collectively, “Government Grants”) granted to Valor or any of its Subsidiaries from any Governmental Authority, including from the OCS. Except as set forth on Section 4.26 of the Valor Disclosure Schedule, Valor and its Subsidiaries do not have any obligation whatsoever with respect to royalties or other payments relating to, arising out of or in connection with such Government Grants. Valor and its Subsidiaries are in material compliance with all of the terms, conditions and requirements of such Government Grants. Except as set forth on Section 4.26 of the Valor Disclosure Schedule, neither Valor nor any of its Subsidiaries, or to the Knowledge of Valor, its agents, contractors, or licensors has developed any Intellectual Property, to which Valor or its Subsidiaries has any rights, through the application of any financing made available by any Government Grants, and no Valor Owned Intellectual Property is subject to any assignment, grant-back, license or other right of any Governmental Authority as a result of any Government Grants.

4.27 Health Care Professionals. Except as set forth in Section 4.27 of the Valor Disclosure Schedule, to the Knowledge of Valor, none of the Participating Rights Holders is a Health Care Professional.

4.28 Certain Business Practices. Neither Valor nor any of its Subsidiaries, nor, to the Knowledge of Valor, any of their directors, officers or employees (in their capacity as directors, officers, or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Valor Business; (b) directly or indirectly, paid or delivered any unlawful fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (c) made any unlawful payment to any customer or supplier of Valor or any of its Subsidiaries, or given any other unlawful consideration to any such customer or supplier in respect of Valor’s business that violates applicable Law in any material respect. Without limiting the foregoing, Valor and its Subsidiaries, and to the Knowledge of Valor, any of their officers, directors, agents, or employees have not directly or indirectly, taken any action which would cause them to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything unlawful of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

4.29 Required Valor Shareholder Vote. The sole required approval of the shareholders of Valor or any of its Subsidiaries of this Agreement and the Transactions, including the ISR Merger, is the approval of (i) the holders of at least a majority of the outstanding Valor Preferred Shares (other than Series S Preferred Shares), voting together as a single class on an as converted basis, provided that such holders must include each of NGN Biomed Opportunity II, L.P., OXO Capital Valve Ventures LLC and collectively, IFA PE Fund II, LP and IFA PE Fund II US, LP and (ii) the holders of at least a majority of the outstanding Valor Ordinary Shares and Valor Preferred Shares (other than HW Owned Equity), voting together as a single class on an as-converted to Valor Ordinary Shares basis, in each case solely with respect to the ISR Merger (the “Required Valor Shareholder Vote”).

4.30 Products Liability. As of the Agreement Date, (a) no claim has been made or, to the Knowledge of Valor, threatened in connection with the product liability of the Valor Products and (b) no Governmental Authority has (i) commenced or, to the Knowledge of Valor, threatened to initiate any Action or requested the recall of any Valor Product, or (ii) commenced or, to the Knowledge of Valor, threatened to initiate any Action to enjoin the production of any Valor Product, and to the Knowledge of Valor, as of the Agreement Date, there is no basis for any such claim or such Action, nor any reason to believe that any Governmental Authority is considering such Action.

4.31 Disclosure. The information supplied by Valor and each of its Subsidiaries for inclusion in the Joint Proxy Statement/Prospectus (including the Valor Financial Statements) and the Disclosure Materials will not, as of the date of the Joint Proxy Statement/Prospectus, as of the date of the Disclosure Materials or as of the date such information is prepared and presented, as applicable, (a) contain any statement that is inaccurate or misleading with respect to any material facts, or (b) omit to state any material fact necessary in order make such information, in light of the circumstances under which such information will be provided, not false or misleading.

4.32 No Other Representations and Warranties.

(a) Notwithstanding anything to the contrary in this Agreement, the representations and warranties of Valor contained in this Agreement, as modified by the Valor Disclosure Schedules, or any certificate delivered in connection herewith constitute the sole and exclusive representations and warranties of Valor, its Subsidiaries and any of its Affiliates and their respective officers, directors and representatives, in connection with the Transactions, and all other representations, warranties, statements or information made, communicated or furnished (orally or in writing) of any kind or nature (including any estimates, projections, forecasts, plans and information made available in “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted or any other form in connection with HW’s consideration and review of the Transactions) are disclaimed. Without limiting the generality of the foregoing, other than as expressly set forth in this Article 4, no Person has made any representation or warranty to HW or any of its Affiliates with respect to

Valor or any of its Subsidiaries, the Valor Capital Stock, the Valor Products, the Valor Business or any other matter, including with respect to (a) merchantability, suitability or fitness for any particular purpose, (b) the operation of this ISR Surviving Company and its Subsidiaries by Holdco after the Closing, (c) the probable success or profitability of the ISR Surviving Company and its Subsidiaries after the Closing or (d) any information, documents or material made available to HW, its Affiliates or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection or forecast with respect to the Valor, any of its Subsidiaries, the ISR Surviving Company or the Valor Products. Valor makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the ISR Surviving Company or any of its Subsidiaries or the Valor Products.

(b) Valor acknowledges, agrees and confirms (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transactions; (ii) it has been furnished with or given adequate access to such information about HW as it has requested; and (iii) the representations and warranties of HW contained in this Agreement, as modified by the HW Disclosure Schedules, or any certificate delivered in connection herewith constitute the sole and exclusive representations and warranties of HW, its Subsidiaries and Affiliates and their respective officers, directors and representatives, in connection with the Transactions and neither HW, its Subsidiaries, Affiliates nor any their respective officers, directors and representatives make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to HW, its Subsidiaries or the Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING HOLDCO, ISR MERGER

SUB AND US MERGER SUB

HW hereby represents and warrants to Valor, the Participating Rights Holders and the Founders as follows as of each of (a) the Agreement Date and (b) the Closing Date:

5.1 Corporate Organization. Holdco is a corporation duly incorporated and validly existing under the laws of the State of Delaware. ISR Merger Sub is a private Israeli company duly organized and validly existing under the laws of Israel. US Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Neither Holdco, ISR Merger Sub nor US Merger Sub has conducted any business other than activities incidental to its organization and the consummation of the Transactions. Holdco was formed for purposes of the Transactions and Holdco formed ISR Merger Sub and US Merger Sub as direct subsidiaries for purposes of the Transactions.

5.2 Capitalization. The issued share capital of Holdco consists of one (1) Holdco Common Share. The issued and outstanding ordinary share has been duly authorized and is validly issued and fully paid up and all of the Holdco Common Shares to be issued in connection with the Transactions will be, at the time of issuance, duly authorized, validly issued, and fully paid up. Except as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Holdco or any of its Subsidiaries is a party or by which Holdco or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Interests of Holdco or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Interests, or obligating Holdco or any of its Subsidiaries to issue or sell any shares of its capital stock or other Interests, or securities convertible into or exchangeable for such capital stock of, or other Interests in, Holdco or any of its Subsidiaries. The authorized capital stock of US Merger Sub is 1,000 shares of US Merger Sub Common Stock of which 1,000 shares are outstanding. All of the outstanding US Merger Sub Common Stock has been duly authorized and is validly issued, fully paid and non-assessable. The authorized capital of ISR Merger Sub consists of 6,000,000 ordinary shares of ISR Merger Sub, of which 5,587,000 are outstanding as of the date hereof. All of the outstanding ordinary shares of ISR Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable.

5.3 Authority; Execution and Delivery; Enforceability. Each of Holdco, ISR Merger Sub and US Merger Sub has all necessary power and authority to execute and deliver this Agreement and any applicable Related Agreement, to perform and comply with each of its obligations under this Agreement and any applicable Related Agreement, and subject to adoption of this Agreement by Holdco as sole shareholder of US Merger Sub and ISR Merger Sub (which adoption will occur immediately following execution of this Agreement), to consummate the Transactions applicable to it. The execution and delivery by each of Holdco, ISR Merger Sub and US Merger Sub of this Agreement and any applicable Related Agreement, the performance and compliance by each of Holdco, ISR Merger Sub and US Merger Sub with each of its obligations herein and therein and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Holdco, ISR Merger Sub or US Merger Sub, and no other corporate proceedings on the part of Holdco, ISR Merger Sub or US Merger Sub are necessary to authorize this Agreement or any applicable Related Agreement or the consummation by Holdco, ISR Merger Sub or US Merger Sub of the Transactions to which it is a party, subject, in the case of consummating the US Merger and the ISR Merger, to adoption of this Agreement by Holdco as the sole shareholder of ISR Merger Sub and US Merger Sub (which adoption will occur immediately following execution of this Agreement). Each of Holdco, ISR Merger Sub and US Merger Sub has duly and validly executed and delivered this Agreement and will duly and validly execute each applicable Related Agreement and, assuming the due authorization, execution and delivery by the other parties of this Agreement and the Related Agreements, this Agreement does and the Related Agreements will, constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

5.4 No Conflicts.

(a) The execution and delivery of this Agreement by Holdco, ISR Merger Sub and US Merger Sub does not, and the performance of this Agreement by Holdco, ISR Merger Sub and US Merger Sub will not, (i) conflict with or violate any provision of Holdco’s, ISR Merger Sub’s or US Merger Sub’s organizational documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained and all filings and notifications described in Section 6.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Holdco, ISR Merger Sub or US Merger Sub or by which any property or asset of Holdco, ISR Merger Sub or US Merger Sub is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco, ISR Merger Sub or US Merger Sub pursuant to, any contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of the Transactions.

(b) The execution and delivery of this Agreement by Holdco, ISR Merger Sub and US Merger Sub does not and will not, and the consummation by Holdco, ISR Merger Sub and US Merger Sub of the Transactions to which it is a party and compliance by Holdco, ISR Merger Sub and US Merger Sub with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ, (ii) the filings described in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 and 8.9 (iii) the filing of the ISR Merger Certificate or the US Certificate of Merger as required by applicable Law and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Authority, would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of the Transactions.

5.5 Legal Proceedings. As of the date hereof, there are no Actions pending, or to the knowledge of Holdco, ISR Merger Sub or US Merger Sub, threatened against Holdco, ISR Merger Sub or US Merger Sub or any of their respective Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Holdco, ISR Merger Sub or US Merger Sub that would, in each case, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Termination Date consummation of the Transactions.

5.6 Broker’s Fees. Neither Holdco, ISR Merger Sub nor US Merger Sub nor any of their respective officers or directors on behalf of Holdco, ISR Merger Sub or US Merger Sub has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES REGARDING HW

HW hereby represents and warrants to Valor, the Participating Rights Holders and the Founders as follows as of each of the Agreement Date and the Closing Date (or such other date specified herein); provided, that such representations and warranties shall be qualified by such exceptions as are disclosed in the HW SEC Documents (other than in any “risk factor” disclosure or any other forward looking statements set forth therein) and any filing made by HW with the SEC thereafter, and by the attached Disclosure Schedule of HW (the “HW Disclosure Schedule”). Notwithstanding any other provision of this Agreement or the HW Disclosure Schedule, each disclosure set forth in the HW Disclosure Schedule will be deemed to qualify each representation and warranty of HW set forth in this Agreement (i) that is specifically identified (by cross-reference, section heading or otherwise) in the HW Disclosure Schedule as being qualified by such disclosure or (ii) (notwithstanding the absence of an appropriate cross-reference or section heading) with respect to which the relevance of such disclosure is reasonably apparent on the face of such disclosure:

6.1 Organization, Good Standing and Qualification. HW is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HW has all requisite corporate or company, as applicable, power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements to the extent it is a party, and to perform its obligations under, and carry out the provisions of, this Agreement and the Related Agreements. HW is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on HW.

6.2 Capitalization; Voting and Other Rights.

(a) The authorized capital stock of HW consists of: (i) 5,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares are issued and outstanding as of July 30, 2015 and (ii) 50,000,000 shares of Common Stock, $0.001 par value per share, of which 17,307,449 are issued and outstanding as of August 27, 2015.

(b) Except as set forth in Section 6.2(b) of the HW Disclosure Schedule, as of August 27, 2015, there are not outstanding any options, warrants, instruments, rights (including conversion or preemptive rights, rights of first refusal, registration rights (including piggyback rights) or rights of first offer), proxy or shareholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from HW of any of its Securities.

(c) All of the issued and outstanding shares of HW (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable Laws concerning the issuance of securities.

6.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement by HW in accordance with its terms will not (a) violate the certificate of incorporation or bylaws of HW, (b) materially breach or result in a material violation of any Law applicable to HW or the Transactions, or (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, order, or decree of any court or arbitrator to which HW is a party or any material contract by which such respective party is bound.

6.4 Authorization; Binding Obligations; Governmental Consents.

(a) All corporate company actions on the part of HW, and its officers, directors and equityholders necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the performance of all obligations of HW hereunder and the consummation of the transactions contemplated hereby and thereby, have been taken prior to the execution and delivery hereof. This Agreement has been, and the Related Agreements will be, duly and validly executed and delivered by HW and (subject to the valid execution and delivery hereof and thereof by the other parties hereto and thereto) constitute valid and legally binding obligations of HW, enforceable against HW in accordance with its terms, except as limited by the Enforceability Exceptions.

(b) No consent, approval, Permit, Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority on the part of HW is required in connection with the consummation by HW of the Transactions, except for (i) the Required HW Stockholder Vote; (ii) the filing of the US Merger Certificate with Delaware Secretary of State; (iii) such filings as may be required under any applicable state or foreign anti-takeover and similar Laws; (iv) such consents, approvals, Permits, Orders, authorizations, registrations, qualifications, designations, declarations or filings as may be required under applicable state, federal or foreign securities Laws and state “blue sky” Laws or the rules and regulations of NASDAQ; and (v) such other consents, approvals, Permits, Orders, authorizations, registrations, qualifications, designations, declarations or filings which, if not obtained or made, would not have a Material Adverse Effect on HW and would not prevent, or materially alter or delay any of the Transactions.

6.5 HW SEC Documents; HW Financial Statements.

(a) HW and its Subsidiaries have filed all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed by it with the SEC during the period since January 1, 2013 to the Agreement Date (collectively, the “HW SEC Documents”). To HW’s knowledge, none of the HW SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. As of the Agreement Date, there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of HW or any of its Subsidiaries. All statements, reports, schedules, forms and other documents required to be filed by HW with the SEC since January 1, 2013 (collectively, the “HW Filed Documents”) have been or will be so filed on a timely basis. As of the time it was or will be filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the HW Filed Documents complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the HW Filed Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading except to the extent corrected by a subsequently filed HW Filed Document, other than, in each case with respect to the preceding clauses (i) and (ii), to the extent that information has been requested of Valor by HW and required to be provided by Valor to HW and such information is not timely provided by Valor to HW.

(b) The financial statements (including any related notes) contained in the HW SEC Documents (collectively, the “HW Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as of their respective dates and (ii) were complete and correct in all material respects and were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, and except as permitted under Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position and results of operations of HW and its consolidated Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments, which are neither individually nor in the aggregate material in amount.

6.6 Related-Party Transactions. Except with respect to applicable employee benefit plans, (a) there are no agreements, understandings or proposed transactions between HW or any of its Subsidiaries and (i) any of their officers, directors or members of their immediate family or (ii) any Affiliate of HW, any of its Subsidiaries or the persons set forth in clause (i) hereof (the persons set forth in clauses (i) and (ii), each, an “HW Related Party”) and (b) no HW Related Party is indebted to HW or any of its Subsidiaries, nor are HW or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any HW Related Party other than (i) for payment of salary or fees (in the case of directors and consultants) for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of HW or any of its Subsidiaries, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the HW Board). To the Knowledge of HW, no HW Related Party has or has had any direct or indirect interest in any material asset used in the business of HW or any of its Subsidiaries as currently conducted (other than as a result of his, her or its ownership of Securities of HW or any of its Subsidiaries).

6.7 Brokers. Except as set forth in Section 6.7 of the HW Disclosure Schedule, no finder, broker, agent or similar intermediary has acted for or on behalf of HW or any of its Affiliates in connection with the negotiation of this Agreement or the consummation of the Transactions.

6.8 Litigation. As of the Agreement Date, there are no Actions pending or, to the knowledge of HW, threatened against HW or any of its Subsidiaries, before any Governmental Authority, or any arbitrator, that (a) seek to restrain, enjoin, prohibit or make illegal the consummation of the Transactions or (b) would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HW.

6.9 Consents. Except for the Required HW Stockholder Vote, any HSR Act filings, and where the failure to obtain such permit, approval, authorization or consent would not reasonably be expected to result in a Material Adverse Effect on HW, no permit, approval, authorization or consent of any person (excluding Governmental Authorities) is required with respect to HW or any of its Subsidiaries in connection with the execution, delivery and performance by HW or its Subsidiaries of this Agreement, or the consummation of the Transactions, including the consummation of the ISR Merger and the US Merger.

6.10 Organizational Documents. The Organizational Documents of HW and its Subsidiaries are in full force and effect and there is no current violation of any of the provisions of such Organizational Documents.

6.11 Required HW Stockholder Vote. The sole required approval of the stockholders of HW of this Agreement and the Transactions, including the US Merger and the ISR Merger, is the Required HW Stockholder Vote.

6.12 No HW Material Adverse Effect. Since the date of the most recent HW SEC Document filed prior to the date of this Agreement, there has not been any Material Adverse Effect with respect to HW.

6.13 Disclosure. The information supplied by HW and each of its Subsidiaries for inclusion in the Proxy Statement/Prospectus (including the HW Financial Statements) and the Disclosure Materials will not, as of the date of the Proxy Statement/Prospectus, as of the date of the Disclosure Materials or as of the date such information is prepared and presented, as applicable, (a) contain any statement that is inaccurate or misleading with respect to any material facts, or (b) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

6.14 Section 351/368. As of the Agreement Date, neither HW nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the US Merger and the ISR Merger, taken together, from qualifying as an exchange satisfying the requirements of Section 351 of the Code and the US Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.15 Compliance with Laws. Except as set forth in Section 6.16 of the HW Disclosure Schedule, HW and its Subsidiaries are not, and since January 1, 2013 have not been, in violation in any material respect of any applicable Law or Order, including any such Law or Order relating to the conduct of HW’s business or the ownership of their properties, except for any such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HW.

6.16 FDA and Regulatory Matters. Except as set forth in Section 6.16 of the HW Disclosure Schedule and except as would not have a Material Adverse Effect on HW,

(a) HW and its Subsidiaries are, and since January 1, 2013 have been, in material compliance with all Healthcare Laws applicable to HW and its Subsidiaries. The design, manufacture, testing, and distribution of products by or on behalf of HW and its Subsidiaries are being, and since January 1, 2013 have been, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products and, to the extent applicable to HW or any of its Subsidiaries, counterpart Laws in the European Union and all other countries where compliance is required. HW and each of its Subsidiaries is, and to the Knowledge of HW any contract manufacturers of HW products are, in material compliance with the FDA’s registration and listing requirements to the extent required by applicable Healthcare Laws, and all HW products, if so required, are in conformance in all material respects with all applicable CE Marking certifications. Since January 1, 2013 through the Agreement Date, neither HW nor any of its Subsidiaries has received any written communication or notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Authority, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state, federal or foreign Governmental Authority alleging potential or actual non-compliance by, or liability of, HW or any of its Subsidiaries under any Healthcare Law.

(b) HW and its Subsidiaries hold such material Permits of Governmental Authorities from the United States or foreign Governmental Authorities required for the conduct of its business as currently conducted, including, where applicable and without limitation, those Permits to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of HW products in jurisdictions where it currently conducts such activities with respect to each HW product (collectively, the “HW Licenses”). HW and its Subsidiaries have fulfilled and performed all of their material obligations with respect to each HW License and are in material compliance with each HW License.

(c) As of the Agreement Date, neither HW nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of HW, threatened investigation regarding HW, any of its Subsidiaries or any HW products, by the FDA pursuant to the FDA Fraud Policy, or otherwise. As of the Agreement Date, neither HW, nor, to the Knowledge of HW, any officer, employee, agent or distributor of HW or any of its Subsidiaries has made an untrue statement of material fact to the FDA or any other equivalent Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other equivalent Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other equivalent Governmental Authority to invoke the FDA Fraud Policy or any similar policy. As of the Agreement Date, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of HW, have been threatened since January 1, 2013 through the Agreement Date, against HW or any of its Subsidiaries. As of the Agreement Date, none of the key employees of HW or any of its Subsidiaries are included on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services.

6.17 Certain Business Practices. Neither HW nor any of its Subsidiaries, nor, to the Knowledge of HW, any of their directors, officers or employees (in their capacity as directors, officers, or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of HW’s business; (b) directly or to the Knowledge of HW indirectly, paid or delivered any unlawful fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (c) made any unlawful payment to any customer or supplier of HW or any of its Subsidiaries, or given any other unlawful consideration to any such customer or supplier in respect of HW’s business that violates applicable Law in any material respect, except in each case that, individually or in the aggregate, would not have a Material Adverse Effect on HW. Without limiting the foregoing, HW and its Subsidiaries, and to the Knowledge of HW, any of their officers, directors, agents, or employees have not directly or indirectly to the Knowledge of HW, taken any action which would cause them to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent) to the Knowledge of HW, anything unlawful of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party, except in each case that, individually or in the aggregate, would not have a Material Adverse Effect on HW.

6.18 Products Liability. As of the Agreement Date, no claim has been made or, to the Knowledge of HW, threatened in connection with the product liability of any HW products, except to the extent such claim or Action would not reasonably be expect to result in a Material Adverse Effect on HW.

6.19 No Other Representations and Warranties; Certain Acknowledgements.

(a) The representations and warranties of HW contained in this Agreement, as modified by the HW SEC Documents (other than in any “risk factor” disclosure or any other forward looking statements set forth therein) and any filing made by HW with the SEC thereafter, the HW Disclosure Schedule or any certificate delivered in connection herewith constitute the sole and exclusive representations and warranties of HW in connection with the Transactions, and all other representations, warranties, statements or information made, communicated or furnished (orally or in writing) of any kind or nature (including any estimates, projections, forecasts, plans and information made available in “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted or any other form in connection with Valor’s consideration and review of the Transactions) are disclaimed.

(b) HW and Holdco acknowledge, agree and confirm (i) that they have made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transactions; (ii) have been furnished with or given adequate access to such information about Valor and its Subsidiaries as they has requested; and (iii) the representations and warranties of Valor contained in this Agreement, as modified by the Valor Disclosure Schedules, or any certificate delivered in connection herewith constitute the sole and exclusive representations and warranties of Valor, its Subsidiaries and Affiliates and their respective officers, directors and representatives, in connection with the Transactions and neither Valor, its Subsidiaries, Affiliates nor any their respective officers, directors and representatives make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Valor, its Subsidiaries, the Valor Business or the Transactions.

ARTICLE 7

CONDUCT OF BUSINESS PENDING THE MERGERS AND RELATED COVENANTS

7.1 Conduct of Business of Valor. Valor covenants and agrees that, during the period beginning on the Agreement Date and ending on the earlier of the ISR Effective Time or termination of this Agreement, except (x) as HW shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as specifically contemplated by this Agreement or any Related Agreement, the Valor Business shall be conducted in the ordinary course of business and in a manner consistent with past practice; and Valor shall use its commercially reasonable efforts to preserve intact the business organization of Valor and its Subsidiaries, to keep available the services of the current officers and Key Employees, and to preserve the current relationships of Valor and its Subsidiaries with customers, suppliers and other persons with which Valor and its Subsidiaries have significant business relations. Without limiting the foregoing, during the period beginning on the Agreement Date and ending on the earlier of the ISR Effective Time or termination of this Agreement, except (x) with the prior written consent of HW (such consent not to be unreasonably withheld, conditioned or delayed with respect to clauses (d), (h), (k), (m) or (q) below), (y) as required by applicable Law or (z) as specifically contemplated by this Agreement, any Related Agreement or as set forth in Section 7.1 of the Valor Disclosure Schedule, Valor and its Subsidiaries shall not directly or indirectly:

(a) Charter Documents. Amend the Organizational Documents of Valor or its Subsidiaries;

(b) Dividends; Repurchases; Changes in Capital Stock. (i) Declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock, (ii) split, combine or reclassify any of its capital stock, (iii) effect a recapitalization, (iv) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (other than pursuant to the exercise of Valor Options or Valor Warrants outstanding as of the date hereof by the holders thereof) or (v) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than pursuant to repurchase rights of Valor or its Subsidiaries that permit Valor or its Subsidiaries to repurchase securities from the holders thereof in connection with the termination of services of such holder as an employee, consultant, or director of Valor or its Subsidiaries);

(c) Stock Option Plans, Warrants, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Valor Option Plan, establish any new or additional stock option plan, amend the Valor Option Plan, or grant any options (including Valor Options), warrants or other rights to acquire any interest in Valor or its Subsidiaries;

(d) Material Contracts. Enter into any new agreement that would constitute a Material Contract or amend or otherwise modify or waive any of the material terms of any Material Contract, in each case other than in the ordinary course of business;

(e) Issuance of Securities. Issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of Valor or its Subsidiaries or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities, other than shares of Valor Capital Stock issuable upon exercise of Valor Options or Valor Warrants that are outstanding as of the Agreement Date;

(f) Intellectual Property.

(i) Sell, license, sublicense, assign or transfer any Valor Owned Intellectual Property to any other person other than HW and its Affiliates, or encumber any Intellectual Property of Valor or any of its Subsidiaries;

(ii) License or acquire any Intellectual Property not owned by Valor or any of its Subsidiaries or HW from any third party on terms requiring any royalty, milestone or similar payments or that impose material obligations on Valor or its Subsidiaries following the ISR Effective Time; or

(iii) Fail to take commercially reasonable steps to maintain or further prosecute, or to the extent that it is nonpublic, fail to take or maintain commercially reasonable measures to protect the confidentiality of material Valor Owned Intellectual Property and material Valor Licensed Intellectual Property;

(g) Marketing or Other Rights.

(i) Enter into any agreement that would limit the ability of any of Holdco, the ISR Surviving Company, the US Surviving Corporation or any of their Subsidiaries or Affiliates to operate in a specific area of business or specific geographic area after the closing of the Transactions; or

(ii) Initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) that is not a Valor Product in or outside the United States;

(h) Liens; Dispositions; Obligations.

(i) (x) Create or incur or suffer to be created or incurred any Lien upon any of its property or assets other than Permitted Liens or (y) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; acquire, or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; in each case, other than (A) pursuant to any Material Contract in effect prior to the date of this Agreement, (B) the sale, purchase or licensing of inventory, raw materials, equipment, goods or others supplies in the ordinary course of business, or (C) licenses of Intellectual Property to third parties not otherwise restricted by this Agreement;

(ii) Sell, lease, license, or otherwise dispose of, any of its material properties or assets, or become a party to any agreement effecting any of the foregoing;

(i) Indebtedness. Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j) Payment Obligations. Pay, discharge or satisfy any claim, liability or obligation, including the payment of any Indebtedness or Transaction Costs, other than in the ordinary course of business (except that, regardless of whether or not such payments would otherwise be in the ordinary course of business, Valor shall not pay any (x) Indebtedness not due and payable under the terms of such Indebtedness, (y) Transaction Costs, or (z) amounts to any Affiliates of Valor other than payments to (A) any Subsidiaries who are bound under the same terms under this Section 7.1, (B) any current or former director, officer, employee or consultant of Valor or its Subsidiaries made in compliance with Section 7.1(p), or (C) any payments pursuant to the agreements or arrangements set forth in Section 7.1(w) of the Valor Disclosure Schedule, which agreements or arrangements will be terminated by Valor prior to, or effective as of, the ISR Effective Time));

(k) Leases. Enter into any lease of real property;

(l) Capital Expenditures. Make, or commit to make, any capital expenditures, capital additions or capital improvements requiring payment of an amount greater than $100,000 in the aggregate in excess of the amount budgeted therefor pursuant to the most recent budget provided to HW;

(m) Revaluation. Except as required by GAAP, revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(n) Insurance. Materially alter the amount of or fail to maintain any material insurance coverage provided by existing insurance policies;

(o) Termination or Waiver. (i) pay, discharge, settle or satisfy any Action, other than in the ordinary course of business that involve only the payment of monetary damages not in excess of $1,000,000 in the aggregate; (ii) cancel any material Indebtedness owed to Valor or its Subsidiaries; or (iii) knowingly waive or assign any material claims or material rights of Valor or its Subsidiaries;

(p) Employee Benefit Plans; Pay Increases. Except as required to ensure that any Valor Employee Benefit Plan is not then out of compliance with applicable Laws or to comply with any Valor Employee Benefit Plan entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to HW), (i) other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will”, adopt, enter into, terminate or amend any collective bargaining agreement or Valor Employee Benefit Plan or any employment or benefit agreement involving Valor or its Subsidiaries and any future, current or former director, officer, employee or consultant of Valor or its Subsidiaries; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any current or former director, officer, employee or consultant of Valor or its Subsidiaries; (iii) pay to any current or former director, officer, employee or consultant of Valor or its Subsidiaries any benefit or amount not required under any Valor Employee Benefit Plan; (iv) grant or pay (other than as required pursuant to the terms of the Valor Employee Benefit Plans listed in Section 4.19(a) of the Valor Disclosure Schedule and taken into account in the determining the amount of Change in Control Payments) any change in control, severance or termination compensation or benefits to, or increase in any manner the change in control, severance or termination compensation or benefits of, any current or former director, officer, employee or consultant of Valor or its Subsidiaries; (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employment or benefit agreement or Valor Employee Benefit Plan, except as required by Law, or the terms of such agreement or Valor Employee Benefit Plan in effect on the Agreement Date; or (vi) take any action to accelerate the vesting or time of payment of any compensation or benefit under any agreement or Valor Employee Benefit Plan;

(q) Severance Arrangements. Except as specifically described in Section 4.19 of the Valor Disclosure Schedule or as required by applicable Law, adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered as a result of or after the consummation of the Transactions;

(r) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Valor or its Subsidiaries in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Valor Business, provided that Valor consults with HW prior to the filing of such a suit to the extent practicable, or (iii) with respect to this Agreement;

(s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(t) Taxes. Other than pursuant to Section 8.21(h), make or change any material election in respect of Taxes (including, without limitation, an entity classification election under Treasury Regulations Section 301.7701-3) or change any annual Tax accounting period, adopt or request permission of any Taxation Authority to change any accounting method in respect of Taxes, enter into any Tax allocation, Tax sharing or Tax indemnity agreement or closing agreement in respect of Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, controversy or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, file any amended Tax Return, enter into an advance pricing agreement or make any application for, negotiate or conclude any Tax ruling or arrangement with a Taxation Authority, in each case whether or not in connection with the Transactions;

(u) Other Transactions. Merge or consolidate with any entity other than ISR Merger Sub, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(v) Confidentiality Agreements. With respect to new employees or consultants, hire any employee or consultant having access to confidential or proprietary information of Valor or its Subsidiaries unless such employee or consultant enters into, or has entered into, a proprietary information and inventions assignment agreement with Valor or its Subsidiaries in the form previously provided to HW or any agreement containing substantially similar and no less restrictive confidentiality and inventions assignment provisions, or amend or otherwise modify, or grant a waiver under, any such proprietary information and inventions assignment agreement with any such person;

(w) Related Party Transactions. Enter into or be a party to any transaction with any Related Party or any person that owns, beneficially or otherwise, five percent (5%) or more of the equity interests or has five percent (5%) or more of the voting power of Valor or its Subsidiaries; or

(x) General. Agree to take any of the foregoing actions.

7.2 Conduct of Business of HW. HW covenants and agrees that, during the period beginning on the Agreement Date and ending on the earlier of the Effective Time or the termination of this Agreement, except (x) with the prior written consent of Valor (such consent not to be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as specifically contemplated by this Agreement, any Related Agreement, HW and its Subsidiaries shall not directly or indirectly:

(a) Charter Documents. Amend the Organizational Documents of HW or its Subsidiaries, except for any such amendments that would not prevent, impair or delay the consummation of the transactions contemplated by this Agreement;

(b) Dividends; Repurchases; Changes in Capital Stock. Other than as would result in adjustment under Section 2.5, (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock, (ii) split, combine, or reclassify any of its capital stock, (iii) effect a recapitalization, or (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than pursuant to repurchase rights of HW or its Subsidiaries that permit HW or its Subsidiaries to repurchase securities from the holders thereof in connection with the termination of services of such holder as any employee, consultant, or director of HW or its Subsidiaries), in each case other than in connection with any shareholder rights plan adopted by the HW Board and other than any intercompany transactions;

(c) Issuance of Securities. Issue or sell, or authorize or propose the issuance or sale of, any shares of capital stock of HW or its Subsidiaries or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities, other than (i) in connection with the exercise of HW Stock Options or the vesting or settlement of any HW RSUs that are outstanding as of the Agreement Date, (ii) issuances to management in the ordinary course of business pursuant to existing arrangements, (iii) issuance upon conversion of convertible notes outstanding as of the Agreement Date, (iv) in connection with any shareholder rights plan adopted by the HW Board and (v) any other issuances which do not exceed in the aggregate ten percent (10%) of the issued and outstanding shares of HW Common Stock as of the Agreement Date;

(d) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions with purchase prices individually or in the aggregate totaling no more than $150,000,000;

(e) Related Party Transactions. Enter into or be a party to any transaction which is not on an arm’s length basis with any HW Related Party or any person that owns, beneficially or otherwise, five percent (5%) or more of the equity interests or has five percent (5%) or more of the voting power of HW or any of its Subsidiaries; or

(f) General. Agree to take any of the foregoing actions.

7.3 Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements. From the date hereof until the Closing or the earlier termination of this Agreement, Valor will deliver to HW, as soon as reasonably practicable after the end of each calendar month, an unaudited, consolidated balance sheet as of the end of such month (each such balance sheet, a “Subsequent Financial Statement”). Upon reasonable advance written notice from HW, Valor agrees to cooperate, and use its commercially reasonable efforts to cause its accountants to cooperate in providing, (a) reasonably requested historical financial information to HW in a manner and to the extent necessary for HW to satisfy its filing obligations with the SEC and (b) any other financial information reasonably requested by HW to the extent necessary to comply with the requirements of Rule 305 of Regulation S-X of the Securities Act. HW shall be responsible for, and agrees to promptly reimburse Valor for, all out-of-pocket fees, costs and expenses of Valor’s outside accountants actually incurred by Valor in connection with this Section 7.3; provided that HW shall not be responsible for any such fees, costs and expenses that are greater than $50,000 in the aggregate.

7.4 Notice of Developments. From the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, HW and Valor shall use commercially reasonable efforts to promptly advise the other party in writing of (a) the occurrence or non-occurrence of any event or circumstance which would reasonably be expected to cause or has caused any representation or warranty made by it in this Agreement to become untrue or inaccurate in any respect so as to cause the Closing conditions set forth in Section 9.2 or Section 9.3, respectively, to fail to be satisfied, (b) the failure by it (and in the case of HW, by Holdco, US Merger Sub or ISR Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) with respect to Valor and its Subsidiaries, any change or event having or which is reasonably likely to have a Material Adverse Effect with respect to Valor, (d) with respect to HW and its Subsidiaries, any change or event having or which is reasonably likely to have a Material Adverse Effect with respect to HW, or (e) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Transactions; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Valor Disclosure Schedule or HW Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Participating Rights Holders under this Agreement. A breach of this Section 7.4 by either HW or Valor shall not (i) be considered for purposes of determining the satisfaction of any of the conditions set forth in Article 9 and (ii) be the basis for any indemnification liability to any person under Article 11.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 ISR Merger Proposal, Notice and Actions by Companies Registrar.

(a) Subject to the Israeli Companies Law and regulations promulgated thereafter, as promptly as practicable after the execution and delivery of this Agreement: (i) each of Valor and ISR Merger Sub shall cause a merger proposal (in the Hebrew language) in the form of the attached Exhibit B (the “ISR Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law; (ii) Valor shall obtain approval from the Valor Shareholders pursuant to Section 8.5, it being understood that the sole shareholder of ISR Merger Sub has approved the ISR Merger contemporaneously with the execution of this Agreement; and (iii) within three (3) business days from the date of notice of the ISR Merger is sent pursuant to Section 8.5, each of Valor and ISR Merger Sub shall deliver and file the ISR Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the Israeli Companies Law. Each of Valor and ISR Merger Sub shall cause a copy of the ISR Merger Proposal to be delivered to each of their secured creditors, if any, no later than three (3) days after the date on which the ISR Merger Proposal is delivered to the Companies Registrar, and shall promptly inform its unsecured creditors, if any, of the ISR Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Subject to the Israeli Companies Law, promptly after Valor and ISR Merger Sub shall have complied with the preceding sentence, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, Valor and ISR Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notice was given to their respective creditors pursuant to Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of Valor and, if applicable, ISR Merger Sub, shall (A) publish a notice to its creditors, stating that a ISR Merger Proposal was submitted to the Companies Registrar and that the creditors may review the ISR Merger Proposal at the office of the Companies Registrar, Valor’s registered offices or ISR Merger Sub’s registered offices, as applicable, and at such other locations as Valor or ISR Merger Sub, as applicable, may determine, in (1) two daily Hebrew newspapers circulated in Israel, on the day that the ISR Merger Proposal is submitted to the Companies Registrar, (2) one newspaper circulated in Israel, no later than three (3) business days following the day on which the ISR Merger Proposal was submitted to the Companies Registrar, and (3) in such other manner as may be required by applicable Laws, (B) within four (4) business days from the date of submitting the ISR Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) of which Valor or ISR Merger Sub, as applicable, is aware, in which it shall state that a ISR Merger Proposal was submitted to the Companies Registrar and that the creditors may review the ISR Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (A) above, and (C) display in a prominent place at Valor’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection (A)(1) above), no later than three (3) business days following the day on which the ISR Merger Proposal was submitted to the Companies Registrar.

(b) The ISR Merger shall be effected in accordance with Section 323 of the Israeli Companies Law and this Agreement no earlier than (i) the later of thirty (30) days from the approval by the Valor Shareholders of the ISR Merger or fifty (50) days from the submission of the ISR Merger Proposal to the Companies Registrar and (ii) the receipt of the ISR Merger Certificate from the Companies Registrar.

8.2 Companies Registrar Notification. Each of Valor and ISR Merger Sub shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of the respective general meetings of shareholders or written consent in lieu of a meeting, as applicable, with respect to approval of the ISR Merger within three (3) days following the approval by the shareholders of ISR Merger Sub and Valor, respectively.

8.3 Transaction Reporting. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), HW will prepare and file any forms, reports, statements or documents required to be filed under Law with respect to the ISR Merger and the US Merger, as well as under regulations of or as required by NASDAQ and such Governmental Authorities as may require the filing of such other filings; provided that HW shall provide Valor with copies of any such forms, reports, statements or documents in advance and shall allow Valor a reasonable opportunity to review and comment thereon, and HW shall consider such comments in good faith, provided, further, that HW shall retain ultimate editorial control over such filings.

8.4 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, and in no event later than forty-five (45) days following the date hereof, HW shall prepare (with Valor’s reasonable cooperation) and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and HW shall prepare (with Valor’s reasonable cooperation) and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. HW shall provide Valor with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement and any amendments or supplements thereto (which comments shall be considered in good faith) prior to filing. No filing of the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement, or, in each case any amendments or supplements thereto, shall be made by HW or any of its Affiliates without the prior consent of Valor (which shall not be unreasonably withheld, delayed or conditioned). HW shall cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC. HW shall use its reasonable efforts to (i) respond promptly to any comments of the SEC or its staff, (ii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, (iii) keep the S-4 Registration Statement effective as long as is necessary to consummate the Transactions, and (iv) cause the Joint Proxy Statement/Prospectus to be cleared by the SEC as promptly as reasonably practicable. Each party agrees to provide the other parties and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel receives from the SEC or its staff with respect to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus promptly after receipt thereof, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall consider in good faith the additions, deletions or changes suggested thereto by the other parties and their respective counsel. HW shall cause the Joint Proxy Statement/Prospectus to be mailed to HW’s stockholders as promptly as practicable, and in no event later than the fifth (5th) business day following the date the Form S-4 Registration Statement is declared effective under the Securities Act. Each party shall promptly furnish to the other party all information concerning such party and such party’s subsidiaries and such party’s stockholders that may be reasonably required in connection with any action contemplated by this Section 8.4. If, prior to the Effective Time, any event relating to a party or its subsidiaries occurs, or if a party becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party shall promptly inform the other parties thereof and shall cooperate fully with the other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of any applicable party.

(b) Prior to the Effective Time, HW shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Holdco Common Shares and Warrants to be issued in the Transactions (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of the Valor Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote for the Required Valor Shareholder Vote; provided, however, that HW and Holdco shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; (ii) to file a general consent to service of process in any jurisdiction; or (iii) register the Warrants under the Exchange Act.

(c) Valor shall cooperate with HW and provide HW, and cause its Representatives, advisors, accountants and attorneys to provide, HW and its Representatives, advisors, accountants and attorneys, with all information regarding Valor that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Valor to be included in the Form S-4 Registration Statement or other required filings.

8.5 Valor Shareholders’ Meeting.

(a) Valor shall take all action necessary under all applicable Laws and the Valor Charter to convene, give notice of and hold a general meeting of the Valor Shareholders, such that as promptly as practicable after the Form S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than fifteen (15) days thereafter, Valor shall obtain the approval from Valor Shareholders sufficient for the Required Valor Shareholder Vote, which such Valor Shareholders shall include the parties to the Shareholder Support Agreements, for purposes of (i) adopting this Agreement and approving the ISR Merger, the US Merger or the other Transactions and (ii) acknowledging that the approval given thereby is irrevocable. As promptly as reasonably practicable following the date that the Required Valor Shareholder Vote has been obtained, Valor shall deliver to HW a certificate executed on behalf of Valor by an individual authorized to sign on behalf of Valor certifying that the Required Valor Shareholder Vote has been obtained. Under no circumstances shall Valor assert that any other approval or consent is necessary by its shareholders to approve the ISR Merger, the US Merger, the other Transactions or this Agreement.

(b) Valor agrees that: (i) the Valor Board shall recommend that the Valor Shareholders vote to adopt and approve this Agreement and the Transactions, including the ISR Merger, and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 8.5(a) (the recommendation of the Valor Board that Valor Shareholders vote to adopt and approve this Agreement being referred to as the “Valor Board Recommendation”); and (ii) the Valor Board Recommendation shall not be withdrawn or modified in a manner adverse to HW, and no resolution by the Valor Board or any committee thereof to withdraw or modify the Valor Board Recommendation in a manner adverse to HW shall be adopted or proposed.

8.6 HW Stockholders’ Meeting.

(a) HW shall take all action necessary under applicable Laws to call, give notice of and hold a meeting of the holders of HW Common Stock to consider the Required HW Stockholder Vote (such meeting, the “HW Stockholders’ Meeting”). The HW Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. HW shall take reasonable measures to ensure that all proxies solicited in connection with the HW Stockholders’ Meeting are solicited in compliance with all applicable Laws. HW shall use its commercially reasonable efforts to solicit proxies in favor of the approval of the ISR Merger, the US Merger and the other Transactions including, if requested by Valor, by engaging the services of investment dealers and proxy solicitation agents. HW shall take all actions reasonably necessary to obtain the Required HW Stockholder Vote and shall keep Valor apprised, and shall consult with Valor, with respect to the solicitation of proxies in connection with the HW Stockholders’ Meeting and such actions.

(b) HW agrees that: (i) the HW Board shall recommend that the holders of HW Common Stock vote to approve the ISR Merger, the US Merger and the other Transactions and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 8.6(a) above, and (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the HW Board recommends that HW’s stockholders vote to approve the ISR Merger, the US Merger and the other Transactions (the recommendation of the HW Board that HW’s stockholders vote to approve the ISR Merger, the US Merger and the other Transactions being referred to as the “HW Board Recommendation”).

(c) HW’s obligation to call, give notice of and hold the HW Stockholders’ Meeting in accordance with Section 8.6(a) shall not be limited or otherwise affected by any withdrawal or modification, or proposed withdrawal or modification, of the HW Board Recommendation.

(d) No later than twenty-four (24) hours following a Change of Recommendation, HW shall provide written notice (the “Change of Recommendation Notice”) to Valor thereof.

(e) Nothing contained in this Agreement shall prohibit HW or the HW Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

8.7 Notices; Consents; Filings.

(a) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Article 10, Valor shall use its commercially reasonable efforts to obtain the consents described in Section 4.23 of the Valor Disclosure Schedule; provided that neither Valor nor any of its Subsidiaries shall be required to incur any expense or fee in connection therewith (including consent fees). For the avoidance of doubt, the failure to obtain any such consents shall not be deemed a breach of any provision of this Agreement or the failure of any condition to closing contained in Article 9.

(b) Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of material written communications (and advise the other parties of any material oral communications) received by such party, or any of their respective Subsidiaries, Affiliates or employees from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the Transactions, including without limitation any communication to or from the Israel Securities Authority, the Companies Registrar or any other Israeli Governmental Authority regarding the ISR Merger, the US Merger or the other Transactions.

(c) Each of the parties recognizes the need to comply with Israeli Securities Laws, 5728-1968 (the “Israeli Securities Law”), regarding the offering of Holdco Common Shares, Warrants and Deducted Warrants pursuant to the ISR Merger (the “Israeli Offering”). Accordingly, as soon as practicable following the Agreement Date, Holdco and HW shall request a no-action letter with respect to the Israeli Offering from the Israel Securities Authority. In the event that such no-action request is not granted by the Israel Securities Authority prior to the ISR Effective Time, Holdco and HW shall take those actions reasonably necessary to cause the Israeli Offering to comply at and following the ISR Effective Time with the Israeli Securities Law, with the coordination of the Israeli Securities Authority, which actions may include listing the Holdco Common Shares on the Tel Aviv Stock Exchange pursuant to Section E’3 of the Israeli Securities Law and obtaining a permit from the Israel Securities Authority based on the Form S-4 Registration Statement or obtaining another valid exemption from the requirement to publish an Israeli prospectus under the Israeli Securities Law. Each of the parties agrees to fully cooperate with each other in formulating strategies with respect to the foregoing, submitting requests or filings to, sharing correspondence from, and holding joint discussions or meetings with, any Governmental Authority in connection with the Israeli Offering or any exemptions or listings sought in connection thereof.

(d) Valor and ISR Merger Sub will, as soon as practicable following the date hereof, file with the Companies Registrar the required notice that all conditions under Section 323(5) of the Israeli Companies Law have been fulfilled and will obtain the respective ISR Merger Certificate.

8.8 OCS.

(a) Promptly following the execution of this Agreement, and in any event within three (3) Business Days from the date hereof, Valor will submit to the Research Committee of the OCS an application to obtain the OCS Approval, in the form attached hereto as Schedule 8.8(a)(i). HW and Holdco will cooperate with Valor in obtaining the OCS Approval as promptly as practicable following the filing of such application, including, without limitation, by executing and delivering the undertaking to comply with the R&D Law in the form attached hereto as Schedule 8.8(a)(ii). Each party agrees that, from the Agreement Date until the twelve (12) month anniversary of the ISR Effective Time, it shall not, and shall cause its Affiliates not to, include any plan, proposal or intention that does not comply with the first sentence of Section 8.13 in any application, undertaking, filing, correspondence, discussion or other communication to or with the OCS or any committee or department thereof.

(b) From the Agreement Date until the ISR Effective Time, Valor shall, and from the ISR Effective Time until the twelve (12) month anniversary of the ISR Effective Time, the Shareholder Representative shall (or shall cause one or more of the Participating Rights Holders to), (i) attempt to cause an Obligated Valor Shareholder to pay the OCS Loan Amount to the OCS, and (ii) attempt to pay, or cause to be paid, the OCS Grant Amount to the OCS and obtain the OCS Settlement in connection therewith, provided, that in no event shall any such OCS Settlement obtained by Valor or the Shareholder Representative require the payment by Valor or Holdco of any amount in excess of the OCS Maximum Amount. In the event that, and only in the event that, the amounts described in the foregoing clauses (i) and (ii) have not been paid on or prior to the twelve (12) month anniversary of the ISR Effective Time, and the OCS Settlement described in the foregoing clause (ii) has not been obtained on or prior to such time, Holdco, HW and the ISR Surviving Company shall be entitled to pay such amounts to the OCS and obtain the OCS Settlement, as applicable, in their sole discretion (and make a claim under Section 11.2(f)).

8.9 Antitrust Filings. In connection with the pre-merger notification made by Holdco, HW and Valor under the HSR Act with respect to the ISR Merger, the US Merger or the other Transactions, each of the parties will:

(a) as promptly as is practicable, but in any event within fifteen (15) business days following the date hereof, make any required filings under the HSR Act;

(b) as promptly as is practicable after receiving any governmental request under the HSR Act for additional information, documents, or other materials, use its commercially reasonable best efforts to comply with such request;

(c) cooperate with the other parties in connection with resolving any governmental inquiry or investigation, whether domestic or foreign, relating to their respective HSR Act filings, the ISR Merger, the US Merger, the other Transactions or any related inquiry or investigation; and

(d) promptly inform the other parties of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Authority, whether domestic or foreign, relating to their respective HSR Act filings, the ISR Merger, the US Merger, the other Transactions or any related inquiry or investigation.

HW shall pay any filing fees required to be paid by Holdco, HW or Valor in connection with such filings, if any, under the HSR Act (but not with respect to any filings required to be made by any shareholders of HW or Valor under the HSR Act).

8.10 Further Assurances.

(a) From the Agreement Date until the earlier of (x) the later of ISR Effective Time or the Effective Time and (y) termination of this Agreement in accordance with Section 10.1, each of HW and Valor will:

(i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the ISR Merger, the US Merger and the other Transactions, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the ISR Merger, the US Merger or the other Transactions and to fulfill the conditions set forth in Article 9; provided, that HW shall not be required by Section 8.9 or this Section 8.10(a) to enter into any consent decree, hold separate orders or other similar arrangements, including any such consent decree, hold separate order or other arrangements that would require Holdco, HW or Valor to dispose of any material existing assets of such party (including granting a license to any assets to a third party), or any other arrangement that would limit in any material respect the ability of Holdco to conduct its business; and

(ii) cooperate and use its commercially reasonable efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the ISR Merger, the US Merger and the other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(b) From the Agreement Date until the earlier of (x) the later of ISR Effective Time or the Effective Time and (y) termination of this Agreement in accordance with Section 10.1, without limiting any of the other provisions of this Agreement, each of HW and Valor shall, and shall cause their respective Affiliates to, (i) take all further action that is necessary or desirable to carry out the purposes of this Agreement and (ii) refrain from taking any actions which (A) would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the Transactions or (B) could reasonably be expected to impair, delay or impede the Closing (including the acquisition or proposed acquisition of the equity interests or assets of any person, which acquisition or proposed acquisition would reasonably be expected to impair, delay or impede the Closing).

8.11 Mitral. Prior to the Closing Date, Valor shall timely provide the Valtech Sale Notice (as defined in the Mitral Purchase Agreement) in respect of the Transactions to the Founders. The Valtech Sale Notice, which shall be provided to HW prior to sending and shall incorporate any of HW’s reasonable comments, shall: (i) include the Company Valuation (as defined in the Mitral Purchase Agreement), expressed as a monetary amount and a percentage of the Merger Consideration; (ii) specify that the Call Option (as defined in Section 9.2 of the Mitral Purchase Agreement) is being exercised by Valor with respect to all Interests in Mitral held by the Founders; and (iii) specify, based on the Company Valuation, the aggregate consideration to be paid to the Founders in respect of the Call Option (the “Founders’ Portion”), which consideration shall be deducted from the Merger Consideration payable hereunder pursuant to the terms hereof solely to the extent such payment is due to the Founders in respect of the Call Option. At any time prior to the ISR Effective Time, Valor may exchange any Interests in Mitral held by the Founders for shares of Valor Capital Stock. In the event of any such exchange, any such Founder that receives shares of Valor Capital Stock in exchange for Interests in Mitral shall be deemed to be a Participating Rights Holder for all purposes hereunder and under any Related Agreement and the Founders’ Portion shall be proportionately reduced. At the ISR Effective Time, Holdco shall, on behalf of Valor, deliver and issue the Deducted Closing Holdco Shares and the Deducted Warrants to the Founders, on a pro rata basis based on each such Founder’s ownership percentage as of immediately prior to the ISR Effective Time of all Interests in Mitral (on a fully diluted basis) outstanding as of immediately prior to the ISR Effective Time. Concurrently with the payment of any Contingent Payment to any Participating Rights Holder, Holdco shall pay the Founders’ Portion of such Contingent Payment to the Founders, on a pro rata basis based on each such Founder’s ownership percentage as of immediately prior to the ISR Effective Time of all Interests in Mitral (on a fully diluted basis) outstanding as of immediately prior to the ISR Effective Time. Any payments due to the Founders hereunder shall be deposited with the Exchange Agent or the Escrow Agent, as applicable, to hold and distribute pursuant to the terms of this Agreement, the Exchange Agent Agreement or the Escrow Agreement, as applicable. In the event that any portion of the foregoing consideration paid to the Exchange Agent or the Escrow Agent on behalf of a Founder is subject to an attachment imposed by a court (the “Attached Consideration”), the Exchange Agent or the Escrow Agent, as applicable, shall not release the Attached Consideration except pursuant to such court’s instructions or pursuant to a settlement agreement entered as a judgment before such court. For the avoidance of doubt, Holdco shall have satisfied its payment obligations in respect of the Attached Consideration upon release thereof by the Exchange Agent or the Escrow Agent in compliance with the immediately preceding sentence. Valor shall use commercially reasonable efforts to cause any such Founder to seek court approval for the transfer of the Interests in Mitral which are the subject of the Attached Consideration.

8.12 Product Development.

(a) Cardioband Product. Holdco and its Affiliates, including the ISR Surviving Company, shall expend a minimum of $12,000,000 in expenses per year over each of the five (5) consecutive, non-overlapping twelve (12) calendar month periods following the Closing, commencing with the first full calendar month following the calendar month including the Closing Date, incurred in connection with research, Development, Commercialization, engineering, clinical trial design, site selection, quality standards, manufacturing, licensing and sales decisions, regulatory approvals and reimbursement approvals relating to the Cardioband Product (including amounts expended in connection with (i) the design and performance of clinical trials of the Cardioband Product and (ii) the prosecution of patents with respect to Intellectual Property for the Cardioband Product, but excluding amounts expended in connection with the prosecution or defense of any Actions relating to infringement, misappropriation or violation of Valor Owned Intellectual Property.

(b) Cardioband TR Product. Holdco and its Affiliates, including the ISR Surviving Company, shall expend a minimum in expenses of (i) $1,500,000 in the aggregate over the first (1st) twelve (12) calendar month period following the Closing, and (ii) $3,000,000 in the aggregate in each of the second (2nd) and third (3rd) twelve (12) calendar month periods following the Closing directly relating to, or intended to result in, the achievement of the First-in-Man Milestone with respect to the Cardioband TR Product.

(c) The parties agree that in no event shall any amounts expended in connection with the matters described in Section 8.12 of the Valor Disclosure Schedule, or any Damages (including expenses) for which any Holdco Indemnitee is actually indemnified under Article 11, be included for purposes of determining whether Holdco and its Affiliates have satisfied any of the expenditure requirements in this Section 8.12. Valor shall expend amounts payable prior to the ISR Effective Time in connection with the matters described in Section 8.12 of the Valor Disclosure Schedule; provided, that Valor shall not be required to make any expenditures in connection therewith in excess of $300,000 in the aggregate.

8.13 Operations in Israel. Holdco shall, and shall cause its Affiliates to, continue Valor’s operations as of the Agreement Date (including the principal research, development and limited clinical trial manufacturing of the Valor Products and the ownership of the Valor Owned Intellectual Property) in Israel for at least five (5) years following the Closing Date. Holdco and each other member of the Holdco Group acknowledge and agree that, notwithstanding anything to the contrary herein, in the event that Holdco and its Affiliates do not comply with this Section 8.13, no Participating Rights Holder or Founder will be responsible for any OCS Claims in any way relating to arising out of such non-compliance.

8.14 Exclusivity Obligations of Valor.

(a) From and after the Agreement Date until the earlier of the ISR Effective Time or termination of this Agreement pursuant to Article 10, Valor will not, nor will Valor authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal with respect to Valor, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to Valor, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to Valor, except as to disclose the existence of these provisions, including in response to any initial unsolicited expression of an Acquisition Proposal, provided, that the receipt without response of an unsolicited interest of an Acquisition Proposal with respect to Valor shall not by itself constitute a violation of this Section 8.14, (iv) endorse or recommend any Acquisition Proposal with respect to Valor, or (v) enter into any Acquisition Agreement in respect of an Acquisition Proposal with respect to Valor. Valor will, and will cause its Affiliates, investment bankers and other Representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal with respect to Valor.

(b) In addition to the obligations of set forth in Section 8.14(a), Valor shall as promptly as practicable shall advise HW in writing of any Acquisition Proposal with respect to Valor or of any request for non-public information or other inquiry which it reasonably believes could lead to an Acquisition Proposal with respect to

Valor, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Valor agrees to keep HW informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

8.15 Access. At all times until the termination of this Agreement, Valor will, and will cause its Representatives to, afford to HW and its Representatives, upon reasonable notice, reasonable access during normal business hours, in a manner that does not unreasonably interfere with the operations of Valor or any of its Subsidiaries, to all properties, books, records, contracts and documents and appropriate personnel of Valor as HW and its Representatives may reasonably request (including employees, attorneys, accountants, consultants, physicians performing research and development activities with respect to the Valor Products and other professionals, in each case to the extent the provision of such access is under the control of Valor), and Valor will furnish or cause to be furnished to HW and its Representatives all such information with respect to the affairs and businesses of Valor (including Valor’s development programs and clinical trials) as they may reasonably request; provided, that Valor shall not be required to provide any access to any book, record, contract or document or provide any information (a) that is subject to an attorney-client or other legal privilege that might be impaired by such disclosure (provided, further, that Valor shall use its reasonable efforts to redact or otherwise provide such book, record, contract, document or information in a manner that does not jeopardize such attorney-client or other legal privilege), or (b) if such access or provision is prohibited by applicable Law. No investigation pursuant to this Section 8.15 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding the foregoing, any access to any Valor Leased Real Property shall be subject to Valor’s reasonable security measures and the insurance requirements of the applicable Valor Lease and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any environmental site assessment. Without limiting the terms thereof, HW acknowledges and agrees that the Confidentiality Agreement shall govern the obligations of HW and its Representatives with respect to all information of any type furnished or made available to them prior to the ISR Effective Time pursuant to this Section 8.15 or any other provision of this Agreement.

8.16 Public Announcements. HW and Valor shall issue a mutually agreed upon press release announcing the Transactions. Thereafter, the parties hereto shall not, without the prior written consent of HW (which consent shall not be unreasonably withheld, conditioned or delayed) or except as required by applicable Law, issue any press release or otherwise make any public statements with respect to this Agreement or the Transactions at any time. HW shall not make any public statements (whether or not filed with any Person) with respect to this Agreement or the Transactions unless such statements are consistent with the HW Board Recommendation; provided, that that nothing in this Section 8.16 shall (x) prohibit HW from effecting a Change of Recommendation (and making public statements consistent with such Change of Recommendation), or (y) affect any party’s obligations under the Confidentiality Agreement.

8.17 Listing. HW shall use its commercially reasonable efforts to cause, prior to the Closing, the Holdco Common Shares being issued in the Transactions (including Holdco Common Shares issuable in respect of Contingent Payments and Holdco Common Shares issuable upon exercise of Warrants and Deducted Warrants) to be approved for listing (subject only to official notice of issuance) on NASDAQ.

8.18 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts, omissions or other matters occurring or existing at or prior to the ISR Effective Time in favor of the current or former directors and officers of Valor and its Subsidiaries (the “D&O Indemnified Parties”) as provided in the Valor Charter, the governing documents of Valor’s Subsidiaries or any indemnification agreements specifically identified in Section 8.18(a) of the Valor Disclosure Schedule between Valor or any of its Subsidiaries and any of the D&O Indemnified Parties (in each case, as in effect on the date hereof or, if amended between the date hereof and the ISR Effective Time pursuant to Section 7.1 of the Valor Disclosure Schedule, in effect as of the ISR Effective Time) shall be assumed by the ISR Surviving Company in the ISR Merger, without further action, as of the ISR Effective Time and shall survive the ISR Merger and shall continue in full force and effect to the fullest extent allowable under applicable Law, and Holdco shall cause the ISR Surviving Company to so honor such agreements, including, to the extent necessary, by providing funds to ensure compliance therewith. Without limiting the foregoing, Holdco, from and after the ISR Effective Time until at least seven (7) years from the ISR Effective Time, shall cause, unless otherwise required by applicable Law, the Articles of Association of ISR Surviving Company and the governing documents of its Subsidiaries (to the extent such Subsidiaries exist as of the ISR Effective Time) to contain provisions no less favorable to the D&O Indemnified Parties with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement in the Valor Charter and the governing documents of Valor’s Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties with respect to exculpation and limitation of liabilities or insurance and indemnification, unless otherwise required by applicable Law.

(b) Effective as of the Closing, Valor shall, on behalf of the ISR Surviving Company and its Subsidiaries (to the extent such Subsidiaries exist as of the ISR Effective Time), purchase and obtain an extended reporting period endorsement of Valor’s and its Subsidiaries’ current directors’ and officers’ liability insurance in respect of acts, omissions or other matters occurring or existing at or prior to the ISR Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) covering the D&O Indemnified Parties currently covered by Valor’s and its Subsidiaries’ directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of seven (7) years following the ISR Effective Time (the “Tail D&O Policy”). Following the ISR Effective Time, the Holdco Group shall not cancel the Tail D&O Policy and shall honor its obligations thereunder, if any.

(c) The obligations under this Section 8.18 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties (and their respective heirs or representatives) shall be third-party beneficiaries of this Section 8.18), and in the event that Holdco consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then Holdco shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Section 8.18.

(d) Nothing in this Section 8.18 shall be deemed to limit the rights of HW under Section 11.2.

8.19 280G Matters. Valor shall, prior to the Closing: (a) use commercially reasonable efforts to secure from each person who is a “disqualified individual” under Section 280G(c) of the Code and who has a right to any severance payments, accelerated vesting and payment of options and other payments, which could reasonably be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Payments”), a waiver of such person’s rights to a portion of the potential 280G benefits (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional Tax under Section 4999 of the Code; and (b) seek approval of its stockholders of payment of the Waived Benefits in a manner that is intended to comply with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “280G Approval”). In addition, Valor shall deliver to HW, prior to seeking the 280G Approval, drafts of such 280G Approval and related analysis, for HW’s review and comment, in order to ensure that HW is reasonably satisfied that the 280G Approval of the Waived Benefits will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1. To the extent that the 280G Approval is not obtained with respect to any Waived Benefits for which Valor has received a waiver pursuant to clause (a) above, Valor will not pay any such Waived Benefits.

8.20 Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation shall become applicable to the Transactions, each of the parties hereto and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the consummation of the transactions contemplated hereby and thereby.

8.21 Tax Matters.

(a) Tax Returns.

(i) Valor shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of Valor and its Subsidiaries that are required to be filed (taking into account any applicable extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of Valor and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of Valor and its Subsidiaries with respect to such items, except as required by applicable Law. At least fifteen (15) days prior to filing any such Tax Return, Valor shall deliver copies of all income and other material Tax Returns to be filed pursuant to this Section 8.21(a)(i) for HW’s review and comment and Valor will reflect all reasonable comments made by HW on such Tax Returns.

(ii) Holdco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of Valor and its Subsidiaries that relate to taxable periods ending on or before the Closing Date but that are required to be filed (taking into account any applicable extension) after the Closing Date. If such Tax Returns reflect a Tax for which the Participating Rights Holders and Founders could be liable pursuant to Article 11, Holdco shall provide a copy of such Tax Return to the Shareholder Representative for the Shareholder Representative’s review and comment at least fifteen (15) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, and Holdco shall incorporate any reasonable comment that the Shareholder Representative submits to Holdco no less than five (5) Business Days prior to the due date of such Tax Returns.

(iii) Holdco shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return of Valor and its Subsidiaries that is due after the Closing Date and which relate to any taxable period beginning prior to the Closing Date (including any Straddle Period). If such Tax Returns reflect a Tax for which the Participating Rights Holders and Founders could be liable pursuant to Article 11, Holdco shall provide a copy of such Tax Return to the Shareholder Representative for the Shareholder Representative’s review and comment at least fifteen (15) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, and shall incorporate any reasonable comments that the Shareholder Representative submits to Holdco no less than five (5) Business Days prior to the due date of such Tax Returns.

(iv) With respect to Taxes of Valor and its Subsidiaries relating to a Straddle Period, the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date shall be subject to indemnification pursuant to Section 11.2(d) hereof. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (A) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) in the case of all other Taxes, determined as though the taxable year of Valor terminated at the close of business on the Closing Date.

(b) Cooperation. Holdco and the Shareholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Holdco and Valor and their Subsidiaries, the making of any election relating to Taxes, the preparation for any audit by any Taxation Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Holdco and the Shareholder Representative shall retain all books and records with respect to Taxes of Valor and its Subsidiaries for a period of at least seven (7) years following the Closing Date.

(c) Tax Contests.

(i) After the Closing, Holdco and Valor, on the one hand, and the Shareholder Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of Valor relating to any Taxes for which Participating Rights Holders and Founders could be liable under Section 11.2 (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(ii)

(A) Holdco shall promptly notify the Shareholder Representative upon receipt of notice of any pending or threatened Tax Matter for which the Participating Rights Holders and the Founders (or any of their respective Affiliates) may be liable under Section 11.2. The Shareholder Representative will have the right to assume the defense of any Tax Matter with counsel of its choice reasonably satisfactory to Holdco by written notice to Holdco within thirty (30) days after the Shareholder Representative has received notice of the Tax Matter; provided, however, that the Shareholder Representative must continue to conduct the defense with reasonable diligence thereafter in order to preserve their rights to control such defense; provided, further, that Holdco may retain separate co-counsel at its sole cost and expense and participate in the defense (but not control such defense) of the Tax Matter.

(B) The Shareholder Representative will not consent to the entry of any judgment or enter into any settlement with respect to the Tax Matter without the prior written consent of Holdco (which consent will not be unreasonably conditioned, withheld or delayed), provided that Holdco’s consent shall not be required if the judgment or proposed settlement (i) includes an unconditional release of all liability of Holdco with respect to such Tax Matter, (ii) involves only the payment of damages that are fully covered by the Participating Rights Holders and the Founders (including amounts deemed to be paid pursuant to a future set-off), and (iii) does not impose an injunction or other equitable relief upon Holdco or subject Holdco to criminal liability. Holdco will not consent to the entry of any judgment or enter into any settlement with respect to the Tax Matter without the prior written consent of the Shareholder Representative (which consent will not be unreasonably conditioned, withheld or delayed).

(C) In the event that the Shareholder Representative fails to assume or have no further right to conduct the defense of any Tax Matter in accordance with Section 8.21(c)(ii)(A), Holdco may assume the defense of the Tax Matter in any manner it reasonably may deem appropriate but shall not be entitled to consent to the entry of any judgment or enter into any settlement with respect to such Tax Matter without the prior written consent of the Shareholder Representative (which consent will not be unreasonably conditioned, withheld or delayed); provided, however, that, the Shareholder Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Matter.

(d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements between Valor or any Subsidiary of Valor, on the one hand, and any of the Valor Shareholders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the ISR Surviving Company shall not be bound thereby or have any liability thereunder.

(e) Code Section 351/368 Transaction. The parties hereto intend for (i) the US Merger and the ISR Merger, taken together, to qualify as an exchange satisfying the requirements of Section 351 of the Code, and (ii) the US

Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto will not take any position on any federal, state, or local income or franchise tax return, or take any tax reporting position, that is inconsistent with the foregoing, unless otherwise required by a “determination” (as defined by Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law. The parties shall use their reasonable best efforts to cause (i) the US Merger and the ISR Merger, taken together, to qualify as an exchange satisfying the requirements of Section 351 of the Code, and (ii) the US Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither HW nor Valor shall knowingly take or fail to take (and, following the Transactions, Holdco will cause HW and Valor not to knowingly take or fail to take) any action which action (or failure to act) would reasonably be expected to (i) cause the US Merger and the ISR Merger, taken together, to fail to qualify as an exchange within the meaning of Section 351 of the Code, or (ii) cause the US Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of HW, Valor, Holdco, ISR Merger Sub and US Merger Sub shall deliver such officer’s certificates as may be reasonably required by Latham & Watkins LLP, counsel to HW, and Willkie Farr & Gallagher LLP, counsel to Valor, at the time of the filing of the Form S-4 Registration Statement (and of each amendment or supplement thereto, as applicable) in connection with the tax matters addressed in the Form S-4 Registration Statement and in connection with the opinions of counsel referred to in Sections 9.2(f) and 9.3(e). HW and Valor shall each use its reasonable best efforts to obtain the opinions of counsel referred to in Sections 9.2(f) and 9.3(e), respectively.

(f) ISR Merger Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the ISR Merger shall be borne fifty percent (50%) by Holdco and fifty percent (50%) by the Participating Rights Holders and Founders.

(g) Conflict. In the event of any conflict or overlap between the provisions of this Section 8.21 and Article 11, the provisions of this Section 8.21 shall control.

(h) Israeli Tax Ruling. Promptly following the date of this Agreement, legal counsel for Valor, in full coordination with legal counsel of HW, will approach the ITA with an application for a ruling (the “Israeli Options Tax Ruling”) in relation to the tax treatment of Valor 102 Shares, Valor 102 Options and Valor 3(i) Options (to the extent not exercised prior to the Closing) within the scope of this Agreement, to confirm, among others, that (i) Holdco and anyone acting on its behalf shall not be required to withhold Israeli Taxes in relation to any consideration payable in respect of Valor 102 Shares, Valor 102 Options and Valor 3(i) Options where such consideration is transferred to the Section 102 Trustee to be held and distributed by the Section 102 Trustee pursuant to the terms of the Israeli Options Tax Ruling; (ii) the payment of consideration for Valor 102 Shares and Valor 102 Options which have not yet completed the “requisite holding period” (as such term is defined in Section 102 of the Israeli Tax Code) shall not constitute a violation of Section 102 of the Israeli Tax Code as long as such consideration is deposited with the Section 102 Trustee; and (iii) any contingent payment expected to be made in the future in respect of Valor 102 Shares, Valor 102 Options and Valor 3(i) Options shall not be subject to Israeli Tax until actually paid to the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling). If the Israeli Options Tax Ruling is not granted prior to the Closing, Valor shall seek to receive prior to the Closing an interim tax ruling confirming, among other things, that Holdco and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any consideration payable with respect to Valor 102 Shares, Valor 102 Options and Valor 3(i) Options (to the extent not exercised prior to the Closing) (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Options Interim Tax Ruling”), where such consideration is transferred to the Section 102 Trustee to be held and distributed by the Section 102 Trustee pursuant to the terms of the Israeli Options Interim Tax Ruling or the Israeli Options Tax Ruling to be obtained following the Closing. Each of HW and Valor shall, and shall cause their respective Israeli legal counsel to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Options Tax Ruling or the Israeli Options Interim Tax Ruling, as applicable. Subject to the terms and conditions hereof, Valor shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Options Interim Tax Ruling and the Israeli Options Tax Ruling as promptly as practicable. The final text of the Israeli Options Tax Ruling or the Israeli Options Interim Tax Ruling shall in all circumstances be subject to the prior written confirmation of HW or its counsel.

8.22 Conduct of Business. From and after the date hereof until the Effective Time, neither Holdco, ISR Merger Sub nor US Merger Sub shall conduct any business other than activities incidental to the consummation of the Transactions or otherwise permitted hereby.

8.23 Interim Funding. If Valor’s cash balances are equal to $1,000,000 or less at any time following the date hereof and prior to the ISR Effective Time or the earlier termination of this Agreement in accordance with Article 10, Valor may provide written notice thereof to HW. In the event that Valor delivers such written notice to HW, HW shall make a loan to Valor in the principal amount of $1,000,000 pursuant to Interim Funding Convertible Promissory Notes in the form of Exhibit F attached hereto no later than five (5) days following receipt by HW of such notice (each such Interim Funding Convertible Promissory Note, a “Subsequent HW Note”). In no event shall HW be required to make more than make more than one such loan to Valor in any thirty (30) day period. The proceeds of all loans made to Valor pursuant to this Section 8.23 shall not be used by Valor in a manner that violates Section 7.1.

8.24 Employee Benefit Matters.

(a) During the period beginning on the ISR Effective Time and ending on the first (1st) anniversary of the ISR Effective Time, Holdco shall provide, or shall cause the ISR Surviving Company to provide, employees who continue to be employed by the Holdco Group (collectively, “Continuing Employees”) with the salary or hourly wage rate and annual incentive compensation opportunities as provided to either (i) such Continuing Employees immediately prior to the ISR Effective Time or (ii) similarly situated employees of HW, and with employee benefits (excluding equity-based compensation) that are either (A) substantially similar in the aggregate to the employee benefits provided under the Valor Employee Benefit Plans or under any other benefit or compensation plan, program, agreement or arrangement in which such Continuing Employees participated as of the date of this Agreement (the “Old Plans”) or (B) substantially similar in the aggregate to the employee benefits available to similarly situated employees of HW under Holdco’s and HW’s benefit plans and programs. Holdco further agrees that, from and after the ISR Effective Time, Holdco shall, and shall cause the ISR Surviving Company to, use commercially reasonable efforts to recognize service with Valor or any of its Subsidiaries that a Continuing Employee earned prior to the ISR Effective Time for eligibility, vesting, and benefit accrual purposes (excluding benefit accruals under any defined benefit plan) under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the ISR Effective Time (collectively, the “New Plans”), except for (i) New Plans as to which employees who are similarly situated to the Continuing Employees are not provided such service credit or (ii) as would result in duplication of benefits. In addition, Holdco shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations and eligibility waiting periods under any New Plans to the extent waived or satisfied by a Continuing Employee under any Valor Employee Benefit Plan or under any other benefit or compensation plan, program, agreement or arrangement as of the date on which commencement of participation in such New Plan begins, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under such New Plan in the year of initial participation.

(b) Nothing contained in this Agreement, including without limitation, this Section 8.24, express or implied, shall confer upon any employee any right to continued employment or service for any period, or shall interfere with or restrict in any way the rights of Holdco or HW or any Affiliate of HW, which rights are hereby expressly reserved, to discharge or terminate the services of any employee of Valor of its Subsidiaries at any time for any reason whatsoever, with or without cause. Further, nothing contained in this Agreement, including without limitation, this Section 8.24, express or implied, shall confer upon any employee any right to continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan, Old Plan or Valor Employee Benefit Plan or employee benefit plan of Holdco or HW or other benefit or compensation plan, program, agreement or arrangement. Further, this Section 8.24 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.24, express or implied, shall create any third party rights in any current or former service provider or employee of Holdco, HW, Valor or any of their respective Affiliates (or any beneficiaries or dependents thereof) or confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.24.

ARTICLE 9

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS

9.1 Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions are subject to the satisfaction of each of the following conditions:

(a) no Order shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Transactions, and no Law shall have been enacted, entered, enforced or deemed applicable to the Transactions which makes the consummation of the Transactions illegal; provided, that in no event shall any such Order include any Order relating to or arising out of item 8 in Section 4.3 of the Valor Disclosure Schedule;

(b) all actions by or in respect of or filings with any Governmental Authority (i) set forth on Section 9.1(b) of the Valor Disclosure Schedule, or (ii) otherwise required to permit the consummation of the Transactions in accordance with the terms hereof (other than any actions or filings (x) relating to or arising out of item 8 in Section 4.3 of the Valor Disclosure Schedule, and (y) which, if not obtained or made prior to the consummation of the Transactions, would not have a Material Adverse Effect on Valor prior to or after the ISR Effective Time or a Material Adverse Effect on HW after the Effective Time or be reasonably likely to subject any of the parties hereto or any of their respective Subsidiaries or any of their respective officers or directors to criminal liability) shall have been obtained;

(c) the Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the effectiveness of the Form S-4 Registration Statement;

(d) the Required Valor Shareholder Vote and the Required HW Stockholder Vote shall have been obtained;

(e) any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; and

(f) at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the approval of the ISR Merger by the shareholders of ISR Merger Sub and Valor.

9.2 Conditions to the Obligations of HW. The obligations of HW to consummate the Transactions is subject to the satisfaction of the following further conditions (any one of which may be waived in whole or in part by HW in its sole discretion by giving written notice to Valor in compliance with Section 12.1 hereof):

(a) each of the covenants and obligations that Valor is required to comply with or to perform at or prior to the ISR Effective Time shall have been complied with or performed in all material respects;

(b) each of the representations and warranties of Valor contained in this Agreement and in any certificate delivered by Valor hereunder (including the Capitalization and Closing Adjustment Amount Statement) shall have been true and correct (as qualified by the Valor Disclosure Schedule) as of the time originally made and as of the Closing Date (in each case other than those representations and warranties which refer to or are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), in each case, without giving effect to any qualifications as to materiality or Material Adverse Effect contained therein, except for breaches of representations and warranties which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valor; provided that the Special Representations contained in Article 4 shall have been true and correct in all material respects (as qualified by the Valor Disclosure Schedule) as of the date hereof and as of the Closing Date (in each case other than those representations and warranties which refer to or are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date);

(c) no Material Adverse Effect with respect to Valor shall have occurred and be continuing since the Agreement Date;

(d) there shall be no Action pending against any of the parties hereto or any of their respective Affiliates by any Governmental Authority in the United States or Israel (as applicable) (i) seeking to enjoin or make illegal or otherwise prohibit the consummation of the US Merger or the ISR Merger (as applicable) (ii) that would result in the US Merger or the ISR Merger (as applicable) being rescinded following consummation; (iii) that would have a Material Adverse Effect on Valor prior to or after the ISR Effective Time or a Material Adverse Effect on HW after the Effective Time; or (iv) seeking to impose any criminal liability on any of the parties hereto in connection with the US Merger or the ISR Merger (as applicable); provided, that in no event shall any such Action include any Action relating to or arising out of item 8 in Section 4.3 of the Valor Disclosure Schedule.

(e) Valor shall have received the OCS Approval;

(f) HW shall have received an opinion of counsel from Latham & Watkins LLP, in form and substance reasonably satisfactory to HW, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the exchange of HW Common Stock for Holdco Common Shares in the US Merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the ISR Merger, will qualify an exchange under Section 351 of the Code; provided, however, that in the event Latham & Watkins LLP does not render such opinion, HW shall accept such an opinion from Willkie Farr & Gallagher LLP; provided, further, that Valor may waive the condition in this Section 9.2(f) (on behalf of HW) in its sole discretion in the event that the certificates from HW, Holdco, US Merger Sub and ISR Merger Sub contemplated by Section 8.21(e) are not delivered to counsel rendering such opinion or such an opinion is not rendered by either Latham & Watkins LLP or Willkie Farr & Gallagher LLP due to actions undertaken by HW or any of its Representatives following the Agreement Date (including the execution of an Acquisition Agreement in respect of an Acquisition Proposal with respect to HW or otherwise accepting an Acquisition Proposal with respect to HW); and

(g) Valor shall have delivered or caused to be delivered all closing deliveries set forth in Section 3.3.

9.3 Conditions to the Obligations of Valor. The obligations of Valor to consummate the Transactions is subject to the satisfaction of the following further conditions (any one of which may be waived in whole or in part by Valor in its sole discretion by giving written notice to HW in compliance with Section 12.1 hereof):

(a) each of the covenants and obligations that HW, Holdco, US Merger Sub and ISR Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(b) each of the representations and warranties of HW contained in this Agreement and in any certificate delivered by HW hereunder shall have been true and correct (as qualified by the HW Disclosure Schedule) as of the time originally made and as of the Closing Date (in each case other than those representations and warranties which refer to or are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), in each case, without giving effect to any qualifications as to materiality or Material Adverse Effect contained therein, except for breaches of representations and warranties which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HW; provided that the Special Representations contained in Article 5 and Article 6 shall have been true and correct in all material respects (as qualified by the HW Disclosure Schedule) as of the date hereof and as of the Closing Date (in each case other than those representations and warranties which refer to or are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date);

(c) no Material Adverse Effect with respect to HW shall have occurred and be continuing since the Agreement Date;

(d) the Holdco Common Shares being issued in the Transactions (including Holdco Common Shares issuable in respect of Contingent Payments and Holdco Common Shares issuable upon exercise of Warrants and Deducted Warrants) shall have been approved for listing (subject only to official notice of issuance) on NASDAQ;

(e) Valor shall have received an opinion of counsel from Willkie Farr & Gallagher LLP, in form and substance reasonably satisfactory to Valor, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the exchange of Valor Capital Stock for Merger Consideration in the ISR Merger, taken together with the US Merger, will or should qualify as an exchange under Section 351 of the Code; provided, however, that in the event Willkie Farr & Gallagher LLP does not render such opinion, Valor shall accept such an opinion from Latham & Watkins LLP; provided, further, that HW may waive the condition in this Section 9.3(e) (on behalf of Valor) in its sole discretion in the event that the certificates from Valor contemplated by Section 8.21(e) or from certain Valor Shareholders pursuant to Section 3.7 of the Shareholder Support Agreement are not delivered to counsel rendering such opinion or such an opinion is not rendered by either Latham & Watkins LLP or Willkie Farr & Gallagher LLP due to (i) actions undertaken by Valor or any of its Representatives following the Agreement Date or (ii) actions undertaken by the Valor Shareholders that are inconsistent with the Tax certificates to be delivered pursuant to Section 3.7 of the Shareholder Support Agreement; and

(f) HW and Holdco shall have delivered or caused to be delivered all closing deliveries set forth in Sections 3.4 and 3.5.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the ISR Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of HW or the Valor Shareholders:

(a) by duly authorized mutual written consent executed by each of HW and Valor;

(b) by HW or by Valor (by written notice to the other), if the ISR Effective Time shall not have occurred before the one hundred and eightieth (180th) day following the Agreement Date (the “Termination Date”); provided, however, that (i) if on the Termination Date any condition set forth in Section 9.1(b), Section 9.1(e), Section 9.1(f), or Section 9.1(d)) has not been satisfied, and the Closing has not occurred due to the failure of any such condition to be satisfied, then the Termination Date shall be automatically extended, without further action of the parties, until the tenth (10th) business day after the date on which such condition has been satisfied

(provided, that in no event shall the Termination Date be extended later than April 1, 2016), and (ii) the right to terminate or extend this Agreement under this Section 10.1(b) shall not be available to HW in the event that the failure of the ISR Effective Time to occur on or before such date principally arises out of or is related to the failure of HW, Holdco, ISR Merger Sub or US Merger Sub to fulfill any obligation under this Agreement, and the right to terminate or extend this Agreement under this Section 10.1(b) shall not be available to Valor in the event that the failure of the ISR Effective Time to occur on or before such date principally arises out of or is related to the failure by Valor to fulfill any obligation under this Agreement;

(c) automatically if there shall be any applicable Law that makes consummation of the Transactions illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such Order or ruling or other action shall have become final and non-appealable;

(d) by HW (by written notice to Valor) if (i) any representation or warranty of Valor contained in this Agreement shall be inaccurate or shall have been breached such that the condition set forth in Section 9.2(b) would not be satisfied; or (ii) any of the covenants or obligations of Valor contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.2(a) would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of Valor or a breach of a covenant by Valor is capable of being cured during the 30-day period after HW notifies Valor in writing of the existence of such inaccuracy or breach (the “Valor Cure Period”), then HW may not terminate this Agreement under this Section 10.1(d) as a result of such inaccuracy or breach prior to the expiration of the Valor Cure Period (it being understood that HW may not terminate this Agreement pursuant to this Section 10.1(d) if any of HW, Holdco, US Merger Sub or ISR Merger Sub is in material breach of any of its obligations under this Agreement or if such breach by Valor is cured such that such conditions would then be satisfied);

(e) by Valor (by written notice to HW) if: (i) any representation or warranty of HW contained in this Agreement shall be inaccurate or shall have been breached such that the condition set forth in Section 9.3(b) would not be satisfied; or (ii) any of the covenants or obligations of HW, Holdco, US Merger Sub or ISR Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.3(a) would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of HW or a breach of a covenant by any such person is capable of being cured during the 30-day period after Valor notifies HW in writing of the existence of such inaccuracy or breach (the “HW Cure Period”), then Valor may not terminate this Agreement under this Section 10.1(e) as a result of such inaccuracy or breach prior to the expiration of the HW Cure Period (it being understood that Valor may not terminate this Agreement pursuant to this Section 10.1(e) if Valor is in material breach of any of its obligations under this Agreement or if such breach by HW is cured such that such conditions would then be satisfied);

(f) by HW (by written notice to Valor) if, within fifteen (15) days after the Form S-4 Registration Statement is declared effective under the Securities Act, the Required Valor Shareholder Vote has not been obtained;

(g) by HW or by Valor (by written notice to the other) if (i) the HW Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and HW’s stockholders shall have taken a final vote on the Transactions and (ii) the Transactions shall not have been approved at the HW Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required HW Stockholder Vote;

(h) by HW (by written notice to Valor) within fifteen (15) days following the date on which a Change of Recommendation is effected;

(i) by Valor (by written notice to HW) within fifteen (15) days following the date of delivery of the Change of Recommendation Notice to Valor or, if no such notice is provided, within fifteen (15) days following the date on which Valor actually becomes aware that a Change of Recommendation has been effected or has occurred; or

(j) by Valor (by written notice to HW) if HW breaches its obligation to make a loan to Valor pursuant to the provisions of Section 8.23 within ten (10) days following written notice from Valor specifying such breach.

10.2 Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of Section 10.1 pursuant to which such termination is made, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of HW, Valor or any other party hereto or any of their respective officers, directors, shareholders or Affiliates, and all rights and obligations of any party hereto shall cease, except for damages and liabilities (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs, and can be based on the actual and/or potential damages incurred in the event such party (or, in the case of Valor, the Participating Rights Holders or the Founders) would not receive the benefit of the bargain as set forth in this Agreement, taking into consideration relevant matters including other transactions or other opportunities and the time value of money) arising from fraud; provided, (a) that the provisions of this Article 10, Article 12 and the Confidentiality Agreement shall survive the termination of this Agreement for any reason; and (b) in the event that this Agreement is terminated pursuant to Section 10.1, then HW shall, within three (3) business days of the date on which written notice of such termination is provided, make a loan to Valor in a principal amount equal to $30,000,000 pursuant to the Convertible Promissory Note in the form of Exhibit G attached hereto (the “HW Termination Note”) as Valor’s sole and exclusive remedy under this Agreement, other than damages and liabilities arising from fraud. The parties each agree that this Section 10.2 is an integral part of the Transactions, and that, without the agreements in this Section 10.2, Valor would not have entered into this Agreement.

ARTICLE 11

INDEMNIFICATION AND SET-OFF RIGHTS

11.1 Indemnification by Holdco. Subject to the limitations set forth in Section 11.5 hereof, from and after the ISR Effective Time, Holdco will indemnify, defend and hold harmless each of the Valor Shareholders, the other Participating Rights Holders and the Founders and each of their respective Affiliates, from and against any and all Damages to the extent arising out of or resulting from any breach by Holdco or HW of any representation, warranty, covenant, agreement, obligation or undertaking made by Holdco, HW, US Merger Sub, ISR Merger Sub, the US Surviving Corporation or the ISR Surviving Company in this Agreement (including any certificate delivered hereunder).

11.2 Indemnification by the Participating Rights Holders and Founders; Holdco Set-Off Rights. Subject to the limitations set forth in Section 11.5 hereof, by virtue of the adoption of this Agreement and the approval of the Transactions by the Valor Shareholders, from and after the ISR Effective Time, each of the Participating Rights Holders and each of the Founders (regardless of whether or not such Participating Rights Holder has actually voted his, her or its Securities of Valor in favor of the adoption of this Agreement and the approval of the ISR Merger) shall severally and with respect to himself, herself or itself only, in accordance with and only to the extent of each such Person’s Pro Rata Share of the Escrowed Shares and Pro Rata Share of portions of the CE Mark Contingent Payment, the First-in-Man Contingent Payment and the Net Sales Contingent Payment prior to the payment thereof, if any and as applicable, to indemnify, defend and hold harmless Holdco, its Affiliates, including the ISR Surviving Company and the US Surviving Corporation (collectively, the “Holdco Indemnitees”), from and against any and all Damages to the extent arising out of or resulting from:

(a) any breach by Valor of any representation or warranty made by Valor in this Agreement or in any certificate delivered by Valor pursuant to this Agreement; provided, that for purposes of determining the amount of Damages with respect to any such breach of representations or warranties (but not whether such breach exists), such Damages shall be determined, in each case, as if all qualifications as to materiality, including, each reference to the defined term Material Adverse Effect, were deleted from such representations and warranties;

(b) any breach by Valor of any covenant, agreement, obligation or undertaking made by Valor in this Agreement that is to be performed at or prior to Closing;

(c) regardless of any disclosure on the Valor Disclosure Schedule, any claim, allegation or assertion by a third party that (i) the operation of the Valor Business prior to the ISR Effective Time, or (ii) the development, use, manufacture, marketing, distribution, import or sale of Valor Products by Holdco and its Affiliates, including the ISR Surviving Company and the US Surviving Corporation, prior to or after the ISR Effective Time, infringes, misappropriates or otherwise violates any Intellectual Property of any third party, except in each case, to the extent that the Indemnifying Party is able to demonstrate that (A) such infringement, misappropriation or violation arose in whole or in part from modifications or additions made to such Valor Products, including any modifications or additions to the manufacture or actual or anticipated use thereof, by Holdco and its Affiliates, including the US Surviving Corporation but excluding the ISR Surviving Company (to the extent such modifications or additions were made by the Israeli Technology Center other than at the request of Holdco or any of its Affiliates), after the ISR Effective Time (except to the extent that the Indemnified Party is able to demonstrate that such specific modifications or additions, including any such specific modifications or additions to manufacturing or use, were documented as included or incorporated within the design of a Valor Product by Valor prior to the ISR Effective Time or required by Holdco to be actually reduced to practice pursuant to this Agreement), and (B) such Valor Products would not infringe, misappropriate or violate such Intellectual Property but for such modifications or additions (collectively, the “Intellectual Property Claims”);

(d) regardless of any disclosure on the Valor Disclosure Schedule, (i) any underwithholding of Taxes with respect to such Participating Rights Holder or Founder in connection with the Transactions due to a misrepresentation or action by such Participating Rights Holder or Founder (provided, however, that the indemnification obligations of each Participating Rights Holder or Founder under this Section 11.2(d)(i) shall be limited to (x) Taxes of such Participating Rights Holder or such Founder and (y) such Participating Rights Holder’s or such Founder’s Pro Rata Share of the Escrowed Shares and Contingent Payments and in no event shall any other Participating Rights Holder or Founder have any liability under this Section 11.2(d)(i) in respect thereof), (ii) any Taxes of or owed by Valor or any of its Subsidiaries in respect of any Pre-Closing Tax Period other than any such Taxes (A) set forth as liabilities on the face of the latest balance sheet (rather than in any notes thereto) included in the Valor Financial Statements delivered to HW prior to the date hereof (including, without limitation, any payroll and social security Taxes included in the “other accounts payable” line item therein) or (B) incurred after the date of such latest balance sheet through the Closing Date in the ordinary course in accordance with the past custom and practice of Valor and its Subsidiaries in an amount consistent with amounts reflected on such latest balance sheet (including, without limitation, any payroll and social security Taxes included in the “other accounts payable” line item therein), and (iii) Taxes for which Valor or any of its Subsidiaries (or any predecessor thereof) is held liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date (collectively, the “Tax Claims”);

(e) regardless of any disclosure on the Valor Disclosure Schedule, any claims made by, through or on behalf of any Participating Rights Holder, any Founder or other person relating to the entitlement to, or allocation of the Merger Consideration among the Participating Rights Holders and the Founders, including with respect to the transactions described in Section 8.11 (the “Merger Consideration Claims”); or

(f) any claims in respect of any portion of the OCS Amount that has not been paid prior to the twelve (12) month anniversary of the ISR Effective Time to the OCS pursuant to Section 8.8(b), and any additional amounts required to be paid to the OCS in connection with obtaining the OCS Settlement (any such claims, the “OCS Claims”).

The ability of Holdco to recover any Damages under this Section 11.2 shall represent an express contract right to reduce the amount of the First-in-Man Contingent Payment, the CE Mark Contingent Payment and the Net Sales Contingent Payment, if any, in accordance with Section 11.4, but subject to the limitations in this

Article 11, and nothing in this Article 11 shall be deemed to require Holdco and its Affiliates, including the ISR Surviving Company and the US Surviving Corporation, to obtain jurisdiction over any Participating Rights Holder or Founder, or pursue any process in connection therewith beyond that expressly required by the terms of Section 11.3 or Section 11.4.

11.3 Third-Party Claims.

(a) In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third party Action for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party (or, if the Indemnifying Parties are the Participating Rights Holders and the Founders, the Shareholder Representative), of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under hereunder, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

(b) Subject to Section 11.3(e), the Indemnifying Party will, upon its written confirmation of its obligation to indemnify the Indemnified Party with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must continue to conduct the defense of the Third-Party Claim with reasonable diligence thereafter in order to preserve its rights to control such defense; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense (but not control such defense) of the Third-Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, withheld or delayed), provided that the Indemnified Party’s consent shall not be required if the judgment or proposed settlement (i) includes an unconditional release of all liability of the applicable Indemnified Parties with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party (including amounts deemed to be paid pursuant to a future set-off), and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party or subject the Indemnified Party to criminal liability. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim (including any Holdco-Handled Claim) without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party); provided, that no such consent of the Indemnifying Party shall be required for any settlement of a Third-Party Claim which involves only a license of Intellectual Property which is permitted pursuant to clause (i) of the proviso in Section 1.6(f)(iii) or for which the Indemnified Party no longer seeks indemnification under this Article 11.

(d) In the event that the Indemnifying Party fails to assume or has no further right to conduct the defense of any Third-Party Claim in accordance with Section 11.3(b) or is not entitled to assume the defense of any Third-Party Claim pursuant to Section 11.3(e), (i) the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate but shall not be entitled to consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed); provided, however, that, the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, and (ii) Holdco shall retain all remedies to which it is entitled under this Article 11 (including set-off against portions of the CE Mark Contingent Payment, the First-in-Man Contingent Payment and the Net Sales Contingent Payment, if any, in accordance with Section 11.4, subject to the limitations in this Article 11).

(e) Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of a Third-Party Claim if (i) such Third-Party Claims relates to any Intellectual Property Claims, or (ii) such Third-Party Claim principally seeks injunctive relief, specific performance, or seeks to impose any criminal liability on the Indemnified Party (the matters described in clauses (i) and (ii), collectively, the “Holdco-Handled Claims”). Except to the extent that any such disclosure could cause a waiver of applicable attorney-client privilege, the Shareholder Representative shall have the right, upon its reasonable request, to monitor the progress of Holdco-Handled Claims, to review on a timely basis all pleadings and other filings relating thereto and to discuss with counsel to Holdco such matters relating to Holdco-Handled Claims as may be reasonably appropriate. Holdco and its Affiliates shall pursue in good faith, through counsel of their selection, the prosecution, defense or settlement of all Holdco-Handled Claims until such time, if any, that Holdco shall elect not to pursue indemnification with respect to such Third-Party Claim. The Indemnifying Party will remain responsible for any Damages of Holdco as a result of such Holdco-Handled Claims to the extent subject to indemnification under this Article 11, and Holdco and its Affiliates, including the ISR Surviving Company and the US Surviving Corporation, shall retain all remedies to which they are entitled under this Article 11 (including set-off against the Contingent Payments, subject to the limitations in this Article 11).

11.4 Payment of Claims.

(a) In the event of any bona fide claim for indemnification hereunder, including a Third-Party Claim, the Indemnified Party will provide to the Indemnifying Party a certificate signed by any officer of the Indemnified Party (an “Officer’s Certificate”) stating that Damages have been incurred, or are reasonably expected to be incurred, or are claimed by a third party to be or have been incurred with respect to the indemnification obligations of the Indemnifying Party set forth in Article 11, specifying, in reasonable detail and to the extent known to the Indemnified Party in each case: (i) the amount of such Damages that have been incurred at the time of the delivery of the Officer’s Certificate (or a reasonable estimate of such Damages) and, to the extent known, the amount of Damages that are expected to be incurred (or a reasonable estimate of such Damages), (ii) the individual items of such Damages included in the amount so stated, (iii) the date of the occurrence of each such item, and (iv) the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and the specific representation, warranty, covenant or obligation in this Agreement to which the claim for such misrepresentation or breach relates. The Officer’s Certificate shall be accompanied with a copy of all court filings with respect to a Third-Party Claim. The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnified Party on account of a Damage that does not result from a Third-Party Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be entitled to pursue such remedies as may be available to the Indemnified Party. In order to satisfy any indemnification obligations of the Participating Rights Holders and the Founders with respect to any claim for indemnification pursuant to this Article 11, the Holdco Indemnitees shall recover any Damages that are finally determined to be payable hereunder, subject to the limitations in this Article 11, from the Escrowed Shares (to the extent not yet released) or amounts set-off with respect to a claim for indemnification from portions of certain Contingent Payments in accordance with this Section 11.4 whether or not such Contingent Payments are then required to be paid; provided that set-off with respect to Intellectual Property Claims shall only be from the Net Sales Contingent Payment; provided, further that if the OCS Claims remain outstanding as of the date of the release of the Escrowed Shares, an amount equal to the OCS Maximum Amount shall remain in escrow until the OCS Settlement is obtained and the OCS Claims are finally determined. Notwithstanding any other provision herein or in the Escrow Agreement, the Holdco Indemnitees shall only be entitled to recover any Damages for Intellectual Property Claims from amounts set-off from the Net Sales Contingent Payment. All such recoveries from the Escrowed Shares or set-offs against such Contingent Payments shall be made on a pro rata basis from all Participating Rights Holders and all Founders in accordance with each such Person’s Pro Rata Share. For purposes of determining the value of any Holdco Common Shares used to satisfy indemnification claims made by Holdco Indemnitees under this Agreement, each such share shall be deemed to have a value equal to the Reference Market Value on the date of issuance; provided, however, that in the case of any Escrowed Shares used to satisfy an indemnification claim made by the Holdco Indemnitees under this Agreement, such share shall be deemed to have a value equal to the Reference Market Value on the date of such indemnification claim. For the avoidance of doubt, once the Escrowed Shares or Contingent Payments have been actually paid to the Participating Rights Holders and the Founders, absent fraud, Holdco shall have no right of recovery against such Escrowed Shares or Contingent Payments or the Participating Rights Holders and the Founders in respect thereof pursuant to this Agreement (including this Article 11). Other than in the case of fraud by such Person, in no event shall any Participating Rights Holder or any Founder have any personal liability above and beyond such Person’s Pro Rata Share of the Escrowed Shares or such Person’s Pro Rata Share of portions of Contingent Payments set-off for Damages recoverable hereunder. Any indemnification obligations of Holdco pursuant to this Article 11 shall be paid to the Participating Rights Holders and the Founders as Contingent Payments, at Holdco’s election either (x) in cash or (y) in Holdco Common Shares valued at the Reference Market Value on the date of issuance, or (z) through a combination of the methods specified in clauses (x) and (y). The parties agree that to the greatest extent permitted by Law the payment of any indemnity hereunder shall be treated as an adjustment to the Merger Consideration and Founders’ Portion for Tax purposes.

(b) Subject to the limitations in Section 11.5, Holdco shall be entitled to reduce certain Contingent Payments by the amount of any Damages that have been incurred or suffered, or are reasonably likely to be incurred or suffered, by any Holdco Indemnitee to the extent that any Holdco Indemnitee has asserted an indemnification claim for such Damages hereunder (including any such Damages in respect of any Third-Party Claim); provided, that if the Indemnifying Party has rejected or has deemed to have rejected such claim hereunder and any such Contingent Payment is otherwise due and payable pursuant to the terms hereof, Holdco shall deposit the contested portion of such Contingent Payment with the Escrow Agent, which the Escrow Agent shall hold in a segregated account until such time as such claim has been finally resolved pursuant to the terms of the Escrow Agreement and shall thereafter distribute such Contingent Payment pursuant to the terms of the Escrow Agreement.

(c) Notwithstanding anything to the contrary herein, the Shareholder Representative shall have the right, but not the obligation, to fulfill any indemnification obligations of the Participating Rights Holders and the Founders to any Holdco Indemnitee hereunder by payment of cash to Holdco. In the event that any such indemnification obligation hereunder is so fulfilled by payment of cash, any Escrowed Shares or Contingent Payments in respect of such indemnification obligations shall promptly be deposited by the Escrow Agent or Holdco, as the case may be, with the Exchange Agent for further distribution to the Participating Rights Holders and the Founders in accordance with each such Person’s Pro Rata Share. Any costs, fees and expenses incurred by the Shareholder Representative in connection with fulfilling any indemnification obligations by payment of cash, including in respect of premiums, deductibles, retention amounts and other fees associated with any representation and warranty or other insurance policy obtained the Shareholder Representative, shall be deemed Shareholder Representative Expenses hereunder.

11.5 Limitations of Liability.

(a) Threshold. The Participating Rights Holders and the Founders will not be required to indemnify any Holdco Indemnitee pursuant to Section 11.2(a): (i) unless any claim or series of related claims involves Damages in excess of $25,000 (the “Mini-Basket”) and if such Damages do not exceed the Mini-Basket, such Damages shall not be applied to or considered for the Threshold or otherwise for the purposes of aggregating the amount of Damages under this Section 11.5(a); and (ii) until such time as the aggregate amount of Damages under Section 11.2(a), actually paid or incurred, for which the Holdco Indemnitees are otherwise entitled to indemnification pursuant to this Agreement exceeds $2,500,000 (the “Threshold”), at which time the Participating Rights Holders and the Founders shall only be obligated to indemnify the Holdco Indemnitees for any Damages under Section 11.2(a) in excess of the Threshold. Notwithstanding anything to the contrary in this Section 11.5, the threshold limits imposed by this Section 11.5(a) shall not apply to any Damages arising out of or in connection with (A) any breach by Valor of any Special Representations, (B) any Special Claims, and (C) fraud. In addition, any Damages described in the foregoing sentence shall not count towards the Threshold for purposes of determining whether the threshold limits have been exceeded. Notwithstanding anything to the contrary in this Agreement, in no event shall the Participating Rights Holders or the Founders be required to indemnify any Holdco Indemnitee under Section 11.2(a) for the inability to utilize any Valor Tax Attribute in a Tax period (or portion thereof) after the Closing Date.

(b) Time Limit. All agreements, covenants and other obligations in this Agreement shall survive the Closing and the Effective Time; provided that no Indemnifying Party will be liable for any Damages hereunder with respect to any covenant, agreement, obligation or undertaking that is to be performed at or prior to the Closing unless a written claim for indemnification is given by an Indemnified Party to Holdco or the Shareholder Representative, as applicable, with respect thereto prior to the twelve (12) month anniversary of the Closing Date. All representations and warranties of HW in this Agreement or any certificate delivered by HW pursuant to this Agreement shall terminate and expire as of the Effective Time, and any liability of Holdco with respect to such representations and warranties shall thereupon cease, other than with respect any Damages arising out of or in connection with fraud. All representations and warranties of Valor in this Agreement or any certificate delivered by Valor or the Shareholder Representative pursuant to this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations and warranties unless a written claim for indemnification is given by an Indemnified Party to the Shareholder Representative with respect thereto prior to the twelve (12) month anniversary of the Closing Date (the “Escrow Release Date”); provided, that (i) the Special Representations and the representations or warranties in Section 4.14 shall survive, and indemnification claims with respect thereto may be made, until the sixtieth (60th) day following the expiration of the applicable statute of limitations (giving effect to any extensions or tolling thereof required by a Governmental Authority) for the claim or matter upon which the indemnification claim is based (which shall be the statute of limitations applicable to a Third Party Claim, in the event of a Third Party Claim). All other indemnification claims under Section 11.2, including any Special Claims and OCS Claims, may be made until the sixtieth (60th) day following the expiration of the applicable statute of limitations (giving effect to any extensions or tolling thereof required by a Governmental Authority) or the claim or matter upon which the indemnification claim is based (which shall be the statute of limitations applicable to a Third Party Claim, in the event of a Third Party Claim); provided, further, that Intellectual Property Claims shall survive, and claims with respect thereto may be made, until the date on which the Net Sales Contingent Payment is due. Notwithstanding anything to the contrary herein, any claims based on fraud shall survive for the period provided by applicable Law. Notwithstanding the foregoing, if at any time prior to the applicable expiration date set forth above any Indemnified Party delivers a written claim for indemnification to the Indemnifying Party (or, if the Indemnifying Party is the Participating Rights Holders, the Shareholder Representative), then the claim asserted by such Indemnified Party shall survive until such time as such claim is fully and finally resolved.

(c) Maximum Liability. The parties specifically agree that, notwithstanding any provision of this Agreement to the contrary:

(i) the maximum aggregate liability of the Participating Rights Holders and the Founders under this Agreement under Section 11.2 shall be (w) the Escrowed Shares, (x) ten percent (10%) of the Holdco Common Shares included in the CE Mark Contingent Payment in the event that the CE Mark Milestone is achieved following the Closing Date, (y) ten percent (10%) of the Holdco Common Shares included in the First-in-Man Contingent Payment and (z) ten percent (10%) of the Net Sales Contingent Payment that, in the case of clauses (x), (y) and (z), becomes payable hereunder, except Damages arising out of (A) Special Representations or Special Claims (which are subject to the limitations in Section 11.5(c)(iv)), (B) Intellectual Property Claims (which are subject to the limitations in Section 11.5(c)(ii), or (C) fraud, shall in each case not be limited to such amounts;

(ii) the ability of the Holdco Indemnitees to recover for any Intellectual Property Claim shall be limited to fifty percent (50%) of the aggregate amount of Damages of the Holdco Indemnitees related to or arising out of such Intellectual Property Claim, and the maximum aggregate liability of the Participating Rights Holders and Founders for Damages arising out of all Intellectual Property Claims (however calculated, and whether or not assessed with respect to any sales of Valor Products) shall not exceed the lesser of (x) an amount equal to five percent (5%) of aggregate Net Sales for the Valor Products to which such Intellectual Property Claims relate and (y) $50,000,000, except for Damages arising out of fraud;

(iii) the maximum aggregate liability of the Participating Rights Holders (including the Obligated Valor Shareholder) and the Founders under this Agreement under Section 11.2(f) shall be the OCS Maximum Amount;

(iv) the maximum aggregate liability of the Participating Rights Holders and the Founders under this Agreement under Section 11.2 (including Damages arising out of Special Representations, Special Claims (other than Intellectual Property Claims) and OCS Claims) shall be (w) the Escrowed Shares, (x) ten percent (10%) of the Holdco Common Shares included in the CE Mark Contingent Payment in the event that the CE Mark Milestone is achieved following the Closing Date, (y) ten percent (10%) of the Holdco Common Shares included in the First-in-Man Contingent Payment, and (z) one hundred percent (100%) of the Net Sales Contingent Payment that becomes payable hereunder, except for any Damages arising out of fraud; and

(v) the maximum aggregate liability of Holdco, HW, US Merger Sub, ISR Merger Sub, the US Surviving Corporation or the ISR Surviving Company under this Agreement (including for breaches under Section 1.6) shall be the Merger Consideration and the Founders’ Portion, except for any Damages arising out of fraud.

(d) Insurance Proceeds; Tax Netting. Any Damages payable hereunder shall be reduced by any insurance, third-party indemnity, contribution or similar proceeds actually received by any Holdco Indemnitee in respect of such Damages, after application of any applicable deductible or retention amounts, cost of recovery and any increase in premiums (including retroactive premium increases). The parties agree that if any Holdco Indemnitee recovers any insurance, third-party indemnity, contribution or similar proceeds in respect of Damages subsequent to such Holdco Indemnitee’s recovery for such Damages hereunder, such proceeds shall promptly be remitted by such Holdco Indemnitee to the Indemnifying Party. Any Damages payable hereunder shall be reduced by any Tax benefits actually realized by Holdco in the year such Damages were incurred in respect of such Damages, determined on a with and without basis.

(e) Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which indemnification may be sought hereunder upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Damages that are indemnifiable hereunder. Holdco shall use, and shall cause its Affiliates and the other Holdco Indemnitees to use, commercially reasonable efforts to seek full recovery under all insurance, third-party indemnity, contribution or similar provisions or agreements covering any Damages to the same extent as it would if such Damages were not subject to indemnification hereunder.

11.6 Right to Bring Action; No Contribution. Notwithstanding anything in this Article 11 or elsewhere in this Agreement to the contrary, only the Shareholder Representative shall have the right, power and authority to commence any action, suit or proceeding, including any arbitration proceeding, by and on behalf of any or all Participating Rights Holders or the Founders against Holdco and its Affiliates, including the ISR Surviving Company and the US Surviving Corporation, or any other Holdco Indemnitee, and in no event shall any Participating Rights Holder or Founder himself, herself or itself have the right to commence any action, suit or proceeding, including any arbitration proceeding, against Holdco and its Affiliates, including the ISR Surviving Company and the US Surviving Corporation, or any other Holdco Indemnitee, in each case other than any such action, suit or proceeding, including any arbitration proceeding, in connection with such Participating Rights Holder’s or such Founder’s right to receive Merger Consideration or the Founders’ Portion. Each Participating Rights Holder and Founder waives, and acknowledges and agrees that such Participating Rights Holder or Founder shall not have and shall not exercise or assert (or attempt to exercise or assert), other than in connection with any such Person’s status as a D&O Indemnified Party, any right of contribution, right of indemnity or other right or remedy against Holdco and its Affiliates, including the ISR Surviving Company and the US Surviving

Corporation, in connection with any indemnification obligation or any other liability to which such Participating Rights Holder or Founder may become subject under or in connection with this Agreement.

11.7 Sole Remedy. The parties hereto acknowledge and agree that, except for the remedies set forth in Sections 1.5, 1.7 and 12.5 and fraud, if the Closing occurs, the sole and exclusive remedy of the parties hereto following the Closing with respect to any and all claims arising out of or related to the Transactions shall be pursuant to the provisions set forth in this Article 11. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that, except in the case of fraud, the sole and exclusive remedy of any Holdco Indemnitee for Intellectual Property Claims shall be pursuant to Section 11.2(c).

11.8 Certain Other Matters. Following recovery for any Damages hereunder by an Indemnified Party, the Indemnified Party will, to the extent of such recovery, be subrogated to all rights of the Indemnifying Party against any third Person (other than any Taxation Authority) in respect of the Damages to which such recovery related.

ARTICLE 12

GENERAL PROVISIONS

12.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a commercial delivery service or by facsimile (received at the facsimile machine to which it is transmitted prior to 5:00 p.m., local time, on a business day for the party to which it is sent, or if received after 5:00 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1) or by email (received at the email address to which it is sent prior to 5:00 p.m., local time, on a business day for the party to which it is sent, or if received after 5:00 p.m., local time, as of the next business day):

if to HW, Holdco, ISR Merger Sub, US Merger Sub, the ISR Surviving Company or the US Surviving Corporation:

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, MA 01701

Attention: Chief Financial Officer

Facsimile: (508) 739-0948

Email: pmcaree@heartware.com

with a copy to (which shall not constitute notice):

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, MA 01701

Attention: General Counsel

Facsimile: (508) 739-0948

Email: lknopf@heartware.com

if to Valor:

Valtech Cardio, Ltd.

3 Commonwealth Avenue

Boston, MA 02116

Attention: Lawrence C. Best

Email: bestlc@comcast.net

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention:	Morgan D. Elwyn
Thomas Mark
Facsimile:	(212) 728-8111
Email:	melwyn@willkie.com
tmark@willkie.com

with an additional copy to (which shall not constitute notice):

Goldfarb Seligman & Co.

98 Yigal Alon Street

Tel Aviv, Israel

Attention: Adam M. Klein

Facsimile: +972 (3) 608-9855

Email: adam.klein@goldfarb.com

and if to the Shareholder Representative:

Valor Shareholder Representative, LLC

3 Commonwealth Avenue

Boston, MA 02116

Attention: Lawrence C. Best

Email: bestlc@comcast.net

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention:	Morgan D. Elwyn
Thomas Mark
Facsimile:	(212) 728-8111
Email:	melwyn@willkie.com
tmark@willkie.com

12.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

12.3 Entire Agreement; Assignment. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

12.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, including its successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided however, that (i) the Participating Rights Holders and the Founders shall be express third-party beneficiaries for purposes of Holdco’s obligations under Sections 1.6, 1.7, and Article 3 of this Agreement; (ii) the Indemnified Parties shall be express third-party beneficiaries for purposes of Article 11 of this Agreement; and (iii) the former officers and directors of Valor and its Subsidiaries shall be express third-party beneficiaries for purposes of Section 8.18 of this Agreement.

12.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that each party, without the necessity of posting bond or other undertaking, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof (including the parties’ obligations to consummate the Transactions (including the ISR Merger and the US Merger), and Holdco’s obligation to pay, and the right to receive the Merger Consideration by the Participating Rights Holders and the Founders’ Portion by the Founders, as applicable), in addition to any other remedy at law or equity (provided, for the avoidance of doubt, that the issuance of the HW Termination Note hereunder, as applicable, shall, except as expressly provided herein in the case of fraud, be the sole and exclusive remedy under this Agreement for the applicable termination contemplated thereby). In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

12.6 Release. By virtue of the adoption of this Agreement and the approval of the Transactions by the Valor Shareholders, from and after the ISR Effective Time, each of the Participating Rights Holders (regardless of whether or not such Participating Rights Holder has actually voted his, her or its Securities of Valor in favor of the adoption of this Agreement and the approval of the ISR Merger) and Founders shall be deemed to have agreed, effective upon the Closing and in consideration of the Merger Consideration and the Founders’ Portion, and for other good and valuable consideration which are hereby acknowledged, each Participating Rights Holder and Founder (on behalf of itself and its successors and assigns (the “Releasing Persons”)) hereby irrevocably waives, releases and discharges Holdco, HW, ISR Merger Sub, US Merger Sub, the US Surviving Corporation, the ISR Surviving Company, Valor, and their respective Subsidiaries, family members, heirs and affiliates and each of their respective past, present and future direct or indirect Affiliates, successors, predecessors, officers, directors, managers, partners, members, stockholders, equityholders, limited and general partners, employees, agents, representatives, attorneys and assigns (collectively, the “Released Persons”) from any and all claims, actions, causes of action, debts, damages, losses, liabilities or obligations of any kind or nature whatsoever that any of the Releasing Persons now has, has ever had, or may hereafter have, against any Released Person, in each case solely in respect of the Releasing Person’s capacity as a holder of Securities of Valor or Interests in Mitral, as applicable, arising from or relating to actions, failures to act or circumstances in effect or occurring prior to the Closing, in each case, whether absolute or contingent, asserted or unasserted, express or implied, matured or unmatured, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising at equity or under any Law, agreement or understanding or otherwise, including, without limitation, claims of fiduciary duties against any director, officer or manager of Valor or its Subsidiaries or any holder of Securities or

Interests in Mitral and all liabilities, obligations and claims relating to Securities of Valor or Interests in Mitral (collectively, the “Holder Related Claims”). Notwithstanding the foregoing, in no event shall this Section 12.6 release or otherwise affect (nor shall Holder Related Claims be deemed to include) any rights of any Releasing Persons pursuant to (x) such Person’s status as a stockholder of Holdco; (y) this Agreement and the Related Agreements any other certificate, document or instrument executed or delivered pursuant to this Agreement or any Related Agreement, or (z) fraud (the Holder Related Claims, in each case, excluding the claims described in this sentence, are referred to herein as the “Released Claims”). Each Releasing Person agrees that no Releasing Person shall bring any claims, actions or suits against, or seek to recover any amounts in connection with any Released Claims or under any Released Claims from, Holdco, HW, ISR Merger Sub, US Merger Sub, the US Surviving Corporation, the ISR Surviving Company, Valor or its Subsidiaries or any of the other Released Persons.

12.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state, without reference to conflict of laws principles thereof that would require the application of the Laws of any other jurisdiction; provided that all matters relating to the ISR Merger shall be governed by Israeli Companies Law.

12.8 Consent to Jurisdiction.

(a) EACH OF HW, VALOR, HOLDCO, ISR MERGER SUB, US MERGER SUB AND THE SHAREHOLDER REPRESENTATIVE HEREBY IRREVOCABLY SUBMITS, AND WAIVES ANY OBJECTION BASED ON LACK OF VENUE, IMPROPER VENUE, INCONVENIENT FORUM OR LACK OF PERSONAL JURISDICTION, TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DOES NOT TAKE JURISDICTION, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF HW, VALOR, HOLDCO, ISR MERGER SUB, US MERGER SUB AND THE SHAREHOLDER REPRESENTATIVE HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DOES NOT TAKE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN THE CITY OF WILMINGTON). EACH OF HW, VALOR, HOLDCO, ISR MERGER SUB, US MERGER SUB AND THE SHAREHOLDER REPRESENTATIVE AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF HW, VALOR, HOLDCO, ISR MERGER SUB, US MERGER SUB AND THE SHAREHOLDER REPRESENTATIVE IRREVOCABLY CONSENTS TO, AND WAIVES ANY BASIS FOR OBJECTION TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 12.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.9 Waiver of Jury Trial. EACH OF HW, VALOR, HOLDCO, ISR MERGER SUB, US MERGER SUB AND THE SHAREHOLDER REPRESENTATIVE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER

NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.10 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.” Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the nearest fourth decimal place. When required by applicable Law or the interpretation thereof, the words “share capital” shall mean “capital stock” and vice versa and the words “stockholder” shall mean “shareholder” and vice versa.

12.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

12.12 Fees and Expenses. Except as provided in Sections 1.5(b), 3.2(a)(i), 3.7, 7.3, 8.9, 10.2, 11.1 and 11.2, all costs and expenses incurred in connection with this Agreement and the Transactions by Valor, or incurred by the Participating Rights Holders and the Founders for which Valor is responsible for, shall be paid by Valor (including by deduction of Transaction Costs as part of the Closing Adjustment Amount). All costs and expenses incurred in connection with this Agreement and the Transactions by Holdco, US Merger Sub, ISR Merger Sub or HW shall be paid by HW.

12.13 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the ISR Effective Time, whether before or after the Required HW Stockholder Vote or the Required Valor Shareholder Vote has been obtained; provided, however, that after the Required HW Stockholder Vote or the Required Valor Shareholder Vote, as applicable, has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the shareholders of HW or the shareholders of Valor, as applicable, without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

12.14 Waiver. At any time prior to the ISR Effective Time, HW and Valor may agree to (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other party, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.15 Privilege; Waiver of Conflicts. Each member of the Holdco Group (including, after the ISR Effective Time, the ISR Surviving Company) agrees that from and after the Closing Date, it and shall take all steps necessary to ensure that any privilege attaching as a result of Willkie Farr & Gallagher LLP and Goldfarb Seligman & Co. (collectively, “Prior Valor Counsel”), in connection with the ISR Merger or the Transactions, shall survive the Closing and shall remain in effect, provided that from and after the Closing such privilege shall be controlled by the Participating Rights Holders and not the ISR Surviving Company or any other member of the Holdco Group. In addition, each member of the Holdco Group (including, after the ISR Effective Time, the ISR Surviving Company) waives any conflicts that may arise in connection with (i) Prior Valor Counsel representing the Participating Rights Holders, the Founders or the Shareholder Representative after the Closing in connection with any matters or disputes regarding this Agreement and the Related Agreements and (ii) the communication by Prior Valor Counsel to Participating Rights Holders, the Founders or the Shareholder Representative, in such representation, of any fact known to Prior Valor Counsel, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute regarding this Agreement or the Related Agreements with any member of the Holdco Group (including, after the ISR Effective Time, the ISR Surviving Company) following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. Each member of the Holdco Group (including, after the ISR Effective Time, the ISR Surviving Company) acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 12.15, including the opportunity to consult with counsel other than Prior Valor Counsel. This Section 12.15 is for the benefit of the Participating Rights Holders, the Founders and the Shareholder Representative, and the Participating Rights Holders, the Founders and the Shareholder Representative are intended third-party beneficiaries of this Section 12.15, and the Prior Valor Counsel shall be entitled to enforce such provisions on behalf of such parties.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEARTWARE INTERNATIONAL. INC.

By:	/s/ Douglas Godshall
Name:	Douglas Godshall
Title:	President and Chief Executive Officer

VALTECH CARDIO, LTD.

By:	/s/ Amir Gross
Name:	Amir Gross
Title:	Chief Executive Officer

HW GLOBAL, INC.

By:	/s/ Douglas Godshall
Name:	Douglas Godshall
Title:	President

VALOR MERGER SUB LTD.

By:	/s/ Douglas Godshall
Name:	Douglas Godshall
Title:	President

HW MERGER SUB, INC.

By:	/s/ Douglas Godshall
Name:	Douglas Godshall
Title:	President

VALOR SHAREHOLDER REPRESENTATIVE, LLC

By:	/s/ Lawrence C. Best
Name:	Lawrence C. Best
Title:	Managing Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

CERTAIN DEFINED TERMS

“Accelerated Earnout Period” means the period beginning at the ISR Effective Time and ending on the date of the consummation of the earliest to occur of a Change in Control of Holdco or the ISR Surviving Company.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other document, agreement, arrangement or undertaking contemplating or otherwise relating to, or that would reasonably be expected to lead to, any Acquisition Proposal.

“Acquisition Proposal” means, with respect to any party hereto, any bona fide offer or proposal (other than the Transactions or an offer or proposal by a party hereto or any of its Affiliates), whether or not in writing, including any modification or proposed modification thereto, relating to any of the following: (a) the acquisition or purchase by any person or group of persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any capital stock or other voting securities of such party or any of its Subsidiaries representing all or a significant portion of the outstanding voting securities of such party or such Subsidiary; or (b) the acquisition or purchase by any person or group of persons acting jointly or in concert of any assets of such party and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of such party) which assets individually or in the aggregate contribute all or a significant portion of the consolidated revenue or represent all of a significant portion of the total asset value of such party and its Subsidiaries taken as a whole (in each case, if filed with the SEC, based on the consolidated financial statements of such party most recently filed prior to such time with the SEC) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); provided, that, in the case of an Acquisition Proposal with respect to HW, references to “all or a significant portion” in this definition shall be deemed references to “fifty percent (50%) or more”.

“Action” means any pending action, suit, arbitration, or governmental investigation or proceeding.

“Affiliate” means, with respect to any other person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Until the consummation of the Transactions, neither Valor nor any of its Subsidiaries shall be deemed for any purposes of this Agreement to be an Affiliate of HW, Holdco, ISR Merger Sub or US Merger Sub. For the avoidance of doubt, Affiliates of HW shall include Holdco, ISR Merger Sub and US Merger Sub.

“Aggregate Closing Holdco Shares” means the number of Holdco Common Shares equal to (a) 4,400,000 Holdco Common Shares (subject to adjustment as provided in Section 2.5 and Section 3.1(h)); minus (b) the quotient obtained by dividing (A) the sum of (i) Closing Adjustment Amount, plus (ii) the dollar amount specified in the definition of Representative Reimbursement Amount, by (B) the Signing Date Price; minus (c) the Escrowed Shares; provided, however, that in the event that either the CE Mark Milestone or the First-in-Man Milestone are achieved prior to the Closing Date, Holdco shall be required to make the CE Contingent Payment and the First-in-Man Contingent Payment at the Closing. For the avoidance of doubt, in no event shall Holdco be required to issue more than 4,400,000 Holdco Common Shares less the number of shares representing the Closing Adjustment Amount (subject to adjustment as provided in Section 2.5 and Section 3.1(h)) to the Participating Rights Holders and Founders at Closing, unless the CE Mark Milestone or the First-in-Man Milestone are achieved prior to the Closing Date.

“Aggregate Exercise Amount” means the sum of (a) the Aggregate Option Exercise Amount, and (b) the Aggregate Warrant Exercise Amount.

“Aggregate Option Exercise Amount” means the aggregate exercise price of all Valor Options outstanding immediately prior to the ISR Effective Time, whether vested or unvested, which aggregate exercise price for each such Valor Option shall be equal to the product of (a) the number of Valor Ordinary Shares represented by such Valor Option multiplied by (b) the exercise price per share for such Valor Option.

“Aggregate Warrant Consideration” means eight hundred and fifty thousand (850,000) Holdco Common Shares (subject to adjustment as provided in the Warrants and Deducted Warrants).

“Aggregate Warrant Exercise Amount” means the aggregate exercise price of all Valor Warrants, whether vested or unvested, which aggregate exercise price for each such Valor Warrant shall be equal to the product of (a) the number of Valor Preferred Shares represented by such Valor Warrant multiplied by (b) the exercise price per share for such Valor Warrant.

“business day” (whether such term is capitalized or not) means any day, other than Saturday Sunday, on which commercial banks located in Boston, Massachusetts or Tel Aviv, Israel are required or authorized to remain closed.

“Cardinal Product” means any surgically implanted, semi-rigid, adjustable annuloplasty ring for mitral valve repair derived from the system for which Valor sought and obtained CE Mark certification in 2011.

“Cardioband Product” means any transfemoral venous delivery mitral valve repair system derived from the system designed by Valor and submitted by Valor for CE Marking in 2014.

“Cardioband TR Product” means any transfemoral tricuspid valve repair product derived from the Cardioband Product.

“Cardiovalve Product” means (a) for the purposes of the definition of “Valor Products” as used in Article 4, the transfemoral mitral valve replacement system currently under development by Valor and its Subsidiaries and (b) for all other purposes hereunder, any transfemoral mitral valve replacement systems or products (i) which are derived from such system currently under development, the Valor Owned Intellectual Property or Valor Licensed Intellectual Property, or (ii) conceived or reduced to practice by the Israeli Technology Center, including, without limitation, any products or systems conceived of, developed by, or otherwise participated in the development of, in each case whether in whole or in part, by the Israeli Technology Center. The definition of Cardiovalve Product shall not include any mitral heart valve replacement products that are (x) developed by Holdco or its Affiliates (other than the ISR Surviving Company) independently of the Valor Products, Valor Owned Intellectual Property, Valor Licensed Intellectual Property and the Israeli Technology Center or (y) acquired by Holdco or any of its Affiliates (including the ISR Surviving Company) from a third party and thereafter developed independently of the Valor Products, Valor Owned Intellectual Property, Valor Licensed Intellectual Property and the Israeli Technology Center, except in each case to the extent such products use or infringe the issued claims of any patents included in the Valor Owned Intellectual Property (whether issued before or after Closing) or any other documented Intellectual Property conceived or reduced to practice by the Israeli Technology Center.

“CE Mark” means the “CE” marking (or such other successor marking to the “CE” marking) required under applicable Laws for the importation, promotion, pricing, marketing and sale of a product in the European Economic Area.

“CE Mark Milestone” means the date upon which the Cardioband Product can rightfully be affixed with a CE Mark.

“CE Mark Milestone Consideration Amount” means the issuance of 800,000 Holdco Common Shares (subject to adjustment as provided in Section 2.5 and Section 3.1(h)).

“Change in Control Payments” means any amounts that become payable in cash to any current or former director, officer, employee or consultant of Valor on or prior to the Closing Date as a result of the execution and delivery of this Agreement or the consummation of the Transactions, whether pursuant to a severance policy of Valor or an individual employment, severance or change-in-control agreement or otherwise (other than (a) any severance resulting from the termination after the Closing Date of a director, officer, employee or consultant of Valor and (b) pursuant to Section 3.1).

“Change in Control” means, with respect to (a) the ISR Surviving Company, any of the following: (i) any consolidation or merger of the ISR Surviving Company with or into one or more entities, the sale of any equity securities of the ISR Surviving Company, or any other transaction or series of transactions, whether or not the ISR Surviving Company is a party thereto, as a result of which the equityholders of the ISR Surviving Company immediately prior to such consolidation, merger, sale or transaction or their Affiliates no longer own directly or indirectly equity securities representing a majority of economic equity interests in or voting power of the ISR Surviving Company or other surviving entity; (ii) any sale, lease or other transfer in one transaction or a series of transaction of all or substantially all of the assets of the ISR Surviving Company and its Subsidiaries on a consolidated basis (other than to an Affiliate); or (iii) the liquidation or dissolution of the ISR Surviving Company; provided, that a Change in Control with respect to the ISR Surviving Company shall not include (x) any sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the ISR Surviving Company or (y) for the avoidance of doubt, any corporate restructuring, reorganization or similar transaction or series of transactions after which Holdco continues to control (whether directly or indirectly) the ISR Surviving Company or all or substantially all of its assets; (b) Holdco, (i) any consolidation or merger of Holdco with or into one or more entities, the sale of any equity securities of Holdco, or any other transaction or series of transactions, whether or not Holdco is a party thereto, as a result of which the equityholders of Holdco immediately prior to such consolidation, merger, sale or transaction or their Affiliates no longer own directly or indirectly equity securities representing a majority of economic equity interests in or voting power of Holdco or other surviving entity; (ii) any sale, lease or other transfer in one transaction or a series of transaction of all or substantially all of the assets of Holdco and its Subsidiaries on a consolidated basis (other than to an Affiliate); or (iii) at any time, any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall become, or obtain rights, whether by means of warrants, options or otherwise, to become the “beneficial owner,” (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of equity securities of Holdco representing more than fifty percent (50%) of the ordinary voting power for the election of directors (determined on a fully diluted basis); and (c) HW, any of the following: (i) any consolidation or merger of HW with or into one or more entities, the sale of any equity securities of HW, or any other transaction or series of transactions, whether or not HW is a party thereto, as a result of which the equityholders of HW immediately prior to such consolidation, merger, sale or transaction or their Affiliates no longer own directly or indirectly equity securities representing a majority of economic equity interests in or voting power of HW or other surviving entity; (ii) any sale, lease or other transfer in one transaction or a series of transaction of all or substantially all of the assets of HW and its Subsidiaries on a consolidated basis (other than to an Affiliate); or (iii) the liquidation or dissolution of HW; provided, that a Change in Control with respect to HW shall not include (x) any sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of HW or (y) for the avoidance of doubt, any corporate restructuring, reorganization or similar transaction or series of transactions after which Holdco continues to control (whether directly or indirectly) HW or all or substantially all of its assets.

“Change of Recommendation” means any of the following: (a) the HW Board fails to publicly make the HW Board Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Valor or the Valor Shareholders the HW Board’s approval of the Transactions or the HW Board Recommendation; or (b) if an Acquisition Proposal with respect to HW has been made, Valor requests in writing that the HW Board publicly reaffirm the HW Board Recommendation and/or publicly reject any Acquisition Proposal with respect to HW and the HW Board shall, in each case, not have done so within five (5) business days following the receipt of such request.

“Closing Adjustment Amount” means an amount equal to (a) the aggregate amount of Change in Control Payments, plus (b) the Indebtedness Amount, plus (c) the Transaction Costs.

“Closing Holdco Shares” means the Aggregate Closing Holdco Shares less the Founders’ Portion thereof.

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of the Valor Products, including activities related to marketing, promoting, distributing, importing and exporting the Valor Products, and interacting with Governmental Authorities regarding any of the foregoing.

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 16, 2012, by and between Valor and HW.

“Contingent Payment Amount” means the CE Mark Milestone Consideration Amount, the First-in-Man Milestone Consideration Amount, the Net Sales Milestone Consideration Amount (including the Contingent Payments described in Section 1.5(e)(iv) and the penultimate sentence of Section 11.4, as applicable).

“Damages” means (in each case excluding punitive, consequential, indirect and special damages, lost profits and diminution in value or reputation, other than any of the foregoing awarded as part of a Third-Party Claim) the amount of any loss, deficiency, damage, injury, liability, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees and reasonable consultants’ and experts’ fees), charge, cost (including reasonable costs of investigation), Tax, or expense, whether or not involving an Action, including any costs of defending any Actions or enforcing an Indemnified Party’s rights under this Agreement, incurred or suffered by a party with respect to or relating to an Action, event, circumstance or state of facts. With respect to Intellectual Property Claims, “Damages” shall mean any royalties or similar payments made by a person to third parties not Affiliated with such person with respect to sales (including past sales) of Valor Products prior to the date on which the Net Sales Milestone is achieved, in addition to amounts paid as part of a Third Party Claim in respect of royalties, lost profits, diminution in value or other awards for past sales, and other Damages (as defined in the preceding sentence) payable to third parties in connection with such payments.

“day” means a calendar day, unless otherwise specified as a business day.

“Deducted Closing Holdco Shares” means the Founders’ Portion of the Aggregate Closing Holdco Shares.

“Deducted Warrants” means the warrants to purchase in the aggregate the Founders’ Portion of the Aggregate Warrant Consideration in the form of Exhibit H.

“Development” means, with respect to a product, any and all activities directed to pre-clinical, clinical and other non-clinical testing and development, regulatory matters, design and development planning, test method development and stability testing, biocompatibility, formulation, manufacturing process development, and manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical trials, statistical analysis and report writing, interacting with key opinion leaders and scientific advisory boards, the preparation, submission and active management and maintenance of regulatory materials for such product and interacting with Governmental Authorities regarding any of the foregoing, in each case whether before or after obtaining any regulatory or marketing authorization or approvals from a Governmental Authority. When used as a verb, “Develop” means to engage in Development.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Materials” means any disclosure that may be required by the Israeli Securities Authority.

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“Earnout Period” means the period beginning at the ISR Effective Time and ending on the earlier of (a) the tenth (10th) anniversary of the Closing Date and (b) the date all Contingent Payments pursuant to Section 1.6 and Section 1.7 have been paid.

“Environmental Law” means any applicable Law pertaining to environmental matters, zoning, or employee health or safety.

“Environmental Permit” means all material permits, licenses and authorizations required by Valor under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent Agreement” means the Exchange Agent Agreement between Holdco, the Shareholder Representative and the Exchange Agent.

“FDA” means the United States Food and Drug Administration and any successor entity.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, at 21 U.S.C. §§ 301 et seq. and its implementing regulations and guidances.

“First-in-Man Milestone” shall mean the occurrence of a Successful implantation in a human of the Cardioband TR Product or the Cardiovalve Product, which implantation is sponsored by any Relevant Person.

“First-in-Man Milestone Consideration Amount” means the issuance of 700,000 Holdco Common Shares (subject to adjustment as provided in Section 2.5 and Section 3.1(h)).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Holdco registering the public offering and sale of Holdco Common Shares and Warrants to all holders of Valor Ordinary Shares, Valor Preferred Shares and Valor Options in the ISR Merger, including all Holdco Common Shares and Warrants to be issued in exchange for all other Valor Ordinary Shares, Valor Preferred Shares and Valor Options in the ISR Merger, including in respect of any Contingent Payments, as said registration statement may be amended pursuant to the terms hereof prior to the time it is declared effective by the SEC.

“Founders” means the “Founder” parties to the Mitral Purchase Agreement.

“Fully Diluted Ordinary Shares Number” means the sum of (a) the aggregate number of Valor Ordinary Shares issued and outstanding immediately prior to the ISR Effective Time (including Valor Ordinary Shares issued upon the exercise of Valor Options exercised on or prior to the ISR Effective Time), (b) the aggregate maximum number of Valor Ordinary Shares issuable immediately prior to the ISR Effective Time upon the exercise of unexercised Valor Options, and other unexercised options, warrants or rights to acquire Valor Ordinary Shares issued and outstanding at such time (whether or not vested or exercisable as of the ISR Effective Time) and upon the conversion of all convertible notes or other securities convertible into Valor Ordinary Shares outstanding at such time (excluding the Valor Preferred Shares), and (c) the aggregate maximum number of Valor Ordinary Shares issuable immediately prior to the ISR Effective Time upon the conversion of the Valor Preferred Shares issued and outstanding at such time, including Valor Preferred Shares issuable upon the exercise of any unexercised options, warrants or rights to acquire Valor Preferred Shares issued and outstanding at such time (including the Valor Warrants). The Fully Diluted Ordinary Shares Number shall exclude any HW Owned Equity.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Authority” means any United States or supranational, foreign, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch or bureau, instrumentality or commission or any court, tribunal, judicial or arbitral body.

“Hazardous Substance” means (a) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste defined as “toxic” or “hazardous” by any federal, state, local or foreign Governmental Authority pursuant to any Environmental Laws.

“Health Care Professional” means any person, and any of their related foundations, Affiliates, associations and similar entities, (a) involved in the provision of health care services to patients, or (b) that purchases, leases, recommends, approves, uses, arranges for the purchase or lease of, or prescribes medical devices or similar or related products, specifically including, but not limited to, persons providing health care services, and persons who do not directly provide services but who are involved in the decision to purchase, lease, approve, use or recommend a medical device or similar or related product.

“Healthcare Laws” means the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) and any European Economic Area Member State Laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State Laws implementing the provisions of these directives, all regulations or guidance promulgated pursuant to such Laws, and any other foreign, federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of pharmaceutical or medical device products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services (but excluding any Environmental Law).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and including all associated regulations promulgated thereunder.

“Holdco Board” means the Board of Directors of Holdco.

“Holdco Common Share” means a validly issued, fully paid and non-assessable share of the Common Stock of Holdco, par value $.001 per share.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HW Note” means the Convertible Promissory Note, dated as of July 10, 2015, issued by Valor to HW.

“HW Owned Equity” means, collectively, (a) each Valor Ordinary Share and Valor Preferred Share held immediately prior to the ISR Effective Time by HW or any of its Affiliates, (b) each HW Note, each Subsequent HW Note and any security or instrument convertible into, or exercisable for, Valor Capital Stock held immediately prior to the ISR Effective Time by HW or any of its Affiliates, and (c) in the event of any breach of the second sentence of Section 3.1(e) by HW or any of its Affiliates, each share of Valor Capital Stock and each security or instrument (including the HW Note and each Subsequent HW Note) convertible into, or exercisable for, Valor Capital Stock held immediately prior to the ISR Effective Time by a direct or indirect transferee or assignee of HW or any of its Affiliates (or a transferee or assignee of any such transferee or assignee of HW or any of its Affiliates).

“HW Preferred Shares” means shares of the preferred stock, par value $.001 per share, of HW.

“Indebtedness” means, as applied to any person, (a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured (including all obligations for principal, interest premiums, penalties, fees, expenses and prepayment or breakage costs), (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien (excluding operating leases), (e) any liability in respect of banker’s acceptances or letters of credit (but only to the extent drawn), (f) all indebtedness referred to in clauses (a), (b), (c), (d), or (e) above which is directly or indirectly guaranteed by or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (g) the liabilities set forth in item 2 of Section 4.6 of the Valor Disclosure Schedule. Notwithstanding anything herein to the contrary, in no event shall “Indebtedness” include: (i) regular payroll obligations in the ordinary course of business and all obligations under or arising out of any employee benefit plan, employment contract or other similar agreement in existence either on the Agreement Date or the Closing Date; (ii) obligations under any severance or termination of employment agreement or plan; (iii) statutory Liens incurred or advances or deposits or other security granted to any Governmental Authority in connection with a Permit; (iv) trade payables or other current liabilities in the ordinary course of business; (v) intercompany indebtedness between or among any person and one or more of its Subsidiaries; (vi) with respect to Valor and its Subsidiaries, the HW Note and any Subsequent HW Note; and (vii) any loans or grants from, or penalties or royalties imposed by, the OCS.

“Indemnified Party” means any person entitled to seek indemnification pursuant to the provisions of Article 9.

“Indemnifying Party” means any person against whom indemnification may be sought pursuant to the provisions of Article 9; provided, that in the event that the Indemnifying Party is a Participating Rights Holder or Founder, the Shareholder Representative shall have the sole and exclusive right, power and authority to take any action required or permitted by, and to exercise all rights granted to, such Participating Rights Holder or Founder in its capacity as the Indemnifying Party pursuant to Article 9, including the right to consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim pursuant to Section 11.3(c).

“Intellectual Property” means intellectual property and other proprietary rights of any description including (a) rights in any patent, patent application (including any U.S. or foreign provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any PCT international applications, national phase applications and any patents issuing or granted from any of the foregoing applications), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (b) related registrations and applications for registration, (c) trade secrets, moral rights or publicity rights, (d) invention, discovery, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including as embodied or disclosed in any: (i) computer source codes (human readable format) and object codes (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; (vi) hardware reference manuals; and (vii) user documentation, help files or training materials, and (e) good will related to any of the foregoing.

“Interests” means all ordinary shares and preferred shares of the reference person, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock or any other control or economic interests of the reference person, and all shares issuable upon exercise or conversion of the shares, options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock or any other control or economic interests of such person, outstanding from time to time, whether or not then vested, exercisable or convertible.

“Israeli Companies Law” means Israel Companies Law 5759-1999.

“Israeli Tax Code” means the Israeli Income Tax Ordinance [New Version], 1961 and the rules and regulations promulgated thereunder, as amended.

“Israeli Technology Center” means Valor’s and its Subsidiaries’ operations and personnel located in Israel, including research, intellectual capital, development and manufacturing (including such operations, personnel, research, development and manufacturing of the ISR Surviving Company).

“ITA” means the Israel Tax Authority.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be sent to HW’s stockholders in connection with the HW Stockholders’ Meeting.

“Key Employees” means Amir Gross, Tal Reich, Tal Sheps, Tomer Druker, Nitza Shoham and Ilia Harlton.

“Knowledge of HW” means the knowledge of each of Doug Godshall and Peter McAree, in his capacity as an officer or director of HW or its Subsidiaries, in each case after making inquiry (with respect to a particular subject matter) of each of their direct reports or other managers who are principally responsible for the applicable subject matter and conducting a reasonable investigation of books and records within HW’s possession and control.

“Knowledge of Valor” means the knowledge of each of the following individuals, in his capacity as an officer or director of Valor or its Subsidiaries: each of the Key Employees and Lawrence C. Best, in each case after making inquiry (with respect to a particular subject matter) of each of their direct reports or other managers who are principally responsible for the applicable subject matter and conducting a reasonable investigation of books and records within Valor’s possession and control.

“Law” means national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, rule, notice, court decision, interpretation, agency guidance, Order, resolution, corporate integrity agreement, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Licensee” means a person that is granted a license or assignment by any Relevant Person, other than an Affiliate or a distributor of such person, of Valor Owned Intellectual Property or Valor Licensed Intellectual Property.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest, conditional or installment sale agreement or other similar right of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but, for the avoidance of doubt, not including any license or sublicense of Intellectual Property).

“Material Adverse Effect” means with respect to Valor or HW, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations, or financial condition of Valor or HW, as the case may be, and their respective Subsidiaries, taken as a whole, or, with respect to HW, the ability of HW, Holdco, US Merger Sub or ISR Merger Sub to consummate the Transactions; provided, however that in no event shall any change or effect resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world (or changes therein), general conditions in the financial markets in the United States or any other country or region in the world (or changes therein) or general political conditions in the United States or any other country or region in the world (or changes therein); (b) conditions generally affecting the industries in which Valor or HW, as the case may be, operate; (c) changes or proposed changes in applicable Laws, Orders or GAAP (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided, that such change or effect may be taken into account when determining whether a Material Adverse Effect has occurred to the extent that such change or effect has a disproportionate impact on Valor or HW, as the case may be, and their respective Subsidiaries, taken as a whole, compared to other participants in the industries in which Valor or HW, as the case may be, operates); (f) actions required to be taken under applicable Laws, contracts or agreements; (g) the announcement or pendency of the Transactions; (h) compliance with the terms of, or the taking of any action required by this Agreement or the Related Agreements; or (i) any failure by Valor or HW to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics, or fluctuations in the trading price of the capital stock of HW or Holdco, in each case in and of themselves (it being understood that the underlying cause(s) of any such failure, fluctuations or changes may be taken into account unless otherwise excluded by this definition).

“Merger Consideration” means the aggregate amount of cash, Holdco Common Shares and warrants to purchase Holdco Common Shares payable to the Participating Rights Holders pursuant to Section 3.1 (assuming, solely for the purposes of this definition, that no amounts of cash, Holdco Common Shares or warrants to purchase Holdco Common Shares are deducted from amounts payable to the Participating Rights Holders and paid to the Founders pursuant to Section 8.11).

“Milestone” means any of the CE Mark Milestone, the First-in-Man Milestone, the Net Sales Milestone, or the Net Sales milestone set forth in the Warrants and the Deducted Warrants.

“Mitral” means Mitraltech Ltd., a company organized under the laws of the State of Israel.

“Mitral Purchase Agreement” means that certain Share Purchase Agreement, dated as of July 27, 2010, by and among Valor, Mitral and the Founders.

“NASDAQ” means the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable.

“Net Sales Milestone Consideration Amount” means cash, the issuance of Holdco Common Shares valued at the Reference Market Value (subject to adjustment as provided in Section 3.1(h)), or any combination of cash and the issuance of Holdco Common Shares as determined by Holdco in its sole discretion, in the aggregate amount of $375,000,000 (subject to adjustment as provided in Section 1.6(e)).

“Net Sales Milestone” shall means Net Sales, during any period of twelve (12) consecutive calendar months during the period commencing on the first day of the first calendar month following the calendar month including the ISR Effective Time, equal to $450,000,000 in the aggregate, subject to adjustment as provided in Section 1.6(e).

“Net Sales” means (a) the net sales recorded by any Relevant Person from the Sale of Valor Products by any such person after the ISR Effective Time to third parties that are not Affiliates, in accordance with GAAP, consistently applied (and, in the case of Holdco and its Subsidiaries, consistently applied by Holdco across similar product lines, in connection with the preparation of the financial statements of Holdco, as publicly reported) and (b) any cash royalties received by any Relevant Person from Licensees after the ISR Effective Time in respect of a license of the Valor Owned Intellectual Property or the Valor Licensed Intellectual Property. For purposes of calculating Net Sales, all Net Sales shall be converted into United States dollars using such applicable person’s standard conversion methodology consistent with GAAP.

“Obligated Valor Shareholder” means any Valor Shareholder that has an obligation to Valor and/or the OCS, pursuant to a commitment in effect as of the Agreement Date, to pay all or any portion of the OCS Loan Amount to the OCS and/or Valor.

“OCS Amount” means the OCS Grant Amount and the OCS Loan Amount.

“OCS Grant Amount” means the principal amount of the “Keren Temura” grant made to Valor equal to NIS100,000 plus all accrued interest thereon as of the date of computation but not later than the twelve (12) month anniversary of the ISR Effective Time.

“OCS Loan Amount” means the principal amount of the incubator loan made to the Obligated Valor Shareholder equal to NIS2,100,000 plus all accrued interest thereon as of the date of computation but not later than the twelve (12) month anniversary of the ISR Effective Time.

“OCS Maximum Amount” means an amount equal to (a) three (3) times the OCS Amount minus (b) any amounts in respect of the OCS Amount that have been paid pursuant to Section 8.8(b).

“OCS Settlement” shall mean the grant of an order by a written confirmation from the OCS, or an approval in writing of the OCS addressed to the ISR Surviving Company or Holdco in the form reasonably acceptable to the ISR Surviving Company or Holdco to the effect that, no restrictions or obligations (including the restrictions and obligations described in item 3 of Section 4.26 of the Valor Disclosure Schedule) under the R&D Law are applicable to Valor, the ISR Surviving Company or Holdco.

“Order” means any order, stay, writ, judgment, injunction, decree, determination, ruling or award.

“Participating Rights Holders” means those persons (other than Valor or any holder of HW Owned Equity) who, immediately prior to the ISR Effective Time, were holders of Valor Ordinary Shares, Valor Preferred Shares, Valor Warrants or Valor Options and whose interests therein, as the result of the ISR Merger, are converted into rights to receive a portion of the Merger Consideration.

“Per Share Closing Consideration” means a number of Holdco Common Shares equal to the quotient obtained by dividing (i) the sum of (A) ninety-five percent (95%) of the Closing Holdco Shares plus (B) the quotient obtained by dividing (1) ninety-five percent (95%) of the Aggregate Exercise Amount, by (2) the Signing Date Price, by (ii) the Fully Diluted Ordinary Shares Number (excluding the Valor Preferred S Shares).

“Per Share Contingent Payment Consideration” means, with respect to any Contingent Payment, (i) a number of Holdco Common Shares equal to the quotient obtained by dividing (A) ninety-five percent (95%) of the aggregate number of Holdco Common Shares included in such Contingent Payment (after deduction of the

Founders’ Portion), if any, by (B) the Fully Diluted Ordinary Shares Number (excluding the Valor Preferred S Shares); and (ii) an amount in cash equal to the quotient obtained by dividing (A) ninety-five percent (95%) of the aggregate amount of cash included in such Contingent Payment (after deduction of the Founders’ Portion), by (B) the Fully Diluted Ordinary Shares Number (excluding the Valor Preferred S Shares).

“Per Share Preferred S Closing Consideration” means a number of Holdco Common Shares equal to the quotient obtained by dividing (i) the sum of (A) five percent (5%) of the Closing Holdco Shares plus (B) the quotient obtained by dividing (1) five percent (5%) of the Aggregate Exercise Amount, by (2) the Signing Date Price, by (ii) the aggregate number of Valor Preferred S Shares issued and outstanding as of immediately prior to the ISR Effective Time.

“Per Share Preferred S Contingent Payment Consideration” means, with respect to any Contingent Payment, (i) a number of Holdco Common Shares equal to the quotient obtained by dividing (A) five percent (5%) of the aggregate number of Holdco Common Shares included in such Contingent Payment (after deduction of the Founders’ Portion), if any, by (B) the aggregate number of Valor Preferred S Shares issued and outstanding as of immediately prior to the ISR Effective Time; and (ii) an amount in cash equal to the quotient obtained by dividing (A) five percent (5%) of the aggregate amount of cash included in such Contingent Payment (after deduction of the Founders’ Portion), by (B) the aggregate number of Valor Preferred S Shares issued and outstanding as of immediately prior to the ISR Effective Time.

“Per Share Preferred S Warrant Consideration” means a number of Warrants equal to the quotient obtained by dividing (A) five percent (5%) of the aggregate number of Warrants to be issued, by (B) the aggregate number of Valor Preferred S Shares issued and outstanding as of immediately prior to the ISR Effective Time.

“Per Share Warrant Consideration” means a number of Warrants equal to the quotient obtained by dividing (A) ninety-five percent (95%) of the aggregate number of Warrants to be issued, by (B) the Fully Diluted Ordinary Shares Number (excluding the Valor Preferred S Shares).

“Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and testing authorizations), concessions, licenses, easements, variances, exceptions, exemptions, consents, certificates, clearances, approvals and Orders of any Governmental Authority (but excluding Environmental Permits).

“Permitted Liens” means (i) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (ii) statutory or common law Liens or encumbrances in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Liens, (iii) Liens or encumbrances imposed on the underlying fee interest in Valor Leased Real Property; (iv) any zoning, land use, covenants, conditions and restrictions or similar matters affecting any Leased Real Property, (v) any Lien for Taxes not yet due and payable, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, (vi) zoning regulations and ordinances which are not violated by the current use of the existing improvements on the Leased Real Property, (vii) easements, restrictive covenants, minor encroachments or any state of facts an accurate survey of the Leased Real Property would disclose which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the real property to which they apply, (viii) rights of parties in possession without options to purchase or rights of first refusal, (ix) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property and (x) mechanics’, carriers’, landlords’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business not yet due and payable, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established.

“person” means (whether or not capitalized) an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Privacy Laws, including, without limitation, “protected health information” and “electronic protected health information,” each as defined by HIPAA.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy Laws” means any applicable data privacy, data security, or data protection Law in the United States and Israel, including, without limitation, HIPAA.

“Property Taxes” means all Real Property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” means, with respect to a particular Participating Rights Holder or Founder, the percentage set forth in the Closing Payment Allocation Schedule or any Closing Payment Allocation Schedule Update next to such Participating Rights Holder’s or Founder’s name and identified as the “Pro Rata Share.” “Pro Rata Share” for each Participating Rights Holder or Founder shall be the percentage of the aggregate amount of Merger Consideration and Founders’ Portion such Person shall be entitled to receive hereunder, calculated, with respect to Participating Rights Holders, in accordance with the Valor Charter. The aggregate Pro Rata Share of all Participating Rights Holders and Founders shall equal one hundred percent (100%).

“Real Property” means any real property, whether owned in fee simple or a leasehold interest or other interest in real property.

“Reference Market Value” means the volume-weighted average closing sale price, as published in the Eastern Edition of the Wall Street Journal, of a share of Holdco Common Shares on NASDAQ for the ten consecutive trading day period ending three trading days prior to the payment date.

“Related Agreements” means the Exchange Agent Agreement, the Escrow Agreement, the ISR Merger Certificate, the US Certificate of Merger and all other agreements or certificates executed in connection with this Agreement.

“Relevant Persons” shall mean Holdco, its Subsidiaries, and Affiliates and any of their respective purchasers in a Change in Control, successors or assigns (and any such purchasers’, successors’ or assigns’ Subsidiaries and Affiliates).

“Representatives” means a person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Required HW Stockholder Vote” means the approval of the ISR Merger, the US Merger and the other Transactions by the affirmative vote of the holders of the required number of the HW Common Stock having voting power at the HW Stockholders’ Meeting.

“R&D Law” shall mean the Israeli Encouragement of Research and Development in Industry Law, 5744-1984, and all regulations thereunder.

“Sale” or “Sold” means the commercial sale for value by a Relevant Person, outside of a clinical trial, of a Valor Product to third parties not Affiliated with such person.

“SEC” means the United States Securities and Exchange Commission.

“Section 102 Trustee” means a trustee appointed by Valor and approved by the ITA to act as a trustee for the purposes of Section 102 and the Valor Option Plan, which is currently Yardeni-Gelfand Trusts (2000) Ltd., or any duly authorized successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities” means (a) with respect to Valor, all Valor Ordinary Shares and Valor Preferred Shares, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of Valor, and all shares issuable upon exercise or conversion of the Valor Preferred Shares, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of Valor, outstanding from time to time, whether or not then vested, exercisable or convertible (other than the HW Note and each Subsequent HW Note), (b) with respect to HW, all shares of HW Common Stock and HW Preferred Shares, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of HW, and all shares issuable upon exercise or conversion of the HW Preferred Shares, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of HW, outstanding from time to time, whether or not then vested, exercisable or convertible, and (c) with respect to any Subsidiaries of any Person, all outstanding shares of capital stock of such Subsidiary, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of such Subsidiary, and all shares issuable upon exercise or conversion of the preferred shares, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of such Subsidiary, outstanding from time to time, whether or not then vested, exercisable or convertible.

“Severance Pay Law” means the Israeli Severance Pay Law, 5723-1963 and all regulations thereunder.

“Shareholder Representative” means Valor Shareholder Representative, LLC, a Delaware limited liability company, or any new representative appointed to serve as such under Section 3.7(a).

“Signing Date Price” means $83.73, which represents the volume-weighted average closing sale price, as published in the Eastern Edition of the Wall Street Journal, of a share of HW Common Stock on NASDAQ for the ten consecutive trading day period ending immediately prior to the Agreement Date.

“Special Claims” means any Intellectual Property Claims, Tax Claims, and Merger Consideration Claims.

“Special Representations” means the representations or warranties in the Capitalization and Closing Adjustment Amount Statement, Sections 4.1 (Organization, Good Standing and Qualification), 4.3 (Capitalization; Voting and Other Rights), 4.4(a) (subsection (a) of Authorization; Binding Obligations; Governmental Consents), 4.21 (Brokers), 6.1 (Organization, Good Standing and Qualification), 6.2 (Capitalization; Voting and Other Rights), 6.4(a) (subsection (a) of Authorization; Binding Obligations; Governmental Consents) 6.7 (Brokers) and Article 5 (Representations and Warranties Regarding Holdco, ISR Merger Sub and US Merger Sub).

“state” (whether or not capitalized) means any state or commonwealth of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, and any other dependency, possession or territory of the United States of America.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any person (or of Valor, if no such person is specified) means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Successful” means, with respect to the implantation of a Cardioband TR Product or Cardiovalve Product in a human, that such product was implanted without the occurrence of a major adverse event relating to such product prior to such individual’s discharge from the operating room.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information and including any amendment thereto) relating to Taxes filed or required to be filed with a Taxation Authority.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any income, net income, gross receipts, franchise, branch profits, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, export, natural resources, severance, margin, escheat, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, property, capital stock, capital gains, net worth, intangibles, social security, pension insurance contributions, employment, unemployment, disability, payroll, license, employee or other tax, assessment, charge or similar levy, of any kind whatsoever, including any interest, penalties, additional amounts or additions to tax in respect of the foregoing, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person by law (including under Treasury Regulations Section 1.1502-6), contract or otherwise.

“Taxation Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Treasury Regulations” means the regulations promulgated under the Code.

“ValCo” means Valtech Cardio, Inc., a Delaware corporation.

“Valor 102 Options” means Valor Options granted pursuant to Section 102(b)(2) of the Israeli Tax Code.

“Valor 102 Shares” means shares of the Valor Capital Stock issued upon exercise of Company 102 Options.

“Valor 3(i) Options” means Valor Options granted pursuant to Section 3(i) of the Israeli Tax Code.

“Valor Business” means the business of Valor and its Subsidiaries as presently conducted and as presently contemplated to be conducted as of immediately prior to the ISR Effective Time.

“Valor Capital Stock” means the Valor Ordinary Shares and the Valor Preferred Shares.

“Valor Charter” means Valor’s Amended and Restated Articles of Association.

“Valor Financial Statements” means (i) the audited financial statements (including balance sheets, statements of operations, and statements of shareholders’ equity and cash flows) of Valor and its Subsidiaries as of and for the years ended December 31, 2012, December 31, 2013 and December 31, 2014, and (ii) the unaudited financial statements (including balance sheets, and statements of operations) of Valor and its Subsidiaries as of and for the quarters ended March 31, 2015 and, on a preliminary basis, June 30, 2015, in each case, which Valor has made available to HW and are included in Section 4.5 of the Valor Disclosure Schedule.

“Valor Licensed Intellectual Property” means all Intellectual Property licensed to Valor or its Subsidiaries by any third party at the ISR Effective Time and included or used, or expected to be included or used, in the conduct of the Valor Business or by a Valor Product, including the Intellectual Property set forth on Section 4.11 of the Valor Disclosure Schedule, but excluding off-the-shelf software made commercially available under standard forms.

“Valor Option Plan” means Valor’s 2008 Israeli Share Option Plan, as amended, as adopted by the Valor Board.

“Valor Ordinary Shares” means the ordinary shares, par value NIS 0.01 per share, of Valor.

“Valor Owned Intellectual Property” means all Intellectual Property owned by Valor or its Subsidiaries at the ISR Effective Time, including the Intellectual Property set forth on Section 4.11 of the Valor Disclosure Schedule.

“Valor Preferred S Shares” means all Valor Preferred Shares which have been designated Series S Preferred Shares.

“Valor Products” means the Cardioband Product, the Cardioband TR Product, the Cardinal Product, the Cardiovalve Product, and the V-Chordal Product, and, for purposes of Section 1.6, Section 1.7, Section 11.2(c), the definition of “Net Sales” and any other definition in this Exhibit A when used in Section 1.6, Section 1.7, Section 11.2(c) or the definition of “Net Sales,” any heart valve replacement or repair products or systems which are (a) derived from such products or systems, the Valor Owned Intellectual Property or Valor Licensed Intellectual Property, or (b) conceived or reduced to practice by the Israeli Technology Center, including, without limitation, any products or systems conceived of, developed by, or otherwise participated in the development of, in each case whether in whole or in part, by the Israeli Technology Center. The definition of Valor Products shall not include (i) any ventricular assist device products or (ii) any products that are (x) developed by Holdco or its Affiliates (other than the ISR Surviving Company) independently of the Valor Products, Valor Owned Intellectual Property, Valor Licensed Intellectual Property and the Israeli Technology Center or (y) acquired by Holdco or any of its Affiliates (including the ISR Surviving Company) from a third party and thereafter developed independently of the Valor Products, Valor Owned Intellectual Property, Valor Licensed Intellectual Property and the Israeli Technology Center, except in each case in this clause (ii) to the extent such products use or infringe the issued claims of any patents included in the Valor Owned Intellectual Property (whether issued before or after Closing) or any other documented Intellectual Property conceived or reduced to practice by the Israeli Technology Center.

“Valor Tax Attributes” means the amount of net operating losses, capital loss carryovers, Tax credit carryovers, Tax basis of any assets, or other similar Tax items of Valor and its Subsidiaries as of the Closing Date.

“Valor Warrants” means the warrants to purchase Valor Preferred Shares outstanding immediately prior to the ISR Effective Time.

“V-Chordal Product” means the surgical or transcatheter implanted artificial valve chordate repair system derived from the system designed by Valor and on hold as of the Agreement Date.

“Warrants” means warrants to purchase in the aggregate the Aggregate Warrant Consideration less the Founders’ Portion thereof in the form of Exhibit H hereto.

The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Section(s)
“104(h) Tax Ruling”	3.2(e)(iv)
“280G Approval”	8.19
“Accountant”	1.7(b)(iii)
“Advisory Group”	3.7(d)
“Agreement Date”	Preamble
“Agreement”	Preamble
“Amended Articles”	1.3
“Appraiser”	1.7(b)(iii)
“Articles of Association”	2.2(a)
“Attached Consideration”	8.11

Section(s)
“Capitalization and Closing Adjustment Amount Statement”	1.5(a)(i)
“CE Mark Contingent Payment”	1.6(b)
“Certificates”	3.2(a)
“Change of Recommendation”	8.6(d)
“Change of Recommendation Notice”	8.6(d)
“Closing Date”	1.1(b)
“Closing Payment Allocation Schedule Update”	1.7(d)
“Closing Payment Allocation Schedule”	1.5(d)
“Closing”	1.1(b)
“Code”	Recitals
“Companies Registrar”	1.1(b)
“Contingent Payments”	1.6(a)
“Continuing Employees”	8.24(a)
“D&O Indemnified Parties”	8.18
“Dispute Notice”	1.7(b)(i)
“Effective Time”	2.1(a)
“Efforts Obligation”	1.6(f)(i)
“Electing Holder”	3.2(e)(iv)
“Escrow Account”	1.5(b)
“Escrow Agent”	1.5(b)
“Escrow Agreement”	1.5(b)
“Escrow Release Date”	11.5(b)
“Escrowed Shares”	1.5(b)
“Exchange Agent”	3.2(a)(i)
“Excluded HW Shares”	2.3(a)
“FDA Fraud Policy”	4.20(g)
“Final Closing Adjustment Amount”	1.5(e)(iv)
“First-in-Man Contingent Payment”	1.6(c)
“Founders’ Portion”	8.11
“Government Grants”	4.26
“Holdco Closing Adjustment Calculation”	1.5(e)(i)
“Holdco Group”	1.6(f)(i)
“Holdco Indemnitees”	11.2
“Holdco RSU”	2.7(b)
“Holdco Stock Option”	2.7(a)
“Holdco”	Preamble
“Holdco-Handled Claims”	11.3(e)
“Holder Related Claims”	12.6
“HW Board Recommendation”	8.6(b)
“HW Board”	Recitals
“HW Book-Entry Shares”	2.3(c)
“HW Certificate”	2.3(c)
“HW Common Stock”	2.3
“HW Cure Period”	10.1(e)
“HW Disclosure Schedule”	Article 6
“HW Equity Plans”	2.7(a)
“HW Exchange Ratio”	2.3(b)
“HW Filed Documents”	6.5(a)
“HW Financial Statements”	6.5(b)
“HW Related Party”	6.6
“HW RSU”	2.7(b)

Section(s)
“HW SEC Documents”	6.5(a)
“HW Stock Option”	2.7(a)
“HW Stockholders’ Meeting”	8.6(a)
“HW Termination Note”	10.2
“HW”	Preamble
“Indebtedness Amount”	1.5(a)(i)(D)
“Independent Accounting Firm”	1.5(e)(iii)
“Initial Representative Reimbursement Amount”	1.5(b)
“Initial Resolution Period”	1.5(e)(ii)
“Intellectual Property Claims”	11.2(c)
“ISR Effective Time”	1.1(b)
“ISR Merger Certificate”	1.1(b)
“ISR Merger Proposal”	8.1(a)
“ISR Merger Sub”	Preamble
“ISR Merger”	Recitals
“ISR Surviving Company”	1.1(a)
“Israeli Offering”	8.7(c)
“Israeli Options Interim Tax Ruling”	8.21(h)
“Israeli Options Tax Ruling”	8.21(h)
“Israeli Securities Law”	8.7(c)
“Letter of Transmittal”	3.2(a)(i)
“Material Contract”	4.7(b)
“Merger Consideration Claims”	11.2(e)
“Milestone Notice”	1.7(c)
“Mini-Basket”	11.5(a)
“Net Sales Certificate”	1.7(a)
“Net Sales Contingent Payment”	1.6(d)
“New Plans”	8.24(a)
“Objection Notice”	1.5(e)(ii)
“Objection Period”	1.5(e)(ii)
“OCS Approval”	4.4(b)
“OCS Claims”	11.2(f)
“OCS”	4.4(b)
“Officer’s Certificate”	11.4
“Old Plans”	8.24(a)
“Ordinance”	4.14(q)
“Organizational Documents”	4.24
“Payee”	3.2(e)(i)
“Payor”	3.2(e)(i)
“Potential 280G Payments”	8.19
“Prior Valor Counsel”	12.15
“Registered Valor-Owned Intellectual Property”	4.11(a)
“Related Party”	4.8
“Released Claims”	12.6
“Released Persons”	12.6
“Releasing Persons”	12.6
“Representative Engagement Agreement”	1.5(b)
“Representative Reimbursement Amount”	1.5(b)
“Required Valor Shareholder Vote”	4.29
“Section 102 Options”	4.19(a)
“Shareholder Representative Expenses”	3.7(d)

Section(s)
“Shareholder Representative Group”	3.7(d)
“Shareholder Support Agreements”	Recitals
“Stockholders Voting Agreements”	Recitals
“Subsequent Financial Statement”	7.3
“Subsequent HW Note”	8.23
“Substantial Creditors”	8.1(a)
“Tail D&O Policy”	8.18(b)
“Tax Claims”	11.2(d)
“Tax Matter”	8.21(c)(i)
“Termination Date”	10.1(b)
“Third-Party Claim”	11.3(a)
“Threshold”	11.5(a)
“Transactions”	Recitals
“Transaction Costs”	1.5(a)(i)(C)
“US Certificate of Merger”	2.1(a)
“US Exchange Fund”	2.6(a)
“US Merger Consideration”	2.3(b)
“US Merger Sub Common Stock”	2.4
“US Merger Sub”	Preamble
“US Merger”	Recitals
“US Surviving Corporation”	2.1(a)
“Valor Board Recommendation”	8.5(b)
“Valor Board”	Recitals
“Valor Cure Period”	10.1(d)
“Valor Disclosure Schedule”	Article 4
“Valor Employee Benefit Plan”	4.19(a)
“Valor Leased Real Property”	4.10(b)
“Valor Leases”	4.10(b)
“Valor Licenses”	4.20(b)
“Valor Option”	3.1(c)
“Valor Shareholders”	Recitals
“Valor”	Preamble
“Valtech Sale Notice”	8.1
“VAT”	4.14(s)(iii)
“Waived Benefits”	8.19
“Withholding Certificate”	3.2(e)(ii)
“Withholding Drop Date”	3.2(e)(ii)

ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HW GLOBAL, INC.

HW Global, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the name of this corporation is HW Global, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on August 26, 2015.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety, in accordance with Section 245(a), 242 and 228 of the General Corporation Law of the State of Delaware to read as follows:

FIRST: The name of the Corporation is HeartWare International, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as it now exists or may hereafter be amended and supplemented.

FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 55,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the corporation is authorized to issue is 5,000,000, having a par value of $0.001 per share.

FIFTH: The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.

2. Voting. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4. Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SIXTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The number of directors on the Board of Directors shall initially be set at eight (8) until otherwise fixed from time to time exclusively by the Board of Directors pursuant to the Bylaws of the corporation. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible. Directors of Class I shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2018. Directors of Class II shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2016. Directors of Class III shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2017. Except as otherwise provided in the Bylaws of the corporation in connection with the removal of directors and the filling of vacancies on the Board of Directors, at each annual meeting of the stockholders, the respective successors of the directors whose terms are then expiring shall be elected for terms expiring at the annual meeting of stockholders held on the third anniversary thereof. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws of the corporation so provide.

SEVENTH: The personal liability of the directors of the Corporation, to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as director, is hereby eliminated to the fullest extent permitted by the DGCL, as the same may be amended and supplemented. Any amendment, repeal or modification of this Article Seventh, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article Seventh, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Seventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

EIGHTH: The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented, indemnify, advance expenses and hold harmless any person who was or is a director of the Corporation or its subsidiaries. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

NINTH: Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

TENTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article Tenth.

ELEVENTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise, in each case as provided in the Bylaws. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation on this [     th] day of [●], 20[    ].

Name: Douglas Godshall
Title: President

[Signature Page to Amended and Restated Certificate of Incorporation]

BYLAWS

OF

HEARTWARE INTERNATIONAL, INC.

4.6	Chairman of the Board	B-19
4.7	Chief Executive Officer	B-20
4.8	President	B-20
4.9	Vice Presidents	B-20
4.10	Secretary and Assistant Secretaries	B-20
4.11	Treasurer	B-20
4.12	Chief Financial Officer	B-21
4.13	Salaries	B-21
4.14	Delegation of Authority	B-21

ARTICLE V. CAPITAL STOCK

5.1	Issuance of Stock	B-21
5.2	Certificates of Stock	B-21
5.3	Transfers	B-21
5.4	Lost, Stolen or Destroyed Certificates	B-21
5.5	Record Date	B-22

ARTICLE VI. GENERAL PROVISIONS

6.1	Fiscal Year	B-22
6.2	Corporate Seal	B-22
6.3	Waiver of Notice	B-22
6.4	Actions with Respect to Securities of Other Corporations	B-22
6.5	Evidence of Authority	B-22
6.6	Certificate of Incorporation	B-22
6.7	Severability	B-23
6.8	Pronouns	B-23
6.9	Notices	B-23
6.10	Reliance Upon Books, Reports and Records	B-23
6.11	Time Periods	B-23
6.12	Facsimile Signatures	B-23

ARTICLE VII. AMENDMENTS

7.1	By the Board of Directors	B-23
7.2	By the Stockholders	B-23

ARTICLE VIII. INDEMNIFICATION OF DIRECTORS AND OFFICERS

8.1	Right to Indemnification	B-24
8.2	Right of Claimant to Bring Suit	B-24
8.3	Indemnification of Employees and Agents	B-25
8.4	Non-Exclusivity of Rights	B-25
8.5	Indemnification Contracts	B-25
8.6	Insurance	B-25
8.7	Effect of Amendment	B-25

BYLAWS OF HEARTWARE INTERNATIONAL, INC.

ARTICLE I.

OFFICES

1.1 Offices. The registered office shall be in the State of Delaware. The corporation may have offices at such other places both within and outside the State of Delaware as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.

ARTICLE II.

STOCKHOLDERS

2.1 Place of Meetings. All meetings of stockholders shall be held at such place (if any) within or outside the State of Delaware as may be designated from time to time by the Board of Directors, the President or the Chief Executive Officer.

2.2 Annual Meetings. The annual meetings of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at the time and place to be fixed by the Board of Directors and stated in the notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

2.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the President for any purpose or purposes prescribed in the notice of the meeting. Special meetings of stockholders shall be held at such place (if any), on such date and at such time as the Board of Directors may fix. In lieu of holding a special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

2.4 Notice of Meetings.

(a) Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required by law (meaning as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation). The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the corporation.

(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a facsimile number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.5 Voting List. The officer who has charge of the stock ledger of the corporation shall cause to be prepared, at least 10 days before each meeting of stockholders, a complete list of the registered stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, in the manner provided by law. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. This list shall determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.6 Quorum. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

2.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

2.8 Voting and Proxies. Subject to the rights of the holders of any series of preferred stock, each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act on behalf of the stockholder by written proxy executed by the stockholder or by the stockholder’s authorized agent or by a transmission permitted by law and delivered to the Secretary of the corporation. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.9 Action at Meeting. When a quorum is present at any meeting, any election of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and any other matter shall be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.

All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or the stockholder’s proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the inspector’s duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of inspector’s ability.

2.10 Notice of Stockholder Business. Subject to the provisions of Section 3.15 below:

(a) At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) properly brought before the meeting by or at the direction of the Board of Directors, or (iii) properly brought before the meeting by any stockholder present in person who (A)(1) was a stockholder of record both at the time of giving the notice provided for in Section 2.4(a) and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.10(a) and Section 2.10(b) in all applicable respects; or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 3.15.

For business to be properly brought before an annual meeting by a stockholder, it must be a proper matter for stockholder action under the Delaware General Corporation Law, and the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at the corporation’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date that the corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders (or, in the case of the corporation’s annual meeting of stockholders in 2016, December 30, 2015), except that after 2016 if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced (such notice within such time periods, “Timely Notice”). For purposes of these Bylaws, a “public announcement” includes disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to the Exchange Act. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of Timely Notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in the notice of meeting under Section 2.3 and must be received by the corporation not later than the close of business on the 10th day following the day on which the date of the special meeting is publicly announced.

(b) To be in proper form for purposes of this Section 2.10, a stockholder’s notice to the Secretary of the corporation must set forth:

(i) As to each item of business that the Proposing Person (as defined below) proposes to bring before the annual or special meeting, (A) a brief description of the business desired to be brought before the annual or special meeting, the reasons for conducting such business at the meeting and any interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosure required by this paragraph need not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(ii) As to each Proposing Person, (A) the name and address of the Proposing Person, (B) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons and (y) between or among any Proposing Person and any other record or beneficial holder(s), or person(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the corporation (including their names), in connection with the proposal of such business by the Proposing Person and any interest of the Proposing Person in the business, (C) a representation that the Proposing Person intends to appear in person at the meeting to bring the business before the meeting (the disclosures to be made pursuant to the foregoing clauses (A) – (C) are referred to as “Stockholder Information”), (D) the class or series and number of shares of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (E) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) need not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (F) any rights to dividends on the shares of any class or series of shares of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (G)(x) if such Proposing Person is (i) a general or limited partnership, syndicate or other group, the identity of each general partner and each person who functions as a general partner of the general or limited partnership, each member of the syndicate or group and each person controlling the general partner or member and (ii) a corporation or a limited liability company, the identity of each officer and each person who functions as an officer of the corporation or limited liability company, each person controlling the corporation or limited liability company and each officer, director, general partner and person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company (each such person or persons set forth in the preceding clauses (i) and (ii), a “Responsible Person”), any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and any material interests or relationships of such Responsible Person that are not shared generally by other record or beneficial holders of the shares of any class or series of the corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (y) if such Proposing Person is a natural person, any material interests or relationships of such natural person that are not shared generally by other record or beneficial holders of the shares of any class or series of the corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (H) any shares or any Synthetic Equity Position in any direct competitor of the corporation held by such Proposing Persons, (I) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (J) any other material relationship between such Proposing Person, on the one hand, and the corporation, any affiliate of the corporation or any direct competitor of the corporation, on the other hand, (K) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation, any affiliate of the corporation or any direct competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (L) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (D) through (L) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests need not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.10, the term “Proposing Person” shall mean (i) each qualifying stockholder providing the notice of business proposed to be brought before a meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the meeting is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with, or towards a common goal with such other person, relating to changing or influencing the control of the corporation or in connection with or as a participant in any transaction or business having that purpose or effect, where (A) each person is conscious of the other person’s conduct and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of (1) revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A or (2) tenders of securities from such other person in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

Each Proposing Person shall update and supplement its notice to the corporation of its intent to propose business at an annual meeting, or if applicable special meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.10(b) shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual or special meeting except business brought before the meeting in accordance with the procedures set forth in this Section 2.10. The chairman of the meeting shall, if the facts warrant, determine in the chairman’s judgment that the business was not properly brought before the meeting in accordance with this Section 2.10, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. The chairman’s determination shall be dispositive.

This Section 2.10 is expressly intended to apply to any business proposed to be brought before an annual or special meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 2.10 with respect to any business proposed to be brought before an annual or special meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act and applicable law with respect to any such business. Nothing in this Section 2.10 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.11 Conduct of Business. At every meeting of the stockholders, the Chairman of the Board, or, in the Chairman of the Board’s absence, the President, or, in the President’s absence, such other person as may be appointed by the Board of Directors, shall act as chairman. The Secretary of the corporation or a person designated by the chairman of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairman of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.8 of these Bylaws to act by proxy, and officers of the corporation.

The chairman of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairman’s discretion, it may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting or in the proxy materials distributed in advance of the meeting.

The chairman shall conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairman may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairman shall have the power to have such person removed from the meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 2.11 and Section 2.10 above. The chairman of a meeting may determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the provisions of this Section 2.11 and Section 2.10 above, and if the chairman should so determine in the chairman’s judgment, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. The chairman’s determination shall be dispositive.

2.12 Meetings by Remote Communication. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation. The Board of Directors may determine not to provide means of remote communication at any meeting of stockholders.

ARTICLE III.

BOARD OF DIRECTORS

3.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2 Number and Term of Office. The number of directors shall initially be eight (8) and, thereafter, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Each director shall hold office until his or her successor is duly elected and qualified, or until his or her earlier death or resignation or removal in the manner hereinafter provided.

3.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or otherwise (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, even if less than a quorum (and not by stockholders), or by the sole remaining director, or, to the extent required by the Certificate of Incorporation, by the stockholders, and directors so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred or until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal for cause. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3.4 Resignation. Any director may resign by delivering notice in writing or by electronic transmission to the President, Chairman of the Board or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

3.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class at a meeting properly called for that purpose.

3.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or outside the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or two or more directors and may be held at any time and place, within or outside the State of Delaware.

3.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (i) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (ii) sending a facsimile to his or her last known facsimile number, or delivering written notice by hand to his or her last known business or home address, at least 24 hours in advance of the meeting, or (iii) mailing written notice to his or her last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.9 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

3.10 Quorum. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

3.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

3.12 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.13 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

3.14 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors, or a committee thereof authorized to do so, may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

3.15 Nomination of Director Candidates.

(a) Notice of Nominations for Election to the Board of Directors.

(i) Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations of any person for election to the Board of Directors at an annual meeting may be made at such meeting only (A) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (B) by a stockholder (1) who was a beneficial owner of shares of the corporation both at the time of giving the notice provided for in this Section 3.15(a) and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 3.15(a) and Section 3.15(b) as to such notice and nomination. The foregoing clause (B) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide notice thereof in writing and in proper form to the Secretary of the corporation delivered to, or mailed and received at, the principal executive offices of the corporation not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date that the corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders (or, in the case of the corporation’s annual meeting of stockholders in 2016, December 30, 2015), except that after 2016 if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods, “Director Nomination Timely Notice”), (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 3.15(a) and Section 3.15(b) and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 3.15(a).

(iii) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting by (i) the Board of Directors or a committee thereof or (ii) any stockholder of the corporation who meets the requirements in

Section 3.15(a)(i)(B) (except that for purposes of this Section 3.15(a)(iii) references to “special meeting” shall be substituted for references to “annual meeting” in 3.15(a)(i)(B)) and complies with these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the corporation’s notice of meeting, if the stockholder’s notice meeting the requirements of this Section 3.15(a) and Section 3.15(b) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(iv) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(v) To be in proper form for purposes of this Section 3.15(a), a stockholder’s notice to the Secretary shall set forth: (A) as to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.10(b)(ii)), except that for purposes of this Section 3.15(a) the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.10(b)(ii); (B) as to each Nominating Person, any Disclosable Interests (as defined in Section 2.10(b)(ii), except that for purposes of this Section 3.15(a) the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.10(b)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.10(b)(i) shall be made with respect to the election of directors at the meeting); (C) as to each person whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 3.15(a) and Section 3.15(b) if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 3.15(b).

(vi) The corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation in accordance with the corporation’s corporate governance guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(vii) For purposes of this Section 3.15(a), the term “Nominating Person” shall mean (A) the stockholder providing the notice of the nomination proposed to be made at the meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (C) any associate of such stockholder or beneficial owner or any other participant in such solicitation, and (D) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.

(viii) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.15(a) shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(ix) Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the corporation unless nominated in accordance with these Bylaws, including this Section 3.15. The chairman of the meeting shall, if the facts warrant, determine in the chairman’s judgment that a nomination was not properly made in accordance with these Bylaws, and if the chairman should so determine, the chairman shall so declare such determination to the meeting and the defective nomination shall be disregarded. The chairman’s determination shall be dispositive.

(x) In addition to the requirements of this Section 3.15(a) with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act and applicable law with respect to any such nominations.

(b) Additional Requirements For Valid Nomination of Candidates to Serve as Directors and, If Elected, to Be Seated as Directors.

(i) To be eligible to be a nominee for election as a director of the corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 3.15(a) and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (A) a completed written questionnaire (in a form provided by the corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (B) a written representation and agreement (in form provided by the corporation) that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (x) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity (each, an “Arrangement”) as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question or (y) any Arrangement that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, and (2) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(ii) Any proposed candidate for nomination as a Director shall generally have acquired achievement in their professional careers, educational background, financial acumen, diversity, board experience, wisdom, integrity, analytical abilities, understanding of the corporation’s business and industry, skills, experience in the context of the needs of the Board of Directors and willingness to devote adequate time to Board duties, and any other nomination qualifications described in the corporation’s corporate governance guidelines or committee charters.

(iii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation in accordance with the corporation’s corporate governance guidelines or committee charters.

(iv) No person shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 3.15(a) and this Section 3.15(b). The chairman of the meeting shall, if the facts warrant, determine in the chairman’s judgment that a nomination was not properly made in accordance with Section 3.15(a) and this Section 3.15(b), and if the chairman should so determine, the chairman shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the nominee in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect. The chairman’s determination shall be dispositive.

(v) Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 3.15(a) and this Section 3.15(b). Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (1) to determine in the chairman’s judgment whether a nomination was made in accordance with the procedures set forth in this Section 3.15 and (2) if any proposed nomination was not made in compliance with this Section 3.15, to declare that such nomination shall be disregarded. The chairman’s determination shall be dispositive.

ARTICLE IV.

OFFICERS

4.1 Enumeration. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

4.2 Election. Officers shall be elected annually by the Board of Directors. Officers may be appointed by the Board of Directors at any meeting.

4.3 Qualification. Unless required by policies adopted by the Board, no officer need be a stockholder. Any two or more offices may be held by the same person.

4.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the vote appointing him, or until such officer’s earlier death, resignation or removal.

4.5 Resignation and Removal. Any officer may resign by delivering his or her written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.

4.6 Chairman of the Board. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, the Chairman of the Board shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors. The Board of Directors may also appoint a Deputy Chair. If the Board of Directors appoints a Deputy Chair, the Deputy Chair shall perform such duties and possess such powers as are assigned by the Board of Directors.

4.7 Chief Executive Officer. The Chief Executive Officer of the corporation shall, subject to the direction of the Board of Directors, have general supervision, direction and control of the business and the officers of the corporation. The Chief Executive Officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairman of the Board or Deputy Chair, at all meetings of the Board of Directors. The Chief Executive Officer shall have the general powers and duties of management usually vested in the chief executive officer of a corporation, including general supervision, direction and control of the business and supervision of other officers of the corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

4.8 President. Subject to the direction of the Board of Directors and such supervisory powers as may be given by these Bylaws or the Board of Directors to the Chairman of the Board or the Chief Executive Officer, if such titles be held by other officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the corporation. Unless otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the corporation. The President shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The President shall have power to sign stock certificates, contracts and other instruments of the corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the corporation, other than the Chairman of the Board and the Chief Executive Officer.

4.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have at the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

4.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

4.11 Treasurer. The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the corporation, to maintain the financial records of the corporation, to deposit funds of the corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the corporation.

4.12 Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer or the President. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer of the corporation.

4.13 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors or a committee thereof.

4.14 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V.

CAPITAL STOCK

5.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

5.2 Certificates of Stock. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates, and, upon written request to the corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

5.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation: (i) in the case of shares represented by a certificate, by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

5.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.2, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

5.5 Record Date. The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VI.

GENERAL PROVISIONS

6.1 Fiscal Year. The fiscal year of the corporation shall be as fixed by the Board of Directors.

6.2 Corporate Seal. The corporate seal, if any, shall be in such form as shall be approved by the Board of Directors.

6.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the Delaware General Corporation Law, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

6.4 Actions with Respect to Securities of Other Corporations. Except as the Board of Directors may otherwise designate, the Chief Executive Officer or President or any officer of the corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the corporation, in person or proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers which this corporation may possess by reason of this corporation’s ownership of securities in such other corporation or other organization.

6.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

6.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

6.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

6.9 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage prepaid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the Delaware General Corporation Law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the corporation. Except as otherwise specifically provided herein or required by law, the time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.

6.10 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the corporation as provided by law, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

6.11 Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

6.12 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE VII.

AMENDMENTS

7.1 By the Board of Directors. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

7.2 By the Stockholders. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

ARTICLE VIII.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, manager or trustee of another corporation, a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 8.2 of this Article VIII, the corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Board of Directors of the corporation, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law. The rights hereunder shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this section or otherwise.

8.2 Right of Claimant to Bring Suit. If a claim under Section 8.1 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, or 20 days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders)

that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the corporation.

8.3 Indemnification of Employees and Agents. The corporation may, to the extent authorized from time to time by the Board of Directors or an officer of the corporation, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.

8.4 Non-Exclusivity of Rights. The rights conferred on any person in this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

8.6 Insurance. The corporation may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

8.7 Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII shall not adversely affect any right or protection of an indemnitee or his or her successor existing at the time of such amendment, repeal or modification.

ANNEX C

Canaccord Genuity Inc. 99 High Street Boston, MA 02110 T: 617.371.3900

September 1, 2015

Board of Directors (in its capacity as such)

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, MA 01701

Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, and as of the date hereof, to HeartWare International, Inc., a Delaware corporation (“HeartWare” or the “Company”), of the Consideration (as defined below) to be paid by the Company for the fully diluted capital stock of Valtech Cardio Ltd. (the “Valtech Capital Stock”), a private company incorporated under the laws of Israel (“Valtech”), pursuant to the terms of the Business Combination Agreement (the “Agreement”), by and among HeartWare, Valtech, HW Global, Inc., a Delaware corporation and a direct wholly-owned subsidiary of HeartWare (“Holdco”), HW Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“US Merger Sub”), Valor Merger Sub Ltd., a private company incorporated under the laws of Israel and a direct wholly-owned subsidiary of Holdco (“ISR Merger Sub”), and Valor Shareholder Representative, LLC, a Delaware limited liability company, acting solely in its capacity as the “Stockholder Representative”. The Agreement provides for HeartWare and Valtech to effect a strategic combination of their respective businesses under Holdco pursuant to which, (a) US Merger Sub shall merge with and into HeartWare, with HeartWare surviving the merger as a wholly-owned subsidiary of Holdco (the “US Merger”) and (b) ISR Merger Sub shall merge with and into Valtech, with Valtech surviving the merger as a subsidiary of Holdco (the “ISR Merger” and, together with the US Merger and the other transactions contemplated by this Agreement, the “Transaction”). In connection with the ISR Merger, in exchange for all of the equity interests in Valtech (other than Valtech Capital Stock (and securities or instruments convertible into Valtech Capital Stock) held by the Company and its affiliates), Holdco shall (i) issue, in the aggregate, (A) 4,400,000 shares of common stock, par value $.001 per share, of Holdco (“Holdco Common Shares”) (subject to adjustment as provided in the Agreement), and (B) warrants to purchase 850,000 Holdco Common Shares (subject to adjustment as provided in the Agreement and on the terms and conditions of the warrants), (ii) pay certain costs incurred by Valtech in connection with the Transaction and certain increases in insurance premiums of Valtech and its subsidiaries, and (iii) become obligated to pay Contingent Payment Amounts (as defined in the Agreement) based upon the achievement of certain milestones with respect to certain Valtech products, sales and royalties, as provided in the Agreement ((i), (ii) and (iii), the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

Canaccord Genuity Inc. is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities (and may at any time hold a long or short position in such securities) and financial instruments (including bank loans and other obligations) of the Company, Valtech, certain of their respective affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. We have acted as financial advisor to the Board of Directors of the Company in connection with the delivery of this opinion and will receive a fee for our services that is not contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of or related to our engagement, and to reimburse us for certain out-of-pocket expenses. There are no material relationships that existed during the two years prior to the date of this opinion or

HEARTWARE INTERNATIONAL, INC.

that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Canaccord Genuity Inc. and any party to the Transaction. We may in the future provide investment banking services to the Company, Valtech and their affiliates for which we may receive compensation.

In developing our opinion, we have, among other things:

(i)	reviewed and analyzed the financial terms of a draft of the Agreement received by us on August 26, 2015, which was the most recent draft made available to us;

(ii)	reviewed and analyzed certain financial information and other data with respect to the Company which was publicly available;

(iii)	reviewed and analyzed certain internal financial statements and other business and financial information, including certain financial forecasts and operating data concerning the Company and Valtech, on a stand-alone basis and as a combined company, that were prepared by Company management;

(iv)	conducted limited discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above, as well as the past and current operations and financial condition of Valtech and the future prospects of Valtech;

(v)	reviewed certain financial and stock market data of the Company and other selected publicly traded companies that we deemed comparable to the Company;

(vi)	reviewed publicly available research analyst estimates for the Company’s future financial performance on a stand-alone basis;

(vii)	reviewed certain financial and stock market data of selected companies in the medical device industry that we deemed comparable to Valtech;

(viii)	performed a discounted cash flow analysis with respect to Valtech based upon projections provided by management of the Company;

(ix)	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions in the medical device industry which have been effected or announced, to the extent we deemed relevant; and

(x)	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our opinion, we have not independently verified (and have not assumed any responsibility for independently verifying) any of the foregoing information or any other information that was provided to us by or on behalf of the Company or Valtech, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management of the Company that they are not aware of any facts that would make such information misleading. Management of the Company has advised us, and we have assumed, that the financial forecasts regarding Valtech prepared by management of the Company and other forward-looking financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Valtech and that they provide a reasonable basis upon which we could form our opinion. Furthermore, with respect to certain of our analyses, we have, at the request of and with the consent of the Board of Directors of the Company, reviewed and analyzed certain information of Valtech, including financial forecasts of Valtech, that were furnished to us by management of the Company. Furthermore, at your request and with your consent, we have conducted certain of our analyses utilizing probability weighted financial forecasts of Valtech prepared by management of the

HEARTWARE INTERNATIONAL, INC.

Company which take into account the probability and timing of the occurrence of certain events affecting the Contingent Payment Amounts. All such projected financial information is based upon numerous variables and assumptions and actual results could vary significantly from those set forth in such projected financial information. We express no opinion as to the forecasts or projections supplied to us or the assumptions on which they were made and do not in any respect assume any responsibility for the accuracy thereof.

We have assumed, with your consent, that, in the course of obtaining any regulatory or other consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Valtech or the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of the Company have advised us, and we also have assumed, that the terms of the Agreement, when executed, will conform in all material respects to the terms reflected in the last draft of the Agreement reviewed by us. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, laws, rules and regulations.

We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or of Valtech, nor have we been furnished with any such evaluations or appraisals. We have relied upon, without independent verification, the assessment of management of the Company as to the existing products and services of Valtech and the viability of, and risks associated with, the future products and services of Valtech. We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or Valtech since the date of the last financial statements made available to us or which were publicly available. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility for their accuracy.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the Company of the Consideration to be paid in the Transaction by the Company and does not address any other aspect or implication of the Transaction or any voting, support or other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the form or structure of the Transaction or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by an authorized internal committee of Canaccord Genuity Inc. in accordance with FINRA Rule 5150.

Our opinion is rendered on the basis of securities, economic and market conditions prevailing as of the date hereof and on the information, financial and otherwise, of the Company and Valtech, made available to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in our opinion if our opinion were rendered as of a later date, and (ii) Canaccord Genuity Inc. disclaims any obligation to advise any person of any change in any manner affecting our opinion that may come to our attention after the date of this letter. Furthermore, we express no view as to the price of or trading range for Holdco Common Shares following the consummation of the Transaction. We have not undertaken to reaffirm or revise our opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, Valtech or any other party.

HEARTWARE INTERNATIONAL, INC.

This opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the Company of the Consideration to be paid by the Company in the Transaction, and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company. Our opinion does not address the relative merits of the Transaction as compared to other transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. Our opinion also does not consider, address or include the legal, accounting, regulatory or tax consequences of the Transaction on the Company or the stockholders of the Company and we note that we are not legal, accounting, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such matters.

It is understood that this letter is for the information of the Board of Directors of HeartWare (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute advice or a recommendation with respect to any matter related to the Transaction or how the Board of Directors should otherwise act on any matter relating to the proposed Transaction or to any stockholder as to how any such stockholder should vote at any stockholders’ meeting at which the Transaction is considered or whether or not any stockholder of the Company should enter into a voting, stockholders’ or affiliates’ agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. Except as necessary to comply with law, regulation or court order, and except as expressly permitted by the terms of our engagement letter with the Company, this letter may not be reproduced, summarized, described or referred to or given to any other person, or otherwise made public, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by HeartWare in the Transaction is fair, from a financial point of view, to HeartWare.

Sincerely,

CANACCORD GENUITY INC.

ANNEX D

THIS WARRANT IS SUBJECT TO THE RESTRICTIONS ON TRANSFER SET

FORTH IN SECTION 5 OF THIS WARRANT.

Number of Shares: (subject to adjustment)
Original Issue Date:

HW GLOBAL, INC.

Common Stock Purchase Warrant

(Void after                     1, subject to extension as provided below)

HW GLOBAL, INC., a Delaware corporation (the “Company”), for value received, hereby certifies that the recipient on the signature pages hereto or its successors or permitted assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (Boston time) on                     2 (the “Expiration Date”), up to the number of shares of common stock of the Company, par value $.001 per share, (“Common Stock”) as set forth above, at a purchase price of US $83.73 per share; provided, however, that if the Net Sales Notice Date (as defined below) occurs within thirty (30) days prior to, or at any time after, the Expiration Date, then the Expiration Date shall be deemed to be automatically extended until the date that is thirty (30) days following the Net Sales Notice Date. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant is one of a series of Warrants being issued pursuant to the terms of the Business Combination Agreement, dated September 1, 2015, by and among the Company and the other parties named therein (the “Business Combination Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Business Combination Agreement.

1. Exercise.

(a) Vesting. Upon original issuance, this Warrant to purchase Warrant Shares shall not be exercisable. This Warrant shall vest as to all of the Warrant Shares (as adjusted pursuant to Section 2) and become exercisable upon the earlier of (i) the date of delivery by the Company to the Shareholder Representative of a Net Sales Certificate under the Business Combination Agreement which indicates, or if later, the date of the final determination pursuant to Section 1.7(b) of the Business Combination Agreement, that the aggregate Net Sales of Valor Products, during any period of twelve (12) consecutive calendar months during the period commencing on the first day of the first calendar month following the calendar month including the Original Issue Date (as defined below) and ending on the tenth anniversary of the Original Issue Date equals or exceeds US$75,000,000 (the date of such delivery of a Net Sales Certificate or the date of such final determination pursuant to Section 1.7(b) of the Business Combination Agreement, the “Net Sales Notice Date”) or (ii) the consummation of a Change in Control of the Company or the ISR Surviving Company. On or prior to ten (10) business days prior to the consummation of a Change in Control of the Company or the ISR Surviving Company, the Company at its expense shall provide written notice to the Shareholder Representative thereof.

[1]	The date that is 10 years after the Original Issue Date.
[2]	The date that is 10 years after the Original Issue Date.

(b) Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time with respect to all shares that have vested pursuant to Section 1(a) above, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate in writing, accompanied by payment in full, by wire transfer of immediately available funds or check, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(c) Cashless Exercise.

(i) The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time with respect to all shares that have vested pursuant to Section 1(a) above, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate in writing, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this Section 1(c), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X =	Y(A-B)
A

Where:	X =	the number of Warrant Shares that shall be issued to the Registered Holder;

	Y =	the number of vested Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

	A =	the Fair Market Value (as defined below) of one share of Common Stock; and

	B =	the Purchase Price then in effect.

(ii) The “Fair Market Value” per share of the Common Stock shall be determined as follows:

(1) If the Common Stock is listed on a national securities exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or another nationally recognized trading system as of the Exercise Date (as defined below), the Fair Market Value per share of the Common Stock shall be deemed to be the volume-weighted average closing sale price per share, as published in the Eastern Edition of the Wall Street Journal, of the Common Stock for the ten (10) consecutive trading day period ending three trading days prior to the Exercise Date (the “Measurement Period”) (provided that if no such price is reported on such day, the Fair Market Value per share of the Common Stock shall be determined pursuant to clause (2) below).

(2) If the Common Stock is not listed on a national securities exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of the Common Stock shall be deemed to be the amount determined in good faith by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock. The Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within fifteen (15) days of a request by the Registered Holder that it do so, and the exercise of this Warrant pursuant to this Section 1(c) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder. In the event that the Expiration Date falls within the period in which such determination is being made, the Expiration Date shall be delayed until fifteen (15) days following the date on which such determination is made and notice thereof is received by the Registered Holder.

The Fair Market Value per share of the Common Stock shall (x) be equitably adjusted if any of the events described in Section 2(a) through 2(f) occur during the Measurement Period and (y) be increased by (A) the Per Share Value of any distributions that the Registered Holder would be entitled to receive if any of the events described in Sections 2(d) and 2(f)(ii) occur prior to an exercise pursuant to this Section 1(c) and (B) the Fair Market Value of any distributions that the Registered Holder would be entitled to receive if any of the events described in Section 2(e) occur prior to an exercise pursuant to this Section 1(c) (provided that for purposes of this clause (B), the term “Common Stock” in the definition of “Fair Market Value” shall be replaced with the applicable security or evidence of indebtedness that is the subject of Section 2(e)).

(d) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(b) or 1(c) above and payment made to the Company of the Purchase Price (or by cashless exercise, as applicable) (the “Exercise Date”). At such time, the Registered Holder shall be deemed to have become the holder or holders of record of the Warrant Shares or other securities or property issued hereunder with respect to which the Warrant was exercised.

(e) Delivery of Warrant Shares. Any Warrant Shares purchased hereunder shall be transmitted by the Company’s transfer agent to the Registered Holder by crediting the account of the Registered Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal At Custodian system if available, and otherwise by physical delivery to the Registered Holder of a certificate in the name of the Registered Holder for the number of Warrant Shares to which the Registered Holder shall be entitled upon such purchase.

2. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time on or after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect shall be proportionately decreased so that the aggregate amount payable for the purchase of all Warrant Shares issuable hereunder immediately after such subdivision shall equal the aggregate amount payable for the purchase of all Warrant Shares issuable hereunder immediately before such subdivision. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding Common Stock, the Purchase Price then in effect shall be proportionately increased so that the aggregate amount payable for the purchase of all Warrant Shares issuable hereunder immediately after such combination shall equal the aggregate amount payable for the purchase of all Warrant Shares issuable hereunder immediately before such combination.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional Common Stock or securities convertible into Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable (including pursuant to the conversion of securities paid in such dividend or other distribution) in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 2(a) or 2(b)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization, all subject to further adjustment as provided in this Section 2. The provisions of this Section 2(c) shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations, mergers, sales or transfers and to the securities, cash or other property of any other entity that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Warrant (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(d) Distribution of Property. If the Company makes a distribution to holders of Common Stock any of its assets (excluding cash), then in each case, the Registered Holder shall be entitled to receive, upon the exercise of this Warrant, in addition to the number of Warrant Shares receivable upon such exercise, and without payment of additional consideration therefor, the amount of such assets which the Registered Holder would hold on the date of such exercise had the Registered Holder been the holder of record of such Warrant Shares as of the date on which holders of Common Stock received or became entitled to receive such assets (whether or not this Warrant shall have been exercisable at such date). For purposes of Section 1(c), the “Per Share Value” of any such distribution shall be equal to the fair market value of such non-cash consideration on each share of the Common Stock (as determined in good faith by the Board).

(e) Distributions of Other Securities. If the Company makes a distribution to holders of Common Stock, including as a part of its voluntary or involuntary dissolution, liquidation or winding-up of its affairs, any of its securities (other than Common Stock or securities convertible into Common Stock) or any evidence of indebtedness, then in each case, the Registered Holder shall be entitled to receive, upon the exercise of this Warrant, in addition to the number of Warrant Shares receivable upon such exercise, and without payment of additional consideration therefor, the amount of securities or evidence of indebtedness which the Registered Holder would hold on the date of such exercise had the Registered Holder been the holder of record of such Warrant Shares as of the date on which holders of Common Stock received or became entitled to receive such securities or evidence of indebtedness (whether or not this Warrant shall have been exercisable at such date).

(f) Distribution of Cash.

(i) If the Company makes a distribution to holders of Common Stock, including as a part of its voluntary or involuntary dissolution, liquidation or winding-up of its affairs, any of its cash, the Purchase Price then in effect shall be reduced, without any further action by the parties hereto, by the Per Share Value (as defined below) of such dividend or distribution. “Per Share Value” shall be the cash distributed per share of the Common Stock.

(ii) Notwithstanding Section 2(f)(i), if at any time the Purchase Price then in effect shall equal $0.00, and the Company thereafter makes a distribution to holders of Common Stock any cash, then in each case, the Registered Holder shall be entitled to receive, upon the exercise of this Warrant, in addition to the number of Warrant Shares receivable upon such exercise, and without payment of additional consideration therefor, the amount of such cash which the Registered Holder would receive on the date of such exercise had the Registered Holder been the holder of record of such Warrant Shares as of the date on which holders of Common Stock received or became entitled to receive such cash (whether or not this Warrant shall have been exercisable at such date).

(g) Exercise Period of Other Securities. In the event that the Registered Holder shall receive any securities (other than shares of Common Stock) upon exercise of this Warrant pursuant to the other subsections of this Section 2, and such securities are exercisable within a specified time period, the time period for the exercise of such securities pursuant to the terms thereof shall begin, with respect to the Registered Holder, on the date on which this Warrant vests notwithstanding any earlier commencement or expiration of such period pursuant to the terms of such securities.

(h) Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to the other subsections of this Section 2 (other than Section 2(f)(i)), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2 or each distribution pursuant to this Section 2 that does not result in an adjustment of the Purchase Price, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment or the distributions receivable by the Registered Holder upon exercise of this Warrant, as applicable, in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment, readjustment or distribution (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment, readjustment or distribution is based. The Company shall, as promptly as reasonably practicable after the written request at any time of a majority of the holders of all Warrants issued on the Original Issue Date (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to each Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to Section 1(c)(ii) above.

4. Representations.

(a) The initial Registered Holder represents and warrants to the Company as follows:

(i) Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(ii) Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

(b) The Company represents and warrants to the Registered Holder as follows:

(i) the Company has been duly organized and is validly existing under the laws of its jurisdiction of organization;

(ii) this Warrant has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; and

(iii) the execution and delivery of this Warrant does not, and the issuance of the Warrant Shares and the issuance or distribution of other securities or property upon exercise hereof, in each case accordance with the terms hereof will not, (x) violate the Company’s certificate of incorporation, articles of association, bylaws or similar governing documents, (y) violate any Law or Order applicable to the Company or (z) result in a breach of any mortgage, indenture, contract, agreement or undertaking to which the Company or any of its Subsidiaries is a party or by which it is bound, except in the case of clauses (y) and (z) for any violations or breaches that would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

5. Transfers, etc.

(a) This Warrant will not be assignable or transferable except, subject to compliance with applicable securities Laws, (i) by operation of Law or the Laws of descent and distribution, divorce or community property, will or intestate succession, (ii) if the Registered Holder is an entity, to any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners and (iii) if the Registered Holder is an individual, to (A) trusts, so long as all beneficiaries of such trusts are the Registered Holder and/or the Registered Holder’s parents, spouse, descendants or siblings or descendants of such individual’s siblings, or (B) family limited partnerships or family limited liability companies, so long as all of the equity interests of such family limited partnerships or family limited liability companies are and in the future will be owned by the Registered Holder and/or the Registered Holder’s parents, spouse, descendants or siblings or descendants of such individual’s siblings, and any attempted or purported transfer in violation of this sentence will be null and void.

(b) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. The Company shall register on its books any transfer of the Warrant made in compliance with this Section 5 (a “Transfer”), upon surrender of same to the Company with a written instrument of Transfer duly executed by the Registered Holder or by a duly authorized attorney thereof. Upon any such registration of a Transfer, a new Warrant(s) shall be issued to the transferee(s) and the surrendered Warrant shall be cancelled by the Company. A Warrant may also be exchanged, at the option of the Registered Holder, for one or more new Warrants representing the aggregate number of Warrant Shares evidenced by the Warrant surrendered.

6. Notices of Record Date, etc. In the event:

(a) of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock are not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company;

(b) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(c) of the occurrence of any other event that results in an adjustment to the Purchase Price or the number of Warrant Shares or the distribution of any securities (other than Warrant Shares), cash or other property pursuant to Section 2, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, the effective date on which such reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up or other event is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to receive dividends or distributions or exchange their Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.

7. Reservation of Stock. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant (including, without limitation, as a result of any of the events in Section 2). The Company covenants and agrees that all Warrant Shares and other securities issuable upon exercise of this Warrant shall, when issued, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges and not subject to any pre-emptive rights.

8. Exchange or Replacement of Warrants; Charges, Taxes and Expenses.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, upon delivery of an indemnity agreement (without the need for surety) in an amount reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

(c) Issuances of Warrant Shares or any other securities (whether in book-entry or certificated form), and the distribution of any property, in each case issuable or distributable upon the exercise of this Warrant, shall be made without charge to the Registered Holder for any issue, transfer or stamp tax or duty or other incidental expense in respect of such issuance or distribution, all of which shall be paid by the Company.

9. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

10. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

11. Business Day. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

12. Amendment or Waiver. The provisions of this Warrant may be amended, waived or terminated only by an instrument in writing duly executed by the Company and the holders of at least fifty percent (50%) of the Warrant Shares issuable upon exercise of all of the Warrants issued pursuant to the Business Combination Agreement. For the purposes of this Warrant and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.

13. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

15. Consent to Jurisdiction.

(a) EACH OF THE COMPANY AND THE REGISTERED HOLDER HEREBY IRREVOCABLY SUBMITS, AND WAIVES ANY OBJECTION BASED ON LACK OF VENUE, IMPROPER VENUE, INCONVENIENT FORUM OR LACK OF PERSONAL JURISDICTION, TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DOES NOT TAKE JURISDICTION, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AND EACH OF THE COMPANY AND THE REGISTERED HOLDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DOES NOT TAKE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN THE CITY OF WILMINGTON). EACH OF THE COMPANY AND THE REGISTERED HOLDER AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE COMPANY AND THE REGISTERED HOLDER IRREVOCABLY CONSENTS TO, AND WAIVES ANY BASIS FOR OBJECTION TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF THE COMPANY OR THE REGISTERED HOLDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

16. WAIVER OF JURY TRIAL. EACH OF THE COMPANY OR THE REGISTERED HOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS WARRANT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH THE COMPANY OR THE REGISTERED HOLDER HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM,

DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE COMPANY OR THE REGISTERED HOLDER MAY FILE A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPANY OR THE REGISTERED HOLDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

17. Signatures; Counterparts. This Warrant may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

18. Successors. This Warrant shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Warrant may only be assigned by the Registered Holder in compliance with Section 5.

19. Non-Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or similar governing documents, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

EXECUTED as of the Date of Issuance indicated above.

HW GLOBAL, INC.

By:
Title:

Accepted and Agreed:

REGISTERED HOLDER:

By:
Title:

EXHIBIT I

PURCHASE FORM

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby elects to purchase (check applicable box):

☐	shares of Common Stock of HW Global, Inc. covered by such Warrant; or

☐	the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 1(c).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	US$ in lawful money of the United States; and/or

☐	the cancellation of such portion of the attached Warrant as is exercisable for a total of Warrant Shares (using a Fair Market Value of US$ per share for purposes of this calculation); and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 1(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1(c).

The contact information for the undersigned’s brokerage account is set forth below. The undersigned with cooperate with the Company to enable the shares to be delivered electronically if available.

Signature:
Address:

ANNEX E

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (the “Agreement”) is made and entered into on September 1, 2015 (the “Agreement Date”), by and among (i) HW GLOBAL, INC., a Delaware corporation (“Holdco”), (ii) the Securityholder (as defined hereafter) of Valtech Cardio, Ltd., a private company incorporated under the laws of Israel (the “Company”), listed on Exhibit A attached hereto (the “Shareholder”), and (iii) VALOR SHAREHOLDER REPRESENTATIVE, LLC, a Delaware limited liability company, acting solely in its capacity as the “Shareholder Representative” appointed in Section 3.3 hereof.

Recitals

WHEREAS, the Shareholder currently owns, beneficially and of record, (i) at least [    ]% of the outstanding Series A, B, C, and D Shares, on an as-converted to Ordinary Shares basis, and (ii) at least [    ]% of the outstanding Ordinary Shares and Preferred Shares on an as-converted to Ordinary Shares basis;

WHEREAS, Holdco, the Company, HeartWare International, Inc., a Delaware corporation (“HW”), HW Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco, Valor Merger Sub Ltd., a private company incorporated under the laws of Israel and a direct wholly-owned subsidiary of Holdco (“ISR Merger Sub”), and the Shareholder Representative as shareholders’ representative designated therein, have entered into that certain Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), pursuant to which, among other things, ISR Merger Sub will merge with and into Valor (the “ISR Merger”) upon the terms and subject to the conditions set forth in the Business Combination Agreement.

WHEREAS, in order to induce Holdco to consummate the transactions contemplated by the Business Combination Agreement, which transactions the Shareholder believes to be in the best interests of the Company and from which the Shareholder believes it, he or she will derive substantial benefit through their ownership interest in the Company, the Shareholder desires to assume the obligation to provide Holdco with certain support relating to the Business Combination Agreement, including voting in favor of the ISR Merger contemplated thereby, on the terms and subject to the conditions set forth herein;

WHEREAS, Holdco would be unwilling to enter into the Business Combination Agreement and consummate the transactions contemplated by the Business Combination Agreement and Holdco would be unwilling to assume certain of its obligations thereunder, but for the assumption by the Shareholder of its obligations hereunder; and

WHEREAS, the parties also wish to set forth certain other terms regarding Holdco’s relationship with the Shareholder.

Agreement

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the Business Combination Agreement unless otherwise indicated. As used herein the following terms have the following respective meanings:

“Affiliate” shall mean, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Until the consummation of the ISR Merger, the Company shall not be deemed for any purposes of this Agreement to be an Affiliate of Holdco or any of Holdco’s Affiliates.

“business day” (whether such term is capitalized or not) shall mean any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts and Tel Aviv, Israel are open for business.

“Company Charter” means the Amended and Restated Articles of Association of the Company dated August 16, 2015.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“fully-diluted basis” means, with respect to the number of Ordinary Shares deemed to be outstanding as of a particular time, the sum of (a) the aggregate number of Ordinary Shares issued and outstanding at such time, (b) the maximum number of Ordinary Shares issuable at such time upon the exercise of unexercised options, warrants or rights to acquire Ordinary Shares issued and outstanding at such time (whether or not fully vested), and upon the conversion of all convertible debt instruments outstanding at such time (excluding under this clause (b) any Preferred Shares), and (c) the maximum number of Ordinary Shares issuable at such time upon the conversion of the outstanding Preferred Shares, including any Preferred Shares issuable upon exercise of the options, warrants and other rights described in clause (b) above.

“Ordinary Shares” shall means the ordinary shares, par value NIS 0.01, of the Company.

“Owned Securities” shall mean all Securities (including all options, warrants and other contingent securities, and together with all shares into which such shares and other Securities are convertible or for which such shares are exchangeable) which are owned of record or beneficially by the Shareholder at any time.

“Preferred Shares” shall mean all shares the Company, other than ordinary shares, including the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series D-3 Preferred Shares, Series D-4 Preferred Shares, Series D-5 Preferred Shares and Series S Preferred Shares, each par value NIS 0.01 and as designated in the Company Charter.

“person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Related Agreements” shall mean the Business Combination Agreement and the Shareholders Voting Agreement (as defined in the Business Combination Agreement).

“Securities” shall mean all Ordinary Shares and Preferred Shares, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of the Preferred Shares, options, warrants, convertible notes, rights of conversion and other rights to acquire shares of the Company, outstanding from time to time, whether or not then vested, exercisable or convertible.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder” shall mean a holder of Securities, other than Holdco.

“Series A, B, C, and D Shares” means the issued and outstanding Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares, Preferred D-1 Shares, Preferred D-2 Shares, Preferred D-3 Shares,

Preferred D-4 Shares and Preferred D-5 Shares (voting as a single class on an as converted basis), each as defined in the Company Charter.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any person (or of the Company, if no such person is specified) means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the shares or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

The following table sets forth certain other defined terms and the section of this Agreement in which the meaning of each such term appears:

Section
Agreement	Preamble
Agreement Date	Preamble
Business Combination Agreement	Preamble
Company	Preamble
Company’s Counsel	6.8
ISR Merger Sub	Preamble
Holdco	Preamble
Shareholder	Preamble
Shareholder Representative	Preamble

2. Representations and Warranties of the Shareholder. The Shareholder hereby severally and not jointly represents and warrants to Holdco, as follows:

2.1 Due Organization. The Shareholder, if not an individual, is duly organized, validly existing and in good standing, as applicable, under the laws of the jurisdiction of its organization.

2.2 Power; Due Authorization; Binding Agreement. The Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Shareholder, have been duly and validly authorized by all necessary action on the part of the Shareholder, and no other proceedings on the part of the Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity.

2.3 Ownership of Securities. On the date hereof, the Owned Securities set forth opposite s the Shareholder’s name on Exhibit A attached hereto are owned of record or beneficially by the Shareholder and constitute all of the Securities owned of record or beneficially by the Shareholder. As of the date hereof, the Shareholder has sole voting power (to the extent such Owned Securities confer such powers) and sole dispositive power (to the extent such Owned Securities are transferable) with respect to all of such Owned Securities owned by the Shareholder. All of such Owned Securities held by the Shareholder are free and clear of all liens, pledges, charges or security interests of any kind or nature.

2.4 No Conflicts. The execution and delivery of this Agreement by the Shareholder does not, and the performance of the terms of this Agreement by the Shareholder will not, (a) require the Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) if the Shareholder is not an individual, conflict with or violate the organizational documents of the Shareholder, (c) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Shareholder or its properties and assets, (d) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which any property or asset of the Shareholder is bound, or (e) to the knowledge of the Shareholder, violate any other agreement to which the Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust; other than, in each case under the foregoing Sections 2.4(a) through (e), as would not reasonably be expected to materially impair the ability of the Shareholder to perform its, his or her obligations hereunder or consummate the transactions contemplated hereby.

2.5 Acknowledgments. The Shareholder understands, acknowledges and agrees that:

(a) Holdco is entering into this Agreement and the Business Combination Agreement and is assuming its obligations hereunder and thereunder in reliance upon the Shareholder’s execution and delivery of, and continued compliance with the terms of, this Agreement.

(b) The consideration otherwise payable to the Shareholder under the Business Combination Agreement may be reduced or otherwise recoverable pursuant to (i) the set-off and indemnification rights of Holdco, the Surviving Corporation, and each of their respective directors, officers, employees, representatives and other Affiliates under Article 11 of the Business Combination Agreement and (ii) the provisions of the Escrow Agreement (as defined in the Business Combination Agreement). Without limiting the foregoing, the Shareholder hereby agrees to be bound by the indemnification, set-off and escrow provisions of the Business Combination Agreement and all other provisions of the Business Combination Agreement and the Escrow Agreement as though the Shareholder were a signatory thereto in his, her or its capacity as a Participating Rights Holder thereunder. In addition, the Shareholder acknowledges that any provisions relating to the maximum aggregate liabilities of the parties specified in the Business Combination Agreement do not extend to claims based on fraud and that other than in the case of fraud by the Shareholder, in no event shall the Shareholder have any personal liability above and beyond the Shareholder’s Pro Rata Share of the Escrowed Shares or the Shareholder’s Pro Rata Share of portions of Contingent Payments set-off for Damages recoverable under the Business Combination Agreement.

2.6 Delivery of Certificate. The Shareholder (a) has not taken any action and (b) is not aware of any circumstances, in each case, as of the date hereof, that would prevent the Shareholder from delivering the Certificate referred to in Section 3.7 at the Closing.

3. Certain Covenants of Shareholder.

3.1 Further Assurances. Subject to the terms and conditions set forth in this Agreement, from time to time during the term of this Agreement, the Shareholder will use his, her or its best efforts, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary or reasonably requested by Holdco and consistent with the terms and conditions of this Agreement, to promptly comply with the obligations of the Shareholder set forth in this Agreement.

3.2 Transfer Restrictions. The Shareholder hereby agrees that, during the term of this Agreement, and except as contemplated hereby, or under the Business Combination Agreement, without the prior written consent of Holdco, the Shareholder shall not, (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any Securities, (b) grant any proxies or powers of attorney other than those that may arise pursuant to this Agreement, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities other than those that may arise pursuant to this Agreement, (c) take any action that would have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any transfer of Securities not permitted hereby shall be null and void. The Shareholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Securities covered hereby shall occur (including, but not limited to, a sale by the Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

3.3 Shareholder Representative.

(a) Appointment of Shareholder Representative. The Shareholder hereby agrees to the appointment, in accordance with the terms of Section 3.7 of the Business Combination Agreement, of Valor Shareholder Representative LLC, as the Shareholder Representative referenced and defined therein, effective from and after the date hereof in accordance with the terms of this Section 3.3. Holdco shall be entitled to rely, without any investigation or inquiry, on the instructions of the Shareholder Representative.

(b) Authority. The Shareholder Representative shall be authorized to:

(i) take all actions required or permitted by, and exercise all rights granted to, the Shareholder Representative in this Agreement;

(ii) receive all notices or other documents given or to be given to the Shareholder Representative by Holdco pursuant to this Agreement;

(iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement;

(iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Shareholder Representative in connection with any of the transactions contemplated by this Agreement;

(v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement;

(vi) apply any amounts set aside for such reason pursuant to the Business Combination Agreement to the payment of (or reimbursement of the Shareholder Representative for) expenses and liabilities which the Shareholder Representative may incur pursuant to this Agreement; and

(vii) take such other action as the Shareholder Representative may deem appropriate, including:

(A) agreeing to any modification or amendment of this Agreement and executing and delivering an agreement of such modification or amendment;

(B) taking any actions required or permitted under this Agreement; and

(C) all such other matters as the Shareholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

(c) Reimbursement of Expenses. The Shareholder hereby agrees to reimburse the Shareholders Representative (in accordance with the Shareholder’s Pro Rata Share), for any and all expenses, charges, losses, claims, damages, fees, costs and liabilities, including attorneys’ fees, fees of other skilled professionals incurred by the Shareholders Representative in the performance or discharge of its rights and obligations under this Agreement and other similar agreements entered into with other Securityholders. The Shareholder acknowledges that the Shareholder Representative may deduct and recover such expenses, charges, losses, claims, damages, fees, costs and liabilities as provided in Section 3.7(c) of the Business Combination Agreement.

(d) Release from Liability; Indemnification; Authority of Shareholder Representative. The Shareholder hereby releases the Shareholder Representative Group from, and the Shareholder agrees to indemnify, defend and hold harmless the Shareholder Representative Group against, liability for any action taken or not taken by him, her or it in (and within the scope of) his, her or its capacity as the Shareholder Representative Group, except for the liability of the Shareholder Representative Group, or any member thereof, to the Shareholder for loss which the Shareholder may suffer from the willful misconduct of the Shareholder Representative Group or such member in carrying out its, his or her duty hereunder. By virtue of its execution of this Agreement, the Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, an agent and attorney-in-fact for the Shareholder under this Agreement. All actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon the Shareholder.

3.4 Agreement Not to Challenge the Business Combination Agreement. The Shareholder hereby agrees and covenants not to (a) challenge the validity, binding nature or enforceability of the Business Combination Agreement, regardless of any theory upon which such challenge is based, or (b) assert any claim that the board of directors or the shareholders of the Company, if applicable, have violated any fiduciary duty owed by them to any person. Notwithstanding the foregoing, this Agreement shall not restrict or prohibit the Shareholder nor any of its Affiliates from exercising or enforcing their rights under the Business Combination Agreement or any other agreement contemplated thereby.

3.5 Voting.

(a) Agreement to Vote. The Shareholder hereby agrees that, at any meeting of the shareholders of the Company, however called, or any adjournment thereof, or in connection with any solicitation of votes of the shareholders of the Company by written consent, the Shareholder shall be present (in person or by proxy) and vote (or cause to be voted), or, within three (3) Business Days of being furnished a form of written consent, execute and deliver such written consent in respect of, all of his, her or its Owned Securities (which are entitled to vote at such meeting or solicitation) (i) in favor of (A) the approval or re-approval of the ISR Merger and the Business Combination Agreement, and (B) waiving any notice that may have been or may be required relating to the ISR Merger or any of the other transactions contemplated by the Business Combination Agreement or this Agreement, and (ii) against (X) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the ISR Merger or any other transactions contemplated by this Agreement or the Business Combination Agreement, or that would reasonably be expected to be contrary to or inconsistent with, or result in a breach by the Company of, or frustrate the essential purposes of this Agreement or the Business Combination Agreement, (Y) any Acquisition Proposal (as defined in the Business Combination Agreement) with respect to the Company and any action in furtherance of any such Acquisition Proposal, and (Z) any action, proposal, transaction or agreement that, to the knowledge of the Shareholder, would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder or of the Company under this Agreement or under the Business Combination Agreement. Except as set forth in this Section 3.5(a), nothing in this Agreement shall limit the right of the Shareholder to vote in favor of, against or abstain with respect to any other matter presented to the Company’s shareholders.

(b) Grant of Proxy. The Shareholder hereby appoints Holdco, or any designee of Holdco, for so long as the provisions of this Section 3.5 remain in effect, as the Shareholder’s attorney-in-fact and proxy with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Owned Securities of the Shareholder, solely on the matters and in the manner specified in Sections 3.5(a)(i) and 3.5(a)(ii). This proxy shall be valid for the duration of this Agreement.

(c) Proxy Irrevocable. THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THE ABOVE SECTION 3.5(b) ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. The

Shareholder hereby revokes all other proxies and powers of attorney on the matters specified in this Section 3.5 with respect to the Owned Securities that the Shareholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Shareholder and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Shareholder.

3.6 Information for Proxy Statement. The Shareholder hereby authorizes Holdco and HW to publish and disclose, in any press release, proxy statement, filing with the SEC or other Governmental Authority in connection with the Business Combination Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of Securities and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement. The Shareholder represents and warrants to Holdco and HW that none of the information relating to the Shareholder and his, her or its Affiliates provided by or on behalf of the Shareholder or his, her or its Affiliates for inclusion in any such filing will, at the time the such filing is made or distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Certificates. The Shareholder hereby agrees (a) to execute and deliver at the Closing a Certificate in the form of Exhibit B attached hereto to the law firms delivering the legal opinions referred to in Section 9.2(f) and Section 9.3(e) of the Business Combination Agreement and (b) not to take any action inconsistent with such Certificates.

4. Representations and Warranties of Holdco. Holdco hereby represents and warrants to the Shareholder as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement.

4.1 Organization, Good Standing and Qualification. Holdco is a corporation duly organized and validly existing under the laws of the State of Delaware. Holdco has all requisite corporate power and authority to own and operate their respective properties and assets, to execute and deliver this Agreement, and to carry on their businesses as presently conducted and as presently proposed to be conducted.

4.2 Authorization; Binding Obligations. All corporate actions on the part of Holdco and its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all obligations of Holdco hereunder have been taken prior to the Agreement Date. This Agreement is a valid and binding obligation of Holdco, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

4.3 No Conflicts. The execution and delivery of this Agreement by Holdco does not, and the performance of the terms of this Agreement by Holdco will not, (a) require Holdco to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) conflict with or violate the organizational documents of Holdco, (c) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Holdco or its properties and assets, (d) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Holdco or by which any property or asset of Holdco is bound, or (e) to the knowledge of Holdco, violate any other agreement to which Holdco is a party; other than, in each case under the foregoing Sections 4.3(a) through (e), as would not reasonably be expected to materially impair the ability of Holdco to perform its obligations hereunder or consummate the transactions contemplated hereby.

5. Term and Termination.

5.1 Term. This Agreement shall commence on the Agreement Date and shall continue in full force and effect until the earlier of (a) the termination of the Business Combination Agreement in accordance with the provisions of Section 10.1 thereof, and (b) the closing of the ISR Merger; provided, however, that this Agreement may also be terminated earlier in accordance with the provisions of Section 5.2.

5.2 Termination by Holdco. Holdco may terminate this Agreement, for any reason or no reason, at any time from and after the Agreement Date by written notice to the Shareholder Representative.

5.3 Survival of Certain Terms. The provisions of Sections 3.3, 5 and 6 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties, other than those rights that shall have then accrued, shall cease upon termination of this Agreement.

5.4 Effect of Termination. The parties acknowledge that upon termination of this Agreement as permitted under, and in accordance with the terms of this Section 5, no party shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except to the extent of a breach of covenants hereunder of another party hereto prior to or contemporaneous with such termination in the event such breach caused the Required Valor Shareholder Vote to be materially delayed or not to be obtained pursuant to the terms of the Business Combination Agreement.

6. Miscellaneous.

6.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, without reference to conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. EACH OF HOLDCO, THE SHAREHOLDER REPRESENTATIVE AND THE SHAREHOLDER HEREBY IRREVOCABLY SUBMITS, AND WAIVES ANY OBJECTION BASED ON LACK OF VENUE, IMPROPER VENUE, INCONVENIENT FORUM OR LACK OF PERSONAL JURISDICTION, TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DOES NOT TAKE JURISDICTION, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF HOLDCO, THE SHAREHOLDER REPRESENTATIVE AND THE SHAREHOLDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DOES NOT TAKE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN THE CITY OF WILMINGTON). EACH OF HOLDCO, THE SHAREHOLDER REPRESENTATIVE AND THE SHAREHOLDER AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF HOLDCO, THE SHAREHOLDER REPRESENTATIVE AND THE SHAREHOLDER IRREVOCABLY CONSENTS TO, AND WAIVES ANY BASIS FOR OBJECTION TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 6.1 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

6.2 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR

OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.3 Assignability and Binding Effect. This Agreement, together with the Related Agreements (as defined in the Business Combination Agreement), constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without written consent, except that without consent Holdco may assign all or any of its rights and obligations hereunder to any Affiliate of Holdco; provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder; provided, that such person assumes Holdco’s obligations under this Agreement, in writing, and agrees to be bound by and comply with all of the terms and conditions hereof.

6.4 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic mail with a PDF scanned attachment) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement.

6.5 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

6.6 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by commercial delivery service or by facsimile (received at the facsimile machine to which it is transmitted prior to 5:00 p.m., local time, on a business day for the party to which it is sent, or if received after 5:00 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.6) or by email (received at the email address to which it is sent prior to 5:00 p.m., local time, on a business day for the party to which it is sent, or if received after 5:00 p.m., local time, as of the next business day):

If to the Shareholder Representative:

Valor Shareholder Representative, LLC

3 Commonwealth Ave.

Boston, MA 02116

Attention: Lawrence Best

Email: bestlc@comcast.net

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Morgan D. Elwyn; Thomas Mark

E-mail: melwyn@willkie.com; tmark@willkie.com

If to Holdco:

HW Global, Inc.

500 Old Connecticut Path

Framingham, MA 01701

Attention: General Counsel

and if to the Shareholder, to the address set forth opposite the Shareholder’s name on Exhibit A hereto, with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Morgan D. Elwyn; Thomas Mark

E-mail: melwyn@willkie.com; tmark@willkie.com

6.7 Fees and Expenses. All costs and expenses incurred in connection with this Agreement by the Shareholder Representative or the Shareholder shall be paid by the Shareholder. All costs and expenses incurred in connection with this Agreement by Holdco shall be paid by Holdco.

6.8 Legal Counsel. The Shareholder acknowledges that Willkie Farr & Gallagher LLP and Goldfarb Seligman & Co. (collectively, the “Company’s Counsel”) has represented the Company in connection with the Business Combination Agreement and the transactions contemplated thereby. The Shareholder acknowledges and agrees that (a) the Company’s Counsel is not representing the interests of the Shareholder, and the Shareholder is not relying on the Company’s Counsel in determining whether to enter into this Agreement, and (b) the Shareholder has been advised to seek independent counsel, to the extent that the Shareholder deems it appropriate, to protect the Shareholder’s interests in connection herewith.

6.9 Amendments and Waivers. Any term of this Agreement may be waived by the party waiving rights hereunder. Any term of this Agreement may be amended only with the written consent of Holdco and the Shareholder. At any time prior to the Effective Time (as defined in the Business Combination Agreement), Holdco and the Shareholder Representative may agree to (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters referred to herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the matters referred to herein are consummated as originally contemplated to the fullest extent possible.

6.11 Specific Enforcement. The parties hereto agree that irreparable damage may occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

6.12 Public Statements or Releases. The Shareholder agrees that, prior to the consummation of the closing of the ISR Merger or the transactions contemplated by this Agreement, it will not, except as required by applicable law, make, issue or release any public announcement or statement regarding the Business Combination Agreement and the transactions contemplated thereby.

6.13 Independent Obligations. The parties hereto each acknowledge and agree that such party’s obligations under this Agreement are separate and distinct from any obligations of such party under the Business Combination Agreement.

6.14 Shareholder Capacity. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall restrict, limit or prohibit the Shareholder or any Affiliate thereof from exercising his fiduciary duties in his capacity as a director or officer of the Company or any Subsidiary thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this SHAREHOLDER SUPPORT AGREEMENT as an instrument under seal as of the date first above written.

HW GLOBAL, INC.

By:
Name:
Title:

VALOR SHAREHOLDER REPRESENTATIVE, LLC

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this SHAREHOLDER SUPPORT AGREEMENT as an instrument under seal as of the date first above written.

SHAREHOLDER

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

Exhibit A

Shareholder

Shareholder[1]	Address	Owned Securities
Amir Gross
Lawrence C. Best
OXO Capital Valve Ventures LLC
NGN Biomed Opportunity II, L.P.
KSA Partners III LLC
IFA PE Fund II, LP
IFA PE Fund II US, LP

[1]	Shareholders to sign separate agreements.

Exhibit B

Form of Certificate

RE: Valor Shareholder Representations

The undersigned Valor shareholder hereby certifies and represents to Latham & Watkins LLP and/or Willkie Farr & Gallagher LLP that the statements and representations made herein are true, correct and complete in all respects at the date hereof. Capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in that certain Business Combination Agreement dated as of September 1, 2015 (the “BCA”).

1.	The undersigned has not entered into any binding commitment to sell, exchange or otherwise dispose of Holdco Common Shares that the undersigned may receive pursuant to the BCA.

2.	The undersigned will not enter into any binding commitment to sell, exchange or otherwise dispose of Holdco Common Shares that the undersigned Valor shareholder may receive pursuant to the CE Mark Contingent Payment, the First-in-Man Contingent Payment, the release of any Holdco Common Shares from the Escrow Account or the Net Sales Contingent Payment, prior to the receipt of such Holdco Common Shares.

3.	The undersigned has no plan or intention to sell, exchange or otherwise dispose of any Holdco Common Shares other than in the open market in a transaction unrelated to the transactions contemplated by the BCA, subject to the terms of the Lock-Up Period contained in that certain Letter of Transmittal and Release attached to the BCA.

4.	The undersigned will receive Holdco Common Shares in the Transactions and has not entered into an agreement or other arrangement (including, without limitation, a voting trust) that controls or restricts the undersigned’s right to vote for directors of Holdco, other than that certain Stockholders Voting Agreement dated as of September 1, 2015 (the “Voting Agreement”).

5.	To the knowledge of the undersigned, taking into account any issuance of additional stock of Holdco, any issuance of stock of Holdco for services, the exercise of any Holdco stock rights, warrants or subscriptions, a public offering of Holdco stock, and the sale, exchange, transfer by gift or other disposition of Holdco stock to be received in the Mergers, the holders of Valor stock and HW stock will own stock representing at least 80% of the total combined voting power of all classes of Holdco stock entitled to vote and at least 80% of the total number of shares of all other classes of Holdco stock.

6.	The undersigned will transfer only Valor Capital Stock to Holdco in exchange for Holdco Common Shares.

7.	None of the Valor Capital Stock transferred by the undersigned to Holdco is subject to any liability.

8.	The undersigned will not retain any rights in the Valor Capital Stock transferred to Holdco following the ISR Merger.

Under penalties of perjury, the undersigned Valor shareholder certifies that the statements and representations made herein are correct to the undersigned Valor shareholder’s knowledge and belief.

By:
Name:
Date:

ANNEX F

STOCKHOLDERS VOTING AGREEMENT

BY AND BETWEEN

HW GLOBAL, INC.

AND

THE STOCKHOLDER LISTED ON THE SIGNATURE PAGES HERETO

DATED AS OF SEPTEMBER 1, 2015

1.	Definitions	F-3

2.	Voting	F-5

3.	Irrevocable Proxy and Power of Attorney	F-5

4.	Standstill Agreement	F-5

5.	Representations and Warranties	F-7

6.	Amendment and Waiver	F-7

7.	Severability	F-8

8.	Successors and Assigns	F-8

9.	Counterparts	F-8

10.	Remedies	F-8

11.	Notices	F-8

12.	Governing Law; Jurisdiction	F-8

13.	Waiver of Jury Trial	F-9

14.	Business Days	F-9

15.	Construction	F-9

16.	No Third Party Beneficiaries	F-9

17.	Delivery by Facsimile or Email	F-9

18.	Effectiveness; Termination	F-9

19.	No Ownership Interest	F-9

STOCKHOLDERS VOTING AGREEMENT

THIS STOCKHOLDERS VOTING AGREEMENT (this “Agreement”) is made as of September 1, 2015 by and among HW GLOBAL, INC., a Delaware corporation (the “Company”), and the Stockholder listed on the signature pages hereto (the “Stockholder”). The Company and the Stockholder are referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, immediately following the transactions (the “Transactions”) contemplated by the Business Combination Agreement, dated as of the date hereof, among the Company, HeartWare International, Inc., a Delaware corporation, Valtech Cardio, Ltd., a private company incorporated under the laws of Israel, and the other parties thereto (the “Business Combination Agreement”), the Stockholder shall Beneficially Own Common Stock (as defined below), and may receive in addition certain shares upon exercise of Warrants (as defined in the Business Combination Agreement), and may receive in addition certain shares upon payment of certain contingent consideration as provided in the Business Combination Agreement;

WHEREAS, the Parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Common Stock that will be Beneficially Owned by the Stockholder following and pursuant to the Transactions, as well as restrictions on certain activities in respect of such Common Stock, corporate governance and other related corporate matters; and

WHEREAS, the Business Combination Agreement contemplates that this Agreement will be executed concurrently with the execution of the Business Combination Agreement and will become effective upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1, and capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement:

“Affiliate” of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any Person, (i) any foreign, national, federal, provincial, state, municipal or local law, statute, constitution, principle of common law, resolution, ordinance, code, edict, treaty, decree, rule, regulation, ruling or other similar requirement enacted, adopted, promulgated, applied or otherwise put into effect by or under the authority of a Governmental Entity that is binding upon or applicable to such Person, assets or set of facts, and (ii) the rules, regulations and listing agreements of any national securities exchange or automated quotation system on which securities of such Person are traded or listed.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act); provided, however, that (i) a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person; (ii) a Person shall be deemed to be the beneficial owner of any securities with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities; and (iii) neither a Person nor any of its Affiliates will be deemed to be the beneficial owner of any security which has been sold, transferred or distributed by such Person or any such Affiliate to any other Person (including, without limitation, any distribution to a limited partner or other similar investor in such Person or such Affiliate) that is not a controlled Affiliate of such Person or such Affiliate. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Business Combination Agreement” has the meaning set forth in the preamble hereto.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by Applicable Law to close.

“Common Stock” shall mean the shares of common stock of the Company, par value $.001 per share, and any other equity securities issued by the Company, and any other shares issued or issuable with respect thereto (whether by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other company reorganization), including without limitation, shares of the Company or such other securities which may be deemed to be beneficially owned by the holder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant.

“Company” has the meaning set forth in the preamble hereto.

“Consideration Shares” means Common Stock issued pursuant to Section 3.1 of the Business Combination Agreement and any shares of Common Stock issued upon exercise of the Warrants.

“Effective Time” has the meaning set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Governmental Entity” means any government, any governmental, regulatory or administrative entity or body, department, commission, board, agency or instrumentality, any court, tribunal or judicial body or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether federal, state, territorial, commonwealth, province, county, provincial, municipal, district, local or foreign.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Party” and “Parties” have the meanings set forth in the preamble hereto.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a Governmental Entity or any department, agency or political subdivision thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholder” has the meaning set forth in the preamble hereto.

“Termination Date” means the earliest to occur of: (i) termination of the Business Combination Agreement; (ii) the second (2nd) anniversary of the Closing Date (as defined in the Business Combination Agreement); and (iii) a Change in Control of Holdco (as defined in the Business Combination Agreement).

“Transactions” has the meaning set forth in the recitals hereto.

2. Voting. At all times from the Effective Time until the Termination Date, the Stockholder covenants and agrees (and shall cause each of its controlled Affiliates that Beneficially Own Consideration Shares to take such action) that:

(a) the Stockholder shall take such action as may be required so that all Consideration Shares Beneficially Owned (that results in the power to vote) by the Stockholder (or any such controlled Affiliate of the Stockholder) from time to time are voted (“for,” “against,” “withheld,” “abstain” or otherwise, with lost, damaged or disfigured ballots counting as abstentions to the extent that they cannot be counted as “for,” “against,” “withheld” or otherwise under Applicable Law) in the same proportion as the shares of voting securities of the Company not subject to this Agreement or other similar agreements are voted.

(b) the Stockholder (or any controlled Affiliate of the Stockholder), as the holder of such Consideration Shares, shall use its commercially reasonable efforts to be present, in person or by proxy, at all meetings of the stockholders of Company so that all Consideration Shares Beneficially Owned (that results in the power to vote) by the Stockholder (or such controlled Affiliate of the Stockholder) from time to time may be counted for the purposes of determining the presence of a quorum at such meetings. The foregoing provision shall also apply to the execution by Stockholder of any written consent in lieu of a meeting of holders of Common Stock.

(c) the Stockholder shall not, and shall not permit any controlled Affiliate, to grant any proxies with respect to Consideration Shares Beneficially Owned (that results in the power to vote) by the Stockholder (or any controlled Affiliate of the Stockholder) or subject any of such Consideration Shares to any arrangement with respect to the voting of or taking action with respect to Consideration Shares Beneficially Owned (that results in the power to vote) by the Stockholder (or any controlled Affiliate of the Stockholder) other than as provided under this Agreement. In addition, notwithstanding any other provision of this Section 2 to the contrary, at all times prior to the termination of the restrictions of Section 4 below, the Stockholder (or any controlled Affiliate of the Stockholder) shall not vote, or permit to be voted, any Consideration Shares Beneficially Owned (that results in the power to vote) by the Stockholder (or any controlled Affiliate of the Stockholder) in any manner that would be inconsistent with the restrictions contained in this Section 2 or Section 4.

3. Irrevocable Proxy and Power of Attorney. To secure the Stockholder’s obligations to vote the Consideration Shares in accordance with this Agreement and to comply with the other terms hereof, the Stockholder hereby appoints the Company, or its designees, as the Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all the Consideration Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of the Stockholder. The proxy and power granted by the Stockholder pursuant to this Section are coupled with an interest and are given to secure the performance of the Stockholder’s duties under this Agreement. The proxy and power will be irrevocable for the term hereof. The proxy and power will survive the merger, consolidation, conversion or reorganization of the Stockholder or any other entity holding the Shares.

4. Standstill Agreement. Except as expressly provided in this Agreement or as otherwise requested or consented to by the Company or required by Applicable Law, the Stockholder covenants and agrees that, from and after the Effective Time until the Termination Date, each such party shall not, and shall cause each controlled Affiliate of the Stockholder not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act), directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) that has the effect of increasing the Beneficial Ownership of the Stockholder of Common Stock on a percentage basis in the outstanding Common Stock above ten percent (10%) at the time of such transaction, except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or grant or issuance approved by the Board;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any securities of the Company, or to become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;

(c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Common Stock;

(d) grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the stockholders of the Company, or deposit any Consideration Shares into a voting trust or subject any Consideration Shares to any arrangement or agreement with respect to the voting thereof;

(e) initiate or propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce directly or indirectly any other person to initiate any shareholder proposal;

(f) seek election to or seek to place a representative on the Board or seek removal of any member of the Board or otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board or policies of the Company;

(g) seek to have called any meeting of the shareholders of the Company;

(h) seek, offer or propose to effect (with or without conditions), or make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than the transactions contemplated by the Business Combination Agreement), including, without limitation, a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company;

(i) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 4;

(j) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) - (i) above;

(k) publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or

(l) advise, assist, instigate or encourage any third party to do any of the foregoing;

provided, however, that this Section 4 shall not prohibit or restrict the exercise by any Stockholder of his, her or its voting rights with regard to Common Stock to the extent contemplated by Section 2. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not restrict or prohibit the Stockholder nor any of its Affiliates from exercising or enforcing their rights under the Business Combination Agreement or any Related Agreement (as defined in the Business Combination Agreement).

5. Representations and Warranties.

(a) The Stockholder (as to himself, herself or itself only) represents and warrants to the Company that, as of the date hereof:

(i) upon issuance thereof to the Stockholder pursuant to the terms of the Business Combination Agreement, the Stockholder will be the record owner of Consideration Shares issued to the Stockholder;

(ii) this Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws and principles affecting creditors’ rights generally and by general principles of equity;

(iii) the Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement; and

(iv) the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (x) violate any provision of Applicable Law to which the Stockholder is subject, (y) violate any order, judgment or decree applicable to the Stockholder or (z) to the knowledge of the Stockholder, conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s assets or properties is bound; other than, in each case under the foregoing Sections 5(a)(iv)(x) through (z), as would not reasonably be expected to materially impair the ability of the Stockholder to perform its, his or her obligations hereunder or consummate the transactions contemplated hereby.

(b) The Company represents and warrants to the Stockholder that, as of the date hereof:

(i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws and principles affecting creditors’ rights generally and by general principles of equity; and

(ii) the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (x) violate any provision of the Company’s or any of its Subsidiaries’ Organizational Documents or Applicable Law to which such the Company any of its Subsidiaries is subject, (y) violate any order, judgment or decree applicable to the Company or any of its Subsidiaries or (z) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the Company any of its Subsidiaries is a party or by which the Company any of its Subsidiaries or any such Person’s assets or properties is bound.

6. Amendment and Waiver.

(a) Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Stockholder.

(b) No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by Applicable Law.

7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. Except as otherwise expressly provided herein, none of the Parties hereto may assign any of their rights or obligations hereunder without the prior written consent of the other Parties hereto, except that the Company may assign any of its rights or obligations hereunder to any of its Affiliates without the prior written consent of any Party; provided, however, that no such assignment by the Company shall relieve the Company of its obligations under this Agreement.

9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

10. Remedies. The Company and the Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the signature pages hereto, at such address as indicated by the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a Business Day or, if not, the next succeeding Business Day), three (3) Business Days after deposit in the United States mail and one (1) Business Day after deposit with a reputable overnight courier service. The Company’s address as of the date hereof is:

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, MA 01701

Attention: General Counsel

12. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE

PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH THE PARTIES HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

15. Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

16. No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

17. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such Party forever waives any such defense.

18. Effectiveness; Termination. This Agreement shall become effective on, and is not effective until, the Closing Date (as defined in the Business Combination Agreement) (the “Effective Time”). This Agreement shall automatically terminate and be of no further force or effect at the Termination Date.

19. No Ownership Interest. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Consideration Shares. All rights, ownership and economic benefits of and relating to the Consideration Shares shall remain vested in and belong to the Stockholder, except as otherwise expressly provided herein.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

HW GLOBAL, INC.

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Title:

Address:

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Morgan D. Elwyn; Thomas Mark
E-mail: melwyn@willkie.com; tmark@willkie.com

ANNEX G

Letter of Transmittal and Release

for Ordinary Shares, Preferred Shares, Warrants and Options

(including Section 102 Securities and/or Section 3(i) Options)

of Valtech Cardio, Ltd.

and Ordinary Shares of Mitraltech Ltd.

Surrendered for Payment

Pursuant to the Business Combination Agreement

by and among

HeartWare International, Inc., Valtech Cardio, Ltd.,

HW Global, Inc., Valor Merger Sub Ltd.,

HW Merger Sub, Inc., and

the Shareholder Representative referred to therein

The Exchange Agent for the Merger is: U.S. Bank National Association

DELIVERY INSTRUCTIONS
By First Class Mail: U. S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue – EP-MN-WS2N St. Paul, MN 55107-2292	By Courier or Overnight Delivery: U. S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

For information please email escrowexchangepayments@usbank.com or call 651-466-7150

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF CERTIFICATES OR VALOR WARRANTS ARE REGISTERED IN MORE THAN ONE NAME, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH SEPARATE REGISTERED HOLDER. SEE INSTRUCTION 3.

BY SIGNING THIS LETTER OF TRANSMITTAL, YOU AGREE TO THE PROVISIONS CONTAINED HEREIN AND MAKE THE ACKNOWLEDGEMENTS AND REPRESENTATIONS PROVIDED HEREIN.

Ladies and Gentlemen:

Reference is hereby made to that certain Business Combination Agreement, dated as of September 1, 2015 (the “Agreement”), by and among (i) HW Global, Inc., a Delaware corporation (“Holdco”), (ii) HeartWare International, Inc., a Delaware corporation (“HW”), (iii) Valtech Cardio, Ltd., an Israeli company (the “Company”), (iv) Valor Merger Sub Ltd., an Israeli company and a wholly owned Subsidiary of Holdco (“ISR Merger Sub”), (v) HW Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdco (“US Merger Sub”), and (vi) Valor Shareholder Representative, LLC, a Delaware limited liability company, solely in its capacity as the Shareholder Representative. Capitalized terms used herein without definition shall have the meanings specified in the Agreement. This Letter of Transmittal is also being sent to the Section 102 Trustee (for further distribution to the beneficial holders of Section 102 Securities and the holders of Section 3(i) Options).

The Merger Consideration

Pursuant to the Agreement, IRS Merger Sub shall merge with and into the Company (the “Merger”), following which it shall continue as the ISR Surviving Company. At the ISR Effective Time, (i) each Valor Ordinary Share and each Valor Preferred Share outstanding immediately prior to the ISR Effective Time and held by the Participating Rights Holders (collectively, the “Shares”), (ii) each Valor Warrant outstanding and unexercised immediately prior to the ISR Effective Time and held by the Participating Rights Holders, (iii) each Valor Option outstanding and unexercised prior to the ISR Effective Time, and (iv) each Ordinary Share in Mitraltech Ltd. (“Mitraltech”) outstanding immediately prior to the ISR Effective Time and held by the Founders (collectively, the “Mitral Interests”, and together with the Shares, Valor Warrants and Valor Options, collectively, the “Securities”) shall be cancelled and converted into the right to receive a portion of (a) the Aggregate Closing Holdco Shares, (b) the Aggregate Warrant Consideration, (c) the Contingent Payments, (d) the Escrowed Shares, if any, distributed in accordance with the Escrow Agreement and the Agreement, and (e) the Representative Reimbursement Amount, if any, distributed in accordance with the Agreement. The collective payments to be made with respect to each Security pursuant to the Agreement shall, as applicable, constitute the “Merger Consideration” payable with respect to such Security.

The undersigned hereby acknowledges and agrees that all descriptions of the payment of the Merger Consideration and other matters related to the Merger and the other transactions contemplated by the Agreement are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the terms of the Agreement. For the avoidance of doubt, the undersigned hereby acknowledges and agrees that his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the prior adoption of the Agreement and approval of the principal terms of the Merger and the other transactions contemplated by the Agreement by the Participating Rights Holders and other actions and operation of applicable Law.

Without limitation to the matters set forth in this Letter of Transmittal or the Agreement, the undersigned hereby acknowledges and agrees that (i) the undersigned has received a copy of the Agreement, and has reviewed and understands the matters set forth therein and (ii) the undersigned has been urged to and has been given the opportunity to consult with the undersigned’s own legal and tax advisors regarding the legal and tax consequences of the transactions contemplated by the Agreement.

The undersigned acknowledges that the Exchange Agent will not deliver the applicable portion of the Merger Consideration due and payable to the undersigned unless the undersigned delivers to the Exchange Agent:

•	original stock certificates (each, a “Certificate”) representing the Shares or Mitral Interests, or the Valor Warrants, as applicable, covered by this Letter of Transmittal (or an affidavit of loss security and indemnity agreement in the form of Annex A hereto). If you are a beneficial holder of Section 102 Shares, the stock certificate(s) shall be provided by the Section 102 Trustee;

•	this Letter of Transmittal properly completed and executed by the undersigned;

•	A copy of your identity document, passport or other appropriate photo ID (or, if you are a corporation, company or partnership, a copy of your certificate of incorporation, organization or formation); and

•	the IRS Form W-9 (which is enclosed with this Letter of Transmittal), or an IRS Form W-8BEN or other applicable Form W-8 (available at www.irs.gov) executed by the undersigned.

The undersigned therefore hereby delivers to the Exchange Agent, for the benefit of Holdco, the below-described Securities, upon the terms and subject to the conditions set forth in the Agreement, the Escrow Agreement and this Letter of Transmittal, receipt of which is hereby acknowledged.

The undersigned hereby represents and warrants that (a) if the undersigned is not a natural person, the undersigned is a legal entity duly organized, validly existing and in good standing under the law of its jurisdiction of organization, (b) the undersigned has all legal right, power, authority and capacity to execute and deliver this Letter of Transmittal and to deliver and transfer the undersigned’s Securities, to perform each of his, her or its obligations hereunder, and to consummate the transactions contemplated hereby and to participate in the implementation and consummation of the transactions contemplated by the Agreement and (c) this Letter of Transmittal has been duly and validly executed and delivered by or on behalf of the undersigned and constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

The undersigned hereby represents and warrants that the undersigned (together with the undersigned’s spouse if the undersigned is an individual, married and the Securities previously held by the undersigned constitute community property or any similar concept under applicable law) (a) is the sole record and beneficial owner of the Securities described in this Letter of Transmittal, (b) has good and valid title to all such Securities, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws, and (c) has sole power to transfer, sole voting power, sole power of conversion, exchange or exercise, sole power to demand appraisal rights (if available under applicable law) and sole power to agree to all of the matters set forth in this Letter of Transmittal and the Agreement, in each case with respect to all of the undersigned’s Securities with no limitations, qualifications or restrictions on such rights, subject to the applicable securities laws that restrict the transfer of the undersigned’s Securities.

The undersigned hereby acknowledges that failure to provide a properly completed and signed IRS Form W-9 (if the undersigned is a U.S. person) or a properly completed and signed IRS Form W-8BEN or other applicable Form W-8 (if the undersigned is not a U.S. person) may result in backup withholding under U.S. tax laws on any Merger Consideration payments made to the undersigned, and may result in a penalty imposed by the U.S. Internal Revenue Service. Such backup withholding rate is currently 28%.

The undersigned acknowledges that Holdco, the ISR Surviving Company, the Exchange Agent, the Escrow Agent and/or the Company may deduct and withhold certain amounts from the Merger Consideration or other amounts payable or otherwise deliverable to any holder of Securities that are required to be deducted or withheld under applicable Law and that the Exchange Agent or the Escrow Agent may engage the services of an Israeli sub-agent to assist with activities involving the Israeli Tax Authority.

The withholding obligation required pursuant to the Israeli Income Tax Ordinance [New Version], 1961 (the “Tax Ordinance”), and the rules and regulations promulgated thereunder, may be reduced or eliminated if you provide an applicable Israeli withholding tax exemption or a reduced Israeli withholding tax certificate, pursuant to Israeli tax law or the relevant tax convention, from the Israeli Tax Authority providing full exemption from withholding tax (or a lower rate of withholding), as set forth in the Agreement (the “Valid Certificate”). To that end, you are required to select only one (1) of the following alternatives in respect of withholding tax required to be deducted by the Israeli Tax Authority:

Please check one box. If no box is selected, you will be deemed to have selected Option 3:

☐	Option 1: I hereby confirm that the maximum rate of withholding tax as permitted under applicable law may be deducted from any Merger Consideration payable to me.
☐

Option 2: Enclosed with this Letter of Transmittal is a Valid Certificate and you are hereby requested to act as set forth in such Valid Certificate. I acknowledge that such Valid Certificate is subject to Holdco’s being fully satisfied with the validity and applicability of such certificate and to the extent HoldCo is not satisfied with such certificate, the Exchange Agent will approach me in writing for further instructions.

☐

Option 3: I hereby request that the Merger Consideration payable to me be retained by the Exchange Agent on my behalf for a period of one hundred eighty (180) days following the Closing, during which time I intend to obtain a Valid Certificate, unless I deliver other instructions prior to such time.

Please note that the foregoing election will be valid in respect of the Merger Consideration payable to you at the Closing and to any additional Merger Consideration received by the Exchange Agent on your behalf or payable to you thereafter. To the extent that the Exchange Agent holds a Valid Certificate in respect of any additional consideration received after the 180 day period, the Exchange Agent will act in respect of such Merger Consideration as set forth in such Valid Certificate.

Please note that if you have elected to join the Tax Ruling under Section 104H of the Tax Ordinance, such Tax Ruling will be considered a Valid Certificate.

Regarding the withholding obligation required pursuant to the Tax Ordinance with respect to options or shares under Section 102 of the Tax Ordinance1 (“102 Awards”), the Company has applied to the Israeli Tax Authority for the purpose of obtaining a tax ruling that, if granted, is expected to determine that Merger Consideration or other amounts payable or otherwise deliverable to any holder of 102 Awards shall not constitute a breach of the provisions of the capital gains tax track of Section 102(b)(2) of the Tax Ordinance, and Israeli tax will be deferred until sale of the securities issued to such holders as Merger Consideration, under certain terms and provisions (the “Options Tax Ruling”).

Regarding non-Israeli resident holders of securities that were granted such securities in consideration for work or services performed outside of Israel for a non-Israeli resident subsidiary of the Company, the payment of the Merger Consideration which such holders have the right to receive shall not be subject to any withholding or deduction of Israeli Tax unless the Israeli Tax Authority determines otherwise, provided any such holder provides a validly executed declaration, in the form attached as Annex B hereto, which includes, inter alia, a declaration regarding such holder’s non-Israeli residence and confirmation such holder was granted such securities in consideration for work or services performed outside of Israel for a non-Israeli resident subsidiary of the Company and performed all work and services outside of Israel.

The undersigned hereby represents and warrants that the mailing address, or information provided for special payment or delivery, as applicable, set forth in the Letter of Transmittal is true, correct and complete. It is the obligation of the undersigned to notify the Exchange Agent of any change to the address or special payment or delivery information set forth herein.

Please issue any Holdco Common Shares to the undersigned, or on behalf of the undersigned, as applicable, for the Merger Consideration payable in respect of the Securities described on page 10 of this Letter of Transmittal and as may be due pursuant to the terms of the Agreement in the name(s) of the registered holder(s) appearing at the address set forth below. Upon delivery of the items identified above by the undersigned to the Exchange Agent and in connection with the payment of the Merger Consideration payable in respect of the Securities as set forth herein, the Exchange Agent shall instruct Holdco to issue to the undersigned the Merger Consideration to be paid with respect to the Securities held by the undersigned.

The undersigned acknowledges and agrees that the delivery will be effected, and the risk of loss and title to the Certificate(s) and Valor Warrant(s) will pass to Holdco only upon actual delivery to Exchange Agent of such Certificate(s) or Valor Warrant(s), or an affidavit of loss security and indemnity agreement in the form provided by the Exchange Agent.

Representations Regarding Health Care Professionals

The undersigned represents and warrants that the undersigned:    ☐ IS    ☐ IS NOT    (CHOOSE ONE) a Health Care Professional (as defined below). The undersigned agrees and acknowledges that Holdco shall be entitled to disclose information regarding payments and other related items provided to any Participating Rights Holder or Founder who is or may be a Health Care Professional to the public or Governmental Authorities as Holdco deems necessary for the purpose of providing disclosure of and transparency with respect to interactions with Health Care Professionals (including without limitation, information regarding the name of such Participating Rights Holder or Founder and the purpose and amount of any such payments), to the extent required by applicable Law, regardless of whether such information is actively sought by the public or any applicable Governmental Authorities. The undersigned and the Company further acknowledge and agree that any payment to be made pursuant to the Agreement with respect to each share of the undersigned’s Securities represents the

[1]	Holders of options granted under Section 102 of the Tax Ordinance and of shares which resulted from the exercise of options granted pursuant to Section 102 of the Tax Ordinance.

fair market value of the Securities and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated by the undersigned, if any. “Health Care Professional” means any person, and any of their related foundations, affiliates, associations and similar entities, (i) involved in the provision of health care services to patients, or (ii) that purchases, leases, recommends, approves, uses, arranges for the purchase or lease of, or prescribes medical devices or similar or related products, specifically including but not limited to persons providing health care services, and persons who do not directly provide services but who are involved in the decision to purchase, lease, approve, use or recommend a medical device or similar or related products.

Shareholder Representative

The undersigned hereby acknowledges and understands that by submitting this Letter of Transmittal to the Exchange Agent, the undersigned hereby confirms, approves and ratifies the appointment of Valor Shareholder Representative, LLC as the Shareholder Representative under the Agreement, all powers and authorities of the Shareholder Representative under the Agreement and all other matters, including, without limitation, with respect to release from liability and indemnification of the Shareholder Representative, set forth in Section 3.7 of the Agreement. The undersigned agrees that the Shareholder Representative shall be and is, irrevocably appointed and authorized to act as the undersigned’s representative and as the undersigned’s true, exclusive and lawful agent and attorney-in-fact, in the undersigned’s name, place and stead to act on the undersigned’s behalf, as contemplated by the terms of the Agreement. Without limiting the generality of the foregoing, the undersigned hereby authorizes the Shareholder Representative to take or refrain from taking any further actions which the Shareholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by the Agreement, the Escrow Agreement, the Exchange Agreement, the other Related Agreements and the transactions contemplated thereby, including the execution, delivery and performance of the Escrow Agreement, thereby giving the Shareholder Representative full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as the undersigned might or could do if personally present, and has ratified and confirmed all that the Shareholder Representative shall lawfully do or cause to be done by virtue thereof.

The Shareholder Representative shall have the power to represent the Participating Rights Holders and Founders with respect to all aspects of the Agreement, the Escrow Agreement, the Exchange Agreement, and the other Related Agreements including the powers set forth in Section 3.7 of the Agreement. The undersigned confirms and agrees that the Shareholder Representative may receive reimbursement directly from the Participating Rights Holders and the Founders, including the undersigned, or, prior to the payment of Merger Consideration from the Exchange Agent, the Escrow Agent or Parent to the undersigned, directly from such person as a deduction to such Merger Consideration.

Potential Reduction of Merger Consideration

The undersigned agrees and acknowledges that certain of the consideration otherwise payable to the undersigned under the Agreement may be reduced or otherwise recoverable pursuant to (i) the indemnification rights of Holdco and the other Holdco Indemnitees under the Agreement, including the set-off rights of Holdco set forth in Section 11.4 of the Agreement, (ii) the contingencies to which the Contingent Payments are subject, (iii) the purchase price adjustment set forth in Section 1.5 of the Agreement, and (iv) the provisions of the Escrow Agreement, in each case subject to the limitations set forth in such agreements. In addition, the undersigned acknowledges that the provisions of the Agreement relating to the maximum aggregate liabilities of the parties specified in the Agreement do not extend to claims based on fraud and that other than in the case of fraud by the undersigned, in no event shall the undersigned have any personal liability above and beyond the undersigned’s Pro Rata Share of the Escrowed Shares or the undersigned’s Pro Rata Share of portions of Contingent Payments set-off for Damages recoverable under the Agreement.

Waiver of Notice

In consideration for, and in light of, the payment of the Merger Consideration, the undersigned hereby irrevocably and unconditionally waives any and all preemptive rights, restrictions on transfer, rights of first refusal, tag along rights, rights to notice, registration rights, valuation rights, consent or voting rights, information rights, rights to liquidation preference and similar rights and benefits to which the undersigned may be entitled pursuant to the Company’s or Mitraltech’s certificate of incorporation or bylaws, any agreements among the Company or Mitraltech and any or all of the Company’s or Mitraltech’s shareholders (including the undersigned) and applicable Law.

Release

The undersigned further acknowledges and agrees as follows:

By virtue of the adoption of this Agreement and the approval of the Transactions by the Valor Shareholders, from and after the ISR Effective Time, each of the Participating Rights Holders (regardless of whether or not such Participating Rights Holder has actually voted his, her or its Securities in favor of the adoption of this Agreement and the approval of the ISR Merger) and Founders shall be deemed to have agreed, effective upon the Closing and in consideration of the Merger Consideration and the Founders’ Portion, and for other good and valuable consideration which are hereby acknowledged, each Participating Rights Holder and Founder (on behalf of itself and its successors and assigns (the “Releasing Persons”)) hereby irrevocably waives, releases and discharges Holdco, HW, ISR Merger Sub, US Merger Sub, the US Surviving Corporation, the ISR Surviving Company, Valor, and their respective Subsidiaries, family members, heirs and affiliates and each of their respective past, present and future direct or indirect Affiliates, successors, predecessors, officers, directors, managers, partners, members, stockholders, equityholders, limited and general partners, employees, agents, representatives, attorneys and assigns (collectively, the “Released Persons”) from any and all claims, actions, causes of action, debts, damages, losses, liabilities or obligations of any kind or nature whatsoever that any of the Releasing Persons now has, has ever had, or may hereafter have, against any Released Person, in each case solely in respect of the Releasing Person’s capacity as a holder of Securities of Valor or Mitral Interests, as applicable, arising from or relating to actions, failures to act or circumstances in effect or occurring prior to the Closing, in each case, whether absolute or contingent, asserted or unasserted, express or implied, matured or unmatured, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising at equity or under any Law, agreement or understanding or otherwise, including, without limitation, claims of fiduciary duties against any director, officer or manager of Valor or its Subsidiaries or any holder of Securities or Mitral Interests and all liabilities, obligations and claims relating to Securities of Valor or Mitral Interests (collectively, the “Holder Related Claims”). Notwithstanding the foregoing, in no event shall this paragraph release or otherwise affect (nor shall Holder Related Claims be deemed to include) any rights of any Releasing Persons pursuant to (x) such Person’s status as a stockholder of Holdco; (y) the Agreement and the Related Agreements any other certificate, document or instrument executed or delivered pursuant to the Agreement or any Related Agreement, or (z) fraud (the Holder Related Claims, in each case, excluding the claims described in this sentence, are referred to herein as the “Released Claims”). Each Releasing Person agrees that no Releasing Person shall bring any claims, actions or suits against, or seek to recover any amounts in connection with any Released Claims or under any Released Claims from, Holdco, HW, ISR Merger Sub, US Merger Sub, the US Surviving Corporation, the ISR Surviving Company, Valor or its Subsidiaries or any of the other Released Persons.

Lock-Up

The undersigned agrees that, without the prior written consent of Holdco, it shall not (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or grant any option, right or warrant to purchase, or otherwise transfer, sell or dispose, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition of, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of (whether any such transaction described in clause (i) or (ii) above (each a “transfer”) is to be settled by delivery of Holdco Common Shares or such other securities), in cash or otherwise, any Covered Shares held by it for a period (the “Lock-Up Period”) not to exceed (A) with respect to fifty-five percent (55%) of the Covered Shares held by the undersigned, one hundred eighty (180) days following the Closing Date (as defined in the Agreement), and (B) with respect to the remaining forty five percent (45%) of the Covered Shares held by the undersigned, two hundred and seventy days (270) days following the Closing Date; provided, however, that in addition to the foregoing, restrictions, the undersigned agrees not to transfer more than fifteen percent (15%) of the Covered Shares issued to the undersigned with respect to achievement of the First-in-Man Milestone in any calendar month. The undersigned agrees that Holdco and any duly appointed transfer agent for the registration or transfer of the securities described herein may decline to make any transfer of securities and impose stop-transfer instructions with respect to the undersigned’s Covered Shares until the end of the periods specified in this paragraph, and hereby consents to comply with the terms of such stop-transfer instructions. The foregoing restrictions shall not apply to (1) bona fide gifts by the undersigned, (2) (x) the surrender or forfeiture of Covered Shares to Holdco or (y) transfers of Covered Shares, in each case to satisfy any tax obligations upon exercise or vesting of options, equity awards, or warrants or upon payment of Merger Consideration, (3) transfers of Covered Shares to an immediate family member or a trust for the benefit of the undersigned or an immediate family member or to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held exclusively by the undersigned and/or one or more immediate family members of the undersigned in a transaction not involving a disposition for value, (4) transfers of Covered Shares to an immediate family member upon death by will or intestate succession, (5) transfers of Covered Shares in connection with a merger, consolidation, recapitalization or other reorganization of Holdco, (6) transfers pursuant to a third-party or tender offer offering to purchase Holdco Common Shares, (7) securities transferred in compliance with the Agreement to one or more Affiliates of the undersigned and distributions of securities to partners, members or shareholders of the undersigned, and (8) transfers of Covered Shares by an Obligated Valor Shareholder to satisfy such Obligated Valor Shareholder’s obligation to pay the OCS Loan Amount to the OCS; provided that (a) during the first ninety (90) days of the Lock-Up Period the undersigned shall be entitled to transfer up to five percent (5%) (the “Allowance Amount”) of the Covered Shares held by the undersigned on the Closing Date and (b) during the following ninety (90) days of the Lock-Up Period the undersigned shall also be entitled to transfer up to five percent (5%) of the Covered Shares held by the undersigned on the Closing Date (for the avoidance of doubt, such five percent (5%) is in addition to any portion of the Allowance Amount not transferred in the first ninety (90) days of the Lock-Up Period); provided, further, that (x) the undersigned agrees to comply with applicable securities laws and to file or cooperate in filing any required securities filings with respect thereto, and (y) in the case of a transfer or distribution pursuant to clauses (1), (3), (4) or (7) above, each resulting transferee or recipient, as the case may be, of the Covered Shares executes and delivers to Holdco an Instrument of Accession which shall apply to and cover only such Covered Shares that (a) are transferred pursuant to clause (1), (3), (4) or (7), as the case may be and (b) remain subject to the restrictions set forth herein. As used in this paragraph, “Covered Shares” shall mean (i) the Holdco Common Shares issued at the Closing to the undersigned (for the avoidance of doubt, the undersigned’s Pro Rata Share of the Escrowed Shares shall be deemed issued at the Closing to the undersigned), and (ii) any additional Holdco Common Shares issued to the undersigned under the Agreement during the Lock-Up Period, and (iii) any Holdco Common Shares issued to the undersigned under the Agreement with First-in-Man Milestone.

Adoption and Approval

The undersigned hereby represents and warrants that he, she or it (i) has reviewed the Agreement and the Escrow Agreement; (ii) has had reasonable time and opportunity to consult with his, her or its financial, legal, and other advisors, if desired, (iii) is delivering this Letter of Transmittal freely, knowingly and voluntarily, (iv) understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations made by Holdco, the Company, the Shareholder Representative or any of their respective directors, officers, employees, agents or other representatives (except as set forth in the Form S-4 Registration Statement), (v) has had an opportunity to review with his, her or its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Agreement, and (vi) understands that he, she or it (and not Holdco, the Company or the ISR Surviving Company) shall be responsible for the undersigned’s tax liability that may arise as a result of the Merger or the transactions contemplated by the Agreement.

In consideration of all of the foregoing, the undersigned hereby approves and adopts the Agreement and the Escrow Agreement. In addition, and in no way limiting the foregoing approval, the undersigned hereby expressly acknowledges and agrees that he, she or it is (i) a Participating Rights Holder or Founder, as applicable, under the Agreement, (ii) bound by the indemnification obligations set forth in the Agreement, (iii) bound by the escrow arrangements set forth in the Agreement and the Escrow Agreement (in the case of clauses (i), (ii) and (iii), to the extent the Agreement and Escrow Agreement impose obligations on or limit the rights of the Participating Rights Holders and Founders) and (iv) in agreement with the manner in which the Merger Consideration shall be calculated and distributed pursuant to the Agreement.

Without altering or limiting terms of the indemnification obligations set forth in the Agreement, the undersigned acknowledges that (i) the agreements and obligations of the undersigned which are set forth in the Agreement (the “Indemnification Obligations”) are legal, valid and enforceable obligations against the undersigned, (ii) the Indemnification Obligations are a material inducement to Holdco to enter into the Agreement, and (iii) the Indemnification Obligations of the undersigned are ratified, and confirmed by the undersigned herein.

From time to time and without additional consideration, the undersigned agrees to execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments (including any certificates or stock powers required in connection with any release of Holdco Common Shares by the Escrow Agent), and shall take such further actions, as Holdco or the Shareholder Representative may reasonably request as necessary to carry out and further the intent of this Letter of Transmittal and the Agreement.

Miscellaneous

Unless agreed in writing by Holdco, the representations, warranties, acknowledgements, agreements, waivers and covenants of the undersigned set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Any modification to any term of this Letter of Transmittal by the undersigned requires the prior written consent of Holdco.

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the undersigned. Nothing herein is intended to or will confer any rights or remedies on any person other than the undersigned or the parties to the Agreement; provided, however, that, if, but only if, the Merger is consummated, the provisions hereof applicable to the Escrow Agent, the Exchange Agent and the Shareholder Representative are intended, and shall be, for the benefit of each of them as third party beneficiaries.

The undersigned hereby acknowledges and agrees that Holdco and its Affiliates (including the ISR Surviving Company) are third-party beneficiaries of this Letter of Transmittal, and any representations, warranties, acknowledgements, agreements, waivers and covenants are made to and for the benefit of each of Holdco, its Affiliates (including the ISR Surviving Company) and the Exchange Agent severally and shall be enforceable by each of Holdco, its Affiliates (including the ISR Surviving Company) and the Exchange Agent severally.

This Letter of Transmittal shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

The undersigned hereby agrees that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter of Transmittal or the Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in any federal or state court located in the State of Delaware, and the undersigned hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that he, she or it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Letter of Transmittal shall for any reason and to any extent be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter of Transmittal or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Holdco shall modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal and the Agreement be consummated as originally contemplated to the greatest extent possible.

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS

DO NOT USE WHITEOUT OR CORRECTION TAPE – DO NOT CROSS OUT INCORRECT INFORMATION

CONTACT US BANK FOR ADDITIONAL COPIES OF THE LETTER OF TRANSMITTAL

DESCRIPTION OF SECURITIES SURRENDERED
Name(s) of Registered Holder(s) (Please fill in exactly as name(s) appear(s) on Securities)

Security Position(s) Surrendered (Attach additional signed list if necessary)

Type of Securities (e.g. Common, Preferred, Valor Warrant or Valor Option)	Share Certificate or Warrant Number(s) or Date of Valor Option	Check box if Lost/Misplaced (See Instruction 9)	Number of Shares Represented by Share Certificate(s), Valor Warrants or Valor Options
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☐
☐
☐
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COMPLETE ONLY ONE OF THE PAYMENT INSTRUCTION SECTIONS BELOW

PAYMENT INSTRUCTIONS AND MAILING ADDRESS

If you wish to have Merger Consideration to be issued to you in the Merger, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address

City, State, Zip

Country

SPECIAL PAYMENT/DELIVERY INSTRUCTIONS (See Instructions 2, 3, 4, 6 and 10)

If you wish to have Merger Consideration to be issued in a name other than that of the registered securityholder, please complete the remainder of this Letter of Transmittal and provide the payment instructions below.**

Payee Name

Address

City, State, Zip

Country

Tax Identification Number***
**Requires signature guarantee. See Instruction No. 2 to this Letter of Transmittal. *** Fill in Taxpayer Identification Number of Payee. See Instruction 10 to this Letter of Transmittal.

IMPORTANT – PARTICIPATING RIGHTS HOLDER OR FOUNDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on Certificate(s), Valor Warrants or Valor Options or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 3. (For information concerning signature guarantees see Instruction 2.)

Dated

Sign Here X

(Signature(s) of Owner(s))

Name(s)

(Please Print)

Capacity

(See Instruction 3)

Address

Area Code & Telephone No.

Email Address

(Complete the IRS Form W-9 contained herein or Form W-8 (as applicable). See Instruction 10)
SIGNATURE GUARANTEE
(Carefully review Instruction 2 to determine if this section requires completion)

Dated

Authorized Signature

Name
(Please Print)

Title

(Please Print)

Name of Firm

Area Code & Telephone No.

Address

(Apply Medallion Signature Guarantee Stamp Here)

Form W-9 (Rev. December 2014) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification	Give Form to the requester. Do not send to the IRS.

Print or type See Specific Instructions on page 2.	1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.
2 Business name/disregarded entity name, if different from above
3 Check appropriate box for federal tax classification; check only one of the following seven boxes:

4 Exemptions (codes apply only to
certain entities, not individuals; see
instructions on page 3):

Exempt payee code (if any)

Exemption from FATCA reporting
code (if any)

(Applies to accounts maintained
outside the U.S.)

	☐	Individual/sole proprietor or single-member LLC	☐	C Corporation	☐	S Corporation	☐	Partnership	☐	Trust/estate

☐   Limitedliability company. Enter the tax classification  (C=C corporation, S=S corporation, P=partnership)  ▶

Note. For a single-member LLC that is disregarded, do not check LLC; check the appropriate box in the line above for the tax classification of the single-member owner.

☐   Other(see instructions)  ▶

	5 Address (number, street, and apt. or suite no.)								Requester’s name and address (optional)
6 City, state, and ZIP code
7 List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3.

Note. If the account is in more than one name, see the instructions for line 1 and the chart on page 4 for guidelines on whose number to enter.

Social security number
	–	–
or
Employer identification number
–

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3.	I am a U.S. citizen or other U.S. person (defined below); and

4.	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 3.

Sign Here	Signature of U.S. person ▶	Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. Information about developments affecting Form W-9 (such as legislation enacted after we release it) is at www.irs.gov/fw9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following:

● Form 1099-INT (interest earned or paid)

● Form 1099-DIV (dividends, including those from stocks or mutual funds)

● Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

● Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

● Form 1099-S (proceeds from real estate transactions)

● Form 1099-K (merchant card and third party network transactions)

● Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

● Form 1099-C (canceled debt)

● Form 1099-A (acquisition or abandonment of (secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding? on page 2.

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting? on page 2 for further information.

Note. If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

● An individual who is a U.S. citizen or U.S. resident alien;

● A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

● An estate (other than a foreign estate); or

● A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from

Cat. No. 10231X	Form W-9 (Rev. 12-2014)

Form W-9 (Rev. 12-2014)	Page 2

such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States:

● In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

● In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

● In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See Exempt payee code on page 3 and the separate Instructions for the Requester of Form W-9 for more information.

Also see Special rules for partnerships above.

What is FATCA reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code on page 3 and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account, list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9.

a. Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note. ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (DBA) name on line 2.

c. Partnership, LLC that is not a single-member LLC, C Corporation, or S Corporation. Enter the entity’s name as shown on the entity’s tax return on line 1 and any business, trade, or DBA name on line 2.

d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner’s name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner’s name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity’s name on line 2, “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box in line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box in line 3.

Limited Liability Company (LLC). If the name on line 1 is an LLC treated as a partnership for U.S. federal tax purposes, check the “Limited Liability Company” box and enter “P” in the space provided. If the LLC has field Form 8832 or 2553 to be taxed as a corporation, check the “Limited Liability Company” box and in the space provided enter “C” for C corporation or “S” for S corporation. If it is a single-member LLC that is a disregarded entity, do not check the “Limited Liability Company” box; instead check the first box in line 3 “Individual/sole proprietor or single-member LLC.”

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space in line 4 any code(s) that may apply to you.

Form W-9 (Rev. 12-2014)	Page 3

Exempt payee code.

● Generally, individuals (including sole proprietors) are not exempt from backup withholding.

● Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

● Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

● Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1]	See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2]	However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note. You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see Limited Liability Company (LLC) on this page), enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.ssa.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS. gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, or 5 below indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously

Form W-9 (Rev. 12-2014)	Page 4

given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:		Give name and SSN of:
1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
5.	Sole proprietorship or disregarded entity owned by an individual	The owner[3]
6.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*
For this type of account:		Give name and EIN of:
7.	Disregarded entity not owned by an individual	The owner
8.	A valid trust, estate, or pension trust	Legal entity[4]
9.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11.	Partnership or multi-member LLC	The partnership
12.	A broker or registered nominee	The broker or nominee
13.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust
[1]	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

[2]	Circle the minor’s name and furnish the minor’s SSN.

[3]	You must show your individual name and you may also enter your business or DBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4]	List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships on page 2.

*	Note. Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

● Protect your SSN,

● Ensure your employer is protecting your SSN, and

● Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: spam@uce.gov or contact them at www.ftc.gov/idtheft or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file Information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

INSTRUCTIONS

1. Delivery of Letter of Transmittal and Original Certificate(s) or Valor Warrants. This completed and signed Letter of Transmittal must be used in connection with the delivery and surrender of the Securities. A Letter of Transmittal, the original Certificate(s) and the Valor Warrants must be received by the Exchange Agent, in satisfactory form, in order to make an effective surrender. Delivery of the Certificate(s), Valor Warrants and other documents shall be effected, and the risk of loss and title to the Certificate(s) and Valor Warrants shall pass, only upon proper delivery of the original Certificate(s) and the Valor Warrants to the Exchange Agent. The method of delivery of the Certificate(s), Valor Warrants and other documents is at the election and risk of the holder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to U. S. Bank National Association, as Exchange Agent, at the applicable address shown above.

2. Guarantee of Signature. The Certificate(s) and Valor Warrants need not be endorsed and stock powers and signature guarantees are unnecessary unless (a) the Certificate(s) or Valor Warrant(s) is (are) registered in a name other than that of the person surrendering the Certificate(s) or Valor Warrant, or (b) such registered holder completes the Special Payment/Delivery Instructions or requests payment to a name other than the registered holder. In the case of (a) above, any such Certificate(s) or Valor Warrant must be duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

3. Signatures on Letter of Transmittal and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Securities surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the applicable Certificate(s) or Valor Warrant without alteration, enlargement or any change whatsoever. If any of the Securities surrendered hereby is registered in different names on several Certificates or Valor Warrants, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates or Valor Warrants.

If any of the Securities surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal or any Certificate or Valor Warrant or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Holdco of the authority of such person so to act must be submitted.

If this Letter of Transmittal is signed by the registered holder(s) of the Securities listed and surrendered hereby, no endorsements of Certificates or Valor Warrants or separate stock powers are required unless payment is to be issued in the name of a person other than the registered holder(s). Signatures on any such Certificates or Valor Warrants or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Securities evidenced by Certificates or Valor Warrants listed and surrendered hereby, the Certificates or Valor Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificates or Valor Warrants. Signature(s) on any such Certificates or Valor Warrants or stock powers must be guaranteed by an Eligible Institution.

4. Stock Transfer Taxes. The Participating Rights Holder or Founder tendering this Letter of Transmittal shall bear all liability for any transfer taxes applicable to the delivery of payment for surrendered Securities; provided, however, that if any such payment is to be issued to any person(s) other than the registered holder(s) of the surrendered Securities, it shall be a condition of the issuance and delivery of such payment that the amount of any transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Securities shall be delivered to the Exchange Agent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to the Exchange Agent before such payment will be issued.

5. Validity of Surrender, Irregularities. All questions as to validity, form and eligibility of any surrender of Securities hereby will be determined by Holdco (which may delegate power in whole or in part to the Exchange Agent), and such determination shall be final and binding. Holdco reserves the right to waive any irregularities or defects in the surrender of any Securities, and its interpretations of the terms and conditions of the Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

6. Special Payment and Delivery Instructions. Indicate the name and address to which payment for the Securities is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.

7. Requests for Information or Additional Copies. Information and additional copies of this Letter of Transmittal may be obtained from the Exchange Agent by writing to the address on the front of this Letter of Transmittal.

8. Inadequate Space. If the space provided on this Letter of Transmittal is inadequate, the Certificate numbers and number of shares represented thereby should be listed on a separate signed schedule affixed hereto.

9. Letter of Transmittal Required; Surrender of Certificate(s) or Valor Warrants; Lost Certificate(s) or Valor Warrants. You will not receive any consideration for your Securities unless and until you deliver this Letter of Transmittal duly completed and signed, to the Exchange Agent, together with the Certificate(s) representing any Shares or Mitral Interests or Valor Warrants and any required accompanying evidences of authority in form satisfactory to Holdco. If the Certificate(s) or Valor Warrant(s) has (have) been lost or destroyed, such fact should be indicated on the face of this Letter of Transmittal. In such event, the Exchange Agent will forward additional documentation and instructions necessary to be completed in order to effectively surrender the Securities represented by such lost or destroyed Certificate(s) or Valor Warrant. No interest will be paid on amounts due for the Securities.

10. IRS Forms W-9 and W-8. Each Participating Rights Holder or Founder surrendering Securities for payment is required to provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on the attached IRS Form W-9 in accordance with the attached Instructions to IRS Form W-9. Entities that are exempt from information reporting should indicate their exempt status in accordance with the Instructions. Failure to complete and return the form may result in backup withholding under U.S. tax laws on any Merger Consideration payments and may result in a penalty imposed by the Internal Revenue Service. If a Participating Rights Holder or Founder is not a U.S. person (as defined on page 2 of the Instructions to the IRS Form W-9), such Participating Rights Holder or Founder should complete and return an applicable IRS Form W-8 (available at www.irs.gov).

Annex A

Affidavit of Loss

Annex B

Non-Israeli Resident Declaration

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Pursuant to the Holdco Certificate of Incorporation and Bylaws, every director or officer of Holdco shall be indemnified to the fullest extent authorized by the provisions of the DGCL, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators, subject to certain limitations as outlined in the Holdco Bylaws.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

Item 21.	Exhibits and Financial Statement Schedules

(a) The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this proxy/registration statement.

Exhibit Number	Exhibit Description

2.1	Business Combination Agreement, dated September 1, 2015, by and among HeartWare, Valtech, Holdco, U.S. Merger Sub, ISR Merger Sub and Valor Shareholder Representative, LLC (included as Annex A to this proxy statement/prospectus that is a part of this registration statement).

2.2	Form of Shareholder Support Agreements, by and among Holdco, certain officers and directors and holders of shares and other equity interests of Valtech and the Shareholder Representative (included as Annex E to this proxy statement/prospectus that is a part of this registration statement).

3.1	Form of Amended and Restated Certificate of Incorporation of Holdco (included as Annex B to this proxy statement/prospectus that is a part of this registration statement).

3.2	Form of Amended and Restated Bylaws of Holdco (included as Annex B to this proxy statement/prospectus that is a part of this registration statement).

4.1	Form of Warrant between Holdco and holders of shares and other equity interests of Valtech and minority equity interests in Mitraltech (included as Annex D to this proxy statement/prospectus that is a part of this registration statement).

5.1*	Legal Opinion of Latham & Watkins LLP regarding the validity of the Common Stock of Holdco.

8.1*	Form of Legal Opinion of Latham & Watkins LLP, relating to tax matters.

9.1	Form of Stockholders Voting Agreements, by and among Holdco and certain officers and directors and holders of shares and other equity interests of Valtech (included as Annex F to this proxy statement/prospectus that is a part of this registration statement).

21.1	Subsidiaries of Holdco (included in Summary – The Transactions to this proxy statement/prospectus that is a part of this registration statement).

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of HeartWare.

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm of Valtech.

Exhibit Number	Exhibit Description

99.1	Opinion of Canaccord Genuity Inc., financial advisor to HeartWare (included as Annex C to this proxy statement/prospectus that is a part of this registration statement).

99.2	Consent of Canaccord Genuity Inc., financial advisor to HeartWare.

99.3	Form of Proxy Voting Card for HeartWare’s special meeting.

99.4	Form of Letter of Transmittal for Valtech and Mitraltech Shareholders (included as Annex G to this proxy statement/prospectus that is a part of this registration statement).

99.5	Form of Escrow Agreement by and among the Escrow Agent, Holdco and Shareholder Representative (incorporated by reference to Exhibit 99.1 to HeartWare International, Inc.’s Current Report on Form 8-K filed on September 1, 2015).

99.6	Form of Interim Funding Convertible Promissory Note between HeartWare and Valtech (incorporated by reference to Exhibit 99.3 to HeartWare’s Current Report on Form 8-K filed on September 1, 2015).

99.7	Form of HeartWare Termination Note between HeartWare and Valtech (incorporated by reference to Exhibit 99.4 to HeartWare’s Current Report on Form 8-K filed on September 1, 2015).

99.8	Rule 438 Consent of Timothy Barberich

99.9	Rule 438 Consent of Cynthia Feldmann

99.10	Rule 438 Consent of Douglas Godshall

99.11	Rule 438 Consent of Seth Harrison, M.D.

99.12	Rule 438 Consent of Ray Larkin Jr.

99.13	Rule 438 Consent of Robert Stockman

99.14	Rule 438 Consent of Robert Thomas

99.15	Rule 438 Consent of Denis Wade, M.D.

*	To be filed by amendment.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in Framingham, Massachusetts, on November 25, 2015.

HW Global, Inc.

By:	/s/ Douglas Godshall

Name:	Douglas Godshall
Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on November 25, 2015.

Signature	Title

/s/ Douglas Godshall Douglas Godshall	President and Director (Principal Executive Officer)

/s/ Peter McAree Peter McAree	Treasurer and Director (Principal Financial Officer, Principal Accounting Officer)

/s/ Lawrence J. Knopf Lawrence J. Knopf	Secretary and Director

Exhibit Number	Exhibit Description

2.1	Business Combination Agreement, dated September 1, 2015, by and among HeartWare, Valtech, Holdco, U.S. Merger Sub, ISR Merger Sub and Valor Shareholder Representative, LLC (included as Annex A to this proxy statement/prospectus that is a part of this registration statement).

2.2	Form of Shareholder Support Agreements, by and among Holdco, certain officers and directors and holders of shares and other equity interests of Valtech and the Shareholder Representative (included as Annex E to this proxy statement/prospectus that is a part of this registration statement).

3.1	Form of Amended and Restated Certificate of Incorporation of Holdco (included as Annex B to this proxy statement/prospectus that is a part of this registration statement).

3.2	Form of Amended and Restated Bylaws of Holdco (included as Annex B to this proxy statement/prospectus that is a part of this registration statement).

4.1	Form of Warrant between Holdco and holders of shares and other equity interests of Valtech and minority equity interests in Mitraltech (included as Annex D to this proxy statement/prospectus that is a part of this registration statement).

5.1*	Legal Opinion of Latham & Watkins LLP regarding the validity of the Common Stock of Holdco.

8.1*	Form of Legal Opinion of Latham & Watkins LLP, relating to tax matters.

9.1	Form of Stockholders Voting Agreements, by and among Holdco and certain officers and directors and holders of shares and other equity interests of Valtech (included as Annex F to this proxy statement/prospectus that is a part of this registration statement).

21.1	Subsidiaries of Holdco (included in Summary – The Transactions to this proxy statement/prospectus that is a part of this registration statement).

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of HeartWare.

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm of Valtech.

99.1	Opinion of Canaccord Genuity Inc., financial advisor to HeartWare (included as Annex C to this proxy statement/prospectus that is a part of this registration statement).

99.2	Consent of Canaccord Genuity Inc., financial advisor to HeartWare.

99.3	Form of Proxy Voting Card for HeartWare special meeting.

99.4	Form of Letter of Transmittal for Valtech and Mitraltech Shareholders (included as Annex G to this proxy statement/prospectus that is a part of this registration statement).

99.5	Form of Escrow Agreement by and among the Escrow Agent, Holdco and Shareholder Representative (incorporated by reference to Exhibit 99.1 to HeartWare International, Inc.’s Current Report on Form 8-K filed on September 1, 2015).

99.6	Form of Interim Funding Convertible Promissory Note between HeartWare and Valtech (incorporated by reference to Exhibit 99.3 to HeartWare’s Current Report on Form 8-K filed on September 1, 2015).

99.7	Form of HeartWare Termination Note between HeartWare and Valtech (incorporated by reference to Exhibit 99.4 to HeartWare’s Current Report on Form 8-K filed on September 1, 2015).

99.8	Rule 438 Consent of Timothy Barberich

99.9	Rule 438 Consent of Cynthia Feldmann

99.10	Rule 438 Consent of Douglas Godshall

99.11	Rule 438 Consent of Seth Harrison, M.D.

Exhibit Number	Exhibit Description

99.12	Rule 438 Consent of Ray Larkin Jr.

99.13	Rule 438 Consent of Robert Stockman

99.14	Rule 438 Consent of Robert Thomas

99.15	Rule 438 Consent of Denis Wade, M.D.

*	To be filed by amendment.